Form 10-K405, Exhibit 13
period 1996-09-30
MAXIM PHARMACEUTICALS INC
filed 1996-12-27
CIK 1013351

                                     MAXIM
                             PHARMACEUTICALS, INC.










                              1996 Annual Report

                          MAXIM PHARMACEUTICALS, INC.

     Maxim Pharmaceuticals is developing novel therapeutics and vaccines for the prevention and treatment of cancer and infectious diseases.

     The company's lead platform technology, MAXAMINE-TM-, has demonstrated effectiveness in Phase II clinical trials for the treatment of malignant melanoma and of acute myelogenous leukemia. Pivotal trials are planned for these first two indications, and additional clinical trials in other cancer types and in certain infectious diseases.

     The company's second platform technology, MAXVAX-TM-, utilizes a mucosal vaccine carrier/adjuvant system intended to establish a new class of oral and topical vaccines against a broad range of infectious diseases.

                       MAXAMINE COMMERCIALIZATION STATUS

                           Prevalence in                          Initial     Pivotal
        Indication              U.S.      Research  Preclinical  Clinical(s)  Clinical  Market
--------------------------------------------------------------------------------------------------
Malignant Melanoma            130,000    XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX=========
Acute Myelogenous Leukemia     10,000    XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX=========
Renal Cell Carcinoma           70,000    XXXXXXXXXXXXXXXXXXXXXXXX============
Multiple Myeloma               40,000    XXXXXXXXXXXXXXXXXXXXXXXX============
Hepatitis C                  4,000,000   XXXXXXXXXXXXXXXXXXXXXXXX============
Prostate Adenocarcinoma       250,000    XXXXXXXXXXXXXXXXXXXXXXXX============

                                                                     X  Completed
                                                                     =  In-process or planned for 1997

MAXAMINE-TM-, MAXVAX-TM- and the MAXIM logo are trademarks of Maxim Pharmaceutical, Inc.

DEAR SHAREHOLDERS AND ASSOCIATES:

Fiscal 1996 was a landmark year for Maxim Pharmaceuticals -- our first as a public company -- as we made important progress in a number of critical areas. MAXAMINE, our proprietary immunotherapeutic targeted for the treatment of cancer and infectious diseases, emerged with further significant favorable results in human clinical trials. In addition, we advanced the development of MAXVAX, our mucosal vaccine carrier/adjuvant technology for the treatment of infectious diseases.

Another significant achievement during the fiscal year was an initial public offering, which, in combination with earlier private placements, provided more than $25 million in cash to fund current and future operations. This capital enables us to more fully advance our promising clinical trials, research programs and commercialization efforts. Simultaneously, we expanded the depth of our clinical and business expertise, providing Maxim with the resources to consistently build value as -- over time -- we reach our full potential.

CLINICAL MOMENTUM
An article published in the BRITISH JOURNAL OF HEMATOLOGY in March 1996, and updated by Maxim in September 1996, announced results of an ongoing Phase IIb trial of MAXAMINE in acute myelogenous leukemia (AML) patients in Sweden. In the study, MAXAMINE, when coadministered with the cytokine interleukin-2 (IL-2), extended the duration of remission in patients suffering from AML. The Company also announced in October 1996 that MAXAMINE, coadministered with cytokines IL-2 and interferon-alpha (IFN-) significantly improved survival rates in patients with malignant melanoma. This malignant melanoma study, part of an ongoing Phase II human clinical trial, is also being conducted in Sweden. In 1997, the Company plans to commence pivotal studies in the U.S. and Europe.


                                    Insert Picture


                                    Larry G. Stambaugh
                                    Chairman of the Board,
                                    President and Chief Executive Officer

INCREASED MANAGEMENT AND CLINICAL DEPTH
Three key management team members have joined Maxim: Kurt R. Gehlsen, Ph.D., Vice President, Development and Chief Technical Officer, is a seasoned pharmaceutical executive with successful drug and business development background as an researcher at Pharmacia and as former Chief Executive Officer and founder of Trauma Products, Inc. Dale A. Sander, Chief Financial Officer, brings over 15 years of experience in biotech and the medical device industry and in senior management at Ernst & Young. Hal Handley, Jr., Ph.D., Director, Vaccine Research, is an experienced scientist with successful record in the development of key technologies at Hybritech and IDEC Pharmaceuticals.

We also strengthened our Board with the election of G. Steven Burrill and Per-Olof Martensson as directors. Steve, well known to the biotechnology community and pharmaceutical industry, is a founder and the chief executive officer of Burrill & Company. Per-Olof has over 30 years of drug-development and commercialization experience in top management in the pharmaceutical industry, both in the U.S. and Europe.

In November 1996, we added three accomplished physicians to our Clinical Advisory Board in order to provide ongoing clinical guidance to the Company. These included: Paul A. Bunn, Jr., M.D., a highly regarded clinical oncologist with extensive regulatory experience; Bengt Simonsson, M.D., Ph.D., a talented physician and scientist with a special research interest in myelogenous leukemia; and J. Paul Waymack, M.D., Sc.D. a skillful clinician with a broad range of relevant clinical and regulatory experience.

STRATEGIES FOR LONG-TERM SUCCESS
As we move forward prudently, yet determinedly, we have several goals for the upcoming fiscal year. Key among these are the development of one or more corporate collaborations; the initiation of international (including U.S.) pivotal multi-center trials for MAXAMINE; continued rigorous control of our burn rate, and; a strong drive toward our first product launch and revenues.

While we are proud of our achievements to date, relying on the talents of our dedicated employees and collaborators, we will strive to advance our technologies and build further shareholder value in the next year. We thank you, our shareholders, for your continued loyalty, interest and support.

Sincerely,



Larry G. Stambaugh
Chairman and Chief Executive Officer

MAXAMINE-TM- THERAPY FOR CANCER AND INFECTIOUS DISEASES

The Company's proprietary MAXAMINE therapy has demonstrated effectiveness in treating patients with certain advanced-stage cancers in human clinical trials. MAXAMINE, when coadministered with cytokines such as interleukin-2 (IL-2) and interferon-alpha (IFN-a), is intended to boost the ability of the body's immune system to fight cancer and infectious diseases.


   Clinical Studies of MAXAMINE Therapy in
  Acute Myelogenous Leukemia (AML) Patients

                                            Mean Remission Time

CR1Patients:

  Normal Course of Disease           12 months

  Treatment with MAXAMINE & IL-2                                25+months

CR2+Patients:

  Normal Course of Disease            6 months

  Treatment with MAXAMINE & IL-2                                23+months



CANCER - CRITICAL NEED FOR MORE EFFECTIVE THERAPY

In 1985, the American Cancer Society estimated that approximately 1.25 million new cancer cases were diagnosed and that there were approximately 550,000 deaths from the disease in the United States. Traditional methods of treating cancer generally include surgery, radiation therapy and chemotherapy. Despite the successes which have been achieved with these traditional therapies, the high number of cancer-related deaths indicate the need for more efficacious and less toxic therapies.

To be effective, cancer treatment must target not only the primary site and/or tumor, but also tumor cells that have disseminated or metastasized to other sites. In recent years, research has focused on immunotherapy -- capitalizing upon and improving the immune system's innate ability to combat cancer and infectious diseases. Immunotherapy has included the administration of certain biological response modifiers, such as the cytokines, in an attempt to stimulate the response of specific immune cells like natural killer cells (NK-cells). Since the early 1980's, IL-2 and IFN-have been studied for the treatment of certain cancers and other diseases, but the outcomes of human clinical cancer trials with these cytokines have largely been disappointing. For example, only 10-15% of patients with melanoma or renal cell carcinoma treated with IL-2 have realized significant objective regression of tumor burden. Moreover, IL-2 produces severe adverse side-effects at high doses.

MAXAMINE - BOOSTING THE BODY'S IMMUNE SYSTEM

The Company's lead product, MAXAMINE, was designed as a combination therapy to strengthen and assist the activity of cytokines and may provide more effective therapy for treating certain cancers and infectious diseases. The Company's investigators have described an interaction between phagocytes, a white blood cell prevalent in tumors and in bone marrow, and NK-cells which may explain the generally low efficacy rates of cytokines in humans. As illustrated below, specific signals transmitted by phagocytes cause NK-cells to initiate apoptosis (programmed cell death) thereby destroying their cytotoxic (anti-tumor) capability. The administration of cytokines, regardless of the dosage, can not reverse apoptosis.


             Programmed Cell Death of NK-Cells Without MAXAMINE

                          (insert illustration)

     The release of H-subscript 2-O-subscript 2- by phagocytes results in apoptosis (programmed cell death) of NK-cells, thereby destroying their cytotoxic capability and rendering cytokine therapy largely ineffective.


A corresponding discovery, illustrated below, is that H-subscript 2- receptor agonists "block" the phagocyte signal that leads to NK-cell death, thereby allowing the NK-cells to retain cytotoxic (tumor killing) function in the presence of phagocytic cells. The Company's proprietary MAXAMINE therapy is based on the administration of an H-subscript 2- receptor agonist which, when administered in combination with NK-cell-activating cytokines such as IL-2 and IFN-a, has the potential of effectively combating cancer and infectious diseases. The Company owns worldwide exclusive rights to the Maxamine technology.


               MAXAMINE Anti-Tumor and Anti-Infective Technology





                             (insert illustration)



  MAXAMINE, an H-subscript 2- receptor agonist, prevents the release of H-subscript 2-O-subscript 2- thereby allowing a stimulatory cytokine, such as interleukin-2, to more fully activate NK-cell-mediated killing of tumor cells or virally infected cells.


EFFECTIVENESS OF MAXAMINE IN HUMAN CLINICAL TRIALS

PHASE II CLINICAL TRIALS IN MALIGNANT MELANOMA: In Phase II clinical trials conducted in Sweden, fifteen patients with advanced Stage IV metastatic malignant melanoma were treated with a high-dose regimen of IL-2 and IFN-a. Eight of these patients were also given MAXAMINE injections in combination with the cytokines while the other seven served as controls. Mean survival in the patients treated with Maxamine was more than double that of the patients treated only with the cytokines as illustrated below. It is also noteworthy that in the MAXAMINE-treated patients, metastatic lesions significantly responded or disappeared at most or all sites. Even more notable results included two cases with complete resolution of metastatic melanoma in the liver.


Maxamine Therapy in Stage IV Malignant Melanoma Patients
 First Clinical Study -- High-Dose Cytokines

                                                       Mean Survival Time

   Control Group                                  7 months

   Maxamine and high-dose IL-2/IFN-a                                 15 months

A follow-on study was undertaken in Sweden to determine if a lower-dose regimen of the same cytokines (IL-2 and IFN-a) in combination with the same doses of MAXAMINE would retain the level of efficacy seen previously while reducing the toxicity and side effects of the cytokine portion of the treatment. In addition to survival, one of the goals of MAXAMINE therapy is to lower toxicity of immunotherapy and thus, enhance patients' quality of life (lowering the doses of the cytokines reduces, or eliminates, the side effects of these drugs, thereby facilitating tolerance of the therapy and even allowing self-administration of the drugs at home). The mean survival time of patients with advanced
(stage IV) malignant melanoma using conventional treatments is reported to be 7 months. In the ongoing low-dose malignant melanoma study, 11 patients have been evaluated and currently have a mean survival time of 15 months, more than double the rate generally reported for the normal course of the disease and paralleling the high-dose study described above. It is expected that the mean survival time under the low-dose study will ultimately exceed the high-dose study - i.e., the survival time under the low-dose study will continue to increase as some or all of the current patients continue to survive.


        Maxamine Therapy in Stage IV Malignant Melanoma Patients
                Second Clinical Study -- Low-Dose Cytokines

                                                        Mean Survival Time

 Normal course - Conventional Treatment          7 months

 Maxamine and Low-Dose IL-2/IFN-a                                    15 months


PHASE II CLINICAL STUDIES IN ACUTE MYELOGENOUS LEUKEMIA
(AML): In Phase II clinical trials conducted in Sweden, twenty-five patients with AML in first, second or third complete remission (CR) have been enrolled to date in a clinical trial wherein they have been given outpatient therapy with MAXAMINE plus IL-2. Mean remission time for all patients enrolled in the study were significantly improved over the normal course of the disease: CR-1 patients treated with Maxamine plus IL-2 had a mean remission time of 25 months compared to the 12 months generally reported for the normal course of the disease;
patients in their second or greater remission treated with Maxamine plus IL-2 had a mean remission time of 23 months compared to the 6 months generally reported for the normal course of AML.

Over 4,000 injections of MAXAMINE have been administered without an adverse reaction or hospitalization. In all clinical trials, MAXAMINE treatment was well-tolerated, and in the lower-dose studies, the patients were able to treat themselves at home with subcutaneous injections.

COMMERCIAL OPPORTUNITY FOR MAXAMINE

The Company believes that MAXAMINE is a novel and valuable treatment which will combine compelling pharmacoeconomics and disease-management benefits, including:
-   Outpatient administration
-   Improved clinical efficacy
-   Reduced toxicity
-   Lower cost of administration

The success with clinical trials conducted to date, together with the March 29, 1996 announcement by the FDA related to its intentions to speed development and approval of cancer drugs, makes the Company optimistic about the potential of has relatively near-term initial commercialization of MAXAMINE.

The Company's strategy for marketing the MAXAMINE includes the combination of corporate partnering relationships with the Company's direct marketing efforts.

MAXVAX-TM- MUCOSAL VACCINE TECHNOLOGY

MAXVAX is a mucosal vaccine carrier/adjuvant technology in preclinical development for a wide variety of diseases.
MAXVAX enhances the immune response at the mucosal membranes (the linings of the eyes, nose, mouth, respiratory tract, gastrointestinal tract and urogenital tract). Potential indications for MaxVax include adult vaccines for sexually transmitted diseases, major respiratory infections and gastrointestinal tract diseases.

The mucosal membranes represent the body's first line of defense against infections and are the sites where most infectious agents enter the body as highlighted in the following illustration.


              MAXVAX-TM- Mucosal Vaccine Technology
                   Potential Target Pathogens





                             (insert illustration)







The MAXVAX technology is based on the "B" subunit of cholera toxin (CTB). Traditional vaccines are designed to induce systemic immunity. However, these products fail to stimulate mucosal immunity, treating or preventing infection only when the infecting organism has successfully penetrated the blood stream or deep tissues of the body.
CTB is designed to elicit both mucosal and systemic immunity by delivering antigens or genes directly to the mucosal system.

The Company's current strategy for the commercialization of MAXVAX is to develop corporate partnering arrangements with companies possessing antigens and genes which can be effectively coupled with the CTB carrier. The market need for effective vaccine products is highlighted by the broad range of infectious diseases for which no effective vaccines and/or therapies currently exist.

CORPORATE INFORMATION

EXECUTIVE OFFICERS                          CORPORATE HEADQUARTERS
Larry G. Stambaugh                          3099 Science Park Road, Suite 150
CHAIRMAN OF THE BOARD,                      San Diego, California  92121
PRESIDENT AND CHIEF EXECUTIVE OFFICER       619-453-4040

Kurt R. Gehlsen, Ph.D.                      10-K AVAILABILITY
VICE PRESIDENT, DEVELOPMENT AND             A copy of the company's annual
CHIEF TECHNICAL OFFICER                     report to the Securities and
                                            Exchange Commission on Form 10-K
Dale A. Sander                              for the fiscal year ended September
VICE PRESIDENT, FINANCE,                    30, 1996, without exhibits, will be
CHIEF FINANCIAL OFFICER                     made available to any Stockholder
AND CORPORATE SECRETARY                     upon written request to:
                                            Maxim Pharmaceuticals, Inc.
                                            3099 Science Park Road, Suite 150
DIRECTORS                                   San Diego, California  92121
Larry G. Stambaugh
CHAIRMAN OF THE BOARD,                      STOCK LISTING
PRESIDENT AND CHIEF EXECUTIVE OFFICER       The shares of the company's common
                                            stock and redeemable common stock
Colin B. Bier, Ph.D.                        purchase warrants are traded on the
MANAGING DIRECTOR                           American Stock Exchange under the
ABA BIORESEARCH                             symbols "MMP" and "MMP.WS,"
                                            respectively.
G. Steven Burrill
CHIEF EXECUTIVE OFFICER                     TRANSFER AGENT
BURRILL & COMPANY                           American Stock Transfer & Trust
                                            Company
Per-Olof Martensson                         40 Wall Street
PRINCIPAL                                   New York, New York 10005
POM ADVISORY SERVICES AB
                                            CORPORATE COUNSEL
F. Duwaine Townsen                          Cooley Godward LLP
MANAGING PARTNER                            4365 Executive Drive, Suite 1200
VENTANA GROWTH FUNDS                        San Diego, California 92121

                                            INDEPENDENT AUDITORS
                                            KMPG Peat Marwick LLP
                                            750 B Street, Suite 3000
                                            San Diego, California  92101





THIS ANNUAL REPORT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS" AND ELSEWHERE IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE UNCERTAINTIES ASSOCIATED WITH PRODUCT DEVELOPMENT, THE RISK THAT PRODUCTS THAT APPEARED PROMISING IN EARLY CLINICAL TRIALS DO NOT DEMONSTRATE EFFICACY IN LARGER-SCALE CLINICAL TRIALS, THE RISK THAT CLINICAL TRIALS WILL NOT COMMENCE WHEN PLANNED, THE RISK THAT THE COMPANY WILL NOT BE ABLE TO COMPLETE CORPORATE COLLABORATIONS AND SPECIFICALLY THE FOLLOWING RISK FACTORS:
NO ASSURANCE OF REGULATORY APPROVAL, AND; NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT.

                                     MAXIM
                             PHARMACEUTICALS, INC.





                      FINANCIAL STATEMENTS FOR YEARS ENDED
                       SEPTEMBER 30, 1996, 1995 AND 1994




              (To be inserted in inside back cover of Annual Report)

SELECTED CONSOLIDATED FINANCIAL DATA

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)

                                                                                                 From inception
                                                                                                (October 23,1989)
                                                                                                     through
                                                             Year ended September 30               September 30
                                            -----------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)      1996        1995        1994       1993       1992        1996
-------------------------------------------------------------------------------------------------------------
Research grant revenue                      $     -      $    -      $    -     $    -     $    8     $ 2,946
Research and development expenses             1,609         985         999      3,416      1,794      10,001
General and administrative expenses           1,355       1,117       1,023        627        124       7,588
Net loss                                       (833)     (2,790)     (2,433)    (4,239)    (2,445)    (13,937)
Net loss per share of common  stock           (0.20)      (0.87)      (0.82)     (1.48)     (0.88)

                                                                As of September 30
                                            -----------------------------------------------------
                                              1996        1995        1994       1993       1992
                                            -----------------------------------------------------
Cash, cash equivalents and investments      $19,144      $  513      $  119     $  335     $   74
Total assets                                 21,255       2,454       1,878      2,688        428
Long-term liabilities                             -         247         287      7,395      1,777
Stockholders equity (deficit)                20,124      (3,644)      2,513      6,568      1,177
-------------------------------------------------------------------------------------------------



INDEX
BALANCE SHEETS.................................................1
STATEMENTS OF OPERATIONS.......................................2
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)...................3
STATEMENTS OF CASH FLOW........................................4
NOTES TO FINANCIAL STATEMENTS..................................5
AUDITORS' REPORT..............................................13
MANAGEMENT'S DISCUSSION AND ANALYSIS..........................14
MARKET FOR COMMON STOCK.......................................16

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)


                                                          As of September 30
                                                     ---------------------------
                                                         1996            1995
                                                     -----------      ----------
ASSETS
Current assets:
 Cash and cash equivalents                           $  4,070,089       $512,928
 Short-term investments in marketable securities       12,563,622              -
 Accrued interest and other current assets                709,285         13,676
                                                     ------------   ------------
   Total current assets                                17,342,996        526,604

Investments in marketable securities                    2,510,366              -
Patents and licenses, net                               1,367,235      1,619,591
Property and equipment, net                                31,037        142,292
Receivable from related party                                   -        147,803
Other assets                                                3,397         17,611
                                                     ------------   ------------
   Total assets                                      $ 21,255,031   $  2,453,901
                                                     ------------   ------------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable                                    $    405,760   $    335,556
 Accrued expenses                                         478,623        349,204
 Current portion of long-term debt                        247,000        353,000
 Notes payable to bank                                          -      2,250,000
 Note payable to stockholder                                    -        250,000
 Note payable to Swedish governmental agency                    -      2,312,853
                                                     ------------   ------------
   Total current liabilities                            1,131,383      5,850,613

Long-term debt, less current portion                            -        247,000

Commitments and contingencies - Note 9

Stockholders' equity (deficit)
 Preferred stock, $.001 par value, 5,000,000 shares
  authorized, 250,000 shares issued and outstanding
  at September 30, 1995                                         -            250
 Common stock, $.001 par value, 20,000,000 shares
  authorized, 6,671,237 and 2,082,821 shares issued
  and outstanding at September 30, 1996 and                 6,672          2,083
  1995, respectively
 Additional paid-in capital                            34,172,618      9,768,370
 Deficit accumulated during the development stage     (13,936,903)   (13,103,415)
 Deferred compensation                                   (118,739)             -
 Common stock subscriptions receivable                          -       (311,000)
                                                     ------------   ------------
  Total stockholders' equity (deficit)                 20,123,648     (3,643,712)
                                                     ------------   ------------
   Total liabilities and stockholders'
    equity (deficit)                                 $ 21,255,031   $  2,453,901
                                                     ------------   ------------
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       1

CONSOLIDATED STATEMENTS OF OPERATIONS

Maxim Pharmaceuticals, Inc. (A Development Stage Company)

                                                                              From Inception
                                                                            (October 23, 1989)
                                           Year Ended September 30                Through
                                  -----------------------------------------    September 30,
                                      1996           1995         1994             1996
                                  ------------- ------------- -------------  -----------------
Operating expenses:
 Research and development            $1,608,931   $  984,778   $  999,439       $ 10,001,258
 General and administrative           1,355,197    1,116,714    1,023,256          7,587,807
                                     ----------   ----------   ----------       ------------
  Total operating expenses            2,964,128    2,101,492    2,022,695         17,589,065

Other income (expense):
 Gain on sale of subsidiary           2,288,474            -            -          2,288,474
 Investment income                      259,625        5,590        8,712            287,730
 Interest expense                      (197,028)    (486,671)    (688,568         (1,903,809)
 Foreign exchange gain (loss)           (95,217)    (208,520)     (75,036             23,426
 Other income (expense)                (125,214)         971       (4,158           (125,214)
 Research grant revenue                       -            -            -          2,946,001
                                     ----------   ----------   ----------       ------------
  Total other income (expense)        2,130,640     (688,630)    (759,050          3,516,608
                                     ----------   ----------   ----------       ------------
Loss from continuing operations        (833,488)  (2,790,122)  (2,781,745        (14,072,457)

Discontinued operations:
 Loss from operations of
  discontinued diagnostic division            -            -     (134,040           (347,608)
 Gain on sale of diagnostic division          -            -      483,162            483,162
                                     ----------   ----------   ----------       ------------
Net loss                             $ (833,488) $(2,790,122) $(2,432,623)      $(13,936,903)
                                     ----------   ----------   ----------       ------------

Loss from continuing operations
 per share of common stock           $    (0.20) $     (0.87) $     (0.94)
                                     ----------   ----------   ----------
Net loss per share of common stock   $    (0.20) $     (0.87) $     (0.82)
                                     ----------   ----------   ----------
Weighted average shares outstanding   4,074,961    3,209,469    2,961,004
                                     ----------   ----------   ----------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)

                                                                                                           Subscription
                                             Preferred Stock     Common Stock    Additional                 Receivable/
                                            ----------------   ----------------   Paid-In    Accumulated     Deferred
                                            Shares     Amount  Shares  Amount     Capital      Deficit     Compensation  Total
                                            ------     ------  ------  ------   ----------   -----------  -------------   -----
Balance at October 23, 1989 (inception)          -   $    -         -  $     -  $        -            -  $          -   $         -
Issuance of common stock at $.001                -        -     1,000    8,029           -            -             -         8,029
Net income                                       -        -         -        -           -           44             -            44
                                           -------   ------ ---------   ------  ----------  -----------  ------------   -----------
Balance at December 31, 1989                     -        -     1,000    8,029           -           44             -         8,073
Net income                                       -        -         -        -           -          751             -           751
                                           -------   ------ ---------   ------  ----------  -----------  ------------   -----------
Balance at December 31, 1990                     -        -     1,000    8,029           -          795             -         8,824
Net income                                       -        -         -        -           -          272             -           272
                                           -------   ------ ---------   ------  ----------  -----------  ------------   -----------
Balance at December 31, 1991                     -        -     1,000    8,029           -        1,067             -         9,096
Additional funding                               -        -        42        -   1,259,249            -             -     1,259,249
Net loss                                         -       -         -         -           -   (2,445,184)            -    (2,445,184)
                                           -------  ------ ---------    ------  ----------  -----------  ------------    ----------
Balance at December 31, 1992                     -       -     1,042     8,029   1,259,249   (2,444,117)            -    (1,170,839)
Net effect of reorganization and
 issuance of common stock to account
 for reverse acquisition                         -       -   173,977     (7,854)     53,009   (1,197,822)            -   (1,152,887)
Net loss                                         -       -         -          -           -   (4,238,731)            -   (4,238,731)
                                           -------  ------ ---------     ------  ----------  -----------  ------------   ----------
Balance at September 30, 1993                    -       -   175,019        175   1,312,258   (7,880,670)            -   (6,568,237)
Issuance of common stock at $60 per share
 for consulting and professional services        -       -     1,098          1      65,999            -             -       66,000
Issuance of Series A preferred stock
 for cash at $3.00 per share               250,000     250         -          -     487,250            -             -      487,250
Issuance of common stock to convert
 bridge debt financing at prices from
 $52.50 to $75 per share                         -       -   112,440         113   5,933,894            -            -    5,934,007
Net loss                                         -       -         -           -           -   (2,432,825)           -   (2,432,623)
                                           -------  ------ ---------      ------  ----------  -----------  -----------   ----------
Balance at September 30, 1994              250,000     250   288,557         289   7,799,401  (10,313,383)           -   (2,513,353)
Issuance of common stock at $3.00 per
 share upon conversion of debt                   -       -   553,254         553   1,659,210            -            -    1,859,763
Issuance of common stock pursuant to
 anti-dilutive provisions in previous
 bridge debt financing                          -        - 1,137,343       1,137      (1,137)           -            -            -
Issuance of common stock at $3.00 per
 share for subscription receivable              -        -   103,667         104     310,896            -     (311,000)           -
Net loss                                        -        -         -           -           -   (2,790,122)           -   (2,780,122)
                                          -------   ------ ---------      ------  ----------  -----------  -----------  -----------
Balance at September 30, 1995             250,000      250  2,082,821      2,083   9,768,370  (13,103,416)    (311,000)  (3,643,712)
Issuance of common stock at $3.00 per
 share in exchange for repayment of
 note payable to bank                           -        -    744,646        745   2,249,255            -            -    2,250,000
Receipt of subscription receivable              -        -          -          -           -            -      311,000      311,000
Issuance of common stock and warrants
 at $3.75 per unit for cash                     -        -    465,504        465   1,740,033            -            -    1,740,498
Issuance of common stock at $4.50 per
 share for cash                                 -        -    400,000        400   1,799,600            -            -    1,800,000
Exercise of common stock options                -        -        400          1       2,999            -            -        3,000
Issuance of common stock at $7.50 per
 share and warrants at $.10 per warrant
 in initial public offering                     -        -  2,875,000      2,875  18,217,215            -            -   18,220,090
Conversion of preferred stock to
 common stock                            (250,000)    (250)   102,866        103         147            -            -            -
Options granted to employees                    -        -          -          -     394,999            -     (163,124)     231,875
Amortization of deferred compensation           -        -          -          -           -            -       44,385       44,385
Net loss                                        -        -          -          -           -     (833,488)           -     (833,488)
                                          -------   ------ ---------      ------  ----------  -----------  -----------  -----------
Balance at September 30, 1996            $      -   $    - $6,671,237    $ 6,672 $34,172,618  (13,938,903)   $(118,739) $20,129,648
                                          -------   ------ ---------      ------  ----------  -----------  -----------  -----------
                                          -------   ------ ---------      ------  ----------  -----------  -----------  -----------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOW

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)


                                                                                                            From Inception
                                                                                                          (October 23, 1989)
                                                                      Year Ended September 30                   Through
                                                             -------------------------------------------     September 30,
                                                                 1996           1995           1994               1996
                                                             -----------     ------------   -----------   ------------------
OPERATING ACTIVITIES:
Net loss                                                     $ (833,488)     $(2,790,122)   $(2,432,623)      $(13,936,903)
Adjustments to reconcile net loss to net
 cash used for operating activities:
  Depreciation and amortization                                 128,719           53,581         42,916            781,144
  Stock options issued as compensation                          276,260                -              -            276,260
  Gain on sale of subsidiary                                 (2,288,474)               -              -         (2,288,474)
  Loss on write-off of patents                                  189,068                -              -            189,068
  Loss on disposal of property and equipment                    128,248                -              -            128,248
  Loss on write-off of receivable from related party            147,803                -              -            147,803
  Other                                                          27,032                -              -             27,032
  Write-off of obsolete inventory                                     -           24,669              -             24,669
  Gain on sale of diagnostic division                                 -                -       (483,162)          (483,162)
  Loss on write-off of purchased
   research and development                                           -                -              -          2,646,166
  Cumulative effect of reorganization                                 -                -              -          1,152,667
  Changes in operating assets and liabilities:
    Accrued interest and other current assets                  (695,609)           1,779         68,800           (709,285)
    Other assets                                                 14,214           46,966         37,944           (151,200)
    Accounts payable                                             70,204           42,089       (281,559)           405,760
    Accrued expenses                                            150,629           17,105       (263,504)           499,833
                                                            -----------       ----------     ----------        -----------
      Net cash used in operating activities                  (2,685,394)      (2,603,933)    (3,311,188)       (11,290,374)

INVESTING ACTIVITIES:
Purchases of marketable securities                          (15,073,988)               -              -        (15,073,988)
Additions to patents                                           (213,196)        (274,901)      (473,401)        (1,842,787)
Purchases of property and equipment                             (23,524)               -              -           (808,241)
Cash acquired in acquisition of business                              -                -              -            985,356
Proceeds from sale of diagnostic division                             -                -        496,555            496,555
                                                            -----------       ----------     ----------        -----------
    Net cash used in investing activities                   (15,310,708)        (274,901)        23,154         (16,243,105)

FINANCING ACTIVITIES:
Payments on notes payable and long-term debt                 (2,603,000)               -              -          (2,770,505)
Payments on notes payable to related parties                   (250,000)      (1,079,885)             -          (1,329,885)
Proceeds from issuance of notes payable
 and long-term debt                                              81,675        3,427,992      1,588,178           4,576,423
Proceeds from issuance of notes payable
 to related parties                                                   -          925,000        930,000           4,982,169
Net proceeds from issuance of common stock
 and warrants                                                24,324,588                -         66,000          25,657,866
Net proceeds from issuance of preferred stock                         -                -        487,500             487,500
                                                            -----------       ----------     ----------        -----------
    Net cash provided by investing activities                21,553,263        3,273,107      3,071,678         31,603,568
                                                            -----------       ----------     ----------        -----------
Net increase (decrease) in cash                               3,557,161          394,273       (216,356)         4,070,089
                                                            -----------       ----------     ----------        -----------
Cash and cash equivalents at beginning of period                512,928          118,655        335,011                  -
                                                            -----------       ----------     ----------        -----------
Cash and cash equivalents at end of period                  $ 4,070,089       $  512,928     $  118,655        $ 4,070,089
                                                            -----------       ----------     ----------        -----------
                                                            -----------       ----------     ----------        -----------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)


1.       NATURE OF OPERATIONS AND BASIS FOR PRESENTATION

Maxim Pharmaceuticals, Inc. (the "Company") was incorporated in Delaware in 1954 under the name "Wilco Oil & Minerals, Corp." and has existed under various names since then. From 1987 to 1993, the Company operated as a medical diagnostics products company under the name "General Biometrics, Inc." In 1993, the Company merged with Syntello Vaccine Development AB ("SVD"), a Swedish biopharmaceutical company, in an exchange of stock accounted for as a reverse acquisition. Upon completion of the reverse acquisition the Company changed its name to "Syntello, Inc." and commenced its operations as a biopharmaceutical company. The Company sold its medical diagnostic division in 1994 and sold SVD in July 1996 as described in Note
12. Since December 1995 the Company has operated under the name "Maxim Pharmaceuticals, Inc." The consolidated statements of operations' inception-to-date information reflects the cumulative operations of SVD from the date of its inception (October 23, 1989). The consolidated statement of stockholders' equity (deficit) for the periods from inception to the date of the 1993 reverse acquisition reflects the equity activity of SVD.

The Company has devoted substantially all of its efforts to research and development of proprietary technologies targeting the prevention and treatment of cancer and infectious diseases. To date, the Company has conducted the majority of its research and development in university laboratories and at clinical sites through consulting arrangements with its collaborative scientists; a significant portion of such work has been performed in Sweden. Oversight and coordination of these programs has been managed by the Company's personnel from its administrative offices located in San Diego, California.

The Company expects to incur losses as it expands its research and development activity and sponsorship of clinical trials. The future success of the Company is likely to be dependent on its ability to obtain additional capital to develop and commercialize its proposed products and, ultimately, upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DEVELOPMENT STAGE - The Company has not earned significant revenues from planned principal operations. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7 ("FAS 7"). Among the disclosures required by FAS 7 are that the Company's financial statements be identified as those of a development stage company, and that the consolidated statements of operations, stockholders' equity (deficit) and cash flows disclose activity since the date of the Company's inception.

CONCENTRATION OF CREDIT RISK - The Company invests its excess cash in U.S. government securities and other highly liquid debt instruments of financial institutions and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities to maintain safely an adequate level of liquidity.

CASH EQUIVALENTS AND INVESTMENTS - The Company has classified all investments as held-to-maturity securities. Investments are carried at cost, which approximates market. The Investments mature at various dates through March 1998. Investments with original maturities of less than 90 days are considered cash equivalents, and all other investments which mature within one year are classified as short-term investments.

PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, generally five years.

PATENTS AND LICENSES - The Company capitalizes certain legal costs and acquisition costs related to patents and licenses. Accumulated costs are amortized over the lesser of the legal lives or the estimated economic lives of the proprietary rights, generally seven to ten years, using the straight-line method and commencing at the time the patents are issued or the license is acquired. Capitalized costs are written off to expense at the time the underlying proprietary rights are deemed to have no continuing value.

CAPITAL STOCK - On January 5, 1996, the Company effected a 1-for-2000 reverse stock split and changed the par value of the common stock from $.0001 per share to $.001 per share and changed the par value of the preferred stock from $.01 per share to $.001 per share.

On May 9, 1996, the Company effected a 100-for-1 stock split. On July 10, 1996, upon the effective date of its initial public offering (Note 7), the Company effected a 2-for-3 reverse stock split of its common stock. All common and preferred stock share amounts, par values and the additional paid-in capital amounts have been restated to reflect the above transactions.

LOSS PER SHARE OF COMMON STOCK - Loss per share of common stock is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, for periods preceding the effective date of the initial public offering all common and common equivalent shares issued during the twelve-month period prior to the effective date have been included in the calculation as if they were outstanding for all such periods, using the treasury stock method and the public offering price of common stock. For periods subsequent to the initial public offering, common stock equivalents have not been included as they are antidilutive.

FOREIGN CURRENCY TRANSLATION - The Company accounts for translation of foreign currency in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation." During the periods in which the Company owned SVD, the U.S. dollar was considered the functional currency of this Swedish subsidiary. Monetary assets and liabilities were translated using the exchange rate in effect at the balance sheet date, and non-monetary assets and liabilities were translated at historical rates. Revenue and expense accounts were translated at the average rates in effect during the year. All translation adjustments and transaction gains and losses were recognized in operations as other income or expense.

FAIR VALUE OF FINANCIAL INSTRUMENTS - Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that fair values be disclosed for the Company's financial instruments. The carrying amount of cash and cash equivalents, accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments. The carrying amount of the notes payable and long-term debt are reasonable estimates of fair value as the loans bear interest based on market rates currently available for debt with similar terms.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates.

RECLASSIFICATIONS - Certain amounts in the prior years' financial statements have been reclassified to conform with current year classifications.

3.       PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                         September 30
                                                     1996             1995
                                                     ----             ----
         Furniture, fixtures and equipment         $56,187         $ 32,661
         Laboratory equipment                            -          689,517
                                                     ----           -------
                                                   56,187           722,178
         Less accumulated depreciation            (25,150)         (579,886)
                                                  --------         --------
                                                  $31,037          $142,292
                                                  --------         --------
                                                  --------         --------

During the year ended September 30, 1996, the Company transferred laboratory equipment with a net book value of $128,248 to a former Swedish collaborating scientist and former director of the Company.

4.       SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                   From Inception
                                            Year Ended September 30                   Through
                                     -----------------------------------
                                     1996             1995          1994         September 30,1996
                                     ----             ----          ----         ------------------
Noncash investing and
  financing activities:
    Issuance of common stock
       to convert debt              $   -         $1,659,763       $5,934,007    $7,593,770


  Sale of subsidiary:
    Net patents sold                 154,296               -                -          154,296
    Other liabilities transferred   (121,210)              -                -         (121,210)
    Note payable transferred      (2,421,560)              -                -       (2,421,560)
    Other accruals                   100,000               -                -          100,000
 Acquisition of subsidiary:
    Assets acquired                     -                  -                -        4,917,359
    Liabilities assumed                 -                  -                -       (5,911,481)
    Net equity effect of acquisition    -                  -                -         (994,122)
Supplemental disclosure of cash
  flow information:
     Cash paid for interest          341,126         202,627          266,819        1,393,124


5.       ACCRUED EXPENSES

Accrued expenses consist of the following:
                                                        September 30
                                                    1996            1995
                                                    ----            ----
         Professional fees                       $201,179         $      -
         Collaborator fees                        100,000                -
         Compensation                              79,868          137,498
         Interest                                   5,605          149,703
         Other                                     91,971           62,003
                                                 --------         --------
                                                 $478,623         $349,204
                                                 --------         --------
                                                 --------         --------

6.       NOTES PAYABLE AND LONG-TERM DEBT

NOTES PAYABLE - In 1991 the Company's subsidiary, SVD, arranged a Swedish Industrial Fund loan from the Swedish government for the purpose of funding research and development. In connection with the loan, the Swedish government acquired a security interest in certain technology rights of SVD, such security interest to remain in place until repayment of the loan. Certain stockholders of the Company pledged as collateral to the Swedish Industrial Fund loan a portion of their personal equity interest in the Company. The interest rate on the loan was based on the Swedish discount rate plus 5%. The Swedish Industrial Fund loan became due December 31, 1994 and was in default at the time that the Company sold SVD in July 1996. As a result of the sale of SVD, described in Note 12, the Company has no remaining liability or obligation in connection with the loan.

In August 1994, the Company obtained a bank line of credit in the amount of $2,000,000, bearing interest at 6.9% and maturing February 25, 1996. In May 1995, the Company obtained a second bank line of credit, in the amount of $250,000 bearing interest at 6.9% and maturing December 31, 1995. These bank lines of credit were secured by $2,250,000 of certificates of deposit pledged by certain stockholders of the Company. On December 7, 1995, the certificates of deposit were assigned to the Company in exchange for the issuance of common stock at a rate of $3.00 per share; the proceeds of these certificates of deposit were used to pay off the bank lines of credit.

In March 1995, the Company issued a demand promissory note to a stockholder in the amount of $250,000 bearing interest at prime plus 2%. This note was secured by all the tangible and intangible assets of the Company. The note and accrued interest of $39,056 were repaid on September 19, 1996.

LONG-TERM DEBT - Long-term debt consists of the following:

                                                           September 30
                                                      1996               1995
                                                      ----               ----
       Note payable with interest at prime plus 2%
        per annum, secured by a priority interest
        in certain technology and rights             $247,000         $600,000
       Less current portion                          (247,000)        (353,000)
                                                      -------          -------
                                                     $      -         $247,000
                                                      -------          -------
                                                      -------          -------

In July 1993, the Company issued the above note payable to a company, owned in part by a former collaborating scientist and former director of the Company, for $600,000 in partial consideration for certain worldwide exclusive rights related to its cancer technology as described in Note 10. The note was originally due December 31, 1995. In December 1995 the Company and the note holder entered into an agreement to extend the term of the note; under the amended terms, the Company made payments of principal aggregating $353,000 during the year ended September 30, 1996, and the remaining $247,000 is payable on June 30, 1997.

7.       STOCKHOLDERS' EQUITY

JULY 1996 INITIAL PUBLIC OFFERING - During July 1996 the Company completed an initial public offering in which it sold 2,875,000 shares of common stock and 2,875,000 detachable warrants to purchase common stock ("Redeemable Warrants"). The Company received net proceeds of $18,220,090 after underwriting discounts and other issuance costs of $3,629,910.

STOCK OPTIONS - In 1993, the Company established a stock option plan (the "1993 Plan") under which incentive and nonqualified stock options have been granted to key employees, directors and consultants of the Company. Under the 1993 Plan, options may be granted to purchase up to 800,000 shares of common stock; options that are granted generally vest over five years and have a maximum term of ten years. Option activity for the fiscal years ended September 30, 1994, 1995 and 1996 was as follows:

                                                   Number     Exercise Price
                                                 of Shares      Per Share
                                                 ---------      ---------
         Outstanding September 30, 1993             12,754         $60.00
             Granted                                33,533          $7.50
             Exercised                                   -            -
             Canceled                              (12,220)     $7.50 - $60.00
                                                 ---------
         Outstanding September 30, 1994             34,067      $7.50 - $60.00
             Granted                                 3,333          $7.50
             Exercised                                   -           -
         Canceled                                     (533)        $60.00
                                                 ---------
         Outstanding September 30, 1995             36,867          $7.50
             Granted                               527,334          $3.75
             Exercised                                (400)         $7.50
             Canceled                              (53,134)     $3.75 - $7.50
                                                 ---------
         Outstanding September 30, 1996            510,667          $3.75
                                                 ---------
                                                 ---------

At September 30, 1996, options for 314,132 shares of common stock are exercisable and the remaining 196,535 become exercisable at various dates through September 30, 2000. Each of the options expire May 2, 2003.

In May 1996, the Company issued options to purchase 526,665 shares of common stock under the 1993 Plan at an exercise price of $3.75 per share to members of management, directors and consultants. Concurrently, the Company also canceled previously issued options held by certain of these persons. Of the options issued, 305,833 were immediately exercisable with the remaining options vesting over a period of two to five years. In accordance with Accounting Principles Board Opinion No. 25, as a result of the issuance the Company expects to record compensation expense of approximately $395,000 over the vesting period of the options. Such compensation expense recorded during the fiscal year ended September 30, 1996 totaled $276,260.

WARRANTS - At September 30, 1996, warrants to purchase 3,707,642 shares of the Company's common stock at a weighted average exercise price of $9.73 per share are outstanding, of which warrants to purchase 672,584 shares are exercisable.

Included in the above total warrants outstanding are 2,875,000 Redeemable Warrants issued in connection with the aforementioned initial public offering. Each Redeemable Warrant allows the holder thereof to purchase one share of common stock at an exercise price of $10.50. The Redeemable Warrants may be exercised at any time during the period commencing July 10, 1997 and terminating July 10, 2001. Commencing January 10, 1998, the Company may redeem the Class A Warrants at $0.01 per warrant upon 30 days prior written notice to the holders if the average closing bid price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In connection with the initial public offering the Company also issued warrants to the underwriter under which the underwriter may purchase up to

250,000 shares of common stock at a price of $9.00 per share and up to 250,000 Redeemable Warrants at a price of $0.12 per Redeemable Warrant.

The Company has also issued warrants to purchase common stock to certain consultants of the Company and in connection with private placements of equity securities. These warrants generally have terms ranging from five to seven years, and some include vesting provisions. Such warrants to purchase 332,642 shares of the Company's common stock at an exercise price of $3.00 per share were outstanding at September 30, 1996, of which warrants to purchase 172,584 shares were exercisable.

8.       INCOME TAXES

The Company has deferred income taxes which have been fully reserved as follows:

                                                           September 30
                                                      1996              1995
                                                      ----              ----
         Deferred tax assets:
            Net operating loss carryforwards       $7,434,000        $5,526,000
            General business credit carryforwards     276,000           284,000
            Other                                      87,000            24,000
                                                    ---------         ---------
                    Total net deferred tax assets   7,797,000         5,834,000
         Valuation allowance for deferred tax
                                          assets   (7,797,000)       (5,834,000)
                                                    ---------         ---------
                    Net deferred tax assets        $        0        $        0
                                                    ---------         ---------
                                                    ---------         ---------

At September 30, 1996, the Company has federal and California tax net operating loss carryforwards of approximately $21,865,000 and $4,375,000, respectively. The federal tax loss carryforwards will begin expiring in 2000 unless previously utilized. The California tax loss carryforwards will begin expiring in 1997.

As a result of the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of the Company's tax net operating loss carryforwards and tax credit carryforwards are subject to an annual limitation in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future taxable income.

9. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS - The Company leases an office facility under a non-cancelable operating lease agreement that expires in July 1997. In November 1996 the Company entered into a five-year operating lease commencing December 1996 for laboratory and administrative office facilities. Future minimum lease commitments approximate the following:

         Year Ended
        September 30
        ------------
         1997                          $  326,000
         1998                             374,000
         1999                             385,000
         2000                             397,000
         2001                             409,000
         Thereafter                        69,000
                                       ----------
                                       $1,960,000
                                       ----------
                                       ----------

Total rent expense for the fiscal years ended September 30, 1996, 1995 and 1994 was $87,456, $78,449 and $180,090, respectively.

CONTINGENCY - In April 1996, the Company received a demand letter from an attorney representing the former President and Chief Operating Officer and Chief Financial Officer of the Company (the "Former Employees"). In the letter, the Former Employees made claims for certain specified and unspecified damages in contract and in tort arising out of the termination of the Former Employees' employment with the Company. The aggregate amount of economic damages claimed by the Former Employees exceeds $400,000. In addition, the Former Employees asserted possible punitive damages and damages based on emotional distress. The Former Employees also claimed the right to vested options of the Company's common stock, which options have subsequently terminated. Although the Company intends to contest such claims vigorously, there can be no assurances as to the eventual outcome of such claims or their effect on the Company's financial condition and results of operations. In addition, an adverse determination in any litigation arising from these claims or the settlement of such claims could have a material adverse effect on the Company, its financial condition and its results of operations. The Company has not received further communication from the Former Employees regarding their claims since April 1996.

10. LICENSES AND COLLABORATIVE AGREEMENTS

The Company's strategy for development of its technologies involves the licensing of technologies and the establishment of collaborative relationships with university, governmental and other entities. Material licensing and collaborative agreements are described below.

In 1993, the Company entered into a technology transfer agreement with Estero Anstalt, a Swedish corporation, pursuant to which the Company purchased the core intellectual property and patent rights related to its MAXAMINE-TM-cancer and infectious disease immunotherapy technology. The total purchase price under the agreement was $700,000, of which $600,000 was paid pursuant to a promissory note issued by the Company and secured by the MAXAMINE technology as described in Note 6 above. At September 30, 1996, $247,000 remains payable under the note and is due June 30, 1997. The technology transfer agreement also requires that the Company pay certain royalty obligations to Drs. Kristoffer Hellstrand and Svante Hermodsson, the two inventors of the technology.

In 1993, the Company entered into an agreement with Vitec AB and SBL Vaccin AB ("SBL"), pursuant to which the Company obtained an exclusive, worldwide license to technology, including two patent applications, related to use of the MAXVAX-TM- vaccine technology for the treatment of Chlamydia. Under the agreement, the Company is required to use its best efforts to engage SBL to manufacture any products which result from the application of the licensed technology. The Company has made payments of $150,000 to Vitec AB under this agreement, and has agreed to make royalty payments on the net sales of products using the licensed technology and to make additional license and milestone payments to Vitec AB upon the execution of any sublicenses.

In 1994, the Company entered into a second license agreement with Vitec AB and SBL for an exclusive, worldwide license to technology rights related to the MAXVAX technology for all infectious diseases with the exception of (i) Chlamydia (governed by the agreement discussed above), (ii) HIV (governed by a sublicense agreement held by the Company as described below) and (iii) cholera and travelers' diarrhea. Under the agreement, the Company has agreed to use its best efforts to engage SBL to manufacture any products which result from the application of licensed technology, and both Vitec AB and the Company shall receive a percentage of any profits that SBL derives from manufacturing such products. The Company paid an initial license fee of $100,000 under the agreement, and has agreed to make a minimum milestone payment of $400,000 by December 31, 1996 to extend the exclusivity on the license. If the Company fails to make the minimum milestone payment by such date, the Company's rights to the technology shall convert to a non-exclusive license; if the Company fails to make the minimum payment by December 31, 1998, the licensors shall have the right to terminate the agreement. The agreement also requires the Company to make royalty payments based on net sales of products which utilize the licensed technology.

In 1995, the Company entered into a license agreement with Drs. Jan Holmgren and Cecil Czerkinsky, inventors of the core technology underlying MAXVAX (the "CTB" technology), and their affiliated companies, Duotol AB and Triotol AB, for an exclusive, worldwide license to patent applications and related technology rights with respect to the therapeutic and anti-inflammatory properties of CTB. Under the agreement, the Company has agreed to make royalty payments based on net sales of certain products which utilize the licensed technology for the treatment of infectious diseases. Triotol AB has agreed to make royalty payments to the Company based on net sales of certain other products which utilize the licensed products for the treatment of certain autoimmune diseases. Duotol AB may terminate the agreement upon a material breach by the Company and the agreement will terminate automatically if the Company is liquidated.

11. RELATED PARTY TRANSACTIONS

In February 1996, the Company entered into an agreement with a business consulting firm to provide strategic planning and advisory services for $10,000 per month for three years, and warrants to purchase up to 173,333 shares of common stock at an exercise price of $3.00 per share vesting over 36 months. In April 1996, the chief executive officer of this firm was elected as a director of the Company. The Company made payments totaling $80,000 in connection with the consulting agreement during the year ended September 30, 1996.

As described in Note 6, in September 1996 the Company repaid a $250,000 note payable, and paid interest in the amount of 39,056, to a shareholder of the Company.

As described in Note 12, in July 1996 the Company sold its ownership interest in a subsidiary to a former director and shareholder of the Company for $1.00, and recorded a gain on the disposal of $2,288,474. As described in
Note 3, during the year ended September 30, 1996 the Company transferred laboratory equipment with a net book value of $128,248 to this former director.

As part of its program of research and development, the Company has retained certain Swedish scientists and other consultants to consult with the Company and perform research and development services. Certain of these consultants were considered related parties as they were holders of the Company's common stock (or warrants, or options, to purchase common stock), and one such consultant was formerly a director of the Company.

12. DISPOSAL OF CERTAIN OPERATIONS

SALE OF SVD SUBSIDIARY - On July 5, 1996, the Company sold its ownership interest in its Swedish subsidiary, SVD, to a former Swedish collaborating scientist and former director and shareholder of the Company for $1.00. The Company recorded a gain on the disposal of SVD of $2,288,474, representing the excess of SVD's liabilities over its assets as of the date of sale.
SVD's primary liability at the date of sale was a $2,421,560 Swedish Industrial Fund loan from the Swedish government described in Note 6. SVD's assets consisted primarily of capitalized patent costs. The sale transferred certain technology rights related to certain peptides for use in vaccination and induction of neutralizing antibodies against HIV. In connection with the sale, the Company received a non-exclusive sublicense to the MAXVAX mucosal vaccine carrier for development of vaccines for the treatment of HIV infection.

DISCONTINUED OPERATIONS - During fiscal 1994 the Company disposed of its diagnostic division and certain assets and liabilities for cash of $496,555 and the assumption of $700,000 of debt by the buyer. The loss on discontinued operations and gain on disposition of the division was accounted for as discontinued operations. Revenue for the diagnostic division was $1,273,170 in 1994.

13.      QUARTERLY RESULTS (UNAUDITED)

Summarized quarterly results of operations for the years ended September 30, 1996 and 1995 were as follows (in thousands except per share amounts):


                                                   Year ended September 30, 1996
                                     ---------------------------------------------------------
                                          First         Second        Third        Fourth
                                          -----         ------        -----        ------
Research and development expenses       $219,388       $593,896      $341,777     $453,870
Net income (loss)                       (570,879)      (922,009)     (885,410)   1,544,810
Net income (loss) per share of
  common stock                             (0.12)         (0.16)        (0.14)        0.25



                                                  Year ended September 30, 1995
                                     ---------------------------------------------------------
                                          First         Second        Third        Fourth
                                          -----         ------        -----        ------
Research and development expenses        422,102        105,743       175,787      $281,146
Net (loss)                              (777,565)      (591,899)     (554,406)     (866,252)
Net (loss) per share of common
  stock                                    (0.26)         (0.20)        (0.19)        (0.24)


INDEPENDENT AUDITORS' REPORT


Board of Directors
Maxim Pharmaceuticals, Inc.:

We have audited the accompanying consolidated balance sheets of Maxim Pharmaceuticals, Inc. and subsidiary (a development stage company) as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1996 and for the period from inception (October 23, 1989) through September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maxim Pharmaceuticals, Inc. and subsidiary (a development stage company) as of September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1996 and for the period from inception (October 23, 1989) through September 30, 1996, in conformity with generally accepted accounting principles.

/s/ KPMG PEAT MARWICK LLP

San Diego, California
November 27, 1996

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)

THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS.

OVERVIEW

During the periods encompassed by this Annual Report, Maxim Pharmaceuticals, Inc. (the Company) has devoted substantially all of its efforts to research and development of proprietary technologies targeting the prevention and treatment of cancer and infectious diseases. To date the Company has conducted the majority of its research and development in university laboratories and at clinical sites through consulting arrangements with its collaborative scientists; a significant portion of such work has been performed in Sweden. Oversight and coordination of these programs has been managed by the Company's personnel from its administrative offices located in San Diego, California.

The Company expects to continue to incur losses as it expands its research and development activity and sponsorship of clinical trials. The future success of the Company is likely to be dependent on its ability to obtain additional capital to develop and commercialize its proposed products and, ultimately, upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations.

RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

RESEARCH AND DEVELOPMENT EXPENSES - The Company's research and development expenses consist primarily of payments to consultants and collaborators engaged in development of the Company's proposed products and expenses related to the Company's sponsorship of clinical trials. For the year ended September 30, 1996, research and development expenses increased $624,000, or 63%, to $1,608,931. This increase was primarily attributable to a $382,000 increase in research funding to certain universities due to increased activity in cancer clinical trials of the Company's Maxamine-TM- therapy, and increased funding of preclinical projects for its MaxVax-TM- mucosal vaccine technology. For the years ended September 30, 1995 and 1994, research and development expenses remained relatively constant at approximately $985,000 and $999,000, respectively.

GENERAL AND ADMINISTRATIVE EXPENSES - The Company's general and administrative expenses consist of salaries paid to the Company's executive officers, professional fees paid to consultants and service providers, occupancy expenses, travel expenses and administrative support salaries. For the year ended September 30, 1996, general and administrative expenses increased $238,000, or 21%, to $1,355,000 over the prior year. This increase is primarily the result of $276,000 in deferred compensation recognized in the current fiscal year related to stock options issued to management, directors and consultants; no such expense was incurred in the prior year. For the years ended September 30, 1995 and 1994, general and administrative expenses remained relatively constant at $1,117,000 and $1,023,000, respectively.

OTHER INCOME (EXPENSE) - During the year ended September 30, 1996 the Company recorded a gain of $2,288,000 from the sale of a subsidiary of the Company. Investment income increased to $260,000 for the year ended September 30, 1996, compared to $6,000 for the prior year, due to income on the proceeds of the Company's initial public offering. Current year interest expense decreased $290,000, or 60%, to $197,000 compared to the prior year due to the repayment of approximately $2.85 million of notes payable and long-term debt. Interest expense for the year ended September 30, 1995 was $487,000, a decrease of $202,000, or 29%, from the prior year due to the conversion of approximately $1.7 million of debt into equity and the repayment of approximately $1.1 million of notes payable.

DISCONTINUED OPERATIONS - During the year ended September 30, 1994, the Company sold its medical diagnostic operations recording a gain of $483,000. This gain was offset by a loss of $134,000 in fiscal 1994 from the operations of the diagnostic division.

LIQUIDITY AND CAPITAL RESOURCES

The Company has financed its operations primarily through the sale of its equity securities, including an initial public offering of common stock and redeemable common stock purchase warrants in July 1996 which provided approximately $18.2 million, net of financing costs, to the Company.

As of September 30, 1996, the Company had cash, cash equivalents and investments totaling approximately $19.1 million. For the years ended September 30, 1996, 1995 and 1994, net cash used in the Company's operating activities was approximately $2.7 million, $2.6 million and $3.3 million respectively. The Company expects its cash requirements to increase significantly in future periods as it conducts additional research and development activities including internal product research, development and testing, preclinical studies and clinical testing of its potential products and to market any products that are developed.

The Company's cash requirements may vary materially from those now planned because of the results of research, development and clinical trials, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements and the development of the Company's product commercialization activities. As a result of these factors, it is difficult to predict accurately the timing and amount of the Company's cash requirements.

In order to successfully commercialize any of its products, the Company expects that it will ultimately be required to seek additional funds through public or private financings or collaborative arrangements with corporate partners. The issuance of additional equity securities could result in substantial dilution to the Company's stockholders. There can be no assurance that additional funding will be available on terms acceptable to the Company, if at all. The failure to fund its capital requirements would have a material adverse effect on the Company's business.

The Company has never paid a cash dividend and does not contemplate the payment of cash dividends in the foreseeable future.

NEW ACCOUNTING STANDARDS

In October 1995, the Financial Accounting Standard Board issued SFAS 123, Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995. Under the provisions of SFAS 123, the Company is encouraged, but not required, to measure compensation costs related to its employee stock compensation under the fair value method. If the Company elects not to recognize compensation expense under this method, it is required to disclose the pro forma effects based on the SFAS 123 methodology. The Company anticipates adopting the pro forma method of disclosure under SFAS 123.

IMPACT OF INFLATION

The impact of inflation on the operations of the Company for the years ended September 30, 1996, 1995 and 1994 was not material.

MARKET FOR COMMON STOCK

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)

The Company's common stock began trading on the American Stock Exchange under the symbol "MMP" on July 10, 1996. Prior to the Company's initial public offering on July 10, 1996, there was no established public trading for the Company's common stock. During the period July 10, 1996 to September 30, 1996, the high and low sales prices per share of common stock reported by AMEX were $10.88 and $8.25, respectively. As of December 23, 1996, there were approximately 850 stockholders of record of the Company's common stock with 6,671,237 shares outstanding. The Company has never paid a dividend and does not expect to pay any dividends in the foreseeable future.