Form 10-K405/A, Exhibit 13
period 1996-09-30
MAXIM PHARMACEUTICALS INC
filed 1997-01-16
CIK 1013351

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
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       1

CONSOLIDATED STATEMENTS OF OPERATIONS

Maxim Pharmaceuticals, Inc. (A Development Stage Company)

                                                                              From Inception
                                                                            (October 23, 1989)
                                           Year Ended September 30                Through
                                  -----------------------------------------    September 30,
                                      1996           1995         1994             1996
                                  ------------- ------------- -------------  -----------------
Operating expenses:
 Research and development            $1,608,931   $  984,778   $  999,439       $ 10,001,258
 General and administrative           1,355,197    1,116,714    1,023,256          7,587,807
                                     ----------   ----------   ----------       ------------
  Total operating expenses            2,964,128    2,101,492    2,022,695         17,589,065

Other income (expense):
 Gain on sale of subsidiary           2,288,474            -            -          2,288,474
 Investment income                      259,625        5,590        8,712            287,730
 Interest expense                      (197,028)    (486,671)    (688,568)        (1,903,809)
 Foreign exchange gain (loss)           (95,217)    (208,520)     (75,036)            23,426
 Other income (expense)                (125,214)         971       (4,158)          (125,214)
 Research grant revenue                       -            -            -          2,946,001
                                     ----------   ----------   ----------       ------------
  Total other income (expense)        2,130,640     (688,630)    (759,050)         3,516,608
                                     ----------   ----------   ----------       ------------
Loss from continuing operations        (833,488)  (2,790,122)  (2,781,745)       (14,072,457)

Discontinued operations:
 Loss from operations of
  discontinued diagnostic division            -            -     (134,040)          (347,608)
 Gain on sale of diagnostic division          -            -      483,162            483,162
                                     ----------   ----------   ----------       ------------
Net loss                             $ (833,488) $(2,790,122) $(2,432,623)      $(13,936,903)
                                     ----------   ----------   ----------       ------------

Loss from continuing operations
 per share of common stock           $    (0.20) $     (0.87) $     (0.94)
                                     ----------   ----------   ----------
Net loss per share of common stock   $    (0.20) $     (0.87) $     (0.82)
                                     ----------   ----------   ----------
Weighted average shares outstanding   4,074,961    3,209,469    2,961,004
                                     ----------   ----------   ----------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)

                                                                                                           Subscription
                                             Preferred Stock     Common Stock    Additional                 Receivable/
                                            ----------------   ----------------   Paid-In    Accumulated     Deferred
                                            Shares     Amount  Shares  Amount     Capital      Deficit     Compensation  Total
                                            ------     ------  ------  ------   ----------   -----------  -------------   -----
Balance at October 23, 1989 (inception)          -   $    -         -  $     -  $        -            -  $          -   $         -
Issuance of common stock at $.001                -        -     1,000    8,029           -            -             -         8,029
Net income                                       -        -         -        -           -           44             -            44
                                           -------   ------ ---------   ------  ----------  -----------  ------------   -----------
Balance at December 31, 1989                     -        -     1,000    8,029           -           44             -         8,073
Net income                                       -        -         -        -           -          751             -           751
                                           -------   ------ ---------   ------  ----------  -----------  ------------   -----------
Balance at December 31, 1990                     -        -     1,000    8,029           -          795             -         8,824
Net income                                       -        -         -        -           -          272             -           272
                                           -------   ------ ---------   ------  ----------  -----------  ------------   -----------
Balance at December 31, 1991                     -        -     1,000    8,029           -        1,067             -         9,096
Additional funding                               -        -        42        -   1,259,249            -             -     1,259,249
Net loss                                         -       -         -         -           -   (2,445,184)            -    (2,445,184)
                                           -------  ------ ---------    ------  ----------  -----------  ------------    ----------
Balance at December 31, 1992                     -       -     1,042     8,029   1,259,249   (2,444,117)            -    (1,176,839)
Net effect of reorganization and
 issuance of common stock to account
 for reverse acquisition                         -       -   173,977     (7,854)     53,009   (1,197,822)            -   (1,152,667)
Net loss                                         -       -         -          -           -   (4,238,731)            -   (4,238,731)
                                           -------  ------ ---------     ------  ----------  -----------  ------------   ----------
Balance at September 30, 1993                    -       -   175,019        175   1,312,258   (7,880,670)            -   (6,568,237)
Issuance of common stock at $60 per share
 for consulting and professional services        -       -     1,098          1      65,999            -             -       66,000
Issuance of Series A preferred stock
 for cash at $3.00 per share               250,000     250         -          -     487,250            -             -      487,500
Issuance of common stock to convert
 bridge debt financing at prices from
 $52.50 to $75 per share                         -       -   112,440         113   5,933,894            -            -    5,934,007
Net loss                                         -       -         -           -           -   (2,432,623)           -   (2,432,623)
                                           -------  ------ ---------      ------  ----------  -----------  -----------   ----------
Balance at September 30, 1994              250,000     250   288,557         289   7,799,401  (10,313,293)           -   (2,513,353)
Issuance of common stock at $3.00 per
 share upon conversion of debt                   -       -   553,254         553   1,659,210            -            -    1,659,763
Issuance of common stock pursuant to
 anti-dilutive provisions in previous
 bridge debt financing                          -        - 1,137,343       1,137      (1,137)           -            -            -
Issuance of common stock at $3.00 per
 share for subscription receivable              -        -   103,667         104     310,896            -     (311,000)           -
Net loss                                        -        -         -           -           -   (2,790,122)           -   (2,790,122)
                                          -------   ------ ---------      ------  ----------  -----------  -----------  -----------
Balance at September 30, 1995             250,000      250  2,082,821      2,083   9,768,370  (13,103,415)    (311,000)  (3,643,712)
Issuance of common stock at $3.00 per
 share in exchange for repayment of
 note payable to bank                           -        -    744,646        745   2,249,255            -            -    2,250,000
Receipt of subscription receivable              -        -          -          -           -            -      311,000      311,000
Issuance of common stock and warrants
 at $3.75 per unit for cash                     -        -    465,504        465   1,740,033            -            -    1,740,498
Issuance of common stock at $4.50 per
 share for cash                                 -        -    400,000        400   1,799,600            -            -    1,800,000
Exercise of common stock options                -        -        400          1       2,999            -            -        3,000
Issuance of common stock at $7.50 per
 share and warrants at $.10 per warrant
 in initial public offering                     -        -  2,875,000      2,875  18,217,215            -            -   18,220,090
Conversion of preferred stock to
 common stock                            (250,000)    (250)   102,866        103         147            -            -            -
Options granted to employees                    -        -          -          -     394,999            -     (163,124)     231,875
Amortization of deferred compensation           -        -          -          -           -            -       44,385       44,385
Net loss                                        -        -          -          -           -     (833,488)           -     (833,488)
                                          -------   ------ ---------      ------  ----------  -----------  -----------  -----------
Balance at September 30, 1996            $      -   $    - $6,671,237    $ 6,672 $34,172,618  (13,936,903)   $(118,739) $20,123,648
                                          -------   ------ ---------      ------  ----------  -----------  -----------  -----------
                                          -------   ------ ---------      ------  ----------  -----------  -----------  -----------

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