Form 10-K, Exhibit 13
period 1997-09-30
MAXIM PHARMACEUTICALS INC
filed 1997-12-24
CIK 1013351

                                                                   EXHIBIT 13.1

MAXIM PHARMACEUTICALS

EXTENDING LIFE WITH QUALITY

1997 ANNUAL REPORT


Maxim values the quality of patients' lives. By focusing on safety and well-being as well as effectiveness of therapy, Maxim is developing treatments designed to extend survival while maintaining a good quality of life. Maxim's lead drug MAXAMINE has shown substantial promise in Phase II trials and is currently in international Phase III trials for cancer patients.


1997 - SETTING THE STAGE FOR THE FIRST COMMERCIAL PRODUCT

- Commenced two Phase III clinical trials of MAXAMINE THERAPY for the treatment of advanced-stage malignant melanoma, one based in the United States and a second international trial centered in Sweden and Australia.

- Prepared for a third Phase III clinical trial of MAXAMINE THERAPy, an international trial in the treatment of acute myelogenous leukemia to commence in early 1998.

- Advanced the ongoing Phase II trials of MAXAMINE THERAPY which continue to indicate a more than doubling of survival and disease-free remission intervals while maintaining a good quality of life for our cancer patients.

- Expanded shareholder base and added the resources necessary for the commercialization of MAXAMINE with the completion of a $35 million secondary offering.

-    Listed common stock for trading in Europe on the Stockholm Stock Exchange
     (SSE) to complement our United States AMEX listing.

- Added seasoned, experienced management and staff, collaborators and clinical investigators to Maxim's team.

Note: MAXAMINE, MAXAMINE THERAPY, MAXVAX and the Maxim logo are trademarks of the Company.

TO OUR SHAREHOLDERS, COLLABORATORS AND ASSOCIATES:

We entered fiscal year 1997 with the objective of rapidly advancing the commercialization of MAXAMINE, our immunotherapeutic drug for the treatment of cancer and infectious diseases. Maxim clearly achieved this goal during our first full year as a public company.

Based on positive Phase II trial results, Maxim launched two Phase III clinical trials of MAXAMINE THERAPY in 1997 and will begin a third Phase III trial in the first quarter of 1998. The first two Phase III studies examine MAXAMINE THERAPY as a treatment for patients with advanced malignant melanoma, a rapidly growing serious form of skin cancer. The third phase III trial will investigate the use of MAXAMINE THERAPY for patients with acute myelogenous leukemia (AML), the most common adult leukemia.

In October 1996 we reported interim results of the second Phase II trial of MAXAMINE THERAPY in the treatment of advanced malignant melanoma. These results indicated that MAXAMINE THERAPY more than doubled the length of survival in these late-stage patients compared to conventional therapies, confirming the results from the initial trial. In November 1997, a paper published in LEUKEMIA AND LYMPHOMA reported that Phase II trials of MAXAMINE THERAPY indicated substantially improved disease-free survival in AML patients. These Phase II trials highlight the potential of MAXAMINE THERAPY to improve survival outcomes while maintaining a quality of life - in short, EXTENDING LIFE...WITH QUALITY for our patients.

COMMENCEMENT OF PHASE III TRIALS -MOVING TOWARD FIRST PRODUCT APPROVAL

A cornerstone of our strategy for the commercialization of MAXAMINE is an aggressive clinical development program encompassing three concurrent Phase III clinical trials of MAXAMINE THERAPY for the treatment of cancer. In mid 1997 we commenced a 200-patient Phase III clinical trial of MAXAMINE THERAPY for advanced malignant melanoma in the United States. A second Phase III advanced malignant melanoma trial was commenced in late 1997 in Sweden and Australia. Next, we plan to commence a Phase III clinical trial for AML in the United States, Europe and Australia in early 1998. We expect that a total of more than 800 patients will be enrolled in these three trials.

We believe that conducting three trials concurrently, in two different diseases indications, increases the likelihood of successful commercialization -- each of these trials is designed to independently support regulatory submissions for approval to market MAXAMINE. In addition, we believe that conducting clinical trials simultaneously on three continents has the added benefit of building the worldwide market awareness key to the successful commercial launch of MAXAMINE.

The potential for MAXAMINE THERAPY is demonstrated by the breadth of the ongoing and planned cancer clinical studies, including, among others, multiple myeloma, renal cell carcinoma and prostate adenocarcinoma. Infectious diseases are also an important target;

Maxim began a Phase I trial of MAXAMINE THERAPY in 1997 as a treatment for patients chronically infected with hepatitis C.

STRATEGIES FOR MARKET LAUNCH OF MAXAMINE

As the Phase III trials of MAXAMINE THERAPY progress during the upcoming year and the product moves closer to commercialization, we will begin to implement our marketing strategy. A key component of the market launch strategy will be the evaluation and appointment of pharmaceutical marketing partners in key regions around the world, coupled with preparation for co-promotion by Maxim in certain markets. Our objective is to select partners with the ability to maximize the market penetration of MAXAMINE, and to structure collaborations which maximize the revenue flow to Maxim and provide the resources to accelerate the expansion of MAXAMINE THERAPY into additional disease indications.

LOOKING FORWARD - EXPANDING OUR PRODUCT PIPELINE

Building on the success of the MAXAMINE, Maxim plans to pursue additional development opportunities to fill our product pipeline. Currently in preclinical development is MAXVAX, a platform which may be key to the commercialization of mucosal vaccines. The mucosal membranes are the sites where most infectious agents enter the body, and mucosal vaccines have been long sought by the healthcare industry. During 1997 we have advanced important preclinical work regarding MAXVAX, including a vaccine against diphtheria, which infects millions of people globally.

During fiscal 1997 we established research and development facilities at our headquarters in San Diego and internalized the majority of our basic research and development activities. These facilities will allow us to continue the preclinical development of MAXVAX and other new opportunities. Maxim also has continued to enhance its proprietary position and received two additional United States patents, and a number of corresponding international patents, during the year. We continue to file additional patents as new features and uses of our technologies are identified.

INCREASED MANAGEMENT AND FINANCIAL STRENGTH

To sustain our success and prepare for the future, we added seasoned, experienced management and staff, collaborators and clinical investigators to Maxim's team in 1997. These newest members at Maxim include accomplished executives with proven track records in international clinical trials, marketing and manufacturing management. The strong data relating to the Phase II clinical trials of the MAXAMINE THERAPY have had the added benefit of facilitating our recruitment of leading cancer investigators on three continents to assist with the Phase III clinical trials and other development efforts.

We also added the resources necessary for the commercialization of MAXAMINE with the completion in October 1997 of a secondary public offering, raising an additional $35 million in net proceeds. Together with our existing cash reserves, these funds should allow us to complete the Phase III clinical trials of MAXAMINE and prepare for the commercial launch of the product.

Concurrent with the secondary offering, we listed our common stock for trading on the Stockholm Stock Exchange. Many of our shareholders are based in Europe, in large part due to the interest generated by the results from the clinical trials of MAXAMINE THERAPY conducted in Sweden. Our European listing provides a regional market for investors wishing to trade in Europe, and allows certain institutions and other investors previously unable to invest in a U.S.-traded company to join our shareholders.

                               *   *   *   *   *

We expect that Maxim's program for the rapid development of MAXAMINE, combined with our management team, commercialization strategies and resource base, will continue to build a company whose products EXTEND LIFE...WITH QUALITY. By developing a portfolio of therapies that may define the future of patient care, we are strengthening Maxim's value for our shareholders. We welcome our new shareholders, thank our long-standing shareholders for their continued loyalty, interest and support, and enthusiastically look forward to Maxim's upcoming year.


Sincerely,

/s/ LARRY G. STAMBAUGH

Larry G. Stambaugh
Chairman and Chief Executive Officer

MAXAMINE THERAPY:  EXTENDING LIFE WITH QUALITY

MAXAMINE CAN BE SAFELY AND EFFECTIVELY SELF-ADMINISTERED BY PATIENTS IN THEIR OWN HOME...CLINICAL TRIALS USING MAXAMINE THERAPY IN CANCER PATIENTS INDICATE SUBSTANTIAL IMPROVEMENT IN SURVIVAL AND REMISSION TIMES WHILE MAINTAINING THEIR QUALITY OF LIFE DURING THERAPY.

Cancer and chronic infectious diseases afflict millions of people worldwide, yet available treatments can be ineffective, harsh and costly. For many patients, particularly those with late-stage cancer, treatments such as chemotherapy, other medications, and radiation have high levels of toxicity and other side effects that can make therapy intolerable. In addition, many of these treatments are effective only in terms of short-term tumor response, without improvement in overall patient survival.

Maxim's lead drug, MAXAMINE, is designed to offer a safer treatment that EXTENDS LIFE for seriously ill patients. In many patients with cancer and chronic infectious diseases, the capacity of the patient's immune system to detect and destroy diseased cells is compromised. MAXAMINE THERAPY combines the administration of MAXAMINE, which protects critical immune cells, with the administration of certain agents which stimulate these immune cells. This elegant and safe method of action is based on a natural defense system and allows MAXAMINE THERAPY to improve the immune system's ability to identify, disable and destroy malignant or infected cells.

MAXAMINE THERAPY has shown promise in a series of pre-clinical studies and Phase II clinical trials as a treatment for patients with advanced malignant melanoma and AML. Specifically, the studies suggest that MAXAMINE THERAPY has resulted in a more than doubling of survival and disease-free remission intervals while maintaining the quality of life for these seriously ill patients. These results have led many clinicians around the world to believe that MAXAMINE THERAPY may be integral to the growing trend toward combination therapy for certain cancers and infectious diseases, and may offer a number of important clinical and commercial advantages relative to current therapies or approaches.


POTENTIAL ADVANTAGES OF MAXAMINE THERAPY

- Extends life
- Reduces toxic side effects of cytokines and other biological response modifiers
- Maintains the patient's quality of life during therapy
- Allows for self-administration at home
- Provides cost-effective therapy


The potential broad applicability of its novel mechanism of action may make MAXAMINE THERAPY applicable to a number of cancers and infectious diseases. In addition to malignant melanoma and AML, clinical trials currently underway or planned include multiple myeloma, renal cell carcinoma, prostate adenocarcinoma and viral diseases, notably hepatitis C. The current clinical trial status for MAXAMINE THERAPY is summarized below.

                                  [GRAPHIC]


*Note: Research and preclinical is completed or clinical trials are being conducted in reliance upon work completed in other indications.

CLINICAL RESULTS FOR MAXAMINE THERAPY --
SUCCESSFUL PHASE II TRIALS SET STAGE FOR PHASE III

REMARKABLY, THE MEDIAN SURVIVAL TIMES OF PATIENTS WITH LIVER METASTASES TREATED WITH MAXAMINE THERAPY IN THE FIRST TWO TRIALS EXCEEDED 18 MONTHS, MORE THAN FOUR TIMES LONGER THAN THE PREDICTED SURVIVAL TIME FOR THESE PATIENTS.

Phase II trials of MAXAMINE THERAPY in seriously ill cancer patients continue to indicate improved survival outcomes while maintaining quality of life during therapy. All studies of MAXAMINE THERAPY conducted to date have used MAXAMINE in combination with one or both of the cytokines interleukin-2 ("IL-2") and interferon-alpha ("IFN-ALPHA"). Both IL-2 and IFN-ALPHA have the capacity for stimulating certain immune functions.

MALIGNANT MELANOMA
Malignant melanoma is one of most rapidly increasing cancers in the developed world. In two completed Phase II trials of using MAXAMINE THERAPY in the treatment of advanced malignant melanoma, overall survival times more than doubled -- the median survival time for patients treated with MAXAMINE THERAPY in the two studies exceeded 13 and 15 months, respectively, compared to reported median survival times of seven months for conventional treatments.

Retaining the patient's quality of life was also an important outcome from the second study. In that study, the doses of the cytokines IL-2 and IFN-ALPHA were lowered substantially, resulting in reduced side effects and making it possible for patients to self-administer MAXAMINE THERAPY in their home. As evidenced by the patient survival times, maintaining quality of life was achieved with no reduction in efficacy. A third Phase II clinical trial in advanced malignant melanoma is currently underway in Sweden.


                                  [GRAPHIC]


Another very encouraging outcome of the melanoma clinical trials was the improved survival seen in patients with liver metastases. Malignant melanoma frequently metastasizes (spreads) to the liver in advanced-stage patients. Prognosis in these cases is poor, and the predicted survival time for malignant melanoma patients with liver metastasis is four months or less. No therapy to date has reported significant improvements in this patient population. Remarkably, the median survival times of patients with liver metastases treated with MAXAMINE THERAPY in the first two trials exceeded 18 months, more than four times longer than the predicted survival time for these patients.

                                  [GRAPHIC]


ACUTE MYELOGENOUS LEUKEMIA
AML is the most common form of adult leukemia, and prospects for long-term survival are poor for a majority of patients. Once diagnosed with AML, patients are typically treated with chemotherapy, and can achieve complete remission ("CR") in a majority of cases. Unfortunately 75-80% of patients in their first CR ("CR1") will relapse, usually within a year. A subsequent CR ("CR2"), if achieved following chemotherapy or other treatment, normally has a shorter duration, approximately 50% of the length of the prior CR. Less than 5% of patients who have relapsed survive long term.

A Phase II clinical study of MAXAMINE THERAPY is ongoing in Sweden, the objective of which is to treat AML patients in remission with MAXAMINE and low doses of IL-2 to prevent relapse and prolong disease-free survival while maintaining a good quality of life during treatment. As of November 1997, after 23 months of follow-up, 67% of the CR1 patients treated with MAXAMINE THERAPY remain in complete remission; in contrast, approximately 30% of patients would be expected to remain in remission under standard treatments.

For patients treated with MAXAMINE THERAPY in the second or greater remission ("CR2+"), the median time to relapse was 21 months compared to the six-month historical median. Also, only 10-20% of AML patients who use current treatment historically achieve remission inversions, the lengthening of subsequent remission times beyond the duration of their previous remissions. However, 75% of patients treated with MAXAMINE THERAPY have achieved remission inversion.

                                  [GRAPHIC]

DISCOVERY OF NOVEL MECHANISM -HOW MAXAMINE THERAPY WORKS

The scientific foundation for MAXAMINE THERAPY is based on discoveries by the Company's scientists at the University of Goteborg, Sweden. MAXAMINE, based on a naturally occurring molecule, preserves the functions of two kinds of immune cells, the natural killer-cells (NK-cells) and T-cells, both of which possess an ability to kill and support the killing of cancer cells and virally infected cells.

The killing activity of NK-cells and T-cells can be stimulated by certain agents such as cytokines, naturally occurring proteins. The cytokines IL-2 and IFN-ALPHA have been studied and used for the treatment of many cancers and infectious diseases, but results have been largely disappointing in most indications. Maxim's research may explain, in part, why cytokine therapy using IL-2 or IFN-ALPHA alone has demonstrated limited efficacy. Phagocytic cells, present in large quantities at the site of malignant cell growth, may inhibit the tumor-killing activity of NK-cells and T-cells by releasing reactive oxygen metabolites (ROM's). ROM's such as H(2)O(2) induce self-destruction (apoptosis) of NK-cells and T-cells, preventing the NK-cells and T-cells from attacking the tumor and thus limiting the potential therapeutic effect of cytokines.

(Insert illustration showing inhibition of NK-cell by phagocyte.)

PHAGOCYTIC CELLS, WHICH ARE PRESENT IN TUMORS, INHIBIT THE TUMORICIDAL ACTIVITY OF NK-CELLS AND T-CELLS AND CAN PREVENT THEIR ACTIVATION BY CYTOKINES SUCH AS IL-2 OR IFN-ALPHA.

Maxim researchers have discovered that when MAXAMINE binds to the type-2 histamine receptor (H(2) receptor) on the surface of phagocytic cells, it can block the production of ROMs, resulting in enhanced activation of NK-cells and T-cells. MAXAMINE THERAPY combines MAXAMINE'S protection of NK and T-cell function with the stimulation of these functions by cytokines or other biological response modifiers.

(Insert illustration showing protection of NK-cell by Maxamine, and killing of cancer cells by NK-cell.)

MAXAMINE CAN BLOCK THE PRODUCTION OF ROMS (SUCH AS H2O2), THEREBY PROTECTING NK-CELLS AND T-CELLS. UNDER SUCH CONDITIONS, ENHANCED ACTIVATION OF NK-CELLS AND T-CELLS IS POSSIBLE, LEADING TO IMPROVED ANTI-TUMOR AND ANTI-VIRAL ACTIVITY.

Because MAXAMINE increases the effectiveness of cytokines, lower doses of cytokines such as IL-2 and IFN-ALPHA can be used in MAXAMINE THERAPY without compromising therapeutic effectiveness, thereby reducing side effects and maintaining the patient's quality of life. The Company expects that MAXAMINE THERAPY will ultimately encompass the combination of MAXAMINE and a broad range of cytokines and other biological response modifiers (agents designed to stimulate the immune system).

PREPARING FOR RAPID COMMERCIALIZATION OF MAXAMINE -- PHASE III CLINICAL DEVELOPMENT PROGRAM

CONDUCTING THREE CONCURRENT PHASE III TRIALS OF MAXAMINE THERAPY AS A TREATMENT FOR TWO DIFFERENT DISEASE INDICATIONS INCREASES THE LIKELIHOOD OF
MAXAMINE'S COMMERCIAL SUCCESS.   CONDUCTING THE CLINICAL TRIALS ON THREE
CONTINENTS ALSO BUILDS THE WORLDWIDE MARKET AWARENESS KEY TO THE SUCCESSFUL COMMERCIAL LAUNCH OF MAXAMINE.

Building on the success of the Phase II clinical trials, during 1997 Maxim initiated an aggressive clinical development program encompassing three concurrent Phase III clinical trials of MAXAMINE THERAPY for the treatment of cancer. Two Phase III trials in malignant melanoma were commenced in 1997, and a Phase III trial in AML is expected to begin in early 1998. Each of these trials is designed to independently support regulatory submissions for approval to market MAXAMINE.

The two Phase III malignant melanoma trials complement each other by addressing separate clinical and marketing issues. The United States trial is designed to demonstrate that MAXAMINE THERAPY using IL-2 is better at extending patient survival than the administration of IL-2 alone. The second pivotal trial, centered in Europe and Australia, is designed to demonstrate that MAXAMINE THERAPY is better at extending patient survival than dacarbazine (DTIC), the most commonly used chemotherapeutic agent for the treatment of advanced malignant melanoma. A secondary endpoint of both trials is to evaluate patient quality of life while on MAXAMINE THERAPY.

The Phase III AML clinical trial planned to commence in early 1998 is expected to be held in the United States, Europe and Australia. The trial is designed as a remission therapy to demonstrate that MAXAMINE THERAPY can prolong disease-free remission time and prevents relapse in AML patients compared to the current standard of care, which is no therapy during remission.

The Phase III trials are critical in proving the safety and effectiveness of MAXAMINE THERAPY in extending survival or remission times without debilitating side effects. The encouraging Phase II clinical trial data have had the added benefit of facilitating our recruitment of leading cancer investigators on three continents to assist with these Phase III clinical trials. The Company expects that a total of more than 800 patients will be enrolled in these three trials. Maxim is hopeful that these trials will lead to an international launch of MAXAMINE, and will help define a new focus in patient care characterized by the EXTENSION OF PATIENTS' LIVES...WITH QUALITY.

MAXAMINE THERAPY - PHASE III CLINICAL TRIALS
--------------------------------------------------------------------------------

                                                                      Protocol
                                                           --------------------------
                                                                                                                       Approximate
     Disease                                  Date         MAXAMINE           Control                      Primary        Number
    Indication            Location          Initiated      THERAPY             Group      Duration        Endpoints    of Patients
    ----------            --------          ---------      -------             -----      --------        ---------    -----------
                                                                                          (a)                (c)
Malignant Melanoma      United States       July 1997      MAXAMINE           IL - 2     12 mos.           Survival,       240
                                                          + IL-2                                         QOL & Tumor
                                                                                                           Response

Malignant Melanoma   Europe & Australia     November       MAXAMINE           DTIC       12 mos.            Survival,      240
                                              1997        + IL-2 & IFN-ALPHA                             QOL & Tumor
                                                                                                            Response

Acute Myelogenous       United States,    Planned for      MAXAMINE           SOC (d)     12/18          Disease-Free      360
Leukemia             Europe & Australia   Early 1998      + IL-2                         mos. (b)          Survival,
                                                                                                             QOL

(a)  Expected duration of trial after completion of patient enrollment.
(b)  12 months for patients in CR2+ group, 18 months for patients in CR1 group.
(c)  QOL = quality of life.
(d)  SOC = standard of care.
--------------------------------------------------------------------------------

ACHIEVING THE FULL POTENTIAL OF MAXAMINE THERAPY -- ADDITIONAL TARGET
INDICATIONS

As MAXAMINE moves closer to commercialization for the treatment of malignant melanoma and AML, Maxim is evaluating the potential of MAXAMINE THERAPY for treating other cancers. As described previously, the potential broad applicability of its mechanism of action may make MAXAMINE THERAPY applicable to a number of cancers and infectious diseases. Phase II studies are ongoing in multiple myeloma and renal cell carcinoma. Also, as a result of positive preclinical test results, the Company currently plans to initiate a Phase II trial in prostate adenocarcinoma in 1998.

Maxim has also initiated a pilot Phase I trial of MAXAMINE THERAPY in hepatitis C. Hepatitis C, a viral infection, is estimated to afflict 4 million people in the United States and at least 60 million worldwide, and is a leading cause of liver cirrhosis and liver cancer, and the primary reason for liver transplantation. Maxim expects to start a Phase II trial of MAXAMINE THERAPY in hepatitis C in the United States in 1998.

LOOKING FORWARD:  EXPANDING OUR PRODUCT PIPELINE

THE TECHNOLOGY UNDERLYING MAXVAX MAY BE KEY TO A NEW CLASS OF VACCINES WITH IMPORTANT CLINICAL AND COMMERCIAL ADVANTAGES.

In the coming year, Maxim will continue to capitalize on opportunities that lead to the development of products that extend life while maintaining the quality of patients' lives, and that build company value. Maxim's development efforts have yielded a second technology that expands and diversifies the Company's product portfolio. MAXVAX, a novel mucosal vaccine carrier platform, has the potential to yield a new class of vaccines to provide patients with effective, safe and affordable protection against a range of infectious diseases.

Mucosal immune protection is particularly important because it represents a way to fortify the body's first line defense in the mouth, eyes, ears, respiratory, gastrointestinal and urogenital tracts--the sites where most pathogens enter the body. Vaccines based on the MAXVAX technology could establish an effective immune response to battle the bacteria and viruses that cause a wide variety of diseases, including sexually transmitted diseases such as chlamydia, herpes and HIV, as well as respiratory or GI illnesses like respiratory syncytial virus (RSV) and rotavirus.

With development, MAXVAX technology could produce protective and therapeutic vaccines that would be given as an oral, inhaled or topical agent, rather than by injection. This new class of vaccines may offer important clinical and commercial advantages such as greater clinical efficacy, higher levels of safety, lower delivery costs and improved patient use.

MAXVAX is based on a harmless portion of the protein made by vibrio cholera, the Cholera Toxin B subunit (CTB). Scientists bind an antigen from an infectious agent to the MAXVAX carrier for delivery to the mucosal tissues. In addition, vectors, plasmids or genes can also be delivered to the mucosal tissues using MAXVAX. Once the antigen is in the body, the immune system will recognize it. This recognition will prompt the production of antibodies initially in the mucosal tissue and then throughout the body, offering two lines of defense for subsequent exposures to the pathogen.

(Insert illustration shpwing (i) chloera toxin, (ii) CTB, and (iii) the MaxVax system.)

CHOLERA TOXIN IS COMPRISED OF TWO SUBUNITS; THE A-SUBUNIT, WHICH IS THE KNOWN TOXIC PORTION OF THE MOLECULE, AND CTB, WHICH IS NON-TOXIC AND BINDS SPECIFICALLY TO THE GM-1 GANGLIOSIDE MOLECULE ON THE TARGET M-CELL OF THE MUCOSAE. THE COMPANY IS DEVELOPING THE MAXVAX SYSTEM TO LINK TARGET ANTIGENS TO CTB. THE CTB-ANTIGEN CONJUGATE THEN BINDS SPECIFICALLY TO M-CELLS FOR PROCESSING AND PRESENTATION TO THE APPROPRIATE IMMUNE SYSTEM CELLS.

Maxim is focusing first on developing MAXVAX vaccines for chlamydia and diphtheria. The Company is also testing the MAXVAX technology alone, without an infectious agent component, in Phase I human studies to establish safe dosage levels and the best method of administering the vaccine. Maxim intends to seek collaborations with pharmaceutical and biopharmaceutical companies for the discovery and development of vaccine candidates of market interest.

MAXIM'S PROMISE: A NEW FOCUS IN PATIENT CARE

Maxim values the quality of patients' lives. Too often the treatments for cancer and some infectious diseases are as harsh as their illnesses, forcing patients to make a difficult choice of whether to continue their therapy. Maxim intends to build a future in which seriously ill patients need not face such choices. By focusing on safety and well-being as well as effectiveness of therapy, Maxim is developing treatments designed to extend survival and maintain a good quality of life.

Maxim's lead drug MAXAMINE has shown substantial promise in Phase II trials and is currently in international Phase III trials for cancer patients. In completed and ongoing Phase II trials, patients have lived longer without the debilitating side effects of standard chemotherapies. Maxim's strategy of conducting concurrent, international trials in patients with different cancers strengthens the likelihood of a near-term commercial launch. Any one of the three Phase III cancer trials of MAXAMINE THERAPY, if successful, could provide the data necessary to file for marketing approval. MAXAMINE THERAPY'S novel mechanism offers the likelihood of even wider use, which we are exploring in ongoing or planned earlier-stage trials.

Building on the success of MAXAMINE, your company plans to develop other pipeline products, notably the mucosal vaccine carrier platform MAXVAX. Maxim's programs for MAXAMINE, MAXVAX and future products, supported by our experienced managers, high-value commercialization strategies and strong resources, are designed to build a competitive company whose products extend life...with quality.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)

THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS.

OVERVIEW

During the periods encompassed by this Annual Report, Maxim Pharmaceuticals, Inc. (the Company) has devoted substantially all of its resources to its MAXAMINE and MAXVAX product development programs. The Company conducts its research and product development efforts through a combination of internal and collaborative programs. For MAXAMINE, in addition to internal management and staff, the Company relies upon arrangements with universities, other clinical research sites and contract research organizations for a significant portion of its product development efforts. The majority of the basic research and development efforts related to MAXVAX were transferred to the Company's internal facilities during 1997, and prior to that time the Company conducted this research primarily through university laboratories. Oversight of all external and collaborative programs is conducted by the Company's executive officers and other staff from its headquarters located in San Diego, California.

Maxim's products are in the development stage and the Company does not expect revenue from product sales in the near future. The Company expects to continue to incur losses as it expands its research and development activities, particularly relating to ongoing and planned Phase III and Phase II cancer clinical trials using MAXAMINE therapy. The Company expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial as a result of, among other factors, the number and timing of clinical trials conducted, the funding, if any, provided as a result of corporate collaborations, the results of clinical testing, and the timing of FDA or international regulatory approvals. There can be no assurance that the Company will successfully develop, commercialize, manufacture or market its products or ever achieve or sustain product revenues or profitability.

RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

RESEARCH AND DEVELOPMENT EXPENSES - For the year ended September 30, 1997, research and development expenses were $5,353,000, an increase of $3,744,000, or 233%, over the prior year. This increase was primarily attributable to increased activity related to cancer clinical trials of the Company's MAXAMINE THERAPY, including hiring additional clinical and development personnel, clinical trial site and contract research organization costs, and other expenses associated with commencement in June 1997 of a Phase III cancer clinical trial in the United States, and the preparation for two international Phase III cancer trials. For the year ended September 30, 1996, research and development expenses were $1,609,000, an increase of $624,000, or 63%, over the prior year, primarily due to increased activity in cancer clinical trials of the Company's MAXAMINE THERAPY and an expansion of preclinical projects for its MAXVAX mucosal vaccine technology.

BUSINESS DEVELOPMENT AND GENERAL AND ADMINISTRATIVE EXPENSES - Business development expenses for the year ended September 30, 1997 were $384,000, an increase of $271,000, or 241%, over the same period of the prior year. This increase was due to additional personnel and other resources devoted to corporate partnering efforts and market evaluations. Business development expenses for the year ended September 30, 1996 were consistent with the prior year and totaled $112,000. For the year ended September 30, 1997, general and administrative expenses were $1,993,000, an increase of $750,000, or 60%, over the prior year. This increase was in large part due to the increased personnel, insurance, reporting and compliance costs associated with a full year of operation as a public company. For the year ended September 30, 1996, general and administrative expenses totaled $1,243,000, an increase of $243,000, or 24%, as a result of $276,000 in compensation expense related to stock options issued to management, directors and consultants; no such expense was incurred in the prior year.

OTHER INCOME (EXPENSE) - Investment income was $927,000 for the year ended September 30, 1997, an increase of $667,000 over the prior year, due to a full year of income on the proceeds of the Company's initial public offering completed in July 1996. Investment income for the year ended September 30, 1996 totaled $260,000, an increase of $254,000 over the prior year, as a result of three months of income on the proceeds of the initial public offering. Interest expense for the year ended September 30, 1997 decreased $119,000, or 61%, to $78,000 compared to the prior year due to the repayment of $2,853,000 of notes payable and long-term debt subsequent to December 1995. Interest expense for the year ended September 30, 1996 was $197,000, a decrease of $290,000, or 60%, from the prior year primarily due to the repayment of debt discussed above. During the year ended September 30, 1996 the Company recorded a gain of $2,288,000 from the sale of a subsidiary of the Company.

NET LOSS - Net loss for the year ended September 30, 1997 totaled $6,895,000, an increase of $6,062,000 over the prior year. The increase was due to the current year expansion of research and development and general corporate activities, partially offset by the current year increase in investment income. The remainder of the increase was due to the aforementioned gain on sale of subsidiary of $2,288,000 recorded in the year ended September 30, 1996. Net loss for the year ended September 30, 1996 totaled $833,000, a decrease of $1,957,000 from the prior year. The decrease resulted primarily from the gain on sale of subsidiary. Net loss per share of common stock for the year ended September 30, 1997 was $1.03, an increase of $.83 over the prior year, due to the increase in net loss for the year offset partially by an increase in the number of shares of common stock outstanding. Net loss per share of common stock for the year ended September 30, 1996 was $.20, a decrease of $.67 from the prior year, due to the decrease in net loss for the year and an increase in the number of shares of common stock outstanding.

LIQUIDITY AND CAPITAL RESOURCES

The Company, as a development stage enterprise, anticipates incurring substantial additional losses over at least the next several years due to, among other factors, the need to expend substantial amounts on its ongoing and planned clinical trials, other research and development activities, and business development and general corporate expenses associated with those activities. The Company has financed its operations primarily through the sale of its equity securities, including an initial public offering in July 1996 which provided approximately $18.2 million, net of financing costs, to the Company.

As of September 30, 1997, the Company had cash, cash equivalents and investments totaling approximately $12.2 million. For the years ended September 30, 1997, 1996 and 1995, net cash used in the Company's operating activities was approximately $5.9 million, $2.7 million and $2.6 million, respectively. Subsequent to September 30, 1997 the Company completed a secondary public offering which provided net proceeds to the Company of approximately $34.8 million. The Company expects its cash requirements to increase significantly in future periods as it conducts additional research and development activities including clinical trials, other research and development activities, and efforts associated with the commercial launch of any products that are developed. Among the activities which are expected to result in an increase in cash requirements are two Phase III cancer clinical trials of the MAXAMINE THERAPY commenced in June 1997 in the U.S. and in November 1997 internationally, a third Phase III trial of the MAXAMINE THERAPY planned for the first quarter of 1998, and other planned clinical trials.

The Company's cash requirements may vary materially from those now planned because of the results of clinical trials and other research and development, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements and the development of the Company's product commercialization activities. As a result of these factors, it is difficult to predict accurately the timing and amount of the Company's cash requirements. In order to successfully commercialize any of its products, the Company expects that it will ultimately be required to seek additional funds through public or private financings or collaborative arrangements with corporate partners. The issuance of additional equity securities could result in substantial dilution to the Company's stockholders. There can be no assurance that additional funding will be available on terms acceptable to the Company, if at all. The failure to fund its capital requirements would have a material adverse effect on the Company's business, financial condition and results of operations.
The Company has never paid a cash dividend and does not contemplate the payment of cash dividends in the foreseeable future.

NEW ACCOUNTING STANDARDS

In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "EARNINGS PER SHARE." This statement specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. This statement shall be effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted, however, retroactive restatement is required. At this time the Company does not believe that this statement will have a significant impact on the financial position or results of operations for the year ending September 30,1998. In February 1997 the FASB issued SFAS No. 129, "DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE." This statement shall be effective for financial statements for both interim and annual periods ending after December 15, 1997. At this time the Company does not believe that this statement will have a significant impact on the financial statement disclosures for the year ending September 30, 1998. In June 1997 the FASB issued SFAS No. 130, "REPORTING COMPREHENSIVE INCOME." This statement established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement shall be effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. In June 1997 the FASB issued SFAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." This statement established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement shall be effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated.

IMPACT OF INFLATION

The impact of inflation on the operations of the Company for the years ended September 30, 1997, 1996 and 1995 was not material.

                            SELECTED FINANCIAL DATA
                     (in thousands except per share data)

                                                                                      Year Ended September 30
                                                                    ----------------------------------------------------------
                                                                    1997          1996         1995         1994        1993
                                                                    ----          ----         ----         ----        ----
SELECTED STATEMENT OF OPERATIONS DATA:
 Research and development expenses                                 $5,353        $1,609       $  985       $  999      $3,416
 Net loss                                                          (6,895)         (833)      (2,790)      (2,433)     (4,239)
 Net loss per share                                                 (1.03)        (0.20)       (0.87)       (0.82)      (1.48)
 Weighted average shares outstanding                                6,671         4,075        3,209        2,961       2,859

                                                                                        As of September 30
                                                                    ----------------------------------------------------------
                                                               1997               1996         1995         1994        1993
                                                     ---------------------        ----         ----         ----        ----
                                                    As Adjusted(1)  Actual
                                                    --------------  ------
SELECTED BALANCE SHEET DATA:
  Cash, cash equivalents and investments               $46,960     $ 12,160     $ 19,144     $    513     $    119   $    335
  Total assets                                          50,658       15,858       21,255        2,454        1,878      2,688
  Long-term debt, less current portion                     555          555            -          247          640      7,395
  Deficit accumulated during the development stage     (20,832)     (20,832)     (13,937)     (13,103)     (10,313)    (7,881)
  Stockholders' equity (deficit)                        48,193       13,393       20,124       (3,644)      (2,513)    (6,568)

(1) Adjusted to reflect the net proceeds from a secondary public offering completed by the Company in October 1997.

BALANCE SHEETS

MAXIM PHARMACEUTICALS, INC.  (A DEVELOPMENT STAGE COMPANY)


                                                                            As of September 30
                                                                       -------------------------
                                                                             1997        1996
                                                                             ----        ----
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents                                            $     447,523  $  4,070,089
 Short-term investments in marketable securities                          9,389,690    12,563,622
 Accrued interest and other current assets                                  576,836       709,285
                                                                       ------------  ------------
   Total current assets                                                  10,414,049    17,342,996

Investments in marketable securities                                      2,322,398     2,510,366
Patents and licenses, net                                                 1,815,428     1,367,235
Property and equipment, net                                                 718,988        31,037
Other assets                                                                586,893         3,397
                                                                      -------------  ------------
   Total assets                                                       $  15,857,756  $ 21,255,031
                                                                      -------------  ------------
                                                                      -------------  ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable                                                     $   1,082,038  $     405,760
 Accrued expenses                                                           597,388        478,623
 Note payable                                                               102,161              -
 Current portion of long-term debt                                          127,712        247,000
                                                                      -------------  -------------
  Total current liabilities                                               1,909,299      1,131,383

 Long-term debt, less current portion                                       555,229              -

STOCKHOLDERS' EQUITY:
 Preferred stock, $.001 par value, 5,000,000 shares authorized: -              -
  none issued or outstanding.
 Common stock, $.001 par value,  20,000,000 shares authorized;
  6,671,237 shares issued and outstanding at
  September 30, 1997 and 1996.                                                6,672          6,672
 Additional paid-in capital                                              34,269,521     34,172,618
 Deficit accumulated during the development stage                      (20,832,052)   (13,936,903)
 Deferred compensation                                                     (50,913)      (118,739)
                                                                      -------------  -------------
  Total stockholders' equity                                             13,393,228     20,123,648
                                                                      -------------  -------------
   Total liabilities and stockholders' equity                         $  15,857,756  $  21,255,031
                                                                      -------------  -------------
                                                                      -------------  -------------


SEE NOTES TO FINANCIAL STATEMENTS

STATEMENTS OF OPERATIONS

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)


                                                                                                    From Inception
                                                                                                  (October 23, 1989)
                                                                 Year Ended September 30               Through
                                                     ------------------------------------------     September 30,
                                                         1997           1996           1995            1997
                                                     ------------   ------------     ----------    ------------------
Operating expenses:
 Research and development                            $  5,353,165   $  1,608,931     $  984,778    $  15,354,423
 Business development                                     383,667        112,454        116,969          613,090
 General and administrative                             1,992,629      1,242,743        999,745        9,351,013
                                                   --------------   ------------ --------------   --------------
  Total operating expenses                              7,729,461      2,964,128      2,101,492       25,318,526

Other income (expense):
 Investment income                                        927,050        259,625          5,590        1,214,780
 Interest expense                                         (77,562)      (197,028)      (486,671)      (1,981,371)
 Other expense                                            (15,176)      (220,431)      (207,549)        (116,964)
 Gain on sale of subsidiary                                     -      2,288,474              -        2,288,474
 Research grant revenue                                         -              -              -        2,946,001
                                                   --------------   ------------ --------------   --------------
  Total other income (expense)                            834,312      2,130,640       (688,630)       4,350,920
                                                   --------------   ------------ --------------   --------------
Loss from continuing operations                        (6,895,149)      (833,488)    (2,790,122)     (20,967,606)

Discontinued operations:
 Loss from operations of discontinued
  diagnostic division                                           -              -              -         (347,608)
 Gain on sale of diagnostic division                            -              -              -          483,162
                                                   --------------   ------------ --------------   --------------

Net loss                                             $ (6,895,149)   $  (833,488) $  (2,790,122)  $  (20,832,052)
                                                   --------------   ------------ --------------   --------------
                                                   --------------   ------------ --------------   --------------

Net loss per share of common stock                   $      (1.03)   $     (0.20) $       (0.87)
                                                   --------------   ------------ --------------
                                                   --------------   ------------ --------------
Weighted average shares outstanding                     6,671,237      4,074,961      3,209,469
                                                   --------------   ------------ --------------
                                                   --------------   ------------ --------------

SEE NOTES TO FINANCIAL STATEMENTS

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)


                                          Preferred Stock           Common Stock         Additional
                                        -------------------     -------------------       Paid-In
                                       Shares        Amount     Shares       Amount        Capital
                                       ------        ------     ------       ------     -----------
Balance at October 23, 1989
 (inception)                                 -       $   -              -    $     -    $         -
Issuance of common stock at
 $.001                                       -           -          1,000      8,029              -
Net income                                   -           -              -          -              -
                                    ----------       -----      ---------    -------    -----------
Balance at December 31, 1989                 -           -          1,000      8,029              -
Net income                                   -           -              -          -              -
                                    ----------       -----      ---------    -------    -----------
Balance at December 31, 1990                 -           -          1,000      8,029              -
Net income                                   -           -              -          -              -
                                    ----------       -----      ---------    -------    -----------
Balance at December 31, 1991                 -           -          1,000      8,029              -
Additional funding                           -           -             42          -      1,259,249
Net loss                                     -           -              -          -              -
                                    ----------       -----      ---------    -------    -----------
Balance at December 31, 1992                 -           -          1,042      8,029      1,259,249
Net effect of reorganization
 and issuance of common
 stock to account for reverse
 acquisition                                 -           -        173,977     (7,854)        53,009
Net loss                                     -           -              -          -              -
                                    ----------       -----      ---------    -------    -----------
Balance at September 30, 1993                -           -        175,019        175      1,312,258
Issuance of common stock at $60
 per share for consulting and
 professional services                       -           -          1,098          1         65,999
Issuance of Series A preferred
 stock for cash at $3.00 per
 share                                 250,000         250              -          -        487,250
Issuance of common stock to
 convert bridge debt financing
 at prices from $52.50 to $75
 per share                                   -           -        112,440        113      5,933,894
Net loss                                     -           -              -          -              -
                                    ----------       -----      ---------    -------    -----------
Balance at September 30, 1994          250,000         250        288,557        289      7,799,401
Issuance of common stock at
 $3.00 per share upon conversion
 of debt                                     -           -        553,254        553      1,659,210
Issuance of common stock pursuant
 to anti-dilutive provisions in
 previous bridge debt financing              -           -      1,137,343      1,137         (1,137)
Issuance of common stock at $3.00
 per share for subscription
 receivable                                  -           -        103,667        104        310,896
Net loss                                     -           -              -          -              -
                                    ----------       -----      ---------    -------    -----------
Balance at September 30, 1995          250,000         250      2,082,821      2,083      9,768,370
Issuance of common stock at $3.00
 per share in exchange for
 repayment of note payable to bank           -           -        744,646        745      2,249,255
Receipt of subscription receivable           -           -              -          -              -
Issuance of common stock and
 warrants at $3.75 per unit for
 cash                                        -           -        465,504        465      1,740,033
Issuance of common stock at
$4.50 per share for cash                     -           -        400,000        400      1,799,600
Exercise of common stock options             -           -            400          1          2,999
Issuance of common stock at $7.50
 per share and warrants at $.10
 per warrant in initial public
 offering                                    -           -      2,875,000      2,875     18,217,215
Conversion of preferred stock
 to common stock                     (250,000)        (250)       102,866        103            147
Options granted to employees                 -           -              -          -        394,999
Amortization of deferred
 compensation                                -           -              -          -              -
Net loss                                     -           -              -          -              -
                                    ----------       -----      ---------    -------    -----------
Balance at September 30, 1996                -           -      6,671,237    $ 6,672    $34,172,618
Option granted to consultant                 -           -              -          -         96,903
Amortization of deferred
 compensation                                -           -              -          -              -
Net loss                                     -           -              -          -              -
                                    ----------       -----      ---------    -------    -----------
Balance at September 30, 1997                -       $   -      6,671,237    $ 6,672    $34,269,521
                                    ----------       -----      ---------    -------    -----------
                                    ----------       -----      ---------    -------    -----------

                                                       Subscription
                                                        Receivable/
                                       Accumulated       Deferred
                                         Deficit       Compensation        Total
                                      ------------     ------------     -----------
Balance at October 23, 1989
 (inception)                          $          -      $       -       $         -
Issuance of common stock at
 $.001                                           -              -             8,029
Net income                                      44              -                44
                                      ------------      ---------       -----------
Balance at December 31, 1989                    44              -             8,073
Net income                                     751              -               751
                                      ------------      ---------       -----------
Balance at December 31, 1990                   795              -             8,824
Net income                                     272              -               272
                                      ------------      ---------       -----------
Balance at December 31, 1991                 1,067              -             9,096
Additional funding                               -              -         1,259,249
Net loss                                (2,445,184)             -        (2,445,184)
                                      ------------      ---------       -----------
Balance at December 31, 1992            (2,444,117)             -        (1,176,839)
Net effect of reorganization
 and issuance of common
 stock to account for reverse
 acquisition                            (1,197,822)                      (1,152,667)
Net loss                                (4,238,731)                      (4,238,731)
                                      ------------      ---------       -----------
Balance at September 30, 1993           (7,880,670)                      (6,568,237)
Issuance of common stock at $60
 per share for consulting and
 professional services                           -              -            66,000
Issuance of Series A preferred
 stock for cash at $3.00 per
 share                                           -              -           487,500
Issuance of common stock to
 convert bridge debt financing
 at prices from $52.50 to $75
 per share                                       -              -         5,934,007
Net loss                                (2,432,623)             -        (2,432,623)
                                      ------------      ---------       -----------
Balance at September 30, 1994          (10,313,293)             -        (2,513,353)
Issuance of common stock at
 $3.00 per share upon conversion
 of debt                                         -              -         1,659,763
Issuance of common stock pursuant
 to anti-dilutive provisions in
 previous bridge debt financing                  -              -                 -
Issuance of common stock at $3.00
 per share for subscription
 receivable                                      -       (311,000)                -
Net loss                                (2,790,122)             -        (2,790,122)
                                      ------------      ---------       -----------
Balance at September 30, 1995          (13,103,415)      (311,000)       (3,643,712)
Issuance of common stock at $3.00
 per share in exchange for
 repayment of note payable to bank               -              -         2,250,000
Receipt of subscription receivable               -        311,000           311,000
Issuance of common stock and
 warrants at $3.75 per unit for
 cash                                            -              -         1,740,498
Issuance of common stock at
$4.50 per share for cash                         -              -         1,800,000
Exercise of common stock options                 -              -             3,000
Issuance of common stock at $7.50
 per share and warrants at $.10
 per warrant in initial public
 offering                                        -              -        18,220,090
Conversion of preferred stock
 to common stock                                 -              -                 -
Options granted to employees                     -       (163,124)          231,875
Amortization of deferred
compensation                                     -         44,385            44,385
Net loss                                  (833,488)             -          (833,488)
                                      ------------      ---------       -----------
Balance at September 30, 1996         $(13,936,903)     $(118,739)      $20,123,648
Option granted to consultant                     -              -            96,903
Amortization of deferred
compensation                                     -         67,826            67,826
Net loss                                (6,895,149)             -        (6,895,149)
                                      ------------      ---------       -----------
Balance at September 30, 1997         $(20,832,052)     $ (50,913)      $13,393,228
                                      ------------      ---------       -----------
                                      ------------      ---------       -----------

SEE NOTES TO FINANCIAL STATEMENTS

STATEMENTS OF CASH FLOWS

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)

                                                                  Year Ended September 30                October 23, 1989
                                                         -------------------------------------------      (inception) to
                                                             1997           1996           1995        September 30, 1997
                                                         ------------    ------------    -----------   ------------------
OPERATING ACTIVITIES:
 Net loss                                                $ (6,895,149)   $   (833,488)   $(2,790,122)   $(20,832,052)
 Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization                               262,784         128,719         53,581       1,043,928
  Amortization of premium on investments                      156,342               -              -         156,342
  Stock options issued as compensation                        164,729         276,260              -         440,989
  Loss on write-off of patents                                 53,144         189,068              -         242,212
  Gain on sale of subsidiary                                        -      (2,288,474)             -      (2,288,474)
  Loss on disposal of property and equipment                    4,435         128,248              -         132,683
  Loss on write-off of  receivable from related party               -         147,803              -         147,803
  Other                                                             -          27,032         24,669          51,701
  Gain on sale of diagnostic division                               -               -              -        (483,162)
  Loss on write-off of purchased research
    and development                                                 -               -              -       2,646,166
  Cumulative effect of reorganization                               -               -              -       1,152,667
  Changes in operating assets and liabilities:
    Accrued interest and other current assets                 132,449        (695,609)         1,779        (576,836)
    Other assets                                             (583,496)         14,214         46,966        (734,696)
    Accounts payable                                          676,278          70,204         42,089       1,082,038
    Accrued expenses                                          118,765         150,629         17,105         618,598
                                                        -------------    ------------    -----------    ------------
     Net cash used in operating activities                 (5,909,719)     (2,685,394)    (2,603,933)    (17,200,093)

INVESTING ACTIVITIES:
Purchases of marketable securities                        (10,835,442)    (15,073,988)             -     (25,909,430)
Maturities of marketable securities                        14,041,000               -              -      14,041,000
Additions to patents and licenses                            (652,053)       (213,196)      (274,901)     (2,494,840)
Purchases of property and equipment                          (804,454)        (23,524)             -      (1,612,695)
Cash acquired in acquisition of business                            -               -              -         985,356
Proceeds from sale of diagnostic division                           -               -              -         496,555
                                                        -------------    ------------    -----------    ------------
    Net cash provided (used) by investing activities        1,749,051     (15,310,708)      (274,901)    (14,494,054)

FINANCING ACTIVITIES:
Proceeds from issuance of notes payable and
 long-term debt                                               814,380          81,675      3,427,992       5,390,803
Payments on notes payable and long-term debt                 (276,278)     (2,603,000)             -      (3,046,783)
Proceeds from issuance of notes payable to
 related parties                                                    -               -        925,000       4,982,169
Payments on notes payable to related parties                        -        (250,000)    (1,079,885)     (1,329,885)
Net proceeds from issuance of common stock
 and warrants                                                       -      24,324,588              -      25,657,866
Net proceeds from issuance of preferred stock                       -               -              -         487,500
                                                        -------------    ------------    -----------    ------------
Net cash provided by financing activities                     538,102      21,553,263      3,273,107      32,141,670
                                                        -------------    ------------    -----------    ------------
Net increase (decrease) in cash and cash equivalents       (3,622,566)      3,557,161        394,273         447,523

Cash and cash equivalents at beginning of period            4,070,089         512,928        118,655               -
                                                        -------------    ------------    -----------    ------------

Cash and cash equivalents at end of period              $     447,523    $  4,070,089    $   512,928    $    447,523
                                                        -------------    ------------    -----------    ------------
                                                        -------------    ------------    -----------    ------------

SEE NOTES TO FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)


1. NATURE OF OPERATIONS AND BASIS FOR PRESENTATION

Maxim Pharmaceuticals, Inc. (the "Company") was incorporated in Delaware in 1954 under the name "Wilco Oil & Minerals, Corp." and has existed under various names since then. From 1987 to 1993, the Company operated as a medical diagnostics products company under the name "General Biometrics, Inc." In 1993, the Company merged with Syntello Vaccine Development AB ("SVD"), a Swedish biopharmaceutical company, in an exchange of stock accounted for as a reverse acquisition (the "Reorganization"). Upon completion of the Reorganization, the Company changed its name to "Syntello, Inc." and commenced its operations as a biopharmaceutical company. The Company's proprietary technologies, which target the treatment and prevention of cancer and infectious disease, were acquired during and following the Reorganization. The Company sold its medical diagnostic division in 1994 and sold SVD in July 1996. Since December 1995, the Company has operated under the name "Maxim Pharmaceuticals, Inc." The statements of operations' inception-to-date information reflects the cumulative operations of SVD from the date of its inception (October 23, 1989). The statement of stockholders' equity (deficit) for the periods from inception to the date of the 1993 reverse acquisition reflects the equity activity of SVD.

Since the Reorganization, the Company has devoted substantially all of its resources to its MAXAMINE and MAXVAX product development programs. The Company conducts its research and other product development efforts through a combination of internal and collaborative programs. For MAXAMINE, in addition to internal management and staff, the Company relies upon arrangements with universities, other clinical research sites and contract research organizations for a significant portion of its product development efforts. The majority of the basic research and development efforts related to MAXVAX were transferred to the Company's internal facilities during 1997, and prior to that time the Company conducted this research primarily through university laboratories. Oversight of all external and collaborative programs is conducted by the Company's executive officers and other staff from its headquarters located in San Diego, California.

The Company expects to incur substantial losses as it expands its research and development activity and sponsorship of clinical trials. The future success of the Company is likely to be dependent on its ability to obtain additional capital to develop and commercialize its proposed products and, ultimately, upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations (Note 13).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DEVELOPMENT STAGE - The Company has not earned significant revenues from planned principal operations. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7 ("SFAS 7"). Among the disclosures required by SFAS 7 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity (deficit) and cash flows disclose activity since the date of the Company's inception.

CONCENTRATION OF CREDIT RISK - The Company invests its excess cash in U.S. government securities and other highly liquid debt instruments of financial institutions and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities to safely maintain an adequate level of liquidity.

CASH EQUIVALENTS AND INVESTMENTS IN MARKETABLE SECURITIES - Investments with original maturities of less than 90 days are considered cash equivalents, and all other investments which mature within one year are classified as short-term investments. The Company has classified all investments as held-to-maturity securities. Investments are carried at cost, which approximates market. The investments mature at various dates through February 1999.

PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

PATENTS AND LICENSES - The Company capitalizes certain legal costs and acquisition costs related to patents and licenses. Accumulated costs are amortized over the lesser of the legal lives or the estimated economic lives of the proprietary rights, generally seven to ten years, using the straight-line method and commencing at the time the patents are issued or the license is acquired. Effective October 1, 1996, the Company adopted Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of:" ("SFAS 121"). SFAS requires losses from impairment to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets before interest are less than the assets' carrying amount. The adoption of SFAS 121 did not have a material effect of the Company's financial statements for the year ended September 30, 1997.

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

FOREIGN CURRENCY TRANSLATION - The Company accounts for translation of foreign currency in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation." During the periods in which the Company owned SVD, the U.S. dollar was considered the functional currency of this Swedish subsidiary. Monetary assets and liabilities were translated using the exchange rate in effect at the balance sheet date, and non-monetary assets and liabilities were translated at historical rates. Revenues and expenses were translated at the average rates in effect during the year. All translation adjustments and transaction gains and losses were recognized in operations as other income or expense.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amount of cash, cash equivalents, investments in marketable securities, accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments. The carrying amount of the notes payable and long-term debt are reasonable estimates of fair value as the loans bear interest based on market rates currently available for debt with similar terms.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates.

RECLASSIFICATIONS - Certain amounts in the prior years' financial statements have been reclassified to conform with current year classifications.

3. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                          September 30
                                                       1997          1996
                                                       ----          ----
     Laboratory equipment                            $454,115       $    -
     Office equipment and furniture                   365,239       56,187
     Leasehold improvements                            25,963            -
                                                     --------       ------
                                                      845,317       56,187
     Less accumulated depreciation and amortization  (126,329)     (25,150)
                                                     --------       ------
                                                     $718,988      $31,037
                                                     --------       ------
                                                     --------       ------

During the year ended September 30, 1996, the Company transferred laboratory equipment with a net book value of $128,248 to a former Swedish collaborating scientist and former director of the Company.

4. SUPPLEMENTAL CASH FLOW INFORMATION

                                          Year Ended September 30             From Inception
                                      -------------------------------            Through
                                      1997         1996          1995        September 30,1997
                                      ----         ----          ----        -----------------
Noncash investing and
  financing activities:
    Issuance of common stock
      to convert debt               $     -     $         -   $1,659,763        $ 7,593,770
  Sale of subsidiary:
    Net patents sold                      -         154,296            -            154,296
    Other liabilities transferred         -        (121,210)           -           (121,210)
    Note payable transferred              -      (2,421,560)           -         (2,421,560)
    Other accruals                        -         100,000            -            100,000
Acquisition of subsidiary:
    Assets acquired                       -               -            -          4,917,359
    Liabilities assumed                   -               -            -         (5,911,481)
    Net equity effect of acquisition      -               -            -           (994,122)
Supplemental disclosure of cash
  flow information:
    Cash paid for interest           83,167         341,126      202,627          1,476,291

5. ACCRUED EXPENSES

Accrued expenses consist of the following:

                                          September 30
                                       1997          1996
                                       ----          ----
     Compensation                    $185,848      $ 79,868
     Professional fees                167,985       201,179
     Collaborator fees                130,000       100,000
     Other                            113,555        97,576
                                     --------      --------
                                     $597,388      $478,623
                                     --------      --------
                                     --------      --------

6.   LINE OF CREDIT AGREEMENT AND LONG-TERM DEBT

In March 1997 the Company entered into a line of credit agreement with a bank. Under the agreement the Company may borrow up to $900,000 during 1997 to fund qualified equipment purchases. At January 1, 1998 any outstanding advances under the line of credit will convert to a term loan payable in equal installments over 48 months, including interest at prime plus 0.5%. The loan is secured by all assets of the Company. At September 30, 1997 aggregate advances under the line of credit totaled $660,965.

Long-term debt consists of the following:

                                                         September 30
                                                      1997          1996
                                                      ----          ----
     Credit agreement with bank, secured
       by all assets of the Company                 $660,965     $       -
     Capital lease agreement, secured by
       certain equipment                              21,976
     Note payable, secured by a priority interest
       in certain technology and rights                    -       247,000
                                                    --------     ---------
                                                     682,941       247,000
     Less current portion                           (127,712)     (247,000)
                                                    --------     ---------
                                                    $555,229     $       -
                                                    --------     ---------
                                                    --------     ---------

In July 1993, the Company issued a note payable to a company for $600,000 in partial consideration for certain worldwide exclusive rights related to its Maxamine technology. In June 1997, the Company made the final payment of principal of $247,000 due under the note.

7. STOCKHOLDERS' EQUITY

JULY 1996 INITIAL PUBLIC OFFERING - During July 1996 the Company completed an initial public offering in which it sold 2,875,000 shares of common stock and 2,875,000 detachable warrants to purchase common stock ("Redeemable Warrants"). The Company received net proceeds of $18,220,090 after underwriting discounts and other issuance costs of $3,629,910.

WARRANTS - At September 30, 1997, warrants to purchase 3,707,642 shares of the Company's common stock at a weighted average exercise price of $9.86 per share are outstanding, of which warrants to purchase 3,576,087 shares are exercisable.

Included in the above total warrants outstanding are 2,875,000 Redeemable Warrants issued in connection with the aforementioned initial public offering. Each Redeemable Warrant allows the holder thereof to purchase one share of common stock at an exercise price of $10.50. The Redeemable Warrants may be exercised at any time during the period commencing July 10, 1997 and terminating July 10, 2001. Commencing January 10, 1998, the Company may redeem the Redeemable Warrants at $0.01 per warrant upon 30 days prior written notice to the holders (i) if the average closing bid price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption, and (ii) the holder fails to exercise the warrant within the 30-day notice period. In connection with the initial public offering the Company also issued warrants to the underwriter under which the underwriter may purchase up to 250,000 shares of common stock at a price of $9.00 per share and up to 250,000 warrants at a price of $0.12 per warrant. The warrants issuable upon exercise of the initial public offering warrants are exercisable at a price of $12.38 per share of common stock.

The Company has also issued warrants to purchase common stock to certain consultants of the Company and in connection with private placements of equity securities. These warrants generally have terms ranging from five to seven years, and some include vesting provisions. Such warrants to purchase 332,642 shares of the Company's common stock at an exercise price of $3.00 per share were outstanding at September 30, 1997, of which warrants to purchase 201,087 shares were exercisable.

STOCK OPTIONS - In 1993, the Company established a stock option plan (the "1993 Plan") under which incentive and nonqualified stock options have been granted to key employees, directors and consultants of the Company. Under the 1993 Plan as amended, options may be granted to purchase up to 1,000,000 shares of common stock; options that are granted generally vest over four years and have a maximum term of ten years.

During the year ended September 30, 1997, the Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). As allowed under the provisions of SFAS No. 123, the Company applies Accounting Principals Board Opinion No. 25 and related interpretation in accounting for its stock option plans. In May 1996, the Company issued options to purchase 526,665 shares of common stock under the 1993 Plan at an exercise price of $3.75 per share to members of management, directors and consultants. Concurrently, the Company also canceled previously issued options held by certain of these persons. Of the options issued, 305,833 were immediately exercisable with the remaining options vesting over a period of two to five years. In accordance with Accounting Principles Board Opinion No. 25, as a result of the issuance the Company expects to record compensation expense of approximately $395,000 over the vesting period of the options. Such compensation expense recorded during the fiscal years ended September 30, 1997 and 1996 totaled $67,826 and $276,260, respectively.

The following table summarizes stock option activity under the Plan:

                                                      Number            Exercise Price
                                                    of Shares             Per Share
                                                    ---------             ---------
     Outstanding September 30, 1994                  34,067              $7.50 - $60.00
       Granted                                        3,333                  $7.50
       Exercised                                          -                    -
       Canceled                                        (533)                $60.00
                                                    -------
     Outstanding September 30, 1995                  36,867                  $7.50
       Granted                                      527,334                  $3.75
       Exercised                                       (400)                 $7.50
       Canceled                                     (53,134)             $3.75 - $7.50
                                                    -------
     Outstanding September 30, 1996                 510,667                  $3.75
       Granted                                      271,665              $7.00 - $14.50
       Exercised                                          -                    -
       Canceled                                           -                    -
                                                    -------
     Outstanding September 30, 1997                 782,332              $3.75 - $14.50
                                                    -------
                                                    -------

At September 30, 1997, options for 449,691 shares of common stock are exercisable and the remaining 332,641 become exercisable at various dates through January 2, 2002. The options expire at various dates through September 25, 2004. The following table summarizes information concerning outstanding and exercisable options as of September 30, 1997.

                                           Options Outstanding                     Options Exercisable
                               ------------------------------------------        -----------------------
                                                                Weighted-
                                             Weighted-            Average                      Weighted-
                                               Average          Remaining                        Average
Price Range                    Shares   Exercise Price   Contractual Life        Shares   Exercise Price
--------------------------------------------------------------------------------------------------------
$3.75                         510,666           $ 3.75         5.59 years       394,232          $  3.75
$7.00 - $9.99                 238,166           $ 8.78         6.47 years        53,959          $  8.69
$10.00 - $14.50                33,500           $12.58         6.81 years         1,500          $ 10.02

If the Company had elected to account for its stock options under the fair value method prescribed by SFAS 123, the net losses for the years ended September 30, 1997 and 1996 would have been increased by $742,000 ($0.12 per share) and $839,000 ($0.21 per share), respectively. The fair value of these options was estimated at the date of grant using the "Black-Scholes" method for option pricing and the following weighted average assumptions for 1997 and 1996, respectively: risk-free interest rates of 5.80% and 5.76%; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 73%; and an expected life of the option of five years. These assumptions resulted in weighted-average fair values of $5.00 and $2.51 per share for stock options granted in the fiscal years ended September 30, 1997 and 1996, respectively.

401(k) PLAN - In July 1997 the Company established a 401(k) retirement plan (the "401(k) Plan") under which employees meeting eligibility requirements may elect to participate and contribute to the 401(k) Plan. The 401(k) Plan provides for matching contributions by the Company in an amount equal to the lesser of 50% of the employees' deferral or 3% of the employees' qualifying compensation. The Company contribution may be made in the form of either the common stock of the Company or cash at the discretion of the Company's Board of Directors.

8. INCOME TAXES

The Company has deferred income taxes which have been fully reserved as follows:

                                                         September 30
                                                      1997          1996
                                                      ----          ----
     Deferred tax assets:
       Net operating loss carryforwards           10,665,000     $7,434,000
       General business credit carryforwards         453,000        276,000
       Other                                         149,000         87,000
                                                 -----------     ----------
         Total net deferred tax assets            11,267,000      7,797,000
     Valuation allowance for deferred tax assets (11,267,000)    (7,797,000)
                                                 -----------     ----------
         Net deferred tax assets                 $         -     $        -
                                                 -----------     ----------
                                                 -----------     ----------

At September 30, 1997, the Company has federal and California tax net operating loss carryforwards of approximately $28,500,000 and $9,800,000, respectively. The federal tax loss carryforwards will begin expiring in fiscal 1999 unless previously utilized. The California tax loss carryforwards will begin expiring in fiscal 1998.

As a result of the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of the Company's tax net operating loss carryforwards and tax credit carryforwards are subject to an annual limitation in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future taxable income.

9. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS - The Company leases laboratory and administrative office facilities under a five-year operating lease agreement that commenced December 1996. Future minimum lease commitments approximate the following for each of the five years ended September 30, 2002, and thereafter: 1998 - $320,000; 1999 - $333,000; 2000 - $346,000; 2001 - $360,000; 2002 - $69,000;
and none thereafter. Total rent expense for the fiscal years ended September 30, 1997, 1996 and 1995 was $281,150, $87,456 and $78,449, respectively.

CONTINGENCY - In March 1997, the former President and Chief Operating Officer and the Chief Financial Officer of the Company (the "Former Employees") filed a complaint in the Superior Court in the State of California, County of San Diego (the "Complaint") seeking claims for certain purported damages in contract and in tort arising from their respective terminations of employment with the Company in March 1996. In addition, the Former Employees asserted possible punitive damages and damages based on emotional distress. The Former Employees also claimed the right to vested options of the Company's Common Stock. According to the Complaint, each of the Former Employees appears to be claiming compensatory damages in excess of $2 million and punitive damages in excess of $3 million. In June 1997, the Company filed an answer to the Complaint denying each of the allegations therein.

Pretrial discovery with respect to these legal proceedings has commenced, and a trial date has been scheduled for May 1998. The Company believes the Former Employees' claims are without merit and the Company intends to contest any such claims vigorously. However, there can be no assurances as to the eventual outcome of such claims or their effect on the Company's business, financial condition and results of operations. In addition, an adverse determination in any litigation arising from these claims or the settlement of such claims could have a material adverse effect of the Company's business, financial condition and results of operations.

10.  LICENSES AND COLLABORATIVE AGREEMENTS

The Company's strategy for development of its technologies includes the acquisition and the in-licensing of technologies, and the establishment of collaborative relationships with university, governmental and other entities. Material licensing and collaborative agreements are described below.

In 1993, the Company entered into a technology transfer agreement with a Liechtenstein corporation pursuant to which the Company purchased intellectual property and patent rights related to its MAXAMINE cancer and infectious disease technology. The total purchase price under the agreement was $700,000, of which $600,000 was paid pursuant to a promissory note issued by the Company and secured by the purchased technology. At September 30, 1997, all obligations under the promissory note have been satisfied. The technology transfer agreement also requires that the Company pay certain royalty obligations to inventors of the technology.

In 1993, the Company entered into an agreement with two Swedish companies, Vitec AB and SBL Vaccin AB ("SBL"), pursuant to which the Company obtained an exclusive, worldwide license to certain vaccine carrier technology, including two patent applications, for the treatment of chlamydia. Under the agreement, the Company is required to use its best efforts to engage SBL to manufacture any products which result from the application of the licensed technology. The Company has made payments of $150,000 to Vitec AB under this agreement, and has agreed to make royalty payments on the net sales of products using the licensed technology and to make additional license and milestone payments to Vitec AB upon the execution of any sublicenses.

In 1994, the Company entered into a second license agreement with Vitec AB and SBL for an exclusive, worldwide license to rights related to the carrier technology for all infectious diseases with the exception of (i) chlamydia (governed by the agreement discussed above), (ii) HIV (governed by a sublicense agreement held by the Company) and (iii) cholera and bacterial-related diarrheas. Under the agreement, the Company has agreed to use its best efforts to engage SBL to manufacture any products which result from the application of licensed technology, and both Vitec AB and the Company shall receive a percentage of any profits that SBL derives from manufacturing such products. The Company paid an initial license fee of $100,000, and in 1996 paid a minimum milestone payment of $400,000 under the agreement. The agreement also requires the Company to make royalty payments based on net sales of products which utilize the licensed technology.

11.  RELATED PARTY TRANSACTIONS

In February 1996, the Company entered into an agreement with a business consulting firm to provide strategic planning and advisory services for $10,000 per month for three years, and warrants to purchase up to 173,333 shares of common stock at an exercise price of $3.00 per share vesting over 36 months. In April 1996, the chief executive officer of this firm was elected as a director of the Company. The Company made payments totaling $120,000 and $80,000 in connection with the consulting agreement during the years ended September 30, 1997 and 1996, respectively.

In September 1996 the Company repaid a $250,000 note payable, and paid interest in the amount of $39,056, to a shareholder of the Company.

As described in Note 12, in July 1996 the Company sold its ownership interest in a subsidiary to a former director and shareholder of the Company for $1.00, and recorded a gain on the disposal of $2,288,474. During the year ended September 30, 1996 the Company also transferred laboratory equipment with a net book value of $128,248 to this former director.

As part of its program of research and development, the Company has retained certain scientists and other consultants to consult with the Company and perform research and development services. Certain of these consultants were considered related parties as they were holders of the Company's common stock (or warrants, or options, to purchase common stock), and one such consultant was formerly a director of the Company.

12. DISPOSAL OF CERTAIN OPERATIONS

On July 5, 1996, the Company sold its ownership interest in its Swedish subsidiary, SVD, to a former Swedish collaborating scientist and former director and shareholder of the Company for $1.00. The Company recorded a gain on the disposal of SVD of $2,288,474, representing the excess of SVD's liabilities over its assets as of the date of sale. SVD's primary liability at the date of sale was a $2,421,560 Swedish Industrial Fund loan from the Swedish government. SVD's assets consisted primarily of capitalized patent costs. The sale transferred certain technology rights related to certain peptides for use in vaccination and induction of neutralizing antibodies against HIV. In connection with the sale, the Company received a non-exclusive sublicense to the MAXVAX mucosal vaccine carrier for development of vaccines for the treatment of HIV infection.

13.  SUBSEQUENT EVENT - SECONDARY PUBLIC STOCK OFFERING

During October 1997 the Company completed a secondary public offering in which it sold 2,500,000 shares of common stock at a price of $15.25 per share. The Company received net proceeds of approximately $34,800,000 after underwriting discounts and other issuance costs.

14.  QUARTERLY RESULTS (UNAUDITED)

Summarized quarterly results of operations for the years ended September 30, 1997 and 1996 were as follows (in thousands except per share amounts):

                                                                Year ended September 30, 1997
                                                ---------------------------------------------------------
                                                    First        Second          Third        Fourth
                                                    -----        ------          -----        ------
Research and development expenses                 $539,592     $1,215,456     $1,538,480    $2,059,637
Net loss                                          (764,560)    (1,596,618)    (1,953,443)   (2,580,528)
Net loss per share of common stock                   (0.11)         (0.24)         (0.29)        (0.39)

                                                                Year ended September 30, 1996
                                                ---------------------------------------------------------
                                                    First        Second          Third        Fourth
                                                    -----        ------          -----        ------
Research and development expenses                 $219,388       $593,896       $341,777      $453,870
Net income (loss)                                 (570,879)      (922,009)      (885,410)    1,544,810
Net income (loss) per share of common stock          (0.12)         (0.16)         (0.14)         0.25

15.  PRICE RANGE OF COMMON STOCK (UNAUDITED)

  The Company's common stock currently trades on both the American Stock Exchange ("AMEX") and the Stockholm Stock Exchange ("SSE"). Concurrent with the Company's initial public offering, the Company's common stock began trading on the AMEX under the symbol "MMP" on July 10, 1996. Prior to date there was no established public trading for the common stock. The following table shows the high and low sales price for the common stock by quarter, as reported by the AMEX, for the period subsequent to the initial public offering:

                                                     Price Range
                 Period                           High          Low
                 ------                           ----          ---
  Fiscal Year Ending September 30, 1996
     Fourth Quarter (commencing July 10, 1996)     $11        $7-3/4

  Fiscal Year Ending September 30, 1997
     First Quarter                             $10-5/8            $7
     Second Quarter                             11-1/4         6-3/4
     Third Quarter                               9-3/4         7-7/8
     Fourth Quarter                             16-1/2         8-1/2

  On December 19, 1997 the last reported sales price of the Common Stock, as
reported by the AMEX, was    $15 1/16 per share.  As of such date, there were
approximately 1,200 holders of the Common Stock. On October 24, 1997, concurrent with the completion of a secondary public offering, the Company's common stock commenced trading on the SSE under the symbol "MAXM." The Company has not paid cash dividends and has no intention to do so in the foreseeable future.

INDEPENDENT AUDITORS' REPORT


Board of Directors
Maxim Pharmaceuticals, Inc.:

We have audited the accompanying balance sheets of Maxim Pharmaceuticals, Inc. (a development stage company) as of September 30, 1997 and 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1997 and for the period from inception (October 23, 1989) through September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Maxim Pharmaceuticals, Inc. (a development stage company) as of September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1997 and for the period from inception (October 23, 1989) through September 30, 1997, in conformity with generally accepted accounting principles.



/s/ KPMG PEAT MARWICK LLP

San Diego, California
October 31, 1997

CORPORATE INFORMATION

EXECUTIVE OFFICERS                       CORPORATE HEADQUARTERS
Larry G. Stambaugh                       10835 Altman Row, Suite 150
CHAIRMAN OF THE BOARD,                   San Diego, California  92121
PRESIDENT AND CHIEF EXECUTIVE OFFICER    tel. 619-453-4040
                                         fax 619-453-5005

Kurt R. Gehlsen, Ph.D.                   10-K AVAILABILITY
VICE PRESIDENT, DEVELOPMENT AND          A copy of the company's annual report
CHIEF TECHNICAL OFFICER                  to the Securities and Exchange Commission
                                         on Form 10-K for the fiscal year ended
Dale A. Sander                           September 30, 1997, without exhibits,
VICE PRESIDENT, FINANCE,                 will be made available to any Stockholder
CHIEF FINANCIAL OFFICER                  upon written request to:
AND CORPORATE SECRETARY                  Maxim Pharmaceuticals, Inc.
                                         10835 Altman Row, Suite 150
                                         San Diego, California  92121

DIRECTORS                                STOCK LISTING
Larry G. Stambaugh                       The shares of the Company's common
CHAIRMAN OF THE BOARD,                   stock and redeemable common stock is
PRESIDENT AND CHIEF EXECUTIVE OFFICER    traded on the American Stock Exchange
                                         under the symbol "MMP", and on the
Colin B. Bier, Ph.D.                     Stockholm Stock Exchange under the
MANAGING DIRECTOR                        symbol "MAXM".  The Company's redeemable
ABA BIORESEARCH                          common stock purchase warrants are
                                         traded on the American Stock Exchange
G. Steven Burrill                        under the symbol "MMP.WS".
CHIEF EXECUTIVE OFFICER
BURRILL & COMPANY LLC                    TRANSFER AGENT
                                         American Stock Transfer & Trust Company
Per-Olof Martensson                      40 Wall Street
PRINCIPAL                                New York, New York 10005
POM ADVISORY SERVICES AB
                                         CORPORATE COUNSEL
F. Duwaine Townsen                       Cooley Godward LLP
MANAGING PARTNER                         4365 Executive Drive, Suite 1100
VENTANA GROWTH FUNDS                     San Diego, California 92121

                                         INDEPENDENT AUDITORS
                                         KMPG Peat Marwick LLP
                                         750 B Street, Suite 3000
                                         San Diego, California  92101

THIS ANNUAL REPORT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS" AND ELSEWHERE IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE UNCERTAINTIES ASSOCIATED WITH PRODUCT DEVELOPMENT, THE RISK THAT PRODUCTS THAT APPEARED PROMISING IN EARLY CLINICAL TRIALS DO NOT DEMONSTRATE EFFICACY IN LARGER-SCALE CLINICAL TRIALS, THE RISK THAT CLINICAL TRIALS WILL NOT COMMENCE WHEN PLANNED, THE RISK THAT THE COMPANY WILL NOT OBTAIN APPROVAL TO MARKET ITS PRODUCTS.