Form 10-K405, Exhibit 13
period 1998-09-30
MAXIM PHARMACEUTICALS INC
filed 1998-12-29
CIK 1013351

                                                                  EXHIBIT 13.1


[INSIDE FRONT COVER AND FIRST PAGE]


Maxim is developing advanced drugs and vaccines for cancer and infectious diseases. Global awareness of our lead drug MAXAMINE-TM- continues to grow as the immuno-modulator is now in three Phase III cancer trials in 12 countries around the world.



1998 MILESTONES - MOVING TOWARD GLOBAL COMMERCIALIZATION

- Commenced an international Phase III clinical trial of MAXAMINE THERAPY-TM-for the treatment of advanced malignant melanoma in Europe, Australia and Canada.

- Commenced a Phase III clinical trial of MAXAMINE THERAPy in acute myelogenous leukemia (AML) in the United States, Europe, Australia, Canada and Israel.

- Expanded the body of human data highlighting the potential benefits of MAXAMINE THERAPY, including updated Phase II AML clinical results suggesting substantial increases in leukemia-free remission times.

- Completed our first three corporate collaborations with Chiron Corporation, Amgen Inc., and BioNative AB.

- Commenced a Phase II trial of MAXAMINE THERAPY in the treatment of advanced renal cell carcinoma, and released pilot study data suggesting that MAXAMINE has the potential to improve the treatment of renal cell patients.

- Completed a Phase I trial of MAXAMINE THERAPY in the treatment of hepatitis C patients, demonstrating safety and suggesting that MAXAMINE has the potential to benefit the treatment of this wide-spread disease.

- Completed a $35 million secondary offering, and expanded our shareholder base with a listing in Europe on the Stockholm Stock Exchange (SSE) to complement our United States AMEX listing.

- Expanded our product pipeline by advancing the development of MAXDERM-TM-for dermatological and other topical applications.

- Developed prototype vaccines candidates with our MAXVAX-TM- technology, and published two studies highlighting its feasibility as a carrier.


Note: MAXAMINE, MAXAMINE THERAPY, MAXDERM, MAXVAX and the Maxim logo are trademarks of Maxim Pharmaceuticals, Inc.

TO OUR SHAREHOLDERS, COLLABORATORS AND ASSOCIATES:


We began Fiscal 1998 with one Phase III cancer trial of MAXAMINE underway and with the goal of rapidly advancing the global commercialization of this important drug candidate. Now, in December 1998, clinicians in 12 countries are treating patients with MAXAMINE in three Phase III cancer trials. During the last year we also completed three corporate collaborations to assist with our development efforts. We believe that these results and other accomplishments during the year clearly achieved our goal of moving closer to a potential global launch of MAXAMINE. It is apparent from our discussions with doctors, nurses and patients that there is a vital need for this prospective treatment for cancer and infectious diseases such as hepatitis C.

During 1998 we also expanded our product pipeline, including the advancement of the MAXDERM technology for dermatological and other topical therapies. We also moved the MAXVAX technology closer to the clinic as we work toward the development of a new class of vaccines.

MAXAMINE PROGRESSES TOWARD GLOBAL LAUNCH

In February 1998 we commenced our third Phase III clinical trial of MAXAMINE, initiating an international study in Acute Myelogenous Leukemia on three continents. This trial complements the two ongoing Phase III trials in advanced malignant melanoma initiated previously. Each of these trials are designed to independently support regulatory submissions for approval to market MAXAMINE.
We believe that conducting three concurrent Phase III cancer trials of MAXAMINE THERAPY around the world increases the prospects the commercial success of MAXAMINE.

In November 1998 clinicians presented updated clinical results from our Phase II study of MAXAMINE as a remission therapy in patients with AML at a large international hematology meeting. In a disease where only 20-25% of the patients would be expected to be alive after two years, more than half the patients treated with MAXAMINE remain leukemia-free. The number of clinical sites -- more than 100 -- that have approached Maxim and agreed to participate in this trial has greatly exceeded our expectations. We believe that this interest results from the combination of the promising data we have seen in the Phase II trial, and the fact that this population of patients has limited options for therapy today.

PROMISING RESULTS AND EXPANDED TESTING IN CANCER

Those of you who have followed Maxim know that MAXAMINE THERAPY has shown great promise in extending survival and disease-free remission times in a series of Phase II trials in patients with advanced-stage malignant melanoma and AML. Although these indications represent the initial disease targets for MAXAMINE, they are not the only potential uses for the drug.

In November 1998 we initiated a Phase II clinical trial of MAXAMINE THERAPY in the treatment of patients with advanced renal cell carcinoma (RCC). A small pilot study of MAXAMINE THERAPY in the treatment of RCC suggested that patients treated with MAXAMINE survived longer than patients treated with the standard of care. We are excited to further test MAXAMINE THERAPY in this patient group as conventional therapies have not improved overall survival for this patient group.

A 1998 publication of research in the BRITISH JOURNAL OF CANCER suggests that MAXAMINE potentiates the anti-tumor efficacy of interleukin-2 in treating established prostate adenocarcinoma in rats. In the report, a team of researchers at the Department of Oncology, University of Umea, Sweden, showed that MAXAMINE may also enhance the benefit of radiotherapy of prostate cancer tumors. Based on these results, new approaches to treating advanced prostate cancer may be possible.

This new clinical and preclinical data adds to a growing body of research that supports the potentially broad applicability of the immuno-modulating attributes of MAXAMINE. We expect to continue the expansion of our clinical development program into other cancers, most likely in collaboration with our marketing partners and other corporate collaborators. We also expect to advance this basic immuno-enhancing technology further into infectious diseases, including an area of great need, hepatitis C.

HEPATITIS C

In June 1998 we released the results of our Phase I trial in hepatitis C
(HCV). The study indicated that the combination of MAXAMINE with interferon-alpha (IFN-[ALPHA]) is safe in the treatment of HCV patients, and that MAXAMINE may enhance the efficacy of IFN-[ALPHA] in patients who were previously nonresponsive to IFN-[ALPHA] therapy. These results further support the underlying mechanism of action of MAXAMINE as a potential immuno-modulator for biotherapeutic treatment of viral infections.

These data encourage us to continue our clinical development of MAXAMINE for use in the treatment of hepatitis C and possibly other viral infections. With at least 60 million people infected with HCV world wide, and existing therapies that are ineffective in the majority of patients, a critical need exists for a tremendous number of patients. We expect to start a Phase II trial in hepatitis C in 1999.

CORPORATE COLLABORATIONS AND PREPARATION FOR MARKET LAUNCH

As we move closer to the potential market launch of MAXAMINE, we are undertaking the activities required to prepare for launch, including market evaluations, reimbursement analysis and selection of potential marketing partners. During 1999 we expect to complete and announce our selection of marketing partners in key regions of the world. In the United States we are preparing for the direct launch of the product ourselves.

Our corporate collaboration activities in 1998 highlight our belief that MAXAMINE, a combination therapy, is complementary rather than competitive with many drugs and may be key to successful biotherapy. During 1998 we entered into clinical collaborations with Chiron Corporation, Amgen Inc. and BioNative AB. Each of these companies have cytokines whose efficacy may be enhanced by using them in combination with MAXAMINE. Under each of these agreements, we received economic and other support for important clinical trials without giving up any marketing or other future rights to MAXAMINE.

EXPANDING OUR PRODUCT PIPELINE

During the year we acquired and developed technologies that we believe will allow for the development of MAXDERM, a MAXAMINE-related technology for dermatological and other topical treatments. A study in patients with herpes labialis (cold sores) that showed that MAXDERM resolved lesions more effectively than a placebo control. We believe that other potential applications for MAXDERM include oral mucositis, shingles, burns and other dermatological applications.

During 1988 we have also advanced the preclinical development of our MAXVAX mucosal vaccine carrier/adjuvant technology. Two 1998 publications in INFECTION AND IMMUNITY described a human study and a preclinical study, both of which support the feasibility and potential benefits of using MAXVAX as a carrier for a new class of needle-free vaccines.

                              *   *   *   *   *

In last year's report we highlighted our goal of building a company whose products EXTEND LIFE...WITH QUALITY. During the past year we expanded the breadth of our development efforts while moving closer to potential market launch. During 1999 we hope to maintain and build upon this momentum and prepare for the worldwide commercialization of MAXAMINE. We thank our long-standing shareholders, collaborators, healthcare providers, patients and associates for their continued loyalty, interest and support, and enthusiastically look forward to 1999.

Sincerely,



Larry G. Stambaugh
Chairman and Chief Executive Officer

MAXAMINE THERAPY:  KEY TO BIOTHERAPY

THE RESULTS FROM AN EXTENSIVE SERIES OF CLINICAL TRIALS OF MAXAMINE THERAPY IN CANCER PATIENTS SUGGEST A SUBSTANTIAL IMPROVEMENT IN PATIENT SURVIVAL AND REMISSION TIMES WHILE MAINTAINING QUALITY OF LIFE DURING THERAPY.

Maxim's lead drug, the immuno-modulator MAXAMINE, is designed to offer a safer treatment that extends life for seriously ill patients. MAXAMINE may be key to biotherapy -- the use of the body's immune system to fight cancer and infectious diseases.

The results of an extensive series of clinical trials of MAXAMINE in the treatment of malignant melanoma and acute myelogenous leukemia suggest a more than doubling of survival and remission times in patients treated with MAXAMINE. Earlier-stage clinical studies have also suggested promise for the use of MAXAMINE in treating renal cell carcinoma and hepatitis C. Because MAXAMINE THERAPY capitalizes upon and enhances the patient's own immune capabilities, it has the potential to be used in a wide range of cancers and infectious or other diseases that can be recognized by the immune system.

MAXAMINE CURRENT CLINICAL TRIAL STATUS

                                    [GRAPH]


The potential broad use of MAXAMINE is further expanded by the fact that the drug may be complementary to many other biotherapeutic agents. MAXAMINE
THERAPY combines the administration of MAXAMINE, which PROTECTS critical immune cells, with the administration of biotherapeutic agents designed to STIMULATE these immune cells. Accordingly, MAXAMINE and these biotherapeutic agents are not competitive but play complementary and synergistic roles in enhancing the immune system as combination therapies.

There are a number of biotherapeutic agents currently available or under development, but many have achieved only modest effectiveness in most cancers or infectious diseases as single-agent therapies. The results of a series of clinical trials conducted to date highlight the potential of combination therapies using MAXAMINE to improve the efficacy of certain biotherapeutic agents. Because MAXAMINE'S basic mechanism may benefit many complementary drugs, we believe that continuing improvements in the field of biotherapy, such as the development of sustained-release cytokines or tumor vaccines, may result in greatly expanded opportunities for the use of MAXAMINE.

PATIENT QUALITY OF LIFE

THE ABILITY TO PROVIDE REMISSION THERAPY ON AN OUTPATIENT, AT-HOME BASIS IS ESSENTIAL TO ALLOW THE PATIENTS TO MAINTAIN AS CLOSELY AS POSSIBLE THEIR NORMAL LIFESTYLE.

In addition to extending survival, maintaining the quality of the patient's life during treatment is an important objective of MAXAMINE THERAPY. Cancer and chronic infectious diseases afflict millions of people worldwide, yet available treatments can be ineffective, harsh and costly. MAXAMINE THERAPY is designed to allow self-administered treatment by patients in their own home, and is believed to reduce toxic side effects of cytokines and other biotherapeutic agents.

In a Phase II study of MAXAMINE in the treatment of AML, 39 patients administered more than 8,000 doses of MAXAMINE at home. The majority, 75%, of the evaluable patients returned to work while taking MAXAMINE THERAPY. "Quality of life is very important for AML patients during remission," said Dr. Mats Brune, Department of Hematology, Sahlgrenska University Hospital, Goteborg, Sweden, principal investigator in the Phase II study. "The ability to provide remission therapy on an outpatient, at-home basis is essential to allow the patients to maintain as closely as possible their normal lifestyle."

HOW MAXAMINE THERAPY WORKS

MAXAMINE, an immuno-modulator, is based on a naturally occurring molecule.
Its usefulness in biotherapy was discovered by Maxim's collaborative scientists at the University of Goteborg, Sweden. Two kinds of immune cells, natural killer-cells (NK Cells) and cytotoxic T Cells, possess an ability to kill and support the killing of cancer cells and virally infected cells. Cytokines, such as interleukin-2 (IL-2) and interferon-alpha (IFN-[ALPHA]), are potent stimulators of NK Cells and T Cells, yet they are often rendered ineffective in the treatment of patients as the NK Cells and T Cells are suppressed by phagocytes, another component of the body's immune system. MAXAMINE is designed to modulate the immune system to protect NK Cells and T Cells, making biotherapy more effective.

[Insert Most Current Mechanism Illustration - "Programmed Cell Death of NK Cells Without Maxamine"]



THE RELEASE OF FREE RADICALS BY PHAGOCYTES RESULTS IN APOPTOSIS (PROGRAMMED CELL DEATH) OF NK CELLS AND T CELLS, THEREBY DESTROYING THEIR KILLING (CYTOTOXIC) CAPABILITY AND RENDERING THE IMMUNE RESPONSE AGAINST THE TUMOR OR VIRALLY INFECTED CELL LARGELY INEFFECTIVE. THESE PHAGOCYTES, A CLASS OF WHITE BLOOD CELLS, ARE FOUND IN ABUNDANT QUANTITIES AT THE SITE OF TUMORS OR VIRAL INFECTIONS.



[Insert Most Current Mechanism Illustration - "Maxamine Immuno-Modulator Technology"]



MAXAMINE, A NATURALLY OCCURRING MOLECULE, ATTACHES TO PHAGOCYTES AND PREVENTS THE PRODUCTION AND RELEASE OF FREE RADICALS, THEREBY ALLOWING IMMUNE-ACTIVATING AGENTS, SUCH AS IL-2 AND IFN-[ALPHA], TO MORE EFFECTIVELY ACTIVATE NK CELLS AND T CELLS TO ENHANCE THE KILLING OF TUMOR CELLS OR VIRALLY INFECTED CELLS.

Because MAXAMINE has been shown to increase the effectiveness of cytokines, lower doses of cytokines such as IL-2 and IFN-[ALPHA] can potentially be used in MAXAMINE THERAPY without compromising therapeutic effectiveness, thereby reducing serious side effects associated with the cytokines. Among the benefits of MAXAMINE THERAPY is the utilization and enhancement of the body's immune capabilities, thereby making the treatment potentially applicable to a broad range of cancers and infectious diseases recognizable by the immune system.

GROWING BODY OF CLINICAL TRIAL RESULTS FOR MAXAMINE THERAPY

For several years we have seen survival benefits in the series of Phase II clinical trials we conducted with MAXAMINE in malignant melanoma and acute myelogenous leukemia. One of our goals for 1998, however, was to further expand the body of data supporting the potential benefit of MAXAMINE into other diseases. During 1998 clinical results were released showing the potential benefit of MAXAMINE in renal cell carcinoma and hepatitis C, as was preclinical data suggesting the potential for use in prostate adenocarcinoma.

MALIGNANT MELANOMA

Malignant melanoma is one of most rapidly increasing cancers in the developed world, with more than 300,000 cases in the United States, Europe and Australia. In two completed Phase II trials using MAXAMINE THERAPY in the treatment of advanced malignant melanoma, overall survival times more than doubled compared to conventional therapies. Specifically, the median survival time for patients treated with MAXAMINE THERAPY in the two studies exceeded 13 and 15 months, respectively, compared to reported median survival times of six to seven months for conventional treatments.

Retaining the patient's quality of life was also an important outcome from the second study. In that study, the doses of the cytokines IL-2 and IFN-[ALPHA] were lowered substantially, resulting in reduced side effects and making it possible for patients to self-administer MAXAMINE THERAPY in their home.


                                    [GRAPH]


Another very encouraging outcome of these two melanoma clinical trials was the improved survival seen in patients with liver metastases. Malignant melanoma frequently metastasizes (spreads) to the liver in advanced-stage patients. Prognosis in these cases is poor, and the predicted survival time for malignant melanoma patients with liver metastasis is four months or less.
 No therapy to date has reported significant improvements in this patient population. Remarkably, the median survival times of the seven patients with liver metastases treated with MAXAMINE THERAPY in the first two trials exceeded 19 months, more than four times longer than the predicted survival time for these patients.

ACUTE MYELOGENOUS LEUKEMIA

AML is the most common form of acute leukemia in adults, and prospects for long-term survival are poor for the majority of patients. There are approximately 20,000 new cases and 15,000 deaths caused by AML each year in the United States, Europe and Australia.

Once diagnosed with AML, patients are typically treated with chemotherapy, and the majority achieve complete remission ("CR"). Unfortunately 75-80% of patients who achieve their first CR ("CR1") will relapse, and the median time in remission before relapse is only 12 months with current treatments. Relapsed patients are typically treated again with chemotherapy, and many of these patients die during chemotherapy. Among those relapsed patients who do survive treatment and achieve a second complete remission ("CR2"), these subsequent remissions normally have a shorter duration than the prior CR (a median of only 6 months in the case of CR2 patients).

The objective of MAXAMINE THERAPY is to treat AML patients in remission with a combination of MAXAMINE and low doses of IL-2 to prevent relapse and prolong leukemia-free survival while maintaining the quality of life for the patients during treatment. The intent is to augment the body's ability to scavenge and attack residual leukemic cells.

In a Phase II study, patients treated in their first remission with MAXAMINE THERAPY have experienced a substantial increase in leukemia-free survival, highlighted by the following updated clinical results as of September 1, 1998:

- 58% (15 of 26) of all CR1 patients treated with MAXAMINE remained in leukemia-free remission. A prior study of AML patients suggest that only 20-25% of patients would be expected to be alive after two years.

- 65% (13 of 20) of AML patients without concurrent disease or antecedent illnesses treated with MAXAMINE remain in leukemia-free remission.

- After a median of 24 months of follow up, the median time to relapse has not been reached in this study as more than 50% of the MAXAMINE-treated CR1 patients remain leukemia-free. By contrast, under the normal course for AML, the median time to relapse would be expected to be reached after only 12 months.

These results were achieved despite the fact that the patients treated with MAXAMINE were a relatively older group of patients and more than half (15 of 26) of the patients were categorized as high risk for relapse.

Patients treated in their second or subsequent remission ("CR2+") historically have a poor prognosis, with only about 5% achieving long-term survival. The 13 CR2+ patients treated with MAXAMINE THERAPY in the Phase II study have experienced a substantial increase in remission duration, and the median time to relapse for the CR2+ patients was 21 months, more than three times the six-month historic median.

                                    [GRAPH]

RENAL CELL CARCINOMA

There are currently approximately 150,000 cases of renal cell carcinoma
(RCC), cancer of the kidneys, in the United States and Europe combined. Metastatic RCC often is resistant to radiation therapy and chemotherapy, and the disease results in more than 20,000 deaths each year in the United States and Europe. Market research conducted with oncologists suggests that RCC is a logical application for MAXAMINE THERAPY. In addition, a pilot study of six RCC patients was conducted at the Sahlgrenska Hospital in Goteborg. In the small study, three patients who were treated with MAXAMINE and cytokines (interferon-alpha and IL-2) achieved a mean survival of 29 months, while another three patients who were treated with the cytokines alone achieved a mean survival of only four months. A Phase II RCC trial was initiated in late 1998.

HEPATITIS C

Hepatitis C ("HCV"), a viral infection, is estimated to afflict 4 million people in the United States and at least 60 million people worldwide. It is a leading cause of liver cirrhosis and liver cancer, and the primary reason for liver transplantation. IFN-[ALPHA] is the primary treatment for HCV, but even with recent advances in the use of IFN-[ALPHA] in combination with anti-viral drugs or in sustained release formulations, the majority of patients do not effectively respond to current therapy.

In June 1998 we reported results from a Phase I feasibility study in HCV patients using MAXAMINE THERAPY. The study indicated that the combination of MAXAMINE with IFN-[ALPHA] is safe in the treatment of HCV patients, and that MAXAMINE may enhance the efficacy of IFN-[ALPHA] in patients who were previously nonresponsive to IFN-[ALPHA] therapy. In the study, 10 patients who were characterized as nonresponders to previous IFN-[ALPHA] treatment were put back on treatment with the same dose of IFN-[ALPHA] PLUS MAXAMINE. Eight of the 10 patients had a decrease in liver enzyme (ALT) levels, and two patients achieved a complete normalization of ALT. Patients treated with MAXAMINE plus IFN- [ALPHA] also demonstrated statistically significant decreases of viral load and ALT. Based on these results and other support for the potential benefit of MAXAMINE in HCV, we plan to commence a Phase II trial in Hepatitis C in 1999.

THREE PHASE III CLINICAL TRIALS ADVANCE MAXAMINE
TOWARD GLOBAL MARKET LAUNCH

THE PARTICIPATION OF MORE THAN 150 CLINICAL TRIAL SITES IN 12 COUNTRIES HIGHLIGHTS THE INCREASING ACCEPTANCE OF THE POTENTIAL OF MAXAMINE.

Building on the success of the body of human data generated in the Phase II clinical trials, Maxim has initiated an aggressive clinical development program encompassing three concurrent Phase III clinical trials of MAXAMINE THERAPY for the treatment of cancer. Each of these trials is designed to independently support regulatory submissions for approval to market MAXAMINE.


Two Phase III malignant melanoma trials complement each other by addressing separate clinical and marketing issues. The United States pivotal trial is designed to demonstrate that MAXAMINE THERAPY using IL-2 is better at extending patient survival than the administration of IL-2 alone. We have achieved the original enrollment target for the trial and expect to cease enrollment in early 1999. The second pivotal trial, centered in Europe, Australia and Canada, is designed to demonstrate that MAXAMINE THERAPY is better at extending patient survival than dacarbazine (DTIC), the most commonly used chemotherapeutic agent for the treatment of advanced malignant melanoma. A secondary endpoint of both trials is to evaluate patient quality of life while on MAXAMINE THERAPY.

A Phase III AML clinical trial is underway in the United States, Europe, Australia, Canada and Israel. The trial is designed to demonstrate that MAXAMINE THERAPY as a remission therapy can prevent relapse and prolong leukemia-free remission time in AML patients compared to the current standard of care, which is no therapy during remission.

The encouraging Phase II clinical trial data have facilitated our recruitment of leading cancer investigators on three continents to assist with these Phase III clinical trials. The Company expects that a total of more than 900 patients will be enrolled in these three trials combined. Maxim is hopeful that these trials will lead to an international commercial launch of MAXAMINE, and help define a new focus in patient care characterized by the extension of patients' lives...with quality.

MAXAMINE THERAPY - PHASE III CLINICAL TRIALS

                                                                   PROTOCOL
                                                           -------------------------                                 Approximate
    Disease                                  Date          MAXAMINE          Control                     Primary        Number
   Indication             Location        Initiated        THERAPY            Group        Duration     Endpoints    of Patients
   ----------             --------        ---------        --------          -------       --------     ---------    -----------
                                                                                              (a)          (c)
Malignant Melanoma      United States      2nd Half        MAXAMINE           IL - 2        12 mos.     Survival,        300
                                             1997            +IL-2                                    QOL & Tumor
                                                                                                        Response

Malignant Melanoma       5 Countries       2nd Half        MAXAMINE            DTIC         12 mos.     Survival,        240
                     (Europe, Australia      1997     +IL-2 & IFN-[ALPHA]                             QOL & Tumor
                          & Canada)                                                                     Response

Acute Myelogenous       12 Countries       1st Half        MAXAMINE           SOC(d)        18/24     Leukemia-Free      400
Leukemia               (United States,       1998            +IL-2                         mos.(b)      Survival
                      Europe, Australia,                                                                   QOL
                      Canada & Israel)

(a)  Expected duration of trial after completion of patient enrollment.
(b) Up to 18 months for patients in CR2+ group, up to 24 months for patients in CR1 group.
(c)  QOL = quality of life.
(d)  SOC = standard of care.

ACHIEVING THE FULL POTENTIAL OF MAXAMINE THERAPY -- ADDITIONAL TARGET
INDICATIONS

Our Phase III trials target advanced-stage malignant melanoma and AML. We believe that these are only the first of a number of potential uses for the drug.

In December 1998 we initiated a Phase II clinical trial of MAXAMINE THERAPY in the treatment of patients with advanced renal cell carcinoma (RCC). The trial is designed to evaluate MAXAMINE THERAPY, consisting in this trial of the combination of MAXAMINE, the natural cytokine Interferon Alfanative-Registered Trademark- and IL-2, in the treatment of late-stage RCC patients. Under the trial design, approximately 40 patients are expected to be enrolled and treated for a period of up to 9 months. Conventional therapies have not improved overall survival for patients with advanced renal cell carcinoma.

The favorable data from the feasibility study in hepatitis C (HCV) encourages us to continue our clinical development of MAXAMINE for use in the treatment of hepatitis C and other possible viral infections. We expect to start a Phase II trial in hepatitis C in 1999.

A 1998 publication of research in the BRITISH JOURNAL OF CANCER suggests that MAXAMINE potentiates the anti-tumor efficacy of interleukin-2 (IL-2) in treating established prostate adenocarcinoma in rats. In the report, a team of researchers at the Department of Oncology, University of Umea, Sweden, showed that MAXAMINE also may enhance the benefit of radiotherapy of prostate cancer tumors. Based on these results, new approaches to treating advanced prostate cancer may be possible, and we will assess the merits of a clinical trial in this disease.

We expect to continue the expansion of our clinical development program into other cancers and infectious diseases, most likely in collaboration with our marketing partners and other corporate collaborators.

CORPORATE COLLABORATIONS AND PREPARATION FOR GLOBAL MARKET LAUNCH

As we move closer to the potential market launch of MAXAMINE we are undertaking the activities required to prepare for launch, including the selection of corporate partners in key international markets. Our strategy for the commercialization and global market launch of MAXAMINE has three primary components:

DEVELOPMENT COLLABORATIONS

During 1998 we entered into clinical collaborations with Chiron Corporation, Amgen Inc. and BioNative AB. Each of these companies have cytokines that have the potential to benefit from use in combination with MAXAMINE, and under each of these agreements we receive economic and other support for important clinical trials without giving up any marketing or other future rights to MAXAMINE. For example, Chiron is providing the IL-2 requirements and other assistance related to Maxim's Phase III AML clinical trial. These collaborations highlight our belief that MAXAMINE, a combination therapy, is complementary rather than competitive with many existing and future drugs, and may be the key to successful immunotherapy or biotherapy. We expect to pursue additional collaborations to further the expanded use and development of MAXAMINE.

DIRECT MARKETING IN THE UNITED STATES

The Company is preparing for the possibility of marketing MAXAMINE directly in the United States. Our objective is to retain the full revenue stream from sales in this important market, and we are building a core marketing group experienced in planning and managing successful United States launches of pharmaceutical products. We will defer the build-up of a major marketing infrastructure until assured of the timing of regulatory approval for MAXAMINE. As we move closer to the potential market launch of MAXAMINE, we are undertaking the activities required to prepare for launch including market evaluations, reimbursement analysis, and building awareness of the drug among leading clinicians.

MARKETING PARTNERSHIPS

Outside of the United States we are actively evaluating and selecting marketing partners for major geographic regions, including Europe and the Pacific Rim. We believe that we have built significant value around MAXAMINE through our clinical development activities over the past several years, including the completion of multiple Phase II trials and the commencement of three Phase III trials. By seeking marketing partners at this later stage of development, we believe that we may have a better opportunity to maximize our share of the revenue stream from the sales of MAXAMINE. Our goal is to complete our selection of the first marketing partners for major regions of the world during 1999.

EXPANDING OUR PRODUCT PIPELINE

MAXDERM - DERMATOLOGICAL AND TOPICAL THERAPY

MAXDERM was developed to allow for topical delivery of the active ingredient in MAXAMINE. The novel technology underlying MAXDERM is designed to modulate the patient's immune system and inflammatory response to treat certain dermatological conditions and other topical applications. MAXDERM encompasses certain acquired and internally developed technologies that include three patents and a number of patent applications covering certain material compositions and uses.

A total of more than 75 patients have been treated in randomized, double-blinded, placebo-controlled pilot studies of MAXDERM. A pilot study in patients with herpes labialis (cold sores) suggested that MAXDERM resolved
cold sores more effectively than a placebo control.   Small pilot studies
were also conducted in patients with oral mucositis, canker sores, pressure sores and shingles. No safety concerns were noted in any of the patients, and in each of the studies suggested that MAXDERM promoted healing better than the placebo control.

We believe that the MAXDERM technology gives us the opportunity to expand our product pipeline into therapies for a number of key medical conditions for which a topical delivery is preferred. There are unmet needs in the treatment of herpes, oral mucositis, shingles and other dermatological ailments for which topical treatment is appropriate, and our plan is to evaluate MAXDERM in further clinical studies.

MAXVAX MUCOSAL VACCINE CARRIER

The Company's MAXVAX technology, currently in preclinical development, is designed to facilitate a new class of needle-free vaccines for major respiratory infections, sexually transmitted diseases and gastrointestinal tract diseases and other infectious diseases. Most of today's vaccines are administered by injection and stimulate a protective immune response in the systemic immune system. However, it is the mucosal membranes lining the nose, mouth, eyes, ears, lungs, intestinal and urogenital tracts where nearly 85 percent of infectious diseases enter the body. It is hoped that mucosal vaccines, using the MAXVAX carrier, can provide immune protection at these mucosal surfaces.

(Insert illustration from last year's annual report showing (i) cholera toxin, (ii) CTB, and (iii) the MaxVax system.)

THE MAXVAX CARRIER/ADJUVANT IS BASED ON A RECOMBINANT FORM OF THE CHOLERA TOXIN B-SUBUNIT (RCTB). CHOLERA TOXIN IS COMPRISED OF TWO SUBUNITS; THE A-SUBUNIT, WHICH IS THE KNOWN TOXIC PORTION OF THE MOLECULE, AND CTB, WHICH IS NON-TOXIC AND BINDS SPECIFICALLY TO THE GM-1 GANGLIOSIDE MOLECULE ON THE TARGET M-CELL OF THE MUCOSAE. WE ARE DEVELOPING THE MAXVAX SYSTEM TO LINK TARGET ANTIGENS TO CTB. THE CTB-ANTIGEN CONJUGATE THEN BINDS SPECIFICALLY TO M-CELLS FOR PROCESSING AND PRESENTATION TO THE APPROPRIATE IMMUNE SYSTEM CELLS.

Two studies published in INFECTION AND IMMUNITY in 1998 highlighted the potential of MAXVAX. The first was a human vaccination study that demonstrated mucosal antibody responses in female volunteers after nasal and oral application of rCTB, the technology underlying MAXVAX. The results were important as they confirmed in humans the results of earlier animal studies in which rCTB has been shown to stimulate strong mucosal immune responses. The results also support the potential effectiveness of oral and nasal administration, the two most attractive routes for the delivery of mucosal vaccines. Also published was a preclinical study that demonstrated the induction of specific mucosal immunity within the female reproductive tract. The study's vaccination regimen was a prototype for mucosal vaccination against human sexually transmitted diseases.

Prototype MAXVAX-based vaccines are currently being tested in our laboratories. Our objective is to align ourselves with corporate collaborators possessing antigens for specific diseases that can be coupled to the MAXVAX carrier, and to develop vaccine candidates in collaboration with these partners.

OUR GOAL: NOVEL APPROACHES TO PATIENT CARE

We value the quality of patients' lives. Too often the treatments for cancer and some infectious diseases are as harsh as the illnesses themselves, forcing patients to make a difficult choice of whether to continue their therapy. By focusing on safety and well-being as well as effectiveness of therapy, we are developing treatments designed to extend survival and maintain the patient's quality of life.

Our lead drug MAXAMINE has shown substantial promise in Phase II trials and is currently in three international Phase III trials for cancer patients. In completed and ongoing Phase II trials, patients have lived longer without debilitating side effects. We are pleased that healthcare providers in 12 countries throughout the world are currently treating their clinical patients with MAXAMINE.

We also believe that our other product candidates and technologies comprising our expanding pipeline have the potential to benefit patients with significant unmet medical needs. We continue to believe that, by developing a portfolio of therapies that may redefine the future of patient care, we are strengthening Maxim's value for our shareholders.

We hope to continue to build upon our growing momentum and prepare for the potential worldwide commercialization of MAXAMINE and our other product candidates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)

THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING CASH REQUIREMENTS AND YEAR 2000 ISSUES. SUCH STATEMENTS ARE ONLY PREDICTIONS AND THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED OR PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO DIFFERENCES INCLUDE RISKS ASSOCIATED WITH CLINICAL TRIALS AND PRODUCT DEVELOPMENT, REGULATORY APPROVAL AND GOVERNMENT REGULATION OF THE COMPANY'S PRODUCTS, THE NEED FOR ADDITIONAL FUNDS AND THE UNCERTAINTY OF ADDITIONAL FUNDING AND DEPENDENCE ON COLLABORATIVE PARTNERS. THESE FACTORS AND OTHERS ARE MORE FULLY DESCRIBED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998.

OVERVIEW

During the periods encompassed by this Annual Report, Maxim Pharmaceuticals, Inc. ("Maxim" or the "Company") has devoted substantially all of its resources to its MAXAMINE(TM) and MAXVAX(TM) product development programs. The Company conducts its research and product development efforts through a combination of internal and collaborative programs. For MAXAMINE, in addition to internal management and staff, the Company relies upon arrangements with universities, other clinical research sites and contract research organizations for a significant portion of its product development efforts. The majority of the basic research and development efforts related to MAXVAX were transferred to the Company's internal facilities during 1997, and prior to that time the Company conducted this research primarily through university laboratories. Oversight of all external and collaborative programs is conducted by the Company's executive officers and other staff from its headquarters located in San Diego, California.

Maxim's products are in the development stage and the Company does not expect revenue from product sales in the near future. The Company expects to continue to incur losses as it expands its research and development activities, particularly those relating to ongoing and planned Phase III and Phase II clinical trials using MAXAMINE THERAPY. The Company expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial as a result of, among other factors, the number and timing of clinical trials conducted, the funding, if any, provided as a result of corporate collaborations, the results of clinical testing, and the timing of FDA or international regulatory approvals. There can be no assurance that the Company will successfully develop, commercialize, manufacture or market its products or ever achieve or sustain product revenues or profitability.

RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996

RESEARCH REVENUE - Research revenue consisting of collaborative support related to the Company's MAXAMINE clinical trials totaled $181,000 for the year ended September 30, 1998. There were no such revenues earned in the years ended September 30, 1997 or 1996.

RESEARCH AND DEVELOPMENT EXPENSES - For the year ended September 30, 1998, research and development expenses were $20,147,000, an increase of $14,793,000, or 276%, over the prior year. This increase was primarily attributable to increased activity related to late-stage cancer clinical trials of MAXAMINE, including clinical trial site and contract research organization costs, hiring additional clinical and development personnel, and other clinical costs. These clinical trials include a Phase III clinical trial in malignant melanoma commenced in the United States in July 1997, an international Phase III malignant melanoma clinical trial commenced in November 1997, and an international Phase III clinical trial in acute myelogenous leukemia commenced in February 1998. For the year ended September 30, 1997, research and development expenses were $5,353,000, an increase of $3,744,000, or 233%, over the prior year, primarily due to increased activity in cancer clinical trials of MAXAMINE and an expansion of preclinical efforts for the MAXVAX mucosal vaccine technology.

BUSINESS DEVELOPMENT AND MARKETING AND GENERAL AND ADMINISTRATIVE EXPENSES - Business development and marketing expenses for the year ended September 30, 1998 were $1,313,000, an increase of $929,000, or 242%, over the same period of the prior year. This increase was due to additional personnel and other resources devoted to preparation for the potential market launch of MAXAMINE, including corporate partnering efforts, market evaluations and third-party reimbursement evaluations. For the year ended September 30, 1998, general and administrative expenses were $2,660,000, an increase of $667,000, or 33%, over the prior year. This increase was in large part due to the increased personnel costs and general expenses associated with the Company's expanded operations. Business development and marketing expenses for the year ended September 30, 1997 were $384,000, an increase of $271,000, or 241%, over the prior year. General and administrative expenses for the year ended September 30, 1997 totaled $1,993,000, an increase of $750,000, or 60%, over the prior year. Both of these increases resulted from the expanded activities described above.

OTHER INCOME (EXPENSE) - Investment income was $2,248,000 for the year ended September 30, 1998, an increase of $1,321,000 over the prior year, primarily resulting from income on the proceeds of the Company's follow-on public offering completed in October 1997. Investment income for the year ended September 30, 1997 totaled $927,000, an increase of $667,000 over the prior year, as a result of a full year of income on the proceeds of the Company's initial public offering completed in July 1996. Interest expense for the year ended September 30, 1998 was consistent with that of the prior year and totaled $89,000. Interest expense for the year ended September 30, 1997 decreased $119,000, or 61%, to $78,000 compared to the prior year due to the repayment of $2,853,000 of notes payable and long-term debt subsequent to December 31, 1995. During the year ended September 30, 1996 the Company recorded a gain of $2,288,000 from the sale of a subsidiary of the Company.

NET LOSS - Net loss for the year ended September 30, 1998 totaled $21,855,000, an increase of $14,959,000 over the prior year. The increase was due to the expansion of research and development and general corporate activities described above, partially offset by the current year increase in investment income. Net loss for the year ended September 30, 1997 totaled $6,895,000, an increase of $6,062,000 over the prior year. Net loss per share of common stock for the year ended September 30, 1998 was $2.37, an increase of $1.34 over the prior year, due to the increase in net loss for the year offset partially by an increase in the number of shares of common stock outstanding. Net loss per share of common stock for the year ended September 30, 1997 was $1.03, an increase of $.83 from the prior year, due to the increase in net loss for the year offset by an increase in the number of shares of common stock outstanding.

LIQUIDITY AND CAPITAL RESOURCES

The Company, as a development stage enterprise, anticipates incurring substantial additional losses over at least the next several years due to, among other factors, the need to expend substantial amounts on its ongoing and planned clinical trials, other research and development activities, and business development and general corporate expenses associated with these activities. The Company has financed its operations primarily through the sale of its equity securities, including an initial public offering in July 1996 and an international follow-on public offering in October 1997 which provided net proceeds to the Company of approximately $18.2 million and $34.7 million, respectively.

As of September 30, 1998, the Company had cash, cash equivalents and investments totaling approximately $35.8 million. For the years ended September 30, 1998, 1997 and 1996, net cash used in the Company's operating activities was approximately $14.8 million, $5.9 million and $2.7 million, respectively. The Company expects its cash requirements to increase significantly in future periods as it conducts additional research and development activities including clinical trials, other research and development activities, and efforts associated with the commercial launch of any products that are approved for sale by government regulatory bodies. Among the activities that are expected to result in an increase in cash requirements are three Phase III cancer clinical trials of MAXAMINE currently underway.

The Company's cash requirements may vary materially from those now planned because of the results and scope of clinical trials and other research and development activities, the time required to obtain regulatory approvals, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, the ability of the Company to establish marketing alliances and collaborative arrangements and the costs of the Company's internal marketing activities. As a result of these factors, it is difficult to predict accurately the timing and amount of the Company's cash requirements. In order to successfully commercialize any of its products, the Company expects that it will ultimately be required to seek additional funds through public or private financings or collaborative arrangements with corporate partners. The issuance of additional equity securities could result in substantial dilution to the Company's stockholders. There can be no assurance that additional funding will be available on terms acceptable to the Company, if at all. The failure to fund its capital requirements would have a material adverse effect on the Company's business, financial condition and results of operations. The Company has never paid a cash dividend and does not contemplate the payment of cash dividends in the foreseeable future.

IMPACT OF THE YEAR 2000 ISSUE

The Year 2000 issue is related to computer software utilizing two digits rather than four to define the appropriate year. As a result, any of the Company's computer programs or any of the Company's suppliers or vendors that have date sensitive software may incur system failures or generate incorrect data if "00" is recognized as 1900 rather than 2000.

The Company has determined that the computer systems utilized internally in its daily operations are Year 2000 compliant. The Company is in the process of verifying whether its major suppliers, service providers and financial institutions are Year 2000 compliant and expects to complete this review by March 31, 1999. The total cost of this process is expected to be less than $50,000. Although the Company has no material systems that interface directly with third party systems, there can be no assurance that the systems and networks of its key suppliers and service providers will not be affected by the Year 2000 issues, which could have an adverse effect on the Company's business, operating results and financial condition. In particular, the Company has engaged several third parties to retain and maintain all of the clinical, statistical and other information related to the Company's clinical trials. These third parties have indicated that they are aggressively working to identify and remediate any Year 2000 issues they may have, and that they expect to have any necessary remediation completed by December 1999. However, in the event these third parties' Year 2000 compliance efforts are unsuccessful, data relating to the Company's clinical trials could be destroyed or corrupted, which could have a material adverse effect on the Company's business, operating results and financial condition. In an effort to minimize the potential risks of the failure of such third parties' Year 2000 efforts, the Company intends to archive data, both in electronic and paper formats, through December 1999, after which paper backup will be used. The Company's archival records will be updated on a monthly basis

NEW ACCOUNTING STANDARDS

In June 1997 the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "REPORTING COMPREHENSIVE INCOME." This statement established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. This statement, requiring only additional informational disclosures, is effective for the Company's fiscal year ending September 30, 1999. In June 1997 the FASB issued SFAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." This statement established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement is also effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. This statement, requiring only additional informational disclosures, is effective for the Company's fiscal year ending September 30, 1999. In February 1998 the FASB issued SFAS No. 132, "EMPLOYER'S DISCLOSURES ABOUT PENSIONS AND OTHER POST RETIREMENT BENEFITS." This statement specifies information to be disclosed by employers for defined benefit plans or defined benefit post retirement plans. This statement is effective for financial statement periods beginning after December 15, 1997. As of September 30, 1998 the Company has no defined benefit plans or defined benefit post retirement plans. In June 1998 the FASB issued SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES." This statement addresses hedging activities relating to changes in foreign exchange rates and other futures contracts. As of September 30, 1998 the Company has no investments in derivatives.

IMPACT OF INFLATION

The impact of inflation on the operations of the Company for the years ended September 30, 1998, 1997 and 1996 was not material.

BALANCE SHEETS

MAXIM PHARMACEUTICALS, INC.  (A DEVELOPMENT STAGE COMPANY)

                                                                                         As of September 30
                                                                             -------------------------------------------
                                                                                    1998                    1997
                                                                                    ----                    ----
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                                                  $     11,217,429        $        447,523
    Short-term investments in marketable securities                                  21,031,568               9,389,690
    Accrued interest and other current assets                                         2,491,308                 576,836
                                                                             -------------------     -------------------
         Total current assets                                                        34,740,305              10,414,049

Investments in marketable securities                                                  3,519,554               2,322,398
Patents and licenses, net                                                             1,839,167               1,815,428
Property and equipment, net                                                           1,693,402                 718,988
Deposits and other assets                                                               229,157                 586,893
                                                                             -------------------     -------------------
         Total assets                                                          $     42,021,585        $     15,857,756
                                                                             -------------------     -------------------
                                                                             -------------------     -------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable                                                           $      9,014,831        $      1,082,038
    Accrued expenses                                                                    374,652                 597,388
    Note payable                                                                        176,784                 102,161
    Current portion of long-term debt                                                   361,675                 127,712
                                                                             -------------------     -------------------
      Total current liabilities                                                       9,927,942               1,909,299

    Long-term debt, less current portion                                                977,213                 555,229

STOCKHOLDERS' EQUITY:
    Preferred stock, $.001 par value, 5,000,000 shares authorized:                            -                       -
      none issued or outstanding.
    Common stock, $.001 par value, 20,000,000 shares authorized; 9,885,576 and
      6,678,631 shares issued and outstanding at
      September 30, 1998 and 1997, respectively.                                          9,886                   6,679
    Additional paid-in capital                                                       73,807,327              34,269,514
    Deficit accumulated during the development stage                                (42,686,624)            (20,832,052)
    Deferred compensation                                                               (14,159)                (50,913)
                                                                             -------------------     -------------------
      Total stockholders' equity                                                     31,116,430              13,393,228
                                                                             -------------------     -------------------
         Total liabilities and stockholders' equity                            $     42,021,585        $     15,857,756
                                                                             -------------------     -------------------
                                                                             -------------------     -------------------


SEE NOTES TO FINANCIAL STATEMENTS

STATEMENTS OF OPERATIONS

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)

                                                                                                        From Inception
                                                                                                       (October 23, 1989)
                                                          Year Ended September 30                           Through
                                         -----------------------------------------------------------     September 30,
                                               1998                1997                 1996                 1998
                                         -----------------   ------------------   ------------------   ------------------
Research revenue                           $      180,750      $             -      $             -      $     3,126,751

Operating expenses:
    Research and development                   20,146,649            5,353,165            1,608,931           35,501,072
    Business development
      and marketing                             1,313,019              383,667              112,454            1,926,109
    General and administrative                  2,659,930            1,992,629            1,242,743           12,010,943
                                         -----------------   ------------------   ------------------   ------------------
      Total operating expenses                 24,119,598            7,729,461            2,964,128           49,438,124

Other income (expense):
    Investment income                           2,247,577              927,050              259,625            3,462,357
    Interest expense                              (89,101)             (77,562)            (197,028)          (2,070,472)
    Other expense                                 (74,200)             (15,176)            (220,431)            (191,164)
    Gain on sale of subsidiary                          -                    -            2,288,474            2,288,474
                                         -----------------   ------------------   ------------------   ------------------
      Total other income (expense)              2,084,276              834,312            2,130,640            3,489,195
                                         -----------------   ------------------   ------------------   ------------------

Loss from continuing operations               (21,854,572)          (6,895,149)            (833,488)         (42,822,178)

Discontinued operations:
    Loss from operations of discontinued
      diagnostic division                               -                    -                    -             (347,608)
    Gain on sale of diagnostic division                 -                    -                    -              483,162
                                         -----------------   ------------------   ------------------   ------------------

Net loss                                   $  (21,854,572)     $    (6,895,149)     $      (833,488)     $   (42,686,624)
                                         -----------------   ------------------   ------------------   ------------------



Net loss per share of common stock         $        (2.37)     $         (1.03)     $         (0.20)
                                         -----------------   ------------------   ------------------

Weighted average shares outstanding             9,215,416            6,671,237            4,074,961
                                         -----------------   ------------------   ------------------


SEE NOTES TO FINANCIAL STATEMENTS

STATEMENTS OF STOCKHOLDERS' EQUITY

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)

                                                                      Preferred Stock
                                                                 -------------------------               Common Stock
                                                                     Shares        Amount         Shares              Amount
                                                                 --------------- ------------------------------ ------------------
Balance at October 23, 1989 (inception)                                       -    $    -                    -    $             -
Issuance of common stock at $.001                                             -         -                1,000              8,029
Net income                                                                    -         -                    -                  -
                                                                 --------------- --------- -------------------- ------------------
Balance at December 31, 1989                                                  -         -                1,000              8,029
Net income                                                                    -         -                    -                  -
                                                                 --------------- --------- -------------------- ------------------
Balance at December 31, 1990                                                  -         -                1,000              8,029
Net income                                                                    -         -                    -                  -
                                                                 --------------- --------- -------------------- ------------------
Balance at December 31, 1991                                                  -         -                1,000              8,029
Additional funding                                                            -         -                   42                  -
Net loss                                                                      -         -                    -                  -
                                                                 --------------- --------- -------------------- ------------------
Balance at December 31, 1992                                                  -         -                1,042              8,029
Net effect of reorganization and issuance of common
   stock to account for reverse acquisition                                   -         -              181,371             (7,847)
Net loss                                                                      -         -                    -                  -
                                                                 --------------- --------- -------------------- ------------------
Balance at September 30, 1993                                                 -         -              182,413                182
Issuance of common stock at $60 per share
   for consulting and professional services                                   -         -                1,098                  1
Issuance of Series A preferred stock
   for cash at $3.00 per share                                          250,000       250                    -                  -
Issuance of common stock to convert bridge debt
   financing at prices from $52.50 to $75 per share                           -         -              112,440                113
Net loss                                                                      -         -                    -                  -
                                                                 --------------- --------- -------------------- ------------------
Balance at September 30, 1994                                           250,000       250              295,951                296
Issuance of common stock at $3.00 per share
   upon conversion of debt                                                    -         -              553,254                553
Issuance of common stock pursuant to anti-dilutive
   provisions in previous bridge debt financing                               -         -            1,137,343              1,137
Issuance of common stock at $3.00 per
   share for subscription receivable                                          -         -              103,667                104
Net loss                                                                      -         -                    -                  -
                                                                 --------------- --------- -------------------- ------------------
Balance at September 30, 1995                                           250,000       250            2,090,215              2,090


                                                                       Additional
                                                                        Paid-In                   Accumulated
                                                                        Capital                     Deficit
                                                               --------------------------  -------------------------
Balance at October 23, 1989 (inception)                          $                     -     $                    -
Issuance of common stock at $.001                                                      -                          -
Net income                                                                             -                         44
                                                               --------------------------  -------------------------
Balance at December 31, 1989                                                           -                         44
Net income                                                                             -                        751
                                                               --------------------------  -------------------------
Balance at December 31, 1990                                                           -                        795
Net income                                                                             -                        272
                                                               --------------------------  -------------------------
Balance at December 31, 1991                                                           -                      1,067
Additional funding                                                             1,259,249                          -
Net loss                                                                               -                 (2,445,184)
                                                               --------------------------  -------------------------
Balance at December 31, 1992                                                   1,259,249                 (2,444,117)
Net effect of reorganization and issuance of common
   stock to account for reverse acquisition                                       53,002                 (1,197,822)
Net loss                                                                               -                 (4,238,731)
                                                               --------------------------  -------------------------
Balance at September 30, 1993                                                  1,312,251                 (7,880,670)
Issuance of common stock at $60 per share
   for consulting and professional services                                       65,999                          -
Issuance of Series A preferred stock
   for cash at $3.00 per share                                                   487,250                          -
Issuance of common stock to convert bridge debt
   financing at prices from $52.50 to $75 per share                            5,933,894                          -
Net loss                                                                               -                 (2,432,623)
                                                               --------------------------  -------------------------
Balance at September 30, 1994                                                  7,799,394                (10,313,293)
Issuance of common stock at $3.00 per share
   upon conversion of debt                                                     1,659,210                          -
Issuance of common stock pursuant to anti-dilutive
   provisions in previous bridge debt financing                                   (1,137)                         -
Issuance of common stock at $3.00 per
   share for subscription receivable                                             310,896                          -
Net loss                                                                               -                 (2,790,122)
                                                               --------------------------  -------------------------
Balance at September 30, 1995                                                  9,768,363                (13,103,415)


                                                                   Subscription
                                                                   Receivable /
                                                                     Deferred
                                                                   Compensation               Total
                                                                ------------------- --------------------------
Balance at October 23, 1989 (inception)                           $              -    $                     -
Issuance of common stock at $.001                                                -                      8,029
Net income                                                                       -                         44
                                                                ------------------- --------------------------
Balance at December 31, 1989                                                     -                      8,073
Net income                                                                       -                        751
                                                                ------------------- --------------------------
Balance at December 31, 1990                                                     -                      8,824
Net income                                                                       -                        272
                                                                ------------------- --------------------------
Balance at December 31, 1991                                                     -                      9,096
Additional funding                                                               -                  1,259,249
Net loss                                                                         -                 (2,445,184)
                                                                ------------------- --------------------------
Balance at December 31, 1992                                                     -                 (1,176,839)
Net effect of reorganization and issuance of common
   stock to account for reverse acquisition                                      -                 (1,152,667)
Net loss                                                                         -                 (4,238,731)
                                                                ------------------- --------------------------
Balance at September 30, 1993                                                    -                 (6,568,237)
Issuance of common stock at $60 per share
   for consulting and professional services                                      -                     66,000
Issuance of Series A preferred stock
   for cash at $3.00 per share                                                   -                    487,500
Issuance of common stock to convert bridge debt
   financing at prices from $52.50 to $75 per share                              -                  5,934,007
Net loss                                                                         -                 (2,432,623)
                                                                ------------------- --------------------------
Balance at September 30, 1994                                                    -                 (2,513,353)
Issuance of common stock at $3.00 per share
   upon conversion of debt                                                       -                  1,659,763
Issuance of common stock pursuant to anti-dilutive
   provisions in previous bridge debt financing                                  -                          -
Issuance of common stock at $3.00 per
   share for subscription receivable                                      (311,000)                         -
Net loss                                                                         -                 (2,790,122)
                                                                ------------------- --------------------------
Balance at September 30, 1995                                             (311,000)                (3,643,712)

STATEMENTS OF STOCKHOLDERS' EQUITY

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)


                                                                      Preferred Stock
                                                                 -------------------------               Common Stock
                                                                     Shares        Amount         Shares              Amount
                                                                 --------------- ------------------------------ ------------------
Issuance of common stock at $3.00 per share in
   exchange for repayment of note payable to bank                             -         -              744,646                745
Receipt of subscription receivable                                            -         -                    -                  -
Issuance of common stock and warrants
   at $3.75 per unit for cash                                                 -         -              465,504                465
Issuance of common stock at $4.50 per share for cash                          -         -              400,000                400
Exercise of common stock options                                              -         -                  400                  1
Issuance of common stock at $7.50 per share and
   warrants at $.10 per warrant in initial public offering                    -         -            2,875,000              2,875
Conversion of preferred stock to common stock                          (250,000)     (250)             102,866                103
Options granted to employees                                                  -         -                    -                  -
Amortization of deferred compensation                                         -         -                    -                  -
Net loss                                                                      -         -                    -                  -
                                                                 --------------- --------- -------------------- ------------------
Balance at September 30, 1996                                                 -         -            6,678,631              6,679
Option granted to consultant                                                  -         -                    -                  -
Amortization of deferred compensation                                         -         -                    -                  -
Net loss                                                                      -         -                    -                  -
                                                                 --------------- --------- -------------------- ------------------
Balance at September 30, 1997                                                 -         -            6,678,631              6,679
Issuance of common stock at $15.25 per share
   in follow-on offering                                                      -         -            2,500,000              2,500
Exercise of common stock purchase warrants                                                             392,000                392
Exercise of stock options and warrants                                        -         -              313,304                314
Option granted to consultants                                                 -         -                    -                  -
Contribution to 401(k) plan                                                   -         -                1,641                  1
Amortization of deferred compensation                                         -         -                    -                  -
Net loss                                                                      -         -                    -                  -
                                                                 --------------- --------- -------------------- ------------------
Balance at September 30, 1998                                                 -    $    -            9,885,576    $         9,886
                                                                 --------------- --------- -------------------- ------------------
                                                                 --------------- --------- -------------------- ------------------


                                                                       Additional
                                                                        Paid-In                   Accumulated
                                                                        Capital                     Deficit
                                                               --------------------------  -------------------------
Issuance of common stock at $3.00 per share in
   exchange for repayment of note payable to bank                              2,249,255                          -
Receipt of subscription receivable                                                     -                          -
Issuance of common stock and warrants
   at $3.75 per unit for cash                                                  1,740,033                          -
Issuance of common stock at $4.50 per share for cash                           1,799,600                          -
Exercise of common stock options                                                   2,999                          -
Issuance of common stock at $7.50 per share and
   warrants at $.10 per warrant in initial public offering                    18,217,215                          -
Conversion of preferred stock to common stock                                        147                          -
Options granted to employees                                                     394,999                          -
Amortization of deferred compensation                                                  -                          -
Net loss                                                                               -                   (833,488)
                                                               --------------------------  -------------------------
Balance at September 30, 1996                                                 34,172,611                (13,936,903)
Option granted to consultant                                                      96,903                          -
Amortization of deferred compensation                                                  -                          -
Net loss                                                                               -                 (6,895,149)
                                                               --------------------------  -------------------------
Balance at September 30, 1997                                                 34,269,514                (20,832,052)
Issuance of common stock at $15.25 per share
   in follow-on offering                                                      34,710,939                          -
Exercise of common stock purchase warrants                                     4,115,608                          -
Exercise of stock options and warrants                                           634,222
Option granted to consultants                                                     50,438                          -
Contribution to 401(k) plan                                                       26,606                          -
Amortization of deferred compensation                                                  -                          -
Net loss                                                                               -                (21,854,572)
                                                               --------------------------  -------------------------
Balance at September 30, 1998                                    $            73,807,327     $          (42,686,624)
                                                               --------------------------  -------------------------
                                                               --------------------------  -------------------------


                                                                   Subscription
                                                                   Receivable /
                                                                     Deferred
                                                                   Compensation               Total
                                                                ------------------- --------------------------
Issuance of common stock at $3.00 per share in
   exchange for repayment of note payable to bank                                -                  2,250,000
Receipt of subscription receivable                                         311,000                    311,000
Issuance of common stock and warrants
   at $3.75 per unit for cash                                                    -                  1,740,498
Issuance of common stock at $4.50 per share for cash                             -                  1,800,000
Exercise of common stock options                                                 -                      3,000
Issuance of common stock at $7.50 per share and
   warrants at $.10 per warrant in initial public offering                       -                 18,220,090
Conversion of preferred stock to common stock                                    -                          -
Options granted to employees                                              (163,124)                   231,875
Amortization of deferred compensation                                       44,385                     44,385
Net loss                                                                         -                   (833,488)
                                                                ------------------- --------------------------
Balance at September 30, 1996                                             (118,739)                20,123,648
Option granted to consultant                                                     -                     96,903
Amortization of deferred compensation                                       67,826                     67,826
Net loss                                                                         -                 (6,895,149)
                                                                ------------------- --------------------------
Balance at September 30, 1997                                              (50,913)                13,393,228
Issuance of common stock at $15.25 per share
   in follow-on offering                                                         -                 34,713,439
Exercise of common stock purchase warrants                                       -                  4,116,000
Exercise of stock options and warrants                                                                634,536
Option granted to consultants                                                    -                     50,438
Contribution to 401(k) plan                                                      -                     26,607
Amortization of deferred compensation                                       36,754                     36,754
Net loss                                                                         -                (21,854,572)
                                                                ------------------- --------------------------
Balance at September 30, 1998                                     $        (14,159)   $            31,116,430
                                                                ------------------- --------------------------
                                                                ------------------- --------------------------

SEE NOTES TO FINANCIAL STATEMENTS

STATEMENTS OF CASH FLOWS

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)

                                                                       Year Ended September 30                  October 23, 1989
                                                           -------------------------------------------------     (inception) to
                                                                1998             1997            1996          September 30, 1998
                                                           ---------------  --------------- ----------------    ----------------
OPERATING ACTIVITIES:
 Net loss                                                   $ (21,854,572)    $ (6,895,149)   $    (833,488)      $ (42,686,624)
 Adjustments to reconcile net loss to net cash
 used in operating activities:
     Depreciation and amortization                                407,525          262,784          128,719           1,451,453
     Amortization of premium on investments                       129,603          156,342                -             285,945
     Stock options issued as compensation                          87,193          164,729          276,260             528,182
     Stock contributions to 401(k) plan                            26,607                -                -              26,607
     Loss on disposal of property and equipment                    74,681            4,435          128,248             207,364
     Loss on write-off of patents                                  20,050           53,144          189,068             262,262
     Gain on sale of subsidiary                                         -                -       (2,288,474)         (2,288,474)
     Loss on write-off of  receivable from related party                -                -          147,803             147,803
     Other                                                              -                -           27,032              51,701
     Gain on sale of diagnostic division                                -                -                -            (483,162)
     Loss on write-off of purchased research
        and development                                                 -                -                -           2,646,166
     Cumulative effect of reorganization                                -                -                -           1,152,667
     Changes in operating assets and liabilities:
        Accrued interest and other current assets              (1,721,985)         132,449         (695,609)         (2,298,821)
        Other assets and deposits                                 357,736         (583,496)          14,214            (376,960)
        Accounts payable                                        7,932,792          676,278           70,204           9,014,830
        Accrued expenses                                         (222,736)         118,765          150,629             395,862
                                                           ---------------  --------------- ----------------    ----------------
           Net cash used in operating activities              (14,763,106)      (5,909,719)      (2,685,394)        (31,963,199)

 INVESTING ACTIVITIES:
 Purchases of marketable securities                           (35,572,687)     (10,835,442)     (15,073,988)        (61,482,117)
 Maturities of marketable securities                           22,604,050       14,041,000                -          36,645,050
 Additions to patents and licenses                               (212,947)        (652,053)        (213,196)         (2,707,787)
 Purchases of property and equipment                           (1,098,586)        (804,454)         (23,524)         (2,711,281)
 Cash acquired in acquisition of business                               -                -                -             985,356
 Proceeds from sale of diagnostic division                              -                -                -             496,555
                                                           ---------------  --------------- ----------------    ----------------
     Net cash provided (used) by investing activities         (14,280,170)       1,749,051      (15,310,708)        (28,774,224)

 FINANCING ACTIVITIES:
 Net proceeds from issuance of common stock
     and warrants                                              39,463,974                -       24,324,588          65,121,840
 Proceeds from issuance of notes payable and
     long-term debt                                               596,840          814,380           81,675           5,987,643
 Payments on notes payable and long-term debt                    (247,632)        (276,278)      (2,603,000)         (3,294,415)
 Proceeds from issuance of notes payable to
     related parties                                                    -                -                -           4,982,169
 Payments on notes payable to related parties                           -                -         (250,000)         (1,329,885)
 Net proceeds from issuance of preferred stock                          -                -                -             487,500
                                                           ---------------  --------------- ----------------    ----------------
     Net cash provided by financing activities                 39,813,182          538,102       21,553,263          71,954,852
                                                           ---------------  --------------- ----------------    ----------------
 Net increase (decrease) in cash and cash equivalents          10,769,906       (3,622,566)       3,557,161          11,217,429

 Cash and cash equivalents at beginning of period                 447,523        4,070,089          512,928                   -
                                                           ---------------  --------------- ----------------    ----------------

 Cash and cash equivalents at end of period                  $ 11,217,429      $   447,523    $   4,070,089       $  11,217,429
                                                           ---------------  --------------- ----------------    ----------------
                                                           ---------------  --------------- ----------------    ----------------

SEE NOTES TO FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)


1.     NATURE OF OPERATIONS AND BASIS FOR PRESENTATION

Maxim Pharmaceuticals, Inc. (the "Company") was incorporated in Delaware in 1954 under the name "Wilco Oil & Minerals, Corp." and has existed under various names since then. From 1987 to 1993, the Company operated as a medical diagnostics products company under the name "General Biometrics, Inc." In 1993, the Company merged with Syntello Vaccine Development AB ("SVD"), a Swedish biopharmaceutical company, in an exchange of stock accounted for as a reverse acquisition (the "Reorganization"). Upon completion of the Reorganization, the Company changed its name to "Syntello, Inc." and commenced its operations as a biopharmaceutical company. The Company's proprietary technologies, which provide the basis for certain drugs and vaccines for cancer and infectious disease, were acquired during and following the Reorganization. The Company sold its medical diagnostic division in 1994 and sold SVD in July 1996. Since December 1995, the Company has operated under the name "Maxim Pharmaceuticals, Inc." The statements of operations' inception-to-date information reflects the cumulative operations of SVD from the date of its inception (October 23, 1989). The statement of stockholders' equity (deficit) for the periods from inception to the date of the Reorganization reflects the equity activity of SVD.

Since the Reorganization, the Company has devoted substantially all of its resources to its MAXAMINE(TM) and MAXVAX(TM) product development programs. The Company conducts its research and other product development efforts through a combination of internal and collaborative programs. For MAXAMINE, in addition to internal management and staff, the Company relies upon arrangements with universities, other clinical research sites and contract research organizations for a significant portion of its product development efforts. The majority of the basic research and development efforts related to MAXVAX were transferred to the Company's internal facilities during 1997. Oversight of all external and collaborative programs is conducted by the Company's executive officers and other staff from its headquarters located in San Diego, California.

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

CASH EQUIVALENTS AND INVESTMENTS IN MARKETABLE SECURITIES - Investments with original maturities of less than 90 days are considered cash equivalents, and all other investments which mature within one year are classified as short-term investments. All investments are classified and recorded as held to maturity. Investments are carried at cost, which approximates market. The investments mature at various dates through May, 2000.

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

CAPITAL STOCK - On January 5, 1996, the Company effected a 1-for-2000 reverse stock split and changed the par value of the common stock from $.0001 per share to $.001 per share and changed the par value of the preferred stock from $.01 per share to $.001 per share. On May 9, 1996, the Company effected a 100-for-1 stock split. On July 10, 1996, upon the effective date of its initial public offering (Note 8), the Company effected a 2-for-3 reverse stock split of its common stock. All common and preferred stock share amounts, par values and the additional paid-in capital amounts have been restated to reflect the above transactions.

LOSS PER SHARE OF COMMON STOCK - Effective October 1, 1997, the Company adopted Financial Accounting Standards Board Statement No. 128, "Earnings per Share" (SFAS 128). Net loss per share of common stock is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. Dilutive loss per share, calculated by including the additional common shares issuable upon exercise of outstanding options and warrants in the weighted average share calculation, is not presented as these securities are antidilutive. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, for periods preceding the effective date of the initial public offering, all common and common equivalent shares issued during the twelve-month period prior to the effective date have been included in the calculation as if they were outstanding for all such periods, using the treasury stock method and the public offering price of common stock.

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

3.     PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                         September 30
                                                       1998           1997
                                                       ----           ----
Laboratory equipment                                $548,433       $454,115
Office equipment and furniture                     1,203,565        365,239
Leasehold improvements                               263,097         25,963
                                                   ---------       --------
                                                   2,015,095        845,317
Less accumulated depreciation and amortization      (321,693)      (126,329)
                                                    ---------      ---------
                                                  $1,693,402       $718,988
                                                   ---------       --------
                                                   ---------       --------

At September 30, 1998, property and equipment included equipment under capital leases of $251,283 with related amortization of $2,094. For the year ended September 30, 1997, property and equipment included equipment under capital leases of $23,059 with related amortization of $1,601.

4.     SUPPLEMENTAL CASH FLOW INFORMATION

                                                                  Year Ended September 30             From Inception
                                                          ---------------------------------------         Through
                                                              1998          1997          1996       September 30,1998
                                                          -----------   -----------   -----------    -----------------
Noncash investing and financing activities:
  Fixed assets acquired via capital lease                   $ 220,199     $             $              $    220,199
  Other asset acquired via note payable                       192,487                                       192,487
     Issuance of common stock
       to convert debt                                              -             -             -         7,593,770
     Sale of subsidiary:
       Net patents sold                                             -             -       154,296           154,296
       Other liabilities transferred                                -             -      (121,210)         (121,210)
       Note payable transferred                                     -             -    (2,421,560)       (2,421,560)
       Other accruals                                               -             -       100,000           100,000
Acquisition of subsidiary:
       Assets acquired                                              -             -             -         4,917,359
       Liabilities assumed                                          -             -             -        (5,911,481)
       Net equity effect of acquisition                             -             -             -          (994,122)
Supplemental disclosure of cash flow information:
     Cash paid for interest                                    84,260        83,167       341,126         1,560,551

5.     ACCRUED INTEREST AND OTHER CURRENT ASSETS

Accrued interest and other current assets consist of the following:

                                                          September 30
                                                     1998                1997
                                                     ----                ----
         Prepaid clinical trial costs           $1,590,800           $       -
         Accrued interest                          583,070             384,816
         Prepaid insurance                         214,761             128,707
         Consultant fees                            29,333              29,333
         Other                                      73,344              33,980
                                                ----------            --------
                                                $2,491,308           $ 576,836
                                                ----------            --------
                                                ----------            --------

6.       ACCRUED EXPENSES

Accrued expenses consist of the following:

                                                          September 30
                                                     1998                1997
                                                     ----                ----
         Compensation                             $316,942            $185,848
         Professional fees                          17,985             167,985
         Collaborator fees                               -             130,000
         Other                                      39,725             113,555
                                                   -------            --------
                                                  $374,652            $597,388
                                                  --------            --------
                                                  --------            --------

7.       LINE OF CREDIT AGREEMENT AND LONG-TERM DEBT

In March 1997 the Company entered into a line of credit agreement with a bank. Under the agreement the Company was permitted to borrow up to $900,000 during 1997 to fund qualified equipment purchases. At January 1, 1998, $718,620 in outstanding advances under the line of credit converted to a term loan payable in equal installments over 48 months, including interest at prime plus 0.5%. In 1998 the line of credit agreement was amended to permit the Company to borrow up to an additional $1,000,000 during 1998. On January 1, 1999, any outstanding advances under the amended line of credit will convert to a term loan payable in 48 equal installments, including interest at prime plus 0.25%. At September 30, 1998, advances under the line of credit totaled $539,184. The term loan and borrowings under the amended line of credit are both secured by all assets of the Company.

Long-term debt consists of the following:

                                                                            September 30
                                                                     1998                 1997
                                                                     ----                 ----
         Credit agreement with bank, secured
           by all assets of the Company                         $ 1,138,034            $  660,965
         Capital lease agreement, secured by
           certain equipment                                        200,854                21,976
                                                                  ---------            ----------
                                                                  1,338,888               682,941
         Less current portion                                      (361,675)             (127,712)
                                                                   --------              --------
                                                                $   977,213            $  555,229
                                                                    -------             ---------
                                                                    -------             ---------

8.     STOCKHOLDERS' EQUITY


OCTOBER 1997 FOLLOW-ON PUBLIC OFFERING - During October 1997 the Company completed a follow-on public offering in which it sold 2,500,000 shares of common stock at a price of $15.25 per share. The Company received net proceeds of approximately $34,713,439 after underwriting discounts and other issuance costs of $1,124,061.

JULY 1996 INITIAL PUBLIC OFFERING - During July 1996 the Company completed an initial public offering in which it sold 2,875,000 shares of common stock and 2,875,000 detachable warrants to purchase common stock ("Redeemable Warrants"). The Company received net proceeds of $18,220,090 after underwriting discounts and other issuance costs of $3,629,910.

WARRANTS - At September 30, 1998, warrants to purchase 2,847,181 shares of the Company's common stock at a weighted average exercise price of $9.88 per share are outstanding, of which warrants to purchase 2,760,515 shares are exercisable.

Included in the above total warrants outstanding are 2,483,000 Redeemable Warrants issued in connection with the initial public offering. Each Redeemable Warrant allows the holder thereof to purchase one share of common stock at an exercise price of $10.50. The Redeemable Warrants may be exercised at any time during the period commencing July 10, 1997 and terminating July 10, 2001. The Company may redeem the Redeemable Warrants at

$0.01 per warrant upon 30 days prior written notice to the holders (i) if the average closing bid price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption, and (ii) the holder fails to exercise the warrant within the 30-day notice period. In connection with the initial public offering the Company also issued warrants to the underwriter under which the underwriter and/or its designees had the right to purchase up to 250,000 shares of common stock at a price of $9.00 per share and up to 250,000 shares of common stock at a price of $12.50 per share. At September 30, 1998, warrants to purchase 13,601 shares at $9.00 per share and warrants to purchase 92,225 shares at $12.50 per share are outstanding.

The Company has also issued warrants to purchase common stock to certain consultants of the Company and in connection with private placements of equity securities. These warrants generally have terms ranging from five to seven years, and some include vesting provisions. Such warrants to purchase 258,355 shares of the Company's common stock at an exercise price of $3.00 per share are outstanding at September 30, 1998, of which warrants to purchase 171,689 shares were exercisable.

STOCK OPTIONS - In 1993, the Company established a stock option plan (the "1993 Plan") under which incentive and nonqualified stock options have been granted to key employees, directors and consultants of the Company. Under the 1993 Plan, as amended, options may be granted to purchase up to 1,300,000 shares of common stock; options that are granted generally vest over four years and have a maximum term of ten years.

The Company applies the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). As allowed under the provisions of SFAS No. 123, the Company applies Accounting Principals Board Opinion No. 25 and related interpretation in accounting for its stock option plans. In May 1996, the Company issued options to purchase 526,665 shares of common stock under the 1993 Plan at an exercise price of $3.75 per share to members of management, directors and consultants. Concurrently, the Company also canceled previously issued options held by certain of these persons. Of the options issued, 305,833 were immediately exercisable with the remaining options vesting over a period of two to five years. In accordance with Accounting Principles Board Opinion No. 25, as a result of the issuance the Company expects to record compensation expense of approximately $395,000 over the vesting period of the options. Such compensation expense recorded during the fiscal years ended September 30, 1998, 1997 and 1996 totaled $36,755, $67,826 and $276,260, respectively.

The following table summarizes stock option activity under the Plan:

                                                                Number                Exercise Price
                                                               of Shares                Per Share
                                                               ---------                ---------
     Outstanding September 30, 1995                              36,867                    $7.50
         Granted                                                527,334                    $3.75
         Exercised                                                 (400)                   $7.50
         Canceled                                               (53,134)               $3.75 - $7.50
                                                                -------
     Outstanding September 30, 1996                              510,667                   $3.75
         Granted                                                271,665               $7.00 - $14.50
         Exercised                                                    -                      -
         Canceled                                                     -                      -
                                                                -------
     Outstanding September 30, 1997                             782,332               $3.75 - $14.50
         Granted                                                193,834              $14.375 - $20.25
         Exercised                                              (91,957)              $3.75 - $10.125
         Canceled                                               (16,893)             $3.75 - $18.3125
                                                                -------
     Outstanding September 30, 1998                             867,316
                                                                -------
                                                                -------

At September 30, 1998, options for 551,542 shares of common stock are exercisable and the remaining 315,774 become exercisable at various dates through August 20, 2002. The options expire at various dates through August 20, 2005. The following table summarizes information concerning outstanding and exercisable options as of September 30, 1998.

                                   Options Outstanding                         Options Exercisable
                     ------------------------------------------------    ---------------------------------
                                                           Weighted-
                                         Weighted-           Average                            Weighted-
                                           Average         Remaining                              Average
Price Range             Shares      Exercise Price  Contractual Life         Shares        Exercise Price
----------------------------------------------------------------------------------------------------------
$3.75                     451,666          $  3.75        4.59 years            415,332           $  3.75
$7.00 - $9.99             197,066          $  8.91        5.42 years             78,151           $  8.94
$10.00 - $14.99           139,084           $14.15        6.10 years             29,059            $13.99
$15.00 - $20.25            79,500           $16.41        6.55 years             29,000            $15.74

If the Company had elected to account for its stock options under the fair value method prescribed by SFAS 123, the net losses for the years ended September 30, 1998, 1997 and 1996 would have been increased by $1,082,000 ($0.12 per share), $742,000 ($0.12 per share) and $839,000 ($0.21 per share), respectively. The fair value of these options was estimated at the date of grant using the "Black-Scholes" method for option pricing and the following weighted average assumptions for 1998, 1997 and 1996, respectively: risk-free interest rates of 4.20%, 5.80% and 5.76%; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 64%, 73% and 73%; and an expected life of the option of five years. These assumptions resulted in weighted-average fair values of $7.50, $5.00 and $2.51 per share for stock options granted in the fiscal years ended September 30, 1998, 1997 and 1996, respectively.

401(K) PLAN - In July 1997 the Company established a 401(k) retirement plan (the "401(k) Plan") under which employees meeting eligibility requirements may elect to participate and contribute to the 401(k) Plan. The 401(k) Plan provides for matching contributions by the Company in an amount equal to the lesser of 50% of the employees' deferral or 3% of the employees' qualifying compensation. The Company contribution may be made in the form of either the common stock of the Company or cash at the discretion of the Company's Board of Directors. Company contributions to the 401(k) plan for the fiscal years ended September 30, 1998, 1997 and 1996 were $38,194, $5,031 and $0, respectively.

9.     INCOME TAXES

The Company has deferred income taxes which have been fully reserved as follows:

                                                                           September 30
                                                                     1998                  1997
                                                                     ----                  ----
         Deferred tax assets:
             Net operating loss carryforwards                   $19,262,000           $10,665,000
             General business credit carryforwards                1,240,000               453,000
             Other                                                   88,000               149,000
                                                                  ---------            ----------
                Total net deferred tax assets                    20,590,000            11,267,000
         Valuation allowance for deferred tax assets            (20,590,000)          (11,267,000)
                                                                -----------           -----------
                Net deferred tax assets                         $         -           $         -
                                                                 ----------            ----------
                                                                 ----------            ----------

At September 30, 1998, the Company has federal and California tax net operating loss carryforwards of approximately $50,096,000 and $25,217,000, respectively. The federal tax loss carryforwards will begin expiring in fiscal 1999 unless previously utilized. The California tax loss carryforwards began expiring in the current fiscal year.

As a result of the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of the Company's tax net operating loss carryforwards and tax credit carryforwards are subject to an annual limitation in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future taxable income.

10.    COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS - In July 1998 the Company entered into a five-year operating lease commencing in September 1998 for approximately 25,400 square feet of office facilities located in San Diego, California. The Company also leases laboratory facilities under a five-year operating lease agreement that commenced in December 1996. Future minimum lease commitments for all building leases approximate the following for each of the five years ending September 30, 2003, and thereafter: 1999 - $921,000; 2000 - $984,000; 2001 -
$1,024,000; 2002 -$786,000; 2003 - $762,000; and $64,000 thereafter. Total rent expense for the fiscal years ended September 30, 1998, 1997 and 1996 was $519,376, $281,150 and $87,456, respectively.

In June 1998 the Company entered into a two-year sublease agreement, whereby the Company sublet approximately 4,800 square feet of its laboratory facilities. Future minimum lease income approximates the following for each of the two years ending September 30, 2000: 1999 - $244,000; 2000 - $169,000. Total rent revenue for the fiscal year ended September 30, 1998 was $32,899.


11.    LICENSES AND COLLABORATIVE AGREEMENTS

The Company's strategy for development of its technologies includes the acquisition and the in-licensing of technologies, and the establishment of collaborative relationships with university, governmental and other entities. Material licensing and collaborative agreements are described below.

In 1993, the Company entered into a technology transfer agreement with a Liechtenstein corporation pursuant to which the Company purchased intellectual property and patent rights related to its MAXAMINE cancer and infectious disease technology. The total purchase price under the agreement was $700,000, of which $600,000 was paid pursuant to a promissory note issued by the Company and secured by the purchased technology. At September 30, 1997, all obligations under the promissory note have been satisfied. The technology transfer agreement also requires that the Company pay certain royalty obligations to an inventor of the technology.

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

12.    RELATED PARTY TRANSACTIONS

In February 1996, the Company entered into an agreement with a business consulting firm to provide strategic planning and advisory services for $10,000 per month for three years, and warrants to purchase up to 173,333 shares of common stock at an exercise price of $3.00 per share vesting over 36 months. In April 1996, the chief executive officer of this firm was elected as a director of the Company. Effective August 1998 the Company terminated the above referenced consulting agreement. The Company made payments totaling $30,000, $120,000 and $80,000 in connection with the consulting agreement during the years ended September 30, 1998, 1997 and 1996, respectively.

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


13.    QUARTERLY RESULTS (UNAUDITED)

Summarized quarterly results of operations for the years ended September 30, 1998 and 1997 were as follows (in thousands except per share amounts):

                                                           Year ended September 30, 1998
                                                  -------------------------------------------------
                                                      First       Second       Third       Fourth
                                                      -----       ------       -----       ------
Research and development expenses                  $2,909,584   $3,493,278  $6,075,063  $7,668,724
Net loss                                           (3,150,306)  (3,768,447) (6,709,516) (8,226,303)
Net loss per share of common stock                     $(0.37)      $(0.41)     $(0.72)     $(0.85)


                                                           Year ended September 30, 1997
                                                  -------------------------------------------------
                                                      First       Second       Third       Fourth
                                                      -----       ------       -----       ------
Research and development expenses                    $539,592   $1,215,456  $1,538,480  $2,059,637
Net income (loss)                                    (764,560)  (1,596,618) (1,953,443) (2,580,528)
Net income (loss) per share of common stock            $(0.11)      $(0.24)     $(0.29)     $(0.39)

14.  PRICE RANGE OF COMMON STOCK (UNAUDITED)

     The Company's common stock currently trades on both the American Stock Exchange ("AMEX") and the Stockholm Stock Exchange ("SSE"). Concurrent with the Company's initial public offering, the Company's common stock began trading on the AMEX under the symbol "MMP" on July 10, 1996. Prior to date there was no established public trading for the common stock. On October 24, 1997, concurrent with the completion of a follow-on public offering, the Company's common stock commenced trading on the SSE under the symbol "MAXM." The following table shows the high and low sales price for the common stock by quarter, as reported by the AMEX, for the periods indicated:

                                                          Price Range
                          Period                      High              Low
                          ------                      ----              ---
     Fiscal Year Ending September 30, 1997
         First Quarter                             $10-5/8               $7
         Second Quarter                             11-1/4            6-3/4
         Third Quarter                               9-3/4            7-7/8
         Fourth Quarter                             16-1/2            8-1/2
     Fiscal Year Ending September 30, 1998
         First Quarter                             $19-1/4          $12-1/4
         Second Quarter                             16-5/8           13-3/4
         Third Quarter                                  23           14-1/8
         Fourth Quarter                             20-1/2               14


     On December 28, 1998 the last reported sales price of the Common Stock, as reported by the AMEX, was $15.375 per share. As of such date, there were approximately 5,000 holders of record of the Common Stock. The Company has not paid cash dividends and has no intention to do so in the foreseeable future. The Company has entered into a Loan and Security Agreement with Silicon Valley Bank which restricts the payment of dividends by the Company.

15.  SELECTED FINANCIAL DATA (UNAUDITED)

     Selected financial data in thousands except per share data.


                                                                                    Year Ended September 30
                                                                       ------------------------------------------------
                                                                       1998       1997       1996       1995       1994
                                                                       ----       ----       ----       ----       ----
SELECTED STATEMENT OF OPERATIONS DATA:
    Research and development expenses                                $20,147     $5,353     $1,609        $985      $999
    Net loss                                                         (21,855)    (6,895)      (833)     (2,790)   (2,433)
    Net loss per share                                                $(2.37)    $(1.03)    $(0.20)     $(0.87)   $(0.82)
    Weighted average shares outstanding                                9,215      6,671      4,075       3,209     2,961

                                                                                      As of September 30
                                                                       ------------------------------------------------
                                                                        1998      1997       1996       1995       1994
                                                                        ----      ----       ----       ----       ----
SELECTED BALANCE SHEET DATA:
    Cash, cash equivalents and investments                           $35,769    $12,160    $19,144       $513      $119
    Total assets                                                      42,022     15,858     21,255      2,454     1,878
    Long-term debt, less current portion                                 977        555          -        247       640
    Deficit accumulated during the development stage                 (42,687)   (20,832)   (13,937)   (13,103)  (10,313)
    Stockholders' equity (deficit)                                    31,116     13,393     20,124     (3,644)   (2,513)

INDEPENDENT AUDITORS' REPORT


Board of Directors
Maxim Pharmaceuticals, Inc.:

We have audited the accompanying balance sheets of Maxim Pharmaceuticals, Inc. (a development stage company) as of September 30, 1998 and 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1998 and for the period from inception (October 23, 1989) through September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Maxim Pharmaceuticals, Inc. (a development stage company) as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1998 and for the period from inception (October 23, 1989) through September 30, 1998, in conformity with generally accepted accounting principles.


/s/ KPMG PEAT MARWICK LLP

San Diego, California
November 5, 1998

CORPORATE INFORMATION

EXECUTIVE OFFICERS
Larry G. Stambaugh
CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Kurt R. Gehlsen, Ph.D.
VICE PRESIDENT, DEVELOPMENT AND
CHIEF TECHNICAL OFFICER

Dale A. Sander
VICE PRESIDENT, FINANCE,
CHIEF FINANCIAL OFFICER
AND CORPORATE SECRETARY

Geoffrey B. Altman
VICE PRESIDENT,
MARKETING AND SALES

DIRECTORS
Larry G. Stambaugh
CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Colin B. Bier, Ph.D.
MANAGING DIRECTOR
ABA BIORESEARCH

Per-Olof Martensson
PRESIDENT AND CHIEF EXECUTIVE OFFICER
KARO BIO AB

F. Duwaine Townsen
MANAGING PARTNER
VENTANA GROWTH FUNDS




CORPORATE HEADQUARTERS
8899 University Center Lane, Suite 400
San Diego, California  92122
tel. 619-453-4040
fax 619-453-5005

10-K AVAILABILITY
A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 1998, without exhibits, will be made available to any stockholder upon written request to:
Maxim Pharmaceuticals, Inc.
8899 University Center Lane, Suite 400
San Diego, California  92122

STOCK LISTING
The shares of the Company's common stock is traded on the American Stock Exchange under the symbol "MMP", and on the Stockholm Stock Exchange under the symbol "MAXM". The Company's redeemable common stock purchase warrants are traded on the American Stock Exchange under the symbol "MMP.WS".

TRANSFER AGENT
American Stock Transfer & Trust Company
40 Wall Street
New York, New York 10005

CORPORATE COUNSEL
Cooley Godward LLP
4365 Executive Drive, Suite 1100
San Diego, California 92121

INDEPENDENT AUDITORS
KMPG Peat Marwick LLP
750 B Street, Suite 3000
San Diego, California  92101


THIS ANNUAL REPORT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING THE RESULTS OF PRODUCT DEVELOPMENT EFFORTS AND CLINICAL TRIALS, AND THE SCOPE AND SUCCESS OF FUTURE OPERATIONS. SUCH STATEMENTS ARE ONLY PREDICTIONS AND OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS" AND ELSEWHERE IN THE OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE UNCERTAINTIES ASSOCIATED WITH PRODUCT DEVELOPMENT, THE RISK THAT PRODUCTS THAT APPEARED PROMISING IN EARLY CLINICAL TRIALS DO NOT DEMONSTRATE EFFICACY IN LARGER-SCALE CLINICAL TRIALS, THE RISK THAT CLINICAL TRIALS WILL NOT COMMENCE WHEN PLANNED, THE RISK THAT WE WILL NOT OBTAIN APPROVAL TO MARKET OUR PRODUCTS, THE NEED FOR ADDITIONAL FINANCING, AND THE DEPENDENCE UPON COLLABORATIVE PARTNERS.