Form 10-K405/A, Exhibit 13
period 1998-09-30
MAXIM PHARMACEUTICALS INC
filed 1999-01-29
CIK 1013351

                                                                 EXHIBIT 13.1

[INSIDE FRONT COVER AND FIRST PAGE]


Maxim is developing advanced drugs, therapies and vaccines for cancer and infectious diseases. Global awareness of our lead drug MAXAMINE-TM- continues to grow as the immuno-modulator is now in three Phase III cancer trials in 12 countries around the world.



1998 MILESTONES - MOVING TOWARD GLOBAL COMMERCIALIZATION

- Commenced an international Phase III clinical trial of MAXAMINE THERAPY-TM-for the treatment of advanced malignant melanoma in Europe, Australia and Canada.

- Commenced a Phase III clinical trial of MAXAMINE THERAPy in acute myelogenous leukemia in the United States, Europe, Australia, Canada and Israel.

- Expanded the body of human data highlighting the potential benefits of MAXAMINE THERAPY, including updated Phase II AML clinical results suggesting substantial increases in leukemia-free remission duration.

- Completed our first three corporate collaborations with Chiron Corporation, Amgen Inc., and BioNative AB.

- Commenced a Phase II trial of MAXAMINE THERAPY in the treatment of advanced renal cell carcinoma, and released pilot study data suggesting that MAXAMINE has the potential to improve the treatment outcomes for such patients.

- Completed a Phase I trial of MAXAMINE THERAPY in the treatment of hepatitis C patients, demonstrating safety and suggesting that MAXAMINE has the potential to improve existing treatments of the pandemic disease.

- Completed a $35 million secondary offering, and expanded our shareholder base with a listing in Europe on the Stockholm Stock Exchange (SSE) to complement our United States AMEX listing.

- Expanded our product pipeline by advancing the development of MAXDERM-TM-for dermatological and other topical applications.

- Developed prototype vaccine candidates with our MAXVAX-TM- technology, and published two studies highlighting its feasibility as a carrier in humans.


Note: MAXAMINE, MAXAMINE THERAPY, MAXDERM, MAXVAX and the Maxim logo are trademarks of Maxim Pharmaceuticals, Inc.

LETTER TO OUR SHAREHOLDERS

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

During 1998 we expanded our product pipeline, by advancing the development of the MAXDERM technology for dermatological and other topical applications. We also moved the MAXVAX technology closer to the clinic as we work toward the development of a new class of vaccines.

MAXAMINE PROGRESSES TOWARD GLOBAL LAUNCH

In February 1998 we commenced our third Phase III clinical trial of MAXAMINE, initiating an international study in acute myelogenous leukemia (AML) on three continents. This trial complements the two ongoing Phase III trials in advanced malignant melanoma. Each of these trials are designed to independently support regulatory submissions for approval to market MAXAMINE. We believe that conducting three concurrent Phase III cancer trials of MAXAMINE THERAPY around the world increases prospects for the commercial success of MAXAMINE.

In December 1998 clinicians presented updated clinical results from our Phase II study of MAXAMINE as a remission therapy in patients with AML at a large international hematology meeting. In a disease where only 20-25% of the patients would be expected to be alive after two years, more than half the patients treated with MAXAMINE remain leukemia-free. The number of clinical sites - more than 100 - that have approached Maxim and agreed to participate in this trial has greatly exceeded our expectations. We believe that this interest results from the combination of the promising data we have seen in the Phase II trial, and the fact that this population of patients has limited options for therapy today.

PROMISING RESULTS AND EXPANDED CLINICAL TESTING IN CANCER

Those of you who have followed Maxim know that MAXAMINE THERAPY has shown great promise in extending survival and disease-free remission duration in a series of Phase II trials in patients with advanced-stage malignant melanoma and AML. Although these indications represent the initial disease targets for MAXAMINE, they are not the only potential uses for the drug.

In November 1998 we initiated a Phase II clinical trial of MAXAMINE THERAPY in the treatment of patients with advanced renal cell carcinoma (RCC). A small pilot study of MAXAMINE THERAPY in the treatment of RCC suggested that patients treated with MAXAMINE survived longer than patients treated with the current standard of care. We are excited to further test MAXAMINE THERAPY in this patient population as conventional therapies have not improved overall survival for advanced RCC patients.

A 1998 publication of research in the BRITISH JOURNAL OF CANCER suggests that MAXAMINE potentiates the anti-tumor efficacy of interleukin-2 in treating established prostate adenocarcinoma in rats. In the report, a team of researchers at the Department of Oncology, University of Umea, Sweden, showed that MAXAMINE may also enhance the effectiveness of radiotherapy of prostate cancer tumors. Based on these results, new approaches to treating advanced prostate cancer may be possible.

This new clinical and preclinical data adds to a growing body of research that supports the potentially broad applicability of the immuno-modulating attributes of MAXAMINE. We expect to continue the expansion of our clinical development program into other cancers, most likely in collaboration with our marketing partners and other corporate collaborators. We also expect to advance this basic immuno-enhancing technology further into the treatment of infectious diseases, including an area of great need, hepatitis C.

HEPATITIS C

In June 1998 we released the results of our Phase I trial in hepatitis C
(HCV). The study indicated that the combination of MAXAMINE with interferon-alpha (IFN-alpha) is safe in the treatment of HCV patients, and that MAXAMINE may enhance the efficacy of IFN-alpha in patients who were previously nonresponsive to IFN-alpha therapy. These results further support the underlying mechanism of action of MAXAMINE as a potential immuno-modulator for the biotherapeutic treatment of viral infections.

These data encourage us to continue our clinical development of MAXAMINE for use in the treatment of hepatitis C and other viral infections. With at least 60 million people infected with HCV world wide, and existing therapies that remain relatively ineffective in the majority of patients, a critical need exists for these patients. We expect to start a Phase II trial in hepatitis C in 1999.

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

Our corporate collaboration activities in 1998 highlight our belief that MAXAMINE, a combination therapy, is complementary rather than competitive with many drugs and may be key to successful biotherapy for many indications. During 1998 we entered into clinical collaborations with Chiron Corporation, Amgen Inc. and BioNative AB. Each of these companies have cytokines whose efficacy may be enhanced by using them in combination with MAXAMINE. Under each of these agreements, we received economic and other support for important clinical trials without giving up marketing or other future rights to MAXAMINE.

EXPANDING OUR PRODUCT PIPELINE

During the year we acquired and developed technologies that we believe will allow for the development of MAXDERM, a MAXAMINE-related technology for dermatological and other topical treatments. We recently announced the results of a study in patients with herpes labialis (cold sores) that suggested that MAXDERM resolved lesions more effectively than a placebo control. Other potential applications for MAXDERM include oral mucositis, decubitus ulcers, shingles, burns and other related conditions.

During 1988 we also advanced the preclinical development of our MAXVAX mucosal vaccine carrier/adjuvant technology. Two 1998 publications in INFECTION AND IMMUNITY described a human study and a preclinical study, both of which support the feasibility and potential benefits of using MAXVAX as a carrier for a new class of needle-free mucosal vaccines.

                                 *   *   *   *   *

In last year's report we highlighted our goal of building a company whose products EXTEND LIFE...WITH QUALITY. During the past year we expanded the breadth of our development efforts while moving closer to the potential market launch of our lead product candidate. During 1999 we hope to maintain and build upon this momentum and prepare for the worldwide commercialization of MAXAMINE. We thank our long-standing shareholders, collaborators, healthcare providers, patients and associates for their continued loyalty, interest and support, and enthusiastically look forward to 1999.

Sincerely,



Larry G. Stambaugh
Chairman and Chief Executive Officer

MAXAMINE THERAPY:  KEY TO BIOTHERAPY

THE RESULTS FROM AN EXTENSIVE SERIES OF CLINICAL TRIALS OF MAXAMINE THERAPY IN CANCER PATIENTS SUGGEST A SUBSTANTIAL IMPROVEMENT IN OVERALL PATIENT SURVIVAL AND REMISSION DURATION WHILE MAINTAINING QUALITY OF LIFE DURING THERAPY.

Maxim's lead drug, the immuno-modulator MAXAMINE, is designed to offer a safer treatment that extends life for seriously ill patients. MAXAMINE may be key to many types of biotherapy -- the use of the body's immune or biological systems to fight cancer and infectious diseases.

The results of an extensive series of clinical trials of MAXAMINE in the treatment of malignant melanoma and acute myelogenous leukemia suggest a more than doubling of survival and remission duration in patients treated with MAXAMINE. Earlier-stage clinical studies have also suggested promise for the use of MAXAMINE in treating renal cell carcinoma and hepatitis C. Because MAXAMINE THERAPY capitalizes upon and enhances the patient's own immune capabilities, it has the potential to be used in a wide range of cancers and infectious or other diseases that can be recognized by the immune system.


MAXAMINE CURRENT CLINICAL TRIAL STATUS

[GRAPH]

The broad potential use of MAXAMINE is further expanded by the fact that the drug may be complementary to many other biotherapeutic agents. MAXAMINE THERAPY combines the administration of MAXAMINE, which protects critical immune cells, with the administration of biotherapeutic agents designed to stimulate these immune cells. Accordingly, MAXAMINE and these biotherapeutic agents are not competitive, but play complementary and synergistic roles in enhancing the immune system as combination therapies.

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

PATIENT QUALITY OF LIFE

THE ABILITY TO PROVIDE REMISSION THERAPY ON AN OUTPATIENT, AT-HOME BASIS IS ESSENTIAL TO ALLOW PATIENTS TO MAINTAIN AS CLOSELY AS POSSIBLE THEIR NORMAL LIFESTYLES.

In addition to extending survival, maintaining the quality of the patient's life during treatment is an important objective of MAXAMINE THERAPY. Cancer and chronic infectious diseases afflict millions of people worldwide, yet available treatments can be ineffective, harsh and costly. MAXAMINE THERAPY is designed to allow self-administered treatment by patients in their own homes, and is believed to reduce toxic side effects of cytokines and other biotherapeutic agents.

In a Phase II study of MAXAMINE in the treatment of AML, 39 patients administered more than 8,000 doses of MAXAMINE at home. The majority, 75%, of the evaluable patients returned to work while taking MAXAMINE THERAPY. "Quality of life is very important for AML patients during remission," said Dr. Mats Brune, Department of Hematology, Sahlgrenska University Hospital, Goteborg, Sweden, principal investigator in the Phase II study. "The ability to provide remission therapy on an outpatient, at-home basis is essential to allow patients to maintain as closely as possible their normal lifestyles."

HOW MAXAMINE THERAPY WORKS

MAXAMINE, an immuno-modulator, is based on a naturally occurring molecule. Its usefulness in biotherapy was discovered by Maxim's collaborative scientists at the University of Goteborg, Sweden. Two kinds of immune cells, natural killer-cells (NK Cells) and cytotoxic T Cells, possess an ability to kill and support the killing of cancer cells and virally infected cells. Cytokines, such as interleukin-2 (IL-2) and interferon-alpha (IFN-alpha), are potent stimulators of NK Cells and T Cells. However, cytokines are often rendered ineffective in the treatment of patients as the NK Cells and T Cells are suppressed by phagocytes, another component of the body's immune system. MAXAMINE is designed to modulate the immune system to protect NK Cells and T Cells, allowing biotherapy to be more effective.

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

[Insert Most Current Mechanism Illustration - "Maxamine Immuno-Modulator Technology"]



MAXAMINE, A NATURALLY OCCURRING MOLECULE, ATTACHES TO PHAGOCYTES AND PREVENTS THE PRODUCTION AND RELEASE OF FREE RADICALS, THEREBY ALLOWING
IMMUNE-ACTIVATING AGENTS, SUCH AS IL-2 AND IFN-alpha, TO MORE EFFECTIVELY ACTIVATE NK CELLS AND T CELLS TO ENHANCE THE KILLING OF TUMOR CELLS OR VIRALLY INFECTED CELLS.

Because MAXAMINE has been shown to increase the effectiveness of cytokines, lower doses of cytokines such as IL-2 and IFN-alpha can potentially be used in MAXAMINE THERAPY without compromising therapeutic effectiveness, thereby reducing serious side effects associated with the cytokines. Among the benefits of MAXAMINE THERAPY is the utilization and enhancement of the body's immune capabilities, thereby making the treatment potentially applicable to a broad range of cancers and infectious diseases recognizable by the immune system.

GROWING BODY OF CLINICAL TRIAL RESULTS FOR MAXAMINE THERAPY

For several years we have seen survival benefits in a series of Phase II clinical trials conducted with MAXAMINE in malignant melanoma and acute myelogenous leukemia. One of our goals for 1998, however, was to further expand the body of data supporting the potential benefit of MAXAMINE into other diseases. During 1998, clinical results were released showing the potential benefit of MAXAMINE in renal cell carcinoma and hepatitis C, as was preclinical data suggesting the potential for use in prostate adenocarcinoma.

MALIGNANT MELANOMA

Malignant melanoma is one of most rapidly increasing cancers in the developed world, with more than 300,000 cases reported in the United States, Europe and Australia. In two completed Phase II trials using MAXAMINE THERAPY in the treatment of advanced malignant melanoma, overall survival times more than doubled compared to conventional therapies. Specifically, the median survival time for patients treated with MAXAMINE THERAPY in the two studies exceeded 13 and 15 months, respectively, compared to reported median survival times of six to seven months for conventional treatments.

Maintaining the patient's quality of life was also an important outcome of the second study. In that study, the doses of the cytokines IL-2 and IFN-alpha were lowered substantially, resulting in reduced side effects and making it possible for patients to self-administer MAXAMINE THERAPY in their homes.

     MAXAMINE THERAPY in Advanced-Stage Malignant Melanoma Patients
                      Second Phase II Clinical Study
                                 Median Survival Time

Conventional treatment      7 months

MAXAMINE and low-dose
cytokines (IL-2/IFN-a)                                15 months


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

ACUTE MYELOGENOUS LEUKEMIA

AML is the most common form of acute leukemia in adults, and prospects for long-term survival are poor for the majority of patients. There are approximately 20,000 new cases and 15,000 deaths caused by AML each year in the United States, Europe and Australia. Once diagnosed with AML, patients are typically treated with chemotherapy, and the majority achieve complete remission ("CR"). Unfortunately 75-80% of patients who achieve their first CR ("CR1") will relapse, and the median time in remission before relapse is only 12 months with current treatments. Relapsed patients are typically treated again with chemotherapy, and many of these patients die during treatment. Among those relapsed patients who do survive treatment and achieve a second complete remission ("CR2"), these subsequent remissions normally have a shorter duration than the prior CR (a median of only 6 months in the case of CR2 patients).

The objective of MAXAMINE THERAPY is to treat AML patients in remission with a combination of MAXAMINE and low doses of IL-2 to prevent relapse and prolong leukemia-free survival while maintaining the quality of life for patients during treatment. The intent is to augment the body's ability to scavenge and attack residual leukemic cells.

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

- 65% (13 of 20) of CR1 patients without concurrent disease or antecedent illnesses treated with MAXAMINE remained in leukemia-free remission.

- After a median of 24 months of follow up, the median time to relapse had not been reached in this study as more than 50% of the MAXAMINe-treated CR1 patients remained leukemia-free. By contrast, under the normal course for AML, the median time to relapse would be expected to be reached after only 12 months.

These results were achieved despite the fact that the patients treated with MAXAMINE were a relatively older group of patients and more than half (15 of 26) of the patients were categorized as high risk with a poor prognosis for long-term survival.

Patients treated in their second or subsequent remission ("CR2+") historically have a poor prognosis, with only about 5% achieving long-term survival. The 13 CR2+ patients treated with MAXAMINE THERAPY in the Phase II study experienced a substantial increase in remission duration, and the median time to relapse for the CR2+ patients was 21 months, more than three times the six-month historic median.

[GRAPH]

RENAL CELL CARCINOMA

There are currently approximately 150,000 cases of renal cell carcinoma
(RCC), cancer of the kidneys, in the United States and Europe combined. Metastatic RCC often is resistant to radiation therapy and chemotherapy, and the disease results in more than 20,000 deaths each year in the United States and Europe. Market research conducted with oncologists suggests that RCC is a logical application for MAXAMINE THERAPY. In addition, a pilot study of six RCC patients was conducted at the Sahlgrenska Hospital in Goteborg. In the small study, three patients who were treated with MAXAMINE and cytokines (IFN-alpha and IL-2) achieved a mean survival of 29 months, while another three patients who were treated with the cytokines alone achieved a mean survival of only four months. A Phase II RCC trial was initiated in late 1998.

HEPATITIS C

Hepatitis C ("HCV"), a viral infection, is estimated to afflict 4 million people in the United States and at least 60 million people worldwide. It is a leading cause of liver cirrhosis and liver cancer, and the primary reason for liver transplantation in the United States. IFN-alpha is the primary treatment for HCV. However, even with recent advances in the use of IFN-alpha in combination with anti-viral drugs or in sustained release formulations, the majority of patients do not effectively respond to current therapy.

In June 1998 we reported results from a Phase I feasibility study in HCV patients using MAXAMINE THERAPY. The study indicated that the combination of MAXAMINE with IFN-alpha is safe in the treatment of HCV patients, and that MAXAMINE may enhance the efficacy of IFN-alpha in patients who were previously nonresponsive to IFN-alpha therapy. In the study, 10 patients who were characterized as nonresponders to previous IFN-alpha treatment were put back on treatment with the same dose of IFN-alpha PLUS MAXAMINE. Eight of the 10 patients had a decrease in liver enzyme (ALT) levels, and two patients achieved a complete normalization of ALT. Patients treated with MAXAMINE plus IFN-alpha also demonstrated statistically significant decreases of viral load and ALT. Based on these results and other support for the potential benefit of MAXAMINE in HCV, we plan to commence a Phase II trial in Hepatitis C in 1999.

THREE PHASE III CLINICAL TRIALS ADVANCE MAXAMINE
TOWARD GLOBAL MARKET LAUNCH

THE PARTICIPATION OF MORE THAN 150 CLINICAL TRIAL SITES IN 12 COUNTRIES HIGHLIGHTS THE INCREASING ACCEPTANCE OF THE POTENTIAL OF MAXAMINE.

Building on the body of human data generated in the Phase II clinical trials, Maxim has initiated an aggressive clinical development program encompassing three concurrent Phase III clinical trials of MAXAMINE THERAPY for the treatment of cancer. Each of these trials is designed to independently support regulatory submissions for approval to market MAXAMINE.

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

A Phase III AML clinical trial is underway in the United States, Europe, Australia, Canada and Israel. The trial is designed to demonstrate that MAXAMINE THERAPY as a remission therapy can prevent relapse and prolong leukemia-free remission duration in AML patients compared to the current standard of care, which is no therapy during remission.

Encouraging Phase II clinical trial data have facilitated our recruitment of leading cancer investigators on three continents to assist with these Phase III clinical trials. The Company expects that approximately 1,000 patients will be enrolled in these three trials combined. Maxim is hopeful that these trials will lead to an international commercial launch of MAXAMINE, and help define a new focus in patient care characterized by the extension of life...with quality.

MAXAMINE THERAPY - PHASE III CLINICAL TRIALS

                                                                          PROTOCOL
                                                                 ------------------------                               APPROXIMATE
       DISEASE                                       DATE        MAXAMINE         CONTROL               PRIMARY            NUMBER
     INDICATION          LOCATION                  INITIATED      THERAPY          GROUP      DURATION  ENDPOINTS        OF PATIENTS
     ----------          --------                  ---------     --------         -------     --------  ---------       ------------
                                                                                                (a)        (c)
Malignant Melanoma     United States                2nd Half      MAXAMINE          IL - 2     12 mos.    Survival,          300
                                                    1997          + IL-2                                  QOL & Tumor
                                                                                                          Response

Malignant Melanoma     5 Countries                  2nd Half      MAXAMINE          DTIC       12 mos.    Survival,          300
                       (Europe, Australia           1997          + IL-2 &                                QOL & Tumor
                       & Canada)                                  IFN-alpha                               Response

Acute Myelogenous      12 Countries                 1st Half      MAXAMINE          SOC (d)    18/24      Leukemia-Free      400
Leukemia               (United States, Europe,      1998          + IL-2                       mos. (b)   Survival
                       Australia, Canada & Israel)                                                        QOL


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

In November 1998 we initiated a Phase II clinical trial of MAXAMINE THERAPY in the treatment of patients with advanced renal cell carcinoma. The trial is designed to evaluate MAXAMINE THERAPY, consisting in this trial of the combination of MAXAMINE, the natural cytokine Interferon Alfanative-Registered Trademark- and IL-2, in the treatment of late-stage RCC patients. Under the trial design, approximately 40 patients are expected to be enrolled and treated for up to 9 months. Conventional therapies have not improved overall survival for patients with advanced renal cell carcinoma.

The favorable data from the feasibility study in hepatitis C (HCV) encourages us to continue our clinical development of MAXAMINE for use in the treatment of hepatitis C and possibly other viral infections. We expect to start a Phase II trial in hepatitis C in 1999.

A 1998 publication of research in the BRITISH JOURNAL OF CANCER suggests that MAXAMINE potentiates the anti-tumor efficacy of IL-2 in treating established prostate adenocarcinoma in rats. In the report, a team of researchers at the Department of Oncology, University of Umea, Sweden, showed that MAXAMINE also may enhance the benefit of radiotherapy of prostate cancer tumors. Based on these results, new approaches to treating advanced prostate cancer may be possible, and we will assess the merits of a clinical trial in this disease.

We expect to continue the expansion of our clinical development program into other cancers and infectious diseases, most likely in collaboration with our marketing partners and other corporate collaborators

CORPORATE COLLABORATIONS AND PREPARATION FOR GLOBAL MARKET LAUNCH

As we move closer to the potential market launch of MAXAMINE, we are undertaking the activities required to prepare for launch, including the selection of corporate partners in key international markets. Our strategy for the commercialization and global market launch of MAXAMINE has three primary components:

DEVELOPMENT COLLABORATIONS

During 1998 we entered into clinical collaborations with Chiron Corporation, Amgen Inc. and BioNative AB. Each of these companies have cytokines that may benefit from use in combination with MAXAMINE, and under each of these agreements we receive economic and other support for important clinical trials without giving up any marketing or other future rights to MAXAMINE. For example, Chiron is providing IL-2 and other assistance related to our Phase III AML clinical trial. These collaborations highlight our belief that MAXAMINE, a combination therapy, is complementary rather than competitive with many existing and future drugs, and may be the key to successful biotherapy. We expect to pursue additional collaborations to further the expanded use and development of MAXAMINE.

DIRECT MARKETING IN THE UNITED STATES

We are preparing for the possibility of marketing MAXAMINE directly in the United States. Our objective is to retain the full revenue stream from sales in this important market, and we are building a core marketing group experienced in planning and managing successful United States launches of pharmaceutical products. We will defer the build-up of a major marketing infrastructure until assured of the timing of regulatory approval for MAXAMINE. As we move closer to the potential market launch of MAXAMINE, we are undertaking the activities required to prepare for launch including market evaluations, reimbursement analysis and building awareness of the drug among leading clinicians.

MARKETING PARTNERSHIPS

Outside of the United States we are actively evaluating and selecting marketing partners for major geographic regions, including Europe and the Pacific Rim. We believe that we have built significant value around MAXAMINE through our clinical development activities over the past several years, including the completion of multiple Phase II trials and the commencement of three Phase III trials. By seeking marketing partners at this later stage of development, we believe that we may have a better opportunity to maximize our share of the revenue stream from sales of MAXAMINE. Our goal is to complete selection of the first marketing partners for major regions of the world during 1999.

EXPANDING OUR PRODUCT PIPELINE

MAXDERM - TOPICAL AND DERMATOLOGICAL THERAPY

The development of MAXDERM allows for topical delivery of the active ingredient in MAXAMINE. The novel technology underlying MAXDERM is designed to modulate the patient's immune, inflammatory and wound healing responses to treat certain dermatological conditions, infections and other conditions for which topical therapy is appropriate. MAXDERM encompasses acquired and internally developed technologies that include three issued patents and a number of patent applications covering material compositions and uses.

A total of more than 75 patients have been treated in randomized, double-blinded, placebo-controlled pilot studies of MAXDERM. A pilot study in patients with herpes labialis (cold sores) suggested that MAXDERM resolved cold sores more effectively than a placebo control. In the double-blinded study, 18 randomized patients were treated with either varying concentrations of MAXDERM or the placebo control. Importantly, the study also suggested that increasing concentrations of the active ingredient in MAXDERM resulted in increased efficacy, providing support that the active ingredient in MAXDERM
contributed to the healing process.   Virtually all lesions healed in those
patients treated with the high-dose MAXDERM in five days or less.


[GRAPH]


Small pilot studies were also conducted in patients with oral mucositis, canker sores, decubitus ulcers and shingles. No safety concerns were noted in any of the patients, and in each of the studies the data suggested that MAXDERM improved healing and resolution of lesions compared to the placebo control.

We believe that the MAXDERM technology gives us the opportunity to expand our product pipeline into therapies for a number of key medical conditions for which topical delivery is preferred. There are unmet needs in the treatment of herpes, oral mucositis, shingles, decubitus ulcers and other dermatological ailments, and our plan is to evaluate
MAXDERM in further clinical studies.

MAXVAX MUCOSAL VACCINE CARRIER

The Company's MAXVAX technology, currently in preclinical development, is designed to facilitate a new class of needle-free mucosal vaccines for major respiratory infections, sexually transmitted diseases and gastrointestinal tract diseases and other infectious diseases. Most of today's vaccines are administered by injection and stimulate a protective immune response in the systemic immune system. However, it is the mucosal membranes lining the nose, mouth, eyes, ears, lungs, intestinal and urogenital tracts where nearly 85 percent of infectious diseases enter the body. It is hoped that mucosal vaccines, using the MAXVAX carrier, can provide immune protection at these mucosal surfaces.

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

Prototype MAXVAX-based vaccines are currently being tested in our laboratories. Our objective is to align with corporate collaborators possessing antigens for specific diseases that can be coupled to the MAXVAX carrier, and to develop vaccine candidates in collaboration with these partners.

OUR GOAL: NOVEL APPROACHES TO PATIENT CARE

We value the quality of patients' lives. Too often the treatments for cancer and some infectious diseases are as harsh as the illnesses themselves, forcing patients to make the difficult choice of whether to continue therapy. By focusing on safety and well-being as well as effectiveness of therapy, we are developing treatments designed to extend survival and maintain the patient's quality of life.

Our lead drug MAXAMINE has shown substantial promise in Phase II trials and is currently in three international Phase III trials for cancer patients. In completed and ongoing Phase II trials, patients have lived longer without debilitating side effects. We are pleased that healthcare providers in 12 countries throughout the world are currently treating their patients in clinical trials with MAXAMINE.

Our other product candidates and technologies comprising our expanding pipeline also have the potential to benefit patients with significant unmet medical needs. We continue to believe that, by developing an expanding portfolio of therapies that may redefine the future of patient care, we are strengthening Maxim's value for our shareholders.

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

Ram B. Rastogi
VICE PRESIDENT,
CLINICAL AFFAIRS

DIRECTORS
Larry G. Stambaugh
CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Colin B. Bier, Ph.D.
MANAGING DIRECTOR
ABA BIORESEARCH

Theodor H. Heinrichs
RETIRED GENERAL PARTNER
HAMBRECHT & QUIST LIFE SCIENCE VENTURE

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