Form 10-K405, Exhibit 13
period 1999-09-30
MAXIM PHARMACEUTICALS INC
filed 1999-12-28
CIK 1013351

[Mission statement to be inserted where appropriate]

Maxim's mission is to commercialize novel drugs that extend life with quality for cancer, infectious diseases and topical disorders. The initial market launch of our lead drug MAXAMINE(R) planned for early 2001.

1999 MILESTONES - MAXAMINE NEARS FIRST POTENTIAL MARKET LAUNCH

Completed enrollment of U.S. the Phase 3 malignant melanoma trial in record time positioning us to complete the trial in early 2000 and file New Drug Application with FDA in mid 2000.

Submitted single-site abstract of 40 patients from U.S. Phase 3 melanoma trial showing a significant increase in survival for patients treated with MAXAMINE-Registered Trademark-.

Reported positive preliminary 12-week data from our Phase 2 hepatitis C trial showing a complete response in 70% of the 129 patients treated with the combination of MAXAMINE and interferon.

A Data Safety Monitoring Board analyzed interim data from the U.S. Phase 3 melanoma study and concluded that there were no ongoing safety concerns and that the trial had the opportunity to meet its principal endpoints.

Doctors and patients in 12 countries agreed to participate in our Phase 3 study in acute myelogenous leukemia highlighting the strong interest and need for an effective therapy.

Commenced two Phase 2 trials in renal cell carcinoma, including one funded by our clinical collaborators.

Completed two preclinical trials in oral mucositis of a gel based on our MAXDERM-Trade Mark- technology showing significantly reduced healing time.

Completed two private placements of preferred stock totaling $44 million.

Entered into first MAXAMINE marketing agreements with F. H. Faulding & Co., Ltd. in Australia and New Zealand and MegaPharm Ltd., in Israel.

TO OUR SHAREHOLDERS, COLLABORATORS AND ASSOCIATES:

During this important year for Maxim we have moved closer to the first potential market launch of MAXAMINE, and the growing body of clinical data suggests that this drug may improve immunotherapy and address critical needs in cancer, infectious diseases and topical disorders.

Two recent clinical reports on MAXAMINE-Registered Trademark- emphasize the promise and support the high expectations we have for our lead drug. In November the largest enrolling center in our United States Phase 3 malignant melanoma trial submitted an abstract showing a significant increase in survival for patients treated with Maxamine. Also that month, we reported preliminary 12-week data from our 129-patient Phase 2 hepatitis C trial showing a complete response in 70% of the patients treated with the combination of MAXAMINE and interferon, a two to three time improvement over what would have been expected without MAXAMINE.

MAXAMINE NEARS FIRST POTENTIAL CANCER APPROVAL

1999 was a milestone year for our 305-patient U.S. Phase 3 study in advanced malignant melanoma, the most deadly form of skin cancer. Enrollment was completed in February in record time, highlighting the enthusiasm of clinicians for the therapy. In March a Data Safety Monitoring Board (DSMB) performed an interim analysis of data from the study and concluded that there were no ongoing safety concerns with the trial. The DSMB also concluded that the trial had the opportunity to meet its principal endpoints and should continue under its approved protocol.

Recently, clinicians from the largest enrolling center in the Phase 3 trial submitted an abstract describing preliminary survival data from the 40 patients enrolled at their site to an upcoming cancer conference. The preliminary single-center results demonstrated a significant difference in overall survival for patients treated with MAXAMINE. We expect to complete this trial in the first half of the year 2000 and file a New Drug Application with the FDA in mid year.

POSITIVE HEPATITIS C RESULTS

The benefits of MAXAMINE have also been applied to the treatment of hepatitis C, the leading blood-borne infection in the U.S. In November 1999 we reported preliminary 12-week results from a European Phase 2 dose-ranging study of MAXAMINE in combination with interferon in the treatment of previously untreated hepatitis C patients. After 12 weeks of therapy, the combination of MAXAMINE and interferon achieved a complete biochemical and viral response in 70 percent of all patients, compared to the 20 to 30 percent response that is commonly observed in patients with similar profiles treated with interferon alone. More than 200 million people are afflicted with this virus worldwide, and the early results support our hypothesis that MAXAMINE may contribute to a more rapid and durable response in hepatitis C patients who would otherwise respond slowly or be nonresponsive to treatment.

POTENTIAL FOR MAXAMINE DISCOVERY TO BROADLY BENEFIT CANCER AND INFECTIOUS DISEASE THERAPY

We published several articles and reported additional clinical and preclinical results during the year confirming and expanding the application of the MAXAMINE discovery to immunotherapy. These results support our belief that MAXAMINE impacts basic immune functions, and has the potential to be used in a broad range of cancers and infectious diseases that can be recognized by the immune system.

Our clinical trial program for MAXAMINE is designed so that the initial launch in malignant melanoma may be followed in subsequent years by market launches in acute myelogenous leukemia, renal cell carcinoma and hepatitis C. During the year we advanced the Phase 3 trial of MAXAMINE as a remission therapy for acute myelogenous leukemia, the most common acute adult leukemia. Doctors and patients in 12 countries around the world are participating in this study highlighting the strong interest and the need for an effective therapy to extend remission times and prevent relapses.

We also commenced two Phase 2 trials in renal cell carcinoma, a serious cancer of the kidneys, one of which is being funded by our clinical collaborators. These two trials are designed to facilitate the promotion of MAXAMINE for the treatment of renal cell carcinoma and to potentially expand product labeling. Earlier-stage work published during the year also supported the broad potential applicability of MAXAMINE in other cancers such as prostate adenocarcinoma and brain cancer (malignant glioma).

EXPANDING OUR PRODUCT PIPELINE

In January we introduced our new platform technology, MAXDERM-TM-, and reported pilot clinical results in several indications including herpes labialis (cold sores), shingles, burns and other topical afflictions. During the year we advanced the development of our topical therapy for oral mucositis. Oral mucositis is one of the more common and severe complications of cancer treatment with chemotherapeutic agents or radiation. Oral mucositis can result in canker sore-like lesions and may take two or three weeks to heal and require hospitalization. During the year we completed two preclinical trials of a gel based on the MAXDERM technology in oral mucositis suggesting that the drug candidate can prevent and significantly reduce the time to heal oral lesions. In addition, in a randomized blinded pilot human study in oral mucositis our gel generated complete healing within a mean of four days.

FINANCING AND COMMERCIALIZATION

We completed two private placements of preferred stock totaling $44 million during the year. We are particularly pleased with the quality of the investors in these placements which included existing large shareholders, a number of new, well-respected institutional investors in both the United States and Europe.

We expect that the potential global market launch of MAXAMINE in 2001 will be based on a combination of direct marketing by Maxim in the U.S., possibly in collaboration with a pharmaceutical company partner, and the establishment of marketing alliances with pharmaceutical companies for international markets. Earlier this year we entered into our first MAXAMINE marketing agreements with F. H. Faulding & Co., Ltd. in Australia and New Zealand and MegaPharm Ltd. in Israel. We are in the process of evaluating and selecting pharmaceutical companies to serve as marketing collaborators for the U.S., Europe and Asia.

                                    * * * * *

Over the last several years we have discussed our goal of building a company whose products EXTEND LIFE...WITH QUALITY. As we prepare for our first planned market launch oF MAXAMIne we thank ouR shareholders, collaborators, healthcare providers, patients and associates for their continued loyalty, interest and support, and enthusiastically look forward to tomorrow.

Sincerely,

Larry G. Stambaugh
Chairman and Chief Executive Officer

MAXAMINE - IMPROVING IMMUNOTHERAPY

560,000 deaths from cancer each year in the U.S.

1.2 million new cases of cancer each year in the U.S.

4.5 million people infected with hepatitis C in the U.S.

200 million people infected with hepatitis C in the world

The need for more effective treatments for many cancers and infectious diseases is well known by patients and their families. MAXAMINE is a breakthrough technology designed to improve immunotherapy - the use of the immune system to fight cancer and viral infections. More than 800 patients have been treated in our completed and ongoing clinical trials. A series of Phase 2 clinical trials of MAXAMINE in the treatment of malignant melanoma and acute myelogenous leukemia have shown a more than doubling of survival and remission times while maintaining patient quality of life during treatment. Earlier-stage clinical studies have also suggested promise in renal cell carcinoma, multiple myeloma and hepatitis C.

In addition to extending survival, maintaining the quality of a patient's life during treatment is an important objective of MAXAMINE THERAPY. Many current treatments for cancer and some infectious diseases are as harsh as the illnesses themselves, forcing patients to make the difficult choice of whether to continue therapy. MAXAMINE is intended to be safely administered by patients in their own homes.

In many patients with cancer and chronic infectious diseases, the capacity of the patient's immune system to detect and destroy tumor cells or virally infected cells is compromised. MAXAMINE THERAPY combines the administration of MAXAMINE, an immuno-modulator that protects critical immune cells, with the administration of certain agents that stimulate these immune cells (these agents include cytokines such as interleukin-2 and interferon-alpha, and tumor vaccines). This combination of actions is designed to allow MAXAMINE THERAPY to improve the immune system's ability to identify, disable and destroy malignant or infected cells. We believe that MAXAMINE THERAPY has the potential to:
   -- extend life and extend remission duration;
   -- reduce the toxic side effects of cytokines;
   -- maintain the patient's quality of life during therapy;
   -- allow for administration at home; and -- provide cost-effective therapy.

NEAREST TO MARKET - MAXAMINE FOR MALIGNANT MELANOMA

THE U.S. PHASE 3 TRIAL OF MAXAMINE IN THE TREATMENT OF MALIGNANT MELANOMA WILL BE COMPLETED IN EARLY 2000, AND WE EXPECT TO FILE OUR NDA IN MID 2000.

Malignant melanoma is the deadliest form of skin cancer, and it is one of the most rapidly increasing cancers in the developed world. There are more than 300,000 cases of melanoma in the United States, Europe and Australia.

                           "THE PROGNOSIS FOR MANY ADVANCED MELANOMA PATIENTS IS POOR, AND THERE IS A REAL NEED FOR A TREATMENT THAT CAN SUBSTANTIALLY IMPACT SURVIVAL. MAXAMINE APPEARS TO BE WELL TOLERATED BY MY PATIENTS PARTICIPATING IN THE STUDY." DR. SANJIV AGARWALA, UNIVERSITY OF PITTSBURGH

In two Phase 2 clinical trials for the treatment of advanced malignant melanoma, the combination of MAXAMINE and the cytokines interleukin-2 (IL-2) and interferon-alpha (IFN-(alpha)) substantially improved patient survival. Median survival time for patients treated with MAXAMINE THERAPY in the two studies exceeded 13 and 15 months, respectively, as compared with reported median survival times of approximately six to seven months for existing available treatments. Additionally, a third Phase 2 trial was conducted focusing primarily on patients with liver metastases, a patient group with a historically poor prognosis. In the three Phase 2 trials combined, the patients with liver metastases treated with MAXAMINE THERAPY had a substantially improved survival outcome (mean survival of 14 months as a group) compared to the reported survival time of four months or less for these patients.

MAXAMINE THERAPY IN ADVANCED-STAGE MALIGNANT MELANOMA PATIENTS
Results in patients with liver metastases

                                 [GRAPHIC]

A 305-patient U.S. Phase 3 study in advanced malignant melanoma patients is nearing completion. In the study, patients are being treated with a combination of MAXAMINE and IL-2, while patients in the control group are being treated with the same dose of IL-2 alone. The primary endpoints of the study are overall patient survival and survival of patients with liver metastases, and the secondary endpoints include patient quality of life. Due to strong interest from clinicians, enrollment of the trial was completed in record time in early 1999. In March 1999, a Data Safety Monitoring Board
(DSMB) performed an interim analysis of data from the U.S. study and concluded that there were no ongoing safety concerns with the trial. The DSMB also concluded that the trial had the opportunity to meet its principal endpoints and should continue under its approved protocol.

Recently, clinicians from the largest enrolling center submitted an abstract to an upcomiong cancer conference describing preliminary survival data from the 40 patients enrolled at their site. The preliminary single-center results demonstrated a significant difference in overall survival for patients treated with MAXAMINE. We expect to complete this trial in the first half of the year 2000 and file a New Drug Application (NDA) with the FDA in mid year.

A second Phase 3 trial, centered in Europe, Australia, Canada and Israel, is designed to compare MAXAMINE THERAPY to dacarbazine (DTIC), the most commonly used chemotherapeutic agent for the treatment of advanced malignant melanoma. The two Phase 3 malignant melanoma trials complement each other by addressing separate clinical and marketing issues:

     -- the United States Phase 3 trial is designed to gain regulatory approval in the U.S., Europe and Australia by demonstrating that the combination of MAXAMINE and IL-2 is better at extending patient survival than the administration of IL-2 alone;

     -- the objective of the international trial is to broaden physicians' exposure to the drug outside the U.S., to seed the international markets for our expected launch, and to provide a comparison of immunotherapy and chemotherapy.

PHASE 3 TRIALS IN ADVANCED MALIGNANT MELANOMA

                                                              PROTOCOL
                                                   ------------------------------                                  APPROXIMATE
                           STUDY                   MAXAMINE               CONTROL      PRIMARY         ESTIMATED      NUMBER
  LOCATION               OBJECTIVE                  THERAPY                GROUP      ENDPOINTS       COMPLETION   OF PATIENTS
  --------               ---------                 --------               -------     ---------       ----------   -----------
                                                                                       (a) (b)            (c)
United States         Support regulatory           MAXAMINE                IL - 2      Survival           2000          305
                      approvalin the U.S.,          + IL-2                             (overall &                      (fully
                      Europe, Australia,                                               liver met                      enrolled)
                      and other markets                                                patients) & QOL

Europe, Australia,    Prepare markets outside       MAXAMINE               DTIC         Survival          2001          200
Canada & Israel       U.S. for launch, evaluate     + IL-2 & IFN-(alpha)                (overall &
                      immuno-therapy vs.                                                liver met
                      chemotherapy                                                      patients) & QOL

(a)      QOL = quality of life
(b)      Expected duration of trial after completing enrollment is 12 months

MAXAMINE PIPELINE

The discovery represented by MAXAMINE'S mechanism and its potential broad role in immunotherapy has generated a substantial pipeline of prospective applications for the drug. We have established an extensive clinical trial base (nine Phase 2 trials and three Phase 3 trials completed or currently underway) staged so that additional product approvals and launches should follow in the periods subsequent to the initial launch in melanoma.


                                   [GRAPHIC]


ACUTE MYELOGENOUS LEUKEMIA
PHASE 3 TRIAL UNDERWAY

AML is the most common form of acute leukemia in adults, and prospects for long-term survival are poor for the majority of patients. There are approximately 20,000 new cases and 15,000 deaths caused by AML each year in the United States, Europe and Australia. Once diagnosed with AML, patients are typically treated with chemotherapy, and the majority achieve complete remission. Unfortunately 75-80% of patients who achieve their first complete remission will relapse, and the median time in remission before relapse is only 12 months with current treatments. The prospects for these relapsed patients is poor, and less than 5% survive long term.


                                   [GRAPHIC]

The objective of MAXAMINE THERAPY is to treat AML patients in remission with a combination of MAXAMINE and low doses of IL-2 to prevent relapse and prolong leukemia-free survival while maintaining the quality of life for patients during treatment. The intent of the combination therapy is to enhance the body's ability to scavenge and attack residual leukemic cells. In a Phase 2 study, patients treated in their first remission with MAXAMINE THERAPY experienced a substantial increase in leukemia-free survival. The patients treated with MAXAMINE THERAPY achieved a median time to relapse through the last date of evaluation of 28 months compared to 12 months under the current standard of care (the median time to relapse of the MAXAMINE patients may increase as leukemia-free patients are still under evaluation).

We are currently enrolling patients in a 300+ patient Phase 3 trial of MAXAMINE and IL-2 as a remission therapy for AML. Doctors and patients in 12 countries, including sites in the United States, Europe, Australia, Canada and Israel, are participating in this study highlighting the strong interest and need for an effective remission therapy.

PHASE 3 TRIAL IN ACUTE MYELOGENOUS LEUKEMIA

                                                            PROTOCOL
                                                   ------------------------                                  APPROXIMATE
                           STUDY                   MAXAMINE         CONTROL      PRIMARY         ESTIMATED      NUMBER
  LOCATION               OBJECTIVE                  THERAPY          GROUP      ENDPOINTS       COMPLETION   OF PATIENTS
  --------               ---------                 --------         -------     ---------       ----------   -----------
                                                                      (a)          (b)              (c)
U.S., Europe,         Support regulatory           MAXAMINE         SOC         Leukemia-free      2002          300+
Australia,            approval in the U.S.,         + IL-2                      survival
Canada & Israel       Europe, and other                                         & QOL
                      major markets

(a) SOC = standard of care (current standard is to offer no treatment in remission)
(b)      QOL = quality of life
(c) For patients in second or greater complete remission, expected follow-up is 18 months after completion of enrollment

RENAL CELL CARCINOMA
2 PHASE 2 TRIALS UNDERWAY

There are approximately 150,000 cases of renal cell carcinoma (RCC), cancer of the kidneys, in the United States and Europe combined. Metastatic RCC often is resistant to radiation therapy and chemotherapy, and the disease results in more than 20,000 deaths each year in the United States and Europe. In a preliminary survey more than 80% of oncologists indicated that they would use MAXAMINE in RCC upon approval for malignant melanoma.

A pilot study of MAXAMINE THERAPY in the treatment of RCC showed a substantial improvement in survival in the patients treated with the combination of MAXAMINE and IL-2. We have two European Phase 2 studies underway, the objective of which is to provide the requisite support to provide for the promotion and potential amendment to labeling for the treatment of RCC. The first trial has been fully enrolled with 40 patients. The second trial, planned to include up to 120 patients, is being funded by our clinical collaborators.

HEPATITIS C

Hepatitis C is more easily transmitted than HIV and is now the leading blood-borne infection in the United States.

More than 4.5 million people are estimated to be infected with hepatitis C in the U.S., and more than 200 million are infected worldwide.

Hepatitis C is a disease characterized by inflammation of the liver and, in many cases, permanent cirrhosis (scarring) of the liver tissues. The cycle of disease from infection to significant liver damage can take 20 years or more. Some experts estimate that without substantial improvements in treatment, deaths from hepatitis C will surpass those from HIV.

The standard treatment for hepatitis C is interferon-alpha (IFN-alpha), an immunotherapeutic agent often given in combination with the anti-viral drug ribavirin. The majority of patients do not attain a sustained response with current therapies. Several factors can influence the patient's response to therapy including the patient's viral load and the genotype or variation of the virus with which the patient is infected. Of the several variations, or genotypes, of hepatitis C, genotype-1 is the most common type in the U.S. Patients infected with this genotype, and those with viral levels greater than 2 million copies per milliliter of blood, typically have the poorest response to treatment.

We are currently conducting a Phase 2 dose-ranging study of MAXAMINE in combination with IFN-alpha in the treatment of previously untreated hepatitis C-infected patients. The ongoing study is designed to evaluate the safety and activity of four different dose regimens of MAXAMINE in combination with the standard dose of IFN-alpha.

PHASE 2 TRIALS IN HEPATITIS C

                                                        PROTOCOL
                                               ------------------------                                     APPROXIMATE
                       STUDY                   MAXAMINE         CONTROL      PRIMARY            ESTIMATED      NUMBER
  LOCATION           OBJECTIVE                  THERAPY          GROUP      ENDPOINTS          COMPLETION   OF PATIENTS
  --------           ---------                 --------         -------     ---------          ----------   -----------
                                                                                                   (a)

Europe            Selection of Maxamine        MAXAMINE         Single arm    Viral &            2001          129
& Israel          dose, demonstrate that       + IFN-(alpha)                  biochemical
                  Maxamine improves                                           (ALT) response
                  immunotherapy (IFN-alpha)

(a) Evaluations will be performed at 24 and 48 weeks in 2000, and at 72 weeks in 2001


The trial enrolled 129 patients and is designed to test four different dose regimens of MAXAMINE in combination with standard interferon therapy (3 MIU three times per week). Patients responding during the first 12 weeks of treatment will continue treatment through 48 weeks, with evaluations at 24, 48 and 72 weeks. The study enrolled a high percentage of patients that would normally be considered difficult to treat as characterized by high viral loads and a genotype-1 infection. The mean viral load of the patients in this study was 6.7 million copies per milliliter, and 50% of the patients were infected with genotype-1.

After 12 weeks of treatment 70 percent of the patients treated with MAXAMINE attained complete biochemical and viral response. Published reports suggest that 20 to 30 percent of patients with similar profiles achieve a complete biochemical and viral response when treated with interferon therapy alone.

PHASE 2 TRIAL IN HEPATITIS C


                                  [GRAPH]


The results also suggested that MAXAMINE provided a benefit even in the patients expected to have a poor prognosis. After 12 weeks of treatment, a complete viral response was achieved by 61 percent of the patients with a genotype-1 infection, and 62 percent of the patients having greater than 2 million viral copies per milliliter. Lastly, study results showed that after 4 weeks of treatment, 80 percent of patients achieved greater than a 2 log reduction in viral load or were complete responders, characterized as "rapid responses". The preliminary results support our hypothesis the MAXAMINE may contribute to a mere rapid and durable response in hepatitis C patients who would otherwise respond slowly or be nonresponsive to treatment.

                                 "TYPICALLY, A RAPID RESPONSE TO HEPATITIS C
                                 TREATMENT, OR A COMPLETE RESPONSE BY WEEK
                                 12, IS A STRONG INDICATOR OF LONG-TERM
                                 SUSTAINED RESPONSE. I AM IMPRESSED WITH THE
                                 PRELIMINARY RESULTS OF THIS STUDY AS THEY SHOW THAT MAXAMINE, IN COMBINATION WITH INTERFERON, ACHIEVED A SUBSTANTIALLY HIGHER PERCENTAGE
                                 OF RAPID RESPONSES THAN IS USUALLY OBSERVED
                                 WITH INTERFERON ALONE."
                                 FREDERIK NEVENS M.D., UZ GASTHUISBERG, BELGIUM

TOPICAL THERAPIES

For millions of patients, topical disorders such as herpes labialis, herpes zoster, oral mucositis, canker sores, decubitus ulcers, and others result in prolonged pain, suffering, and slow healing times that can lead to an increased risk of secondary infection. The patient's immune response, localized inflammation and wound-healing status may contribute to the difficulty in treating many of these disorders.

The MAXDERM technology and pipeline of potential products is based on research on the active molecules underlying MAXAMINE. The MAXDERM discovery may be able to address the underlying mechanisms that cause many of the above disorders, and may enhance the cellular immune response, reduce inflammation, and enhance the wound healing process. This discovery is novel and differs from the anti-viral, pain relieving and anti-bacterial approaches underlying many existing and proposed treatments.

Small pilot, randomized, blinded, placebo-controlled trials have been conducted in more than 75 patients with oral mucositis, herpes labialis (cold sores), decubitus ulcers, shingles, burns, and conjunctivitis. Patients experienced improved healing times when treated with gels based on the MAXDERM technology compared to a placebo control.

ORAL MUCOSITIS

Oral mucositis (stomatitis) can be induced by a number of different procedures, drugs or treatments. The most common and debilitating is the mucositis caused by the treatment of cancer patients with chemotherapy or radiation. There are possibly a million new cases each year worldwide with no effective treatments yet available.

Symptoms of oral mucositis include the formation of canker sore-like lesions within the mouth that may extend to the tongue, throat and gastrointestinal tract, with mild to severe discomfort and difficulty eating and drinking. The lesions may last 2 to 3 weeks, and in severe cases patients require hospitalization, morphine to alleviate pain, and termination of their cancer treatment. We believe that a product that would assist patients with this discomforting condition would fit with our objective of maintaining the quality of patients' lives during therapy, and would fit strategically with our proposed marketing plans for Maxamine.

During 1999 we completed two preclinical trials of a gel based on the MAXDERM technology in oral mucositis suggesting that the drug candidate can prevent and significantly reduce the time to heal oral lesions. A small pilot human study was conducted in which nine patients with oral mucositis were randomized and treated with one of two doses of our gel or a placebo. The patients treated with our gel experienced complete healing of lesions in a mean time of three to four days, depending upon the dosage. Patients treated with the placebo experienced no reduction in lesions during the treatment period. Patients treated with our gel also reported a reduction in the discomfort associated with eating and drinking.

PILOT HUMAN STUDY OF MAXIM GEL IN ORAL MUCOSITIS


                                    [GRAPH]


HERPES LABIALIS

A pilot study of gels based on the MAXDERM technology was also conducted in 18 patients with herpes labialis (cold sores). In the randomized, blinded study, patients with herpes labialis treated with our gel containing the highest concentration of active ingredient demonstrated a nearly complete (>99%) improvement of their lesions following only four days of administration. Patients treated with the placebo, conversely, experienced an increase in mean lesion size during the study period.

MAXVAX MUCOSAL VACCINE CARRIER

The Company's MAXVAX-Trade Mark- technology, currently in preclinical development, is designed to facilitate a new class of needle-free mucosal vaccines for major respiratory infections, sexually transmitted diseases and gastrointestinal tract diseases and other infectious diseases. Most of today's vaccines are administered by injection and stimulate a protective immune response in the systemic immune system. However, it is the mucosal membranes lining the nose, mouth, eyes, ears, lungs, intestinal and urogenital tracts where nearly 85 percent of infectious diseases enter the body. It is hoped that mucosal vaccines, using the MAXVAX carrier, can provide immune protection at these mucosal surfaces.

Prototype MAXVAX-based vaccines have been tested in our laboratories. Our objective is to align with corporate collaborators possessing antigens for specific diseases that can be coupled to the MAXVAX carrier, and to develop vaccine candidates in collaboration with these partners.

                         OUR GOAL: IMPROVE PATIENT CARE

We value the quality of patients' lives. For the past several years we have discussed our goal of developing treatments designed to extend survival and maintain the patient's quality of life. With our first Phase 3 trial of MAXAMINE nearing completion, we now stand poised to turn words into actions.

Recent communications we have seen from various regulatory agencies and other groups associated with the regulatory approval process further support the merits of our strategy of using patient survival and quality of life as principal endpoints for our cancer studies. There appears to be less interest in approving and paying for drugs in the future that only shrink or limit the growth of tumors for a short period of time without providing a survival benefit to the patients. Studies with MAXAMINE have consistently shown a benefit to patients in a number of cancers in terms of increased survival, the most important measurement of the benefit provided to a patient. In addition, patients treated with MAXAMINE are able to treat themselves at home and maintain a better quality of life compared to conventional therapies.

We hope to expand our potential for improving patient care by successfully advancing the application of MAXAMINE to additional cancers and to hepatitis C, and by continuing the development of our other product candidates such as our topical therapy for oral mucositis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)

THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING CASH REQUIREMENTS AND YEAR 2000 ISSUES. SUCH STATEMENTS ARE ONLY PREDICTIONS AND THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED OR PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO DIFFERENCES INCLUDE RISKS ASSOCIATED WITH CLINICAL TRIALS AND PRODUCT DEVELOPMENT, REGULATORY APPROVAL AND GOVERNMENT REGULATION OF THE COMPANY'S PRODUCTS, THE NEED FOR ADDITIONAL FUNDS AND THE UNCERTAINTY OF ADDITIONAL FUNDING AND DEPENDENCE ON COLLABORATIVE PARTNERS. THESE FACTORS AND OTHERS ARE MORE FULLY DESCRIBED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999.

OVERVIEW

During the periods encompassed by this Annual Report, Maxim Pharmaceuticals, Inc. ("Maxim" or the "Company") has devoted substantially all of its resources to its MAXAMINE-Registered Trademark-, MaxDerm-TM- and MAXVAX-TM- product development programs. The Company conducts its research and product development efforts through a combination of internal and collaborative programs. In addition to internal management and staff, the Company relies upon arrangements with universities, other clinical research sites and contract research organizations for a significant portion of its product development efforts. Oversight of all external and collaborative programs is conducted by the Company's executive officers and other staff from its headquarters located in San Diego, California.

Maxim's products are in the development stage and the Company does not expect revenue from product sales in the near future. The Company expects to continue to incur losses as it continues its research and development activities, particularly those relating to Phase 3 and Phase 2 clinical trials using MAXAMINE THERAPY and the preparation for the planned market launch of MAXAMINE. Losses may fluctuate from quarter to quarter and such fluctuations may be substantial as a result of, among other factors, the number and timing of clinical trials conducted, the funding, if any, provided as a result of corporate collaborations, the results of clinical testing, and the timing of FDA or international regulatory approvals. There can be no assurance that the Company will successfully develop, commercialize, manufacture or market its products or ever achieve or sustain product revenues or profitability.

RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

RESEARCH AND COLLABORATION REVENUE - For the year ended September 30, 1999, research and collaboration revenue consisting of collaborative support and fees for exclusive MAXAMINE marketing rights for the territories of Australia, New Zealand and Israel totaled $1,078,000, compared to $181,000 for the year ended September 30, 1998. There were no such revenues earned in the year ended September 30, 1997.

RESEARCH AND DEVELOPMENT EXPENSES - For the year ended September 30, 1999, research and development expenses were $36,638,000, an increase of $16,491,000, or 82%, over the prior year. This increase was primarily attributable to increased activity related to late-stage cancer clinical trials of MAXAMINE, including clinical trial site and contract research organization costs, hiring additional clinical and development personnel, and other clinical costs. These clinical trials include a Phase 3 clinical trial in malignant melanoma commenced in the United States in July 1997, an international Phase 3 malignant melanoma clinical trial commenced in November 1997, a global Phase 3 clinical trial in acute myelogenous leukemia commenced in February 1998, and a European Phase 2 clinical trial in hepatitis C commenced in May 1999. A Phase
3 trial is a large-scale test designed to be the final human study demonstrating the safety and efficacy of a drug and supporting an application to the U.S. Food and Drug Administration or international regulatory agencies for marketing approval. A Phase 2 trial is an intermediate test designed to show a preliminary evidence of efficacy of the drug being tested. For the year ended September 30, 1998, research and development expenses were $20,147,000, an increase of $14,793,000, or 276%, over the prior year, primarily due to increased activity in cancer clinical trials of MAXAMINE.

BUSINESS DEVELOPMENT AND MARKETING AND GENERAL AND ADMINISTRATIVE EXPENSES Business development and marketing expenses for the year ended September 30, 1999 were $1,683,000, an increase of $370,000, or 28%, over the same period of the prior year. This increase was due to additional personnel and other resources devoted to preparation for the potential market launch of MAXAMINE, including corporate partnering efforts, market evaluations and third-party reimbursement evaluations. For the year ended September 30, 1999, general and administrative expenses were $2,881,000, an increase of $221,000, or 8%, over the prior year. This increase was due to general expenses associated with the Company's expanded operations. Business development and marketing expenses for the year ended September 30, 1998 were $1,313,000, an increase of $929,000, or 242%, over the prior year. General and administrative expenses for the year ended September 30, 1998 totaled $2,660,000, an increase of $667,000, or 33%, over the prior year. Both of these increases resulted from the expanded activities described above.

OTHER INCOME (EXPENSE) - Investment income was $1,023,000 for the year ended September 30, 1999, a decrease of $1,225,000, or 54%, from the prior year, as a result of the reduction in the principal balance of interest-bearing investments liquidated to finance the operations of the Company. Investment income for the year ended September 30, 1998 totaled $2,248,000, an increase of $1,321,000 over the prior year, primarily resulting from income on the proceeds of the Company's follow-on public offering completed in October 1997. Interest expense for the year ended September 30, 1999 was $146,000, an increase of $57,000, or 64%, over the same period of the prior year. This increase was primarily attributable to interest incurred on additional advances made under the Company's line of credit agreement used to finance qualified equipment purchases. Interest expense for the year ended September 30, 1998 was consistent with that of the prior year and totaled $89,000.

NET LOSS - Net loss for the year ended September 30, 1999 totaled $39,709,000, an increase of $17,855,000, or 82%, over the prior year. The increase was primarily due to the expansion of research and development and general corporate activities described above, and also includes $483,000 of accrued dividends on preferred stock included in the net loss applicable to common stock. Net loss for the year ended September 30, 1998 totaled $21,855,000, an increase of $14,959,000, or 217%, over the prior year. Net loss per share of common stock for the year ended September 30, 1999 was $3.94, an increase of $1.57, or 66%, over the prior year, due to the increase in net loss for the year offset partially by an increase in the number of shares of common stock outstanding. Net loss per share of common stock for the year ended September 30, 1998 was $2.37, an increase of $1.34, or 130% from the prior year, due to the increase in net loss for the year offset partially by an increase in the number of shares of common stock outstanding.

LIQUIDITY AND CAPITAL RESOURCES

The Company, as a development stage enterprise, anticipates incurring substantial additional losses over at least the next several years due to, among other factors, the need to expend substantial amounts on its ongoing and planned clinical trials, preparation for the planned market launch of MAXAMINE, other research and development activities, and business development and general corporate expenses associated with these activities. The Company has financed its operations primarily through the sale of its equity securities, including an initial public offering in July 1996, an international follow-on public offering in October 1997 and a private offering of preferred stock in July 1999 that provided net proceeds to the Company of approximately $18.2 million $34.7 million and $18.3 million, respectively.

As of September 30, 1999, the Company had cash, cash equivalents and investments totaling approximately $18.0 million. On November 10, 1999, the Company completed a private placement which provided net proceeds to the Company of approximately $22.5 million, resulting in cash, cash equivalents and investments of $40.5 million on an as-adjusted basis. For the years ended September 30, 1999, 1998 and 1997, net cash used in the Company's operating activities was approximately $36.0 million, $14.8 million and $5.9 million, respectively. The Company's cash requirements may fluctuate in future periods as it conducts additional research and development activities including clinical trials, other research and development activities, and efforts associated with the commercial launch of any products that are approved for sale by government regulatory bodies. Among the activities that may result in an increase in cash requirements are three Phase 3 cancer clinical trials and three Phase 2 clinical trials of MAXAMINE currently underway, and preparation for the planned market launch of MAXAMINE.

The Company's cash requirements may vary materially from those now planned because of the results and scope of clinical trials and other research and development activities, the time required to obtain regulatory approvals, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, the ability of the Company to establish marketing alliances and collaborative arrangements and the cost of the Company's internal marketing activities. As a result of these factors, it is difficult to predict accurately the timing and amount of the Company's cash requirements. The Company plans to pursue the issuance of additional equity securities and to pursue corporate marketing alliances and collaborative agreements, as required to meet its cash requirements. The issuance of additional equity securities could result in substantial dilution to the Company's stockholders. There can be no assurance that additional funding will be available on terms acceptable to the Company, if at all. The failure to fund its capital requirements would have a material adverse effect on the Company's business, financial condition and results of operations. The Company has never paid a cash dividend on its common stock and does not contemplate the payment of cash dividends on its common stock in the foreseeable future.

IMPACT OF THE YEAR 2000 ISSUE

The Year 2000 issue is related to computer software utilizing two digits rather than four to define the appropriate year. As a result, any of the Company's computer programs or any of the Company's suppliers or vendors that have date sensitive software may incur system failures or generate incorrect data if "00" is recognized as 1900 rather than 2000.

The Company has determined that the computer systems utilized internally in its daily operations are Year 2000 compliant. The Company has also completed its process of verifying whether its major suppliers, service providers and financial institutions are Year 2000 compliant and believes that they are compliant. The Company will continue to monitor the compliance of these parties. The total cost of this process is expected to be less than $50,000. Although the Company has no material systems that interface directly with third party systems, there can be no assurance that the systems and networks of its key suppliers and service providers will not be affected by the Year 2000 issues, which could have an adverse effect on the Company's business, operating results and financial condition. In particular, the Company has engaged several third parties to retain and maintain all of the clinical, statistical and other information related to the Company's clinical trials. These third parties have indicated that they are aggressively working to identify and remediate any Year 2000 issues they may have, and that they expect to have any necessary remediation completed by December 1999. However, in the event these third parties' Year 2000 compliance efforts are unsuccessful, data relating to the Company's clinical trials could be destroyed or corrupted, which could have a material adverse effect on the Company's business, operating results and financial condition. In an effort to minimize the potential risks of the failure of such third parties' Year 2000 efforts, the Company intends to archive data, both in electronic and paper formats, through December 1999, after which paper backup will be used.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our exposure to market risk is principally confined to our cash equivalents and investments that have maturities of less than two years. We maintain a non-trading investment portfolio of investment grade, liquid debt securities that limits the amount of credit exposure to any one issue, issuer or type of instrument. The securities in our investment portfolio are not leveraged, are classified as available-for-sale and are therefore subject to interest rate risk. We currently do not hedge interest rate exposure. If market interest rates were to increase by 100 basis points, or 1%, from September 30, 1999 levels, a model calculation suggests that the market value of our portfolio would decline by an immaterial amount. The modeling technique used measures the change in market values arising from an immediate hypothetical shift in market interest rates.

IMPACT OF INFLATION

The impact of inflation on the operations of the Company for the years ended September 30, 1999, 1998 and 1997 was not material.

SELECTED FINANCIAL DATA

Selected financial data in thousands except per share data.


                                                                                  Year Ended September 30
                                                                    -------------------------------------------------------
                                                                       1999          1998       1997       1996       1995
                                                                    ----------- ---------- ---------- ---------- ----------
SELECTED STATEMENTS OF OPERATIONS DATA:
     Research and development expenses                               $ 36,638   $ 20,147    $ 5,353     $1,609    $   985
     Net loss applicable to common stock                              (39,709)   (21,855)    (6,895)      (833)    (2,790)
     Net loss per share of common stock                              $  (3.94)  $  (2.37)   $ (1.03)    $(0.20)   $ (0.87)
     Weighted average shares outstanding                               10,079      9,215      6,671      4,075      3,209




                                                                                As of September 30
                                                        -------------------------------------------------------------------
                                                                 1999                1998       1997       1996       1995
                                                        ----------------------- ---------- ---------- ---------- ----------
SELECTED BALANCE SHEET DATA:                                As
                                                         Adjusted(1)   Actual
                                                        ------------  ---------
     Cash, cash equivalents and investments                $40,498     $17,942    $35,769    $12,160    $19,144       $513
     Total assets                                           47,004      24,515     42,022     15,858     21,255      2,454
     Long-term debt, less current portion                      908         908        977        555          -        247
     Deficit accumulated during the development stage      (81,913)    (81,913)   (42,687)   (20,832)   (13,937)   (13,103)
     Stockholders' equity (deficit)                         33,332      10,843     31,116     13,393     20,124     (3,644)


(1) Adjusted to reflect the net proceeds from a private placement of preferred stock completed by the Company in November 1999.

BALANCE SHEETS

MAXIM PHARMACEUTICALS, INC.  (A DEVELOPMENT STAGE COMPANY)


                                                                          As of September 30
                                                                  ------------------------------------------
                                                                        1999                    1998
                                                                  ------------------      ------------------

ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                           $ 6,543,977            $ 11,217,429
    Short-term investments in marketable securities                      11,398,363              21,031,568
    Accrued interest and other current assets                             2,800,611               2,491,308
                                                                  ------------------      ------------------
         Total current assets                                            20,742,951              34,740,305

Investments in marketable securities                                              -               3,519,554
Patents and licenses, net                                                 2,002,349               1,839,167
Property and equipment, net                                               1,473,807               1,693,402
Deposits and other assets                                                   296,234                 229,157
                                                                  ------------------      ------------------
         Total assets                                                  $ 24,515,341            $ 42,021,585
                                                                  ==================      ==================


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

    Accounts payable                                                    $ 8,090,832             $ 9,014,831
    Accrued expenses                                                      3,630,306                 374,652
    Accrued dividends                                                       482,844                       -
    Note payable                                                             79,129                 176,784
    Current portion of long-term debt                                       480,640                 361,675
                                                                  ------------------      ------------------
      Total current liabilities                                          12,763,751               9,927,942

    Long-term debt, less current portion                                    908,380                 977,213

STOCKHOLDERS' EQUITY:

    Preferred stock, $.001 par value, 5,000,000 shares authorized;
      206,874 and 0 shares of Series A convertible preferred issued and outstanding at September 30, 1999 and 1998, respectively;
      liquidation preference of $20,118,496 and $0 at September 30,
      1999 and 1998, respectively                                               207                       -
    Common stock, $.001 par value,  35,000,000 shares authorized;
      10,205,697 and 9,885,576 shares issued and outstanding at

      September 30, 1999 and 1998, respectively                              10,206                   9,886
    Additional paid-in capital                                           92,818,050              73,807,327
    Deficit accumulated during the development stage                    (81,912,974)            (42,686,624)
    Deferred compensation                                                    (2,943)                (14,159)
    Net unrealized loss on investments available for sale                   (69,336)                      -
                                                                  ------------------      ------------------
      Total stockholders' equity                                         10,843,210              31,116,430
                                                                  ------------------      ------------------
         Total liabilities and stockholders' equity                    $ 24,515,341            $ 42,021,585
                                                                  ==================      ==================


SEE NOTES TO FINANCIAL STATEMENTS

STATEMENTS OF OPERATIONS

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)


                                                                                                          From Inception
                                                                                                         (October 23, 1989)
                                                             Year Ended September 30                         Through
                                             ---------------------------------------------------------    September 30,
                                                   1999               1998                 1997                1999
                                             -----------------  -----------------    -----------------   -----------------
Research and collaboration revenue              $   1,077,800      $     180,750         $ -                $   4,204,551

Operating expenses:

    Research and development                       36,637,714         20,146,649            5,353,165          72,138,786
    Business development
      and marketing                                 1,682,664          1,313,019              383,667           3,608,773
    General and administrative                      2,880,647          2,659,930            1,992,629          14,891,590
                                             -----------------  -----------------    -----------------   -----------------
      Total operating expenses                     41,201,025         24,119,598            7,729,461          90,639,149

Other income (expense):

    Investment income                               1,023,013          2,247,577              927,050           4,485,370
    Interest expense                                 (146,056)           (89,101)             (77,562)         (2,216,528)
    Other income (expense)                             19,918            (74,200)             (15,176)            (35,692)
    Gain on sale of subsidiary                              -                  -                    -           2,288,474
                                             -----------------  -----------------    -----------------   -----------------
      Total other income (expense)                    896,875          2,084,276              834,312           4,521,624
                                             -----------------  -----------------    -----------------   -----------------

Net loss before preferred stock dividends         (39,226,350)       (21,854,572)          (6,895,149)        (81,912,974)

    Dividends on preferred stock                      482,844                  -                    -             482,844
                                             -----------------  -----------------    -----------------   -----------------
Net loss applicable to common stock             $ (39,709,194)     $ (21,854,572)        $ (6,895,149)      $ (82,395,818)
                                             =================  =================    =================   =================

Net loss per share of common stock              $       (3.94)     $       (2.37)        $      (1.03)
                                             =================  =================    =================

Weighted average shares outstanding                10,078,765          9,215,416            6,671,237
                                             =================  =================    =================


SEE NOTES TO FINANCIAL STATEMENTS



STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)



                                                 Preferred Stock                          Additional
                                                 -----------------      Common Stock        Paid-In
                                                  Shares    Amount   Shares     Amount      Capital
                                                 --------- ------- ----------- --------- -------------
Balance at October 23, 1989 (inception)                 -    $  -           -    $    -    $        -
Issuance of common stock at $.001                       -       -       1,000     8,029             -
Net income                                              -       -           -         -             -
                                                 --------- ------- ----------- --------- -------------
Balance at December 31, 1989                            -       -       1,000     8,029             -
Net income                                              -       -           -         -             -
                                                 --------- ------- ----------- --------- -------------
Balance at December 31, 1990                            -       -       1,000     8,029             -
Net income                                              -       -           -         -             -
                                                 --------- ------- ----------- --------- -------------
Balance at December 31, 1991                            -       -       1,000     8,029             -
Additional funding                                      -       -          42         -     1,259,249
Net loss                                                -       -           -         -             -
                                                 --------- ------- ----------- --------- -------------
Balance at December 31, 1992                            -       -       1,042     8,029     1,259,249
Net effect of reorganization and issuance of
    common stock to account for reverse
    acquisition                                         -       -     181,371    (7,847)       53,002
Net loss                                                -       -           -         -             -
                                                 --------- ------- ----------- --------- -------------
Balance at September 30, 1993                           -       -     182,413       182     1,312,251
Issuance of common stock at $60 per share
    for consulting and professional services            -       -       1,098         1        65,999
Issuance of Series A preferred stock
    for cash at $3.00 per share                   250,000     250           -         -       487,250
Issuance of common stock to convert bridge debt
    financing at prices from $52.50 to $75 per
    share                                               -       -     112,440       113     5,933,894
Net loss                                                -       -           -         -             -
                                                 --------- ------- ----------- --------- -------------
Balance at September 30, 1994                     250,000     250     295,951       296     7,799,394
Issuance of common stock at $3.00 per share
    upon conversion of debt                             -       -     553,254       553     1,659,210
Issuance of common stock pursuant to anti-
    dilutive provisions in previous bridge
    debt financing                                      -       -   1,137,343     1,137        (1,137)
Issuance of common stock at $3.00 per
    share for subscription receivable                   -       -     103,667       104       310,896
Net loss                                                -       -           -         -             -
                                                 --------- ------- ----------- --------- -------------
Balance at September 30, 1995                     250,000     250   2,090,215     2,090     9,768,363





                                                                                    Unrealized
                                                                    Subscription     Loss On
                                                                    Receivable/    Investments
                                                  Accumulated        Deferred     Available for
                                                    Deficit        Compensation       Sale          Total
                                                 -------------    --------------     -------     ------------
Balance at October 23, 1989 (inception)          $          -     $       -          $    -      $         -
Issuance of common stock at $.001                           -             -               -            8,029
Net income                                                 44             -               -               44
                                                 -------------    ----------         -------     ------------
Balance at December 31, 1989                               44             -               -            8,073
Net income                                                751             -               -              751
                                                 -------------    ----------         -------     ------------
Balance at December 31, 1990                              795             -               -            8,824
Net income                                                272             -               -              272
                                                 -------------    ----------         -------     ------------
Balance at December 31, 1991                            1,067             -               -            9,096
Additional funding                                          -             -               -        1,259,249
Net loss                                           (2,445,184)            -               -       (2,445,184)
                                                 -------------    ----------         -------     ------------
Balance at December 31, 1992                       (2,444,117)            -               -       (1,176,839)
Net effect of reorganization and issuance of
    common stock to account for reverse
    acquisition                                    (1,197,822)            -               -       (1,152,667)
Net loss                                           (4,238,731)            -               -       (4,238,731)
                                                 -------------    ----------         -------     ------------
Balance at September 30, 1993                      (7,880,670)            -               -       (6,568,237)
Issuance of common stock at $60 per share
    for consulting and professional services                -             -               -           66,000
Issuance of Series A preferred stock
    for cash at $3.00 per share                             -             -               -          487,500
Issuance of common stock to convert bridge debt
    financing at prices from $52.50 to $75 per
    share                                                   -             -               -        5,934,007
Net loss                                           (2,432,623)            -               -       (2,432,623)
                                                 -------------    ----------         -------     ------------
Balance at September 30, 1994                     (10,313,293)            -               -       (2,513,353)
Issuance of common stock at $3.00 per share
    upon conversion of debt                                 -             -               -        1,659,763
Issuance of common stock pursuant to anti-
    dilutive provisions in previous bridge
    debt financing                                          -             -               -                -
Issuance of common stock at $3.00 per
    share for subscription receivable                       -      (311,000)              -                -
Net loss                                           (2,790,122)            -               -       (2,790,122)
                                                 -------------    ----------         -------     ------------
Balance at September 30, 1995                     (13,103,415)     (311,000)              -       (3,643,712)






                                                    Preferred Stock                         Additional
                                                    ---------------       Common Stock        Paid-In
                                                    Shares    Amount   Shares     Amount      Capital
                                                   --------- ------- ----------- --------- -------------
Issuance of common stock at $3.00 per share in
    exchange for repayment of note payable to bank        -       -     744,646       745     2,249,255
Receipt of subscription receivable                        -       -           -         -             -
Issuance of common stock and warrants
    at $3.75 per unit for cash                            -       -     465,504       465     1,740,033
Issuance of common stock at $4.50 per share for
    cash                                                  -       -     400,000       400     1,799,600
Exercise of common stock options                          -       -         400         1         2,999
Issuance of common stock at $7.50 per share and
    warrants at $.10 per warrant in initial public
    offerin                                               -       -   2,875,000     2,875    18,217,215
Conversion of preferred stock to common stock      (250,000)   (250)    102,866       103           147
Options granted to employees                              -       -           -         -       394,999
Amortization of deferred compensation                     -       -           -         -             -
Net loss                                                  -       -           -         -             -
                                                   --------- ------- ----------- --------- -------------
Balance at September 30, 1996                             -       -   6,678,631     6,679    34,172,611
Options granted to consultant                             -       -           -         -        96,903
Amortization of deferred compensation                     -       -           -         -             -
Net loss                                                  -       -           -         -             -
                                                   --------- ------- ----------- --------- -------------
Balance at September 30, 1997                             -       -   6,678,631     6,679    34,269,514
Issuance of common stock at $15.25 per share
    in follow-on offering                                 -       -   2,500,000     2,500    34,710,939
Exercise of common stock purchase warrants                              392,000       392     4,115,608
Exercise of stock options and warrants                    -       -     313,304       314       634,222
Options granted to consultants                            -       -           -         -        50,438
Contribution to 401(k) plan                               -       -       1,641         1        26,606
Amortization of deferred compensation                     -       -           -         -             -
Net loss                                                  -       -           -         -             -
                                                   --------- ------- ----------- --------- -------------
Balance at September 30, 1998                             -       -   9,885,576     9,886    73,807,327
Issuance of Series A preferred stock
    for cash at $97.25 per share                    206,874     207           -         -    18,258,794
Exercise of stock options and warrants                    -       -     313,671       314     1,082,568
Option granted to consultants                             -       -           -         -        79,727
Contribution to 401(k) plan                               -       -       6,450         6        72,478
Dividends on Series A preferred stock                     -       -           -         -      (482,844)
Unrealized loss on investments available for sale         -       -           -         -             -
Amortization of deferred compensation                     -       -           -         -             -
Net loss                                                  -       -           -         -             -
                                                   --------- ------- ----------- --------- -------------
Balance at September 30, 1999                       206,874   $ 207  10,205,697  $ 10,206  $ 92,818,050
                                                   --------- ------- ----------- --------- -------------
                                                   --------- ------- ----------- --------- -------------






                                                                                     Unrealized
                                                                     Subscription      Loss On
                                                                      Receivable      Investments
                                                     Accumulated       Deferred     Available for
                                                       Deficit       Compensation        Sale             Total
                                                    -------------      ----------     -----------     ------------
Issuance of common stock at $3.00 per share in
    exchange for repayment of note payable to bank             -               -               -        2,250,000
Receipt of subscription receivable                             -         311,000               -          311,000
Issuance of common stock and warrants
    at $3.75 per unit for cash                                 -               -               -        1,740,498
Issuance of common stock at $4.50 per share for
    cash                                                       -               -               -        1,800,000
Exercise of common stock options                               -               -               -            3,000
Issuance of common stock at $7.50 per share and
    warrants at $.10 per warrant in initial public
    offerin                                                    -               -               -       18,220,090
Conversion of preferred stock to common stock                  -               -               -                -
Options granted to employees                                   -        (163,124)              -          231,875
Amortization of deferred compensation                          -          44,385               -           44,385
Net loss                                                (833,488)              -               -         (833,488)
                                                    -------------      ----------     -----------     ------------
Balance at September 30, 1996                        (13,936,903)       (118,739)              -       20,123,648
Option granted to consultant                                   -               -               -           96,903
Amortization of deferred compensation                          -          67,826               -           67,826
Net loss                                              (6,895,149)              -               -       (6,895,149)
                                                    -------------      ----------     -----------     ------------
Balance at September 30, 1997                        (20,832,052)        (50,913)              -       13,393,228
Issuance of common stock at $15.25 per share
    in follow-on offering                                      -               -               -       34,713,439
Exercise of common stock purchase warrants                     -               -               -        4,116,000
Exercise of stock options and warrants                                                                    634,536
Options granted to consultants                                 -               -               -           50,438
Contribution to 401(k) plan                                    -               -               -           26,607
Amortization of deferred compensation                          -          36,754               -           36,754
Net loss                                             (21,854,572)              -               -      (21,854,572)
                                                    -------------      ----------     -----------     ------------
Balance at September 30, 1998                        (42,686,624)        (14,159)              -       31,116,430
Issuance of Series A preferred stock                                                                            -
    for cash at $97.25 per share                               -               -               -       18,259,001
Exercise of stock options and warrants                         -               -               -        1,082,882
Options granted to consultants                                 -               -               -           79,727
Contribution to 401(k) plan                                    -               -               -           72,484
Dividends on Series A preferred stock                          -               -               -         (482,844)
Unrealized loss on investments available for sale              -               -         (69,336)         (69,336)
Amortization of deferred compensation                          -          11,216               -           11,216
Net loss                                             (39,226,350)              -               -      (39,226,350)
                                                    -------------      ----------     -----------     ------------
Balance at September 30, 1999                       $ (81,912,974)      $ (2,943)      $ (69,336)     $ 10,843,210
                                                    -------------      ----------     -----------     ------------
                                                    -------------      ----------     -----------     ------------




SEE NOTES TO FINANCIAL STATEMENTS

STATEMENTS OF CASH FLOWS

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)


                                                                                                                  From Inception
                                                                        Year Ended September 30                 (October 23, 1989)
                                                           --------------------------------------------------        through
                                                                1999             1998             1997          September 30, 1999
                                                           ---------------  ---------------  ----------------   ------------------
OPERATING ACTIVITIES:
 Net loss                                                   $ (39,226,350)   $ (21,854,572)     $ (6,895,149)    $ (81,912,974)
 Adjustments to reconcile net loss to net cash
 used in operating activities:
      Depreciation and amortization                               678,908          407,525           262,784         2,130,361
      Amortization of premium on investments                      249,340          129,603           156,342           535,285
      Stock options issued as compensation                         90,943           87,193           164,729           619,125
      Stock contributions to 401(k) plan                           72,485           26,607                 -            99,092
      Net book value of disposed assets                             2,922           74,681             4,435           210,286
      Loss on write-off of patents                                144,318           20,050            53,144           406,580
      Gain on sale of subsidiary                                        -                -                 -        (2,288,474)
      Other                                                             -                -                 -          (283,658)
      Loss on write-off of purchased research
         and development                                                -                -                 -         2,646,166
      Cumulative effect of reorganization                               -                -                 -         1,152,667
      Changes in operating assets and liabilities:

         Accrued interest and other current assets                 85,697       (1,721,985)          132,449        (2,213,124)
         Other assets and deposits                               (462,077)         357,736          (583,496)         (839,037)
         Accounts payable                                        (923,999)       7,932,792           676,278         8,090,831
         Accrued expenses                                       3,255,654         (222,736)          118,765         3,651,516
                                                           ---------------  ---------------  ----------------   ---------------
            Net cash used in operating activities             (36,032,159)     (14,763,106)       (5,909,719)      (67,995,358)

 INVESTING ACTIVITIES:

 Purchases of marketable securities                           (20,756,917)     (35,572,687)      (10,835,442)      (82,239,034)
 Sales and maturities of marketable securities                 33,591,000       22,604,050        14,041,000        70,236,050
 Additions to patents and licenses                               (517,175)        (212,947)         (652,053)       (3,224,962)
 Purchases of property and equipment                             (252,560)      (1,098,586)         (804,454)       (2,963,841)
 Cash acquired in acquisition of business                               -                -                 -           985,356
 Proceeds from sale of diagnostic division                              -                -                 -           496,555
                                                           ---------------  ---------------  ----------------   ---------------
      Net cash provided (used) by investing activities         12,064,348      (14,280,170)        1,749,051       (16,709,876)

 FINANCING ACTIVITIES:

 Net proceeds from issuance of common stock
      and warrants                                              1,082,881       39,463,974                 -        66,204,721
 Net proceeds from issuance of preferred stock                 18,259,001                -                 -        18,746,501
 Proceeds from issuance of notes payable and
      long-term debt                                              444,435          596,840           814,380         6,432,078
 Payments on notes payable and long-term debt                    (491,958)        (247,632)         (276,278)       (3,786,373)
 Proceeds from issuance of notes payable to
      related parties                                                   -                -                 -         4,982,169
 Payments on notes payable to related parties                           -                -                 -        (1,329,885)
                                                           ---------------  ---------------  ----------------   ---------------
      Net cash provided by financing activities                19,294,359       39,813,182           538,102        91,249,211
                                                           ---------------  ---------------  ----------------   ---------------
 Net increase (decrease) in cash and cash equivalents          (4,673,452)      10,769,906        (3,622,566)        6,543,977

 Cash and cash equivalents at beginning of period              11,217,429          447,523         4,070,089                 -
                                                           ---------------  ---------------  ----------------   ---------------

 Cash and cash equivalents at end of period                   $ 6,543,977      $11,217,429         $ 447,523       $ 6,543,977
                                                           ---------------  ---------------  ----------------   ---------------


SEE NOTES TO FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS

MAXIM PHARMACEUTICALS, INC. (A DEVELOPMENT STAGE COMPANY)

1.     NATURE OF OPERATIONS AND BASIS FOR PRESENTATION

Maxim Pharmaceuticals, Inc. (the "Company") was incorporated in Delaware in 1954 under the name "Wilco Oil & Minerals, Corp." and has existed under various names since then. From 1987 to 1993, the Company operated as a medical diagnostics products company under the name "General Biometrics, Inc." In 1993, the Company merged with Syntello Vaccine Development AB ("SVD"), a Swedish biopharmaceutical company, in an exchange of stock accounted for as a reverse acquisition (the "Reorganization"). Upon completion of the Reorganization, the Company changed its name to "Syntello, Inc." and commenced its operations as a biopharmaceutical company. The Company's proprietary technologies, which provide the basis for certain drugs and vaccines for cancer and infectious diseases, were acquired during and following the Reorganization. The Company sold its medical diagnostic division in 1994 and sold SVD in July 1996. Since December 1995, the Company has operated under the name "Maxim Pharmaceuticals, Inc." The statements of operations' inception-to-date information reflects the cumulative operations of SVD from the date of its inception (October 23, 1989). The statements of stockholders' equity (deficit) for the periods from inception to the date of the Reorganization reflects the equity activity of SVD.

Since the Reorganization, the Company has devoted substantially all of its resources to its Maxamine-Registered Trademark-, MaxDerm-TM- and MaxVax-TM-product development programs. The Company conducts its research and other product development efforts through a combination of internal and collaborative programs. In addition to internal management and staff, the Company relies upon arrangements with universities, other clinical research sites and contract research organizations for a significant portion of its product development efforts. Oversight of all external and collaborative programs is conducted by the Company's executive officers and other staff from its headquarters located in San Diego, California.

The Company expects to incur substantial losses as it continues its research and development activities and sponsorship of clinical trials, and as it prepares for the potential market launch of its first Maxamine product. The future success of the Company is likely to be dependent on its ability to obtain additional capital to develop and commercialize its proposed products and, ultimately, upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations.

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

CASH EQUIVALENTS AND INVESTMENTS IN MARKETABLE SECURITIES - Investments with original maturities of less than 90 days are considered cash equivalents, and all other investments are classified as short-term investments. Management determines the appropriate classification of investments at the time of purchase and reevaluates such designation as of each balance sheet date. During the current fiscal year, management reclassified its investments as available-for-sale from its prior policy of held-to-maturity to better reflect anticipated holding periods. Available-for-sale investments are stated at fair value with net unrealized gains or losses reported in stockholders' equity. Investments classified as held to maturity are carried at amortized cost in the absence of any other than temporary decline in market value. Realized gains and losses, and declines in value judged to be other than temporary are included in interest income. The cost of securities sold is computed using the specific identification method.

PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

PATENTS, TRADEMARKS AND LICENSES - The Company capitalizes certain legal costs and acquisition costs related to patents, trademarks and licenses. Accumulated costs are amortized over the lesser of the legal lives or the estimated economic lives of the proprietary rights, generally seven to ten years, using the straight-line method and commencing at the time the patents are issued, trademarks are registered or the license is acquired.

LOSS PER SHARE OF COMMON STOCK - Net loss per share of common stock is computed by dividing the net loss after deduction of dividends on preferred stock by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share, calculated by including the additional common shares issuable upon exercise of outstanding convertible preferred stock, options and warrants in the weighted average share calculation, is not presented as these securities are antidilutive.

FOREIGN CURRENCY TRANSLATION - The Company accounts for translation of foreign currency in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation."

FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amount of cash, cash equivalents, investment securities, accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments. The carrying amount of the notes payable and long-term debt are reasonable estimates of fair value as the loans bear interest based on market rates currently available for debt with similar terms.

COMPREHENSIVE INCOME - Effective January 1, 1998 the Company adopted Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 requires reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The Company's 1999 unrealized loss on investments represents the only component of comprehensive income that is excluded from net loss.

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

3.       INVESTMENT SECURITIES

The following is a summary of all of the Company's investment securities. All of the Company's securities are classified as available-for-sale. Determination of estimated fair value is based upon quoted market prices at September 30, 1999 and at cost at September 30, 1998:

                                                                                 September 30
                                                                          1999                    1998
                                                                  ---------------------    -------------------
           Cash equivalents:

                  U.S. corporate debt securities                              $      -            $ 6,113,617
                  Taxable auction securities                                         -              1,600,000
                  U.S. corporate equity securities                                   -              1,000,000
                                                                  =====================    ===================
                                                                              $      -            $ 8,713,617
                                                                  =====================    ===================


                                                                                 September 30
                                                                          1999                    1998
                                                                  ---------------------    -------------------
           Short-term investments in marketable securities:

                  U.S. corporate debt securities                          $  6,833,323           $  8,635,181
                  Securities of foreign corporations                         4,565,040              7,396,387
                  Certificates of deposit                                            -              5,000,000
                                                                  ---------------------    -------------------
                                                                          $ 11,398,363           $ 21,031,568
                                                                  =====================    ===================

           Investments in marketable securities:

                  U.S. corporate debt securities                          $          -           $  2,510,120
                  Securities of foreign corporations                                 -              1,009,434
                                                                  =====================    ===================
                                                                          $          -           $  3,519,554
                                                                  =====================    ===================



4.     PROPERTY AND EQUIPMENT

Property and equipment consists of the following:


                                                                            September 30
                                                                      1999                1998
                                                                      ----                ----
         Laboratory equipment                                    $  560,404            $  548,433
         Office equipment and furniture                           1,399,751             1,203,565
         Leasehold improvements                                     303,441               263,097
                                                                  ---------             ---------
                                                                  2,263,596             2,015,095
         Less accumulated depreciation and amortization            (789,789)             (321,693)
                                                                  ---------             ---------
                                                                 $1,473,807            $1,693,402
                                                                  ---------             ---------
                                                                  ---------             ---------


At September 30, 1999, property and equipment included equipment under capital leases of $251,283 with related accumulated amortization of $52,351. At September 30, 1998, property and equipment included equipment under capital leases of $251,283 with related accumulated amortization of $2,094.

5.     SUPPLEMENTAL CASH FLOW INFORMATION


                                                     Year Ended September 30              From Inception
                                              ------------------------------------            Through
                                               1999           1998            1997       September 30,1999
                                               ----           ----            ----       -----------------
Noncash investing and
  financing activities:
     Dividend on convertible preferred stock  $482,844    $         -       $       -      $     482,844
     Fixed assets acquired via capital lease         -         220,199              -            220,199
     Other asset acquired via note payable           -         192,487              -            192,487
     Issuance of common stock
       to convert debt                               -               -              -          7,593,770
     Sale of subsidiary:
       Net patents sold                              -               -              -            154,296
       Other liabilities transferred                 -               -              -           (121,210)
       Note payable transferred                      -               -              -         (2,421,560)
       Other accruals                                -               -              -            100,000
  Acquisition of subsidiary:
       Assets acquired                               -               -              -          4,917,359
       Liabilities assumed                           -               -              -         (5,911,481)
       Net equity effect of acquisition              -               -              -           (994,122)
Supplemental disclosure of cash
  flow information:

     Cash paid for interest                    147,509          84,260         83,167          1,560,551


6.     ACCRUED INTEREST AND OTHER CURRENT ASSETS

Accrued interest and other current assets consist of the following:

                                                                            September 30
                                                                      1999                  1998
                                                                      ----                  ----
         Prepaid clinical trial costs                            $1,904,117            $1,590,800
         Notes receivable from related parties                      395,000                     -
         Accrued interest                                           331,293               583,070
         Prepaid insurance                                          105,270               214,761
         Consultant fees                                                  -                29,333
         Other                                                       64,931                73,344
                                                                 ----------            ----------
                                                                 $2,800,611            $2,491,308
                                                                 ==========            ==========

7.       ACCRUED EXPENSES

Accrued expenses consist of the following:

                                                                            September 30
                                                                      1999                  1998
                                                                      ----                  ----
         Clinical trial costs                                    $3,215,549              $      -
         Compensation                                               366,182               316,942
         Other                                                       48,575                57,710
                                                                 ----------              --------
                                                                 $3,630,306              $374,652
                                                                 ==========              ========


8.       LONG-TERM DEBT

Long-term debt consists of the following:

                                                                            September 30
                                                                     1999                 1998
                                                                     ----                 ----
         Credit agreement with bank, secured
           by all assets of the Company                         $ 1,235,390          $  1,138,034
         Capital lease agreement, secured by
           certain equipment                                        153,630               200,854
                                                                -----------          ------------
                                                                  1,389,020             1,338,888
         Less current portion                                      (480,640)             (361,675)
                                                                -----------          ------------
                                                                $   908,380          $    977,213
                                                               ============          ============

In March 1997, the Company entered into a line of credit agreement with a bank. Under the agreement the Company was permitted to borrow up to $900,000 during 1997 to fund qualified equipment purchases. At January 1, 1998, $718,620 in outstanding advances under the line of credit converted to a term loan payable in equal installments over 48 months, including interest at prime plus 0.5%. In 1998 the line of credit agreement was amended to permit the Company to borrow up to an additional $1,000,000 during 1998. On January 1, 1999, $983,619 in outstanding advances under the amended line of credit converted to a term loan payable in equal installments over 48 months, including interest at prime plus 0.25%. The term loans are secured by all assets of the Company. Maturities of long-term debt approximate the following for each of the five years ending September 30, 2004: 2000 - $431,000; 2001 - $431,000; 2002 - $311,000; 2003 -$63,000; and none thereafter.

9.     STOCKHOLDERS' EQUITY

PREFERRED STOCK - In July 1999, the Board of Directors designated 300,000 shares of a new series of preferred stock, the Series A Convertible Preferred Stock ("Series A Preferred"). On July 20, 1999, the Company sold 206,874 shares of Series A Preferred in a private transaction at a price of $97.25 per share. The Company received net proceeds of $18,259,001 after placement fees and other issuance costs.

Each share of Series A Preferred is convertible into 10 shares of the Company's common stock at a fixed price of $9.725 per share of common stock. The Series A Preferred has a dividend of 12% payable in cash or in additional shares of Series A Preferred at the option of the holder. The Company has the right to effect an automatic conversion of the Series A Preferred into common stock on or after October 18, 1999. In the event of an automatic conversion during the first year that the Series A Preferred is outstanding, the Company must pay the holders upon conversion, in cash or additional shares of Series A Preferred at the option of the holder, an amount equal to the dividends that would have been paid had the Series A Preferred remained outstanding for one year after issuance. At September 30, 1999, accrued dividends related to the Series A Preferred totaled $482,844.

On November 15, 1999 the Company effected an automatic conversion of the Series A Preferred. The conversion of the Series A Preferred resulted in the issuance of 2,294,820 shares of common stock, 226,080 of which related to settlement of dividend and conversion obligations.

WARRANTS - At September 30, 1999, warrants to purchase 3,293,494 shares of the Company's common stock at a weighted average exercise price of $10.30 per share are outstanding, all of which are exercisable.

Included in the above total warrants outstanding are 2,483,000 warrants to purchase common stock ("Redeemable Warrants") issued in connection with the Company's initial public offering in July 1996. Each Redeemable Warrant allows the holder thereof to purchase one share of common stock at an exercise price of $10.50. The Redeemable Warrants may be exercised at any time during the period commencing July 10, 1997 and terminating July 10, 2001. The Company may redeem the Redeemable Warrants at $0.01 per warrant upon 30 days prior written notice to the holders (i) if the average closing bid price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption, and (ii) the holder fails to exercise the warrant within the 30-day notice period.

The Company has also issued warrants to purchase common stock to certain consultants of the Company and in connection with its initial public offering and private placements of equity securities. These warrants generally have terms ranging from five to seven years, and some include vesting provisions. Such warrants to purchase 810,494 shares of the Company's common stock at a weighed average exercise price of $9.69 per share are outstanding at September 30, 1999, all of which are exercisable.

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

The Company applies the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) for options granted to employees and directors. As allowed under the provisions of SFAS No. 123, the Company applies Accounting Principals Board Opinion No. 25 and related interpretation in accounting for its stock option plans. In May 1996, the Company issued options to purchase 526,665 shares of common stock under the 1993 Plan at an exercise price of $3.75 per share to members of management, directors and consultants. Concurrently, the Company also canceled previously issued options held by certain of these persons. Of the options issued, 305,833 were immediately exercisable with the remaining options vesting over a period of two to five years. In accordance with Accounting Principles Board Opinion No. 25, as a result of the issuance the Company expects to record compensation expense of approximately $395,000 over the vesting period of the options. Such compensation expense recorded during the fiscal years ended September 30, 1999, 1998 and 1997 totaled $11,216, $36,755 and $67,826, respectively.

The following table summarizes stock option activity under the Plan:


                                                                Number                Exercise Price
                                                               of Shares                Per Share
                                                               ---------                ---------
     Outstanding September 30, 1996                             510,667                   $3.75
         Granted                                                271,665               $7.00 - $14.50
         Exercised                                                    -                     -
         Canceled                                                     -                     -
                                                               --------
     Outstanding September 30, 1997                             782,332               $3.75 - $14.50
         Granted                                                193,834             $14.375 - $20.25
         Exercised                                              (91,957)              $3.75 - $10.125
         Canceled                                               (16,893)              $3.75 - $18.3125
                                                               --------
     Outstanding September 30, 1998                             867,316               $3.75 - $20.25
         Granted                                                273,833              $7.875 - $15.25
         Exercised                                             (230,333)                  $3.75
         Canceled                                               (54,125)              $9.25 - $18.6875
                                                               --------
     Outstanding September 30, 1999                             856,691               $3.75 - $20.25
                                                                =======               =====   ======


At September 30, 1999, options for 508,016 shares of common stock are exercisable and the remaining 348,675 become exercisable at various dates through September 23, 2003. The options expire at various dates through September 23, 2006. The following table summarizes information concerning outstanding and exercisable options as of September 30, 1999.


                                   Options Outstanding                          Options Exercisable
                     -------------------------------------------------   ----------------------------------
                                                            Weighted-
                                         Weighted-            Average                            Weighted-
                                           Average          Remaining                              Average
Price Range             Shares      Exercise Price   Contractual Life        Shares         Exercise Price
-----------------------------------------------------------------------------------------------------------
$3.75                     219,733            $3.75         3.59 years            202,399             $3.75
$7.00 - $9.99             231,666            $8.93         4.81 years            135,168             $8.91
$10.00 - $14.99           340,042           $13.30         5.88 years            126,202            $13.27
$15.00 - $20.25            65,250           $16.62         5.58 years             43,500            $16.07


If the Company had elected to account for its stock options under the fair value method prescribed by SFAS 123, the net losses for the years ended September 30, 1999, 1998 and 1997 would have been increased by $1,351,000 ($0.13 per share), $1,082,000 ($0.12 per share) and $742,000 ($0.12 per share), respectively. The fair value of these options was estimated at the date of grant using the "Black-Scholes" method for option pricing and the following weighted average assumptions for 1999, 1998 and 1997, respectively: risk-free interest rates of 6.059%, 4.20% and 5.80%; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 76%, 64% and 73%; and an expected life of the option of five years. These assumptions resulted in weighted-average fair values of $7.10, $7.50 and $5.00 per share for stock options granted in the fiscal years ended September 30, 1999, 1998 and 1997, respectively.

401(k) PLAN - The Company has a 401(k) retirement plan (the "401(k) Plan") under which employees meeting eligibility requirements may elect to participate and contribute to the 401(k) Plan. The 401(k) Plan provides for matching contributions by the Company in an amount equal to the lesser of 50% of the employees' deferral or 3% of the employees' qualifying compensation. The Company contribution may be made in the form of either the common stock of the Company or cash at the discretion of the Company's Board of Directors. Company contributions to the 401(k) plan for the fiscal years ended September 30, 1999, 1998 and 1997 were $73,327, $38,194 and $5,031, respectively, primarily in the form of Company common stock.

10.    INCOME TAXES

The Company has deferred income tax assets which have been fully reserved as follows:


                                                                            September 30
                                                                     1999                  1998
                                                                     ----                  ----
         Deferred tax assets:

             Net operating loss carryforwards                   $35,918,000           $19,262,000
             General business credit carryforwards                2,747,000             1,240,000
             Other                                                   86,000                88,000
                                                                  ---------             ---------
                Total net deferred tax assets                    38,751,000            20,590,000
         Valuation allowance for deferred tax assets            (38,751,000)          (20,590,000)
                                                                -----------           -----------
                Net deferred tax assets                         $         -           $         -
                                                                 ==========            ===========


At September 30, 1999, the Company has federal and California tax net operating loss carryforwards of approximately $30,236,000 and $5,682,000, respectively. The federal tax loss carryforwards began expiring in the current fiscal year. The California tax loss carryforwards began expiring in fiscal 1998.

As a result of the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of the Company's tax net operating loss carryforwards and tax credit carryforwards are subject to an annual limitation in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future taxable income.

11.    COMMITMENTS AND CONTINGENCIES

Lease Commitments - In July 1998, the Company entered into a five-year operating lease commencing in September 1998 for approximately 25,400 square feet of office facilities located in San Diego, California. The Company also leases laboratory facilities under a five-year operating lease agreement that commenced in December 1996. Future minimum lease commitments for all building leases approximate the following for each of the five years ending September 30, 2004, and thereafter: 2000 - $989,000; 2001 - $1,028,000; 2002 - $790,000; 2003 -
$765,000; and none thereafter. Total rent expense for the fiscal years ended September 30, 1999, 1998 and 1997 was $995,001, $519,376 and $281,150,
respectively.

In June 1998 the Company entered into a two-year sublease agreement, whereby the Company sublet approximately 4,800 square feet of its laboratory facilities. Future minimum lease income approximates $166,000 for the year ending September 30, 2000. Total rent revenue for the fiscal year ended September 30, 1999 was $230,000.

12.    LICENSES AND COLLABORATIVE AGREEMENTS

The Company's strategy for development of its technologies includes the acquisition and the in-licensing of technologies, and the establishment of collaborative relationships with university, governmental and other entities.

In 1993, the Company entered into a technology transfer agreement with a Liechtenstein corporation pursuant to which the Company purchased intellectual property and patent rights related to its Maxamine cancer and infectious disease technology. The agreement included payments by the Company totaling $700,000 and requires that the Company pay certain royalty obligations to an inventor of the technology based upon Company revenues.

13. RELATED PARTY TRANSACTIONS

In April and July 1999, the Company entered into loan agreements with three of its executive officers to finance income taxes associated with the exercise of stock options. The amounts outstanding on the loans total $395,000 at September 30, 1999. The loans bear interest at rates ranging from 7% to 8% per annum and mature one year from date of issuance.

14.      SUBSEQUENT EVENTS

On November 10, 1999, the Company issued 267,664 shares of Series B Convertible Preferred Stock ("Series B Preferred") in a private transaction at a price of $89.25 per share. The Company received net proceeds of approximately $22,500,000 million after placement fees and other issuance costs. Each share of Series B Preferred is convertible into 10 shares of the Company's common stock at a fixed price of $8.925 per share of common stock, therefore 2,676,640 shares of common stock are issuable upon conversion of the Series B Preferred.

The Series B Preferred has a dividend of 12% payable in cash or in additional shares of Series B Preferred at the option of the holder. The Company has the right to effect an automatic conversion of the Series B Preferred into common stock on or after February 8, 2000. In the event of an automatic conversion during the first year that the Series B Preferred is outstanding, the Company must pay the holders upon conversion, in cash or additional shares of Series B Preferred at the option of the holder, an amount equal to the dividends that would have been paid had the Series B Preferred remained outstanding for one year after issuance. The Series B Preferred were issued in a private transaction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company is obligated under the terms of this transaction to file a registration statement within 30 days of the sale of the Series B Preferred regarding resale of the common stock issuable upon conversion of the Series B Preferred. If such registration statement is not effective within 90 days after the closing of the sale of the Series B Preferred, the dividend rate on the Series B Preferred will increase to 15% until such registration statement becomes effective.

15.    QUARTERLY RESULTS (UNAUDITED)

Summarized quarterly results of operations for the years ended September 30, 1999 and 1998 were as follows :


                                                             Year ended September 30, 1999
                                                   ---------------------------------------------------
                                                        First       Second       Third        Fourth
                                                        -----       ------       -----        ------
Research and development expenses                   $8,779,013  $8,649,746   $9,617,430    $9,591,525
Net loss applicable to common stock                 (9,448,205) (9,685,476)  (9,931,432)  (10,161,237)
Net loss per share of common stock                      $(0.95)     $(0.97)      $(0.97)       $(1.05)



                                                             Year ended September 30, 1998
                                                   ---------------------------------------------------
                                                        First       Second       Third        Fourth
                                                        -----       ------       -----        ------
Research and development expenses                   $2,909,584  $3,493,278   $6,075,063    $7,668,724
Net loss applicable to common stock                 (3,150,306) (3,768,447)  (6,709,516)   (8,226,303)
Net loss per share of common stock                      $(0.37)     $(0.41)      $(0.72)       $(0.85)


16.  Price Range of Common Stock (Unaudited)

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


                                                                          Price Range
                          Period                                     High              Low
                          ------                                     ----              ---
     Fiscal Year Ended September 30, 1998

         First Quarter                                            $19-1/4          $12-1/4
         Second Quarter                                            16-5/8           13-3/4
         Third Quarter                                                 23           14-1/8
         Fourth Quarter                                            20-1/2               14

     Fiscal Year Ended September 30, 1999

         First Quarter                                            $16-1/2          $11-5/8
         Second Quarter                                            15-5/8           10-1/2
         Third Quarter                                             11-3/8                9
         Fourth Quarter                                            10-5/8            7-1/2


     On December 23, 1999 the last reported sales price of the Common Stock, as reported by the AMEX, was $17.6875 per share. As of such date, there were approximately 7200 holders of record of the Common Stock. The Company has not paid cash dividends on its common stock and has no intention to do so in the foreseeable future. The Company has entered into a bank loan agreement which has the potential to restrict the payment of dividends by the Company.

Independent Auditors' Report

Board of Directors
Maxim Pharmaceuticals, Inc.:

We have audited the accompanying balance sheets of Maxim Pharmaceuticals, Inc. (a development stage company) as of September 30, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1999 and for the period from inception (October 23, 1989) through September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Maxim Pharmaceuticals, Inc. (a development stage company) as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999 and for the period from inception (October 23, 1989) through September 30, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

San Diego, California
November 19, 1999

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

Geoffrey B. Altman
VICE PRESIDENT,
MARKETING AND SALES

DIRECTORS

Larry G. Stambaugh
CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Colin B. Bier, Ph.D.
MANAGING DIRECTOR
ABA BIORESEARCH

Gary E. Frashier
CHAIRMAN
OSI PHARMACEUTICALS, INC.

Theodor H. Heinrichs
RETIRED GENERAL PARTNER,
HAMBRECHT & QUIST LIFE SCIENCE VENTURE

Per-Olof Martensson
PRESIDENT AND CHIEF EXECUTIVE OFFICER
KARO BIO AB

F. Duwaine Townsen
MANAGING PARTNER
VENTANA GROWTH FUNDS

CORPORATE HEADQUARTERS
8899 University Center Lane, Suite 400
San Diego, California  92122
tel. 858-453-4040
fax 858-453-5005

10-K AVAILABILITY

The Company's annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 1999 is available through the website at www.sec.gov and a copy of the report, without exhibits, will be provided to any stockholder upon written request to:

Maxim Pharmaceuticals, Inc.
8899 University Center Lane, Suite 400
San Diego, California  92122

STOCK LISTING
The shares of the Company's common stock are traded on the American Stock Exchange under the symbol "MMP", and on the Stockholm Stock Exchange under the symbol "MAXM". The Company's redeemable common stock purchase warrants are traded on the American Stock Exchange under the symbol "MMP.WS".

TRANSFER AGENT
American Stock Transfer & Trust Company
40 Wall Street
New York, New York 10005

CORPORATE COUNSEL
Arnold & Porter
555 Twelfth Street, N.W.
Washington, D.C.  20004-1202

INDEPENDENT AUDITORS
KMPG LLP
750 B Street, Suite 1500
San Diego, California  92101

THIS ANNUAL REPORT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS ARE CHARACTERIZED BY FUTURE OR CONDITIONAL VERBS AND INCLUDE STATEMENTS REGARDING THE RESULTS OF PRODUCT DEVELOPMENT EFFORTS, THE RESULTS OF CLINICAL TRIALS, THE APPROVAL OF APPLICATIONS FOR MARKETING OF PHARMACEUTICAL PRODUCTS, AND THE SCOPE AND SUCCESS OF FUTURE OPERATIONS. SUCH STATEMENTS ARE ONLY PREDICTIONS AND OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS" AND ELSEWHERE IN THE OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE UNCERTAINTIES ASSOCIATED WITH PRODUCT DEVELOPMENT, THE RISK THAT PRODUCTS THAT APPEARED PROMISING IN EARLY CLINICAL TRIALS DO NOT DEMONSTRATE EFFICACY IN LARGER-SCALE CLINICAL TRIALS, THE RISK THAT WE WILL NOT OBTAIN APPROVAL TO MARKET OUR PRODUCTS, THE NEED FOR ADDITIONAL FINANCING, AND THE DEPENDENCE UPON COLLABORATIVE PARTNERS. WE DO NOT ASSUME ANY OBLIGATION TO UPDATE FORWARD-LOOKING STATEMENTS AS CIRCUMSTANCES CHANGE