Form 10-K, Exhibit 13
period 2000-09-30
MAXIM PHARMACEUTICALS INC
filed 2000-12-28
CIK 1013351

QuickLinks -- Click here to rapidly navigate through this document

2000 Annual Report

    Maxim's mission is to develop and commercialize proprietary products that extend life with quality for the treatment of cancer, infectious diseases, topical disorders and other unmet medical needs.

ADDITIONAL SUPPORTIVE DATA TO BE REQUIRED IN ADVANCED METASTATIC MELANOMA

    In December 2000, the Oncologic Drugs Advisory Committee (ODAC) to the U.S. Food and Drug Administration (FDA) declined to recommend approval of our lead drug candidate Ceplene™ (histamine dihydrochloride, formerly Maxamine®) for the treatment of patients with advanced metastatic melanoma that have liver metastases. Although the Ceplene U.S. Phase 3 study demonstrated a significant survival benefit in this patient population, the results were not considered adequate by the FDA as a single study to support approval. We will work with the FDA to develop a strategy, which may include additional clinical research in melanoma patients with liver metastases, to support the approvability of this drug candidate.

KEY 2000 MILESTONES—EXPANDING PIPELINE

    Completed U.S. Phase 3 trial of Ceplene in the treatment of advanced metastatic melanoma.

    Reported positive 48-week results from our Phase 2 hepatitis C trial showing a complete viral response in 61% of the patients treated with the combination of the optimal dose regimens of Ceplene and interferon.

    Completed enrollment of our global Phase 3 clinical trial in acute myelogenous leukemia and our international Phase 3 trial in advanced metastatic melanoma, further advancing the clinical development of Ceplene.

    Entered into comprehensive collaboration with F. Hoffmann—La Roche for the global development and approval of Ceplene in combination with Roche's Pegasys® agent in hepatitis C and cancer.

    Broadened technology base by acquiring Cytovia, Inc. and its pipeline of caspase-modulators targeting cancer, cardiovascular disease and other degenerative diseases.

    Licensed caspase-modulator anti-cancer agent to BioChem Pharma, Inc. totaling up to $55 million in licensing, research and milestone fees upon the successful commercialization of the compound for the treatment of two cancer indications, plus a royalty on any potential product sales.

    Strengthened cash resources through completion of $176 million follow-on public offering.

To Our Shareholders, Collaborators and Associates:

    We were obviously disappointed with the outcome of the December 2000 ODAC panel meeting at which our lead drug candidate Ceplene (formerly Maxamine) failed to gain a recommendation for approval. Our confidence in this drug candidate is still high. The U.S. Phase 3 trial did demonstrate a significant survival benefit in advanced metastatic melanoma patients with liver metastases, but the results from this single study were not in themselves judged adequate to support approval.

    We will now work with the FDA to develop a strategy to support the approvability of this drug candidate in this patient population, which may include additional clinical testing in melanoma patients with liver metastases. We will keep you informed as the final strategy for this additional clinical research evolves.

    Maxim is fortunate to have significant funds to allow us to weather a delay in FDA approval for Ceplene and at the same time keep our research and clinical programs moving forward as we build a company with an expanding portfolio of product candidates.

Ceplene U.S. Phase 3 Trial

    In March 2000 we completed our 305-patient U.S. Phase 3 trial of Ceplene in advanced metastatic melanoma. The Phase 3 trial demonstrated that combination therapy using Ceplene plus the cytokine interleukin-2 (IL-2) significantly improved the survival of advanced metastatic melanoma patients with liver involvement (p = 0.0040). Treatment with the combination of Ceplene and IL-2 increased median survival from 5.0 to 9.1 months, tripled survival rates at 24 months, and improved quality of life over treatment with IL-2 alone in advanced metastatic melanoma patients with liver metastases.

    Results for the Phase 3 study indicated that treatment with Ceplene and lower-dose IL-2 was well-tolerated and had substantially less toxicity than the high-dose regimens under which IL-2 was originally approved. The tolerability of the Ceplene and IL-2 combination therapy allowed these advanced-stage malignant melanoma patients to be treated at home.

    In July 2000 we submitted our NDA to the FDA seeking approval to market Ceplene in the United States as an adjuvant to IL-2 for the treatment of advanced metastatic melanoma with liver metastases. In the December 2000 ODAC meeting the FDA indicated that additional supportive data, potentially in the form of an additional clinical research focusing on metastatic melanoma patients with liver metastases, will likely be required to support approval.

    Among the myriad of other milestones achieved this year, you have likely noticed the adoption of a new trade name, Ceplene, for our lead product. The FDA encouraged us to select a new brand name for the product to avoid confusion with the name of an unrelated drug currently on the market in the United States.

Shareholder Litigation

    In December we received notice of a shareholder lawsuit alleging violations of federal securities laws related to declines in Maxim's stock price. The complaint alleges securities fraud in connection with various statements and alleged omissions to the public and to the securities markets. Although there can be no assurances regarding the outcome of this litigation, we believe that the claims set forth in this complaint are without merit and we intend to engage in a rigorous defense of such claims. We have also received notice of other similar lawsuits arising from the same facts and circumstances. It is anticipated that these complaints, and any similar complaints that may be filed arising out of declines in the price of Maxim's stock, will be consolidated into a single action.

Continuing Advancement in Hepatitis C

    In September we announced the 48-week results from our Phase 2 dose-ranging study of Ceplene in combination with the cytokine interferon-alpha (IFN-alpha) in the treatment of naïve, chronically infected hepatitis C patients. After 48 weeks of therapy, the combination of the optimal dosing regimen of Ceplene and IFN-alpha achieved a complete viral response in 61 percent of all patients, compared to the 29 percent or less response that is commonly observed in patients treated with IFN-alpha alone.

    We also recently announced interim 12-week results from our clinical study to evaluate the safety of triple-drug therapy in patients with chronic hepatitis C infection. The study is designed to evaluate the feasibility and safety of treatment with Ceplene in combination with IFN-alpha and the anti-viral drug ribavirin in hepatitis C patients who were nonresponsive to prior therapy or relapsed after prior therapy. Interim results are very encouraging as they suggest that that triple-drug therapy with Ceplene may be safely advanced into pivotal, large-scale trials in hepatitis C.

    We are currently planning two Phase 3 clinical trials in hepatitis C in collaboration with F. Hoffmann—La Roche using the combination of Ceplene with pegylated interferon and ribavirin. We believe that Ceplene in combination with emerging new treatments based on the pegylated form of interferon may be synergistic and substantially improve outcomes for naïve patients as well as for patients who were previously nonresponsive to therapy.

F. Hoffmann—La Roche Collaboration

    In August 2000, we entered into a comprehensive development collaboration with F. Hoffmann—La Roche to undertake the clinical development and approval of Ceplene in combination with Pegasys, Roche's pegylated interferon-alpha agent. The collaboration program currently includes two Phase 3 trials of the Ceplene and Pegasys combination for the treatment of hepatitis C, one Phase 3 trial of the combination of Ceplene and Pegasys for the treatment of advanced-stage renal cell carcinoma, and an additional Phase 3 trial in another cancer to be selected by Maxim and Roche.

    Roche will perform the management, monitoring and data management of the trials at its own cost, and Roche and Maxim will share equally the third party costs of the trials. The agreement calls for Roche to absorb more than half of the costs associated with the clinical trials. Both Maxim and Roche will retain marketing responsibilities and revenues for our respective drugs, although under the collaboration agreement we and Roche will cooperate in the training of our respective sales forces.

Expanding Our Product Pipeline

    In June 2000 we acquired Cytovia, Inc., a privately held biopharmaceutical research company focused on the discovery and development of apoptosis inhibitors and activators, novel drugs that modulate programmed cell death. Cytovia's technology base includes proprietary drug candidates in the areas of oncology, cardiovascular disease, and other degenerative diseases, and a proprietary high-throughput screening process for the identification of other apoptosis-targeted drug candidates. In addition to the expanded technology portfolio, the highly qualified research personnel from Cytovia have added capabilities to our team that will be important as we expand our drug discovery and development efforts.

    During the year we licensed one of the caspase-activator anti-cancer compounds to BioChem Pharma, Inc. The agreement requires that BioChem make licensing, research and milestone payments to us totaling up to $55 million assuming the successful commercialization of the compound in two cancer indications, as well as pay a royalty on product sales resulting from this collaboration.

Financial Strength

    In February 2000 we completed a $176 million follow-on public offering. The offering strengthened our balance sheet and gives us the cash resources to fund our planned development activities.

* * * * *

    Over the last several years we have discussed our goal of building a company whose products extend life...with quality. Consistent with this goal, our Phase 3 results demonstrate that Ceplene has the potential to provide a superior survival advantage for patients facing a difficult disease. As we prepare for the additional steps required to achieve approval for Ceplene, we thank our collaborators, healthcare providers, patients and associates for their continued loyalty, interest and support, and enthusiastically look forward to the future.

Sincerely,
Larry G. Stambaugh
Chairman and Chief Executive Officer

EXTENSIVE PIPELINE OF PRODUCT CANDIDATES

    Maxim Pharmaceuticals is a late-stage biopharmaceutical company developing advanced drugs and therapies for cancer, infectious diseases, degenerative diseases and topical disorders. We currently have eight human clinical studies and a broad range of preclinical research activities underway in our three platform technologies.

    Included in this pipeline are two Ceplene Phase 3 clinical trials currently underway, with additional Phase 3 clinical trials planned for the upcoming year. With each current and planned trial, we are pursuing the development of products designed to extend survival and maintain patient quality of life for a number of significant unmet medical needs.

    [GRAPH TO COME]

(A)
U.S. Phase 3 clinical study was completed in 2000. At the December 13, 2000 ODAC meeting the FDA indicated that additional data, potentially from additional clinical research focusing on metastatic melanoma patients with liver metastases, will likely be required to support approval.

CEPLENE—CREATING A NATURAL ADVANTAGE

Immunotherapy—the use of the immune system to identify, disable and destroy malignant or infected cells.

    Treatment with Ceplene is based upon the discovery of a universal mechanism that suppresses the capacity of the immune system to detect and destroy tumor cells or virally infected cells in many patients with cancer and chronic infectious diseases. Ceplene, based on the naturally occurring molecule histamine, is designed to reverse this immune suppression and protect critical immune cells. Ceplene is administered in combination with cytokines, a class of proteins that stimulate these same immune cells. This combination of actions provided by the Ceplene/cytokine treatment is designed to improve the immune system's ability to identify, disable and destroy malignant or infected cells, thereby improving patient care.

    Because Ceplene impacts basic immune functions, it has the potential to be used in a broad range of cancers and infectious diseases that can be recognized by the immune system. More than 1,300 patients have been treated in our 15 completed and ongoing clinical trials of Ceplene in combination with cytokines such as IL-2 and IFN-alpha in the following indications:

  •
  advanced metastatic melanoma, the most deadly form of skin cancer;

  •
  acute myelogenous leukemia, the most common acute adult leukemia;

  •
  renal cell carcinoma, a deadly cancer of the kidneys;

  •
  multiple myeloma, a cancer of the bone marrow; and

  •
  hepatitis C, the leading blood-borne viral infection in the United States.

    The results from our completed U.S. Phase 3 study in advanced metastatic melanoma, and earlier-stage results in our other disease targets, demonstrate that combination therapy with Ceplene has the potential to:

  •
  extend life and extend remission duration;

  •
  maintain the patient's quality of life during therapy;

  •
  allow for self-administration at home; and

  •
  provide cost-effective therapy.

    In addition to extending survival, maintaining the quality of a patient's life during treatment is an important objective of combination therapy with Ceplene. Some current treatments for cancer and some infectious diseases are as harsh as the illnesses themselves, forcing patients to make the difficult choice of whether to continue therapy. Ceplene can be safely administered by most patients in their own homes.

CEPLENE FOR ADVANCED METASTATIC MELANOMA

    At the December 13, 2000 ODAC meeting the FDA indicated that additional data, potentially from additional clinical research focusing on metastatic melanoma patients with liver metastases, will likely be required to support approval.

    In March 2000, we completed our U.S. Phase 3 trial of the combination of Ceplene and IL-2 in the treatment of advanced metastatic melanoma, the most advanced stage of the cancer. The purpose of the multi-center, controlled trial was to demonstrate that Ceplene improves the efficacy of IL-2, an immunotherapeutic agent already approved for the treatment of advanced malignant melanoma. The primary endpoint of the Phase 3 trial was survival duration in two primary populations:

  •
  All patients who entered the study (305 patients)

  •
  All patients who entered the study with liver metastases (129 patients)

Key Conclusions from U.S. Phase 3 Trial

  •
  The Phase 3 trial demonstrated that combination therapy using Ceplene plus IL-2 significantly improved the survival of advanced metastatic melanoma patients with liver involvement:

Significance of Survival Increase
	Median Survival	Log-Rank Test	Multivariate Analysis
IL-2 Alone	5.0 months
		P=0.0040(a)	p=0.0018(b)
Ceplene + IL-2	9.1 months
  (a)
  The p-value adjusted for the use of two primary populations in the study equals 0.0080.

  (b)
  Represents the result from the Log-Rank Test adjusted for significant demographic and prognostic characteristics of the two arms of the study.

  •
  The interim results from our follow-on U.S. Phase 2 trial (M0103) provide additional support for the results from the Phase 3 study. The 33 liver metastases patients enrolled in the M0103 to date have achieved a 10.0-month median survival.

  •
  For all patients entering the study, treatment with the Ceplene/IL-2 combination did not achieve a statistically significant improvement in survival over treatment with IL-2 alone (p = 0.0526 after 18 months of follow up).

U.S. Phase III Advanced Metastatic Melanoma Trial
Kaplan Meier Survival Curve
Patients with Baseline Liver Metastases

[graph]

Quality of Life

    For the first time in any major study, the advanced-stage malignant melanoma patients in this Phase 3 study were allowed to treat themselves at home. Results for the Phase 3 study indicated that treatment with Ceplene and lower-dose IL-2 was well-tolerated and had substantially less toxicity than the high-dose regimens under which IL-2 was originally approved.

U.S. Phase 3 Advanced Metastatic Melanoma Trial
Key Grade 3 and 4 Serious Adverse Events

	U.S. Phase 3 Study
			High-Dose IL-2 Historic Data
Event	IL-2 Alone	Ceplene + IL2
Hypotension	1%	1%	45%
Diarrhea	3%	1%	32%
Vomiting	5%	6%	37%
Confusion	3%	2%	13%
Renal—Oliguria	0%	0%	39%
Thrombocytopenia	1%	1%	17%

Regulatory Strategy

    In July 2000 we submitted our NDA to the FDA seeking approval for Ceplene as an adjuvant to IL-2 for the treatment of advanced metastatic melanoma with liver metastases. On December 13, 2000, the Oncologic Advisory Committee to the FDA declined to recommend approval of Ceplene for this indication.

    During the ODAC meeting the FDA expressed concerns regarding certain issues related to the U.S. Phase 3 trial, including patient randomization and purported demographic and prognostic imbalances between the Ceplene and control arms of the study. The FDA suggested that purported imbalances influenced the survival benefit reported for the patients with liver metastases treated with the Ceplene IL-2 combination. The FDA also indicated that additional clinical research focusing on metastatic melanoma patients with liver metastases may be required to support approval.

    We have not had the opportunity to review all of the underlying components and details of the analyses performed by the FDA, and the FDA results differ from the analyses we performed under the approved statistical plan for the Phase 3 trial. The analyses performed under the statistical plan indicate that the statistically significant results from the Phase 3 trial are related to the effect of Ceplene as an adjuvant for the treatment of patients with liver metastases, as opposed to resulting from any differences in geographic region, demographics or known prognostic factors within the treatment arms.

    Regardless of our belief in the strength of the Phase 3 results, however, the results are not currently considered adequate by the FDA as a single study to support approval. We will now work with the FDA to develop a strategy to support the approvability of this drug in this patient population, and this strategy may include the conduct of additional clinical testing in metastatic melanoma patients with liver metastases.

    Malignant melanoma is the most serious form of skin cancer and is one of the most rapidly increasing cancers in the world. There are more than 88,000 new cases of melanoma and 15,000 deaths from the disease each year in the United States, Europe and Australia. We believe that the need for an effective therapy in this population supports our continued pursuit of approval.

    In September 2000 we completed enrollment of a second Phase 3 trial of Ceplene for the treatment of 241 advanced metastatic melanoma patients in Europe, Australia, Canada and Israel. Patients in the Ceplene group receive a co-administration of Ceplene plus low-dose IL-2 and IFN-alpha, while patients in the control group receive the chemotherapeutic agent dacarbazine (DTIC). The international Phase 3 malignant melanoma trial is designed to complement the U.S. Phase 3 trial by broadening the exposure of the drug outside the United States, and by providing a comparison between combination immunotherapy with Ceplene versus a chemotherapeutic agent.

Acute Myelogenous Leukemia
Phase 3 Trial Fully Enrolled

    Acute Myelogenous Leukemia (AML) is the most common form of acute leukemia in adults, and prospects for long-term survival are poor for the majority of patients. There are approximately 20,000 new cases and 15,000 deaths caused by AML each year in the United States and Europe. Once diagnosed with AML, patients are typically treated with chemotherapy, and the majority achieve complete remission. Unfortunately 75-80% of patients who achieve their first complete remission will relapse, and the median time in remission before relapse is only 12 months with current treatments. The prospects for these relapsed patients are poor, and less than 5% survive long term.

    AML patients in our clinical trials have been treated in remission with a combination of Ceplene and low doses of IL-2 with the objective of preventing relapse and prolonging leukemia-free survival while maintaining the quality of life for patients during treatment. The intent of the combination therapy is to enhance the body's ability to scavenge and attack residual leukemic cells. In a Phase 2 study of 39 patients, remission therapy with the Ceplene/IL-2 combination was shown to be safe and feasible.

    In September 2000 we completed enrollment of a 320-patient Phase 3 trial of Ceplene and IL-2 as a remission therapy for AML. Doctors and patients in 12 countries, including sites in the United States, Europe, Australia, Canada and Israel, are participating in this study, highlighting the strong interest and need for an effective remission therapy.

Phase 3 Trial in Acute Myelogenous Leukemia

		Protocol
Location	Study Objective	Ceplene Combination	Control Group	Primary Endpoint	Estimated Completion	Number of Patients
U.S., Europe, Australia, Canada & Israel	Support regulatory approval in the U.S., Europe, and other major markets	Ceplene + IL-2	SOC (a)	Leukemia-free survival	2002	320

(a)
SOC = standard of care (current standard is to offer no treatment in remission)

Renal Cell Carcinoma
Two Phase 2 Trials Underway
Preparation for Phase 2/3 Trials with Roche

    There are approximately 60,000 new cases of renal cell carcinoma (RCC), cancer of the kidneys, in the United States and Europe. Metastatic RCC often is resistant to radiation therapy and chemotherapy, and the disease results in more than 24,000 deaths each year in the United States and Europe. In a preliminary survey more than 80% of oncologists indicated that they would use Ceplene in RCC upon approval for advanced metastatic melanoma.

    A pilot study of the combination of Ceplene and IL-2 in the treatment of RCC showed a substantial improvement in survival in the patients treated with the combination of Ceplene and IL-2. We have two European Phase 2 studies currently underway:

  •
  A single-arm, 48-patient study of the combination of Ceplene, IL-2 and interferon for which we completed enrollment in early 2000. We expect to report the results from this study in the first half of 2001.

  •
  A randomized study of the combination of Ceplene and IL-2 versus IL-2 alone in 120 patients. This study is being funded by our clinical collaborators and is expected to be completed in 2002.

    Under our collaboration with F. Hoffmann—La Roche we are planning to commence global Phase 2/3 clinical trials based in the United States and Europe of the combination of Ceplene and Roche's Pegasys for the treatment of RCC.

HEPATITIS C

    Hepatitis C is more easily transmitted than HIV and is now the leading blood-borne infection in the United States.

    More than 4.5 million people are estimated to be infected with hepatitis C in the U.S., with more than 200 million infected worldwide.

    Hepatitis is a disease characterized by inflammation of the liver and, in many cases, permanent cirrhosis (scarring) of the liver tissues. The cycle of disease from infection to significant liver damage can take 20 years or more. Some experts estimate that without substantial improvements in treatment, deaths from hepatitis C will shortly surpass that of HIV.

    The standard treatment for hepatitis C is interferon, an immunotherapeutic agent often given in combination with the anti-viral drug ribavirin. Two companies have filed applications with the FDA for approval to market pegylated, or sustained release, formulations of IFN-alpha designed to reduce side effects and increase sustained response rates. Even with recent advances the majority of patients do not attain a sustained response with current therapies.

    We currently have a 129-patient Phase 2 dose-ranging study of Ceplene in combination with IFN-alpha in the treatment of previously untreated hepatitis C-infected patients. The ongoing study is designed to evaluate the safety and activity of four different dose regimens of Ceplene in combination with the standard dose (3 MIU three times per week) of IFN-alpha.

Phase 2 Dose-Ranging Trial in Hepatitis C

		Protocol
Location	Study Objective	Ceplene Combination	Control Group	Primary Endpoints	Estimated Completion (a)	Number of Patients
Europe & Israel	Selection of Ceplene dose, demonstrate that Ceplene improves immunotherapy (IFN-alpha)	Ceplene + IFN-alpha	Single arm	Viral & biochemical (ALT) response	2001	129

(a)
Final evaluation will be performed at 72 weeks (24 weeks after completion of treatment).

    The Phase 2 study includes a high percentage of patients that would normally be considered difficult to treat as characterized by high viral loads and a genotype-1 infection. The mean viral load of the patients in this study was 6.7 million copies per milliliter, and 50% of the patients were infected with genotype-1.

    After 48 weeks of treatment 61% of the patients treated with the optimal dose regimens of Ceplene and IFN-alpha attained complete viral response. Published reports suggest that approximately 29% of patients achieve a complete viral response when treated with interferon therapy alone. Despite the poor prognosis for successful treatment, 55% of the patients with the genotype-1 variant of the hepatitis C virus treated with the optimal dose regimen of Ceplene and IFN-alpha achieved a complete viral response at 48 weeks, compared to the less than 20 percent reported for IFN-alpha alone.

Phase 2 Dose Ranging Trial in Hepatitis C

[graph]

    In addition to the Phase 2 dose-ranging study, we are also conducting a pilot safety study to evaluate the feasibility and safety of triple-drug treatment with Ceplene in combination with IFN-alpha and the anti-viral drug ribavirin in hepatitis C patients who were nonresponsive to prior therapy or relapsed after prior therapy. This trial is designed to support the advancement of triple-drug therapy with Ceplene into pivotal, large-scale trials in hepatitis C. The interim results from the study suggest that the combination of Ceplene, interferon and ribavirin in hepatitis C patients is not associated with any unexpected or irreversible side effects.

    We plan to conduct Phase 3 studies in hepatitis C under the umbrella of our comprehensive development collaboration with F. Hoffmann—La Roche for the clinical development of Ceplene in combination with Roche's Pegasys agent. The collaboration agreement calls for Maxim and Roche to commence two Phase 3 trials of the Ceplene, Pegasys and ribavirin combination for the treatment of hepatitis C, one in naïve patients, and one in patients who were nonresponsive to prior therapy.

TOPICAL THERAPIES

    The MaxDerm™ technology and pipeline of potential products is based on research on the active molecule underlying Ceplene. The MaxDerm discovery may be able to address the underlying mechanisms that cause many of the above disorders, and may enhance the cellular immune response, reduce inflammation, and enhance the wound healing process. This discovery is novel and differs from the anti-viral, pain relieving and anti-bacterial approaches underlying many existing and proposed treatments.

    Small pilot, randomized, blinded, placebo-controlled trials have been conducted in more than 75 patients with oral mucositis, herpes labialis (cold sores), decubitus ulcers, shingles, burns, and conjunctivitis. Patients experienced improved healing times when treated with gels based on the MaxDerm technology compared to a placebo control.

Oral Mucositis

    Oral mucositis (stomatitis) can be induced by a number of different procedures, drugs or treatments. The most common and debilitating is the mucositis caused by the treatment of cancer patients with chemotherapy or radiation. There are possibly a million new cases worldwide each year with no effective treatments yet available.

    Symptoms of oral mucositis include the formation of canker sore-like lesions within the mouth that may extend to the tongue, throat and gastrointestinal tract, with mild to severe discomfort and difficulty eating and drinking. The lesions may last 2 to 3 weeks, and in severe cases patients require hospitalization, morphine to alleviate pain, and termination of their cancer treatment. We believe that a product that would assist patients with this discomforting condition would fit with our objective of maintaining the quality of patients' lives during therapy.

Pilot Human Study of MaxDerm-Based Gel in Oral Mucositis

    [graph]

    In a small pilot human study nine patients with oral mucositis were randomized and treated with one of two doses of our investigational gel or a placebo. The patients treated with our gel experienced complete healing of lesions in a mean time of three to four days, depending upon the dosage. Patients treated with the placebo experienced no reduction in lesions during the treatment period. Patients treated with our gel also reported a reduction in the discomfort associated with eating and drinking.

    We are preparing to take this drug candidate into additional human studies in oral mucositis.

CASPASE MODULATOR TECHNOLOGY PLATFORM

    In June 2000 we acquired Cytovia, Inc., a privately held biopharmaceutical research company whose technology base includes proprietary drug candidates in the areas of oncology, cardiovascular disease, and other degenerative diseases, and a proprietary high-throughput screening process for the identification of other apoptosis-targeted drug candidates.

    We are developing small-molecule inhibitors and activators of caspases, key enzymes that modulate and carry out the cellular signaling pathways involved in programmed cell death, also known as apoptosis. Compounds that inhibit caspases may form the basis for important new drugs for a wide variety of disease targets, such as cardiovascular disease, stroke, and other degenerative diseases. Compounds that induce caspases may serve as new drugs for cancer. A key component of our research is a proprietary high-throughput screening technology that we are using to identify compounds that either inhibit or activate caspases.

    Our research with regard to our caspase modulator drug candidates represents an early stage discovery and development program for which human clinical trials have not yet been initiated.

Apoptosis Inhibitor Compounds for Cardiovascular Disease

    We have discovered several families of highly potent, small-molecule caspase inhibitors that have been shown to inhibit apoptotic cell death in vivo. Intravenous administration of these compounds has also prevented cell death in animal models of acute degenerative diseases, such as myocardial infarction, stroke and hepatitis-induced liver failure.

    The results of preclinical studies of CV1013, one in a family of caspase inhibitors identified to date through our proprietary apoptosis drug discovery program, were presented at the 220th American Chemical Society National Meeting in August 2000. The results of the study suggested that CV1013 was effective in preventing apoptosis in animal models of myocardial infarction, stroke and hepatitis, including a greater than 50% reduction in infarct size (heart damage) in two myocardial infarction models. Furthermore, in a rat middle cerebral artery occlusion reperfusion brain ischemia model, intra venous bolus of CV1013 followed by infusion after occlusion resulted in a 50% reduction of mean brain infarct volume.

    Our analysis of the results to date encourages us to undertake efforts to prepare one of the compounds from this family of caspase inhibitors for human clinical trials in cardiovascular disease.

Apoptosis Activator Compounds for the Treatment of Drug Resistant Cancers

    One of the key obstacles hindering cancer therapy is the fact that many cancers are resistant to currently used chemotherapeutic agents. Cytotoxic, or chemotherapeutic, drugs can trigger cancer cells to undergo apoptosis by re-activating the dormant caspase cascade. Most anti-cancer drugs work by activating the caspase cascade using the tumor suppressor gene p53, however over half of all tumors have mutations which render the p53 gene inactive and the tumor drug resistant to chemotherapy. In addition, many cancer cells express gene products which suppress the caspase cascade, or possess mechanisms that pump the cytotoxic drugs out of the cells, either of which lead to multi-drug resistance and slow the induction of apoptosis in the cancer cells.

    A goal of our high-throughput screening activities is to identify compounds that can overcome these resistance mechanisms and destroy cancer cells by activating the caspase cascade.

    In July 2000 we licensed our CV2105 series of anti-cancer compounds to BioChem Pharma, Inc. The agreement requires that BioChem make licensing, research and milestone payments to us totaling up to $55 million assuming the successful commercialization of the compound in two cancer indications, as well as pay a royalty on product sales resulting from this collaboration. Biochem Pharma will provide the preclinical testing, manufacturing development, and clinical development of the compound. The CV2105 series of compounds are cytotoxic agents that have shown promise in preclinical testing in lung and prostate adenocarcinoma models. Early research suggests that CV2105 can induce apoptosis in certain cancer cells by activating specific caspase enzymes. Importantly, this research also suggests this anti-cancer activity may be attained in cancer cells that are resistant to current chemotherapeutic agents.

    In addition to CV2105, we have identified over 20 families of caspase activator compounds that have demonstrated effectiveness in killing cancer cells early in vitro and in vivo testing, including cells which have developed resistance to currently-used chemotherapeutic agents (drug-resistant cancer cells). These compounds currently are being evaluated to select drug candidates for clinical testing.

Our Goal: Improve Patient Care

    We value the quality of patients' lives. For the past several years we have discussed our goal of developing treatments designed to extend survival and maintain the patient's quality of life. The completion of our first Phase 3 trial of Ceplene supports this goal, and we expect to complete the steps necessary to bring this drug candidate to market.

    Studies with Ceplene have consistently shown a benefit to patients in a number of cancers in terms of increased survival, the most important measurement of the benefit provided to a patient. In addition, patients treated with Ceplene are able to treat themselves at home and maintain a better quality of life compared to conventional therapies.

    We hope to expand our potential for improving patient care by pursuing the approval of Ceplene in cancers and hepatitis C, and by continuing the development of our other product candidates such as our topical therapy for oral mucositis and our caspase modulator candidates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

    This Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements regarding plans for the development and commercialization of the Company's lead drug Ceplene™ and future cash requirements. Such statements are only predictions and the Company's actual results could differ materially from those anticipated or projected in such forward-looking statements. Factors that could cause or contribute to differences include the risk that the Company will not obtain approval to market its products, the risk that products that appeared promising in early research and clinical trials do not demonstrate efficacy in larger-scale clinical trials, the need for additional funds and the uncertainty of additional funding, and dependence on collaborative partners. These factors and others are more fully described in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

Overview

    During the periods encompassed by this Annual Report, Maxim Pharmaceuticals, Inc. ("Maxim" or the "Company") has devoted substantially all of its resources to its Ceplene (histamine dihydrochloride, formerly referred to as Maxamine®) and MaxDerm™ product development programs. In June 2000, the Company acquired Cytovia, Inc. ("Cytovia") for $77.6 million in common stock. As a result of the acquisition of Cytovia, the Company also has undertaken research and development efforts relating to caspase-modulator drug candidates. In April 2000 the Company sold MaxVax™, its vaccine carrier technology platform. The Company conducts its research and other product development efforts through a combination of internal efforts and collaborative programs with universities, other clinical research sites, contract research organizations and pharmaceutical companies. Oversight of all external and collaborative programs is conducted by the Company's executive officers and other staff primarily located at its headquarters in San Diego, California.

    Maxim's products are in the development stage, and the generation of revenue from product sales is dependent upon approval by the U.S. Food and Drug Administration ("FDA") for Ceplene and the Company's other drug candidates. The Company expects to continue to incur losses at least over the next several years as it continues its research and development activities, particularly those relating to Phase 3 and Phase 2 clinical trials of Ceplene, and research related to the Caspase modulator and other earlier stage programs. Losses may fluctuate from quarter to quarter, and such fluctuations may be substantial as a result of, among other factors, the number and timing of clinical trials conducted, the funding, if any, provided as a result of corporate collaborations, the results of clinical testing, and the timing of FDA or international regulatory approvals. There can be no assurance that the Company will successfully develop, commercialize, manufacture or market its products or ever achieve or sustain product revenues or profitability.

Results of Operations for the Years Ended September 30, 2000, 1999 and 1998

    Research and Collaboration Revenue—For the year ended September 30, 2000, collaboration and research revenue totaled $1,385,000 compared to $1,078,000 for the year ended September 30, 1999. The increase was related to license fees and research revenues associated with the licensing of the Company's CV2105 series of caspase-inducer anti-cancer compounds. For the year ended September 30, 1999, collaboration and research revenue, consisting primarily of collaborative support for Ceplene clinical trials and fees for granting exclusive Ceplene marketing rights for the territories of Australia, New Zealand and Israel, totaled $1,078,000, compared to $181,000 for the year ended September 30, 1998.

    Research and Development Expenses—For the year ended September 30, 2000, research and development expenses were $36,387,000 and were consistent with expenses for the prior year. For the year ended September 30, 1999, research and development expenses were $36,638,000, an increase of $16,491,000, or 82%, over the prior year. This increase was primarily attributable to increased activity related to late-stage cancer clinical trials of Ceplene, including clinical trial site and contract research organization costs, the employment of additional clinical and development personnel, and other clinical costs. These clinical trials include three Phase 3 studies of Ceplene for the treatment of cancer, and four Phase 2 studies of Ceplene for the treatment of cancer and hepatitis C.

    Marketing and Business Development—Marketing and business development expenses for the year ended September 30, 2000 were $5,127,000, an increase of $3,444,000, or 205%, over the same period of the prior year. This increase was due to the build up of marketing and sales management personnel and other premarketing activities associated with the potential 2001 market launch of Ceplene. Marketing and business development expenses for the year ended September 30, 1999 were $1,683,000, an increase of $370,000, or 28%, over the same period of the prior year due to the employment of additional personnel and other resources devoted to preparation for the potential market launch of Ceplene.

    General and Administrative Expenses—For the year ended September 30, 2000, general and administrative expenses were $4,479,000, an increase of $1,598,000, or 55%, over the prior year. This increase was due primarily to the expansion of information systems and additional support personnel associated with the Company's potential market launch and expanded operations, and increased corporate communication requirements associated with the release of key clinical data during the year. For the year ended September 30, 1999, general and administrative expenses were $2,881,000, an increase of $221,000, or 8%, over the prior year. This increase was due to general expenses associated with the Company's expanded operations.

    Amortization of Goodwill and Other Acquisition-Related Intangible Assets—Amortization of goodwill and other acquisition related intangible assets for the year ended September 30, 2000 totaled $745,000. There was no such amortization for the prior year. The amortization relates to intangible assets recorded in connection with the acquisition of Cytovia in June 2000, a transaction accounted for as a purchase.

    Purchased In-Process Technology—Purchased in-process technology of $42,300,000 for the year ended September 30, 2000 resulted from the acquisition of Cytovia. Purchased in-process technology was expensed upon acquisition because technological feasibility had not been established, and no further alternative uses existed. The value of in-process technology was calculated by identifying research projects in areas for which technological feasibility had not been established, estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from such products, discounting the net cash flows to present value, and applying the reduced percentage completion of the projects thereto.

    Other Income—Investment income was $8,086,000 for the year ended September 30, 2000, an increase of $7,063,000, or 690%, from the prior year. This increase was a result of interest earned on the proceeds of the follow-on public offering completed in February 2000 and the preferred stock offering completed in November 1999. Investment income was $1,023,000 for the year ended September 30, 1999, a decrease of $1,225,000, or 54%, from the prior year, as a result of the reduction in the principal balance of interest-bearing investments liquidated to finance the operations of the Company. A gain of $2,147,000 was recognized for the year ended September 30, 2000 related to the sale of all assets, including the patent, license and other intellectual property rights, underlying the Company's MaxVax™ mucosal vaccine technology.

    Net Loss—Net loss for the year ended September 30, 2000 totaled $82,502,000, an increase of $42,793,000 or 108%, over the prior year. The increase was primarily due to the $42,300,000 write-off of purchased in-process technology related to the acquisition of Cytovia described above. Net loss for the year ended September 30, 1999 totaled $39,709,000, an increase of $17,855,000, or 82%, over the prior year. The increase was primarily due to the expansion of research and development and general corporate activities described above. Net loss per share of common stock for the year ended September 30, 2000 was $4.58, an increase of $0.64, or 16%, over the prior year, due to the increase in net loss for the year offset partially by an increase in the number of shares of common stock outstanding. Net loss per share of common stock for the year ended September 30, 1999 was $3.94, an increase of $1.57, or 66%, over the prior year, due to the increase in net loss for the year offset partially by an increase in the number of shares of common stock outstanding.

Liquidity and Capital Resources

    The Company, as a development stage enterprise, anticipates incurring substantial additional losses at least in the near future as it continues to expend substantial amounts on its ongoing and planned clinical trials and its expanded efforts related to its other research and development efforts including the caspase modulator program acquired as part of the Cytovia purchase. The Company has financed its operations primarily through the sale of its equity securities, including an initial public offering in 1996, an international follow-on public offering in 1997, private offerings of preferred stock in July and November 1999 and a follow-on public offering in February 2000 that provided total net proceeds of approximately $294 million.

    As of September 30, 2000, the Company had cash, cash equivalents and investments totaling approximately $190.4 million. For the years ended September 30, 2000, 1999 and 1998, net cash used in the Company's operating activities was approximately $37.1 million, $36.0 million, and $14.8 million, respectively. The Company's cash requirements may fluctuate in future periods as it conducts additional research and development activities including clinical trials, other research and development activities, and efforts associated with the commercial launch of any products that are approved for sale by government regulatory bodies. Among the activities that may result in an increase in cash requirements are the scope and timing of the Phase 3 and Phase 2 Ceplene cancer and hepatitis C clinical trials currently underway or planned, and research related to the caspase modulator and other earlier-stage programs.

    The Company's cash requirements may vary materially from those now planned because of the results and scope of clinical trials and other research and development activities, the time required to obtain regulatory approvals, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, its ability to establish marketing alliances and collaborative arrangements and the cost of internal marketing activities. As a result of these factors, it is difficult to predict accurately the timing and amount of future cash requirements. In December 2000, the Oncologic Drugs Advisory Committee (ODAC) to the U.S. Food and Drug Administration (FDA) declined to recommend approval of Ceplene for its most advanced development program, the treatment of patients with advanced metastatic melanoma that have liver metastases. The Company will work with the FDA to develop a strategy, which may include an additional study in melanoma patients with liver metastases, to support the approvability of this drug candidate. However, these events suggest that it is unlikely Ceplene will be approved for marketing in the United States in 2001 as originally planned.

    The Company may pursue the issuance of additional equity securities, and pursue corporate collaborative agreements, as required, to meet its cash requirements. The issuance of additional equity securities, if any, could result in substantial dilution to the Company's stockholders. There can be no assurance that additional funding will be available on terms acceptable to the Company, if at all. The failure to fund the Company's capital requirements would have a material adverse effect on its business, financial condition and results of operations.

    The Company has never paid a cash dividend on its common stock and does not contemplate the payment of cash dividends on its common stock in the foreseeable future.

Quantitative and Qualitative Disclosures About Market Risk

    The Company's exposure to market risk is principally confined to its cash equivalents and investments that have maturities of less than two years. The Company maintains a non-trading investment portfolio of investment grade, liquid debt securities that limits the amount of credit exposure to any one issue, issuer or type of instrument. The securities in its investment portfolio are not leveraged, are classified as available-for-sale and are therefore subject to interest rate risk. The Company currently does not hedge interest rate exposure. A hypothetical 10 percent change in interest rates during the year ended September 30, 2000 would have resulted in approximately a $811,000 change in net loss. The Company has not used derivative financial instruments in its investment portfolio.

Impact of Inflation

    The impact of inflation on the operations of the Company for the years ended September 30, 2000, 1999 and 1998 was not material.

New Accounting Pronouncements

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 summarizes certain of the SEC Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB No. 101 provides that specific facts and circumstances may result in nonrefundable fees received under collaborative agreements not being recognized as revenue upon payment, but instead recognized as revenue over future periods, which could extend beyond the initial contractual period. Implementation of SAB No. 101 is required in the fourth fiscal quarter for years beginning after December 15, 1999. We adopted SAB No. 101 and it did not have a material impact on our consolidated financial statements.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No.'s 137 and 138, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The adoption of this standard is not expected to have a material impact on the Company's consolidated financial statements.

Selected Financial Data

Selected financial data in thousand except per share data

	Year ended September 30
	2000	1999	1998	1997	1996
SELECTED STATEMENTS OF OPERATIONS DATA:
Research and development expenses	$36,387	$36,638	$20,147	$5,353	$1,609
Net loss applicable to common stock	82,502	(39,709)	(21,855)	(6,895)	(833)
Net loss per share of common stock	(4.58)	(3.94)	(2.37)	(1.03)	(0.20)
Weighted average shares outstanding	18,018	10,079	9,215	6,671	4,075
	Year ended September 30
	2000	1999	1998	1997	1996
SELECTED BALANCE SHEET DATA:
Cash, cash equivalents and investments	$190,365	$17,942	$35,769	$12,160	$19,144
Total assets	232,994	24,515	42,022	15,858	21,255
Long-term debt and lease obligations	698	908	977	555	—
Deficit accumulated during the development stage	(159,402)	(81,913)	(42,687)	(20,832)	(13,937)
Stockholders' equity (deficit)	215,949	10,843	31,116	13,393	20,124

CONSOLIDATED BALANCE SHEETS

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

	As of September 30
	2000	1999
ASSETS
Current Assets:
Cash and cash equivalents	$72,627,089	$6,543,977
Short-term investments in marketable securities, available for sale	117,737,740	11,398,363
Accrued interest and other current assets	5,196,642	2,800,611

Total current assets	195,561,471	20,742,951
Property and equipment, net	4,033,242	1,473,807
Patents and licenses, net	1,386,091	2,002,349
Goodwill and intangible assets, net	31,624,827	—
Deposits and other assets	388,435	296,234

Total assets	$232,994,066	$24,515,341

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$6,965,689	$8,090,832
Accrued expenses	6,352,326	3,630,306
Accrued dividends	—	482,844
Note payable	238,894	79,129
Current portion of long-term debt	—	430,792
Current installments of obligations under capital leases	404,031	49,848
Deferred revenue	1,541,667	—

Total current liabilities	15,502,607	12,763,751
Deferred revenue	843,750	—
Obligations under capital leases, excluding current installments	698,218	103,782
Long-term debt	—	804,598
Commitments and contingencies
Stockholders' Equity:
Convertible preferred stock, $.001 par value, 5,000,000 shares authorized, zero and 206,874 shares issued and outstanding at September 30, 2000 and 1999, respectively	—	207
Common stock, $.001 par value, 40,000,000 shares authorized; 23,115,749 and 10,205,697 shares issued and outstanding at September 30, 2000 and 1999, respectively	23,116	10,206
Additional paid-in capital	375,475,441	92,818,050
Deficit accumulated during the development stage	(159,402,020)	(81,912,974)
Deferred compensation	—	(2,943)
Accumulated other comprehensive loss	(147,046)	(69,336)

Total stockholders' equity	215,949,491	10,843,210

Total liabilities and stockholders' equity	$232,994,066	$24,515,341

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

				From Inception (October 23, 1989) Through September 30, 2000
	Year Ended September 30
	2000	1999	1998
Collaboration and research revenue	$1,384,617	$1,077,800	$180,750	$5,589,168
Operating expenses:
Research and development	36,387,151	36,637,714	20,146,649	108,525,937
Marketing and business development	5,126,930	1,682,664	1,313,019	8,735,703
General and administrative	4,478,665	2,880,647	2,659,930	19,370,225
Amortization of goodwill and other acquisition-related intangible assets	744,570	—	—	744,570
Purchased in-process technology	42,300,000	—	—	42,300,000

Total operating expenses	89,037,316	41,201,025	24,119,598	179,676,465
Other income (expense):
Investment income	8,085,836	1,023,013	2,247,577	12,571,206
Gain on sale of assets	2,146,502	—	—	4,434,976
Interest expense	(91,615)	(146,056)	(89,101)	(2,308,143)
Other income (expense)	22,930	19,918	(74,200)	(12,762)

Total other income	10,163,653	896,875	2,084,276	14,685,277

Net loss before preferred stock dividends	(77,489,046)	(39,226,350)	(21,854,572)	(159,402,020)
Dividends on preferred stock	5,012,839	482,844	—	5,495,683

Net loss applicable to common stock	$(82,501,885)	$(39,709,194)	$(21,854,572)	$(164,897,703)

Basic and diluted net loss per share of common stock	$(4.58)	$(3.94)	$(2.37)

Weighted average shares outstanding	18,018,317	10,078,765	9,215,416

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

								Unrealized Loss On Investments Available for Sale
	Preferred Stock		Common Stock				Subscription Receivable/ Deferred Compensation
					Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount					Total
Balance at October 23, 1989 (inception)	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common stock at $.001	—	—	1,000	8,029	—	—	—	—	8,029
Net income	—	—	—	—	—	44	—	—	44

Balance at December 31, 1989	—	—	1,000	8,029	—	44	—	—	8,073
Net income	—	—	—	—	—	751	—	—	751

Balance at December 31, 1990	—	—	1,000	8,029	—	795	—	—	8,824
Net income	—	—	—	—	—	272	—	—	272

Balance at December 31, 1991	—	—	1,000	8,029	—	1,067	—	—	9,096
Additional funding	—	—	42	—	1,259,249	—	—	—	1,259,249
Net loss	—	—	—	—	—	(2,445,184)	—	—	(2,445,184)

Balance at December 31, 1992	—	—	1,042	8,029	1,259,249	(2,444,117)	—	—	(1,176,839)
Net effect of reorganization and issuance of common stock to account for reverse acquisition	—	—	181,371	(7,847)	53,002	(1,197,822)	—	—	(1,152,667)
Net loss	—	—	—	—	—	(4,238,731)	—	—	(4,238,731)

Balance at September 30, 1993	—	—	182,413	182	1,312,251	(7,880,670)	—	—	(6,568,237)
Issuance of common stock at $60 per share for consulting and professional services	—	—	1,098	1	65,999	—	—	—	66,000
Issuance of Series A preferred stock for cash at $3.00 per share	250,000	250	—	—	487,250	—	—	—	487,500
Issuance of common stock to convert bridge debt financing at prices from $52.50 to $75 per share	—	—	112,440	113	5,933,894	—	—	—	5,934,007
Net loss	—	—	—	—	—	(2,432,623)	—	—	(2,432,623)

Balance at September 30, 1994	250,000	250	295,951	296	7,799,394	(10,313,293)	—	—	(2,513,353)
Issuance of common stock at $3.00 per share upon conversion of debt	—	—	553,254	553	1,659,210	—	—	—	1,659,763
Issuance of common stock pursuant to anti-dilutive provisions in previous bridge debt financing	—	—	1,137,343	1,137	(1,137)	—	—	—	—
Issuance of common stock at $3.00 per share for subscription receivable	—	—	103,667	104	310,896	—	(311,000)	—	—
Net loss	—	—	—	—	—	(2,790,122)	—	—	(2,790,122)

Balance at September 30, 1995	250,000	250	2,090,215	2,090	9,768,363	(13,103,415)	(311,000)	—	(3,643,712)
Issuance of common stock at $3.00 per share in exchange for repayment of note payable to bank	—	—	744,646	745	2,249,255	—	—	—	2,250,000
Receipt of subscription receivable	—	—	—	—	—	—	311,000	—	311,000
Issuance of common stock and warrants at $3.75 per unit for cash	—	—	465,504	465	1,740,033	—	—	—	1,740,498
Issuance of common stock at $4.50 per share for cash	—	—	400,000	400	1,799,600	—	—	—	1,800,000
Exercise of common stock options	—	—	400	1	2,999	—	—	—	3,000
Issuance of common stock at $7.50 per share and warrants at $.10 per warrant in initial public offering	—	—	2,875,000	2,875	18,217,215	—	—	—	18,220,090
Conversion of preferred stock to common stock	(250,000)	(250)	102,866	103	147	—	—	—	—
Options granted to employees	—	—	—	—	394,999	—	(163,124)	—	231,875
Amortization of deferred compensation	—	—	—	—	—	—	44,385	—	44,385
Net loss	—	—	—	—	—	(833,488)	—	—	(833,488)

Balance at September 30, 1996	—	—	6,678,631	6,679	34,172,611	(13,936,903)	(118,739)	—	20,123,648
Option granted to consultant	—	—	—	—	96,903	—	—	—	96,903
Amortization of deferred compensation	—	—	—	—	—	—	67,826	—	67,826
Net loss	—	—	—	—	—	(6,895,149)	—	—	(6,895,149)

Balance at September 30, 1997	—	—	6,678,631	6,679	34,269,514	(20,832,052)	(50,913)	—	13,393,228
Issuance of common stock at $15.25 per share in public follow-on offering	—	—	2,500,000	2,500	34,710,939	—	—	—	34,713,439
Exercise of common stock purchase warrants	—	—	392,000	392	4,115,608	—	—	—	4,116,000
Exercise of stock options and warrants	—	—	313,304	314	—	—	—	—	634,536
Options granted to consultants	—	—	—	—	50,438	—	—	—	50,438
Contribution to 401(k) plan	—	—	1,641	1	26,606	—	—	—	26,607
Amortization of deferred compensation	—	—	—	—	—	—	36,754	—	36,754
Net loss	—	—	—	—	—	(21,854,572)	—	—	(21,854,572)

Balance at September 30, 1998	—	—	9,885,576	9,886	73,807,327	(42,686,624)	(14,159)	—	31,116,430
Issuance of Series A preferred stock for cash at $97.25 per share	206,874	207	—	—	18,258,794	—	—	—	18,259,001
Exercise of stock options and warrants	—	—	313,671	314	1,082,568	—	—	—	1,082,882
Options granted to consultants	—	—	—	—	79,727	—	—	—	79,727
Contribution to 401(k) plan	—	—	6,450	6	72,478	—	—	—	72,484
Dividends on Series A preferred stock	—	—	—	—	(482,844)	—	—	—	(482,844)
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(69,336)	(69,336)
Amortization of deferred compensation	—	—	—	—	—	—	11,216	—	11,216
Net loss	—	—	—	—	—	(39,226,350)	—	—	(39,226,350)

Balance at September 30, 1999	206,874	207	10,205,697	10,206	92,818,050	(81,912,974)	(2,943)	(69,336)	10,843,210
Issuance of common stock at $55.00 per share in public follow-on offering, net of issuance costs	—	—	3,205,000	3,205	164,825,626	—	—	—	164,828,831
Issuance of common stock at $42.125 per share and assumption of stock options in acquisition, net of estimated costs	—	—	1,533,486	1,533	72,897,642	—	—	—	72,899,175
Issuance of Series B preferred stock for cash at $89.25 per share, net of issuance costs	267,664	267	—	—	22,551,240	—	—	—	22,551,507
Dividends on Series A and Series B preferred stock	—	—	—	—	(5,012,839)	—	—	—	(5,012,839)
Issuance of Series A and Series B preferred stock in payment of dividends	56,162	57	—	—	5,193,266	—	—	—	5,193,323
Conversion of preferred stock to common stock	(530,700)	(531)	5,307,000	5,307	(4,776)	—	—	—	—
Exercise of stock options and warrants	—	—	2,838,738	2,839	21,684,263	—	—	—	21,687,102
Options granted to consultants	—	—	—	—	222,874	—	—	—	222,874
Common stock issued as payment for technology rights	—	—	23,021	23	199,220	—	—	—	199,243
Contribution to 401(k) plan	—	—	2,807	3	100,875	—	—	—	100,878
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(77,710)	(77,710)
Amortization of deferred compensation	—	—	—	—	—	—	2,943	—	2,943
Net loss	—	—	—	—	—	(77,489,046)	—	—	(77,489,046)

Balance at September 30, 2000	—	$—	23,115,749	$23,116	$375,475,441	$(159,402,020)	$—	$(147,046)	$215,949,491

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

				From Inception (October 23, 1989) Through September 30, 2000
	Year Ended September 30
	2000	1999	1998
OPERATING ACTIVITIES:
Net loss	$(77,489,046)	$(39,226,350)	$(21,854,572)	$(159,402,020)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,629,374	678,908	407,525	3,759,735
Purchased in-process technology	42,300,000	—	—	44,946,166
Stock based compensation	425,060	90,943	87,193	1,044,185
Stock contributions to 401(k) plan	100,878	72,485	26,607	199,970
Loss on write-off of patents	37,661	144,318	20,050	444,241
Loss on disposal of property and equipment	6,895	2,922	74,681	217,181
Gain on sale of assets	(2,146,502)	—	—	(2,146,502)
Amortization of premium on investments	(193,411)	249,340	129,603	(341,874)
Gain on sale of subsidiary	—	—	—	(2,288,474)
Other	—	—	—	(283,658)
Cumulative effect of reorganization	—	—	—	1,152,667
Changes in operating assets and liabilities:
Accrued interest and other current assets	(2,017,064)	85,697	(1,721,985)	(4,230,188)
Deposits and other assets	(45,488)	(462,077)	357,736	(884,525)
Accounts payable	(2,216,386)	(923,999)	7,932,792	5,874,445
Accrued expenses	168,526	3,255,654	(222,736)	3,820,042
Deferred revenue	2,385,417	—	—	2,385,417

Net cash used in operating activities	(37,054,086)	(36,032,159)	(14,763,106)	(105,049,444)
INVESTING ACTIVITIES:
Purchases of marketable securities	(133,615,676)	(20,756,917)	(35,572,687)	(215,854,710)
Sales and maturities of marketable securities	28,429,901	33,591,000	22,604,050	98,665,951
Purchases of property and equipment	(1,577,963)	(252,560)	(1,098,586)	(4,541,804)
Additions to patents and licenses	(430,559)	(517,175)	(212,947)	(3,655,521)
Net proceeds from sale of assets	2,955,000	—	—	2,955,000
Cash acquired in acquisition of business	135,941	—	—	1,121,297
Proceeds from sale of diagnostic division	—	—	—	496,555

Net cash (used in) provided by investing activities	(104,103,356)	12,064,348	(14,280,170)	(120,813,232)
FINANCING ACTIVITIES:
Net proceeds from issuance of common stock and exercise of stock options and warrants	186,515,933	1,082,881	39,463,974	252,720,654
Net proceeds from issuance of preferred stock	22,551,507	18,259,001	—	41,298,008
Payment of preferred stock dividends	(302,361)	—	—	(302,361)
Proceeds from issuance of notes payable and long-term debt	—	444,435	596,840	6,432,078
Payments on notes payable, long-term debt, and Capital leases	(1,524,525)	(491,958)	(247,632)	(5,310,898)
Proceeds from issuance of notes payable to related parties	—	—	—	4,982,169
Payments on notes payable to related parties	—	—	—	1,329,885

Net cash provided by financing activities	207,240,554	19,294,359	39,813,182	298,489,765

Net increase (decrease) in cash and cash equivalents	66,083,112	(4,673,452)	10,769,906	72,627,089
Cash and cash equivalents at beginning of period	6,543,977	11,217,429	447,523	—
Cash and cash equivalents at end of period	$72,627,089	$6,543,977	$11,217,429	$72,627,089

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

1.  NATURE OF OPERATIONS AND BASIS FOR PRESENTATION

    Maxim Pharmaceuticals, Inc. (the "Company") was incorporated in Delaware and merged in 1993 with Syntello Vaccine Development AB ("SVD"), a Swedish biopharmaceutical company, in an exchange of stock accounted for as a reverse acquisition (the "Reorganization"). The Company's proprietary technologies, which provide the basis for drug candidates for cancer, infectious diseases and degenerative diseases, were acquired during and following the Reorganization. The statements of operations' inception-to-date information reflects the cumulative operations of SVD from the date of its inception (October 23, 1989). The statements of stockholders' equity for the periods from inception to the date of the Reorganization reflects the equity activity of SVD. The Company sold SVD in July 1996. In June 2000, the Company acquired Cytovia, Inc. and in September 2000, the Company incorporated Maxim Pharmaceuticals Europe Limited, both of which operate as wholly owned subsidiaries.

    Since the Reorganization, the Company has devoted substantially all of its resources to its Ceplene™ (histamine dihydrochloride) and MaxDerm™ product development programs. As a result of the June 2000 acquisition of Cytovia, Inc., the Company also has undertaken research and development efforts relating to caspase-modulator drug candidates. The Company conducts its research and other product development efforts through a combination of internal efforts and collaborative programs with universities, other clinical research sites, contract research organizations and pharmaceutical companies. Oversight of all external and collaborative programs is conducted by the Company's executive officers and other staff primarily located at its headquarters in San Diego, California.

    For the period from commencement of operations to date, the Company has been a development stage enterprise, and accordingly, the Company's operations have been directed primarily toward developing its proprietary technologies. The Company has experienced net losses since its inception and as of September 30, 2000, had an accumulated deficit of $159,402,020. Such losses and accumulated deficit resulted from the Company's absence of significant revenue and significant costs incurred in the development of the Company's proprietary technologies.

    The Company expects to incur substantial losses as it continues its research and development activities, including its sponsorship of clinical trials, particularly as it pursues the development and commercialization of Ceplene. The future success of the Company is likely to be dependent on its ability to obtain additional capital required to develop and commercialize its proposed products and upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, if required, or that it will attain positive cash flow from operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Principles of Consolidation—The consolidated financial statements include the financial statements of Maxim Pharmaceuticals, Inc. and its wholly owned subsidiaries, Cytovia, Inc. and Maxim Pharmaceuticals Europe Limited. All significant intercompany balances and transactions have been eliminated in consolidation.

    Cash Equivalents and Investments in Marketable Securities—Investments with original maturities of less than 90 days are considered cash equivalents, and all other investments are classified as short-term investments. Management determines the appropriate classification of investments at the time of purchase and reevaluates such designation as of each balance sheet date. All investments are classified and recorded as available-for-sale at September 30, 2000 and 1999. Available-for-sale investments are stated at fair value with net unrealized gains or losses reported in accumulated other comprehensive loss in the statement of stockholders' equity. Realized gains and losses, and declines in value judged to be other than temporary, are included in interest income. The cost of securities sold is computed using the specific identification method.

    Concentration of Credit Risk—The Company invests its excess cash in U.S. government securities and other highly liquid debt instruments of financial institutions and U.S. and foreign corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities to safely maintain an adequate level of liquidity.

    Property and Equipment—Property and equipment are recorded at cost, net of accumulated depreciation and amortization. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, which range from three to five years. Amortization of leasehold improvements is calculated using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

    Patents and Licenses—The Company capitalizes certain legal costs and acquisition costs related to patents and licenses. Accumulated costs are amortized over the lesser of the legal lives or the estimated economic lives of the proprietary rights, generally seven to ten years, using the straight-line method and commencing at the time the patents are issued or the license is acquired.

    Goodwill and Intangible Assets—Goodwill represents the difference between the purchase price of acquired businesses and the fair value of their net assets. Intangible assets represent identified intangible assets in acquisitions. Goodwill and intangible assets are amortized over 15 years and 5 years, respectively, their estimated period of benefit, on a straight-line basis. At September 30, 2000, accumulated amortization related to goodwill and intangible assets approximated $932,000.

    Impairment of Long-Lived Assets—The Company reviews long-lived assets and certain identifiable intangibles, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs.

    Fair Value of Financial Instruments—The carrying amount of cash and cash equivalents and short-term investments are considered to be representative of their respective fair values because of the short-term nature of these financial instruments. The carrying amount of the note payable is a reasonable estimate of its fair value as the loan bears interest based on market rates currently available for debt with similar terms.

    Revenue Recognition—Revenue consists of non-refundable license fees from the sale of license rights to the Company's proprietary technologies. Revenue from these fees is recorded over the term of the arrangement. Amounts received but unearned are recorded as deferred revenue.

    Research and Development—All research and development expenses, including purchased research and development, are expensed as incurred.

    Income Taxes—Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Loss Per Share—Loss per share is calculated in accordance with Statement of Financial Accounting Standards No. 128 "Earnings per Share." Basic net loss per share of common stock is computed by dividing the net loss after deduction of dividends on preferred stock by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is calculated by including the additional common shares issuable upon exercise of outstanding convertible preferred stock, options and warrants in the weighted average share calculation. For the years ended September 30, 2000, 1999 and 1998, options, warrants and convertible preferred stock totaled 2,873,862, 6,218,925 and 3,714,497, respectively. As these securities were antidilutive for the years then ended, diluted loss per share equaled the basic loss per share calculation in each respective year.

    Stock Option Plans—The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its stock option plans. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standard (SFAS) No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above related to employees, and has adopted the disclosure requirements of SFAS No. 123.

    Translation of Foreign Currency Financial Statements—Assets and liabilities of foreign operations where the functional currency is other than the U.S. dollar are translated at fiscal year-end rates of exchange, and the related revenue and expense amounts are translated at the average rates of exchange during the fiscal year. Gains or losses resulting from translating foreign currency financial statements resulted in an immaterial impact to the financial statements for the years ended September 30, 2000 and were not applicable in 1999.

    Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates.

    Reclassifications—Certain amounts in the prior years' financial statements have been reclassified to conform with current year classifications.

3.  ACQUISITION

    On June 16, 2000, the Company acquired all of the outstanding capital stock of Cytovia, Inc. ("Cytovia") and assumed the outstanding stock options of Cytovia. Cytovia was a privately held biopharmaceutical research company focused on the discovery and development of caspase inhibitors and activators, novel drugs that modulate programmed cell death. The transaction was accounted for using the purchase method and the results of operations of Cytovia have been included since the date of acquisition. The total purchase price including assumed liabilities was $77,623,933, representing the value of the 1,533,486 shares of stock of the Company issued to effect the purchase of $64,598,098, the value of the vested and unvested options and warrants assumed at the closing date of $8,451,077, estimated transaction costs of $150,000 and assumed liabilities of $4,424,758. The preliminary allocation of the purchase price, based on the estimated fair values of the acquired assets and assumed liabilities and an independent appraisal of intangible assets, consists of the following:

Goodwill	$31,620,397
Assembled workforce	749,000
In-process technology	42,300,000

Total allocated to intangibles	$74,669,397

    The Company expects to finalize the purchase price allocation within one year and does not anticipate material adjustments to the preliminary purchase price allocation.

    Purchased in-process technology was expensed upon acquisition because technological feasibility had not been established and no further alternative uses existed. The value of in-process technology was calculated by identifying research projects in areas for which technological feasibility had not been established, estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cashflows from such products, discounting the net cash flows to present value, and applying the reduced percentage completion of the projects thereto. The discount rate used in the analysis was 40% and was based on the risk profile of the acquired assets.

    All purchased research and development projects related to Cytovia's family of drug candidate compounds that serve as inhibitors and activators of caspases, key enzymes that modulate and carry out the cellular signaling pathways involved in programmed cell death, also known as apoptosis. The purchased research and development projects relate to the use of these compounds to induce apoptosis as a method of treating certain cancers, or to prevent apoptosis as a method of treating certain degenerative diseases such as myocardial infarction or the side effects of chemotherapy and radiation therapy in cancer patients. Key assumptions used in the analysis of the chemotherapeutic agent included gross margins averaging approximately 80%. As of the date of the acquisition, the projects were expected to be completed and commercially available in the U.S. between 2004 to 2007 depending upon the specific disease target, with an estimated net cost to complete totaling approximately $150 million.

    The major risk associated with the timely completion and commercialization of these products is the ability to confirm the safety and efficacy of the technology based on the data of long-term clinical trials. If these projects are not successfully developed, the future value of the technologies may be adversely affected. Additionally, the value of the other intangible assets acquired may become impaired.

    The Company believes that the assumptions used to value the acquired intangibles were reasonable at the time of the acquisition. No assurance can be given, however, that the underlying assumptions used to estimate expected project revenues, development costs or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, among others, actual results may vary from the projected results.

    Pro forma Results—The consolidated financial statements include the operating results of Cytovia from the date of acquisition. Unaudited pro forma operating results for the Company, assuming the acquisition of Cytovia had been made at the beginning September 30, 2000 and 1999, are as follows:

	2000	1999
Collaboration and research revenue	$1,384,617	$1,107,800
Net loss	(92,886,656)	(90,584,874)
Net loss per share	(4.86)	(7.80)
Shares used in calculating net loss per share	19,103,482	11,612,249

    These pro forma results have been prepared for comparative purposes only and may not be indicative of the results of operations which actually would have occurred had the combination been in effect at the beginning of the respective year or of future results of operations of the consolidated entities.

4.  SHORT-TERM INVESTMENTS IN MARKETABLE SECURITIES

    The following is a summary of all of the Company's investment securities. All of the Company's securities are classified as available-for-sale. Determination of estimated fair value is based upon quoted market prices.

	2000
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Market value
Corporate debt securities	$93,329,109	$19,372	$(154,109)	$93,194,372
Foreign debt securities	24,555,677	19,519	(31,828)	24,543,368

	$117,884,786	$38,891	$(185,937)	$117,737,740

	1999
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Market value
Corporate debt securities	$6,844,251	$—	$(10,928)	$6,833,323
Foreign debt securities	4,623,448	—	(58,408)	4,565,040

	$11,467,699	$—	$(69,336)	$11,398,363

    The amortized cost and estimated fair value of securities available-for-sale at September 30, 2000, by contractual maturity are shown below:

	Amortized cost	Estimated fair value
Due in one year or less	$73,896,448	$73,807,555
Due after one year through two years	43,988,338	43,930,185

	$117,884,786	$117,737,740

5.  PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

	September 30
	2000	1999
Laboratory equipment	$1,322,288	$560,404
Office equipment and furniture	3,200,972	1,399,751
Leasehold improvements	991,966	303,441

	5,515,226	2,263,596
Less accumulated depreciation and amortization	(1,481,984)	(789,789)

	$4,033,242	$1,473,807

    At September 30, 2000, property and equipment included equipment under capital leases of $1,657,063 with related accumulated amortization of $186,701. At September 30, 1999, property and equipment included equipment under capital leases of $251,283 with related accumulated amortization of $52,351.

6.  ACCRUED INTEREST AND OTHER CURRENT ASSETS

    Accrued interest and other current assets consist of the following:

	September 30
	2000	1999
Accrued interest	$2,568,812	$331,293
Prepaid clinical trial costs	2,035,947	1,904,117
Prepaid insurance	273,438	105,270
Notes receivable from related parties	—	395,000
Other	318,445	64,931

	$5,196,642	$2,800,611

    Notes receivable from related parties were repaid during the year ended September 30, 2000.

7.  ACCRUED EXPENSES

    Accrued expenses consist of the following:

	September 30
	2000	1999
Clinical trial costs	$3,328,509	$3,215,549
Compensation	1,877,559	366,182
Research agreements	728,464	—
Deferred rent	182,054	—
Acquisition costs	150,000	—
Other	85,740	48,575

	$6,352,326	$3,630,306

8.  NOTES PAYABLE AND LONG TERM DEBT

    Notes payable at September 30, 2000 consisted of an unsecured note in the amount of $238,894 for which payments are due in monthly installments at an interest rate of 8.35% and have a maturity date of June 2001. Notes payable at September 30, 1999 consisted of an unsecured note in the amount of $79,129 for which payments were due in monthly installments at an interest rate of 9.26%. This loan was paid off in full at its maturity date in June 2000.

    At September 30, 1999, the Company had two bank term loans with outstanding principal totaling approximately $1,236,000, secured by all assets of the Company. The loans were payable in equal installments over 48 months, including interest at prime plus 0.5% and 0.25%, respectively. In February 2000, the Company paid the loans in full.

9.  LEASES

    The Company leases office and laboratory facilities under five-year and ten-year noncancelable operating leases with expiration dates ranging from December 2001 to October 2008. Rent expense approximated $1,276,000, $995,000 and $519,000 for the years ended September 30, 2000, 1999 and 1998, respectively. The Company entered into agreements in 1999 to sublease certain of its facilities. Total rent revenue for the year ended September 30, 2000 and 1999 was $244,000 and $230,000, respectively. In addition, the Company is obligated under several capital leases for equipment.

    Future commitments under noncancelable operating leases for the next five years, net of sublease commitments of $325,000 in 2001 and $54,000 in 2002, are noted below, along with the future minimum lease payments due under capital lease agreements as of September 30, 2000.

Ended September 30,	Operating Leases	Capital Leases
2000	$1,661,761	$483,617
2001	1,808,091	452,650
2002	1,876,727	285,398
2003	1,151,538	44,417
2004	1,125,631	—

Total	$7,623,748	1,266,082

Less amount representing interest		(163,833)

Present value of future minimum lease payments		1,102,249
Less current portion of obligations under capital leases		(404,031)

Obligations under capital leases, less current portion		$698,218

10.  SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended September 30			From Inception Through September 30, 2000
	2000	1999	1998
Noncash investing and financing activities:
Dividends on preferred stock	$5,012,839	$482,844	$—	$5,495,683
Issuance of preferred stock in payment of dividend	(4,890,962)	—	—	(4,890,962)
Unrealized loss on investments available for sale	77,710	69,336	$—	147,046
Other asset acquired under note payable	317,500	—	192,487	509,987
Property and equipment acquired under capital leases	—	—	220,199	220,199
Acquisition of subsidiary:
Assets acquired	2,954,536	—	—	7,871,895
Liabilities assumed	(4,424,758)	—	—	(10,336,239)
Net equity effect of acquisition	(72,899,175)	—	—	(72,899,175)
Issuance of common stock to convert debt	—	—	—	7,593,770
Issuance of common stock for services	—	—	—	66,000
Sale of subsidiary:
Net patents sold	—	—	—	154,296
Other liabilities transferred	—	—	—	(121,210)
Note payable transferred	—	—	—	(2,421,560)
Other accruals	—	—	—	100,000
Supplemental disclosure of cash flow information-cash paid for interest	95,004	147,509	84,260	1,643,718

11.  GAIN ON SALE OF ASSETS

    In April 2000, the Company sold all assets, including the patent, license and other intellectual property rights, underlying its MaxVax™ mucosal vaccine technology for approximately $3 million. The Company recorded a gain on the transaction of approximately $2.1 million in the year ended September 30, 2000.

12.  STOCKHOLDERS' EQUITY

    Common Stock Offering—On February 28, 2000, the Company completed a follow-on public offering in which it sold 3,205,000 shares of common stock at a price of $55.00 per share. The Company received net proceeds of approximately $164.8 million after underwriting discounts and other issuance costs.

    Private Placement and Automatic Conversion of Series B Preferred—On November 10, 1999, the Company sold 267,664 shares of Series B Convertible Preferred Stock ("Series B Preferred") in a private transaction at a price of $89.25 per share. The Company received net proceeds of approximately $22.5 million after placement fees and other issuance costs. Each share of Series B Preferred was convertible into 10 shares of the Company's common stock at a price of $8.925 per share of common stock and had an annual dividend of 12%.

    The Company had the right to convert the Series B Preferred into common stock at any time subsequent to 90 days after issuance. On February 8, 2000, the Company effected the automatic conversion of the Series B Preferred. The conversion of the Series B Preferred resulted in the issuance of 3,012,180 shares of common stock, 335,540 of which related to the settlement of dividend and conversion obligations. The Company recorded $2,998,118 in dividends over the life of the Series B Preferred, all of which was recorded during the year ended September 30, 2000. Of the total Series B Preferred dividends, $3,423 were paid in cash, and the remainder were paid through the issuance of common stock.

    Automatic Conversion of Series A Preferred—In July 1999, the Company sold 206,874 shares of Series A Convertible Preferred Stock ("Series A Preferred") in a private transaction at a price of $97.25 per share. The Company received proceeds of $18,259,001 after placement fees and other issuance costs. Each share of Series A Preferred was convertible into ten shares of the Company's common stock at a price of $9.725 per share of common stock and had an annual dividend of 12%. The Company had the right to convert the Series A Preferred into common stock at any time subsequent to 90 days after issuance. On November 15, 1999, the Company effected the automatic conversion of the Series A Preferred. The conversion of the Series A Preferred resulted in the issuance of 2,294,820 shares of common stock, 226,080 of which related to the settlement of dividend and conversion obligations. The Company recorded $2,497,567 in dividends over the life of the Series A Preferred, of which $2,014,722 was recorded during the year ended September 30, 2000. Of the total Series A Preferred dividends, $298,938 were paid in cash, and the remainder were paid through the issuance of common stock.

    Warrants—At September 30, 2000, warrants to purchase 1,136,258 shares of the Company's common stock at a weighted average exercise price of $10.673 per share are outstanding, all of which are exercisable.

    Included in the above total warrants outstanding are 1,082,471 warrants to purchase common stock ("Redeemable Warrants") issued in connection with the Company's initial public offering in July 1996. Each Redeemable Warrant allows the holder thereof to purchase one share of common stock at an exercise price of $10.50. The Redeemable Warrants may be exercised at any time during the period commencing July 10, 1997 and terminating July 10, 2001. The Company may redeem the Redeemable Warrants at $0.01 per warrant upon 30 days prior written notice to the holders (i) if the average closing bid price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption, and (ii) the holder fails to exercise the warrant within the 30-day notice period.

    The remaining warrants were granted to purchase common stock to certain consultants of the Company primarily in connection with certain financing transactions. These warrants generally have terms approximating five years and vest upon issuance. Such warrants to purchase 53,787 shares of the

Company's common stock at a weighed average exercise price of $14.15 per share are outstanding at September 30, 2000, all of which are exercisable.

    Stock Options—In 1993, the Company established a stock option plan (the "1993 Plan") under which incentive and nonqualified stock options have been granted to key employees, directors and consultants of the Company. Under the 1993 Plan, as amended, options may be granted to purchase up to 1,800,000 shares of common stock; options that are granted generally vest over four to five years and have a maximum term of seven years. In August 2000, the Company adopted a non-statutory stock option plan (the "2000 Plan") under which nonqualified stock options may be granted to employees, consultants, officers and directors of the Company. Under the 2000 Plan, options may be granted to purchase up to 750,000 shares of common stock, of which total grants to officers and directors must be less than half of the authorized shares; options that are granted generally vest over four years and have a maximum term of ten years.

    In October 1999, the Company made a direct grant of nonqualified stock options to purchase up to 440,000 shares of common stock to the officers and directors of the Company at an exercise price of $8 per share, the market price of the Company's common stock on the date of grant. These options vest over four years for the officers, vested immediately upon grant for the directors and have a maximum term of seven years.

    The Company grants options to individuals in connection with their execution of consulting agreements with the Company. The fair value of the options is estimated using the "Black-Scholes" method for option pricing with expense recorded over the period services are performed. Compensation expense recorded during the years ended September 30, 2000, 1999, and 1998 totaled $222,874, $95,766 and $87,669, respectively.

    As a result of the acquisition of Cytovia, Inc. in June 2000, the Company assumed stock options to purchase 187,128 shares of common stock granted to employees, directors and consultants of Cytovia, Inc.

    The following table summarizes the Company's stock option activity:

	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding September 30, 1997	782,332	$5.66
Granted	193,834	15.33
Exercised	(91,957)	5.40
Canceled	(16,893)	10.14

Outstanding September 30, 1998	867,316	7.76
Granted	273,833	12.61
Exercised	(230,333)	3.75
Canceled	(54,125)	15.10

Outstanding September 30, 1999	856,691	9.93
Granted	1,094,644	36.01
Options assumed under Cytovia, Inc. acquisition	187,128	1.47
Exercised	(357,508)	6.95
Canceled	(43,351)	27.83

Outstanding September 30, 2000	1,737,604	25.60

    At September 30, 2000, options for 774,144 shares of common stock are exercisable and the remaining 963,460 become exercisable at various dates through September 29, 2004. The options expire at various dates through September 29, 2007.

    The following table summarizes information concerning outstanding and exercisable options as of September 30, 2000.

	Options Outstanding
				Options Exercisable
			Weighted-Average Remaining Contractual Life
Price Range	Shares	Weighted-Average Exercise Price		Shares	Weighted-Average Exercise Price
$0.66-$3.75	196,234	$2.14	6.95 years	132,329	$2.33
$7.00-$14.50	884,666	$9.94	5.20 years	525,502	$10.01
$14.75-$48.69	149,040	$34.49	6.00 years	39,740	$16.98
$51.25-$75.75	507,664	$59.34	6.63 years	76,573	$64.44

$0.66-$75.75	1,737,604	$25.60	5.88 years	774,144	$14.40

    If the Company had elected to account for its stock options under the fair value method prescribed by SFAS 123, the net loss applicable to common stock for the years ended September 30, 2000, 1999 and 1998 would have been increased by $7,132,000 ($0.40 per share), $1,351,000 ($0.13 per share) and $1,082,000 ($0.12 per share), respectively. The fair value of these options was estimated at the date of grant using the "Black-Scholes" method for option pricing and the following weighted average assumptions for 2000, 1999 and 1998, respectively: risk-free interest rates of 6.4%, 6.1% and 4.2%; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 73%, 76% and 64%; and an expected life of the option of five years. These assumptions resulted in a weighted-average fair value of $19.17, $7.10 and $7.50 per share for stock options granted during the years ended September 30, 2000, 1999 and 1998, respectively.

    Stockholder Rights Plan—In June 2000, the Board of Directors of the Company declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of common stock of Maxim held of record at the close of business on June 22, 2000. The Rights will initially trade with, and will be inseparable from Maxim's common stock. The Rights will be exercisable only if a person or group acquires 15% or more of Maxim's outstanding common stock, or announces a tender offer which, if successful, would result in ownership by a person or group of 15% or more of Maxim's common stock. Each Right will entitle stockholders, other than the 15% or more acquirer, to buy one one-hundredth of a share of Maxim's series A junior participating preferred stock at an exercise price of $325. If a person or group acquires 15% or more of Maxim's common stock, each Right will entitle its holder, other than such person or member of such group, to purchase a number of Maxim's common shares having a market value of $650. If Maxim were to be acquired in a merger or other business combination transaction after a person has acquired 15% or more of Maxim's common stock, each Right will entitle its holder other than the acquiring person, to purchase a number of the acquiring company's common shares having a market value of $650. The Rights Plan also includes an exchange option. In general, after the rights become exercisable, the Maxim Board may, at its option, effect an exchange of part or all of the Rights, other than Rights that have become void, for shares of Maxim common stock. Under this option, Maxim would issue one share of common stock for each right, subject to adjustment in certain circumstances. The Rights expire on June 22, 2010, unless redeemed by the Company's Board of Directors. The Rights can be redeemed by the Board at a price of $0.01 per Right at any time before the Rights become exercisable.

13.  401(K) PLAN

    The Company has a 401(k) retirement plan (the "401(k) Plan") under which employees meeting eligibility requirements may elect to participate and contribute to the 401(k) Plan. The 401(k) Plan provides for matching contributions by the Company in an amount equal to the lesser of 50% of the employees' deferral or 3% of the employees' qualifying compensation. The Company contribution may be made in the form of either the common stock of the Company or cash at the discretion of the Company's Board of Directors. Company contributions to the 401(k) plan for the fiscal years ended September 30, 2000, 1999 and 1998 were $106,099, $73,327 and $38,194, respectively, primarily in the form of Company common stock.

14.  INCOME TAXES

    Income taxes for the years ended September 30, 2000, 1999 and 1998 differed from the amounts expected by applying the U.S. federal income tax rate of 34% to loss before taxes as follows:

	2000	1999	1998
Computed income benefit	$(26,344,394)	$(13,317,462)	$(7,430,554)
State taxes, net of federal benefit	1,055	528	528
Purchased research and development	14,382,000	—	—
Goodwill amortization	253,154	—	—
Change in federal valuation allowance	11,750,531	13,198,611	7,732,634
General business credit, net	(494,201)	—	(332,920)
Other permanent differences, net	451,855	118,323	30,312

	$-	$—	$—

    The components that comprise deferred tax assets and liabilities at September 30, 2000 and 1999 are as follows:

	2000	1999
Deferred tax assets:
Net operating loss carryforwards	$48,311,000	$35,918,000
General business credit carryforwards	4,184,000	2,747,000
Other	3,408,000	86,000

Total gross deferred tax assets	55,903,000	38,751,000
Less valuation allowance	(55,903,000)	(38,751,000)

Net deferred tax asset	$—	$—

    The net change in the valuation allowance for the year ended September 30, 2000 was an increase of $13,796,000. The change in the valuation allowance includes an amount that is attributable to Cytovia's valuation allowance prior to aquisition. The valuation allowance of $55,903,000 at September 30, 2000 represents deferred tax assets that more likely than not will not be realized through the reversal of future taxable temporary differences or taxable income. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. At September 30, 2000 and 1999, we had a valuation allowance equal to our deferred tax assets since we have not established a pattern of profitable operations for income tax reporting purposes.

    At September 30, 2000, the Company has federal and California tax net operating loss carryforwards of approximately $126,715,000 and $59,137,000, respectively. The federal tax loss carryforwards began expiring in fiscal 1999. The California tax loss carryforwards began expiring in fiscal 1998.

    As a result of the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of the Company's tax net operating loss carryforwards and tax credit carryforwards are subject to an annual limitation in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future taxable income.

15.  LICENSES AND COLLABORATIVE AGREEMENTS

    The Company's strategy for development of its technologies includes the acquisition and the in-licensing of technologies, and the establishment of collaborative relationships with universities, governmental and other entities. In 1993, the Company entered into a technology transfer agreement with a European corporation pursuant to which the Company purchased intellectual property and patent rights related to its Ceplene cancer and infectious disease technology. The agreement included payments by the Company totaling $700,000 and required that the Company pay certain royalty obligations to an inventor of the technology based upon Company product revenues. In October 1999, the Company and the inventor entered a new royalty agreement under which, the Company agreed to pay $1,000,000 over three years in exchange for a reduced royalty rate. During the year ended September 30, 2000, the Company paid the inventor $200,000 in cash and $200,000 in common stock under the agreement. The remaining $600,000 is payable through fiscal year 2003.

    In August 2000, the Company entered into a collaboration agreement with Hoffmann-La Roche, Inc. and its affiliate (collectively, "Roche") to test Ceplene in combination with Roche's Pegasys® in four Phase 3 clinical trials and certain supporting trials. The collaboration is designed to support the regulatory approval of the combination of Ceplene and Pegasys for the treatment of hepatitis C and certain cancers. The agreement calls for Roche to absorb more than half of the costs associated with the clinical trials. Roche may terminate the agreement upon 30-day notice if Maxim fails to attain approval of Ceplene by June 30, 2002. Under the agreement, the Company agreed during the period of the collaboration not to conduct or support clinical trials of Ceplene in hepatitis C or the same cancers encompassed by the collaboration in combination with a pegylated interferon product other than Pegasys. The Company's aforementioned obligations regarding the conduct of specific clinical trials with other pegylated interferons is terminated in the event that Roche does not achieve U.S. marketing approval of Pegasys by December 31, 2001, or fails to achieve certain market share goals after launch. In addition, before entering into an agreement granting a third party the rights to market Ceplene in any territory, the Company has agreed to allow Roche 45 days to elect to enter into an agreement with the Company under terms equivalent to those negotiated with the third party.

    In July 2000, the Company entered into an agreement with BioChem Pharma, Inc. ("BioChem") under which the Company licensed its CV2105 series of caspase-inducer anti-cancer compounds to BioChem. The agreement requires that BioChem make licensing, research and milestone payments to the Company totaling up to $55 million assuming the successful commercialization of the compound for the treatment of two cancer indications, as well as pay a royalty on product sales. During the year ended September 30, 2000, the Company received license payments and research funding totaling approximately $2.6 million from BioChem, of which $626,000 was recognized as collaboration and research revenue.

16.  SUBSEQUENT EVENTS

    In October 2000, the Company entered into a line of credit agreement with a bank. Under the agreement the Company may borrow up to $4,000,000 to fund qualified equipment purchases through June 30, 2001. Any outstanding advances under the line of credit will be payable commencing August 1, 2001 in equal installments over 42 months, including interest at prime plus 0.75%. The loan is secured by all assets of the Company, and the agreement restricts the payment of dividends by the Company.

    In July 2000 the Company submitted a New Drug Application (NDA) to the FDA seeking approval to market Ceplene in the United States for the treatment of patients with advanced metastatic melanoma with liver metastases. In December 2000, the Oncologic Drugs Advisory Committee (ODAC) to the U.S. Food and Drug Administration (FDA) declined to recommend approval of Ceplene for the treatment of patients with advanced metastatic melanoma that have liver metastases. The Company will work with the FDA to develop a strategy, which may include an additional clinical testing in melanoma patients with liver metastases, to support the approvability of this drug candidate.

    On December 14, 2000, plaintiff Blake Martin, on behalf of himself and purportedly on behalf of a class of others similarly situated, filed a complaint in the United States District Court for the Southern District of California against the Company and two officers of the Company, alleging violations of federal securities laws related to declines in the Company's stock price. The complaint alleges securities fraud in connection with various statements and alleged omissions to the public and to the securities markets. The Company believes that the claims set forth in this complaint are without merit, and it intends to engage in a rigorous defense of such claims. The Company has received notice of other similar lawsuits arising from the same facts and circumstances.

17.  QUARTERLY RESULTS (UNAUDITED)

    Summarized quarterly results of operations for the years ended September 30, 2000 and 1999 are as follows:

	Year ended September 30, 2000
	First	Second	Third	Fourth
Research and development expenses	$9,050,866	$9,732,472	$8,924,323	$8,679,490
Net loss applicable to common stock	(12,442,344)	(12,649,480)	(48,235,722)	(9,174,339)
Net loss per share of common stock	$(1.09)	$(0.77)	$(2.26)	$(0.40)
	Year ended September 30, 1999
	First	Second	Third	Fourth
Research and development expenses	$8,779,013	$8,649,746	$9,617,430	$9,591,525
Net loss applicable to common stock	(9,448,205)	(9,685,476)	(9,931,432)	(10,644,081)
Net loss per share of common stock	$(0.95)	$(0.97)	$(0.97)	$(1.04)

Price Range of Common Stock (Unaudited)

    The Company's common stock currently trades on both the Nasdaq National Market ("Nasdaq") under the symbol "MAXM" and the OM Stockholm Stock Exchange ("SSE") under the symbol "MAXM.ST". Prior to April 27, 2000, the Company's common stock traded on the American Stock Exchange ("AMEX") under the symbol "MMP". The following table shows the high and low sales price for the common stock by quarter, as reported by the Nasdaq and AMEX, as applicable, for the periods indicated:

	Price Range
Period	High		Low
Fiscal Year Ended September 30, 1999
First Quarter	$16	1/2	$11	5/8
Second Quarter	15	5/8	10	1/2
Third Quarter	11	3/8	9
Fourth Quarter	10	5/8	7	1/2
Fiscal Year Ended September 30, 2000
First Quarter	$20	1/8	$8
Second Quarter	79	1/2	18	1/4
Third Quarter	61	3/4	35
Fourth Quarter	68		47	3/4

    On December 27, 2000 the last reported sales price of the Common Stock, as reported by the Nasdaq, was $5.6875 per share. As of such date, there were approximately 337 holders of record of the Common Stock. The Company has not paid cash dividends on its common stock and has no intention to do so in the foreseeable future.

INDEPENDENT AUDITORS' REPORT

Board of Directors
Maxim Pharmaceuticals, Inc.:

We have audited the accompanying consolidated balance sheets of Maxim Pharmaceuticals, Inc. and subsidiaries (a development stage company) as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000 and for the period from inception (October 23, 1989) through September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maxim Pharmaceuticals, Inc. and subsidiaries (a development stage company) as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2000 and for the period from inception (October 23, 1989) through September 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

San Diego, California
November 22, 2000

CORPORATE INFORMATION

EXECUTIVE OFFICERS
Larry G. Stambaugh
CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Kurt R. Gehlsen, Ph.D.
SENIOR VICE PRESIDENT, DEVELOPMENT AND
CHIEF TECHNICAL OFFICER

Dale A. Sander
SENIOR VICE PRESIDENT, FINANCE,
CHIEF FINANCIAL OFFICER
AND CORPORATE SECRETARY

Geoffrey B. Altman
VICE PRESIDENT,
MARKETING AND SALES

DIRECTORS

Larry G. Stambaugh
CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Gary E. Frashier
FORMER CHAIRMAN
OSI PHARMACEUTICALS, INC.

Theodor H. Heinrichs
FORMER GENERAL PARTNER,
HAMBRECHT & QUIST LIFE SCIENCE VENTURE

Per-Olof Martensson
CHAIRMAN
KARO BIO AB

F. Duwaine Townsen
MANAGING PARTNER
ENDPOINT LATE STAGE VENTURES AND
VENTANA GROWTH FUNDS

CORPORATE HEADQUARTERS
8899 University Center Lane, Suite 400
San Diego, California 92122
tel. 858-453-4040
fax 858-453-5005
www.maxim.com

10-K AVAILABILITY

The Company's annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 2000, without exhibits, is available through the website at www.sec.gov and a copy of the report, without exhibits, will be provided to any stockholder upon written request to:

Maxim Pharmaceuticals, Inc.
8899 University Center Lane, Suite 400
San Diego, California 92122

STOCK LISTING
The shares of the Company's common stock are traded on the Nasdaq National Market under the symbol "MAXM", and on the OM Stockholm Exchange under the symbol "MAXM.ST". The Company's redeemable common stock purchase warrants are traded on the Nasdaq National Market under the symbol "MAXMW".

TRANSFER AGENT
American Stock Transfer & Trust Company
40 Wall Street
New York, New York 10005

CORPORATE COUNSEL
Cooley Godward LLP
4365 Executive Drive, Suite 1100
San Diego, California 92121-2128

INDEPENDENT AUDITORS
KMPG LLP
750 B Street, Suite 1500
San Diego, California 92101

THIS ANNUAL REPORT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING THE RESULTS OF PRODUCT DEVELOPMENT EFFORTS, THE RESULTS OF CLINICAL TRIALS, AND THE SCOPE AND SUCCESS OF FUTURE OPERATIONS. SUCH STATEMENTS ARE ONLY PREDICTIONS AND OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS" AND ELSEWHERE IN THE OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE UNCERTAINTIES ASSOCIATED WITH PRODUCT DEVELOPMENT, THE RISK THAT PRODUCTS THAT APPEARED PROMISING IN EARLY CLINICAL TRIALS DO NOT DEMONSTRATE EFFICACY IN LARGER-SCALE CLINICAL TRIALS, THE RISK THAT WE WILL NOT OBTAIN APPROVAL TO MARKET OUR PRODUCTS, THE NEED FOR ADDITIONAL FINANCING, AND THE DEPENDENCE UPON COLLABORATIVE PARTNERS.

QuickLinks

2000 Annual Report
ADDITIONAL SUPPORTIVE DATA TO BE REQUIRED IN ADVANCED METASTATIC MELANOMA
KEY 2000 MILESTONES—EXPANDING PIPELINE
To Our Shareholders, Collaborators and Associates:
Ceplene U.S. Phase 3 Trial
Shareholder Litigation
Continuing Advancement in Hepatitis C
F. Hoffmann—La Roche Collaboration
Expanding Our Product Pipeline
Financial Strength
EXTENSIVE PIPELINE OF PRODUCT CANDIDATES
CEPLENE—CREATING A NATURAL ADVANTAGE
CEPLENE FOR ADVANCED METASTATIC MELANOMA
Key Conclusions from U.S. Phase 3 Trial
U.S. Phase III Advanced Metastatic Melanoma Trial Kaplan Meier Survival Curve Patients with Baseline Liver Metastases
[graph]
U.S. Phase 3 Advanced Metastatic Melanoma Trial Key Grade 3 and 4 Serious Adverse Events
Phase 3 Trial in Acute Myelogenous Leukemia
HEPATITIS C
Phase 2 Dose-Ranging Trial in Hepatitis C
Phase 2 Dose Ranging Trial in Hepatitis C
[graph]
TOPICAL THERAPIES
Pilot Human Study of MaxDerm-Based Gel in Oral Mucositis
CASPASE MODULATOR TECHNOLOGY PLATFORM
Our Goal: Improve Patient Care
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Results of Operations for the Years Ended September 30, 2000, 1999 and 1998
Liquidity and Capital Resources
Quantitative and Qualitative Disclosures About Market Risk
Impact of Inflation
New Accounting Pronouncements
Selected Financial Data
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)
Price Range of Common Stock (Unaudited)
INDEPENDENT AUDITORS' REPORT