Form 10-K/A, Exhibit 13
period 2000-09-30
MAXIM PHARMACEUTICALS INC
filed 2001-02-09
CIK 1013351

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13.1

2000 Annual Report

    Maxim's mission is to develop and commercialize proprietary products that extend life with quality for the treatment of cancer, infectious diseases, topical disorders and other unmet medical needs.

ADDITIONAL SUPPORTIVE DATA TO BE REQUIRED IN ADVANCED METASTATIC MELANOMA

    In December 2000, the Oncologic Drugs Advisory Committee (ODAC) to the U.S. Food and Drug Administration (FDA) declined to recommend approval of our lead drug candidate Ceplene™ (histamine dihydrochloride, formerly Maxamine®) for the treatment of patients with advanced metastatic melanoma that have liver metastases. Although the Ceplene U.S. Phase 3 study is the only randomized, multi-center, well-controlled trial conducted to date that has demonstrated a significant survival benefit in this population, the results were not considered adequate as a single study to support approval. We will work with the FDA to develop a strategy, which may include additional clinical testing in melanoma patients with liver metastases, to support the approvability of this drug candidate.

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

    Licensed caspase-modulator anti-cancer agent to BioChem Pharma, Inc. for a total of up to $55 million in licensing, research and milestone fees assuming the successful commercialization of the compound for the treatment of two cancer indications, plus a royalty on any potential product sales.

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

    Maxim is fortunate to have significant funds to allow us to weather a delay in FDA approval for Ceplene and at the same time keep our research and clinical programs moving forward, as we build a company with an expanding portfolio of product candidates.

Ceplene U.S. Phase 3 Trial

    In March 2000, we completed our 305-patient U.S. Phase 3 trial of Ceplene in advanced metastatic melanoma. The Phase 3 trial demonstrated that combination therapy using Ceplene plus the cytokine interleukin-2 (IL-2) significantly improved the survival of advanced metastatic melanoma patients with liver involvement (p = 0.0040). Treatment with the combination of Ceplene and IL-2 increased median survival from 5.0 to 9.1 months, tripled survival rates at 24 months, without degradation in quality of life.

    Results for the Phase 3 study indicated that treatment with Ceplene and lower-dose IL-2 was well-tolerated and had substantially less toxicity than the high-dose regimens under which IL-2 was originally approved. The tolerability of the Ceplene and IL-2 combination therapy allowed these advanced-stage malignant melanoma patients to be treated at home.

    In July 2000 we submitted our NDA to the FDA seeking approval to market Ceplene in the United States as an adjuvant to IL-2 for the treatment of advanced metastatic melanoma with liver metastases. In the December 2000 ODAC meeting, the FDA indicated that additional supportive data, potentially in the form of additional clinical research focusing on metastatic melanoma patients with liver metastases, will likely be required to support approval.

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

    We are currently planning two Phase 3 clinical trials in hepatitis C in collaboration with F. Hoffmann—La Roche using the combination of Ceplene with pegylated interferon and ribavirin. We believe that Ceplene in combination with emerging new treatments based on the pegylated form of interferon may be synergistic and have the potential to improve outcomes for naïve patients as well as for patients who were previously nonresponsive to therapy.

F. Hoffmann—La Roche Collaboration

    In August 2000, we entered into a comprehensive development collaboration with F. Hoffmann—La Roche to undertake the clinical development and approval of Ceplene in combination with Pegasys, Roche's pegylated interferon-alpha agent. The planned collaboration program currently includes two Phase 3 trials of the Ceplene and Pegasys combination for the treatment of hepatitis C, one Phase 3 trial of the combination of Ceplene and Pegasys for the treatment of advanced-stage renal cell carcinoma, and an additional Phase 3 trial in another cancer to be selected by Maxim and Roche.

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

Expanding Our Product Pipeline

    In June 2000, we acquired Cytovia, Inc., a privately held biopharmaceutical research company focused on the discovery and development of apoptosis inhibitors and activators, novel drugs that modulate programmed cell death. Cytovia's technology base includes proprietary drug candidates in the areas of oncology, cardiovascular disease, and other degenerative diseases, and a proprietary high-throughput screening process for the identification of other apoptosis-targeted drug candidates. In addition to the expanded technology portfolio, Cytovia's highly qualified research personnel have added capabilities to our team that will be important as we expand our drug discovery and development efforts.

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

U.S. Phase III Advanced Metastatic Melanoma Trial
Kaplan Meier Survival Curve
Patients with Baseline Liver Metastases

[graph]

Quality of Life

    For the first time in any major study, the advanced-stage malignant melanoma patients in the U.S. Phase 3 Study were allowed to treat themselves at home. In the study, treatment with Ceplene and IL-2 improved the duration of survival of advanced metastatic melanoma patients with liver metastases, with minimal impact to the patients in terms of toxicity and without degradation in quality of life. Patients with liver metastases treated with Ceplene and Il-2 had a significant increase (p=0.010) in median quality adjusted survival over patients treated with IL-2 alone.

    Results for the Phase 3 study indicated that treatment with Ceplene and lower-dose IL-2 was well-tolerated and had substantially less toxicity than the high-dose regimens under which IL-2 was originally approved.

U.S. Phase 3 Advanced Metastatic Melanoma Trial
Key Grade 3 and 4 Serious Adverse Events

	U.S. Phase 3 Study
			High-Dose IL-2 Historic Data
Event	IL-2 Alone	Ceplene + IL-2
Hypotension	1%	1%	45%
Diarrhea	3%	1%	32%
Vomiting	5%	6%	37%
Confusion	3%	2%	13%
Renal—Oliguria	0%	0%	39%
Thrombocytopenia	1%	1%	17%

Regulatory Strategy

    In July 2000 we submitted our NDA to the FDA seeking approval for Ceplene as an adjuvant to IL-2 for the treatment of advanced metastatic melanoma with liver metastases. On December 13, 2000, the Oncologic Advisory Committee to the FDA declined to recommend approval of Ceplene for this indication.

    During the ODAC meeting the FDA expressed concerns regarding certain issues related to the U.S. Phase 3 trial, including patient randomization and purported demographic and prognostic imbalances between the Ceplene and control arms of the study. The FDA suggested that purported imbalances influenced the survival benefit reported for the patients with liver metastases treated with the Ceplene/IL-2 combination. The FDA also indicated that additional clinical research focusing on metastatic melanoma patients with liver metastases may be required to support approval.

    While we have not had the opportunity to review all of the underlying components and details of the analyses performed by the FDA, some of the FDA analyses do not appear to be consistent with the data collected in this trial. The analyses performed under the statistical plan by our statisticians indicate that the statistically significant results from the Phase 3 trial are related to the effect of Ceplene as an adjuvant for the treatment of patients with liver metastases, as opposed to resulting from any differences in geographic region, demographics or known prognostic factors within the treatment arms.

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

Phase 3 Trial in Acute Myelogenous Leukemia

		Protocol
Location	Study Objective	Ceplene Combination	Control Group	Primary Endpoint	Estimated Completion	Number of Patients
U.S., Europe, Australia, Canada & Israel	To expand the potential use of Ceplene in the U.S., Europe, and other major markets	Ceplene + IL-2	SOC (a)	Leukemia-free survival	2002	320

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

Phase 2 Dose-Ranging Trial in Hepatitis C

		Protocol
Location	Study Objective	Ceplene Combination	Control Group	Primary Endpoints	Estimated Completion	Number of Patients
Europe & Israel	Selection of Ceplene dose, demonstrate that Ceplene improves immunotherapy (IFN-alpha)	Ceplene + IFN-alpha	Single arm	Viral & biochemical (ALT) response	2001(a)	129

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

Pilot Human Study of MaxDerm-Based Gel in Oral Mucositis

    [graph]

    In a small pilot human study, nine patients with oral mucositis were randomized and treated with one of two doses of our investigational gel or a placebo. The patients treated with our gel experienced complete healing of lesions in a mean time of three to four days, depending upon the dosage. Patients treated with the placebo experienced no reduction in lesions during the treatment period. Patients treated with our gel also reported a reduction in the discomfort associated with eating and drinking.

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

    The results of preclinical studies of CV1013, one in a family of caspase inhibitors identified to date through our proprietary apoptosis drug discovery program, were presented at the 220th American Chemical Society National Meeting in August 2000. The results of the study suggested that CV1013 was effective in preventing apoptosis in animal models of myocardial infarction, stroke and hepatitis, including a greater than 50% reduction in infarct size (heart damage) in two myocardial infarction models. Furthermore, in a rat middle cerebral artery occlusion reperfusion brain ischemia model, intravenous bolus of CV1013 followed by infusion after occlusion resulted in a 50% reduction of mean brain infarct volume.

    Our analysis of the results to date encourages us to undertake efforts to prepare one of the compounds from this family of caspase inhibitors for human clinical trials in cardiovascular disease.

Apoptosis Activator Compounds for the Treatment of Drug Resistant Cancers

    One of the key obstacles hindering cancer therapy is the fact that many cancers are resistant to currently used chemotherapeutic agents. Cytotoxic, or chemotherapeutic, drugs can trigger cancer cells to undergo apoptosis by re-activating the dormant caspase cascade. Most anti-cancer drugs work by activating the caspase cascade using the tumor suppressor gene p53, however over half of all tumors have mutations which render the p53 gene inactive and the tumor drug resistant to chemotherapy. In addition, many cancer cells express gene products which suppress the caspase cascade, or possess mechanisms that pump the cytotoxic drugs out of the cells, either of which leads to multi-drug resistance and slow the induction of apoptosis in the cancer cells.

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

    Studies with Ceplene have consistently shown a benefit to patients in a number of cancers in terms of increased survival, the most important measurement of the benefit provided to a patient. In addition, patients treated with Ceplene are able to treat themselves at home and maintain a better quality of life compared to some conventional therapies.

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

Overview

    During the periods encompassed by this Annual Report, Maxim Pharmaceuticals, Inc. ("Maxim" or the "Company") has devoted substantially all of its resources to its Ceplene™ (histamine dihydrochloride, formerly referred to as Maxamine®) and MaxDerm™ product development programs. In June 2000, the Company acquired Cytovia, Inc. ("Cytovia") for $77.6 million in common stock. As a result of the acquisition of Cytovia, the Company also has undertaken research and development efforts relating to caspase-modulator drug candidates. In April 2000 the Company sold MaxVax™, its vaccine carrier technology platform. The Company conducts its research and other product development efforts through a combination of internal efforts and collaborative programs with universities, other clinical research sites, contract research organizations and pharmaceutical companies. Oversight of all external and collaborative programs is conducted by the Company's executive officers and other staff primarily located at its headquarters in San Diego, California.

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

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

				From Inception (October 23, 1989) Through September 30, 2000
	Year Ended September 30
	2000	1999	1998
Collaboration and research revenue	$1,384,617	$1,077,800	$180,750	$5,589,168
Operating expenses:
Research and development	36,387,151	36,637,714	20,146,649	108,525,937
Marketing and business development	5,126,930	1,682,664	1,313,019	8,735,703
General and administrative	4,478,665	2,880,647	2,659,930	19,370,255
Amortization of goodwill and other acquisition-related intangible assets	744,570	—	—	744,570
Purchased in-process technology	42,300,000	—	—	42,300,000

Total operating expenses	89,037,316	41,201,025	24,119,598	179,676,465
Other income (expense):
Investment income	8,085,836	1,023,013	2,247,577	12,571,206
Gain on sale of assets	2,146,502	—	—	4,434,976
Interest expense	(91,615)	(146,056)	(89,101)	(2,308,143)
Other income (expense)	22,930	19,918	(74,200)	(12,762)

Total other income	10,163,653	896,875	2,084,276	14,685,277

Net loss before preferred stock dividends	(77,489,046)	(39,226,350)	(21,854,572)	(159,402,020)
Dividends on preferred stock	5,012,839	482,844	—	5,495,683

Net loss applicable to common stock	$(82,501,885)	$(39,709,194)	$(21,854,572)	$(164,897,703)

Basic and diluted net loss per share of common stock	$(4.58)	$(3.94)	$(2.37)

Weighted average shares outstanding	18,018,317	10,078,765	9,215,416

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

								Unrealized Loss On Investments Available for Sale
	Preferred Stock		Common Stock				Subscription Receivable/ Deferred Compensation
					Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount					Total
Balance at October 23, 1989 (inception)	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common stock at $.001	—	—	1,000	8,029	—	—	—	—	8,029
Net income	—	—	—	—	—	44	—	—	44

Balance at December 31, 1989	—	—	1,000	8,029	—	44	—	—	8,073
Net income	—	—	—	—	—	751	—	—	751

Balance at December 31, 1990	—	—	1,000	8,029	—	795	—	—	8,824
Net income	—	—	—	—	—	272	—	—	272

Balance at December 31, 1991	—	—	1,000	8,029	—	1,067	—	—	9,096
Additional funding	—	—	42	—	1,259,249	—	—	—	1,259,249
Net loss	—	—	—	—	—	(2,445,184)	—	—	(2,445,184)

Balance at December 31, 1992	—	—	1,042	8,029	1,259,249	(2,444,117)	—	—	(1,176,839)
Net effect of reorganization and issuance of common stock to account for reverse acquisition	—	—	181,371	(7,847)	53,002	(1,197,822)	—	—	(1,152,667)
Net loss	—	—	—	—	—	(4,238,731)	—	—	(4,238,731)

Balance at September 30, 1993	—	—	182,413	182	1,312,251	(7,880,670)	—	—	(6,568,237)
Issuance of common stock at $60 per share for consulting and professional services	—	—	1,098	1	65,999	—	—	—	66,000
Issuance of Series A preferred stock for cash at $3.00 per share	250,000	250	—	—	487,250	—	—	—	487,500
Issuance of common stock to convert bridge debt financing at prices from $52.50 to $75 per share	—	—	112,440	113	5,933,894	—	—	—	5,934,007
Net loss	—	—	—	—	—	(2,432,623)	—	—	(2,432,623)

Balance at September 30, 1994	250,000	250	295,951	296	7,799,394	(10,313,293)	—	—	(2,513,353)
Issuance of common stock at $3.00 per share upon conversion of debt	—	—	553,254	553	1,659,210	—	—	—	1,659,763
Issuance of common stock pursuant to anti-dilutive provisions in previous bridge debt financing	—	—	1,137,343	1,137	(1,137)	—	—	—	—
Issuance of common stock at $3.00 per share for subscription receivable	—	—	103,667	104	310,896	—	(311,000)	—	—
Net loss	—	—	—	—	—	(2,790,122)	—	—	(2,790,122)

Balance at September 30, 1995	250,000	250	2,090,215	2,090	9,768,363	(13,103,415)	(311,000)	—	(3,643,712)
Issuance of common stock at $3.00 per share in exchange for repayment of note payable to bank	—	—	744,646	745	2,249,255	—	—	—	2,250,000
Receipt of subscription receivable	—	—	—	—	—	—	311,000	—	311,000
Issuance of common stock and warrants at $3.75 per unit for cash	—	—	465,504	465	1,740,033	—	—	—	1,740,498
Issuance of common stock at $4.50 per share for cash	—	—	400,000	400	1,799,600	—	—	—	1,800,000
Exercise of common stock options	—	—	400	1	2,999	—	—	—	3,000
Issuance of common stock at $7.50 per share and warrants at $.10 per warrant in initial public offering	—	—	2,875,000	2,875	18,217,215	—	—	—	18,220,090
Conversion of preferred stock to common stock	(250,000)	(250)	102,866	103	147	—	—	—	—
Options granted to employees	—	—	—	—	394,999	—	(163,124)	—	231,875
Amortization of deferred compensation	—	—	—	—	—	—	44,385	—	44,385
Net loss	—	—	—	—	—	(833,488)	—	—	(833,488)

Balance at September 30, 1996	—	—	6,678,631	6,679	34,172,611	(13,936,903)	(118,739)	—	20,123,648
Option granted to consultant	—	—	—	—	96,903	—	—	—	96,903
Amortization of deferred compensation	—	—	—	—	—	—	67,826	—	67,826
Net loss	—	—	—	—	—	(6,895,149)	—	—	(6,895,149)

Balance at September 30, 1997	—	—	6,678,631	6,679	34,269,514	(20,832,052)	(50,913)	—	13,393,228
Issuance of common stock at $15.25 per share in public follow-on offering	—	—	2,500,000	2,500	34,710,939	—	—	—	34,713,439
Exercise of common stock purchase warrants	—	—	392,000	392	4,115,608	—	—	—	4,116,000
Exercise of stock options and warrants	—	—	313,304	314	634,222	—	—	—	634,536
Options granted to consultants	—	—	—	—	50,438	—	—	—	50,438
Contribution to 401(k) plan	—	—	1,641	1	26,606	—	—	—	26,607
Amortization of deferred compensation	—	—	—	—	—	—	36,754	—	36,754
Net loss	—	—	—	—	—	(21,854,572)	—	—	(21,854,572)

Balance at September 30, 1998	—	—	9,885,576	9,886	73,807,327	(42,686,624)	(14,159)	—	31,116,430
Issuance of Series A preferred stock for cash at $97.25 per share	206,874	207	—	—	18,258,794	—	—	—	18,259,001
Exercise of stock options and warrants	—	—	313,671	314	1,082,568	—	—	—	1,082,882
Options granted to consultants	—	—	—	—	79,727	—	—	—	79,727
Contribution to 401(k) plan	—	—	6,450	6	72,478	—	—	—	72,484
Dividends on Series A preferred stock	—	—	—	—	(482,844)	—	—	—	(482,844)
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(69,336)	(69,336)
Amortization of deferred compensation	—	—	—	—	—	—	11,216	—	11,216
Net loss	—	—	—	—	—	(39,226,350)	—	—	(39,226,350)

Balance at September 30, 1999	206,874	207	10,205,697	10,206	92,818,050	(81,912,974)	(2,943)	(69,336)	10,843,210
Issuance of common stock at $55.00 per share in public follow-on offering, net of issuance costs	—	—	3,205,000	3,205	164,825,626	—	—	—	164,828,831
Issuance of common stock at $42.125 per share and assumption of stock options in acquisition, net of estimated costs	—	—	1,533,486	1,533	72,897,642	—	—	—	72,899,175
Issuance of Series B preferred stock for cash at $89.25 per share, net of issuance costs	267,664	267	—	—	22,551,240	—	—	—	22,551,507
Dividends on Series A and Series B preferred stock	—	—	—	—	(5,012,839)	—	—	—	(5,012,839)
Issuance of Series A and Series B preferred stock in payment of dividends	56,162	57	—	—	5,193,266	—	—	—	5,193,323
Conversion of preferred stock to common stock	(530,700)	(531)	5,307,000	5,307	(4,776)	—	—	—	—
Exercise of stock options and warrants	—	—	2,838,738	2,839	21,684,263	—	—	—	21,687,102
Options granted to consultants	—	—	—	—	222,874	—	—	—	222,874
Common stock issued as payment for technology rights	—	—	23,021	23	199,220	—	—	—	199,243
Contribution to 401(k) plan	—	—	2,807	3	100,875	—	—	—	100,878
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(77,710)	(77,710)
Amortization of deferred compensation	—	—	—	—	—	—	2,943	—	2,943
Net loss	—	—	—	—	—	(77,489,046)	—	—	(77,489,046)

Balance at September 30, 2000	—	$—	23,115,749	$23,116	$375,475,441	$(159,402,020)	$—	$(147,046)	$215,949,491

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

				From Inception (October 23, 1989) Through September 30, 2000
	Year Ended September 30
	2000	1999	1998
OPERATING ACTIVITIES:
Net loss	$(77,489,046)	$(39,226,350)	$(21,854,572)	$(159,402,020)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,629,374	678,908	407,525	3,759,735
Purchased in-process technology	42,300,000	—	—	44,946,166
Stock based compensation	425,060	90,943	87,193	1,044,185
Stock contributions to 401(k) plan	100,878	72,485	26,607	199,970
Loss on write-off of patents	37,661	144,318	20,050	444,241
Loss on disposal of property and equipment	6,895	2,922	74,681	217,181
Gain on sale of assets	(2,146,502)	—	—	(2,146,502)
Amortization of premium on investments	(193,411)	249,340	129,603	341,874
Gain on sale of subsidiary	—	—	—	(2,288,474)
Other	—	—	—	(283,658)
Cumulative effect of reorganization	—	—	—	1,152,667
Changes in operating assets and liabilities:
Accrued interest and other current assets	(2,017,064)	85,697	(1,721,985)	(4,230,188)
Deposits and other assets	(45,488)	(462,077)	357,736	(884,525)
Accounts payable	(2,216,386)	(923,999)	7,932,792	5,874,445
Accrued expenses	168,526	3,255,654	(222,736)	3,820,042
Deferred revenue	2,385,417	—	—	2,385,417

Net cash used in operating activities	(37,054,086)	(36,032,159)	(14,763,106)	(105,049,444)
INVESTING ACTIVITIES:
Purchases of marketable securities	(133,615,676)	(20,756,917)	(35,572,687)	(215,854,710)
Sales and maturities of marketable securities	28,429,901	33,591,000	22,604,050	98,665,951
Purchases of property and equipment	(1,577,963)	(252,560)	(1,098,586)	(4,541,804)
Additions to patents and licenses	(430,559)	(517,175)	(212,947)	(3,655,521)
Net proceeds from sale of assets	2,955,000	—	—	2,955,000
Cash acquired in acquisition of business	135,941	—	—	1,121,297
Proceeds from sale of diagnostic division	—	—	—	496,555

Net cash (used in) provided by investing activities	(104,103,356)	12,064,348	(14,280,170)	(120,813,232)
FINANCING ACTIVITIES:
Net proceeds from issuance of common stock and exercise of stock options and warrants	186,515,933	1,082,881	39,463,974	252,720,654
Net proceeds from issuance of preferred stock	22,551,507	18,259,001	—	41,298,008
Payment of preferred stock dividends	(302,361)	—	—	(302,361)
Proceeds from issuance of notes payable and long-term debt	—	444,435	596,840	6,432,078
Payments on notes payable, long-term debt, and Capital leases	(1,524,525)	(491,958)	(247,632)	(5,310,898)
Proceeds from issuance of notes payable to related parties	—	—	—	4,982,169
Payments on notes payable to related parties	—	—	—	(1,329,885)

Net cash provided by financing activities	207,240,554	19,294,359	39,813,182	298,489,765

Net increase (decrease) in cash and cash equivalents	66,083,112	(4,673,452)	10,769,906	72,627,089
Cash and cash equivalents at beginning of period	6,543,977	11,217,429	447,523	—
Cash and cash equivalents at end of period	$72,627,089	$6,543,977	$11,217,429	$72,627,089

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

    At September 30, 1999, the Company had two bank term loans with outstanding principal totaling approximately $1,235,000, secured by all assets of the Company. The loans were payable in equal installments over 48 months, including interest at prime plus 0.5% and 0.25%, respectively. In February 2000, the Company paid the loans in full.

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

    The following table summarizes the Company's stock option activity:

	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding September 30, 1997	782,332	$5.66
Granted	193,834	$15.33
Exercised	(91,957)	$5.40
Canceled	(16,893)	$10.14

Outstanding September 30, 1998	867,316	$7.76
Granted	273,833	$12.61
Exercised	(230,333)	$3.75
Canceled	(54,125)	$15.10

Outstanding September 30, 1999	856,691	$9.93
Granted	1,094,644	$36.01
Options assumed under Cytovia, Inc. acquisition	187,128	$1.47
Exercised	(357,508)	$6.95
Canceled	(43,351)	$27.83

Outstanding September 30, 2000	1,737,604	$25.60

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

15.  LICENSES AND COLLABORATIVE AGREEMENTS

    The Company's strategy for development of its technologies includes the acquisition and the in-licensing of technologies, and the establishment of collaborative relationships with universities, governmental and other entities. In 1993, the Company entered into a technology transfer agreement with a European corporation pursuant to which the Company purchased intellectual property and patent rights related to its Ceplene™ cancer and infectious disease technology. The agreement included payments by the Company totaling $700,000 and required that the Company pay certain royalty obligations to an inventor of the technology based upon Company product revenues. In October 1999, the Company and the inventor entered a new royalty agreement under which, the Company agreed to pay $1,000,000 over three years in exchange for a reduced royalty rate. During the year ended September 30, 2000, the Company paid the inventor $200,000 in cash and $200,000 in common stock under the agreement. The remaining $600,000 is payable through fiscal year 2003.

    In August 2000, the Company entered into a collaboration agreement with Hoffmann-La Roche, Inc. and its affiliate (collectively, "Roche") to test Ceplene in combination with Roche's Pegasys® in four Phase 3 clinical trials and certain supporting trials. The collaboration is designed to support the regulatory approval of the combination of Ceplene and Pegasys for the treatment of hepatitis C and certain cancers. The agreement calls for Roche to undertake more than half of the costs associated with the clinical trials. Roche may terminate the agreement upon 30-day notice if Maxim fails to attain approval of Ceplene by June 30, 2002. Under the agreement, the Company agreed during the period of the collaboration not to conduct or support clinical trials of Ceplene in hepatitis C or the same cancers encompassed by the collaboration in combination with a pegylated interferon product other than Pegasys. The Company's aforementioned obligations regarding the conduct of specific clinical trials with other pegylated interferons is terminated in the event that Roche does not achieve U.S. marketing approval of Pegasys by December 31, 2001, or fails to achieve certain market share goals after launch. In addition, before entering into an agreement granting a third party the rights to market Ceplene in any territory, the Company has agreed to allow Roche 45 days to elect to enter into an agreement with the Company under terms equivalent to those negotiated with the third party.

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

    In July 2000 the Company submitted a New Drug Application (NDA) to the FDA seeking approval to market Ceplene in the United States for the treatment of patients with advanced metastatic melanoma with liver metastases. In December 2000, the Oncologic Drugs Advisory Committee (ODAC) to the U.S. Food and Drug Administration (FDA) declined to recommend approval of Ceplene for the treatment of patients with advanced metastatic melanoma that have liver metastases. The Company will work with the FDA to develop a strategy, which may include additional clinical testing in melanoma patients with liver metastases, to support the approvability of this drug candidate.

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