Form 10-K, Exhibit 13
period 2001-09-30
MAXIM PHARMACEUTICALS INC
filed 2001-12-24
CIK 1013351

2001 ANNUAL REPORT

THERAPEUTIC CANDIDATES FOR LIFE-THREATENING DISEASES


We currently have Phase 1, Phase 2 and Phase 3 clinical studies in process as well as a broad range of preclinical research activities underway in our three platform technologies.

Maxim's research and development programs promise hope to patients most in need by undertaking the development of safe and effective product candidates that have the potential to extend survival while maintaining quality of life.

                                                                                   Phase 1/2      Phase 3
         INDICATION                                     RESEARCH    PRECLINICAL    CLINICAL      CLINICAL      MARKET
         ----------                 -                   --------    -----------    --------      --------      ------
Ceplene Technology:
    Oncology:
        Advanced Metastatic Melanoma                       C             C          C    C        C    P

        Acute Myelogenous Leukemia                         C             C          C    C        I    I

        Renal Cell Carcinoma                               C             C          C    I

    Hepatitis C                                            C             C          C    I

    Liver Disease                                          C             C          P

Topical Therapies:

    Radiation Dermatitis                                   I             I          P

    Oral Mucositis                                         I             I          P

    Apthous Stomatitis                                     I             I          P

Apoptosis Modulators:

    Oncology (Apoptosis Inducers)                          I             I

    Cardiovascular Disease (Apoptosis Inhibitors)          I             I



Completed = C         In Process = I           Planned = P

KEY 2001 MILESTONES - EXPANDING PIPELINE


Reported, in a keynote presentation at the European Oncology Conference, Phase 3 results of Ceplene in advanced metastatic melanoma demonstrating a statistically significant improvement in patient survival on an overall, intent-to-treat basis after 24 months of follow up.

Reported, in a podium session at the 52nd meeting of the American Association for the Study of Liver Diseases, the results of two completed clinical trials of Ceplene in hepatitis C, including a trial in naive patients suggesting a greater sustained viral response rate compared to rates reported for treatment with interferon-alpha alone.

Commenced Phase 2 trial of Ceplene in triple-drug combination therapy for the treatment of nonresponder hepatitis C patients, and entered into a collaboration agreement under which Schering Corporation will provide a substantial portion of the resources for the trial.

Reported, in keynote presentation at 5th World Conference on Melanoma, favorable quality of life and safety data from Ceplene Phase 3 trial in advanced metastatic melanoma.

Reported, at the American Heart Association conference, preclinical data for apoptosis inhibitor MX1013 demonstrating a greater than 50% reduction in infarct size (heart damage) in models of acute myocardial infarction.

Recruited additional key senior management and enhanced our capabilities in the areas of drug development, clinical operations, regulatory affairs, European operations and biostatistics.

LETTER TO SHAREHOLDERS


TO OUR SHAREHOLDERS, COLLABORATORS AND ASSOCIATES:

2001 was an important transitional year as we advanced the commercial development of each of our core technologies. Key among the many milestones was the October 2001 keynote presentation by researchers at an international oncology conference of the 24-month results from our Phase 3 advanced metastatic melanoma trial demonstrating a statistically significant improvement in survival for patients treated with Ceplene. Furthermore, in December 2001 we commenced a major international Phase 2 trial of Ceplene for the treatment of nonresponder hepatitis C patients, a trial for which Schering Corporation is providing substantial support. In addition, we have completed preparations to commence several clinical trials of our MaxDerm technology in early 2002.

The milestones achieved in 2001 highlight the breadth our product pipeline and give us high expectations for our therapeutic candidates. As illustrated in this report, we believe that the clinical foundation we established during the past year provides the opportunity for the achievement of a series of important commercialization and development milestones during 2002.

CONTINUING ADVANCEMENT IN HEPATITIS C

In 2001 we completed our 129-patient, Phase 2 hepatitis C trial in naive patients, and were pleased that the 72-week results showed a sustained complete viral response in patients treated with the combination of Ceplene and interferon-alpha that was more than double the rate of response commonly reported for patients treated with interferon-alpha alone.

Late in the year, we also completed a clinical study of Ceplene triple-drug therapy in hepatitis C patients who failed to respond to prior therapy (nonresponders). The final 72-week results from this study suggested that that triple-drug therapy with Ceplene may be safely advanced into larger-scale trials in hepatitis C. These two Ceplene studies were the subject of three presentations made by researchers at the American Society of Liver Disease meeting in November 2001, and these results provide the foundation for more advanced clinical testing of Ceplene in hepatitis C.

In December 2001, we advanced our hepatitis C development program by commencing a Phase 2 trial of Ceplene in triple-drug combination therapy for the treatment of nonresponder hepatitis C patients. We also entered into an agreement under which Schering Corporation will supply Peg-Intron(TM) and Rebetol(R) product and perform the viral testing for the Phase

2 study at no cost to Maxim, reducing our cost for the trial by approximately one half.

CEPLENE ONCOLOGY

We have moved forward from the delay encountered in early 2001 when we failed to gain U.S. approval for our initial New Drug Application for Ceplene for the treatment of advanced metastatic melanoma with liver metastases. Despite this delay, interest in Ceplene continued to grow in the global clinical and biomedical communities as evidenced by the selection of Ceplene clinical and research results for presentation at numerous scientific conferences. In October 2001, researchers reported 24-month data from our Phase 3 trial in advanced metastatic melanoma in a keynote presentation at the European Cancer Conference demonstrating a statistically significant increase in survival on an intent-to-treat basis for patients treated with Ceplene and IL-2. Ceplene data in melanoma was also selected for presentation at the World Health Organization 5th World Conference on Melanoma (a major conference held every four years), and clinical data in melanoma and renal cell carcinoma (kidney cancer) were presented at the American Society of Clinical Oncology (the largest U.S. oncology meeting).

We are pleased, that as our Phase 3 melanoma trial has matured with an additional year of patient follow up, the trial results have retained their strong statistical significance in the liver metastases population and also reached statistical significance in the overall intent-to-treat population of 305 patients. These data demonstrated a long-term benefit for those patients treated with the Ceplene/IL-2 combination in a population in need of a more effective treatment.

By the time you receive this report we will likely have started a second Phase 3 trial of the Ceplene/IL-2 combination in advanced metastatic melanoma with liver metastases, designed to support the approval of Ceplene in the United States and other markets. The positive response to the presentations of our clinical data at major global oncology conferences, as well as the interest expressed by leading clinicians in this new trial, make us confident that the melanoma clinical community is as dedicated as we are to make this a successful clinical trial in this deadly disease.

APOPTOSIS MODULATOR DEVELOPMENTS

During the year we substantially expanded the depth of our oncology pipeline by advancing the development of our apoptosis modulator compounds. In addition to preparing our own apoptosis inducer candidates for human clinical testing as anti-cancer agents, we have also collaborated with our partners Shire-BioChem and Celera Genomics to prepare our jointly developed compounds for the clinic. During the year we also received two Small Business Innovation and Research grants from the National Cancer Institute for our anti-cancer agents.

We also prepared our apoptosis inhibitor compounds for corporate partnering. Researchers presented preclinical results from our lead compound, MX1013, at the American Heart Association meeting in August 2001 demonstrating a greater than 50% reduction in infarct size (heart damage) in models of acute myocardial infarction.

RESEARCH  RESULTS  LEAD TO  EXPANDED  CLINICAL  DEVELOPMENT  IN LIVER  AND OTHER
DISEASES

The molecule histamine serves as the active agent for both our Ceplene and MaxDerm technologies. Expanded preclinical research reported in 2001, including research presented at the Society of Biological Therapy meeting in November 2001, illustrated histamine's ability to reduce oxidative stress, a key factor in many diseases. Other preclinical research completed during the year suggests that histamine may reduce or reverse damage to the liver. These results provide the impetus for our expansion into an important new area of clinical testing that will commence in early 2002, human clinical studies in nonalcoholic steatohepatitis (NASH), a prevalent liver disease. Also, pilot clinical studies of topical histamine, MaxDerm, are planned to commence in 2002 in radiation dermatitis, oral mucositis and aphthous stomatitis.

MAXIM TEAM AND RESOURCES

We believe that our strong financial resources and experienced management team provide a solid foundation for commercializing multiple products. During 2001 we attracted additional key senior management and enhanced our capabilities in areas important to our future success including drug development, clinical operations, regulatory affairs, European operations and biostatistics.

We are particularly pleased that Dr. Philippe Prokocimer has joined our executive management team as Vice President, Drug Development, heading up our extensive product development activities. Prior to joining us Dr. Prokocimer served as Vice President, Clinical Development, Regulatory Affairs and Operations for Aventis Pharmaceuticals.

Lastly, as highlighted by the breadth of scientific presentations illustrated throughout this report, our motivated team is assisted by a group of world-renowned scientific and clinical investigators.

                                    * * * * *

Maxim's research and development programs promise hope to patients most in need by developing safe and effective product candidates that have the potential to extend survival while maintaining quality of life. We look forward to reporting in 2002 the results of the substantial amount of research commenced during the last year. As we embark on Maxim's future, we thank our shareholders, collaborators, healthcare providers, patients and associates for their continued loyalty, interest and support. We all are very enthusiastic about 2002 and our future.

Sincerely,

Larry G. Stambaugh
Chairman and Chief Executive Officer

CEPLENE -- PREVENTING OXIDATIVE DAMAGE

A substantial body of research suggests that the immune system's ability to destroy virally infected or cancer cells is suppressed by oxygen free radicals released by certain immune cells. commonly referred to as oxidative stress. Oxidative stress, implicated in numerous diseases, causes tissue damage and can damage or destroy the liver in patients with hepatitis and other chronic liver diseases.

Ceplene, based on the naturally occurring molecule histamine, prevents the production and release of oxygen free radicals, thereby reducing oxidative stress. Accordingly, treatment with Ceplene has the potential to prevent or reverse damage induced by oxidative stress, thereby protecting critical cells and tissue, including immune cells.


                        The Objective of Ceplene Therapy

1. PREVENTING OXIDATIVE DAMAGE: Most acute and chronic liver diseases have oxidative damage as a common feature of their pathology. Phagocytic cells and Kupffer cells, types of white blood cell typically present in large quantities in virally infected liver tissue, release oxygen free radicals in response to infections or other factors. Research suggests that oxygen free radicals cause much of the cell damage in the liver common to hepatitis and other liver diseases. By preventing the production and release of oxygen free radicals by phagocytic and Kupffer cells, Ceplene may prevent and reverse oxidative damage to the liver.

2. REVERSING IMMUNE SUPPRESSION: In the case of cancer and hepatitis, the oxygen free radicals also induce apoptosis (programmed cell death) in human natural killer (NK) cells, T cells, and liver-type NK/T cells, all of which are critical immune cells with the ability to kill cancerous or virally infected cells. By preventing the production and release of oxygen free radicals, Ceplene may protect the NK, T, and liver-type NK/T cells. For the treatment of hepatitis and cancer, Ceplene is administered in combination with cytokines such as interferon and interleukin-2 (IL-2), proteins that stimulate these same immune cells.


[Insert Oxidative Stress Diagram]

Because Ceplene impacts basic immune functions, it has the potential to be used in a broad range of diseases in which oxidative stress plays an important role. More than 1,300 patients have participated in our 15 completed and ongoing clinical trials of Ceplene in life-threatening cancers and hepatitis. These trials have suggested that Ceplene can be safely administered by most patients in their own homes.

           Ceplene Data Presented at Key Global Scientific Conferences

During 2001 Ceplene was selected for presentation at a number of key oncology and liver disease conferences. The large number of scientific, peer-reviewed conferences reflect the growing awareness of the potential benefit Ceplene has demonstrated in clinical trials and of Ceplene's potential to prevent oxidative stress in a variety of diseases. Key presentations included:

European Cancer Conference (ECCO), October 2001, Lisbon, Portugal

o Sanjiv S. Agarwala, M.D., Associate Medical Director of the Melanoma Center at the University of Pittsburgh Cancer Institute, made a keynote presentation at the ECCO conference describing 24-month Phase 3 advanced metastatic melanoma results, including statistically significant increases in survival in the overall intent-to-treat population, and statistically significant survival increases in patients with liver metastases, visceral organ metastases, and ocular melanoma. Steven O'Day, M.D., Director of Medical Oncology at the John Wayne Cancer Center, Santa Monica, California, presented updated safety results from the Phase 3 study and a follow-on Phase 2 study and concluded that Ceplene may be safely administered at home.

52nd meeting of the American Association for the Study of Liver Diseases (AASLD), November 2001, Dallas, Texas

o Yoav Lurie, M.D., Head, Hepatitis Clinic, Liver Unit, Institute of Gastroenterology and Hepatology, Tel Aviv Souraski Medical Center, Israel presented Phase 2 and Phase 1 clinical trial results suggesting the feasibility and safety of Ceplene in the treatment of hepatitis C.

World Health Organization 5th World Conference on Melanoma, March 2001, Venice, Italy

o Dr. John Glaspy, Bower Oncology Center, University of California at Los Angeles presented Phase 3 quality-of-life data supporting the use of Ceplene in the treatment of advanced metastatic melanoma.

37th  meeting  of the  American  Society  of  Clinical  Oncology  (ASCO)  in San
Francisco

o Dr. Frede Donskov, of the Department of Oncology, Aarhus University Hospital, Denmark, presented favorable data from a Phase 2 trial of Ceplene in the treatment of metastatic renal cell carcinoma (kidney cancer).

16th Annual Society of Biological Therapy (SBT) Meeting, November 2001, Bethesda, Maryland

o Dr. Ana Romero, Sahlgrenska University Hospital, Goteborg, Sweden, presented preclinical study highlighting Ceplene's ability to protect critical immune cells commonly found in the liver against programmed cell death induced by oxidative stress, thereby preserving the ability of these immune cells to kill malignant cells and virally infected cells.

American Association for Cancer Research (AACR) Meeting, March 2001, New Orleans, Louisiana

o Dr. Kristoffer Hellstrand and Dr. Ana Romero of the Sahlgrenska University Hospital, Goteborg, Sweden presented the results of IN VITRO tests that expand the body of research regarding histamine's effects on the immune system and its potential contribution to immunotherapy.

In addition, the Ceplene U.S. Phase 3 results in melanoma have been accepted for publication in the January 2002 issue of the JOURNAL OF CLINICAL ONCOLOGY.

CEPLENE FOR ADVANCED METASTATIC MELANOMA

MALIGNANT MELANOMA IS THE MOST DEADLY FORM OF SKIN CANCER, AND IS ONE OF THE FASTEST-GROWING CANCERS IN THE DEVELOPED WORLD, PARTICULARLY AMONG YOUNGER PATIENTS. THERE ARE MORE THAN 100,000 NEW CASES OF MELANOMA AND 15,000 DEATHS FROM THE DISEASE EACH YEAR IN THE UNITED STATES, EUROPE AND AUSTRALIA.

In March 2000 we completed our U.S. Phase 3 trial (the "M01" trial) of the combination of Ceplene and IL-2 in the treatment of advanced metastatic melanoma. A total of 305 patients participated in this open-label, parallel group, controlled, multi-center Phase 3 trial designed to evaluate whether Ceplene improves the efficacy of IL-2, an immunotherapeutic agent already approved for the treatment of advanced metastatic melanoma.

In 2000 we sought FDA approval of Ceplene for the treatment of advanced metastatic melanoma with liver metastases based on the 12-month follow-up data from the Phase 3 M01 trial that were available at the time of submission of the New Drug Application. In January 2001, the FDA determined that this single study would not be adequate to support approval. Despite the FDA action, we were pleased with the trial results as this was the first time a significant survival benefit was shown in any published, large, controlled study in advanced metastatic melanoma with liver metastases -- a deadly disease that has a critical need for more effective therapies.

As the M01 trial has matured with an additional year of follow up, the Phase 3 data have retained their strong statistical significance in the liver metastases population and have also reached statistical significance in the overall intent-to-treat population of 305 patients. In October 2001, Dr. Agarwala made a keynote presentation at the ECCO conference describing updated results from the Phase 3 trial, including the following:

o The 24-month data for the intent-to-treat population of all advanced metastatic melanoma patients randomized into the M01 Phase 3 trial demonstrated a statistically significant improvement in survival for patients treated with the combination of Ceplene and IL-2 (p=0.046) compared to patients treated with IL-2 alone. Two-year survival rates were 18% for the patients treated with Ceplene and IL-2, and 10% for patients treated with IL-2 alone.

o The Ceplene/IL-2 combination significantly increased survival after 24 months of follow up in advanced metastatic melanoma patients with liver metastases (p=0.0028, n=129) and visceral disease (p=0.023, n=218).

o Dr. Agarwala also presented an analysis of 35 patients with ocular melanoma enrolled in the M01 trial and an ongoing Phase 2 trial (the "M0103 trial"). Ocular melanoma, the most common intra-ocular malignancy, metastasizes to the liver in about two-thirds of patients. Dr. Agarwala reported that the median survival for patients with ocular melanoma and liver metastases treated with Ceplene and IL-2 was 7.6 months compared to
      3.9 months for patients receiving IL-2 alone (p=0.0051).


24-MONTH DATA FROM U.S. PHASE 3 TRIAL DEMONSTRATES STATISTICALLY SIGNIFICANT IMPROVEMENT IN SURVIVAL IN OVERALL INTENT-TO-TREAT POPULATION

These results from the U.S. Phase 3 study were presented by Sanjiv S. Agarwala, M.D., Associate Medical Director of the Melanoma Center at the University of Pittsburgh Cancer Institute, in keynote presentation at the European Cancer Conference (ECCO) in Lisbon, Portugal

                       Patient Survival After Two Years

         All Patients Enrolled                   All Patients Enrolled
             in Study (ITT)                 in Study with Liver Metastases
                (N = 305)                              (N = 129)
                ---------                              ---------

              p = 0.046 (a)                         p = 0.0028 (a)


             18%          10%                     18%          3%

           Ceplene       IL-2                   Ceplene       IL-2
           + IL-2        Alone                   +IL-2        Alone


(a) Represents a statistically significant increase in survival. Survival duration was evaluated by comparing Kaplan-Meier survival curves using the unadjusted Log-Rank statistical method.

These updated results represent an improvement over the 12-month follow-up data presented in 2000 which demonstrated statistically significant survival in the patients that had liver metastases (unadjusted p=0.004), but for which the survival improvement for all patients had not reached statistical significance (p=0.125).

SAFETY AND QUALITY OF LIFE

In addition to the survival benefit suggested by the study results, another notable outcome of the M01 Phase 3 study was the fact that this survival benefit was achieved without additional clinically significant degradation in patient quality of life or additional toxicity. Also notable, for the first time in any large study, advanced-stage malignant melanoma patients were allowed to self-administer treatment at home.

At the November 2001 ECCO conference, Dr. Steven O'Day from the John Wayne Cancer Center presented safety data from 391 patients participating in the M01 U.S. Phase 3 trial as well as the Phase 2 M0103 trial. Safety and toxicity were assessed according to National Cancer Institute (NCI) Common Toxicity Criteria in all patients who received at least one dose of study drug. The conclusion of this assessment was that Ceplene does not add clinically significant grade 3 or 4 toxicity compared to IL-2 alone and may be safely administered in conjunction with a regimen of low-dose, subcutaneous IL-2.

APPROVAL STRATEGY

We have now completed or announced interim data from multiple clinical trials of Ceplene for the treatment of advanced metastatic melanoma in 500 patients, and each trial has shown a survival benefit associated with treatment with the combination of Ceplene and cytokines.

        TRIAL               DESCRIPTION                    PATIENTS    LOCATION
        -----               -----------                    --------    --------
      MM1/MM2           Phase 2 trials                       43        Europe
      MP-US-M01         Phase 3                              305       United States
      MP-MA-0103        Phase 2 advanced research            153       United States
                                                             ---
                                                             501

We believe that the need for an effective therapy in this population supports undertaking an additional trial to support approval. We expect to commence in January 2002 a Phase 3 trial based in the United States and Europe designed, in combination with the M01 study, to form the basis for approval in the United States and other countries.

MP-8899-0104 PHASE 3 TRIAL IN ADVANCED MALIGNANT MELANOMA WITH LIVER METASTASES

                                                       PROTOCOL
                                                 ---------------------                                   APPROXIMATE
                           STUDY                 TREATMENT     CONTROL         PRIMARY       ESTIMATED     NUMBER
  LOCATION               OBJECTIVE                 GROUP        GROUP         ENDPOINT      COMPLETION   OF PATIENTS
  --------               ---------                 -----        -----         --------      ----------   -----------
                                                                                                (a)          (b)
United States     Support regulatory approval     Ceplene       IL-2          Survival         2005          224
and Europe            in the U.S. and             + IL-2
                       other markets

(a) Projected date of trial completion is comprised of an estimated 18 months for patient enrollment, and an estimated 18-month follow up.

(b) Patients will be stratified for geographic region (North America vs. Europe), Serum LDH (greater or equal, or less than, upper limit of normal), and metastatic sites (liver vs. liver plus other sites)

CEPLENE IN OTHER CANCERS

ACUTE MYELOGENOUS LEUKEMIA - PHASE 3 TRIAL FULLY ENROLLED

Acute Myelogenous Leukemia (AML) is the most common form of acute leukemia in adults, and prospects for long-term survival are poor for the majority of patients. There are approximately 20,000 new cases and 14,000 deaths caused by AML each year in the United States and Europe.

A global, 320-patient Phase 3 trial of Ceplene and IL-2 is currently underway in 12 countries as a remission therapy for AML and is fully enrolled. The purpose of this study is to expand the potential use of Ceplene in key markets, and to potentially expand the labeling for the drug candidate if approval is received for the treatment of melanoma. The study is expected to be completed in late 2004.

RENAL CELL CARCINOMA - PHASE 2 TRIAL UNDERWAY

There are approximately 60,000 new cases annually of renal cell carcinoma (RCC), a deadly cancer of the kidneys, in the United States and Europe. Metastatic RCC often is resistant to radiation therapy and chemotherapy, and the disease results in more than 24,000 deaths each year.

In May 2001, researchers presented at the ASCO meeting the results from a Phase 2 trial of Ceplene in combination with interferon-alpha and IL-2 for the treatment of metastatic RCC. The 46 patients in the single-arm study treated with the Ceplene triple-drug combination achieved a median survival on an intent-to-treat basis of 16.3 months, compared to published reports suggesting approximately eight to ten months for these patients. Two randomized Phase 2 studies of the combination of Ceplene and IL-2 versus IL-2 alone in a total of 100 patients are currently underway.

HEPATOCELLULAR CARCINOMA - INCREASED EMPHASIS ON DISEASES OF THE LIVER

Recent research results, including the substantial improvements in survival suggested for metastatic melanoma patients with liver metastases treated with Ceplene, have led us to expand the clinical testing of Ceplene in diseases of the liver. Supporting these clinical results is the preclinical research presented during 2001 highlighting the Ceplene's ability to prevent immune suppression in NK cells and T cells induced by oxidative stress in the liver. We expect to commence in early 2002 a pilot study of Ceplene in the treatment of hepatocellular carcinoma (liver cancer). These patients have a very poor prognosis for survival, and there are approximately 32,000 new cases and 28,000 deaths caused by hepatocellular carcinoma each year in the United States and Europe.

HEPATITIS C

HEPATITIS C IS NOW THE LEADING BLOOD-BORNE INFECTION IN THE UNITED STATES. MORE THAN 4.5 MILLION PEOPLE ARE ESTIMATED TO BE INFECTED WITH HEPATITIS C IN THE U.S., WITH MORE THAN 200 MILLION INFECTED WORLDWIDE.

Hepatitis is a viral infection in which oxidative stress causes inflammation and tissue damage in the liver and, in many cases, permanent cirrhosis (scarring). The cycle of disease from infection to significant liver damage can take 20 years or more. Some experts estimate that without substantial improvements in treatment, deaths from hepatitis C will shortly surpass those from HIV.

The standard treatment for hepatitis C is interferon-alpha (IFN-(alpha)), an immunotherapeutic agent often given in combination with the anti-viral drug ribavirin. The most recent advance in hepatitis C therapy approved by the FDA is a pegylated, or sustained release, formulation of IFN-(alpha) given in combination with ribavirin. Even with recent advances, there is a substantial need for more effective treatment as approximately half of patients do not attain a sustained response with current therapies. In addition, the majority of patients that fail to respond to initial treatment will also fail to respond when retreated.

Our clinical development program for Ceplene in hepatitis C is designed to improve patient care through a triple-drug combination of Ceplene, pegylated interferon and ribavirin. A series of studies have been completed that provide the foundation for more advanced clinical testing of Ceplene in hepatitis C.

In 2001 we completed a 129-patient Phase 2, four-arm study of Ceplene in combination with IFN-(alpha) in the treatment of naive (previously untreated) chronic hepatitis C-infected patients. The study was designed to evaluate the safety and activity of four different dose regimens of Ceplene in combination with the standard dose (3 MIU three times per week) of IFN-(alpha). Patients were treated for up to 48 weeks, and then followed an additional 24 weeks to evaluate the primary measures of efficacy, reduction of viral load and normalization of liver function.

As of the 72-week end-of-trial evaluation date, 35% of all patients (intent-to-treat basis) treated with Ceplene and IFN-(alpha) achieved a complete sustained viral response. Published reports suggest that approximately 13% of hepatitis C patients attain a sustained viral response after treatment with IFN-(alpha) alone. In addition to the favorable results in the overall study, response rates achieved for the higher-risk genotype-1 patients also suggested a benefit for the Ceplene/IFN-(alpha) combination.

72-WEEK RESULTS FROM COMPLETED PHASE 2 HEPATITIS C STUDY HIGHLIGHT POTENTIAL BENEFIT OF TREATMENT WITH CEPLENE

Results from the 129-patient Phase 2 study were presented by Yoav Lurie, M.D., principal investigator in the study and Head, Hepatitis Clinic, Liver Unit, Institute of Gastroenterology and Hepatology, Tel Aviv Souraski Medical Center, Israel, at the 2001 American Association for the Study of Liver Diseases meeting.

          Sustained Complete Viral Response at 72-Weeks

     ALL PATIENTS ENROLLED              GENOTYPE-1 PATIENTS


           33%        13%                     29%         7%

          Ceplene  IFN-(alpha)               Ceplene   IFN-(alpha)
     + IFN-(alpha)    alone*              + IFN-(alpha)  alone*

*IFN-(alpha) monotherapy data from McHutchinson JG, et. al., New England Journal of Medicine vol. 339; pp. 1485-92.


In addition to the Phase 2 dose-ranging study, we completed a pilot safety study to evaluate the feasibility and safety of triple-drug treatment with Ceplene in combination with IFN-(alpha) and the anti-viral drug ribavirin in hepatitis C patients who were nonresponsive to prior therapy or relapsed after prior therapy. This trial was designed to support the advancement of triple-drug therapy with Ceplene into larger-scale trials in hepatitis C.

The results of this study were also presented at the 2001 AASLD conference. At 72 weeks, sustained complete viral response was observed in 28 percent (5/18) of patients who entered the study, and in 38 percent (5/13) of evaluable patients (patients who completed at least four weeks of therapy). No serious adverse events and no unexpected or irreversible side effects were reported in the Ceplene study. "This study met its objective by demonstrating that Ceplene can be safely administered in this triple-drug combination, and clearly shows that this triple-drug therapy is feasible in nonresponder patients," said Dr. Lurie.

ADVANCED CLINICAL TESTING IN HEPATITIS C

Ceplene has shown a broad potential in different hepatitis C-infected patient populations using multiple treatment regimens, setting the stage for more advanced development.

In December 2001 we commenced a randomized, controlled Phase 2 study designed to compare the treatment of nonresponder hepatitis C patients with a triple-drug combination of Ceplene and Schering Corporation's Peg-Intron(R) (peginterferon alfa-2b) and Rebetol(R) (ribavirin, USP) versus treatment with Peg-Intron and Rebetol combination therapy alone. Nonresponder patients represent the largest current unmet medical need in hepatitis C. To help facilitate this trial and reduce our costs, we entered into an agreement with Schering Corporation under which Schering will contribute the Peg-Intron and Rebetol product and perform the viral testing for the study at no cost to Maxim.

PHASE 2 TRIPLE-DRUG TRIAL IN NONRESPONDER HEPATITIS C PATIENTS
"STAHRT" (STUDY TO ASSESS HISTAMINE AND RESPONSE TO THE USE OF TRIPLE THERAPY)
          -     -  -      -             -                      -      -

                                                            PROTOCOL
                                                      -----------------------                                        ESTIMATED
                           STUDY                      TREATMENT       CONTROL           PRIMARY         ESTIMATED     NUMBER
  LOCATION               OBJECTIVE                      GROUP          GROUP           ENDPOINTS       COMPLETION   OF PATIENTS
  --------               ---------                      -----          -----           ---------       ----------   -----------
Europe           Evaluate whether Ceplene               Ceplene      Pegylated      Sustained viral &     2003          282
& Israel    improves treatment in combination         + pegylated   interferon +    biochemical (ALT)
          with pegylated interferon and ribavirin     interferon +   ribavirin          response
               in nonresponder HCV patients            ribavirin

We also expect to start in 2002 a Phase 2 study of the triple-drug combination of Ceplene, pegylated interferon and ribavirin in treatment-naive patients. Combined with the nonresponder study, this will establish a clinical program evaluating the combination of Ceplene and the current standard of care in two important hepatitis C populations.

CHRONIC LIVER DISEASES

CEPLENE HAS SHOWN THE POTENTIAL TO PREVENT OR INHIBIT OXIDATIVE STRESS, A CONDITION ASSOCIATED WITH MOST ACUTE AND CHRONIC LIVER DISEASES

The liver, the largest organ in the body, plays an important role in regulating numerous vital processes. This complex organ performs many functions essential to life, and you cannot live without it. In the United States alone, approximately 25 million people - 1 in every 10 - have been afflicted with chronic liver, bile duct or gallbladder diseases. In addition, approximately 26,000 of these patients die each year from chronic liver diseases.

In addition to hepatitis, some of the most common diseases of the liver include:

o Cirrhosis, a group of chronic liver diseases in which normal liver cells are damaged and replaced by scar tissue. A common cause of cirrhosis is excessive intake of alcohol. Alcoholic hepatitis in the severe form has a 65% mortality rate.o

o Fatty liver, the accumulation of fat in liver cells. Fat accumulates in the liver usually in connection with heavy use of alcohol, extreme weight gain or diabetes mellitus.

o Nonalcoholic steatohepatitis (NASH), a subset of fatty liver disease, is an inflammation of the liver associated with an increase of fat deposits in liver cells that may lead to severe liver damage and cirrhosis. NASH may occur in middle-aged, overweight, and often diabetic patients who do not drink alcohol.

PRECLINICAL MODELS

To examine the potential role of Ceplene in preventing oxidative damage in chronic liver diseases, Ceplene was studied in an alcohol-induced, liver-injury hepatitis model in rats. Animals were given ethanol (5g/kg) once daily for four weeks. Of the two groups of ethanol-fed animals, one group was not treated, while another group received Ceplene administered twice per day. Animals receiving ethanol but not treated with Ceplene developed steatosis, inflammation, and necrosis. In contrast, the results highlighted below suggest that Ceplene protects against early alcohol-induced liver injury in rats.

PLANNED CLINICAL TESTING IN CHRONIC LIVER DISEASE

As a result of the foundation represented by the above and other preclinical work, and the results we have seen in hepatitis C, we expect to commence in 2002 pilot testing of Ceplene in chronic liver diseases such as NASH and alcohol-induced hepatitis. We look forward to expanding the clinical testing of Ceplene in this and other chronic liver diseases to determine if Ceplene's ability to prevent oxidative stress can provide a clinical benefit to patients.

APOPTOSIS MODULATOR TECHNOLOGY PLATFORM

We have developed and are employing a proprietary high-throughput screening system that is targeted to the identification of compounds that can modulate programmed cell death, or apoptosis. Compounds that modulate apoptosis fall into two primary categories:

o    Compounds that INDUCE APOPTOSIS may serve as new drugs for cancer.

o Compounds that INHIBIT APOPTOSIS may form the basis for new drugs for a wide variety of disease targets, such as myocardial infarction, stroke, liver failure, sepsis, and other degenerative diseases.

Our high-throughput screening technology has generated a pipeline of compounds that have the potential to modulate apoptosis, including several drug candidates that have undergone extensive IN VITRO and IN VIVO testing.

HIGH-THROUGHPUT SCREENING ASSAYS

We identify promising compounds from large compound libraries using cell-based, High-Throughput Screening (HTS) assays by monitoring the activity of caspases, key enzymes that modulate and carry out the cellular signaling pathways involved in apoptosis. These HTS assays are able to monitor activation or inhibition of the caspase cascade inside a wide variety of living cells.

We believe that our cell-based HTS assays provide many advantages. Our technology platform consists of novel, fluorescent substrates and assay procedures that allow high-throughput, live-cell fluorescence screening assays for specific recognition of the activated form of any caspase of interest. This technology can be used to screen for caspase cascade activation or inhibition in any living cells or cell lines derived from any organ system in the body. In fact, our proprietary substrates allow screening for cell-type or cancer-cell specific compounds.

Using HTS, we have already screened hundreds of thousands of small molecule compounds and have discovered several classes of novel caspase activators/apoptosis inducers active in drug-resistant cancers. Furthermore, the assay has a high selectivity for therapeutically useful apoptosis inducers because, unlike many other oncology drug screens which rely on cell-kill or growth inhibition measurements, non-specific poisons are not detected by our assay.

APOPTOSIS INDUCERS - ANTI-CANCER CANDIDATES

One of the key obstacles hindering cancer therapy is the fact that many cancers are resistant to currently used chemotherapeutic agents. Cytotoxic (chemotherapeutic) drugs can trigger cancer cells to undergo apoptosis by re-activating the dormant caspase cascade. Most anti-cancer drugs work by activating the caspase cascade using the tumor suppressor gene p53; however over half of all tumors have mutations in which the p53 gene is inactive, thereby rendering the tumor resistant to chemotherapy. In addition, many cancer cells express gene products which suppress the caspase cascade or possess mechanisms that pump the cytotoxic drugs out of the cells, either of which slow the induction of apoptosis in the cancer cells.

Over the past several years we have employed our HTS assays to identify compounds that can overcome these resistance mechanisms and destroy cancer cells by activating the caspase cascade. This work has resulted in the identification of a portfolio of compound candidates that can initiate apoptosis even in cancer cells that have developed resistance to all currently used chemotherapeutic agents.

                   APOPTOSIS INDUCERS - ANTI-CANCER CANDIDATES




                                                                    DEVELOPMENT STATUS
                                         --------------------------------------------------------------------------------------
                                                             VALIDATED          IN-VIVO         DEVELOPMENT
            COMPOUND FAMILY                   HITS             LEAD               LEAD           CANDIDATE           IND
            ---------------                   ----             ----               ----           ---------           ---
            1.  BREAST CANCER SELECTIVE, NON-TUBULIN INHIBITOR
                        MX77356                X                X                   X
                        MX59003                X                X                   X
                        MX63844                X                X

            2.  BROAD RANGE ACTIVITY, NON-TUBULIN INHIBITOR (BREAST, CERVICAL, PROSTATE, COLORECTAL)
                        MX73936                X                X                   X
                        MX72086                X                X                   X

            3.  BROAD RANGE ACTIVITY, TUBULIN INHIBITOR
                        MX73883                X                X
                        MX69501                X                X

            4.  SHIRE-BIOCHEM COLLABORATION (INDICATIONS TO BE SELECTED)
                        MX2105 family          X                X                   X

            5.  CELERA-AXYS COLLABORATION (MULTIPLE CANDIDATES)
                        Axys compounds         X                X                   X
                        MX11697 family         X                X                   X

            6.  NATIONAL CANCER INSTITUTE
                         MX69501               X                X                   X


Anti-Cancer Corporate Collaborations

The breadth of development candidates identified thorough our HTS system affords us the opportunity to develop certain compounds ourselves, while still providing multiple opportunities for corporate partnering.

o In 2000 we licensed to Shire-BioChem our MX2105 family of anti-cancer compounds. The collaboration calls for Shire-BioChem to pay Maxim up to $55 million in licensing and milestones, as well as a royalty on product sales.

o We also have a collaboration with Celera Genomics under which we have screened 400,000 of Celera's' compounds and identified a number of "hits" (compounds which demonstrated the potential to have some anti-cancer effect). These compounds are currently under development by Celera, and we have the option to participate 50/50 in their commercialization upon commencement of human clinical trials.


APOPTOSIS INHIBITORS - CANDIDATES FOR CARDIOVASCULAR AND OTHER DEGENERATIVE DISEASES

Our caspase inhibitor technology platform consists of several unique compound families, totaling approximately 150 compounds. Our objective is to commence the licensing of these compounds in 2002.

We are also pursuing the development of a number of rationally designed caspase enzyme inhibitors, including MX1013. Results of preclinical studies of MX1013 were presented at the American Heart Association Meeting in August 2001. The results suggested that MX1013 was effective in preventing apoptosis in animal models of myocardial infarction, stroke and hepatitis, including a greater than 50% reduction in infarct size (heart damage) in two myocardial infarction models. Furthermore, in a rat middle cerebral artery occlusion reperfusion brain ischemia model, an intravenous bolus of MX1013 followed by infusion after occlusion resulted in a 50% reduction of mean brain infarct volume. MX1013 has also been shown to be highly active in preclinical models of acute liver failure associated with FAS-induced hepatitis and sepsis.

TOPICAL THERAPIES

The MaxDerm technology and pipeline of potential products is based on research on the active molecule, histamine, underlying Ceplene. The MaxDerm discovery may be able to address the underlying mechanisms that cause many topical disorders and may enhance the cellular immune response, reduce inflammation, and enhance the wound healing process. This discovery is novel and differs from the anti-viral, pain relieving and anti-bacterial approaches underlying many existing and proposed treatments.

Small pilot, randomized, blinded, placebo-controlled trials have been conducted by independent researchers in more than 75 patients with oral mucositis, herpes labialis (cold sores), burns, decubitus ulcers, shingles, and conjunctivitis. Patients experienced improved healing times when treated with topical histamine gels compared to a placebo control.

A pilot study of topical histamine gels was conducted in 18 patients with herpes labialis (cold sores). In the randomized, blinded study, patients with herpes labialis treated with the gel containing the highest concentration of histamine demonstrated a nearly complete (>99%) improvement of their lesions following only four days of administration. Patients treated with the placebo, conversely, experienced an increase in mean lesion size during the study period.


                                                   MAXDERM IN THE TREATMENT OF
                                                   HERPES LABIALIS (COLD SORES)


                                PLACEBO                                                                    HIGH-DOSE MAXDERM
                      (INCREASE IN LESION SIZE)        LOW-DOSE MAXDERM       MEDIUM-DOSE MAXDERM     (DECREASE IN LESION SIZE)
TREATMENT GROUP                   0%                           43%                       61%                      98%


A second medical condition in which the topical histamine technology has been evaluated is in oral mucositis (stomatitis), a common and debilitating condition caused by the treatment of cancer patients with chemotherapy or radiation. In a small pilot human study, nine patients with oral mucositis were randomized and treated with one of two doses of a histamine gel or a placebo. The patients treated with histamine gel experienced complete healing of lesions in a mean time of three to four days, depending upon the dosage. Patients treated with the placebo experienced no reduction in lesions during the treatment period. Patients treated with histamine gel also reported a reduction in the discomfort associated with eating and drinking.

We are preparing to commence in 2002 pilot clinical studies of a topical histamine gel in the following indications:

o Radiation dermatitis, a painful side effect of radiation therapy for certain cancers,

o    Oral mucositis

o    Aphthous stomatitis (canker sores).

                         OUR GOAL: IMPROVE PATIENT CARE


CURRENT POSITION

Maxim is a global bio-pharmaceutical company with a diverse pipeline of therapeutic candidates for life-threatening cancers and hepatitis.

Our innovative technologies, strong financial resources and experienced management provide a solid foundation for commercializing multiple products.

OUTLOOK

Maxim's research and development programs offer hope to patients by developing safe and effective therapeutic candidates that have the potential to extend survival while maintaining quality of life.

Our extensive pipeline also presents a near- and longer-term financial opportunity with superior upside potential.

PEOPLE

Maxim has attracted an experienced international management group and a team of employees dedicated to commercializing life-enhancing therapeutic candidates.

Joining his motivated team in its mission are world-renowned scientific and clinical investigators and major pharmaceutical development partners.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY)

         THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING PLANS FOR THE DEVELOPMENT AND COMMERCIALIZATION OF THE COMPANY'S DRUG CANDIDATES AND FUTURE CASH REQUIREMENTS. SUCH STATEMENTS ARE ONLY PREDICTIONS AND THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED OR PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO DIFFERENCES INCLUDE THE RISK THAT THE COMPANY WILL NOT OBTAIN APPROVAL TO MARKET ITS PRODUCTS, THE RISK THAT PRODUCTS THAT APPEARED PROMISING IN EARLY RESEARCH AND CLINICAL TRIALS DO NOT DEMONSTRATE EFFICACY IN LARGER-SCALE CLINICAL TRIALS, THE RISK THAT CLINICAL TRIALS MAY NOT COMMENCE WHEN PLANNED, THE NEED FOR ADDITIONAL FUNDS AND THE UNCERTAINTY OF ADDITIONAL FUNDING, AND DEPENDENCE ON COLLABORATIVE PARTNERS. THESE FACTORS AND OTHERS ARE MORE FULLY DESCRIBED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2001.

OVERVIEW

         During the periods encompassed by this Annual Report, Maxim Pharmaceuticals, Inc. ("Maxim" or the "Company") has devoted substantially all of its resources to its Ceplene(TM) (histamine dihydrochloride) and MaxDerm(TM) product development programs. In June 2000, the Company acquired Cytovia, Inc. ("Cytovia") for $77.6 million in common stock. As a result of the acquisition of Cytovia, the Company has also undertaken research and development efforts relating to apoptosis modulator drug candidates. The Company conducts its research and other product development efforts through a combination of internal efforts and collaborative programs with universities, other clinical research sites, contract research organizations and pharmaceutical companies. Oversight of all external and collaborative programs is conducted by the Company's executive officers and other staff located primarily at its headquarters in San Diego, California.

         Maxim's drug candidates are in the development stage, and the generation of revenue from product sales is dependent upon approval by the U.S. Food and Drug Administration ("FDA") and international regulatory agencies. The Company expects to continue to incur losses at least over the next several years as it continues its research and development activities, particularly those relating to Phase 3 and Phase 2 clinical trials of Ceplene, and earlier-stage clinical trials and other research related to the apoptosis modulator and MaxDerm technologies. Losses may fluctuate from quarter to quarter, and such fluctuations may be substantial as a result of, among other factors, the number and timing of clinical trials conducted, the funding, if any, provided as a result of corporate collaborations, the results of clinical testing, and the timing of FDA or international regulatory approvals. There can be no assurance that the Company will successfully develop, commercialize, manufacture or market its products or ever achieve or sustain product revenues or profitability.

RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 2001, 2000 and 1999

         COLLABORATION AND RESEARCH REVENUE--For the year ended September 30, 2001, collaboration and research revenue totaled $3,247,000 compared to $1,385,000 for the year ended September 30, 2000 and $1,078,000 for the year ended September 30, 1999. The increases for the years ended September 30, 2001 and 2000 were primarily the result of an increase in license fees and research revenues associated with the licensing of the Company's MX2105 series of apoptosis inducer anti-cancer compounds to Shire-BioChem.

         RESEARCH AND DEVELOPMENT EXPENSES--For the year ended September 30, 2001, research and development expenses were $32,034,000, a decrease of $4,353,000 or 12% from the prior year. This decrease was primarily due to the completion of several large clinical trials of Ceplene, including a Phase 3 trial in advanced metastatic melanoma and a Phase 2 trial in hepatitis C. Two other Phase 3 Ceplene cancer trials reached a follow-up stage where ongoing costs were less than in prior periods. The decrease in clinical trial costs were partially offset by an increase in research costs related to the apoptosis modulator technology platform. For the year ended September 30, 2000, research and development expenses were $36,387,000, consistent with the $36,638,000 in expenses for the prior year.

         MARKETING AND BUSINESS DEVELOPMENT--Marketing and business development expenses for the year ended September 30, 2001 were $9,006,000, an increase of $3,879,000 or 76% over the same period in the prior year. This increase was due to an increase in marketing and sales management personnel and other premarketing activities associated with the potential U.S. market launch of Ceplene. The market launch of Ceplene was originally anticipated for the first half of 2001. The potential launch was delayed to a future period after the FDA declined to approve the use of Ceplene for its most advanced development program, the treatment of patients with advanced metastatic melanoma that have liver metastases, until a second Phase 3 clinical trial is completed. Marketing and business development expenses for the year ended September 30, 2000 were $5,127,000, an increase of $3,444,000, or 205%, over the same period of the prior year which resulted from the build up of marketing and sales management personnel and other premarketing activities associated with the planned market launch of Ceplene.

         GENERAL AND ADMINISTRATIVE EXPENSES--For the year ended September 30, 2001, general and administrative expenses were $6,933,000, an increase of $2,454,000 or 55% over the same period in the prior year. This increase was primarily due to the increase in payroll and related costs associated with additional personnel to support our expanded operations and increased legal and other costs related to the shareholder litigation. For the year ended September 30, 2000, general and administrative expenses were $4,479,000, an increase of $1,598,000, or 55%, over the prior year. This increase was due primarily to the expansion of information systems and additional support personnel associated with the Company's expanded operations, and increased corporate communication requirements associated with the release of key clinical data during the year.

         AMORTIZATION OF GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLE ASSETS--Amortization of goodwill and other acquisition related intangible assets for the year ended September 30, 2001 totaled $2,211,000 compared to $745,000 for the prior year. The amortization expense relates to the goodwill and other intangible assets recorded as a result of the June 2000 acquisition of Cytovia. The current year increase was a result of the recognition of a full year of amortization during the year ended September 30, 2001, while amortization was recognized for only a partial year for the year ended September 30, 2000. There was no such amortization recognized during the year ended September 30, 1999.

         PURCHASED IN-PROCESS TECHNOLOGY--Purchased in-process technology of $42,300,000 for the year ended September 30, 2000 resulted from the acquisition of Cytovia. There was no such expense for the current year. Purchased in-process technology was expensed upon acquisition because, for certain Cytovia technology, technological feasibility had not been established, and no alternative uses existed. The value of in-process technology was calculated by identifying research projects in areas for which technological feasibility had not been established, estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from such products, discounting the net cash flows to present value, and applying the reduced percentage completion of the projects thereto.

         INVESTMENT INCOME--Investment income was $9,794,000 for the year ended September 30, 2001, an increase of $1,708,000 or 21% over the same period in the prior year. Investment income was $8,086,000 for the year ended September 30, 2000, an increase of $7,063,000, or 690%, from the prior year. Both of these increases were a result of interest earned on the proceeds of the follow-on public offering completed in February 2000 and a preferred stock offering completed in November 1999.

         NET LOSS APPLICABLE TO COMMON STOCK--Net loss for the year ended September 30, 2001 totaled $37,323,000, a decrease of $45,179,000 or 55%, from the prior year. The decrease in net loss was primarily due to the fact that the prior year results included a $42,300,000 write-off of purchased in-process technology related to the acquisition of Cytovia, and the fact that research and development expenses were lower in the current year. Net loss for the year ended September 30, 2000 totaled $82,502,000, an increase of $42,793,000 or 108%, over the prior year, primarily due to the write-off of purchased in-process technology described above. Net loss per share of common stock for the year ended September 30, 2001 was $1.61, a decrease of $2.97 or 65% over the prior year, due to the decrease in net loss for the year, and an increase in the number of shares of common stock outstanding. Net loss per share of common stock for the year ended September 30, 2000 was $4.58, an increase of $0.64, or 16%, over the prior year, due to the increase in net loss for the year offset partially by an increase in the number of shares of common stock outstanding.

LIQUIDITY AND CAPITAL RESOURCES

         The Company, as a development stage enterprise, anticipates incurring substantial additional losses at least in the near future as it continues to expend substantial amounts on its ongoing and planned clinical trials and its expanded efforts related to its other research and development efforts, including the apoptosis modulator program acquired as part of the Cytovia purchase. The Company has financed its operations primarily through the sale of its equity securities, including an initial public offering in 1996, an international follow-on public offering in 1997, private offerings of preferred stock in July and November 1999, and a follow-on public offering in February 2000 that provided total net proceeds of approximately $294 million.

         As of September 30, 2001, the Company had cash, cash equivalents and investments totaling approximately $146.6 million. For the years ended September 30, 2001, 2000 and 1999, net cash used in the Company's operating activities was approximately $38.9 million, $36.9 million, and $36.0 million, respectively. The Company's cash requirements may fluctuate in future periods as it conducts additional research and development activities including clinical trials, other research and development activities, and efforts associated with the commercial launch of any products that are approved for sale by government regulatory bodies. Among the activities that may result in an increase in cash requirements are the scope and timing of the Phase 3 and Phase 2 Ceplene cancer and hepatitis C clinical trials currently underway or planned, and earlier-stage clinical trials and other research related to the apoptosis modulator and MaxDerm technologies. Other factors that may impact the Company's cash requirements include the results of clinical trials, the scope of other research and development activities, the time required to obtain regulatory approvals, costs associated with defending certain lawsuits currently pending against the Company, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, the ability to establish marketing alliances and collaborative arrangements and the cost of internal marketing activities. As a result of these factors, it is difficult to predict accurately the timing and amount of future cash requirements.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The Company's exposure to market risk is principally confined to its cash equivalents and investments that have maturities of less than three years. The Company maintains a non-trading investment portfolio of investment grade, liquid debt securities that limits the amount of credit exposure to any one issue, issuer or type of instrument. The securities in its investment portfolio are not leveraged, are classified as available-for-sale and are therefore subject to interest rate risk. The Company currently does not hedge interest rate exposure. A hypothetical 10 percent change in interest rates during the year ended September 30, 2001 would have resulted in approximately a $979,000 change in net loss. The Company has not used derivative financial instruments in its investment portfolio.

IMPACT OF INFLATION

         The impact of inflation on the operations of the Company for the years ended September 30, 2001, 2000, and 1999 was not material.

NEW ACCOUNTING PRONOUNCEMENTS

         In July 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must satisfy to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may no longer be accounted for separately. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of".

         Maxim adopted the provisions of SFAS No. 141 immediately and will elect early adoption of SFAS No. 142 on October 1, 2001. SFAS No. 141 will require upon adoption of SFAS No. 142, that Maxim evaluate its existing intangible assets and goodwill that were acquired in the Cytovia acquisition, and make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. Upon adoption of SFAS No. 142, Maxim will be required to reassess the useful lives and residual values of all intangible assets acquired in the Cytovia acquisition, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, similar to goodwill, to the extent an intangible asset is identified as having an indefinite useful life, Maxim will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

         Due to the extensive effort required to comply with adopting SFAS No. 141 and No. 142, it is not practicable to reasonably estimate the impact of adopting these Statements on Maxim's financial statements at the date of this report, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.

         In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and for the associated asset retirement costs. The standard applies to tangible long-lived assets that have a legal obligation associated with their retirement that results from the acquisition, construction or development or normal use of the asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the remaining life of the asset. The liability is accreted at the end of each period through charges to operating expense. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of this statement is not expected to have a material impact on the Company's consolidated financial statements.

         In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", it retains many of the fundamental provisions of SFAS No. 121, including the recognition and measurement of the impairment of long-lived assets to be held and used, and the measurement of long-lived assets to be disposed of by sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The adoption of this statement is not expected to have a material impact on the Company's consolidated financial statements.

SELECTED FINANCIAL DATA


Selected financial data in thousands except per share data


                                                                        YEAR ENDED SEPTEMBER 30
                                                         2001           2000           1999           1998           1997
                                                         ----           ----           ----           ----           ----
SELECTED STATEMENTS OF OPERATIONS DATA:
         Research and development expenses            $32,034        $36,387        $36,638        $20,147         $5,353
         Net loss applicable to common stock           37,323         82,502        (39,709)       (21,855)        (6,895)
         Net loss per share of common stock             (1.61)         (4.58)         (3.94)         (2.37)         (1.03)
         Weighted average shares outstanding           23,220         18,018         10,079          9,215          6,671


                                                                          AS OF SEPTEMBER 30
                                                         2001           2000           1999           1998           1997
                                                         ----           ----           ----           ----           ----
SELECTED BALANCE SHEET DATA:
         Cash, cash equivalents and investments      $146,560       $190,365        $17,942        $35,769        $12,160
         Total assets                                 190,756        232,994         24,515         42,022         15,858
         Long-term debt and lease obligations           1,760            698            908            977            555
         Deficit accumulated during the
           development stage                         (196,725)      (159,402)       (81,913)       (42,687)       (20,832)
         Stockholders' equity                         180,647        215,949         10,843         31,116         13,393

CONSOLIDATED BALANCE SHEETS

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES  (A DEVELOPMENT STAGE COMPANY)


                                                                                                          AS OF SEPTEMBER 30
                                                                                                     2001                 2000
                                                                                               -------------          -------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                                                    $  20,438,726          $  72,627,089
  Short-term investments in marketable securities, available for sale                            122,121,280            117,737,740
  Accrued interest and other current assets                                                        4,602,335              5,196,642
                                                                                               -------------          -------------
   Total current assets                                                                          147,162,341            195,561,471

Restricted cash and cash equivalents                                                               4,000,000                     --
Property and equipment, net                                                                        6,071,664              4,033,242
Patents and licenses, net                                                                          1,957,502              1,386,091
Note receivable from officer                                                                       3,011,709                     --
Goodwill and intangible assets, net                                                               28,179,466             31,624,827
Deposits and other assets                                                                            373,656                388,435
                                                                                               -------------          -------------
    Total assets                                                                               $ 190,756,338          $ 232,994,066
                                                                                               =============          =============


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                                                             $   2,726,643          $   6,965,689
  Accrued expenses                                                                                 3,781,078              6,352,326
  Notes payable                                                                                      214,008                238,894
  Current installments of obligations under capital leases                                           389,127                404,031
  Current portion of long-term debt                                                                  395,464                     --
  Deferred revenue                                                                                   843,750              1,541,667
                                                                                               -------------          -------------
    Total current liabilities                                                                      8,350,070             15,502,607

Long-term debt                                                                                     1,450,036                     --
Obligations under capital leases, excluding current installments                                     309,631                698,218
Deferred revenue                                                                                          --                843,750
Commitments and contingencies

STOCKHOLDERS' EQUITY:
  Convertible preferred stock, $.001 par value, 5,000,000
   shares authorized; zero shares issued and outstanding
   at September 30, 2001 and 2000                                                                         --                     --
  Common stock, $.001 par value,  40,000,000 shares authorized;
   23,252,457 and 23,115,749 shares issued and outstanding at
   September 30, 2001 and 2000, respectively                                                          23,253                 23,116
  Additional paid-in capital                                                                     376,410,576            375,475,441
  Deficit accumulated during the development stage                                              (196,725,305)          (159,402,020)
  Accumulated other comprehensive income (loss)                                                      938,077               (147,046)
                                                                                               -------------          -------------
    Total stockholders' equity                                                                   180,646,601            215,949,491
                                                                                               -------------          -------------
      Total liabilities and stockholders' equity                                               $ 190,756,338          $ 232,994,066
                                                                                               =============          =============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF OPERATIONS

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY)

                                                                                                                    From Inception
                                                                                                                  (October 23, 1989)
                                                                             Year Ended September 30                    Through
                                                               2001                2000               1999        September 30, 2001
                                                          -------------       -------------       -------------   ------------------

Collaboration and research revenue                        $   3,246,620       $   1,384,617       $   1,077,800       $   8,835,788

Operating expenses:

  Research and development                                   32,034,085          36,387,151          36,637,714         140,560,022
  Marketing and business
   development                                                9,005,989           5,126,930           1,682,664          17,741,692
  General and administrative                                  6,932,768           4,478,665           2,880,647          26,303,023
  Amortization of goodwill and other
   acquisition-related intangible assets                      2,210,865             744,570                  --           2,955,435
  Purchased in-process technology                                    --          42,300,000                  --          42,300,000
                                                          -------------       -------------       -------------   ------------------
   Total operating expenses                                  50,183,707          89,037,316          41,201,025         229,860,172
                                                          -------------       -------------       -------------   ------------------
 Loss from operations                                       (46,937,087)        (87,652,699)        (40,123,225)       (221,024,384)

 Other income (expense):
  Investment income                                           9,793,782           8,085,836           1,023,013          22,364,988
  Gain on sale of assets                                             --           2,146,502                  --           4,434,976
  Interest expense                                             (177,007)            (91,615)           (146,056)         (2,485,150)
  Other income (expense)                                         (2,973)             22,930              19,918             (15,735)
                                                          -------------       -------------       -------------   ------------------
   Total other income                                         9,613,802          10,163,653             896,875          24,299,079
                                                          -------------       -------------       -------------   ------------------

Net loss before preferred stock dividends                   (37,323,285)        (77,489,046)        (39,226,350)       (196,725,305)

Dividends on preferred stock                                         --           5,012,839             482,844           5,495,683
                                                          -------------       -------------       -------------   ------------------

Net loss applicable to common stock                       $ (37,323,285)      $ (82,501,885)      $ (39,709,194)  $    (202,220,988)
                                                          -------------       -------------       -------------   ------------------

Basic and diluted net loss per share of
 common stock                                             $       (1.61)      $       (4.58)      $       (3.94)
                                                          -------------       -------------       -------------

Weighted average shares outstanding                          23,219,564          18,018,317          10,078,765
                                                          -------------       -------------       -------------


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOWS

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY)

                                                     YEAR ENDED SEPTEMBER 30, 2000
                                         -----------------------------------------------------      FROM INCEPTION
                                                                                                  (OCTOBER 23, 1989)
                                                                                                       THROUGH
                                             2001                2000                 1999        SEPTEMBER 30, 2001
                                         ------------   -----------------------   ------------   --------------------
OPERATING ACTIVITIES:
Net loss                                 $(37,323,285)       $(77,489,046)        $(39,226,350)         $(196,725,305)
Adjustments to reconcile net loss to
  net cash used in operating
  activities:
  Depreciation and amortization             4,191,337           1,629,374              678,908              7,951,072
  Stock contributions to 401(k) plan          195,048             100,878               72,485                395,018
  Stock-based compensation                    228,502             425,060               90,943              1,272,687
  Loss on disposal of property and
    equipment                                  66,222               6,895                2,922                283,403
  Gain on sale of assets                           --          (2,146,502)                  --             (2,146,502)
  Purchased in-process technology                  --          42,300,000                   --             44,946,166
  Loss on write off of patents                     --              37,661              144,318                444,241
  Amortization of premium on
    investments                                    --                  --              249,340                535,285
  Cumulative effect of reorganization              --                  --                   --              1,152,667
  Gain on sale of subsidiary                       --                  --                   --             (2,288,474)
  Other                                            --                  --                   --               (283,658)
  Changes in operating assets and
    liabilities:
    Accrued interest and other current
      assets                                  868,136          (2,017,064)              85,697             (3,362,052)
    Deposits and other assets                  14,779             (45,488)            (462,077)              (869,746)
    Accounts payable                       (4,239,046)         (2,216,386)            (923,999)             1,635,399
    Accrued expenses                       (1,336,751)            168,526            3,255,654              2,483,291
    Deferred revenue                       (1,541,667)          2,385,417                   --                843,750
                                         ------------        ------------         ------------          -------------
      Net cash used in operating
        activities                        (38,876,725)        (36,860,675)         (36,032,159)          (143,732,758)
INVESTING ACTIVITIES:
Purchases of marketable securities       (105,945,477)       (133,809,087)         (20,756,917)          (321,993,598)
Sales and maturities of marketable
  securities                              102,647,000          28,429,901           33,591,000            201,312,951
Purchases of property and equipment        (3,917,903)         (1,577,963)            (252,560)            (8,459,707)
Additions to patents and licenses            (738,627)           (430,559)            (517,175)            (4,394,148)
  Net proceeds from sale of assets                 --           2,955,000                   --              3,451,555
Cash acquired in acquisition of
  business                                         --             135,941                   --              1,121,297
                                         ------------        ------------         ------------          -------------
  Net cash (used in) provided by
    investing activities                   (7,955,007)       (104,296,767)          12,064,348           (128,961,650)
FINANCING ACTIVITIES:
Net proceeds from issuance of common
  stock and exercise of stock options
  and warrants                                511,722         186,515,933            1,082,881            253,232,376
Net proceeds from issuance of preferred
  stock                                            --          22,551,507           18,259,001             41,298,008
Payment of preferred stock dividends               --            (302,361)                  --               (302,361)
Proceeds from issuance of notes payable
  and long-term debt                        1,845,500                  --              444,435              8,277,578
Payments on notes payable and capital
  lease obligations                          (702,206)         (1,524,525)            (491,958)            (6,013,104)
Loan to officer                            (3,011,709)                 --                   --             (3,011,709)
Restricted cash                            (4,000,000)                 --                   --             (4,000,000)
Proceeds from issuance of notes payable
  to related parties                               --                  --                   --              4,982,169
Payments on notes payable to related
  parties                                          --                  --                   --             (1,329,885)
                                         ------------        ------------         ------------          -------------
  Net cash (used in) provided by
    financing activities                   (5,356,693)        207,240,554           19,294,359            293,133,072

Effect of exchange rate changes on cash            62                  --                   --                     62
                                         ------------        ------------         ------------          -------------
Net increase (decrease) in cash and
  cash equivalents                        (52,188,363)         66,083,112           (4,673,452)            20,438,726

Cash and cash equivalents at beginning
  of period                                72,627,089           6,543,977           11,217,429                     --
                                         ------------        ------------         ------------          -------------

Cash and cash equivalents at end of
  period                                 $ 20,438,726        $ 72,627,089         $  6,543,977          $  20,438,726
                                         ------------        ------------         ------------          -------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY)

                                                                                                    SUBSCRIPTION        OTHER
                         PREFERRED STOCK         COMMON STOCK         ADDITIONAL                     RECEIVABLE/    COMPREHENSIVE
                       -------------------   ---------------------     PAID-IN       ACCUMULATED      DEFERRED          INCOME
                        SHARES     AMOUNT      SHARES      AMOUNT      CAPITAL         DEFICIT      COMPENSATION        (LOSS)
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------
Balance at October
  23, 1989
  (inception)                --    $  --             --   $    --    $         --   $          --     $      --       $       --

Issuance of common
  stock at $.001             --       --          1,000     8,029              --              --            --               --

Net income                   --       --             --        --              --              44            --               --
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------
Balance at December
  31, 1989                   --       --          1,000     8,029              --              44            --               --

Net income                   --       --             --        --              --             751            --               --
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------
Balance at December
  31, 1990                   --       --          1,000     8,029              --             795            --               --

Net income                   --       --             --        --              --             272            --               --
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------
Balance at December
  31, 1991                   --       --          1,000     8,029              --           1,067            --               --

Additional funding           --       --             42        --       1,259,249              --            --               --

Net loss                     --       --             --        --              --      (2,445,184)           --               --
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------
Balance at December
  31, 1992                   --       --          1,042     8,029       1,259,249      (2,444,117)           --               --

Net effect of
  reorganization and
  issuance of common
  stock to account
  for reverse
  acquisition                --       --        181,371    (7,847)         53,002      (1,197,822)           --               --

Net loss                     --       --             --        --              --      (4,238,731)           --               --
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------
Balance at September
  30, 1993                   --       --        182,413       182       1,312,251      (7,880,670)           --               --

Issuance of common
  stock at $60 per
  share for
  consulting and
  professional
  services                   --       --          1,098         1          65,999              --            --               --

Issuance of Series A
  preferred stock for
  cash at $3.00 per
  share                 250,000      250             --        --         487,250              --            --               --


                          TOTAL
                       ------------
Balance at October
  23, 1989
  (inception)          $         --
Issuance of common
  stock at $.001              8,029
Net income                       44
                       ------------
Balance at December
  31, 1989                    8,073
Net income                      751
                       ------------
Balance at December
  31, 1990                    8,824
Net income                      272
                       ------------
Balance at December
  31, 1991                    9,096
Additional funding        1,259,249
Net loss                 (2,445,184)
                       ------------
Balance at December
  31, 1992               (1,176,839)
Net effect of
  reorganization and
  issuance of common
  stock to account
  for reverse
  acquisition            (1,152,667)
Net loss                 (4,238,731)
                       ------------
Balance at September
  30, 1993               (6,568,237)
Issuance of common
  stock at $60 per
  share for
  consulting and
  professional
  services                   66,000
Issuance of Series A
  preferred stock for
  cash at $3.00 per
  share                     487,500

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY)

                                                                                                    SUBSCRIPTION        OTHER
                         PREFERRED STOCK         COMMON STOCK         ADDITIONAL                     RECEIVABLE/    COMPREHENSIVE
                       -------------------   ---------------------     PAID-IN       ACCUMULATED      DEFERRED          INCOME
                        SHARES     AMOUNT      SHARES      AMOUNT      CAPITAL         DEFICIT      COMPENSATION        (LOSS)
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------
Issuance of common
  stock to convert
  bridge debt
  financing at prices
  from $52.50 to $75
  per share                  --       --        112,440       113       5,933,894              --            --               --

Net loss                     --       --             --        --              --      (2,432,623)           --               --
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------
Balance at September
  30, 1994              250,000      250        295,951       296       7,799,394     (10,313,293)           --               --

Issuance of common
  stock at $3.00 per
  share upon
  conversion of debt         --       --        553,254       553       1,659,210              --            --               --

Issuance of common
  stock pursuant to
  anti-dilutive
  provisions in
  previous bridge
  debt financing             --       --      1,137,343     1,137          (1,137)             --            --               --

Issuance of common
  stock at $3.00 per
  share for
  subscription
  receivable                 --       --        103,667       104         310,896              --      (311,000)              --

Net loss                     --       --             --        --              --      (2,790,122)           --               --
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------
Balance at September
  30, 1995              250,000      250      2,090,215     2,090       9,768,363     (13,103,415)     (311,000)              --

Issuance of common
  stock at $3.00 per
  share in exchange
  for repayment of
  note payable to
  bank                       --       --        744,646       745       2,249,255              --            --               --

Receipt of
  subscription
  receivable                 --       --             --        --              --              --       311,000               --

Issuance of common
  stock and warrants
  at $3.75 per unit
  for cash                   --       --        465,504       465       1,740,033              --            --               --

Issuance of common
  stock at $4.50 per
  share for cash             --       --        400,000       400       1,799,600              --            --               --

Exercise of common
  stock options              --       --            400         1           2,999              --            --               --


                          TOTAL
                       ------------
Issuance of common
  stock to convert
  bridge debt
  financing at prices
  from $52.50 to $75
  per share               5,934,007
Net loss                 (2,432,623)
                       ------------
Balance at September
  30, 1994               (2,513,353)
Issuance of common
  stock at $3.00 per
  share upon
  conversion of debt      1,659,763
Issuance of common
  stock pursuant to
  anti-dilutive
  provisions in
  previous bridge
  debt financing                 --
Issuance of common
  stock at $3.00 per
  share for
  subscription
  receivable                     --
Net loss                 (2,790,122)
                       ------------
Balance at September
  30, 1995               (3,643,712)
Issuance of common
  stock at $3.00 per
  share in exchange
  for repayment of
  note payable to
  bank                    2,250,000
Receipt of
  subscription
  receivable                311,000
Issuance of common
  stock and warrants
  at $3.75 per unit
  for cash                1,740,498
Issuance of common
  stock at $4.50 per
  share for cash          1,800,000
Exercise of common
  stock options               3,000

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY)

                                                                                                    SUBSCRIPTION        OTHER
                         PREFERRED STOCK         COMMON STOCK         ADDITIONAL                     RECEIVABLE/    COMPREHENSIVE
                       -------------------   ---------------------     PAID-IN       ACCUMULATED      DEFERRED          INCOME
                        SHARES     AMOUNT      SHARES      AMOUNT      CAPITAL         DEFICIT      COMPENSATION        (LOSS)
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------
Issuance of common
  stock at $7.50 per
  share and warrants
  at $.10 per warrant
  in initial public
  offering                   --       --      2,875,000     2,875      18,217,215              --            --               --

Conversion of
  preferred stock to
  common stock         (250,000)    (250)       102,866       103             147              --            --               --

Options granted to
  employees                  --       --             --        --         394,999              --      (163,124)              --

Amortization of
  deferred
  compensation               --       --             --        --              --              --        44,385               --

Net loss                     --       --             --        --              --        (833,488)           --               --
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------
Balance at September
  30, 1996                   --       --      6,678,631     6,679      34,172,611     (13,936,903)     (118,739)              --

Option granted to
  consultant                 --       --             --        --          96,903              --            --               --

Amortization of
  deferred
  compensation               --       --             --        --              --              --        67,826               --

Net loss                     --       --             --        --              --      (6,895,149)           --               --
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------
Balance at September
  30, 1997                   --       --      6,678,631     6,679      34,269,514     (20,832,052)      (50,913)              --

Issuance of common
  stock at $15.25 per
  share in public
  follow-on offering         --       --      2,500,000     2,500      34,710,939              --            --               --

Exercise of common
  stock purchase
  warrants                   --       --        392,000       392       4,115,608              --            --               --

Exercise of stock
  options and
  warrants                   --       --        313,304       314         634,222              --            --               --

Options granted to
  consultants                --       --             --        --          50,438              --            --               --

Contribution to
  401(k) plan                --       --          1,641         1          26,606              --            --               --

Amortization of
  deferred
  compensation               --       --             --        --              --              --        36,754               --

Net loss                     --       --             --        --              --     (21,854,572)           --               --
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------
Balance at September
  30, 1998                   --       --      9,885,576     9,886      73,807,327     (42,686,624)      (14,159)              --


                          TOTAL
                       ------------
Issuance of common
  stock at $7.50 per
  share and warrants
  at $.10 per warrant
  in initial public
  offering               18,220,090
Conversion of
  preferred stock to
  common stock                   --
Options granted to
  employees                 231,875
Amortization of
  deferred
  compensation               44,385
Net loss                   (833,488)
                       ------------
Balance at September
  30, 1996               20,123,648
Option granted to
  consultant                 96,903
Amortization of
  deferred
  compensation               67,826
Net loss                 (6,895,149)
                       ------------
Balance at September
  30, 1997               13,393,228
Issuance of common
  stock at $15.25 per
  share in public
  follow-on offering     34,713,439
Exercise of common
  stock purchase
  warrants                4,116,000
Exercise of stock
  options and
  warrants                  634,536
Options granted to
  consultants                50,438
Contribution to
  401(k) plan                26,607
Amortization of
  deferred
  compensation               36,754
Net loss                (21,854,572)
                       ------------
Balance at September
  30, 1998               31,116,430

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY)

                                                                                                    SUBSCRIPTION        OTHER
                         PREFERRED STOCK         COMMON STOCK         ADDITIONAL                     RECEIVABLE/    COMPREHENSIVE
                       -------------------   ---------------------     PAID-IN       ACCUMULATED      DEFERRED          INCOME
                        SHARES     AMOUNT      SHARES      AMOUNT      CAPITAL         DEFICIT      COMPENSATION        (LOSS)
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------
Issuance of Series A
  preferred stock for
  cash, net of
  issuance costs       206,874      207             --        --      18,258,794              --            --               --

Exercise of stock
  options and
  warrants                   --       --        313,671       314       1,082,568              --            --               --

Options granted to
  consultants                --       --             --        --          79,727              --            --               --

Contribution to
  401(k) plan                --       --          6,450         6          72,478              --            --               --

Dividends on Series A
  preferred stock            --       --             --        --        (482,844)             --            --               --

Unrealized loss on
  investments
  available for sale         --       --             --        --              --              --            --          (69,336)

Amortization of
  deferred
  compensation               --       --             --        --              --              --        11,216               --

Net loss                     --       --             --        --              --     (39,226,350)           --               --
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------
Balance at September
  30, 1999              206,874      207     10,205,697    10,206      92,818,050     (81,912,974)       (2,943)         (69,336)

Issuance of common
  stock at $55.00 per
  share in public
  follow-on offering,
  net of issuance
  costs                      --       --      3,205,000     3,205     164,825,626              --            --               --

Issuance of common
  stock at $42.125
  per share and
  assumption of stock
  options in
  acquisition, net of
  estimated costs            --       --      1,533,486     1,533      72,897,642              --            --               --

Issuance of Series B
  preferred stock for
  cash, net of
  issuance costs        267,664      267             --        --      22,551,240              --            --               --

Dividends on Series A
  and Series B
  preferred stock            --       --             --        --      (5,012,839)             --            --               --


                          TOTAL
                       ------------
Issuance of Series A
  preferred stock for
  cash at $97.25 per
  share                  18,259,001
Exercise of stock
  options and
  warrants                1,082,882
Options granted to
  consultants                79,727
Contribution to
  401(k) plan                72,484
Dividends on Series A
  preferred stock          (482,844)
Unrealized loss on
  investments
  available for sale        (69,336)
Amortization of
  deferred
  compensation               11,216
Net loss                (39,226,350)
                       ------------
Balance at September
  30, 1999               10,843,210
Issuance of common
  stock at $55.00 per
  share in public
  follow-on offering,
  net of issuance
  costs                 164,828,831
Issuance of common
  stock at $42.125
  per share and
  assumption of stock
  options in
  acquisition, net of
  estimated costs        72,899,175
Issuance of Series B
  preferred stock for
  cash at $89.25 per
  share, net of
  issuance costs         22,551,507
Dividends on Series A
  and Series B
  preferred stock        (5,012,839)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY)

                                                                                                    SUBSCRIPTION        OTHER
                         PREFERRED STOCK         COMMON STOCK         ADDITIONAL                     RECEIVABLE/    COMPREHENSIVE
                       -------------------   ---------------------     PAID-IN       ACCUMULATED      DEFERRED          INCOME
                        SHARES     AMOUNT      SHARES      AMOUNT      CAPITAL         DEFICIT      COMPENSATION        (LOSS)
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------
Issuance of Series A
  and Series B
  preferred stock in
  payment of
  dividends              56,162       57             --        --       5,193,266              --            --               --

Conversion of
  preferred stock to
  common stock         (530,700)    (531)     5,307,000     5,307          (4,776)             --            --               --

Exercise of stock
  options and
  warrants                   --       --      2,838,738     2,839      21,684,263              --            --               --

Options granted to
  consultants                --       --             --        --         222,874              --            --               --

Common stock issued
  as payment for
  technology rights          --       --         23,021        23         199,220              --            --               --

Contribution to
  401(k) plan                --       --          2,807         3         100,875              --            --               --

Unrealized loss on
  investments
  available for sale         --       --             --        --              --              --            --          (77,710)

Amortization of
  deferred
  compensation               --       --             --        --              --              --         2,943               --

Net loss                     --       --             --        --              --     (77,489,046)           --               --
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------
Balance at September
  30, 2000                   --       --     23,115,749    23,116     375,475,441    (159,402,020)           --         (147,046)

Exercise of stock
  options and
  warrants                   --       --        105,097       105         511,617              --            --               --

Options granted to
  consultants                --       --             --        --         149,169              --            --               --

Contribution to
  401(k) plan                --       --         31,611        32         195,016              --            --               --

Unrealized gain on
  investments
  available for sale         --       --             --        --              --              --            --        1,085,061

Stock-based
  compensation for
  modifications in
  stock option
  agreements                 --       --             --        --          79,333              --            --               --

Net loss                     --       --             --        --              --     (37,323,285)           --               --

Foreign currency
  translation
  adjustment                 --       --             --        --              --              --            --               62
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------

                          TOTAL
                       ------------
Issuance of Series A
  and Series B
  preferred stock in
  payment of
  dividends               5,193,323
Conversion of
  preferred stock to
  common stock                   --
Exercise of stock
  options and
  warrants               21,687,102
Options granted to
  consultants               222,874
Common stock issued
  as payment for
  technology rights         199,243
Contribution to
  401(k) plan               100,878
Unrealized loss on
  investments
  available for sale        (77,710)
Amortization of
  deferred
  compensation                2,943
Net loss                (77,489,046)
                       ------------
Balance at September
  30, 2000              215,949,491
Exercise of stock
  options and
  warrants                  511,722
Options granted to
  consultants               149,169
Contribution to
  401(k) plan               195,048
Unrealized gain on
  investments
  available for sale      1,085,061
Stock based
  compensation for
  modifications in
  stock option
  agreements                 79,333
Net loss                (37,323,285)
Foreign currency
  translation
  adjustment                     62
                       ------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY)

                                                                                                    SUBSCRIPTION        OTHER
                         PREFERRED STOCK         COMMON STOCK         ADDITIONAL                     RECEIVABLE/    COMPREHENSIVE
                       -------------------   ---------------------     PAID-IN       ACCUMULATED      DEFERRED          INCOME
                        SHARES     AMOUNT      SHARES      AMOUNT      CAPITAL         DEFICIT      COMPENSATION        (LOSS)
                       --------   --------   ----------   --------   ------------   -------------   -------------   --------------
Balance at September
  30, 2001                   --    $  --     23,252,457   $23,253    $376,410,576   $(196,725,305)    $      --       $  938,077
                       ========   ========   ==========   ========   ============   =============   =============   ==============

                          TOTAL
                       ------------
Balance at September
  30, 2001             $180,646,601
                       =============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY)

1.  NATURE OF OPERATIONS AND BASIS FOR PRESENTATION

         Maxim Pharmaceuticals, Inc. (the "Company") was incorporated in Delaware and merged in 1993 with Syntello Vaccine Development AB ("SVD"), a Swedish biopharmaceutical company, in an exchange of stock accounted for as a reverse acquisition (the "Reorganization"). The Company's proprietary technologies, which provide the basis for drug candidates for cancer, infectious diseases and degenerative diseases, were acquired during and following the Reorganization. The statements of operations' inception-to-date information reflects the cumulative operations of SVD from the date of its inception (October 23, 1989). The statements of stockholders' equity for the periods from inception to the date of the Reorganization reflects the equity activity of SVD. The Company sold SVD in July 1996. In June 2000, the Company acquired Cytovia, Inc. and, in September 2000, the Company incorporated Maxim Pharmaceuticals Europe Limited, both of which operate as wholly owned subsidiaries.

         Since the Reorganization, the Company has devoted substantially all of its resources to its Ceplene(TM) (histamine dihydrochloride) and MaxDerm(TM) (topical histamine) product development programs. As a result of the June 2000 acquisition of Cytovia, Inc., the Company also has undertaken research and development efforts relating to apoptosis modulator drug candidates. The Company conducts its research and other product development efforts through a combination of internal efforts and collaborative programs with universities, other clinical research sites, contract research organizations and pharmaceutical companies. Oversight of all external and collaborative programs is conducted by the Company's executive officers and other staff primarily located at its headquarters in San Diego, California.

         For the period from commencement of operations to date, the Company has been a development stage enterprise, and accordingly, the Company's operations have been directed primarily toward developing its proprietary technologies. The Company has experienced net losses since its inception and as of September 30, 2001, had an accumulated deficit of $196,725,305. Such losses and accumulated deficit resulted from the Company's absence of significant revenue and significant costs incurred in the development of the Company's proprietary technologies.

         The Company expects to incur substantial losses as it continues its research and development activities, particularly the conduct of clinical trials of its drug candidates. The future success of the Company is likely to be dependent on its ability to obtain additional capital required to develop and commercialize its drug candidates and upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, if required, or that it will attain positive cash flow from operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the financial statements of Maxim Pharmaceuticals, Inc. and its wholly owned subsidiaries, Cytovia, Inc. and Maxim Pharmaceuticals Europe Limited. All significant intercompany balances and transactions have been eliminated in consolidation.

         CASH EQUIVALENTS AND INVESTMENTS IN MARKETABLE SECURITIES--Investments with original maturities of less than 90 days are considered to be cash equivalents. All other investments are classified as short-term investments which are deemed by management to be available-for-sale and are reported at fair value with net unrealized gains or losses reported within other comprehensive loss in the statement of stockholders' equity. Realized gains and losses, and declines in value judged to be other than temporary, are included in investment income or interest expense. The cost of securities sold is computed using the specific identification method.

         CONCENTRATION OF CREDIT RISK--The Company invests its excess cash in U.S. government securities and other highly liquid debt instruments of financial institutions and U.S. and foreign corporations with strong credit ratings. These instruments are held at various institutions. The Company has established guidelines which these institutions must follow relative to diversification and maturities to safely maintain an adequate level of liquidity and safety. Cash and cash equivalents held at an individual institution may exceed the F.D.I.C. limits.

         PROPERTY AND EQUIPMENT--Property and equipment are recorded at cost, net of accumulated depreciation and amortization. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, which range from three to five years. Amortization of leasehold improvements is calculated using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

         PATENTS AND LICENSES--The Company capitalizes certain legal costs and acquisition costs related to patents and licenses. Accumulated costs are amortized over the lesser of the legal lives or the estimated economic lives of the proprietary rights, generally seven to ten years, using the straight-line method and commencing at the time the patents are issued or the license is acquired.

         GOODWILL AND INTANGIBLE ASSETS--Goodwill represents the difference between the purchase price of acquired businesses and the fair value of their net assets. Intangible assets represent identified intangible assets in acquisitions. Goodwill and intangible assets are amortized over 15 years and 5 years, respectively, their estimated period of benefit, on a straight-line basis. At September 30, 2001, accumulated amortization related to goodwill and intangible assets was $2,955,434.

         IMPAIRMENT OF LONG-LIVED ASSETS--The Company reviews long-lived assets and certain identifiable intangibles, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company will adopt SFAS No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets", effective October 1, 2002. SFAS 142 will require that the Company cease amortization of goodwill and intangible assets with indefinite lives and evaluate the value of its intangible assets and goodwill for impairment, and recognize as a cumulative effect of a change in accounting principle any impairment loss identified. If the Company determines that the fair value of the goodwill is less than the carrying value a non-cash expense will be recorded in fiscal 2002 to write the goodwill down to its current value.

         FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amount of cash and cash equivalents, short-term investments, accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments. The carrying amount of the note receivable, notes payable and long-term debt are reasonable estimates of their fair value as these amounts bear interest based on market rates currently available for notes with similar terms.

         REVENUE RECOGNITION--Revenue consists of research fees and non-refundable license fees from the sale of license rights to the Company's proprietary technologies. Revenue from these fees is recorded over the term of the arrangement. Amounts received but unearned are recorded as deferred revenue.

         RESEARCH AND DEVELOPMENT--All research and development expenses, including purchased research and development, are expensed as incurred.

         INCOME TAXES--Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         NET LOSS PER SHARE--Net loss per share is calculated in accordance with Statement of Financial Accounting Standards No. 128 "Earnings per Share." Basic net loss per share of common stock is computed by dividing the net loss after deduction of dividends on preferred stock by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is calculated by including the additional common shares issuable upon exercise of outstanding convertible preferred stock, options and warrants in the basic weighted average share calculation, unless the effect of their inclusion is antidilutive. For the years ended September 30, 2001, 2000 and 1999, options, warrants and convertible preferred stock totaled 2,954,047, 2,873,862, and 6,218,925, respectively. As these securities were antidilutive for the years then ended, diluted loss per share equaled the basic loss per share calculation in each respective year.

         STOCK OPTION PLANS--The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its stock option plans. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standard
(SFAS) No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above related to employees, and has adopted the disclosure requirements of SFAS No. 123.

         TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS--Assets and liabilities of foreign operations where the functional currency is other than the U.S. dollar are translated at fiscal year-end rates of exchange, and the related revenue and expense amounts are translated at the average rates of exchange during the fiscal year. Gains or losses resulting from translating foreign currency financial statements resulted in an immaterial impact to the financial statements for the years ended September 30, 2001 and 2000 and were not applicable for the year ended September 30, 1999.

         USE OF ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates.

         RECLASSIFICATIONS--Certain amounts in the prior years' consolidated financial statements have been reclassified to conform with current year classifications.

3.  ACQUISITION

         On June 16, 2000, the Company acquired all of the outstanding capital stock of Cytovia, Inc. ("Cytovia") and assumed the outstanding stock options of Cytovia. Cytovia was a privately held biopharmaceutical research company focused on the discovery and development of apoptosis inhibitors and activators, novel drugs that modulate programmed cell death. The transaction was accounted for using the purchase method and the results of operations of Cytovia have been included in the Company's results of operations since the date of acquisition. The total purchase price including assumed liabilities was $77,623,933, representing the value of the 1,533,486 shares of stock of the Company issued to effect the purchase of $64,598,098, the value of the vested and unvested options and warrants assumed at the closing date of $8,451,077, estimated transaction costs of $150,000, and assumed liabilities of $4,424,758. The allocation of the purchase price, based on the estimated fair values of the acquired assets and assumed liabilities and an independent appraisal of intangible assets, consists of the following:



Goodwill                                                $30,385,900
Assembled workforce                                         749,000
In-process technology                                    42,300,000
--------------------------------------------------------------------
Total allocated to intangibles                          $73,434,900
--------------------------------------------------------------------

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

         All purchased research and development projects related to Cytovia's family of drug candidate compounds that serve as inhibitors and activators of apoptosis, also known as programmed cell death. The purchased research and development projects relate to the use of these compounds to induce apoptosis as a method of treating certain cancers, or to prevent apoptosis as a method of treating certain degenerative diseases such as cardiovascular disease. Key assumptions used in the analysis of the drug candidate compounds included gross margins averaging approximately 80%. As of the date of the acquisition, the projects were expected to be completed and commercially available in the U.S. between 2004 to 2007 depending upon the specific disease target, with an estimated net cost to complete totaling approximately $150 million.

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

         PRO FORMA RESULTS--The consolidated financial statements include the operating results of Cytovia from the date of acquisition. Unaudited pro forma operating results for the Company, assuming the acquisition of Cytovia had been made at the beginning September 30, 2000, is as follows:

                                                                  2000
                                                                  ----
Collaboration and research revenue                       $   1,384,617
Net loss                                                   (92,913,386)
Net loss per share                                               (4.86)
Shares used in calculating net loss per share               19,103,482

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


                                                                               2001
                                                                               ----
                                                       GROSS            GROSS           GROSS
                                                   AMORTIZED       UNREALIZED      UNREALIZED             MARKET
                                                        COST            GAINS          LOSSES              VALUE
                                                        ----            -----          ------              -----

Corporate debt securities                       $109,726,638        $ 966,884     $ (204,599)       $110,488,923
Foreign debt securities                           11,456,627          175,730             --          11,632,357
-----------------------------------------------------------------------------------------------------------------
                                                $121,183,265       $1,142,614     $ (204,599)       $122,121,280
=================================================================================================================

                                                                               2000
                                                                               ----

                                                    GROSS             GROSS           GROSS
                                                  AMORTIZED         UNREALIZED      UNREALIZED          MARKET
                                                    COST              GAINS           LOSSES            VALUE
                                                    ----              -----           ------            -----

Corporate debt securities                        $93,329,109          $19,372      $(154,109)        $93,194,372
Foreign debt securities                           24,555,677           19,519        (31,828)         24,543,368
-----------------------------------------------------------------------------------------------------------------
                                                $117,884,786          $38,891      $(185,937)       $117,737,740
=================================================================================================================


         The amortized cost and estimated fair value of securities available-for-sale at September 30, 2001, by contractual maturity are shown below:


                                                         AMORTIZED          ESTIMATED
                                                              COST         FAIR VALUE

Due in one year or less                                $70,905,148        $71,550,386
Due after one year through three years                  50,278,117         50,570,894
--------------------------------------------------------------------------------------
                                                      $121,183,265       $122,121,280
======================================================================================


5.  PROPERTY AND EQUIPMENT

         Property and equipment consists of the following:


                                                                      SEPTEMBER 30
                                                                      ------------
                                                                   2001            2000
                                                                   ----            ----
Laboratory equipment                                         $2,132,683      $1,322,288
Office equipment and furniture                                4,155,130       3,200,972
Leasehold improvements                                        2,935,384         991,966
                                                         --------------     -----------
                                                              9,223,197       5,515,226
Less accumulated depreciation and amortization               (3,151,533)     (1,481,984)
---------------------------------------------------------------------------------------
                                                             $6,071,664      $4,033,242
=======================================================================================


         At September 30, 2001 and 2000, property and equipment included equipment under capital leases of $1,657,063 with related accumulated amortization of $526,796 and $186,701, respectively.

6.  ACCRUED INTEREST AND OTHER CURRENT ASSETS

         Accrued interest and other current assets consist of the following:


                                                                        SEPTEMBER 30
                                                                        ------------
                                                                    2001            2000
                                                                    ----            ----
Accrued interest                                              $2,409,588      $2,568,812
Prepaid clinical trial costs                                     884,983       2,035,947
Prepaid insurance                                                432,547         273,438
Other                                                            875,217         318,445
----------------------------------------------------------------------------------------
                                                              $4,602,335      $5,196,642
========================================================================================

7.       RELATED PARTY TRANSACTIONS

         In December 2000, the Company entered into a secured revolving promissory note with an officer of the Company. The note, as amended, bears interest at an annual rate of 4.00% and is secured by the officer's outstanding options and shares of common stock. At September 30, 2001, $2,850,000 in principal and $162,000 in interest were outstanding under the note. The entire outstanding balance of principal and interest are due December 2002.

         During the year ended September 30, 2001, the Company became a guarantor on $1,600,000 in loans made by a bank to three officers of the Company. Under the guarantor agreement, the Company granted the bank a security interest in a $1,600,000 certificate of deposit as collateral for the loans the bank made to the officers.

8.       ACCRUED EXPENSES

         Accrued expenses consist of the following:


                                                       SEPTEMBER 30
                                                       ------------
                                                   2001            2000
                                                   ----            ----
Clinical trial costs                         $2,636,246      $3,328,509
Compensation                                    725,327       1,877,559
Deferred rent                                   222,484         182,054
Research agreements                                  --         728,464
Other                                           197,021         235,740
-----------------------------------------------------------------------
                                             $3,781,078      $6,352,326
=======================================================================

9.       NOTES PAYABLE AND LONG TERM DEBT

         The Company has a credit agreement with a bank that provides for a $3,200,000 committed line of credit. The Company can access the line for equipment and other capital assets purchased between October 1, 2000 through December 31, 2001. The agreement contains customary affirmative and negative covenants, including financial covenants requiring the maintenance of specified liquidity terms and minimum tangible net worth. In addition, the Company is required to maintain its principal depository and operating accounts with the bank as well as a minimum aggregate balance of $4,000,000 at the institution. At September 30, 2001, the Company was in compliance with all covenants.

         Notes payable and long-term debt consist of the following:


                                                                 SEPTEMBER 30
                                                                         2001            2000
                                                                         ----            ----
Bank line of credit payable in equal monthly                       $1,845,500      $       --
  installments commencing January 1, 2002
  through June 30, 2005,   at an interest rate
  of prime plus .75% (6.75% at
  September 30, 2001)
5.842% promissory note payable,                                       214,008              --
  payable in monthly installments
  through June 30, 2002
8.35% promissory note payable,                                             --         238,894
  payable in monthly installments
  through June 30, 2001

----------------------------------------------------------------------------------------------
Total                                                               2,059,508         238,894
==============================================================================================

Less current portion of note payable and long-term debt             (609,472)        (238,894)
----------------------------------------------------------------------------------------------
Total notes payable and long-term debt                             $1,450,036      $       --
==============================================================================================


         The aggregate amounts of long-term debt outstanding at September 30, 2001 which will become due in 2002 though 2005 are: $395,464, $527,286, $527,286 and $395,464, respectively.

10.        LEASES

         The Company leases office and laboratory facilities under five-year and ten-year noncancelable operating leases with expiration dates ranging from November 2001 to October 2008. Rent expense approximated $2,238,000, $1,276,000, and $995,000 for the years ended September 30, 2001, 2000, and 1999, respectively. The Company entered into agreements to sublease certain of its facilities. Total sublease income for the years ended September 30, 2001, 2000 and 1999 was $554,000, $244,000, and $230,000, respectively. In addition, the Company is obligated under several capital leases for equipment.

         Future commitments under noncancelable operating leases for the next five years, net of sublease commitments of $227,128 in 2002 and $83,805 in 2003, are noted below, along with the future minimum lease payments due under capital lease agreements as of September 30, 2001.


                                                                              OPERATING         CAPITAL
YEAR ENDED SEPTEMBER 30,                                                         LEASES          LEASES
------------------------                                                         ------          ------

2002                                                                         $2,026,272       $ 452,650
2003                                                                          2,039,172         285,398
2004                                                                          1,316,099          44,417
2005                                                                          1,296,795              --
2006                                                                            807,440              --
--------------------------------------------------------------------------------------------------------
Total                                                                        $7,485,778         782,465
========================================================================================================

Less amount representing interest                                                               (83,707)
--------------------------------------------------------------------------------------------------------

Present value of future minimum lease payments                                                  698,758
Less current portion of obligations under capital leases                                       (389,127)
--------------------------------------------------------------------------------------------------------
Obligations under capital leases, excluding current portion                                    $309,631
========================================================================================================


11.      SUPPLEMENTAL CASH FLOW INFORMATION



                                                                       YEAR ENDED SEPTEMBER 30
                                                                       -----------------------
                                                            2001                 2000                1999          FROM INCEPTION
                                                                                                                          THROUGH
                                                                                                               SEPTEMBER 30, 2001

Noncash investing and financing activities:
Dividends on preferred stock                         $        --        $   5,012,839           $ 482,844         $     5,495,683
Issuance of preferred stock in
  Payment of dividend                                         --           (4,890,962)                 --              (4,890,962)
Unrealized gain (loss) on
  investments available for sale                       1,085,061              (77,710)            (69,336)                938,015
Other asset acquired under note
  payable                                                273,829              317,500                  --                 814,987
Property and equipment acquired
  under capital leases                                        --                   --                  --                 220,199
Acquisition of subsidiary:
         Assets acquired                                      --            2,954,536                  --               7,871,895
         Liabilities assumed                                  --           (4,424,758)                 --             (10,336,239)
         Net equity effect of
                 acquisition                                  --          (72,899,175)                 --             (72,899,175)
Issuance of common stock to convert
  debt                                                        --                   --                  --               7,593,770
Issuance of common stock for
  services                                                    --                   --                  --                  66,000
Sale of subsidiary:
         Net patents sold                                     --                   --                  --                 154,296
         Other liabilities transferred                        --                   --                  --                (121,210)
         Note payable transferred                             --                   --                  --              (2,421,560)
         Other accruals                                       --                   --                  --                 100,000
Supplemental disclosure of cash flow
  information-cash paid for interest                     166,190               95,004             147,509               1,809,908

12.      GAIN ON SALE OF ASSETS

         In April 2000, the Company sold all assets, including the patent, license and other intellectual property rights, underlying its MaxVax(TM) mucosal vaccine technology for $3 million. The Company recorded a gain on the transaction of approximately $2.1 million in the year ended September 30, 2000.

13.      STOCKHOLDERS' EQUITY

         COMMON STOCK OFFERING--On February 28, 2000, the Company completed a follow-on public offering in which it sold 3,205,000 shares of common stock at a price of $55.00 per share. The Company received net proceeds of approximately $164.8 million after underwriting discounts and other issuance costs.

         PRIVATE PLACEMENT AND AUTOMATIC CONVERSION OF SERIES B PREFERRED--On November 10, 1999, the Company sold 267,664 shares of Series B Convertible Preferred Stock ("Series B Preferred") in a private transaction at a price of $89.25 per share. The Company received net proceeds of approximately $22.5 million after placement fees and other issuance costs. Each share of Series B Preferred was convertible into 10 shares of the Company's common stock at a price of $8.925 per share of common stock and had an annual dividend of 12%. The Company had the right to convert the Series B Preferred into common stock at any time subsequent to 90 days after issuance. On February 8, 2000, the Company effected the automatic conversion of the Series B Preferred. The conversion of the Series B Preferred resulted in the issuance of 3,012,180 shares of common stock, 335,540 of which related to the settlement of dividend and conversion obligations. The Company recorded $2,998,118 in dividends over the life of the Series B Preferred, all of which was recorded during the year ended September 30, 2000. Of the total Series B Preferred dividends, $3,423 were paid in cash, and the remainder were paid through the issuance of common stock.

         PRIVATE PLACEMENT AND AUTOMATIC CONVERSION OF SERIES A PREFERRED--In July 1999, the Company sold 206,874 shares of Series A Convertible Preferred Stock ("Series A Preferred") in a private transaction at a price of $97.25 per share. The Company received proceeds of $18,259,001 after placement fees and other issuance costs. Each share of Series A Preferred was convertible into 10 shares of the Company's common stock at a price of $9.725 per share of common stock and had an annual dividend of 12%. The Company had the right to convert the Series A Preferred into common stock at any time subsequent to 90 days after issuance. On November 15, 1999, the Company effected the automatic conversion of the Series A Preferred. The conversion of the Series A Preferred resulted in the issuance of 2,294,820 shares of common stock, 226,080 of which related to the settlement of dividend and conversion obligations. The Company recorded $2,497,567 in dividends over the life of the Series A Preferred, of which $2,014,722 was recorded during the year ended September 30, 2000. Of the total Series A Preferred dividends, $298,938 were paid in cash, and the remainder were paid through the issuance of common stock.

         WARRANTS--At September 30, 2001, warrants to purchase 43,787 shares of the Company's common stock at a weighted average exercise price of $14.42 per share are outstanding, all of which are exercisable. The warrants were granted to certain consultants to purchase common stock of the Company, primarily in connection with certain financing transactions. These warrants generally have terms approximating five years and vest upon issuance. On July 10, 2001, the Company's publicly traded redeemable warrants expired at the close of trading in accordance with the terms of the warrant securities. The warrants were issued in conjunction with the Company's initial public offering in 1996, and prior to expiration each warrant was exercisable for the purchase of one share of common stock at $10.50 per share. At the time of expiration, 1,063,821 warrants were outstanding. During the year ended September 30, 2001, 28,650 warrants were exercised at a weighted average exercise price of $11.37.

         STOCK OPTIONS--In 1993, the Company established a stock option plan (the "1993 Plan") under which incentive and nonqualified stock options have been granted to key employees, directors and consultants of the Company. Under the 1993 Plan, as amended, options may be granted to purchase up to 1,800,000 shares of common stock; options that are granted generally vest over four to five years and have a maximum term of ten years. In August 2000, the Company adopted a non-statutory stock option plan (the "2000 Plan") under which nonqualified stock options may be granted to employees, consultants, officers and directors of the Company. Under the 2000 Plan, options may be granted to purchase up to 750,000 shares of common stock, of which total grants to officers and directors must be less than half of the authorized shares; options that are granted generally vest over four years and have a maximum term of ten years. In 2001, the Company established a stock option plan (the "2001 Incentive Plan") under which incentive and nonqualified stock options have been granted to key employees, directors and consultants of the Company. Under the 2001 Plan, options may be granted to purchase up to 750,000 shares of common stock; options that are granted generally vest over four years and have a maximum term of ten years.

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

         The Company also grants options to individuals in connection with their execution of consulting agreements with the Company. The fair value of the options is estimated using the "Black-Scholes" method for option pricing and the expense is recorded over the period services are performed. Compensation expense related to option grants recorded during the years ended September 30, 2001, 2000, and 1999 totaled $149,169, $222,874, and $95,766, respectively. The Company also recorded in 2001 $79,333 in compensation expense related to the modification of stock options.

         As a result of the acquisition of Cytovia, Inc. in June 2000, the Company assumed stock options to purchase 187,128 shares of common stock granted to employees, directors and consultants of Cytovia, Inc.

         The following table summarizes the Company's stock option activity:


                                                                                                             WEIGHTED AVERAGE
                                                                                                 NUMBER        EXERCISE PRICE
                                                                                              OF SHARES             PER SHARE
-----------------------------------------------------------------------------------------------------------------------------
Outstanding September 30, 1998                                                                  867,316               $ 7.76
                  Granted                                                                       273,833               $12.61
                  Exercised                                                                    (230,333)              $ 3.75
                  Canceled                                                                      (54,125)              $15.10

-----------------------------------------------------------------------------------------------------------------------------
Outstanding September 30, 1999                                                                  856,691               $ 9.93
-----------------------------------------------------------------------------------------------------------------------------
                  Granted                                                                     1,094,644               $36.01
                  Options assumed under Cytovia, Inc. acquisition                               187,128               $ 1.47
                  Exercised                                                                    (357,508)              $ 6.95
                  Canceled                                                                      (43,351)              $27.83

-----------------------------------------------------------------------------------------------------------------------------
Outstanding September 30, 2000                                                                1,737,604               $25.60
-----------------------------------------------------------------------------------------------------------------------------
                  Granted                                                                     1,952,851               $14.89
                  Exercised                                                                     (76,447)               $2.43
                  Canceled                                                                     (703,748)              $47.07

-----------------------------------------------------------------------------------------------------------------------------
Outstanding September 30, 2001                                                                2,910,260               $13.83
-----------------------------------------------------------------------------------------------------------------------------

         At September 30, 2001, options for 1,339,771 shares of common stock are exercisable and the remaining 1,570,489 become exercisable at various dates through September 25, 2005. The options expire at various dates through September 25, 2011.

         The following table summarizes information concerning outstanding and exercisable options as of September 30, 2001.


                                                        OPTIONS                                              OPTIONS
                                                      OUTSTANDING                                          EXERCISABLE
                            ----------------------------------------------------------------   ---------------------------------
PRICE RANGE                         SHARES    WEIGHTED-AVERAGE         WEIGHTED-AVERAGE            SHARES     WEIGHTED-AVERAGE
-----------                         ------     EXERCISE PRICE             REMAINING                ------      EXERCISE PRICE
                                               --------------          CONTRACTUAL LIFE                        --------------
                                                                       ----------------
$0.66-$5.20                        854,154                   $4.91               9.41 years        343,654                $4.70
$5.31-$8.00                        994,640                   $7.16               7.09 years        377,250                $7.69
$8.01-$15.75                       506,466                  $11.68               5.23 years        431,367               $11.73
$37.00-$72.50                      555,000                  $41.48               6.99 years        187,500               $46.47
--------------------------------------------------------------------------------------------------------------------------------
$0.66-$72.50                     2,910,260                  $13.83               7.43 years      1,339,771               $13.60
================================================================================================================================

         If the Company had elected to account for its stock options under the fair value method prescribed by SFAS 123, the net loss applicable to common stock for the years ended September 30, 2001, 2000 and, 1999 would have been increased by $5,418,000 ($0.23 per share), $7,132,000 ($0.40 per share), and $1,351,000 ($0.13 per share), respectively. The fair value of these options was estimated at the date of grant using the "Black-Scholes" method for option pricing and the following weighted average assumptions for 2001, 2000, and 1999, respectively: risk-free interest rates of 4.0%, 6.4%, and 6.1% ; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 99%, 73%, and 76% ; and an expected life of the option of five years. These assumptions resulted in a weighted-average fair value of $9.49, $19.17, and $7.10 per share for stock options granted during the years ended September 30, 2001, 2000, and 1999, respectively.

         STOCKHOLDER RIGHTS PLAN--In June 2000, the Board of Directors of the Company declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of common stock of Maxim held of record at the close of business on June 22, 2000. The Rights will initially trade with, and will be inseparable from Maxim's common stock. The Rights will be exercisable only if a person or group acquires 15% or more of Maxim's outstanding common stock, or announces a tender offer which, if successful, would result in ownership by a person or group of 15% or more of Maxim's common stock. Each Right will entitle stockholders, other than the 15% or more acquirer, to buy one one-hundredth of a share of Maxim's series A junior participating preferred stock at an exercise price of $325. If a person or group acquires 15% or more of Maxim's common stock, each Right will entitle its holder, other than such person or member of such group, to purchase a number of Maxim's common shares having a market value of $650. If Maxim were to be acquired in a merger or other business combination transaction after a person has acquired 15% or more of Maxim's common stock, each Right will entitle its holder other than the acquiring person, to purchase a number of the acquiring company's common shares having a market value of $650. The Rights Plan also includes an exchange option. In general, after the rights become exercisable, the Maxim Board may, at its option, effect an exchange of part or all of the Rights, other than Rights that have become void, for shares of Maxim common stock. Under this option, Maxim would issue one share of common stock for each right, subject to adjustment in certain circumstances. The Rights expire on June 22, 2010, unless redeemed by the Company's Board of Directors. The Rights can be redeemed by the Board at a price of $0.01 per Right at any time before the Rights become exercisable.

14.      401(K) PLAN

         The Company has a 401(k) retirement plan (the "401(k) Plan") under which employees meeting eligibility requirements may elect to participate and contribute to the 401(k) Plan. The 401(k) Plan provides for matching contributions by the Company in an amount equal to the lesser of 50% of the employees' deferral or 3% of the employees' qualifying compensation. The Company contribution may be made in the form of either the common stock of the

Company or cash at the discretion of the Company's Board of Directors. Company contributions to the 401(k) plan for the fiscal years ended September 30, 2001, 2000, and 1999 were $196,227, $106,099, and $73,327, respectively, primarily in the form of Company common stock.

15.      INCOME TAXES

         Income taxes for the years ended September 30, 2001, 2000 and 1999 differed from the amounts expected by applying the U.S. federal income tax rate of 34% to loss before taxes as follows:


                                                                                 2001                2000                  1999
--------------------------------------------------------------------------------------------------------------------------------
Computed income benefit                                                 $ (12,689,000)       $(26,344,394)         $(13,317,462)
State taxes, net of federal benefit                                             1,000               1,055                   528
Purchased research and development                                                 --          14,382,000                    --
Goodwill amortization                                                         752,000             253,154                    --
Change in federal valuation allowance                                      17,191,000          11,750,531            13,198,611
General business credit, net                                                 (635,000)           (494,201)                   --
Exercise of stock options in 2001 and 2000                                 (2,692,000)                 --                    --
Foreign losses                                                                156,000                  --                    --
Expiration of net operating losses                                         (2,001,000)                 --                    --
Other permanent differences, net                                              (83,000)            451,855               118,323
--------------------------------------------------------------------------------------------------------------------------------
                                                                        $           -        $          -          $         --
================================================================================================================================

         The components that comprise deferred tax assets and liabilities at September 30, 2001 and 2000 are as follows:

                                                                                                       2001                2000
--------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
         Net operating loss carryforwards                                                      $ 67,159,000         $48,311,000
         General business credit carryforwards                                                    4,713,000           4,184,000
         Other                                                                                    3,392,000           3,408,000
--------------------------------------------------------------------------------------------------------------------------------
                  Total gross deferred tax assets                                                75,264,000          55,903,000
         Less valuation allowance                                                               (75,264,000)        (55,903,000)
--------------------------------------------------------------------------------------------------------------------------------
                  Net deferred tax asset                                                           $      -             $    --
================================================================================================================================

         The net change in the valuation allowance for the year ended September 30, 2001 was an increase of $19,361,000. The valuation allowance of $75,264,000 at September 30, 2001 represents deferred tax assets that more likely than not will not be realized through the reversal of future taxable temporary differences or taxable income. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. At September 30, 2001 and 2000, we had a valuation allowance equal to our deferred tax assets since we have not established a pattern of profitable operations for income tax reporting purposes.

         At September 30, 2001, the Company has federal and California tax net operating loss carryforwards of approximately $176,002,000 and $82,794,000, respectively. The federal tax loss carryforwards began expiring in fiscal 1999. The California tax loss carryforwards began expiring in fiscal 1998.

         As a result of the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of the Company's tax net operating loss carryforwards and tax credit carryforwards are subject to an annual limitation in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future taxable income.

16.      LICENSES AND COLLABORATIVE AGREEMENTS

         The Company's strategy for development of its technologies includes, in some cases, the acquisition and the in-licensing of technologies, and the establishment of collaborative relationships with universities, governmental and other entities. In 1993, the Company entered into a technology transfer agreement with a European corporation pursuant to which the Company purchased intellectual property and patent rights related to its Ceplene technology. The agreement included payments by the Company totaling $700,000 and required that the Company pay certain royalty obligations to an inventor of the technology based upon Company product revenues. In October 1999, the Company and the inventor entered a new royalty agreement under which, the Company agreed to pay $1,000,000 over three years in exchange for a reduced royalty rate. During the year ended September 30, 2001, the Company paid the inventor $200,000 in cash. During the year ended September 30, 2000, the inventor was paid $200,000 in cash and $200,000 in common stock under the agreement. The remaining $400,000 is payable through fiscal year 2003.

         In July 2000, the Company entered into an agreement with Shire-BioChem under which the Company licensed its MX2105 series of caspase-inducer anti-cancer compounds to Shire-BioChem. The agreement requires that Shire-BioChem make licensing, research and milestone payments to the Company totaling up to $55 million assuming the successful commercialization of the compound for the treatment of two cancer indications, as well as pay a royalty on product sales. During the year ended September 30, 2001, the Company recognized $2,406,250 in collaboration revenue for license payments and research funding. During the year ended September 30, 2000, the Company received license payments and research funding totaling approximately $2.6 million from Shire-BioChem, of which $626,000 was recognized as collaboration and research revenue.

17.      COMMITMENTS AND CONTINGENCIES

         In December 2000, plaintiff Blake Martin, on behalf of himself and purportedly on behalf of a class of Company stockholders, filed a complaint in the United States District Court for the Southern District of California against the Company and two of its officers, alleging violations of federal securities laws related to declines in the Company's stock price. In September 2001, this complaint, and similar complaints based on the same facts and circumstances, were consolidated into a single action. The complaints allege claims in connection with various alleged statements and omissions to the public and to the securities markets. In October 2001, certain former shareholders of Cytovia filed a complaint in California Superior Court in San Diego, against the Company and two of its officers based on similar facts and circumstances, alleging fraud and negligent misrepresentation in connection with the Company's acquisition of Cytovia. The Company believes that the claims set forth in each of these complaints are without merit, and it intends to engage in a rigorous defense of such claims.

18.      QUARTERLY RESULTS (UNAUDITED)

         Summarized quarterly results of operations for the years ended September 30, 2001 and 2000 are as follows:


                                                                         YEAR ENDED SEPTEMBER 30, 2001
                                                                         -----------------------------
                                                              FIRST              SECOND                THIRD              FOURTH
                                                              -----              ------                -----              ------
Research and development expenses                       $10,818,168          $8,318,652           $5,950,652          $6,946,613
Net loss applicable to common stock                    (12,967,093)         (9,758,062)          (6,429,238)         (8,168,892)
Net loss per share of common stock                           (0.56)              (0.42)               (0.28)              (0.35)

                                                                         YEAR ENDED SEPTEMBER 30, 2000
                                                                         -----------------------------
                                                              FIRST              SECOND                THIRD              FOURTH
                                                              -----              ------                -----              ------
Research and development expenses                        $9,050,866          $9,732,472           $8,924,323          $8,679,490
Net loss applicable to common stock                    (12,442,344)        (12,649,480)         (48,235,722)         (9,174,339)
Net loss per share of common stock                           (1.09)              (0.77)               (2.26)              (0.40)

PRICE RANGE OF COMMON STOCK (UNAUDITED)

         The Company's common stock currently trades on both the Nasdaq National Market ("Nasdaq") under the symbol "MAXM" and the OM Stockholm Exchange under the symbol "MAXM.ST". Prior to April 27, 2000, the Company's common stock traded on the American Stock Exchange ("AMEX") under the symbol "MMP". The following table shows the high and low sales price for the common stock by quarter, as reported by the Nasdaq and AMEX, as applicable, for the periods indicated:


                                                                                                            PRICE RANGE
                                                                                                            -----------
PERIOD                                                                                                      HIGH     LOW
------                                                                                                      ----     ---
Fiscal Year Ended September 30, 2000
                  First Quarter                                                                           $20.13   $8.00
                  Second Quarter                                                                           79.50   18.25
                  Third Quarter                                                                            61.75   35.00
                  Fourth Quarter                                                                           68.00   47.75

Fiscal Year Ended September 30, 2001
                  First Quarter                                                                           $60.44   $5.16
                  Second Quarter                                                                            9.19    5.00
                  Third Quarter                                                                             9.34    6.17
                  Fourth Quarter                                                                            6.42    3.83

         On December 10, 2001 the last reported sales price of the Common Stock, as reported by the Nasdaq, was $7.200 per share. As of such date, there were approximately 256 holders of record of the Common Stock. The Company has not paid cash dividends on its common stock and has no intention to do so in the foreseeable future.

INDEPENDENT AUDITORS' REPORT

Board of Directors
Maxim Pharmaceuticals, Inc.:

We have audited the accompanying consolidated balance sheets of Maxim Pharmaceuticals, Inc. and subsidiaries (a development stage company) as of September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2001 and for the period from inception (October 23, 1989) through September 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maxim Pharmaceuticals, Inc. and subsidiaries (a development stage company) as of September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2001 and for the period from inception (October 23, 1989) through September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

San Diego, California
November 9, 2001

CORPORATE INFORMATION

EXECUTIVE OFFICERS
Larry G. Stambaugh
CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Kurt R. Gehlsen, Ph.D.
SENIOR VICE PRESIDENT, DEVELOPMENT AND
CHIEF TECHNICAL OFFICER

Dale A. Sander
SENIOR VICE PRESIDENT, FINANCE,
CHIEF FINANCIAL OFFICER
AND CORPORATE SECRETARY

Philippe G. Prokocimer, M.D.
VICE PRESIDENT,
DRUG DEVELOPMENT

Geoffrey B. Altman
VICE PRESIDENT,
MARKETING AND SALES

Karl-Hermann Bremeyer
VICE PRESIDENT,
EUROPEAN OPERATIONS

DIRECTORS
Larry G. Stambaugh
CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Gary E. Frashier
FORMER CHAIRMAN
OSI PHARMACEUTICALS, INC.

Theodore H. Heinrichs
FORMER GENERAL PARTNER,
HAMBRECHT & QUIST LIFE SCIENCE VENTURE

Per-Olof Martensson
CHAIRMAN,
KARO BIO AB

F. Duwaine Townsen
MANAGING PARTNER
ENDPOINT LATE-STAGE VENTURES AND
VENTANA GROWTH FUNDS

CORPORATE HEADQUARTERS
8899 University Center Lane, Suite 400
San Diego, California  92122
tel. 858-453-4040
fax 858-453-5005
www.maxim.com

10-K AVAILABILITY
A copy of the  Company's  annual  report  to
the Securities and Exchange Commission on
Form 10-K for the fiscal year ended September
30, 2001, without exhibits, will be made available free
of charge to any
stockholder upon written request to:
Maxim Pharmaceuticals, Inc.
8899 University Center Lane, Suite 400
San Diego, California  92122

STOCK LISTING
The shares of the Company's common stock are traded on the Nasdaq National Market under the symbol "MAXM", and on the OM
Stockholm Exchange under the symbol
"MAXM.ST".

TRANSFER AGENT
American Stock Transfer & Trust Company
40 Wall Street
New York, New York 10005

CORPORATE COUNSEL
Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121-1909

INDEPENDENT AUDITORS
KPMG LLP
750 B Street, Suite 3000
San Diego, California  92101


THIS ANNUAL REPORT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING THE RESULTS OF PRODUCT DEVELOPMENT EFFORTS AND CLINICAL TRIALS, AND THE SCOPE AND SUCCESS OF FUTURE OPERATIONS. SUCH STATEMENTS ARE ONLY PREDICTIONS AND OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS" AND ELSEWHERE IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE UNCERTAINTIES ASSOCIATED WITH PRODUCT DEVELOPMENT, THE RISK THAT PRODUCTS THAT APPEARED PROMISING IN EARLY CLINICAL TRIALS DO NOT DEMONSTRATE EFFICACY IN LARGER-SCALE CLINICAL TRIALS, THE RISK THAT WE WILL NOT OBTAIN APPROVAL TO MARKET OUR PRODUCTS, THE RISK THAT PLANNED CLINICAL TRIALS WILL NOT COMMENCE ON A TIMELY BASIS, IF AT ALL, THE NEED FOR ADDITIONAL FINANCING, AND THE DEPENDENCE UPON COLLABORATIVE PARTNERS.