Form 10-K, Exhibit 13
period 2002-09-30
MAXIM PHARMACEUTICALS INC
filed 2002-12-23
CIK 1013351

Exhibit 13.1

2002 Annual Report

Our mission is to develop and commercialize safe and effective drugs that extend the survival and maintain the quality of life for patients with life-threatening cancers, hepatitis C and other chronic liver diseases.  We have attracted an experienced international management group and a team of employees dedicated to commercializing life-enhancing drug candidates.  Joining this motivated team in its mission are world-leading scientific and clinical investigators and major pharmaceutical development partners.

MAXIM PHARMACEUTICALS PROFILE

•                  Specializing in cancer and liver disease

•                  Late-stage pipeline with two indications in Phase 3 clinical trials

•                  Drug candidates that target critical medical needs in multi-billion-dollar markets

•                  Target diseases include hepatitis C, a $2 billion market projected to reach up to $7 billion by 2011

•                  Efficacy and safety demonstrated for lead drug candidate Ceplene™ in 17 completed or ongoing clinical trials in 19 countries

•                  Seasoned, experienced pharmaceutical management

•                  Leading clinical investigators and scientific advisors

•                  Clinical data and research published in prestigious peer-reviewed scientific journals

•                  Extensive patent estate

•                  Pharmaceutical company collaborations

•                  Substantial cash resources

2002 Highlights – A Year of Execution and Focus

•                  Three-year follow-up results from Phase 3 Ceplene trial in advanced metastatic melanoma demonstrate statistically significant long-term survival benefit

•                  Ceplene Phase 3 malignant melanoma results published in the Journal of Clinical Oncology (JCO) and in the JCO “Classic Papers and Current Comments”

•                  Commenced confirming Phase 3 clinical trial of Ceplene in advanced metastatic melanoma, designed to be the final trial to support U.S. marketing approval

•                  Results from Ceplene Phase 2 trial in treatment-naïve hepatitis C patients published in Journal of Viral Hepatitis

•                  Commenced Phase 2 trial of Ceplene in hepatitis C nonresponder patients in collaboration with Schering-Plough Corporation

•                  Expanded research collaboration with Celera Genomics to discover novel drug candidates for cancer

•                  Commenced clinical trials of MX8899 topical gel in oral mucositis and radiation dermatitis

•                  Added key pharmaceutical management in the areas of drug development, regulatory affairs, clinical operations, and project management

DRUG DEVELOPMENT PIPELINE TARGETS CRITICAL MEDICAL NEEDS

Maxim is a global biopharmaceutical company with a diverse pipeline of therapeutic candidates for life-threatening cancers and liver diseases.  Our efforts to improve the care of cancer patients range from our Phase 3 clinical trials of Ceplene in malignant melanoma and leukemia to preclinical programs with our apoptosis inducer candidates in multiple cancers.  We are also developing our MX8899 topical therapy in cancer supportive care, designed to help patient overcome the painful and debilitating conditions associated with the toxic side effects of certain cancer therapies.

Our clinical development program in hepatitis C is designed to improve patient care by using Ceplene to enhance the efficacy of the current standard of care, pegylated interferon and ribavirin.

The common element among each of these programs is our goal of developing and commercializing drugs that cure life-threatening diseases and extend survival while maintaining the patient’s quality of life.

GLOBAL CLINICAL DEVELOPMENT

In addition to developing a pipeline that targets critical medical needs, we have developed a global awareness of Ceplene and other drug candidates by conducting our clinical development in most of the major developed world markets.  In addition to conditioning key markets for future market launches, this approach has allowed us to collaborate with leading renowned scientific and clinical investigators at approximately 300 universities and other centers of excellence throughout the world.

CEPLENE

More than 1,600 patients have participated in clinical trials of Ceplene, our most advanced drug candidate.  Research suggests that treatment with Ceplene has the potential to protect critical immune cells and to prevent cellular damage associated with oxygen free radicals.  Because Ceplene impacts basic immune functions, it has the potential to be used in a broad range of diseases.  Phase 3 clinical trials are currently underway in advanced metastatic melanoma, the deadliest form of skin cancer, and acute myeloid leukemia, the most common acute adult leukemia.  Phase 2 clinical trials are underway in hepatitis C, the most common blood-borne virus in the United States,  and renal cell carcinoma, a serious cancer of the kidneys. Ceplene is an investigational drug and has not been approved by the U.S. Food and Drug Administration (FDA) or any international regulatory agency.

Ceplene Highlights

•      Novel treatment for life-threatening cancers and hepatitis C

•      Late-stage drug candidate currently being tested in Phase 3 clinical trials

•      First-line breakthrough therapy

•      Targeting critical patient needs in multi-billion dollar markets

•      Tested in 17 ongoing and completed clinical trials in 19 countries

•      Clinical and research results presented at more than 80 scientific meetings and in more than 300 publications

•      Proprietary technology — 16 U.S. patents issued

CEPLENE FOR ADVANCED METASTATIC MELANOMA

Critical Need for More Effective Therapies

Ceplene for advanced metastatic melanoma represents our most advanced program with seven clinical trials in more than 1,000 patients completed or underway.  The first Phase 3 trial demonstrated a significant increase in survival for patients treated with Ceplene, and the drug candidate is now being tested in the final Phase 3 trial designed to support registration for marketing approval.  We currently expect to amend our New Drug Application (NDA) for U.S. approval to market Ceplene in 2005.

Advanced metastatic melanoma is the most deadly form of skin cancer and one of the fastest-growing cancers in the developed world, with no established or proven standard of care.  Melanoma is one of the few cancers that will spread to virtually any organ within the body, and the outlook is particularly dismal for patients when their disease spreads to the liver.

Malignant Melanoma Facts

•      The most deadly form of skin cancer

•      2002 market size (prevalence)1

United States	230,000
Europe	150,000

•      Incidence more than tripled among Caucasians between 1980 and 2002

•      Fastest growing among all cancers

•      Rapid spread to most organs

•      Patients with liver metastases typically live less than 5 months

•      No approved or experimental treatment improves survival

•      No standard of care

1      Decision Resources

“Because of the rising incidence, eventually we will all know people afflicted with melanoma,” said Dr. Alexander M.M. Eggermont, Department of Surgical Oncology, University Hospital Rotterdam - Den Hoed Cancer Center.  “We should also realize that this cancer impacts a relatively young population.  Advanced metastatic melanoma represents a very important unmet medical need as no treatment has shown a survival benefit.  Ceplene represents truly an innovative approach as it relies upon a unique mechanism and may be useful in breaking the resistance this disease has exhibited against traditional treatments.”

First Phase 3 Trial Demonstrates Improved Patient Survival

The largest study of Ceplene completed to date is the 305-patient U.S. Phase 3 trial (the “M01” trial) for the treatment of advanced metastatic melanoma.  In this randomized, controlled, multi-center Phase 3 trial, advanced metastatic melanoma patients were treated with a combination of Ceplene and interleukin-2 (“IL-2”), an immunotherapeutic agent already approved for the treatment of advanced metastatic melanoma.  Patients in the control group were treated with the same dose of IL-2 alone.  The primary endpoint was survival duration analyzed using the unadjusted Log-Rank Test to compare  Kaplan Meier survival distribution curves.

In October 2002, Sanjiv S. Agarwala, M.D., a principal investigator and Associate Medical Director of the Melanoma Center at the University of Pittsburgh Cancer Institute, presented the 36-month follow-up results for the M01 Phase 3 trial. The 36-month results demonstrated that the intent-to-treat population of all 305 patients randomized into the trial demonstrated a statistically significant improvement in survival for patients treated with the combination of Ceplene and IL-2 (p=0.037) compared to the control patients treated with IL-2 alone.

Also noteworthy was that the 36-month data demonstrated that the Ceplene/IL-2 combination significantly increased survival in the population of advanced metastatic melanoma patients with liver metastases (p=0.003).  Melanoma patients with liver metastases have a very poor prognosis for survival with a median survival of less than 5 months.  In the M01 trial, the percentage of liver metastases patients that lived three or more years was six times larger in the group treated with the Ceplene/IL-2 combination than in the group treated with IL-2 alone.

“The improvements in longer-term survival seen in the Ceplene trial, particularly in the poor-prognosis group with liver metastases, represent a significant benefit to a patient population that has few available therapeutic options,” said Dr. Agarwala.  “The combination of Ceplene and IL-2 is safe and well-tolerated by patients, and I look forward to the results of the confirming Phase 3 clinical study.”

Safety and Quality of Life

In addition to the survival benefit suggested by the study results, another notable outcome of the M01 Phase 3 trial was the fact that this survival benefit was achieved without additional clinically significant degradation in patient quality of life or toxicity.  Also notable, for the first time in any large study, advanced-stage malignant melanoma patients were allowed to self-administer treatment at home.

Researchers reported at the 38th meeting of the American Society of Clinical Oncology (ASCO) in May 2002 that the addition of Ceplene to IL-2 treatment improved median quality-adjusted survival duration and did not adversely affect quality of life of patients participating in the study.  Importantly, this benefit was achieved with a regimen that produced less toxicity than typically seen with IL-2, and was self-administered at home.

“Combination therapy using Ceplene plus subcutaneous IL-2, based on the Phase 3 data and my personal clinical experience, is safe and significantly improves the survival of metastatic melanoma patients without added toxicity or a decrease in quality of life,” said Dr. Eric Whitman of the Melanoma Center of St. Louis, an investigator in the M01 Phase 3 trial.

Well-Defined Regulatory Approval Path

In 2000 we submitted a New Drug Application (NDA) to the FDA requesting approval to market Ceplene based on the 12-month results of the M01 Phase 3 trial.  In January 2001 the FDA informed us that the single M01 study would not support approval on its own and that an additional Phase 3 trial would be required.  The delay experienced in the NDA approval process has generated a certain amount of confusion and misconceptions in the public regarding the interpretations of the results from the M01 Phase 3 trial and the remaining path for approval.  As described in the preceding section, the 36-month results highlight the success of the M01 Phase 3 trial, however, the NDA approval process requires a second Phase 3 trial to confirm the results reported and published from the first trial.

The combination of Ceplene and IL-2 is currently being tested in a confirming Phase 3 trial (the “M0104” trial) designed to support, in combination with the results of the M01 trial, approval in the U.S. and other countries.  The FDA has reviewed and accepted the protocol for the M0104 Phase 3 trial under its “Special Protocol Assessment” procedures, confirming that the trial will be an adequate and well-controlled study when conducted in accordance with the approved protocol.

The approval process for our NDA is now well defined, and we are pleased that we are progressing with what is designed to be the final Phase 3 trial expected to support approval of Ceplene for the treatment of melanoma.  We currently expect to complete the second trial in early 2005 and plan to amend our existing NDA at that time.  We will consider the possibility of filing for approval of Ceplene for the treatment of melanoma in Europe in 2003 based upon the results of our six completed clinical trials.

Ceplene Scientific Presentations  and Publications

Research and clinical results related to Ceplene have been the subject of more than 80 presentations at major scientific and clinical meetings, and have been published in more than 300 scientific and clinical articles.  Results from the M01 Phase 3 trial were the subject of two key scientific articles published during 2002.

The 12-month data from the M01 trial were published in the January 2002 edition of the Journal of Clinical Oncology (JCO).  These results, and an update of the 24-month results, were published in September 2002 in the JCO “Classic Papers and Current Comments” compilation of the major articles related to melanoma research published in JCO over the last 20 years.

Ceplene was also selected for presentation at a number of key oncology conferences.  Key presentations included:

•                      Dr. Theresa Whiteside, University of Pittsburgh Cancer Institute, Pittsburgh, and colleagues reported the results of a multi-center, Phase 2 advanced metastatic melanoma clinical study at the 17th Annual Society for Biological Therapy (SBT) meeting in November 2002.  The Phase 2 results demonstrated that combination therapy with Ceplene and IL-2 induced significant and measurable increases in the number and function of key activated immune cells that are known to target cancer cells.

•                      In June 2002, more than 20 years of research and clinical testing of Ceplene was the subject of a series of six scientific articles included in the Seminars in Oncology supplement entitled “New Applications of Cancer Immunotherapy.”  The supplement is comprised of ten articles discussing current trends and innovations in the use of immunotherapy, a treatment approach designed to enhance and exploit the immune system’s ability to combat cancer and infectious diseases.

The large number of scientific, peer-reviewed conferences reflects the growing awareness of the potential benefit Ceplene has demonstrated in clinical trials and other research.

CEPLENE IN OTHER CANCERS

Acute Myeloid Leukemia Phase 3 Trial Fully Enrolled

Acute Myeloid Leukemia (AML) is the most common form of acute leukemia in adults, and prospects for long-term survival are poor for the majority of patients.  There are approximately 20,000 new cases and 14,000 deaths caused by AML each year in the United States and Europe. Once diagnosed with AML, patients are typically treated with chemotherapy, and the majority of them achieve complete remission.  Unfortunately 75-80% of patients who achieve their first complete remission will relapse, and less than 5% of patients who relapse survive long term.

In a Phase 2 study of 39 patients, patients treated in their first remission with the Ceplene/IL-2 combination experienced median leukemia-free survival of 20 months compared to published reports suggesting a median time to relapse of 12 months.

In September 2000, we completed enrollment of a Phase 3 AML clinical trial in 320 patients based in 12 countries.  The trial is designed as a remission therapy to demonstrate that the combination of Ceplene and IL-2 can prolong leukemia-free survival time and prevent relapse in AML patients compared to the current standard of care, which is no therapy during remission.  Patients in the study will be evaluated for up to 48 months, and the trial is expected to be completed in 2004.

Renal Cell Carcinoma (Phase 2)

There are approximately 60,000 new cases annually of renal cell carcinoma (RCC), a deadly cancer of the kidneys, in the United States and Europe.  Metastatic RCC often is resistant to radiation therapy and chemotherapy, and the disease results in more than 24,000 deaths each year.  Expanding the clinical testing of Ceplene into RCC was logical as IL-2, the drug with which Ceplene has been tested in melanoma, is also approved for the treatment of advanced RCC.

One Phase 2 study has been completed and two studies are in follow-up.  Researchers reported at the ASCO meeting in May 2002 the results from a 41-patient randomized, controlled Phase 2 study.  In the Phase 2 study, advanced metastatic renal cell carcinoma patients were treated with a combination of Ceplene and IL-2, while patients in the control group were treated with the same dose of IL-2 alone.  For the group of patients treated with the Ceplene/IL-2 combination, 42% achieved a partial response or disease stabilization compared to 26% for the group treated with IL-2 alone.  Analysis of the survival data for the final two Phase 2 studies is expected to be completed in 2003.

CEPLENE IN HEPATITIS C

The Leading Blood-Borne Virus in the United States

Maxim’s clinical development program for Ceplene in hepatitis C is designed to eliminate this virus in patients by treating them with a triple-drug combination of Ceplene, pegylated interferon and ribavirin.  Accordingly, Ceplene is designed to complement rather than compete with the current standard of care for treating hepatitis C.

It is reported that there are more than 4 million people in the United States infected with the hepatitis C virus, and more that 200 million people infected world wide.  Deaths in U.S. from hepatitis C are expected to surpass those from AIDS in the near future.  The market for treating hepatitis C is currently $2 billion and projected to reach up to $7 billion by 2011.

Hepatitis C Virus Facts

•      200 million people infected world wide1

•      Large population remains undiagnosed

•      Leading cause of liver cancer

•      Deaths in U.S. will exceed those from AIDS

•      Market $2 billion and growing to up to $7 billion by 2011

•      50% of patients treated with  standard of care do not achieve a sustained response

1      Decision Rescources: Infectious Disease Study – Hepatitis C; May 2002.

Completed Phase 2 Study Highlights Benefit of Ceplene in HCV

In 2001 we completed a Phase 2 clinical trial (the “M0405” trial) of the combination of Ceplene and interferon-alpha (IFN-a) in the treatment of treatment-naïve chronic hepatitis C patients (patients who had not previously received treatment for hepatitis C).  As of the 72-week end-of-trial evaluation date, 35% of all patients (intent-to-treat basis) treated with Ceplene and IFN-a achieved a complete sustained viral response.  Published reports suggest that only approximately 13% of hepatitis C patients attain a sustained viral response from treatment with IFN-a alone.

In addition to the overall results, response rates achieved for the higher-risk patients treated with the Ceplene/IFN-a combination were substantially better than those typically expected for treatment with IFN-a alone.  Despite the poor prognosis for successful treatment, 28% of all patients (intent-to-treat basis) with the genotype-1 variant of the hepatitis C virus treated with Ceplene and IFN-a achieved a sustained complete viral response.  Published reports suggest that approximately 7% of genotype-1 patients attain a sustained response when treated with IFN-a alone.

Ceplene Scientific Presentations  and Publications in Hepatitis C

In September 2002, the results from the M0405 Phase 2 trial of Ceplene in hepatitis C were published in the Journal of Viral Hepatitis.   The researchers' conclusion from the study was that these data indicate that the addition of Ceplene as a combination therapy with IFN-a for patients with chronic hepatitis C is safe, potentially efficacious and should progress to advanced clinical testing.

Independent researchers also made three presentations related to Ceplene at the 52nd meeting of the American Association for the Study of Liver Diseases (AASLD) in Dallas, Texas.  Among these were the 72-week results from the completed pilot study evaluating Ceplene in triple-drug combination with IFN-a and ribavirin in the treatment of chronic hepatitis C patients who were nonresponsive to previous therapy.  After 72 weeks of follow up, sustained complete viral response was observed in 28% (5/18) of patients who entered the study, and in 38% (5/13) of evaluable patients (patients who completed at least four weeks of therapy).  No serious adverse events and no unexpected or irreversible side effects were reported in this Ceplene study.

“This study met its objective by demonstrating that Ceplene can be safely administered in this triple-drug combination, and clearly shows that this triple-drug therapy is feasible in nonresponder patients,” said Yoav Lurie, M.D., principal investigator in the study and Head, Hepatitis Clinic, Liver Unit, Institute of Gastroenterology and Hepatology, Tel Aviv Souraski Medical Center, Israel.  “The end-of-study results are promising and I look forward to more advanced studies.”

The results from the two completed studies described above provide the foundation for the more advanced clinical testing of Ceplene in hepatitis C described below.

Ceplene Development in Hepatitis C Advances in STAHRT Phase 2 Study

In December 2001, we commenced a randomized, controlled Phase 2 study of a Ceplene triple-drug combination for the treatment of hepatitis C nonresponder patients.  The randomized, controlled Phase 2 study is designed to compare the treatment of nonresponder hepatitis C patients with a triple-drug combination of Ceplene, Peg-Intron® (pegylated interferon) and Rebetol® (ribavirin) versus treatment with Peg-Intron and Rebetol combination therapy alone.  The study will include up to 282 patients who failed to respond to prior therapy with the combination of IFN-a and ribavirin.  Patients that have failed prior therapy for hepatitis C represent a substantial population in need of more effective treatments.

In August 2002, Ceplene passed an important milestone when the Data Safety Monitoring Board responsible for reviewing the study reported to Maxim that it had reviewed the safety data through 12 weeks of treatment for the first 41 patients enrolled in the trial, and concluded that there have been no safety concerns and that the trial should proceed under its approved protocol.  The DSMB includes world-leading clinicians experienced in the treatment of hepatitis C who review the safety data from this Phase 2 clinical trial on an ongoing basis.  The report from the DSMB is an important step in the development of Ceplene as this study represents the first time that Ceplene has been administered in humans in combination with Peg-Intron and Rebetol for the treatment of hepatitis C.

We are conducting the Phase 2 trial under an agreement whereby Schering Corporation, a division of Schering-Plough Corporation, is contributing two of its products, Peg-Intron and Rebetol, and performing the viral testing for the study.

CEPLENE IN OTHER CHRONIC LIVER DISEASES

Ceplene has shown the potential to prevent or inhibit oxidative stress, a condition associated with most acute and chronic liver diseases.  Based upon the basic mechanism of action of Ceplene, and the results we have seen in clinical testing, including hepatitis C and melanoma with liver metastases, preclinical testing of Ceplene has now been expanded to include non-viral chronic liver diseases.

In the United States alone, approximately 25 million people—one in every ten—have been afflicted with chronic liver, bile duct or gallbladder diseases.  More specifically, liver cirrhosis resulting from alcohol abuse is one of the ten leading causes of death in the United States.

In November 2002, researchers reported the results from preclinical studies suggesting that Ceplene accelerated recovery from alcohol-induced liver damage in an animal model of alcoholic liver disease (ALD)(1).  Liver injury was induced in the study through the administration of a single dose of ethanol once per day for four weeks in rats.  After four weeks, alcohol administration was discontinued and animals were treated with either histamine (0.5 mg/kg) or a vehicle control by subcutaneous injection twice a day for one week.  Liver damage was assessed through measurement of the liver enzymes ALT and AST, markers that are elevated when there is damage to the liver.  Animals that were treated with histamine achieved normalization of ALT and AST levels in approximately one-half of the time experienced by the control animals.

In addition, researchers presented the results of the three studies suggesting that Ceplene protected against alcohol-induced liver injury in animal models at the Digestive Disease Week (DDW) conference in May 2002, and the European Association for the Study of the Liver (EASL) conference in April 2002.

Based on the results from these multiple preclinical studies we will likely expand the testing of Ceplene in the future to investigate the protective mechanism of the drug candidate as a potential therapy for certain non-viral chronic liver diseases such as nonalcoholic steatohepatitis (NASH) and/or ALD.

1      Hornyak, Little, Radi, Gehlsen and Haaparanta in “Histamine Accelerates Recovery Time of Early Alcohol-induced Liver Injury in the Intragastric Gavage Rat Model” (American Association for the Study of Liver Diseases).

MX8899 TOPICAL GEL —

CANCER SUPPORTIVE CARE

Our MX8899 topical gel is being tested in two clinical studies in an attempt to help patients who suffer from oral mucositis and radiation dermatitis, both of which are significant side effects of certain cancer therapies.

Histamine dihydrochloride, the active agent in the MX8899 gel, has been shown in preclinical work to reduce inflammation by preventing the production and release of oxygen free radicals and proinflamatory cytokines such as TNF-alpha and IL-1b, thereby reducing oxidative stress.  In addition, it has been reported that histamine may improve blood circulation and assist in wound healing.  Accordingly, histamine-related gels have the potential to facilitate the healing processes  in situations where free-radical damage and excessive inflammation are involved.

Maxim’s topical gel has been tested by investigators in small pilot, randomized, blinded, placebo-controlled trials conducted by independent researchers in more than 75 patients with oral mucositis, herpes labialis (cold sores), burns (thermal and sun), decubitus ulcers, shingles, and conjunctivitis.  Patients experienced improved healing times when treated with topical histamine gels compared to placebo controls.

MX8899 for Oral Mucositis

Oral mucositis is a common, painful and debilitating toxicity suffered by cancer patients treated with certain chemotherapeutic agents and radiation therapy.  Symptoms of oral mucositis include the formation of canker sore-like lesions within the mouth that may extend to the tongue, throat and gastrointestinal tract, with mild to severe discomfort and difficulty eating and drinking.  The lesions may last two to three weeks, and in severe cases patients require hospitalization, pain medication, and limitations or interruptions in their cancer therapy.  Currently, there is no effective therapy for the prevention or treatment of oral mucositis.

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

A clinical trial of MX8899 in oral mucositis was commenced in 2002.  A total of 60 patients will be enrolled in the trial, each of whom is to receive chemotherapy with or without total body irradiation in preparation for either allogeneic or autologous hematopoietic stem cell transplantation.  In the blinded, controlled trial, half of the patients in the study will be randomized to receive the MX8899 gel, the other half will receive a placebo control.  The objectives of this study are to evaluate the safety, tolerability, and biological activity of the histamine gel for the treatment of oral mucositis.  Efficacy will be measured by the assessment of severity of oral mucositis as measured through two validated scoring scales that assess oral pain, swallowing and function as well as degree of ulceration and erythema (inflammation) in the oral cavity.

MX8899 is also being tested in radiation dermatitis, a serious side effect of head and neck radiation therapy suffered by up to 600,000 patients per year in the U.S.  In addition to causing patient discomfort, the burns and severe irritation associated with radiation dermatitis are sometimes severe enough that patients are forced to take breaks in their radiation treatment.  Currently, there are no standard preventative or therapeutic treatments for radiation-induced dermatitis.

Up to 30 patients will be enrolled in the trial, each receiving bilateral neck radiotherapy for head and neck squamous cell carcinoma.  The objectives of this study are to evaluate the safety, tolerability, and biological activity of the MX8899 gel for the treatment of radiation-induced dermatitis in patients with squamous cell carcinoma of the head and neck.

APOPTOSIS INDUCER DRUG CANDIDATES

We have developed and are employing a proprietary high-throughput screening system that is targeted to the identification of compounds that can modulate programmed cell death, or apoptosis.  Compounds that modulate apoptosis fall into two primary categories:

•       Compounds that induce apoptosis may serve as new drugs for cancer; and

•       Compounds that inhibit apoptosis may form the basis for new drugs for a wide variety of disease targets, such as myocardial infarction, stroke, liver failure, sepsis, and other degenerative diseases.

Our high-throughput screening technology has generated a pipeline of compounds that have the potential to modulate apoptosis, including several drug candidates that have undergone extensive in vitro and in vivo testing.

Apoptosis Highlights

•      15 novel cancer candidates identified to date

•      Targeting major cancers (breast, lung, prostate, and colorectal)

•      Novel mechanisms of action

•      Proprietary high-throughput screening technology:

•      Approximately one million compounds screened to date

•      Ongoing discovery capability

•      Pharmaceutical company collaborations

NOVEL DRUGS FOR BREAST, LUNG, PROSTATE AND COLORECTAL CANCER

Our researchers have identified a series of novel cancer drug candidates that are potent inducers of apoptosis.  The compounds were identified through our proprietary, high-throughput screening technology that uses a unique live cell screening assay.  We have screened approximately one million compounds using our screening technology and have identified drug candidates with unique mechanisms of actions that target major cancers such as breast, lung, prostate, and colorectal.

Maxim’s proprietary, high-throughput screening technology uses a unique live cell screening assay.  The assay is based upon a proprietary caspase substrate and high-throughput cancer drug screening technology that identifies small-molecule compounds that are activators of the signaling pathway of the apoptotic process.  The assay allows for the rapid identification of drug candidates that are potent killers of cancer cells, including compounds with novel mechanisms of action.  The assay has been extensively validated with anti-cancer compounds in clinical use.

Two of our lead cancer drug candidates identified with our high-throughput screening technology are highlighted below.

MX2167:               Potent, fast and broad-spectrum inducer of apoptosis that acts on the cell surface and has demonstrated potency against breast, prostate, non-small cell lung cancer, small cell lung cancer and leukemia.  This compound has demonstrated efficacy in multiple single-agent preclinical xenograft cancer models and has a novel mechanism of action.

MX126374:          Part of a family of compounds that shows selectivity for breast and colorectal tumor cell lines, but does not appear to be active in killing normal cells.  MX126374 has demonstrated efficacy in multiple preclinical xenograft cancer models and has a novel mechanism of action.

Apoptosis Collaborations and Commercialization Strategy

In March 2002, we announced that we had expanded the scope of our Collaborative Research and License Agreement with Celera Genomics.  The objective of the collaboration is to identify and develop novel small-molecule compounds that have the potential to be commercialized as new therapies for certain cancers.  As part of the expanded collaboration, we have used our proprietary screening assay to evaluate up to 700,000 compounds from Celera’s proprietary libraries for the purpose of identifying compounds that can induce apoptosis in certain cancer cells.  The agreement provides Maxim the option of electing to jointly participate with Celera in the clinical development and commercialization of compounds identified through the collaboration.

In 2000 we licensed to Shire BioChem our MX2105 family of anti-cancer compounds.  The collaboration calls for Shire BioChem to pay us up to $55 million in licensing and milestone payments, as well as a royalty on product sales.

Our drug discovery efforts have identified a series of novel compounds that may serve as drug candidates for cancer.  One of our primary commercialization objectives for 2003 is to complete a broad discovery partnership to advance multiple drug candidates into clinical trials and to undertake the development costs associated with this program.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements that involve risks and uncertainties. Such forward-looking statements include but are not limited to statements regarding plans for the development and commercialization of the Company’s drug candidates and future cash requirements. Such statements are only predictions and the Company’s actual results could differ materially from those anticipated or projected in such forward-looking statements. Factors that could cause or contribute to differences include the risk that the Company will not obtain approval to market its products, the risk that products that appeared promising in early research and clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that clinical trials may not commence when planned, the need for additional funds and the uncertainty of additional funding, and dependence on collaborative partners. These factors and others are more fully described in the Company’s Form 10-K for the fiscal year ended September 30, 2002.

OVERVIEW

During the periods encompassed by this Annual Report, Maxim Pharmaceuticals, Inc. (“Maxim” or the “Company”) has devoted substantially all of its resources to its Ceplene™ (histamine dihydrochloride), topical histamine and apoptosis inducer product development programs. In June 2000, the Company acquired Cytovia, Inc. (“Cytovia”) for $77.6 million in common stock and commenced at that time research and development efforts relating to apoptosis modulator drug candidates. The Company conducts its research and other product development efforts through a combination of internal efforts and collaborative programs with universities, other clinical research sites, contract research organizations and pharmaceutical companies. Oversight of all external and collaborative programs is conducted by the Company’s executive officers and other staff located primarily at its headquarters in San Diego, California.

                Maxim’s drug candidates are in the development stage, and the generation of revenue from product sales is dependent upon approval by the U.S. Food and Drug Administration (“FDA”) and foreign regulatory agencies. The Company expects to continue to incur losses at least over the next several years as it continues its research and development activities, particularly those relating to Phase 3 and Phase 2 clinical trials of Ceplene, and earlier-stage clinical trials and other research related to the apoptosis modulator and topical histamine technologies. Losses may fluctuate from quarter to quarter, and such fluctuations may be substantial as a result of, among other factors, the number and timing of clinical trials conducted, the funding, if any, provided as a result of corporate collaborations, the results of clinical testing, and the timing of FDA or international regulatory approvals. There can be no assurance that the Company will successfully develop, commercialize, manufacture or market its products or ever achieve or sustain product revenues or profitability.

RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 2002, 2001 AND 2000

Collaboration and Research Revenue  For the year ended September 30, 2002, collaboration and research revenue totaled $2,153,000, a decrease of $1,094,000 or 34% compared to the same period in the prior year.  This decrease is primarily attributable to the completion of contract research performed, primarily in prior years, under an agreement with Shire BioChem.  For the year ended September 30,

2001, collaboration and research revenue totaled $3,247,000, an increase of $1,862,000 from the same period in the prior year. The increase for the year ended September 30, 2001 was primarily the result of an increase in license fees and research revenues associated with the licensing of the Company’s MX2105 series of apoptosis inducer anti-cancer compounds to Shire BioChem.

Research and Development Expenses  For the year ended September 30, 2002, research and development expenses were $32,015,000, which were relatively consistent with the research and development expenses in the prior year. For the year ended September 30, 2001, research and development expenses were $32,642,000, a decrease of $3,813,000 or 10% from the prior year. This decrease was primarily due to the completion of several large clinical trials of Ceplene in 2001, including a Phase 3 trial in advanced metastatic melanoma and a Phase 2 trial in hepatitis C. Two other Phase 3 Ceplene cancer trials reached a follow-up stage in fiscal year 2001 where ongoing costs were less than in prior periods. The decrease in clinical trial costs in fiscal year 2001 was partially offset by an increase in research costs related to the apoptosis modulator technology platform.

                Marketing and Business Development Expenses  Marketing and business development expenses for the year ended September 30, 2002 were $3,211,000, a decrease of $5,187,000 or 62% over the same period in the prior year.  This decrease was due to a decrease in marketing and sales management personnel and other premarketing activities associated with the potential U.S. market launch of Ceplene. The market launch of Ceplene was originally anticipated for the first half of 2001. The potential launch was delayed after the FDA declined to approve the use of Ceplene for its most advanced development program, the treatment of patients with advanced metastatic melanoma that have liver metastases.  The Company is currently conducting a confirming Phase 3 trial, designed to support market approval of Ceplene for the treatment of patients with advanced metastatic melanoma that have liver metastates.  Marketing and business development expenses for the year ended September 30, 2001 were $8,398,000, an increase of $3,339,000 or 66% over the same period in the prior year.  This increase was due to an increase in marketing and sales management personnel and other premarketing activities associated with the planned market launch of Ceplene.

General and Administrative Expenses  For the year ended September 30, 2002, general and administrative expenses were $6,287,000, a decrease of $646,000 or 9% over the same period in the prior year.  This decrease was primarily the result of a decrease in legal fees associated with shareholder litigation and compensation expense.  For the year ended September 30, 2001, general and administrative expenses were $6,933,000, an increase of $2,454,000 or 55% over the same period in the prior year. This increase was primarily due to the increase in payroll and related costs associated with additional personnel to support our expanded operations and increased legal and other costs related to the shareholder litigation.

Amortization of Goodwill and Other Acquisition–Related Intangible Assets   This amortization expense relates to the goodwill and other intangible assets recorded as a result of the June 2000 acquisition of Cytovia.  There was no amortization of goodwill and other acquisition related intangible assets for the year ended September 30, 2002 due to the implementation of Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” which resulted in the complete write down of these assets on October 1, 2002.  For the year ended September 30, 2001, amortization of goodwill and other acquisition related intangible asset expenses was $2,211,000, an increase of $1,466,000 from the year ended September 30, 2000.  This increase was a result of the recognition of a full year of amortization during the year ended September 30, 2001, compared to only a partial year of amortization for the year ended September 30, 2000.

                Purchased In-Process Technology  Purchased in-process technology of $42,300,000 for the year ended September 30, 2000 resulted from the acquisition of Cytovia. There was no such expense for the years ended September 30, 2001 and 2002. Purchased in-process technology was expensed upon acquisition because, for certain Cytovia technology, technological feasibility had not been established, and no alternative uses existed. The value of in-process technology was calculated by identifying research projects in areas for which technological feasibility had not been established, estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from such products, discounting the net cash flows to present value, and applying the reduced percentage completion of the projects thereto.

                Provision for note receivable and loan guarantee to/for officers  For the year ended September 30, 2002, the Company recorded expenses of $700,000 and $900,000 for an allowance on a note receivable from an officer of the Company and a reserve on a loan guarantee made on behalf of an officer, respectively.  During the fourth quarter of fiscal year 2002, the Company determined the officers did not have the ability to fully meet these obligations.  Accordingly, the Company expensed amounts considered impaired as of September 30, 2002.

Investment Income  Investment income was $4,991,000 for the year ended September 30, 2002, a decrease of $4,802,000 or 49% from the prior year.  This decrease is a result of the decrease in our cash and short-term investment portfolio as well as a decrease in the rate of interest earned on these investments.  For the year ended September 30, 2001, investment income was $9,794,000, an increase of $1,708,000 or 21% over the same period in the prior year. This increase was primarily a result of interest earned on the proceeds of the follow-on public offering completed in February 2000.

Gain on Sale of Assets  In April 2000, the Company sold all assets, including the patent, license and other intellectual property rights, underlying its MaxVax™ mucosal vaccine technology for $3 million. The Company recorded a gain on the transaction of approximately $2.1 million in the year ended September 30, 2000.  There were no similar charges for the years ended September 30, 2001 and 2002.

                Cumulative Effect of Accounting Change  On October, 1, 2002, the Company adopted the provisions of SFAS No. 142, “Accounting for Goodwill and Other Intangible Assets,” and as a result of the transitional impairment test, wrote off all goodwill, which totaled $28,179,000.

LIQUIDITY AND CAPITAL RESOURCES

The Company has financed its operations primarily through the sale of its equity securities, including an initial public offering in 1996, an international follow-on public offering in 1997, private offerings of preferred stock in July and November 1999 and a follow-on public offering in February 2000, that provided total net proceeds of approximately $294 million.

Until required for operations, the Company’s policy under established guidelines is to keep its cash reserves in bank deposits, corporate debt securities, United States government instruments and other readily marketable debt instruments, all of which are investment-grade quality.  As of September 30, 2002, the Company had cash, cash equivalents and investments totaling approximately $111.5 million compared with $146.6 million at September 30, 2001.  As of September 30, 2002, the Company had working capital of approximately $104.8 million compared with $138.8 million at September 30, 2001.  The decrease in the Company’s cash, cash equivalents and short-term investments, and working capital was primarily due to day-to-day operating expenses relating to research and development activities.

                In December 2000, the Company entered into a secured revolving promissory note with an officer of the Company. The purpose of the agreement was to allow the repayment of margin loans associated with the exercise of stock options, the payment of income taxes associated with such exercises and the purchase of a residence.  The Board determined that it was in the Company’s best interest to provide the loan to the officer to avoid the necessity of selling personal holdings of the Company’s securities during a period of depressed market prices.  The note, as amended, bears interest at an annual rate of 4.0% and is secured by the officer’s outstanding options and shares of common stock. At September 30, 2002, $2,850,000 in principal and $259,000 in interest were outstanding under the note. The note came due on December 8, 2002.  As of the date the note came due, the officer did not have the liquid assets necessary to fully repay the loan.  The Company recorded an allowance of $700,000 on the loan during the fourth quarter of 2002, based on management’s estimate of the collectibility of the loans as of September 30, 2002.  On December 6, 2002, the Company collected interest accrued in 2002 under the note and is reviewing its options and alternatives and intends to collect the outstanding principal and interest owed under the loan.

                The Company is a guarantor on $1,800,000 in loans made by a bank to two officers and one former officer of the Company. Under the guarantor agreement, the Company granted the bank a security interest in a $1,800,000 certificate of deposit as collateral for the loans the bank made to the officers. The purpose of the agreement was to allow for the payment of income taxes associated with the exercise of stock options.  The Board determined that it was in the Company’s best interest to provide the guarantee to avoid the necessity of the officers selling personal holdings of the Company’s securities during a period of depressed market prices.  These loans are due in July 2004.  No assets are held as collateral for the guarantees; however, in a case of default the Company would pursue collection from the officers or former officer.  During the fourth quarter of fiscal year 2002, the Company determined that it was probable that one of the officers would not have the ability to repay his loan.  Therefore, the Company has recorded a liability in the amount of  $900,000.  The Company intends to collect from the officer any amounts that may ultimately be paid by the Company to the bank as a result of the guarantee on behalf of the officer.

                The Company has term loans with a bank totaling $2,444,000 at September 30, 2002, the proceeds of which were used to finance capital expenditures.  The loans require the Company to maintain a minimum aggregate balance of $3,500,000 at the institution, including the $1,800,000 certificate of deposit held under the loan guarantees, as described above.

The following table summarizes our contractual obligations as of September 30, 2002:

	Payments due by Period (in thousands)
	Total	1 Year or Less	2 Years	3 Years	4-5 Years
CONTRACTUAL OBLIGATIONS
Debt	$2,721	$1,089	$824	$714	$94
Guarantee on Officer Loan	900	—	900	—	—
Capital Lease Obligations	330	279	51	—	—
Operating Lease Obligations	6,266	2,094	1,376	1,322	1,474

The Company, as a development stage enterprise, anticipates incurring substantial additional losses at least in the near future as it continues to expend substantial amounts on its ongoing and planned clinical trials and its expanded efforts related to its other research and development efforts, including the apoptosis modulator program acquired as part of the Cytovia purchase.  In addition, the Company’s cash requirements may fluctuate in future periods as it conducts additional research and development activities including clinical trials, other research and development activities, and efforts associated with the commercial launch of any products that are approved for sale by government regulatory bodies.  Among the activities that may result in an increase in cash requirements are the scope and timing of the Phase 3 and Phase 2 Ceplene cancer and hepatitis C clinical trials currently underway, and earlier-stage clinical trials and other research related to liver disease and the apoptosis modulator and topical histamine technologies. Other factors that may impact the Company’s cash requirements include the results of clinical trials, the scope of other research and development activities, the time required to obtain regulatory approvals, costs associated with defending certain lawsuits currently pending against the Company, the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, and the ability to establish marketing alliances and collaborative arrangements. As a result of these factors, it is difficult to predict accurately the timing and amount of future cash requirements.

The Company may pursue the issuance of additional equity securities and corporate collaborative agreements, as required, to meet its cash requirements. The Company is currently pursuing a pharmaceutical collaboration regarding the marketing of Ceplene and is pursuing the out-licensing of its apoptosis modulator technology.  There can be no assurance that the Company will be able to enter into agreements on acceptable terms, if at all.  The issuance of additional equity securities, if any, could result in substantial dilution to the Company’s stockholders. There can be no assurance that additional funding will be available on terms acceptable to the Company, if at all. The failure to fund the Company’s capital requirements would have a material adverse effect on its business, financial condition and results of operations.

We believe that our available cash, cash equivalents and short-term investments at September 30, 2002 will be sufficient to satisfy our funding needs for at least the next 24 months.

The Company has never paid a cash dividend on its common stock and such payments are prohibited by the terms of the Company's bank loan. The Company does not contemplate the payment of cash dividends on its common stock in the foreseeable future.

IMPACT OF INFLATION

                The impact of inflation on the operations of the Company for the years ended September 30, 2002, 2001, and 2000 was not material.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and for the associated asset retirement costs. The standard applies to tangible long-lived assets that have a legal obligation associated with their retirement that results from the acquisition, construction or development or normal use of the asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the remaining life of the asset. The liability is accreted at the end of each period through charges to operating expense. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of this statement is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” it retains many of the fundamental provisions of SFAS No. 121, including the recognition and measurement of the impairment of long-lived assets to be held and used, and the measurement of long-lived assets to be disposed of by sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The adoption of this statement will have no impact on the Company’s historical consolidated financial statements.

In April 2002, FASB issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements,”  and SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers.” It also amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. The adoption of this statement is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2002, FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 provides guidance on the recognition and measurement of liabilities associated with exit and disposal activities. Under SFAS No. 146, liabilities for costs associated with exit or disposal activities should be recognized when the liabilities are incurred rather than at the date of commitment to an exit or disposal plan. This statement is effective prospectively for exit or disposal activities initiated after December 31, 2002. The adoption of this statement is not expected to have a material impact on the Company’s consolidated financial statements.

CRITICAL ACCOUNTING POLICIES

                The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses as well as related disclosure of contingent assets and liabilities. These estimates include useful lives for fixed assets, useful lives for intellectual propertys, estimated lives for license agreements, revenue recognition, allowance for note receivable, reserve related to loan guarantees, valuation of intellectual property, assumptions for valuing stock options, and estimates for clinical trial expenses incurred but not yet billed.  On an on-going basis, the Company evaluates its estimates. The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Under different assumptions or conditions these estimates may vary significantly. In addition, actual results may differ materially from these estimates.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its condensed consolidated financial statements.

                Revenue Recognition.  The Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, Revenue Recognition (SAB No. 101) provides guidance on the application of generally accepted accounting principles to selected revenue recognition issues. The Company believes that its revenue recognition policy is appropriate and in accordance with generally accepted accounting principles and SAB No. 101, as noted below.

The Company’s collaborative development agreements generally contain specific payments for specific activities or elements of the agreements. Up-front technology access fees are recognized over the term of the agreement or ongoing research period, as applicable, unless the Company has no further continuing performance obligations related to the fees. Research funding is recognized over the applicable research period as research activities are performed. Milestone payments are recognized when earned, as the milestone events are substantive and their achievability is not reasonably assured at the inception of the agreement. Amounts received but unearned are recorded as deferred revenue.  Certain collaborative agreements provide the Company donated materials and services which are recorded when used at the fair market value of the material received or the service provided.

                Clinical trial expenses.  The Company accounts for certain study drug, clinical trial site and other clinical trial costs by estimating the services incurred but not reported for each patient enrolled in each trial. These costs and estimates vary based on the type of clinical trial, the site of the clinical trial, the length of treatment period for each patient and the length of time required to receive formal documentation of the actual expenses incurred. As actual costs become known, the Company may need to revise its estimated accrual, which could also materially affect its results of operations.

                Valuation of Intellectual Property.  The Company evaluates its patents and licenses for impairment on an annual basis and whenever indicators of impairment exist. During this process, the Company reviews its portfolio of pending domestic and international patent applications, domestic and international issued patents, and licenses the Company has acquired from other parties. To determine if any impairment is present, the Company considers challenges or potential challenges to its existing patents, the likelihood of applications being issued, the scope of its issued patents and its experience. In the event that it is determined that an impairment exists where the Company had previously determined that one did not exist, it may result in a material adjustment to the Company’s financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

                The Company’s exposure to market risk is principally confined to its cash equivalents and investments that have maturities of less than three years. The Company maintains a non-trading investment portfolio of investment grade, liquid debt securities that limits the amount of credit exposure to any one issue, issuer or type of instrument. The securities in its investment portfolio are not leveraged, are classified as available-for-sale and are therefore subject to interest rate risk. The Company currently does not hedge interest rate exposure. A hypothetical 10 percent change in interest rates during the year ended September 30, 2002 would have resulted in approximately a $506,000 change in net loss.

CONTROLS AND PROCEDURES

                Within the 90 days prior to the date of this report, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s President and Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures, as defined in Exchange Act Rule 15d-14(c).  Based upon that evaluation, the Company’s President and Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in enabling the Company to record, process, summarize and report information required to be included in the Company’s periodic SEC filings within the required time period.  There have been no significant changes in the Company’s internal controls or in other factors that could significantly affect internal controls subsequent to the date the Company carried out its evaluation.

SELECTED FINANCIAL DATA

Selected financial data in thousands except per share data

Year ended September 30

	2002	2001	2000	1999	1998
	(In thousands, except per share data)
SELECTED STATEMENTS OF OPERATIONS DATA:
Research and development expenses	$32,015	$32,642	$36,456	$36,638	$20,147
Net loss applicable to common stock	(64,323)	(37,323)	(82,502)	(39,709)	(21,855)
Net loss per share of common stock	(2.76)	(1.61)	(4.58)	(3.94)	(2.37)
Weighted average shares outstanding	23,274	23,220	18,018	10,079	9,215

As of  September 30

	2002	2001	2000	1999	1998
	(In thousands)
SELECTED BALANCE SHEET DATA:
Cash, cash equivalents and investments	$111,491	$146,560	$190,365	$17,942	$35,769
Total assets	125,644	190,756	232,994	24,515	42,022
Long-term debt and long-term capital lease obligations	1,684	1,760	698	908	977
Deficit accumulated during the development stage	(261,048)	(196,725)	(159,402)	(81,913)	(42,687)
Stockholders’ equity	116,733	180,647	215,949	10,843	31,116

CONSOLIDATED BALANCE SHEETS

Maxim Pharmaceuticals, Inc. and Subsidiaries  (A Development Stage Company)

	As of September 30
	2002	2001
ASSETS
Current Assets:
Cash and cash equivalents	$24,775,043	$20,438,726
Short-term investments in marketable securities, available for sale	83,216,192	122,121,280
Accrued interest and other current assets	3,109,414	4,602,335
Total current assets	111,100,649	147,162,341

Restricted cash and cash equivalents	3,500,000	4,000,000
Property and equipment, net	5,577,287	6,071,664
Patents and licenses, net	2,892,757	1,957,502
Note receivable from officer, net of allowance of $700,000 and $0 at September 30, 2002 and 2001, respectively	2,408,922	3,011,709
Goodwill and intangible assets, net	—	28,179,466
Deposits and other assets	163,987	373,656
Total assets	$125,643,602	$190,756,338

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,856,587	$2,726,643
Accrued expenses	2,648,326	3,781,078
Notes payable	277,444	214,008
Current installments of obligations under capital leases	258,488	389,127
Current portion of long-term debt	811,082	395,464
Deferred revenue	475,000	843,750
Total current liabilities	6,326,927	8,350,070

Long-term debt, excluding current portion	1,632,821	1,450,036
Obligations under capital leases, excluding current installments	50,877	309,631
Provision for loan guarantee for officer	900,000	—

Commitments and contingencies

Stockholders’ Equity:
Convertible preferred stock, $.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at September 30, 2002 and September 30, 2001
	—	—
Common stock, $.001 par value, 40,000,000 shares authorized; 23,311,191 and 23,252,457 shares issued and outstanding at September 30, 2002 and September 30, 2001, respectively

	23,311	23,253
Additional paid-in capital	376,666,711	376,410,576
Deficit accumulated during the development stage	(261,048,253)	(196,725,305)
Accumulated other comprehensive income	1,091,208	938,077
Total stockholders’ equity	116,732,977	180,646,601
Total liabilities and stockholders’ equity	$125,643,602	$190,756,338

See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

				From Inception (October 23, 1989) Through September 30, 2002
	Year Ended September 30
	2002	2001	2000

Collaboration and research revenue	$2,152,713	$3,246,620	$1,384,617	$10,988,501

Operating expenses:
Research and development	32,015,050	32,642,367	36,455,769	173,183,354
Marketing and business development	3,211,000	8,397,707	5,058,312	20,344,410
General and administrative	6,286,962	6,932,768	4,478,665	32,589,985
Amortization of goodwill and other acquisition-related intangible assets	—	2,210,865	744,570	2,955,435

Purchased in-process technology	—	—	42,300,000	42,300,000
Provisions for note receivable and loan guarantee to/for officers	1,600,000	—	—	1,600,000

Total operating expenses	43,113,012	50,183,707	89,037,316	272,973,184

Loss from operations	(40,960,299)	(46,937,087)	(87,652,699)	(261,984,683)

Other income (expense):
Investment income	4,991,341	9,793,782	8,085,836	27,356,329
Gain on sale of assets	—	—	2,146,502	4,434,976
Interest expense	(186,308)	(177,007)	(91,615)	(2,671,458)
Other income (expense)	11,784	(2,973)	22,930	(3,951)
Total other income	4,816,817	9,613,802	10,163,653	29,115,896

Loss before cumulative effect of accounting change and preferred stock dividends	(36,143,482	(37,323,285	(77,489,046	(232,868,787
		))))

Cumulative effect of accounting change	(28,179,466)	—	—	(28,179,466)

Net loss before preferred stock dividends	(64,322,948)	(37,323,285)	(77,489,046)	(261,048,253)
Dividends on preferred stock	—	—	5,012,839	5,495,683

Net loss applicable to common stock	$(64,322,948)	$(37,323,285)	$(82,501,885)	$(266,543,936)

Basic and diluted net loss per share of common stock

Excluding cumulative effect of accounting change	$(1.55	$(1.61	$(4.58
		)))
Cumulative effect of accounting change	(1.21)	—	—

Basic and diluted net loss per share of common stock	$(2.76	$(1.61	$(4.58
		)))

Weighted average shares outstanding	23,273,621	23,219,564	18,018,317

See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Maxim Pharmaceuticals, Inc.and Subsidiaries (A Development Stage Company)

	Preferred Stock		Common Stock				Subscription Receivable/	Other Comprehensive
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Deferred Compensation	Income (Loss)	Total
Balance at October 23, 1989 (inception)	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common stock at $.001	—	—	1,000	8,029	—	—	—	—	8,029
Net income	—	—	—	—	—	44	—	—	44
Balance at December 31, 1989	—	—	1,000	8,029	—	44	—	—	8,073
Net income	—	—	—	—	—	751	—	—	751
Balance at December 31, 1990	—	—	1,000	8,029	—	795	—	—	8,824
Net income	—	—	—	—	—	272	—	—	272
Balance at December 31, 1991	—	—	1,000	8,029	—	1,067	—	—	9,096
Additional funding	—	—	42	—	1,259,249	—	—	—	1,259,249
Net loss	—	—	—	—	—	(2,445,184)	—	—	(2,445,184)
Balance at December 31, 1992	—	—	1,042	8,029	1,259,249	(2,444,117)	—	—	(1,176,839)
Net effect of reorganization and issuance of common stock to account for reverse acquisition	—	—	181,371	(7,847	53,002	(1,197,822	—	—	(1,152,667
				)		)			)
Net loss	—	—	—	—	—	(4,238,731)	—	—	(4,238,731)
Balance at September 30, 1993	—	—	182,413	182	1,312,251	(7,880,670)	—	—	(6,568,237)
Issuance of common stock at $60 per share for consulting and professional services	—	—	1,098	1	65,999	—	—	—	66,000

Issuance of Series A preferred stock for cash at $3.00 per share	250,000	250	—	—	487,250	—	—	—	487,500
Issuance of common stock to convert bridge debt financing at prices from $52.50 to $75 per share	—	—	112,440	113	5,933,894	—	—	—	5,934,007

Net loss	—	—	—	—	—	(2,432,623)	—	—	(2,432,623)
Balance at September 30, 1994	250,000	250	295,951	296	7,799,394	(10,313,293)	—	—	(2,513,353)

	Preferred Stock		Common Stock				Subscription Receivable/	Other Comprehensive
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Deferred Compensation	Income (Loss)	Total
Issuance of common stock at $3.00 per share upon conversion of debt	—	—	553,254	553	1,659,210	—	—	—	1,659,763
Issuance of common stock pursuant to anti-dilutive provisions in previous bridge debt financing	—	—	1,137,343	1,137	(1,137)	—	—	—	—
Issuance of common stock at $3.00 per share for subscription receivable	—	—	103,667	104	310,896	—	(311,000)	—	—
Net loss	—	—	—	—	—	(2,790,122)	—	—	(2,790,122)
Balance at September 30, 1995	250,000	250	2,090,215	2,090	9,768,363	(13,103,415)	(311,000)	—	(3,643,712)
Issuance of common stock at $3.00 per share in exchange for repayment of note payable to bank	—	—	744,646	745	2,249,255	—	—	—	2,250,000
Receipt of subscription receivable	—	—	—	—	—	—	311,000	—	311,000
Issuance of common stock and warrants at $3.75 per unit for cash	—	—	465,504	465	1,740,033	—	—	—	1,740,498
Issuance of common stock at $4.50 per share for cash	—	—	400,000	400	1,799,600	—	—	—	1,800,000
Exercise of common stock options	—	—	400	1	2,999	—	—	—	3,000
Issuance of common stock at $7.50 per share and warrants at $.10 per warrant in initial public offering	—	—	2,875,000	2,875	18,217,215	—	—	—	18,220,090
Conversion of preferred stock to common stock	(250,000)	(250)	102,866	103	147	—	—	—	—
Options granted to employees	—	—	—	—	394,999	—	(163,124)	—	231,875
Amortization of deferred compensation	—	—	—	—	—	—	44,385	—	44,385
Net loss	—	—	—	—	—	(833,488)	—	—	(833,488)
Balance at September 30, 1996	—	—	6,678,631	6,679	34,172,611	(13,936,903)	(118,739)	—	20,123,648

	Preferred Stock		Common Stock				Subscription Receivable/	Other Comprehensive
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Deferred Compensation	Income (Loss)	Total
Option granted to consultant	—	—	—	—	96,903	—	—	—	96,903
Amortization of deferred compensation	—	—	—	—	—	—	67,826	—	67,826
Net loss	—	—	—	—	—	(6,895,149)	—	—	(6,895,149)
Balance at September 30, 1997	—	—	6,678,631	6,679	34,269,514	(20,832,052)	(50,913)	—	13,393,228
Issuance of common stock at $15.25 per share in public follow-on offering	—	—	2,500,000	2,500	34,710,939	—	—	—	34,713,439
Exercise of common stock purchase warrants	—	—	392,000	392	4,115,608	—	—	—	4,116,000
Exercise of stock options and warrants	—	—	313,304	314	634,222	—	—	—	634,536
Options granted to consultants	—	—	—	—	50,438	—	—	—	50,438
Contribution to 401(k) plan	—	—	1,641	1	26,606	—	—	—	26,607
Amortization of deferred compensation	—	—	—	—	—	—	36,754	—	36,754
Net loss	—	—	—	—	—	(21,854,572)	—	—	(21,854,572)
Balance at September 30, 1998	—	—	9,885,576	9,886	73,807,327	(42,686,624)	(14,159)	—	31,116,430
Issuance of Series A preferred stock cash, net of issuance costs	206,874	207	—	—	18,258,794	—	—	—	18,259,001
Exercise of stock options and warrants	—	—	313,671	314	1,082,568	—	—	—	1,082,882
Options granted to consultants	—	—	—	—	79,727	—	—	—	79,727
Contribution to 401(k) plan	—	—	6,450	6	72,478	—	—	—	72,484
Dividends on Series A preferred stock	—	—	—	—	(482,844)	—	—	—	(482,844)
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(69,336)	(69,336)
Amortization of deferred compensation	—	—	—	—	—	—	11,216	—	11,216
Net loss	—	—	—	—	—	(39,226,350)	—	—	(39,226,350)
Balance at September 30, 1999	206,874	207	10,205,697	10,206	92,818,050	(81,912,974)	(2,943)	(69,336)	10,843,210

	Preferred Stock		Common Stock				Subscription Receivable/	Other Comprehensive
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Deferred Compensation	Income (Loss)	Total
Issuance of common stock at $55.00 per share in public follow-on offering, net of issuance costs	—	—	3,205,000	3,205	164,825,626	—	—	—	164,828,831
Issuance of common stock at $42.125 per share and assumption of stock options in acquisition, net of estimated costs	—	—	1,533,486	1,533	72,897,642	—	—	—	72,899,175
Issuance of Series B preferred stock for cash, net of issuance costs	267,664	267	—	—	22,551,240	—	—	—	22,551,507
Dividends on Series A and Series B preferred stock	—	—	—	—	(5,012,839)	—	—	—	(5,012,839)
Issuance of Series A and Series B preferred stock in payment of dividends	56,162	57	—	—	5,193,266	—	—	—	5,193,323
Conversion of preferred stock to common stock	(530,700)	(531)	5,307,000	5,307	(4,776)	—	—	—	—
Exercise of stock options and warrants	—	—	2,838,738	2,839	21,684,263	—	—	—	21,687,102
Options granted to consultants	—	—	—	—	222,874	—	—	—	222,874
Common stock issued as payment for technology rights	—	—	23,021	23	199,220	—	—	—	199,243
Contribution to 401(k) plan	—	—	2,807	3	100,875	—	—	—	100,878
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(77,710)	(77,710)
Amortization of deferred compensation	—	—	—	—	—	—	2,943	—	2,943
Net loss	—	—	—	—	—	(77,489,046)	—	—	(77,489,046)
Balance at September 30, 2000	—	—	23,115,749	23,116	375,475,441	(159,402,020)	—	(147,046)	215,949,491
Exercise of stock options and warrants	—	—	105,097	105	511,617	—	—	—	511,722
Options granted to consultants	—	—	—	—	149,169	—	—	—	149,169
Contribution to 401(k) plan	—	—	31,611	32	195,016	—	—	—	195,048
Unrealized gain on investments available for sale	—	—	—	—	—	—	—	1,085,061	1,085,061
Stock based compensation for modifications in stock option agreements	—	—	—	—	79,333	—	—	—	79,333
Net loss	—	—	—	—	—	(37,323,285)	—	—	(37,323,285)

	Preferred Stock		Common Stock				Subscription Receivable/	Other Comprehensive
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Deferred Compensation	Income (Loss)	Total
Foreign currency translation adjustment	—	—	—	—	—	—	—	62	62
Balance at September 30, 2001	—	—	23,252,457	23,253	376,410,576	(196,725,305)	—	938,077	180,646,601
Exercise of stock options and warrants	—	—	11,033	11	53,198	—	—	—	53,209
Warrants granted to consultants	—	—	—	—	964	—	—	—	964
Contribution to 401(k) plan	—	—	47,701	47	201,973	—	—	—	202,020
Unrealized gain on investments available for sale	—	—	—	—	—	—	—	156,946	156,946
Net loss	—	—	—	—	—	(64,322,948)	—	—	(64,322,948)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(3,815)	(3,815)
Balance at September 30, 2002	—	$—	23,311,191	$23,311	$376,666,711	$(261,048,253)	$—	$1,091,208	$116,732,977

See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

				From Inception (October 23, 1989) Through September 30, 2002

	Year Ended September 30
	2002	2001	2000
OPERATING ACTIVITIES:
Net loss	$(64,322,948)	$(37,323,285)	$(77,489,046)	$(261,048,253)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	2,272,936	4,191,337	1,629,374	10,224,008
Stock contributions to 401(k) plan	202,020	195,048	100,878	597,038
Cumulative effect of accounting change	28,179,466	—	—	28,179,466
Stock-based compensation	964	228,502	425,060	1,273,651
Loss (gain) on disposal of property and equipment	(2,211)	66,222	6,895	281,192
Provisions for note receivable and loan guarantees to/for officers	1,600,000	—	—	1,600,000
Purchased in-process technology	—	—	42,300,000	44,946,166
Gain on sale of assets	—	—	(2,146,502)	(2,146,502)
Loss on write-off of patents	—	—	37,661	444,241
Amortization of premium on investments	—	—	—	535,285
Cumulative effect of reorganization	—	—	—	1,152,667
Gain on sale of subsidiary	—	—	—	(2,288,474)
Other	—	—	—	(283,658)
Changes in operating assets and liabilities:
Accrued interest and other current assets	1,848,548	868,136	(2,017,064)	(1,513,504)
Deposits and other assets	209,669	14,779	(45,488)	(660,077)
Accounts payable	(870,056)	(4,239,046)	(2,216,386)	765,343
Accrued expenses	(1,132,752)	(1,336,751)	168,526	1,350,539
Deferred revenue	(368,750)	(1,541,667)	2,385,417	475,000
Net cash used in operating activities	(32,383,114)	(38,876,725)	(36,860,675)	(176,115,872)

INVESTING ACTIVITIES:
Purchases of marketable securities	(66,537,907)	(105,945,477)	(133,809,087)	(388,531,505)
Sales and maturities of marketable securities	105,600,000	102,647,000	28,429,901	306,912,951
Purchases of property and equipment	(1,590,234)	(3,917,903)	(1,577,963)	(10,049,941)
Additions to patents and licenses	(1,121,366)	(738,627)	(430,559)	(5,515,514)
Net proceeds from sale of assets	—	—	2,955,000	3,451,555
Cash acquired in acquisition of business	—	—	135,941	1,121,297
Net cash provided by (used in) investing activities	36,350,493	(7,955,007)	(104,296,767)	(92,611,157)

FINANCING ACTIVITIES:
Net proceeds from issuance of common stock and exercise of stock options and warrants	53,209	511,722	186,515,933	253,285,585
Net proceeds from issuance of preferred stock	—	—	22,551,507	41,298,008
Payment of preferred stock dividends	—	—	(302,361)	(302,361)
Proceeds from issuance of notes payable and long-term debt	1,040,403	1,845,500	—	9,317,981
Restricted cash	500,000	(4,000,000)	—	(3,500,000)
Payments on notes payable, long-term debt, and capital lease obligations	(1,123,584)	(702,206)	(1,524,525)	(7,136,688)
Proceeds from issuance of notes payable to related parties	—	—	—	4,982,169
Payments on notes payable to related parties	—	—	—	(1,329,885)
Loan to officer	(97,213)	(3,011,709)	—	(3,108,922)
Net cash provided by (used in) financing activities	372,815	(5,356,693)	207,240,554	293,505,887
Effect of exchange rate changes on cash	(3,877)	62	—	(3,815)
Net increase (decrease) in cash and cash equivalents	4,336,317	(52,188,363)	66,083,112	24,775,043
Cash and cash equivalents at beginning of period	20,438,726	72,627,089	6,543,977	—
Cash and cash equivalents at end of period	$24,775,043	$20,438,726	$72,627,089	$24,775,043

See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY)

1.  NATURE OF OPERATIONS AND BASIS FOR PRESENTATION

Maxim Pharmaceuticals, Inc. (the “Company”) was incorporated in Delaware and merged in 1993 with Syntello Vaccine Development AB (“SVD”), a Swedish biopharmaceutical company, in an exchange of stock accounted for as a reverse acquisition (the “Reorganization”). The Company’s proprietary technologies, which provide the basis for drug candidates for life-threatening cancers and liver diseases, were acquired during and following the Reorganization. The statements of operations inception-to-date information reflect the cumulative operations of SVD from the date of its inception (October 23, 1989). The statements of stockholders’ equity for the periods from inception to the date of the Reorganization reflect the equity activity of SVD. The Company sold SVD in July 1996. In June 2000, the Company acquired Cytovia, Inc., and in September 2000, the Company incorporated Maxim Pharmaceuticals Europe Limited, both of which operate as wholly owned subsidiaries.

Since the Reorganization, the Company has devoted substantially all of its resources to its Ceplene™ (histamine dihydrochloride) and topical gel product development programs. As a result of the June 2000 acquisition of Cytovia, Inc., the Company also has undertaken research and development efforts relating to apoptosis modulator drug candidates. The Company conducts its research and other product development efforts through a combination of internal efforts and collaborative programs with universities, other clinical research sites, contract research organizations and pharmaceutical companies. Oversight of all external and collaborative programs is conducted by the Company’s executive officers and other staff primarily located at its headquarters in San Diego, California.

For the period from commencement of operations to date, the Company has been a development stage enterprise, and accordingly, the Company’s operations have been directed primarily toward developing its proprietary technologies. The Company has experienced net losses since its inception and as of September 30, 2002, had an accumulated deficit of $261,048,253. Such losses and accumulated deficit resulted from the Company’s absence of significant revenue and significant costs incurred in the development of the Company’s proprietary technologies.

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

CASH EQUIVALENTS AND INVESTMENTS IN MARKETABLE SECURITIES—Investments with original maturities of less than 90 days at the date of purchase are considered to be cash equivalents. All other investments are classified as short-term investments which are deemed by management to be available-for-sale and are reported at fair value with net unrealized gains or losses reported within other comprehensive loss in the statement of stockholders’ equity. Realized gains and losses, and declines in value judged to be other than temporary, are included in investment income or interest expense. The cost of securities sold is computed using the specific identification method.

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

PROPERTY AND EQUIPMENT—Property and equipment are recorded at cost, net of accumulated depreciation and amortization. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Amortization of leasehold improvements is calculated using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

PATENTS AND LICENSES—The Company capitalizes certain legal costs and acquisition costs related to patents and licenses. Accumulated costs are amortized over the lesser of the legal lives or the estimated economic lives of the proprietary rights, generally seven to ten years, using the straight-line method and commencing at the time the patents are issued or the license is acquired.

GOODWILL AND INTANGIBLE ASSETS—Goodwill represents the difference between the purchase price of acquired businesses and the fair value of their net assets. Intangible assets represent identified intangible assets in acquisitions. Goodwill and intangible assets are amortized over 15 years and five years, respectively, their estimated period of benefit, on a straight-line basis. Effective October 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” and ceased the amortization of goodwill and indefinite live intangible assets.  The transitional impairment analysis performed under SFAS No. 142 on October 1, 2001, resulted in an implied fair value of the goodwill of zero. Therefore, a non-cash charge of $28,179,466 was recorded during the quarter ended December 31, 2001, reflecting the cumulative effect of change in accounting principle resulting from the adoption of SFAS No. 142 and the related write down of goodwill and intangible assets.

IMPAIRMENT OF LONG-LIVED ASSETS—The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

FAIR VALUE OF FINANCIAL INSTRUMENTS—The carrying amount of cash and cash equivalents, short-term investments, accrued interest and other current assets, accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments. The carrying amount of the note payable and long-term debt are reasonable estimates of their fair value as these amounts bear interest based on market rates currently available for notes with similar terms.  The carrying amount of the note receivable from an officer approximates its fair value due to the allowance recorded against the note.

REVENUE RECOGNITION—Revenue consists of up-front technology access fees, research fees and milestone payments. Revenue from these fees is recorded over the term of the arrangement. Up-front technology access fees are recognized over the term of the agreement or ongoing research period, as applicable, unless the Company has no further continuing performance obligations related to the fees. Research funding is recognized over the applicable research period as research activities are performed. Milestone payments are recognized when earned, as the milestone events are substantive and their achievability is not reasonably assured at the inception of the agreement. Amounts received but unearned are recorded as deferred revenue.  Certain collaborative agreements provide the Company donated materials and services which are recorded when used at the fair market value of the material received or the service provided.

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

NET LOSS PER SHARE—Net loss per share is calculated in accordance with Statement of Financial Accounting Standards No. 128 “Earnings per Share.” Basic net loss per share of common stock is computed by dividing the net loss after deduction of dividends on preferred stock by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is calculated by including the additional common shares issuable upon exercise of outstanding convertible preferred stock, options and warrants in the basic weighted average share calculation, unless the effect of their inclusion is antidilutive. For the years ended September 30, 2002, 2001 and 2000, outstanding options and warrants totaled 3,783,212, 2,954,047, and 2,873,862, respectively. As these securities were antidilutive for the years then ended, diluted loss per share equaled the basic loss per share in each respective year.

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

123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above related to employees and has adopted the disclosure requirements of SFAS No. 123.

TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS—Assets and liabilities of foreign operations where the functional currency is other than the U.S. dollar are translated at fiscal year-end rates of exchange, and the related revenue and expense amounts are translated at the average rates of exchange during the fiscal year. Gains or losses resulting from translating foreign currency financial statements resulted in an immaterial impact to the financial statements for the years ended September 30, 2002, 2001 and 2000.

USE OF ESTIMATES—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates.

RECLASSIFICATIONS—Certain amounts in the prior years’ consolidated financial statements have been reclassified to conform with current year classifications.

3.  ACQUISITION AND ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT—GOODWILL AND OTHER INTANGIBLE ASSETS

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

Goodwill	$30,385,900
Assembled workforce	749,000
In-process technology	42,300,000
Total allocated to intangibles	$73,434,900

Purchased in-process technology was expensed upon acquisition because technological feasibility had not been established and no further alternative uses existed. The value of in-process technology was calculated by identifying research projects in areas for which technological feasibility had not been established, estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from such products, discounting the net cash flows to present value, and applying the reduced percentage completion of the projects thereto. The discount rate used in the analysis was 40% and was based on the risk profile of the acquired assets. At September 30, 2001 the Company's recorded goodwill and other intangible assets resulting from the Cytovia acquisition had an unamortized book value of $28,179,466. Through September 30, 2001, goodwill and other intangible assets were being amortized over 15 years and five years, respectively.

Effective October 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets to Be Disposed Of.”

As a result of the adoption of SFAS No. 142, the Company ceased amortizing goodwill on October 1, 2001, and performed the transitional impairment assessment of the goodwill related to the Cytovia acquisition for impairment as of October 1, 2001. Although the goodwill arose from purchase accounting applied to the acquisition of a specific entity, SFAS No. 142 requires that this test be applied to the relevant “reporting unit” which may differ from the specific entity acquired. Due to the integrated nature of the Company’s operations, the entire Company was determined to be one single reporting unit. Under the provisions of SFAS No. 142, the Company was required to identify potential impairment of goodwill by comparing the fair value of the Company, with the Company’s fair value based on the market price of the Company’s common stock, to the carrying value of the Company’s assets, including goodwill. As this analysis indicated an impairment of goodwill, the Company was required to measure the amount of impairment by comparing the “implied” fair value of the goodwill to its carrying amount. The analyses performed under SFAS No. 142 resulted in an implied fair value of the goodwill of zero.

Therefore, a non-cash charge of $28,179,466 was recorded during the quarter ended December 31, 2001, reflecting the cumulative effect of change in accounting principle resulting from the adoption of SFAS No. 142 and the related write down of goodwill and intangible assets.

Had the Company accounted for its goodwill under the provisions of SFAS No. 142 beginning October 1, 2000, the Company’s net loss applicable to common stock and net loss per share would have been as follows for the years ended September 30, 2001 and 2000:

	Year Ended September 30,
	2001	2000

Reported net loss applicable to common stock	$(37,323,285)	$(82,501,885)
Goodwill amortization	2,210,865	744,570
Adjusted net loss applicable to common stock	$(35,112,420)	$(81,757,315)

Basic and diluted net loss per share of common stock:
Reported net loss per share of common stock	$(1.61)	$(4.58)
Goodwill amortization	0.10	0.04
Adjusted basic and diluted net loss per share of common stock	$(1.51)	$(4.54)

4.  SHORT-TERM INVESTMENTS IN MARKETABLE SECURITIES

The following is a summary of the Company’s investment securities, all of which are classified as available-for-sale. Determination of estimated fair value is based upon quoted market prices.

	September 30, 2002
	Gross amortized cost	Gross unrealized gains	Gross unrealized losses	Market Value

Asset-backed securities	$8,342,490	$217,662	$—	$8,560,152
Corporate debt securities	67,741,972	836,103	—	68,578,075
Other securities	2,000,000	—	—	2,000,000
U.S. securities & other government obligations	4,036,707	41,258	—	4,077,965
	$82,121,169	$1,095,023	$—	$83,216,192

	September 30, 2001
	Gross amortized cost	Gross unrealized gains	Gross unrealized losses	Market Value

Asset-backed securities	$13,816,871	$80,259	$(155,242)	$13,741,888
Corporate debt securities	85,833,349	1,013,860	(49,357)	86,797,852
Other securities	7,500,000	—	—	7,500,000
U.S. securities & other government obligations	14,033,045	48,495	—	14,081,540
	$121,183,265	$1,142,614	$(204,599)	$122,121,280

The amortized cost and estimated fair value of securities available-for-sale at September 30, 2002, by contractual maturity, are as follows:

	Amortized Cost	Estimated Fair Value

Due in one year or less	$43,335,080	$43,756,607
Due after one year through three years	38,786,089	39,459,585
	$82,121,169	$83,216,192

5.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	September 30
	2002	2001

Laboratory equipment	$3,177,267	$2,132,683
Office equipment and furniture	4,312,640	4,155,130
Leasehold improvements	2,984,373	2,935,384
	10,474,280	9,223,197
Less accumulated depreciation and amortization	(4,896,993)	(3,151,533)
	$5,577,287	$6,071,664

At September 30, 2002 and 2001, property and equipment included equipment under capital leases of $1,344,268 and $1,657,063, with related accumulated amortization of $507,583 and $526,796, respectively.

6.  ACCRUED INTEREST AND OTHER CURRENT ASSETS

Accrued interest and other current assets consist of the following:

	September 30
	2002	2001

Accrued interest	$1,319,796	$2,409,588
Prepaid insurance	353,200	432,547
Prepaid clinical trial costs	126,618	884,983
Other	1,309,800	875,217
	$3,109,414	$4,602,335

7.  RELATED PARTY TRANSACTIONS

In December 2000, the Company entered into a secured revolving promissory note with an officer of the Company. The purpose of the agreement was to allow the repayment of margin loans associated with the exercise of stock options, the payment of income taxes associated with such exercises and the purchase of a residence.  The Board determined that it was in the Company’s best interest to provide the loan to the officer to avoid the necessity of selling personal holdings of the Company’s securities during a period of depressed market prices.  The note, as amended, bears interest at an annual rate of 4.0% and is secured by the officer’s outstanding options and shares of common stock. At September 30, 2002, $2,850,000 in principal and $259,000 in interest were outstanding under the note. In the fourth quarter of 2002, the Company determined that the note to the officer had become impaired because the Company determined that the officer did not have the ability to repay the loan in full when due.  Accordingly, the Company recorded an allowance on this note in the amount of $700,000.  The entire outstanding balance of principal and interest came due December 8, 2002.  For additional information regarding the maturity of this asset, see Note 17 “Subsequent Event.”

During the year ended September 30, 2001, the Company became a guarantor on $1,600,000 in loans made by a bank to three officers of the Company. Under the guarantor agreement, the Company granted the bank a security interest in a $1,600,000 certificate of deposit as collateral for the loans the bank made to the officers. The purpose of the guarantees was to allow the payment of income taxes associated with the exercise of stock options.  The Board determined that it was in the Company’s best interest to provide the guarantee to avoid the necessity of the officers selling personal holdings of the Company’s securities during a period of depressed market prices.  In July 2002, the loans from the bank to the two officers and one then former officer were amended, which resulted in the Company increasing its guarantee and corresponding certificate of deposit to $1,800,000.  These loans are due in July 2004.  No assets are held as collateral for the guarantees; however, in a case of default the Company would pursue collection from the individuals.  During the fourth quarter of fiscal year 2002, the Company determined that it was probable that one of the officers would not have the ability to repay his loan. Therefore, the Company has recorded a liability in the amount of $900,000.  The Company intends to collect from the officer any amounts that may ultimately be paid by the Company to the bank as a result of the guarantee on behalf of the officer.

8.  ACCRUED EXPENSES

Accrued expenses consist of the following:

	September 30
	2002	2001

Clinical trial costs	$1,488,153	$2,636,246
Compensation	678,865	725,327
Deferred rent	246,167	222,484
Other	235,141	197,021
	$2,648,326	$3,781,078

9.  NOTES PAYABLE AND LONG TERM DEBT

The Company had a credit agreement with a bank that provided for a $3,200,000 committed line of credit which it was able to access for equipment and other capital assets. On July 29, 2002, the Company amended the credit agreement, which increased the Company’s available line of credit to $3,800,000. The Company was able to access the line for equipment and other capital assets purchased from the date of the amendment through September 30, 2002, after which time the line became a term loan.  The agreement contains customary affirmative and negative covenants, including financial covenants requiring the maintenance of specified liquidity terms and minimum tangible net worth.  The Company is required to maintain its principal depository and operating accounts with the bank.  In addition, the Company has the choice to either maintain a minimum aggregate balance of $3,500,000 at the institution or pay to the bank a quarterly fee of $2,500.

Under the terms of the original agreement, the Company was required to maintain a minimum aggregate balance of $4,000,000 at the institution; however, the bank reduced this balance to $3,500,000 when the agreement was amended in July 2002.

Notes payable and long-term debt consist of the following:

	September 30
	2002	2001

Bank term loan payable in monthly installments commencing January 1, 2002 through April 1, 2006, at an interest rate of prime plus .75% (4.75% at September 30, 2002)	$2,443,903	$1,845,500
3.68% promissory note payable, payable in monthly installments through June 30, 2003	277,444	—
8.35% promissory note payable, payable in monthly installments through June 30, 2002	—	214,008

Total notes payable and long-term debt	2,721,347	2,059,508

Less current portion of notes payable and long-term debt	(1,088,526)	(609,472)
Total long-term portion of notes payable and long-term debt	$1,632,821	$1,450,036

The aggregate amounts of debt outstanding at September 30, 2002 which will become due in 2003, 2004, 2005 and 2006 are: $1,088,526, $824,544, $714,044, and $94,233, respectively.

10.  LEASES

The Company leases office and laboratory facilities under five-year and ten-year noncancelable operating leases with expiration dates ranging from September 2003 to October 2008. Rent expense approximated $2,059,000, $2,238,000, and $1,276,000 for the years ended September 30, 2002, 2001, and 2000, respectively. The Company entered into agreements to sublease certain of its facilities. Total sublease income for the years ended September 30, 2002, 2001 and 2000 was $277,000, $554,000, and $244,000, respectively. In addition, the Company is obligated under several capital leases for equipment.

Future commitments under noncancelable operating leases for the next five years, net of sublease commitments is $1,992,303 in 2003, and future minimum lease payments due under capital lease agreements as of September 30, 2002, are as follows:

Year Ended September 30	Operating Leases	Capital Leases

2003	$2,093,624	$278,938
2004	1,375,751	50,877
2005	1,322,375	—
2006	807,440	—
2007	666,419	—
Total	$6,265,609	329,815
Less amount representing interest		(20,450)

Present value of future minimum lease payments		309,365
Less current portion of obligations under capital leases		(258,488)
Obligations under capital leases, excluding current portion		$50,877

11.  SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended September 30
	2002	2001	2000	From Inception Through September 30, 2002

Noncash investing and financing activities:
Dividends on preferred stock	$—	$—	$5,012,839	$5,495,683
Issuance of preferred stock in payment of dividend	—	—	(4,890,962)	(4,890,962)
Unrealized gain (loss) on investments available for sale	156,946	1,085,061	(77,710)	1,094,961
Other assets acquired under note payable	355,627	273,829	317,500	1,170,614
Property and equipment acquired under capital leases	—	—	—	220,199
Acquisition of subsidiary:
Assets acquired	—	—	2,954,536	7,871,895
Liabilities assumed	—	—	(4,424,758)	(10,336,239)
Net equity effect of acquisition	—	—	(72,899,175)	(72,899,175)
Issuance of common stock to convert debt	—	—	—	7,593,770
Issuance of common stock/warrants for services	964	—	—	66,964
Sale of subsidiary:
Net patents sold	—	—	—	154,296
Other liabilities transferred	—	—	—	(121,210)
Note payable transferred	—	—	—	(2,421,560)
Other accruals	—	—	—	100,000

Supplemental disclosure of cash flow information — cash paid for interest	177,682	166,190	95,004	1,987,590

12.  GAIN ON SALE OF ASSETS

In April 2000, the Company sold all assets, including the patent, license and other intellectual property rights, underlying its MaxVax™ mucosal vaccine technology for $3 million. The Company recorded a gain on the transaction of approximately $2.1 million in the year ended September 30, 2000.

13.  STOCKHOLDERS’ EQUITY

WARRANTS—On September 1, 2002, the Company issued 15,000 warrants at an exercise price of $2.75 to non-employees.  Compensation expense related to the 15,000 warrants during the year ended September 30, 2002 totaled $964.  As of September 30, 2002, warrants to purchase 58,787 shares of the Company’s common stock at a weighted average exercise price of $11.44 per share are outstanding. Warrants to purchase 43,787 shares are exercisable as of September 30, 2002, and the remainder vest monthly through September 2004.  The warrants were granted to certain consultants primarily in connection with certain financing transactions and investor communication activities.  These warrants have terms expiring in 2004 through 2009. On July 10, 2001, the Company’s publicly traded redeemable warrants expired at the close of trading in accordance with the terms of the warrant securities. The warrants were issued in conjunction with the Company’s initial public offering in 1996, and prior to expiration each warrant was exercisable for the purchase of one share of common stock at $10.50 per share. At the time of expiration, 1,063,821 warrants were outstanding. During the year ended September 30, 2002, there were no warrants which were exercised.

STOCK OPTIONS—In 1993, the Company established a stock option plan (the “1993 Plan”) under which incentive and nonqualified stock options have been granted to key employees, directors and consultants of the Company. Under the 1993 Plan, as amended, options may be granted to purchase up to 1,800,000 shares of common stock; options that are granted generally vest over four to five years and have a maximum term of ten years. In August 2000, the Company adopted a non-statutory stock option plan (the “2000 Plan”) under which nonqualified stock options may be granted to employees, consultants, officers and directors of the Company. Under the 2000 Plan, options may be granted to purchase up to 750,000 shares of common stock, of which total grants to officers and directors must be less than half of the authorized shares; options that are granted generally vest over four years and have a maximum term of ten years. In 2001, the Company established a stock option plan (the “2001 Incentive Plan”) under which incentive and nonqualified stock options have been granted to key employees, directors and consultants of the Company. Under the 2001 Plan, options may be granted to purchase up to 750,000 shares of common stock; options that are granted generally vest over four years and have a maximum term of ten years.

The Company also grants options to non-employees in connection with their execution of consulting agreements with the Company. The fair value of the options granted to non-employees is estimated using the “Black-Scholes” method for option pricing, and the expense is recorded over the period services are performed.  Compensation expense related to option grants recorded during the years ended September 30, 2002, 2001, and 2000 totaled $0, $149,169, and $222,874, respectively. The Company also recorded $79,333 in compensation expense in 2001 related to the modification of stock options.

The following table summarizes the Company’s stock option activity:

	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding September 30, 1999	856,691	$9.93
Granted	1,094,644	$36.01
Options assumed under Cytovia, Inc. acquisition	187,128	$1.47
Exercised	(357,508)	$6.95
Canceled	(43,351)	$27.83
Outstanding September 30, 2000	1,737,604	$25.60
Granted	1,952,851	$14.89
Exercised	(76,447)	$2.43
Canceled	(703,748)	$47.07
Outstanding September 30, 2001	2,910,260	$13.83
Granted	1,186,935	$3.59
Exercised	(11,033)	$4.82
Canceled	(361,737)	$8.42
Outstanding September 30, 2002	3,724,425	$11.12

At September 30, 2002, options for 2,030,505 shares of common stock are exercisable and the remaining 1,693,920 become exercisable at various dates through September 30, 2006. The options expire at various dates through September 30, 2012.

The following table summarizes information concerning outstanding and exercisable options as of September 30, 2002.

	Options Outstanding			Options Exercisable
Price Range	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life	Shares	Weighted-Average Exercise Price

$0.66-$2.13	698,814	$2.10	9.86 years	356,030	$2.07
$2.14-$5.73	987,663	$4.93	8.71 years	505,740	$5.11
$5.74-$8.00	1,064,482	$7.10	6.66 years	500,344	$7.51
$8.01-$14.50	410,066	$11.40	4.36 years	397,491	$11.47
$14.51-$72.50	563,400	$40.53	5.86 years	270,900	$43.03
$0.66-$72.50	3,724,425	$11.12	7.43 years	2,030,505	$11.47

If the Company had elected to account for its stock options under a fair value method, the net loss applicable to common stock for the years ended September 30, 2002, 2001 and, 2000 would have been increased by $4,997,000 ($0.21 per share),  $5,418,000 ($0.23 per share), and $7,132,000 ($0.40 per share), respectively. The fair value of these options was estimated at the date of grant using the “Black-Scholes” method for option pricing and the following weighted-average assumptions for 2002, 2001, and 2000, respectively: risk-free interest rates of 2.4%, 4.0%, and 6.4%; dividend yield of 0%; volatility factors of 86%, 99%, and 73%; and an expected life of six years, five years and five years. These assumptions resulted in a weighted-average fair value of $2.09, $9.49, and $19.17 per share for stock options granted during the years ended September 30, 2002, 2001, and 2000, respectively.

STOCKHOLDER RIGHTS PLAN—In June 2000, the Board of Directors of the Company declared a dividend distribution of one preferred stock purchase right (a “Right”) for each outstanding share of common stock of Maxim held of record at the close of business on June 22, 2000. The Rights will initially trade with, and will be inseparable from Maxim’s common stock. The Rights will be exercisable only if a person or group acquires 15% or more of Maxim’s outstanding common stock, or announces a tender offer which, if successful, would result in ownership by a person or group of 15% or more of Maxim’s common stock. Each Right will entitle stockholders, other than the 15% or more acquirer, to buy one one-hundredth of a share of Maxim’s series A junior participating preferred stock at an exercise price of $325. If a person or group acquires 15% or more of Maxim’s common stock, each Right will entitle its holder, other than such person or member of such group, to purchase a number of Maxim’s common shares having a market value of $650. If Maxim were to be acquired in a merger or other business combination transaction after a person has acquired 15% or more of Maxim’s common stock, each Right will entitle its holder other than the acquiring person, to purchase a number of the acquiring company’s common shares having a market value of $650. The Rights Plan also includes an exchange option. In general, after the rights become exercisable, the Maxim Board may, at its option, effect an exchange of part or all of the Rights, other than Rights that have become void, for shares of Maxim common stock. Under this option, Maxim would issue one share of common stock for each right, subject to adjustment in certain circumstances. The Rights expire on June 22, 2010, unless redeemed by the Company’s Board of Directors. The Rights can be redeemed by the Board at a price of $0.01 per Right at any time before the Rights become exercisable.

14.  401(K) PLAN

The Company has a 401(k) retirement plan (the “401(k) Plan”) under which employees meeting eligibility requirements may elect to participate and contribute to the 401(k) Plan. The 401(k) Plan provides for matching contributions by the Company in an amount equal to the lesser of 50% of the employees’ deferral or 3% of the employees’ qualifying compensation. The Company contribution may be made in the form of either the common stock of the Company or cash at the discretion of the Company’s Board of Directors. Company contributions to the 401(k) plan for the fiscal years ended September 30, 2002, 2001, and 2000 were $202,020, $196,227, and $106,099, respectively, primarily in the form of Company common stock.

15.  INCOME TAXES

Income taxes for the years ended September 30, 2002, 2001 and 2000 differed from the amounts expected by applying the U.S. federal income tax rate of 34% to loss before taxes as follows:

	2002	2001	2000
Computed income benefit	$(21,868,000)	$(12,689,000)	$(26,344,394)
State taxes, net of federal benefit	3,000	1,000	1,055
Purchased research and development	—	—	14,382,000
Goodwill amortization	9,581,000	752,000	253,154
Change in federal valuation allowance	12,553,000	14,343,000	11,750,531
General business credit, net	(753,000)	(635,000)	(494,201)
Foreign losses	(190,000)	156,000	—
Expiration of net operating losses	603,000	(2,164,000)	—
Other permanent differences, net	71,000	236,000	451,855
	$—	$—	$—

The components that comprise deferred tax assets and liabilities at September 30, 2002 and 2001 are as follows:

	2002	2001
Deferred tax assets:
Net operating loss carryforwards	$86,486,000	$67,159,000
General business credit carryforwards	6,434,000	4,713,000
Other	3,922,000	3,392,000
Total gross deferred tax assets	96,842,000	75,264,000
Less valuation allowance	(96,842,000)	(75,264,000)
Net deferred tax asset	$—	$—

The net change in the valuation allowance for the year ended September 30, 2002 was an increase of $21,578,000. The valuation allowance of $96,842,000 at September 30, 2002 represents deferred tax assets that more likely than not will not be realized through the reversal of future taxable temporary differences or taxable income. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. At September 30, 2002 and 2001, we had a valuation allowance equal to our deferred tax assets since we have not established a pattern of profitable operations for income tax reporting purposes.

At September 30, 2002, the Company has federal and California tax net operating loss carryforwards of approximately $210,120,000 and $170,183,000, respectively. The federal tax loss carryforwards began expiring in fiscal 1999 and expire through 2021. The California tax loss carryforwards began expiring in fiscal 1998 and continue to expire through 2011.

As a result of the “change in ownership” provisions of the Tax Reform Act of 1986, utilization of the Company’s tax net operating loss carryforwards and tax credit carryforwards may be subject to an annual limitation in future periods. As a result of an annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future taxable income.

16.  LICENSES AND COLLABORATIVE AGREEMENTS

The Company’s strategy for development of its technologies includes, in some cases, the acquisition and the in-licensing of technologies, and the establishment of collaborative relationships with universities, governmental and other entities. In 1993, the Company entered into a technology transfer agreement with a European corporation pursuant to which the Company purchased intellectual property and patent rights related to its Ceplene technology. The agreement included payments by the Company totaling $700,000 and required that the Company pay certain royalty obligations to an inventor of the technology based upon Company product revenues. In October 1999, the Company and the inventor entered a new royalty agreement under which the Company agreed to pay $1,000,000 over three years in exchange for a reduced royalty rate.  During each year ended September 30, 2002 and 2001, the Company paid the inventor $200,000 in cash.  During the year ended September 30, 2000, the inventor was paid $200,000 in cash and $200,000 in common stock under the agreement. The remaining $200,000 is payable in fiscal year 2003.

In July 2000, the Company entered into an agreement with Shire BioChem under which the Company licensed its MX2105 series of caspase-inducer anti-cancer compounds to Shire BioChem. The agreement requires that Shire BioChem make licensing, research and milestone payments to the Company totaling up to $55 million assuming the successful commercialization of the compound for the treatment of two cancer indications, as well as pay a royalty on product sales. During the years ended September 30, 2002 and 2001, the Company recognized $1,312,499 and $2,406,250 in collaboration revenue for license payments and research funding. During the year ended September 30, 2000, the Company received license payments and research funding totaling approximately $2.6 million from Shire BioChem, of which $626,000 was recognized as collaboration and research revenue.

In August 2001, the Company entered into a Material Transfer Agreement with Schering Corporation (“Schering”) for the Company’s ongoing Phase 2 hepatitis C trial.  Under the terms of the agreement, Schering will contribute the study drug and perform the viral testing for the study. At September 30, 2002, the Company had recognized revenue and the corresponding expense of $493,000 in contributed product and $49,000 in contributed services from Schering. There were no similar contributions for the years ended September 30, 2001 and 2000.

17.  COMMITMENTS AND CONTINGENCIES

On December 14, 2000 plaintiff, Blake Martin, on behalf of himself and purportedly on behalf of a class of others similarly situated, filed a complaint in the United States District Court for the Southern District of California against the Company and two officers of the Company, alleging violations of federal securities laws related to declines in the Company’s stock price in connection with various statements and alleged omissions to the public and to the securities markets, and seeking damages therefore. Thereafter, approximately thirteen similar complaints were filed in the Southern District.  The Southern District complaints have been consolidated into a single action.  No discovery has been conducted.  The Company successfully brought a motion to dismiss the consolidated complaint, and plaintiff was given leave to file a second amended complaint.  The Company filed a motion to dismiss the second amended complaint, which is currently under submission with the court.  The complaints have been tendered to the Company’s insurance carrier.

In October 2001 and May 2002, certain former shareholders of Cytovia filed complaints in California Superior Court in San Diego against the Company and two of its officers based on similar facts and circumstances, alleging fraud and negligent misrepresentation in connection with the Company’s acquisition of Cytovia. The Superior Court subsequently issued an order compelling the first lawsuit to an arbitration forum, and the second lawsuit has been stayed pending resolution of the arbitration proceeding.  An arbitration proceeding with the American Arbitration Association has been initiated, but the arbitration has not yet been scheduled.

The Company believes that the claims set forth in each of these complaints are without merit, and it intends to engage in a rigorous defense against such claim.  No assurances can be made that the Company will be successful in its defense of these claims.  If the Company is not successful in its defense of such claims, the Company could be forced to make significant payments to its stockholders and the plaintiff and defense lawyers, and such payments could have a material adverse effect on the Company's business, financial condition, and results of operations if not covered by the Company's insurance carrier.  Even if the Company's defense against such claims is successful, the litigation could result in substantial costs and divert management's attention and resources, which could adversely affect the Company's business. No assurances can be made that the Company will be successful in its defense of these claims.  If the Company is not successful in its defense of such claims, the Company could be forced to make significant payments to its stockholders and the plaintiff and defense lawyers, and such payments could have a material adverse effect on the Company's business, financial condition and results of operations if not covered by the Company's insurance carrier. Even if the Company's defense against such claims is successful, the litigation could result in substantial costs and divert management's attention and resources, which could adversely affect the Company's business.

The Company is a guarantor on $1,800,000 in loans made by a bank to two officers and one former officer of the Company. These loans are due in July 2004.  No assets are held as collateral for the guarantees; however, in a case of default the Company would pursue collection from the individuals.  During the fourth quarter of fiscal year 2002, the Company determined that it was probable that one of the officers would not have the ability to repay his loan.  Therefore, the Company has recorded a liability in the amount of $900,000.  It is the Company’s intent to fully collect from the officer any amounts paid by the Company to the bank as a result of the guarantee on behalf of the officer.

18.  SUBSEQUENT EVENT

The note receivable from an officer of the Company came due on December 8, 2002.  As of the date the note came due, the officer did not have the liquid assets necessary to fully repay the loan.  The Company has recorded an allowance of $700,000 on the loan.  On December 6, 2002, the Company collected interest accrued in 2002 under the note and is reviewing its options and alternatives and intends to collect from the officer the outstanding principal and interest under the loan.

19.  QUARTERLY RESULTS (UNAUDITED)

Summarized quarterly results of operations for the years ended September 30, 2002 and 2001 are as follows:

Year ended September 30, 2002

	First		Second	Third	Fourth

Research and development expenses	$7,457,242		$8,412,611	$7,631,218	$8,513,979
Net loss applicable to common stock	(36,004,386	)(1)	(9,062,636)	(8,156,207)	(11,099,719)
Net loss per share of common stock	(1.55)		(0.39)	(0.35)	(0.48)

	Year ended September 30, 2001
	First	Second	Third	Fourth

Research and development expenses	$10,883,398	$8,417,102	$6,129,592	$7,212,275
Net loss applicable to common stock	(12,967,093)	(9,758,062)	(6,429,238)	(8,168,892)
Net loss per share of common stock	(0.56)	(0.42)	(0.28)	(0.35)

(1) The net loss applicable to common stock in the first quarter of the year ended September 30, 2002 included a non-cash expense of $28,179,466 as a result of the Company’s adoption of the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” See Note 2 “Summary of Significant Accounting Policies” for further information.

PRICE RANGE OF COMMON STOCK (UNAUDITED)

The Company’s common stock currently trades on both the Nasdaq National Market (“Nasdaq”) under the symbol “MAXM” and the OM Stockholm Exchange under the symbol “MAXM.ST”. The following table shows the high and low sales price for the common stock by quarter, as reported by the Nasdaq for the periods indicated:

	Price Range
Period	High	Low

Fiscal Year Ended September 30, 2002
First Quarter	$7.50	$3.88
Second Quarter	7.04	5.24
Third Quarter	5.60	3.19
Fourth Quarter	3.40	2.13

Fiscal Year Ended September 30, 2001
First Quarter	$60.44	$5.16
Second Quarter	9.19	5.00
Third Quarter	9.34	6.17
Fourth Quarter	6.42	3.83

On December 5, 2002, the last reported sales price of the Common Stock, as reported by the Nasdaq, was $3.56 per share. As of such date, there were approximately 228 holders of record of the Common Stock. The Company has not paid cash dividends on its common stock and has no intention to do so in the foreseeable future.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Maxim Pharmaceuticals, Inc.:

We have audited the accompanying consolidated balance sheets of Maxim Pharmaceuticals, Inc. and subsidiaries (a development stage company) as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2002 and for the period from inception (October 23, 1989) through September 30, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maxim Pharmaceuticals, Inc. and subsidiaries (a development stage company) as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2002 and for the period from inception (October 23, 1989) through September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, in 2002 the Company has adopted the provisions of SFAS No. 142 "Accounting for Goodwill and Other Intangible Assets" and accordingly has changed it method of accounting for goodwill.

                                                                                                                                                    /s/ KPMG LLP

San Diego, California

November 15, 2002, except
for note 18 which is as of
December 8, 2002

LETTER TO SHAREHOLDERS

To Our Shareholders, Collaborators and Associates:

During this year we have built our late-stage clinical program as we move toward the first commercialization of Ceplene.  Key among the many milestones achieved was the commencement in January 2002 of the confirming Phase 3 clinical trial designed to support approval of Ceplene for the treatment of metastatic melanoma.  Our first Phase 3 trial in advanced metastatic melanoma demonstrated a significant improvement in survival as highlighted in two publications this year in the prestigious Journal of Clinical Oncology.

Our efforts to improve patient care in the multi-billion-dollar hepatitis C market also passed a key milestone in October 2002 when the Data Safety Monitoring Board responsible for reviewing our Phase 2 trial of Ceplene hepatitis C nonresponder patients concluded that there were no safety concerns associated with the study.

During the year we also commenced two clinical studies of our MX8899 topical gel for the treatment of side effects of certain cancer therapies, oral mucositis and radiation dermatitis.

Ceplene - Clear Path to Approval in Melanoma

The approval process for Ceplene in advanced metastatic melanoma is well defined, and we are pleased that we are progressing with what is designed to be the final Phase 3 trial expected to support approval of Ceplene for the treatment of melanoma.  The combination of Ceplene and IL-2 is currently being tested in a confirming Phase 3 trial designed to support (in combination with the results from our first Phase 3 trial) approval in the U.S. and other countries.  The FDA reviewed and accepted the protocol for the current Phase 3 trial under its “Special Protocol Assessment” procedures and gives us a higher level of assurance that the trial will be an adequate and well-controlled study when conducted in accordance with the approved protocol.

These advancements on the regulatory front are complemented by the growing appreciation for the strength of the clinical data from the first Phase 3 trial of Ceplene in melanoma.  In November 2002, during the 27th European Society of Clinical Oncology (ESMO) conference in Nice, France, researchers presented updated results from our U.S. Phase 3 trial of Ceplene in combination with IL-2 for the treatment of advanced metastatic melanoma patients.  The 36-month results demonstrated that the intent-to-treat population of all 305 patients randomized into the trial demonstrated a statistically significant improvement in survival for patients treated with the combination of Ceplene and IL-2 (p=0.037) compared to the control patients treated with IL-2.  The 36-month data also demonstrated that the Ceplene/IL-2 combination significantly increased survival in the population of advanced metastatic melanoma patients with liver metastases

(p=0.003).  The results from the Phase 3 trial were the subject of two publications this year in the Journal of Clinical Oncology.

Hepatitis C Triple-Drug Trial Passes First Hurdle

Hepatitis C is a global medical problem, and reports suggest that the market for drugs to fight this disease will grow from $2 billion to as high as $7 billion by 2011.  At the beginning of this fiscal year we advanced our hepatitis C development program by commencing a Phase 2 trial of Ceplene in triple-drug combination therapy with Peg-Intron and Rebetol for the treatment of nonresponder hepatitis C patients.  We also entered into an agreement under which Schering Corporation will supply Peg-Intron and Rebetol product and perform the viral testing for the Phase 2 study at no cost to Maxim.

In September 2002 the Data Safety Monitoring Board (DSMB) responsible for reviewing our Phase 2 trial concluded that there have been no safety concerns associated with the triple-drug combination of Ceplene, Peg-Intron and Rebetol, and that the trial should proceed under its approved protocol.  This report from the DSMB is an important step in the development of Ceplene as this study represents the first time that Ceplene has been administered in humans in combination with Peg-Intron and Rebetol for the treatment of hepatitis C.  We are pleased that initial results from this Phase 2 study support the feasibility of adding Ceplene to the current standard of care in an attempt to improve the treatment of hepatitis C patients who have failed prior treatments.

In September 2002, the results from our first Phase 2 trial of Ceplene in treatment-naïve hepatitis C patients were published in the Journal of Viral Hepatitis. The researchers concluded that the addition of Ceplene as a combination therapy with interferon for patients with chronic hepatitis C is safe, feasible, and deserves more advanced clinical development.

Cancer Supportive Care

During the second half of 2002, we commenced two clinical trials of our MX8899 topical gel in patients who suffer from oral mucositis and radiation dermatitis, both of which are side effects of certain cancer therapies.

An effective treatment for oral mucositis and radiation dermatitis would address a large unmet medical need in a substantial commercial market.  A product that would assist patients with these painful conditions fits well with our mission of maintaining the quality of patients’ lives during therapy, and would fit strategically with our proposed commercialization plans for Ceplene in oncology.

Experienced Pharmaceutical Management Team

We believe that our strong financial resources and experienced management team provide a solid foundation for commercializing multiple products.  During 2002 we attracted additional key pharmaceutical  management in the areas of drug development, clinical operations, regulatory affairs and project management.  Included among these new additions are:

•              Dr. Philippe Prokocimer, M.D., Vice President, Drug Development, who is heading up our extensive product development activities.  Prior to joining us, Dr. Prokocimer served as Vice President, Clinical Development, Regulatory Affairs and Operations for Aventis Pharmaceuticals.

•              Anthony Altig has joined the Company as Vice President, Finance and Chief Financial Officer, and is responsible for the overall management of our financial activities, including financing strategy, financial reporting, investor relations, budgeting, treasury, tax planning and risk management.  Mr. Altig brings to Maxim over 20 years of experience with biotech and high technology companies.

•              Richard Lowenthal, Senior Director, Worldwide Regulatory Affairs, has assumed responsibility for the development and implementation of regulatory strategies to intended to accelerate development and approval of our drug candidates throughout the world.  Mr. Lowenthal served as a Global Director of Regulatory Affairs for Janssen Research Foundation, a Johnson & Johnson, Inc. company, and New Drug Review Chemist with the U.S. Food and Drug Administration.

Furthermore, as highlighted by the breadth of scientific presentations illustrated throughout this report, our motivated team is assisted by a group of world-renowned scientific and clinical investigators.

Corporate Governance

In light of recent media coverage of corporate failures and expanded securities regulations, I wanted to provide you an update regarding the corporate governance practices of Maxim and our Board of Directors.  Personally, I have been active for more than a decade in this area and participated in leading an organization dedicated to improving the functionality of corporate boards and the promotion of good corporate governance.  We are proud of the fact that Maxim had already implemented a number of good corporate governance practices well in advance of the recent external pressure to do so.  Maxim’s corporate governance practices include:

•                  All directors other than the Chief Executive Officer are independent of management

•                  Board committees are comprised solely of independent directors

•                  Independent directors meet separately from management with a lead director

•                  Committees may use their own independent consultants

•                  Ethical standards and culture are established from the top of our organization

•                  Annual director education is supported

Key Objectives for 2003

We have established a well-defined set of six goals for Maxim to ensure the advancement of our key, high-value programs while operating at a prudent level of resource allocations.  The majority of our objectives relate to accelerating the development and approval of Ceplene for the treatment of advanced metastatic melanoma and hepatitis C.  Key 2003 objectives designed to achieve these product approvals are as follows:

•                  Complete enrollment of the Ceplene M0104 confirming Phase 3 advanced metastatic melanoma trial.

•                  Complete enrollment of the Ceplene M0406 Phase 2 hepatitis C nonresponder trial.

•                  Evaluate the potential filing of an application in the European Union for approval to market Ceplene for advanced metastatic melanoma.

•                  Advance development of oral delivery formulation of histamine.

We also have two important goals related to the commercialization of our technologies.

•                  Initiate a corporate partnering to assist with the development and marketing of Ceplene.

•                  Initiate a corporate partnering for the apoptosis modulator technology platform.

Retaining a substantial value from the marketing rights for Ceplene remains a cornerstone of our commercialization strategy.  We believe that the development of Ceplene has reached the stage were we can initiate a pharmaceutical partnership that will provide resources and other support in our development efforts while allowing us to retain substantial value from of the commercial rights.

*              *              *              *              *

Our efforts bring us into extensive contact with doctors, nurses, and patients who highlight for us the critical need for improved drugs and the importance of our drug development programs.  We look forward to reporting to you throughout 2003 our progress toward meeting our key corporate objectives.  We thank our shareholders, collaborators, healthcare providers, patients and associates for your continued loyalty, interest and support as we move into the future.

Sincerely,

Larry G. Stambaugh

Chairman and Chief Executive Officer

CORPORATE INFORMATION

OFFICERS
Larry G. Stambaugh
Chairman of the Board,
President and Chief Executive Officer

Kurt R. Gehlsen, Ph.D.
Senior Vice President and
Chief Scientific Officer

Anthony E. Altig
Vice President, Finance
 Chief Financial Officer
and Corporate Secretary

Philippe G. Prokocimer, M.D.
Vice President,
Drug Development

Pam G. Gleason
Vice President, Human Resources

Karl-Hermann Bremeyer
Vice President,
European Operations

Dale A. Sander
Vice President, Corporate Development

DIRECTORS
Larry G. Stambaugh
Chairman of the Board,
President and Chief Executive Officer

Gary E. Frashier
Former Chairman
OSI Pharmaceuticals, Inc.

Theodor H. Heinrichs
Former General Partner,
Hambrecht & Quist Life Science Venture

Per-Olof Mårtensson
Chairman,
Karo Bio AB

F. Duwaine Townsen
Managing Partner
Endpoint Late-Stage Ventures and
Ventana Growth Funds

CORPORATE HEADQUARTERS
8899 University Center Lane, Suite 400
San Diego, California  92122
tel. 858-453-4040
fax 858-453-5005
www.maxim.com

10-K AVAILABILITY
A copy of the Company’s annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 2002, without exhibits, will be made available free of charge to any stockholder upon written request to:
Corporate Secretary
Maxim Pharmaceuticals, Inc.
8899 University Center Lane, Suite 400
San Diego, California  92122

STOCK LISTING
The shares of the Company’s common stock are traded on the Nasdaq National Market under the symbol “MAXM”, and on the OM Stockholm Exchange under the symbol “MAXM.ST”.

TRANSFER AGENT
American Stock Transfer & Trust Company
40 Wall Street
New York, New York 10005

CORPORATE COUNSEL
Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121-1909

Arnold & Porter
555 Twelfth Street, NW
Washington, DC 20004-1206

INDEPENDENT AUDITORS
KPMG LLP
750 B Street, Suite 1500
San Diego, California  92101

THIS ANNUAL REPORT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING THE RESULTS OF PRODUCT DEVELOPMENT EFFORTS AND CLINICAL TRIALS, AND THE SCOPE AND SUCCESS OF FUTURE OPERATIONS. SUCH STATEMENTS ARE ONLY PREDICTIONS AND OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER “RISK FACTORS” AND ELSEWHERE IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE UNCERTAINTIES ASSOCIATED WITH PRODUCT DEVELOPMENT, THE RISK THAT PRODUCTS THAT APPEARED PROMISING IN EARLY CLINICAL TRIALS DO NOT DEMONSTRATE EFFICACY IN LARGER-SCALE CLINICAL TRIALS, THE RISK THAT WE WILL NOT OBTAIN APPROVAL TO MARKET OUR PRODUCTS, THE RISK THAT PLANNED CLINICAL TRIALS WILL NOT COMMENCE ON A TIMELY BASIS, IF AT ALL, THE NEED FOR ADDITIONAL FINANCING, AND THE DEPENDENCE UPON COLLABORATIVE PARTNERS.