Form 10-K, Exhibit 13
period 2003-09-30
MAXIM PHARMACEUTICALS INC
filed 2003-12-19
CIK 1013351

Exhibit 13.1

2003 Annual Report

(Center tag; left side) -  mission

OUR MISSION is to develop and commercialize safe and effective therapies that extend survival and maintain the quality of life for patients with life-threatening cancers and chronic liver diseases.

(Center tag; right side) -  corporate highlights

An experienced management team and dedicated associates are working with leading scientific and clinical investigators to accomplish Maxim’s mission using proprietary platform technologies.  These technologies include uses of histamine dihydrochloride, a molecule whose novel mechanisms of action make it potentially valuable as a treatment for a variety of diseases, including various cancers and chronic liver diseases.  Our patented histamine technology is the basis for our lead drug candidate, Ceplene™, as well as a pipeline of other potential products.  Maxim is also using our proprietary high-throughput screening system to identify compounds that induce apoptosis (also known as programmed cell death) for future development as potential anti-cancer agents.  Our development activities are supported by clinical collaborations with Schering Plough Corporation, Myriad Genetics and Chiron Corporation.

2003 was an important year of accomplishments for Maxim as we moved closer to commercialization of Ceplene and we achieved key clinical, scientific, and corporate milestones.

(Center tag) -  accomplishments

2003 - A YEAR OF ACCOMPLISHMENT

•                  Filed an application for European approval to market Ceplene in combination with Interleukin-2 (IL-2) for the treatment of advanced malignant melanoma

•                  Published Ceplene Phase 3 (M01) advanced malignant melanoma trial quality-of-life results in the medical journal Supportive Care in Cancer and safety results were in Melanoma Research

•                  Completed enrollment of Ceplene Phase 3 (M0104) trial for the treatment of advanced malignant melanoma with liver metastases, designed to support our New Drug Application for marketing approval in the U.S.

•                  Completed Ceplene Phase 2 and 3 (M0103 and M0102) trials in advanced malignant melanoma and reported data complementing M01 Phase 3 trial results

•                  Presented a retrospective analysis of data from two clinical trials demonstrating a significant improvement in survival for metastatic ocular melanoma patients treated with Ceplene and IL-2

•                  Presented preclinical research indicating that the combination of Ceplene and chemotherapy has synergistic anti-tumor activity against soft tissue sarcomas

•                  Completed enrollment of Ceplene Phase 2 (M0406) trial for the treatment of hepatitis C patients who failed to respond to standard therapy

•                  Published preclinical in vivo data demonstrating histamine’s ability to accelerate liver recovery following alcohol-induced damage and partial liver resection

•                  Presented preclinical in vivo data on the unique cancer fighting activity of new apoptosis drug candidates and announced identification of novel apoptosis-related molecular targets

•                  Licensed a family of apoptosis-inducer cancer drug candidates identified by our proprietary high-throughput screening technology to Myriad Genetics

•                  Expanded our Board of Directors with two additional independent members with significant pharmaceutical experience

•                  Strengthened our cash resources by raising approximately $25 million of additional equity

TO OUR SHAREHOLDERS, COLLABORATORS AND ASSOCIATES:

Our recently completed year was one of significant accomplishments as we positioned Maxim for future successes in our two areas of therapeutic focus, oncology and chronic liver disease.  These accomplishments included filing an application in Europe for our first marketing approval, strengthening our balance sheet by raising additional capital, fully enrolling key clinical trials, reporting important data from completed clinical trials, and adding prominent individuals to our management team and our Board of Directors.

We advanced toward our first potential marketed drug with the November filing of a European marketing application for the use of Ceplene in combination with IL-2 for the treatment of advanced malignant melanoma.  This filing was based upon clinical trial data demonstrating that the Ceplene/ IL-2 combination provided a statistically significant survival benefit.  Should our central application be approved, we will be able to give cancer patients in up to 27 European countries a new treatment option for a devastating disease that currently has no effective treatment.

We are proud of the fact that this submission was the first fully electronic application filed with the European Agency for the Evaluation of Medicinal Products (EMEA).  The electronic filing is another area in which Maxim has demonstrated leadership, and it should facilitate the EMEA review process, which we expect will take approximately one year.  Ireland and Sweden have been assigned by the EMEA as the Rapporteurs responsible for the review of the application on behalf of the European Union.  Our progress in Europe is especially rewarding to us in light of our historical and long term affiliations with the European medical, scientific and investment communities.

We are also moving forward with efforts designed to achieve approval of Ceplene for cancer patients in the United States.  We completed enrollment of our confirming Phase 3 trial in patients suffering from advanced malignant melanoma with liver metastases.  The results from this study should be available in the second half of 2004 and will be used to amend our existing New Drug Application (NDA) with the United States Food and Drug Administration (FDA).  Additionally, we are working to expand the potential oncology uses of Ceplene, which has also been tested in a Phase 3 trial for the treatment of acute myeloid leukemia and in Phase 2 trials in renal cell carcinoma (a deadly form of kidney cancer).

In addition to our Ceplene technology, we are using Maxim’s proprietary high-throughput screening technology to discover novel new drugs that complement our oncology focus.  To date, we have generated more than 40 compound families that induce apoptosis, or programmed cell death, in live cancer cells.  We believe that this screening process will significantly reduce the amount of time required to identify new cancer drugs.  Our approach was recently validated through the licensing of one family of compounds to Myriad Genetics, who will pay license fees, research support, and milestone payments totaling up to $27 million to Maxim, plus a royalty on sales, assuming successful commercialization of a product.  We expect to complete other licensing partnerships during the next year.

Maxim is proceeding actively with work related to our second therapeutic focus, chronic liver diseases including hepatitis C.  We are currently testing Ceplene in collaboration with Schering-Plough, treating hepatitis C patients who have failed to respond to prior treatment.  Patients who have failed today’s standard therapy have no effective treatment option.  Hepatitis C is the largest blood-borne viral disease in the world, affecting an estimated 200 million people worldwide.

Our liver diseases program also includes preclinical studies that are being conducted to evaluate histamine in alcoholic liver disease (ALD), nonalcoholic steatohepatitis (NASH), and liver resection surgery.  Researchers recently presented preclinical data demonstrating histamine’s ability to protect the liver from induced alcohol damage, and to potentially accelerate the regeneration of the liver after partial surgical resection.  We are developing an oral formulation of histamine dihydrochloride (HD-O) to be used in further testing as a patient-friendly treatment for chronic liver diseases.  This is one of the largest unmet medical needs today, since nearly one in ten Americans have some form of chronic liver disease and most of these conditions have no effective treatments.

During 2003 we completed the sale of approximately $25 million in additional equity in a private transaction to institutional investors.  As a result of this transaction we ended our fiscal year with nearly $95 million in cash and investments, providing us the financial strength necessary to conduct our upcoming activities as we move toward the potential marketing of our lead drug in Europe and in the United States.

The recent corporate scandals have focused investor and regulatory attention on the importance of corporate governance, a subject that I have championed for over twenty years and about which I speak nationally.  We are pleased that Maxim has long held many of the good corporate governance policies and procedures that are now mandated, including use of a lead director, director independence and executive sessions, audit committee financial expertise, and use of a corporate code of conduct and ethics applicable to all associates, officers and directors.  We are also pleased to report that during 2003, our lead independent director, Mr. Duwaine Townsen, received a prestigious lifetime achievement award for excellence in corporate governance from the Corporate Directors Forum.

During the year we expanded our pharmaceutical development and commercialization expertise by attracting additional valuable new members to our Board of Directors and management.  We are very pleased to have added Dr. Robert Zerbe and Mr. Wayne Yetter to our Board.  Together they posses significant pharmaceutical experience, including experience at Pfizer, Eli Lilly, IMS Health, Novartis and Astra Merck.  We also added new members to our management team, including Dr. Sharon Tonetta, our Vice President of Drug Development who joined us from Baxter Healthcare.

We expect 2004 to be an exciting year at Maxim as we look forward to our first potential marketing approval in Europe for Ceplene and obtaining data from our ongoing clinical trials in advanced malignant melanoma with liver metastases, acute myeloid leukemia, renal cell carcinoma and hepatitis C patients.  Our apoptosis program is poised to accelerate discovery and clinical development of several exciting novel cancer drugs.  We also expect to expand our collaborations as we actively seek a European marketing partner for Ceplene.

On behalf of our board, management and associates, I want to thank each of our shareholders, collaborators and partners for their ongoing support and interest in helping us move closer to the potential delivery of important new therapies to cancer and liver disease patients.

Sincerely,

Larry G. Stambaugh

Chairman of the Board, President

and Chief Executive Officer

(Center tag) -  Maxim is a global company

MAXIM is a global biopharmaceutical company whose goal is to develop and commercialize drugs that treat life-threatening diseases and extend survival while maintaining the patient’s quality of life.  We have a diverse late-stage pipeline of therapeutic candidates in Phase 2 and Phase 3 trials for a variety of cancers and chronic liver diseases. To date, more than 2,000 patients have participated in our completed and ongoing clinical trials.

We are near to the potential market launch of our first drug, Ceplene (histamine dihydrochloride), which is pending possible approval for the treatment of patients with advanced malignant melanoma in the European Union.  Ceplene is based on the naturally occurring molecule histamine and is designed to prevent or inhibit oxidative stress, thereby reversing immune suppression and protecting critical immune cells.  We believe that this unique mechanism of action makes histamine a potentially valuable therapeutic agent for both cancer and chronic liver disease patients.  Ceplene has been tested in 17 completed or ongoing clinical trials in a variety of cancers, including advanced malignant melanoma, acute myeloid leukemia, and renal cell carcinoma, as well as hepatitis C and other liver diseases.  Our clinical trials have been conducted in 20 countries and include four Phase 3 clinical studies.

Our development activities in liver disease include a hepatitis C clinical program designed to investigate the use of Ceplene to enhance the efficacy of the current standard of care, pegylated interferon and ribavirin.  Enrollment has been completed in a Phase 2 trial with 320 patients who failed to respond to standard therapy.  Hepatitis C patients who fail the current standard of care have no effective treatment option today.  Based on promising preclinical data, we are also preparing for future clinical testing of oral formulations of histamine (HD-O) in chronic liver diseases including hepatitis C, nonalcoholic steatohepatitis (NASH) and alcoholic liver disease (ALD).

Maxim has an extensive patent estate of nearly 100 issued or pending patents regarding histamine and our other technologies.  Among other claims, these patents cover the therapeutic administration of histamine for the treatment of various diseases as a single agent or in combination with certain other drugs, the manufacturing of synthetic histamine, and additional methods and processes.

(Center tag) -  targeting critical medical needs

Pipeline chart

Indication	Trial Number	Trial Phase	Number Patients	Status	Location

Advanced Malignant Melanoma	MP-8899-0104	Phase 3	230	Ongoing; enrollment completed	United States, Europe & Canada
	MP-US-M01	Phase 3	305	Completed	United States
	MP-MA-0102	Phase 3	241	Completed	Europe, Australia, Canada & Israel
	MP-MA-0103	Phase 2	163	Completed	United States
	MP-S01	Phase 2	42	Completed	Europe
	MM-2	Phase 2 low-dose	27	Completed	Europe
	MM-1	Phase 2 high-dose	17	Completed	Europe

Acute Myeloid Leukemia	MP-MA-0201	Phase 3	320	Completed; in follow up	United States, Europe, Australia, Canada, Israel & New Zealand
	AML1	Phase 2	39	Completed	Europe

Renal Cell Carcinoma	MP-MA-SO2	Phase 2 controlled	41	Completed: in follow up	Europe
	MP-MA-SO4	Phase 2 controlled	63	Completed; in follow up	Europe
	I-318-MA	Phase 2 single arm	48	Completed	Europe

Multiple Myeloma		Phase 1	7	Completed	Europe

Hepatitis C — Nonresponder	MP-8899-0406	Phase 2	320	Ongoing; enrollment complete	Europe, Canada & Israel
	MP-MA-S05	Phase 1	18	Completed	Israel
	NP16341	Phase 1	10	Completed	Sweden

Hepatitis C — Naïve	MP-MA-0405	Phase 2	129	Completed	Europe & Israel

(Center tag) -  international clinical studies

(Introduction to chart)

Maxim’s drug development programs are focused in two therapeutic areas, cancer and chronic liver diseases.  These areas represent large unmet medical needs with significant worldwide opportunities.  Our completed and ongoing clinical trials have been designed to support global registration of our product candidates.

(Center tag) -  global clinical development

(Wording for map graphic)

Maxim has initiated global awareness of Ceplene and our other drug candidates by conducting our clinical development activities in many of the major developed world markets.  Our collaborations with leading scientific and clinical investigators at approximately 300 academic and other centers of excellence throughout the world have provided valuable expertise while seeding key markets for future product launches.

World map

(Center tag) -  Focusing on oncology

Ceplene’s Mechanism of Action

The body’s immune system uses Natural Killer (NK) cells, T cells, and liver-type NK/T cells to kill cancer cells and virally infected cells such as those associated with liver diseases.  Much of the current practice of immunotherapy is based on using cytokines, a class of proteins that include IL-2 and IFN-alpha, to stimulate NK, T and NK/T cells in order to increase their ability to help kill cancerous and virally infected cells.

Unfortunately, certain white blood cells (phagocytes and the Kupffer cells of the liver) release oxygen free radicals that induce apoptosis, or programmed cell death, of NK, T and NK/T cells.  The down regulation of these cells impedes the effect of the cytokines and renders the immune response largely ineffective against the tumor or virus.

Histamine, the central component of Ceplene, is an important natural molecule present in the body that binds to phagocytes and prevents the production and release of oxygen free radicals.  This action may enable Ceplene to protect the NK, T, and NK/T cells against oxidative damage.  The protection provided by Ceplene is believed to allow these cells to maintain their ability to attack cancer and virally infected cells, and enables immune-stimulating agents such as cytokines to enhance the killer cells’ anti-tumor and anti-viral effects.  This combination of Ceplene and cytokines is believed to better engage the body’s immune system to combat cancer and liver diseases.

Targeting multiple cancers

Ceplene’s unique mechanism of action gives it the potential to improve current treatments in a broad range of cancers.  In addition to our initial focus on advanced malignant melanoma, Maxim is investigating the use of Ceplene in combination with IL-2 or other cytokines for the treatment of acute myeloid leukemia, renal cell carcinoma, multiple myeloma, sarcomas, colorectal cancer, and a variety of other cancers that impact the liver.  The combination of Ceplene plus other chemotherapeutic agents is also of interest, and preclinical research was presented recently at the European Cancer Conference suggesting that administration of Ceplene with the chemotherapeutic agent melphalan may provide synergistic anti-tumor activity in the treatment of soft tissue sarcomas.

Mechanism of action diagram

(Center tag) -  Clinical program for melanoma

Ceplene Clinical Results in Melanoma

The development of Ceplene for the treatment of advanced malignant melanoma is our leading clinical program, with seven clinical trials involving more than 1,000 patients completed or on-going.  These studies include multiple Phase 3 and Phase 2 trials demonstrating the potential of Ceplene to improve the survival of advanced malignant melanoma patients.  The study results were submitted to the EMEA in November 2003 as part of our centralized application for marketing approval in the European Union for the treatment of advanced malignant melanoma.  Malignant melanoma is the most deadly form of skin cancer and is a growing health problem in Europe and the United States, where the incidence has more than doubled over the past twenty-five years.

The largest study of Ceplene completed to date was a randomized, controlled, multi-center Phase 3 trial (M01) that enrolled 305 patients with advanced metastatic melanoma.  Patients in the experimental group were treated with a combination of Ceplene and IL-2, an immunotherapeutic agent already approved in the U.S. for the treatment of this disease.  Patients in the control group were treated with the same dose of IL-2 alone.  The trial was completed in 2000 and the 36-month follow-up results were presented in October 2003 at the European Organization for Research and Treatment of Cancer (EORTC):  Perspectives in Melanoma Management conference by Sanjiv S. Agarwala, M.D., a principal investigator and Associate Medical Director of the Melanoma Center at the University of Pittsburgh Cancer Institute.

The 36-month results, which included data from the entire 305-patient intent-to-treat population, demonstrated a statistically significant improvement in survival for patients treated with the combination of Ceplene and IL-2 compared to the control patients treated with IL-2 alone (p = 0.039).  Especially noteworthy was that the data established that the Ceplene/IL-2 combination significantly increased survival in the population of advanced metastatic melanoma patients with liver metastases (p = 0.006).  Melanoma patients with liver metastases have a very poor prognosis, with a median survival of less than 5 months and only 3-6% surviving for 24 months.  In the M01 trial, the percentage of liver metastases patients who lived two or more years (18%) was six times larger for the group treated with the Ceplene/IL-2 combination than for the group treated with IL-2 alone (3%).

MALIGNANT MELANOMA FACTS

Advanced malignant melanoma is one of the fastest-growing cancers in the developed world, with no established or proven standard of care.  Melanoma is one of the few cancers that will spread to virtually any organ within the body, and the outlook is particularly poor for patients when their disease spreads to the liver.  No approved treatment has shown a significant survival benefit in advanced malignant melanoma in any large, randomized controlled trial.

• The most deadly form of skin cancer

• 2003 market size (prevalence)

United States	200,000
Europe	150,000

• Among the fastest growing of all cancers

• Spreads rapidly to most organs

• Patients with liver metastases typically live less than 5 months

• No approved treatment improves survival

• No standard of care

(Center tag) -  Promising melanoma study results

The M01 Phase 3 results are supported by the results of our 163-patient, single-arm Phase 2 trial (M0103), which indicated that Ceplene plus IL-2 may produce a long-term survival benefit for patients.  Long-term (24-month) survival for advanced malignant melanoma patients with liver metastases treated with the Ceplene/IL-2 combination was 12% in the Phase 2 study, compared to 3-6% survival reported for other published clinical trials.  This is particularly significant because the patients in this trial were potentially more advanced in their disease than those enrolled in the Phase 3 trial.  On average, the patients enrolled in the Phase 2 trial had failed more prior treatments and had more multi-organ involvement than those enrolled in the Phase 3 trial.

The improved long-term survival benefit for advanced malignant melanoma patients with liver metastases seen in the Phase 2 trial is being investigated further in a Phase 3 trial (M0104) designed to support registration for marketing approval in the U.S.

Enrollment of 230 patients was completed in September 2003, and the treatment portion of the study is projected to conclude in the second half of 2004.  We expect that results from this trial will be used to amend our New Drug Application (NDA) for U.S. approval to market Ceplene.  The NDA will also include data from our 241-patient M0102 Phase 3 trial, which suggested that the triple-drug combination of Ceplene plus IL-2 and interferon-alpha can be administered to advanced metastatic melanoma patients safely, on an outpatient basis.

Safety and Quality of Life

In addition to the survival benefit suggested by the study results, another important outcome of the M01 Phase 3 trial was the fact that this improvement was achieved with less toxicity than typically seen with high-dose IL-2 alone, and there was no clinically significant degradation in the patients’ quality of life.  Particularly noteworthy was that for the first time in any large therapeutic study, advanced-stage malignant melanoma patients were allowed to self-administer treatment at home.

QUOTE:

“An approval of Ceplene would provide a novel, safe and effective treatment option for patients with advanced melanoma, a deadly disease that currently has few treatment options,” Dr. Peter Naredi, Professor of Surgery, Umeå University Hospital, Sweden.

(Center tag) -  the road to regulatory approval

2003 Regulatory Filing Supports Potential Approval in Europe

Maxim has made substantial progress in implementing our well-defined strategy for achieving international regulatory approvals for our lead product, Ceplene.  In early 2003, we initiated the approval process in Europe through discussions with the European Agency for the Evaluation of Medicinal Products (EMEA).  On November 7, 2003, we submitted an application under the EMEA’s centralized filing procedures for the approval of Ceplene in combination with IL-2 in the treatment of advanced malignant melanoma.  Ireland and Sweden are the Rapporteur and co-Rapporteur respectively, the countries responsible for the detailed review of the application and presentation of their findings and recommendations to the representatives of the European Union.

The EMEA and the Rapporteurs were supportive and cooperative in our efforts to prepare the Ceplene submission, the first fully electronic application ever filed with the EMEA.  The electronic format should improve the efficiency of the review process, which we expect will take approximately one year.

In 2000 we submitted a New Drug Application (NDA) to the FDA requesting approval to market Ceplene based on the 12-month results of our initial Phase 3 trial (M01).  In January 2001, the FDA informed us that the single M01 trial would not support approval on its own and that an additional Phase 3 trial would be required.

A confirming Phase 3 trial (M0104) is currently being conducted to complement the results of the M01 trial and support FDA approval of the use of Ceplene with IL-2 for the treatment of patients with advanced malignant melanoma who have liver metastases.  The FDA has reviewed and accepted the protocol for the M0104 trial under its “Special Protocol Assessment” procedures, confirming that the trial will be an adequate and well-controlled study when conducted in accordance with the approved protocol.  This additional Phase 3 trial is fully enrolled and should be completed in the second half of 2004.

Map of Europe

(Center tag) -  Investigating additional cancers

Metastatic Ocular Melanoma

Metastatic ocular melanoma is a life-threatening disease characterized by spreading of the cancer from the eye to the liver in the majority of patients.  There is no established or proven standard of care for the treatment of this disease.

A retrospective analysis of data from 36 patients with ocular melanoma and liver metastases who participated in our Phase 3 (M01) advanced malignant melanoma trials demonstrated that treatment with a combination of Ceplene and IL-2 provided a statistically significant improvement in survival compared to treatment with IL-2 alone.  As reported at the First International Melanoma Research Congress meeting in June 2003, patients who received the Ceplene/IL-2 combination achieved a median survival of 12.6 months, compared to 4.8 months for patients treated with only IL-2.

(Call Out)

“The improvements in longer-term survival seen in the Ceplene trial, particularly in the poor-prognosis group with liver metastases, represent a significant potential benefit to a patient population that has few therapeutic options available.”  Sanjiv S. Agarwala, M.D. A principal investigator in the M01 trial and Associate Medical Director of the Melanoma Center at the University of Pittsburg Cancer Institute.

Acute Myeloid Leukemia

Acute Myeloid Leukemia (AML) is the most common form of acute leukemia in adults.  AML progresses quickly, and patients have a poor prospect for long-term survival. Approximately 20,000 new cases and 14,000 deaths are caused by AML each year in the U.S. and Europe.  Once diagnosed with AML, patients are typically treated with chemotherapy, and the majority of them achieve complete remission.  Unfortunately, 75-80% of patients who achieve their first complete remission relapse, and fewer than 5% of patients who relapse survive long term.

In late 2003 we completed a Phase 3 AML trial (M0201) with 320 patients in North America, Europe, Australia, Israel, and New Zealand.  The trial was designed as a remission therapy to demonstrate that the combination of Ceplene plus IL-2 can prolong leukemia-free survival time and prevent relapse in AML patients compared to the current standard of care, which is no therapy during remission.  Patients enrolled in the study were evaluated for up to 36 months after treatment, and we expect that data from the trial will be available for analysis in early 2004.

The Phase 3 trial was based on the results of a previous Phase 2 study that included 25 patients who were treated during their first remission with the Ceplene/IL-2 combination.  These patients experienced median leukemia-free survival of 20 months, which compared favorably to published reports suggesting a median time to relapse of 12 months.  Fourteen of the patients in the study who were in their second or subsequent complete remission were treated with the Ceplene/IL-2 combination and experienced a median time to relapse of 16 months, almost three times longer than the six-month historic median suggested by published reports.

Renal Cell Carcinoma

Renal cell carcinoma (RCC) is a deadly form of kidney cancer that affects about three in 10,000 people, resulting in approximately 60,000 new cases annually in the United States and Europe.  Metastatic RCC often is resistant to radiation therapy and chemotherapy, and the disease is responsible for more than 24,000 deaths each year in these areas.

IL-2, the drug with which Ceplene has been tested for the treatment of melanoma and AML, is also approved for the treatment of advanced RCC.  We therefore expanded our oncology studies to include testing the Ceplene/IL-2 combination in RCC patients.

We have completed a 48-patient single arm Phase 2 study with advanced metastatic renal cell carcinoma patients in Sweden and Denmark.  The patients were treated with a combination of Ceplene, IFN and IL-2 and achieved a median survival of 16.4 months.  Two additional RCC Phase 2 studies have also been conducted, and analysis of the survival data is expected to be completed in early 2004.  One of the sites has published response data showing a partial response or disease stabilization in 42% of the patients treated with the Ceplene/IL-2 combination, versus 26% for the group treated with IL-2 alone.

(Call Out)

Renal cell carcinoma (RCC) accounts for 85% of all kidney cancer.  As with advanced stage melanoma, there is no standard of care for RCC.  Treatment of both RCC and malignant melanoma often consists of immunotherapy alone (interleukin-2 or interferon-alpha) or in combination with chemotherapy or surgery, typically with poor results for advanced metastatic patients.  Ninety percent of all patients diagnosed with Stage IV (metastatic) RCC disease will survive no longer than 5 years.

(Center tag) -  screening for novel cancer drugs

Maxim utilizes a proprietary high-throughput screening (HTS) system to identify compounds that can modulate apoptosis, the natural cell death process.  Several groups of molecules are involved in the apoptosis pathway, one of which is a series of mediators called caspases.  Research suggests that our apoptosis assays are able to measure caspase activity inside multiple cell types, including various cancer cells, immune cells, brain cells, cells of the endocrine system, cells from different organ systems, and genetically engineered cells.  The assay has been validated extensively with anti-cancer compounds in clinical use.

Using HTS, we have screened approximately one million small molecule compounds and have discovered several classes of novel caspase activators and inhibitors that may be valuable for the treatment of cancer and other diseases.  A number of these drug candidates have undergone extensive in vitro and in vivo testing.

Compounds that induce apoptosis may serve as new drugs for cancer therapy.  Cancer proliferates when the normal caspase cascade is dormant, rendering the cells unable to experience cell death.  Although chemotherapeutic drugs can trigger cancer cells to undergo apoptosis, recurrent treatment often fails due to the tumor cells’ ability to develop resistance mechanisms that block certain apoptosis pathways.  Our HTS assays have identified compounds that may overcome these resistance mechanisms and destroy cancer cells by activating the caspase cascade.

The HTS assays have also been utilized to discover compounds that inhibit apoptosis and that may form the basis of new drugs for a wide variety of disease targets such as myocardial infarction, stroke, liver failure, sepsis, and other degenerative diseases.

Apoptosis/screening graphic

(Center tag) -  new anti-cancer drug candidates

The efficacy-based approach made possible by our high-throughput screening technology has resulted in the identification of a portfolio of 40 novel compound families and 15 anti-cancer drug candidates that are at varying stages of preclinical development.  In March 2003, Maxim was awarded a $750,000 Small Business Innovation and Research (SBIR) grant from the National Cancer Institute (NCI) to fund the additional testing required to prepare for initiation of human studies of MX2167, one of our leading drug candidates for cancer.

The results of preclinical studies demonstrating the anti-tumor activity of MX2167 and MX126374, another potential drug candidate, were presented at several scientific conferences this year.  MX2167 is a potent, fast-acting and broad-spectrum compound that acts on the cell surface, suggesting that it does not have to enter cancer cells to induce apoptosis.  MX2167 has demonstrated activity against breast, prostate, non-small cell lung cancer, small cell lung cancer and leukemia in preclinical tests.  In November, Maxim scientists reported results at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics demonstrating the rapid (less than one hour) induction of apoptosis in cancer cells and 90% inhibition of tumor growth achieved by MX2167 with in vivo models of prostate cancer.  In April 2003, two publications in the Proceedings of the Annual Meeting of the American Association for Cancer Research (AACR) described studies with MX2167 that showed statistically significant tumor growth inhibition versus a control in multiple in vivo models of breast and colorectal cancer.

MX126374 was also the subject of an AACR Proceedings publication.  MX126374 is one of a family of apoptosis-inducer compounds that is selective in its mechanism and targets only breast and colorectal cancer cell lines, and does not appear to kill normal cells.  As reported in the Proceedings, the use of MX126374 provided statistically significant tumor growth inhibition versus a control in multiple in vivo models for breast cancer.  In addition, treatment with MX126374 in combination with paclitaxel produced a greater reduction in tumor growth than treatment by paclitaxel alone.

High-throughput screening highlights

• Unique live-cell assay for rapid identification of drug candidates

• Ongoing discovery capability

• Targets major cancers (breast, lung, prostate, and colorectal)

• Identifies new drug targets and compounds with novel mechanisms of action

• Multiple anti-cancer drug candidates in preclinical development

• Protected by multiple U.S. and international issued and pending patents

• Pharmaceutical company collaborations

(Center tag) -  focus on chronic liver diseases

Ceplene’s apparent ability to protect the immune system cells responsible for fighting cancer and viral infections may make it an important option for the treatment of chronic liver diseases such as hepatitis C.  In November 2003, researchers presented preclinical data at the 6th World Congress on Inflammation that support the therapeutic use of Ceplene in eradicating virus-infected cells in patients with chronic hepatitis C.  The data indicated that the use of histamine, Ceplene’s active agent, protected all three types of critical immune cells (Natural Killer cells, T cells, and liver-type NK/T cells) from inactivation induced by the hepatitis C virus (HCV).

Clinical study data has corroborated the preclinical evidence regarding the benefit of Ceplene for the treatment of HCV.  Results from our Phase 2 clinical trial (M0405) with 129 treatment-naïve chronic hepatitis C patients (patients who had not previously received treatment for hepatitis C) showed that 35% of all patients who were treated with a combination of Ceplene and interferon-alpha (IFN-a) had achieved a complete sustained viral response as of the 72-week end-of-trial evaluation date.  This compared favorably with published reports that suggest approximately 13% of hepatitis C patients attain a sustained viral response from treatment with IFN-a alone.

In addition to the overall results, the higher-risk patients achieved substantially better response rates with the Ceplene/IFN-a combination than is typically expected from treatment with IFN-a alone.  Despite the poor prognosis for successful treatment, 28% of the patients having the genotype-1 variant of the hepatitis C virus who were treated with Ceplene/IFN-a achieved a sustained complete viral response.  Published reports suggest that approximately 7% of genotype-1 patients attain a sustained response when treated with IFN-a alone.

HEPATITIS C VIRUS FACTS

• 200 million people infected worldwide

• Large population remains undiagnosed

• Leading cause of liver cancer

• Deaths in United States will soon exceed those from AIDS

• Market $2 billion and growing to up to $7 billion by 2011

• Approximately 50% of patients treated with standard of care do not achieve a sustained response

(Center tag) -  designing a strategy against Hepatitis C

Maxim’s clinical development program for the use of Ceplene in hepatitis C is designed to eliminate the HCV virus by treating patients with a triple-drug combination of Ceplene, Peg-Intron® (pegylated interferon) and Rebetol® (ribavirin).  This approach is intended to complement the current standard of care for treating hepatitis C.

In July 2003, we completed enrollment of a randomized, controlled, Phase 2 study (M0406) with 320 hepatitis C patients who did not respond to previous treatment with a combination of IFN-a and Rebetol.  Patients who have failed prior therapy for hepatitis C represent a substantial population in need of more effective treatments.  Our study was designed to compare the treatment of these patients with a triple-drug combination of Ceplene, Peg-Intron and Rebetol versus treatment with just Peg-Intron and Rebetol.  The patients are being treated for up to 48 weeks and followed for an additional 24 weeks after completion of treatment.  The study is being conducted in Canada, Europe, and Israel under an agreement whereby Schering Corporation, a division of Schering-Plough Corporation, is contributing two of its products, Peg-Intron and Rebetol, and performing the viral testing that will help determine efficacy of the treatment regimens.  We expect to complete the study in early 2005.

(Call Out)

“Current treatments are ineffective for approximately half of the patients with hepatitis C.  New therapeutic options are particularly important for patients who have failed prior treatments.”  Yoav Lurie, M.D. Head of Hepatitis Clinic Liver Unit Tel-Aviv Sourasky Medical Center

The Leading Blood-Borne Virus in the U.S.

(Chart – Prevalence of Hepatitis C cases worldwide)

(Center tag) -  using histamine for other liver diseases

Histamine, the active component of Ceplene, has shown the potential to prevent or inhibit oxidative stress, a condition associated with most acute and chronic liver diseases.  Our understanding of the basic mechanisms of action of histamine, and the results we have seen from the clinical testing of patients with liver conditions such as hepatitis C and melanoma with liver metastases, have led us to expand our preclinical evaluations of histamine to include non-viral chronic liver diseases.

Results of a preclinical study demonstrating the potential of histamine to prevent alcohol-induced damage were published in the October 2003 issue of the Journal of Inflammation Research.  In this study, rodents were given either ethanol alone, or ethanol plus histamine.  After four weeks, subjects that received only ethanol had elevated serum levels of alanine and aspartate transaminase (ALT/AST), a common measure of liver function, and developed steatosis (accumulation of fat in the liver tissue), as well as inflammation and necrosis in the liver.  In contrast, the group that was co-administered histamine in addition to the ethanol showed normal ALT/AST levels and had significantly reduced scores for liver pathology and inflammation.

Also in October, new preclinical data were presented at the annual conference of the American Association for the Study of Liver Diseases (AASLD).  This data demonstrated the potential ability of histamine to accelerate liver regeneration in mice following removal of two-thirds of the liver.  The liver is a unique organ that can recover lost tissue mass by regeneration, although this normal process is often inhibited in certain disease states.  In the studies presented at AASLD, high dose lipopolysaccharide (LPS) was used to slow liver regeneration following surgery, mimicking the inhibition of regeneration seen in some diseases.  Histamine not only accelerated the normal regenerative process, but its use as a pretreatment counteracted the initial delay in regeneration associated with LPS.  These results supplement previous reports that histamine protected against alcohol-induced liver injury in preclinical models and was able to accelerate the reversal of alcohol-induced liver damage approximately 2-fold compared to no treatment.

The data from these studies provide a foundation for future clinical testing of oral formulations of histamine in chronic liver diseases such as nonalcoholic steatohepatitis (NASH) and alcoholic liver disease (ALD).  In the United States alone, approximately 25 million people – one in every ten – have been afflicted with chronic liver, bile duct or gallbladder diseases.  Liver cirrhosis resulting from alcohol abuse is one of the ten leading causes of death in the U.S.

(Center tag) -  collaborative relationships

Our belief that Ceplene will be complementary with, rather than competitive to, many existing and future drugs used in the treatment of cancer and chronic liver diseases has led us to establish several collaborative relationships with the providers of these drugs.

Our agreement with Schering Corporation related to the Phase 2 clinical trial of the triple-drug combination of Ceplene, Peg-Intron and Rebetol in nonresponder hepatitis C patients gives Maxim full responsibility for conducting the clinical trial, while Schering provides the Peg-Intron and Rebetol and performs the viral testing for the study at no cost to us.  Maxim and Schering will each individually retain marketing responsibilities and revenues for their respective drugs.  We have an additional clinical collaboration with Chiron Corporation under which Chiron has provided the IL-2 drug (Proleukin®) and other assistance related to our Phase 3 acute myelogenous leukemia clinical trial.  In the future, we expect to seek marketing partners outside the U.S. for oncology and liver disease applications, while maintaining the marketing rights in the U. S.

Maxim has also developed a collaboration and commercialization strategy regarding the drug candidates identified by our high-throughput screening technology.  Most recently, in December 2003 we announced the exclusive license for the development and commercialization of our MX128495 series of preclinical apoptosis inducer compounds for the treatment of cancer to Myriad Genetics, Inc.  Myriad will be responsible for the clinical development and commercialization of MX128495, with oversight to be provided by a joint development committee.  The license agreement calls for Myriad to pay up to $27 million to us in milestone payments, license fees and research support assuming successful commercialization of any product from the MX128495 series, as well as a royalty to Maxim on sales of MX128495-related products.

In addition to collaborations related to specific compound families, the capacity of our HTS assays to screen more than 20,000 compounds per day has enabled us to enter into agreements regarding early-stage discovery efforts.  Under a collaboration with Celera Genomics, Maxim has screened approximately 700,000 of Celera’s proprietary compounds to identify inducers of apoptosis.  We expect to seek additional corporate relationships to augment our internal development efforts to accelerate the clinical development of our apoptosis inducer drug candidates.

(Center tag) -  corporate governance

To our Shareholders, Collaborators and Associates:

The Board of Directors of Maxim Pharmaceuticals takes our obligations for good corporate governance and fiscal responsibility very seriously.  I’m very pleased that our company has long held the underlying principles, and has had in place many of the policies and procedures, that allow for good corporate governance.

As the lead independent director of Maxim Pharmaceuticals, as well as the Chairman of the Audit Committee, I would like to highlight some of the actions that the Company has undertaken in this regard.

•                  We have expanded our Board of Directors to seven members, including six independent directors

•                  We continue to abide by our longstanding code of conduct and ethics that covers the Board of Directors, management and all associates

•                  The independent members of the Board of Directors meet regularly in Executive Session

•                  Our independent auditors are engaged by, and report directly to, our Audit Committee

•                  Our Board members are encouraged to participate in continuing corporate governance education designed to expand their knowledge and experience about issues affecting the company

With regard to the Company’s financial statements that appear on the following pages, while Management has the responsibility for the financial statements and the reporting process, including a system of internal accounting controls, the Audit Committee reviews the Company’s financial reporting process of behalf of the Board of Directors.  Additionally, the Audit Committee has the responsibility for engaging the Company’s independent auditors.  The Audit Committee meets regularly with management and our independent auditors to discuss and review matters impacting the Company’s financial statements.  The Audit Committee and the Board of Directors have reviewed and approved the audited financial statements that appear on the following pages.

F. Duwaine Townsen

Lead Independent Director and

Audit Committee Chairman

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements that involve risks and uncertainties. Such forward-looking statements include but are not limited to statements regarding plans for the development and commercialization of the Company’s drug candidates and future cash requirements. Such statements are only predictions and the Company’s actual results could differ materially from those anticipated or projected in such forward-looking statements. Moreover, the Company assumes no responsibility for the accuracy and completeness of the forward-looking statements.  The Company is under no duty to update any of the forward-looking statements after the date hereof to conform such statements to actual results or to changes in its expectations.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” contained in the Annual Report on Form 10-K for the year ended September 30, 2003. As a result, you are cautioned not to rely on these forward-looking statements.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the consolidated financial statements, including the related notes, appearing in this Annual Report as well as the Company’s Annual Report on Form 10-K for the year ended September 30, 2003.

OVERVIEW

During the periods encompassed by this Annual Report, Maxim Pharmaceuticals, Inc. (“Maxim” or the “Company”) has devoted substantially all of its resources to its Ceplene™ (histamine dihydrochloride), topical histamine and apoptosis modulator product development programs. In June 2000, the Company acquired Cytovia, Inc. (“Cytovia”) for $72.9 million in common stock and commenced at that time research and development efforts relating to apoptosis modulator drug candidates. The Company conducts its research and other product development efforts through a combination of internal efforts and collaborative programs with universities, other clinical research sites, contract research organizations and pharmaceutical companies. Oversight of all external and collaborative programs is conducted by the Company’s executive officers and other staff located primarily at its headquarters in San Diego, California.

Maxim’s drug candidates are in the development stage, and the generation of revenue from product sales is dependent upon approval by the U.S. Food and Drug Administration (“FDA”) and international regulatory agencies. The Company expects to continue to incur losses at least over the next several years as it continues its research and development activities, particularly those relating to Phase 2 and Phase 3 clinical trials of Ceplene, and earlier-stage clinical trials and other research related to the apoptosis modulator and topical histamine technologies. Losses may fluctuate from quarter to quarter, and such fluctuations may be substantial as a result of, among other factors, the number and timing of clinical trials conducted, the funding, if any, provided as a result of corporate collaborations, the results of clinical testing, and the timing of FDA or international regulatory filings and approvals. There can be no assurance that the Company will successfully develop, commercialize, manufacture or market its products or ever achieve or sustain product revenues or profitability.

RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001

Collaboration and Research Revenue For the year ended September 30, 2003, collaboration and research revenue totaled $3,830,000, an increase of $1,677,000 or 78% compared to the same period in the prior year.  This increase was primarily attributable to an increase in donated drugs and services from Schering Corporation as a result of full enrollment in our Phase 2 study (MP-8899-0406) which is also known as the Phase 2 triple-drug trial in nonresponder HCV patients.  For the year ended September 30, 2002, collaboration and research revenue decreased by $1,094,000 or 34%. This decrease was primarily attributable to the completion of contract research performed, primarily in prior years, under an agreement with Shire-Biochem.

Research and Development Expenses For the year ended September 30, 2003, research and development expenses were $42,528,000, an increase of $10,513,000 or 33% over the same period in the prior year.  This increase was primarily the result of increased activity resulting from increased enrollment in our Phase 2 study (MP-8899-0406) and Phase 3 study (MP-8899-0104) which is also known as the Phase 3 advanced malignant melanoma trial in patients with liver involvement as well as our efforts to develop an oral formulation of histamine and costs incurred related to our planned regulatory filings.  For the year ended September 30, 2002, research and development expenses were $32,015,000, which were relatively consistent with the research and development expenses in the prior year.

Business Development and Marketing Expenses Business development and marketing expenses for the year ended September 30, 2003 were $1,395,000, a decrease of $1,816,000 or 57% over the same period in the prior year due to a decrease in sales and marketing personnel during the first quarter of fiscal year 2003.  Business development and marketing expenses for the year ended September 30, 2002 were $3,211,000, a decrease of $5,187,000 or 62% over the same period in the prior year.  This decrease was due to a decrease in marketing and sales management personnel and other premarketing activities associated with the potential U.S. market launch of Ceplene which had originally been anticipated for the first half of 2001. The potential launch of Ceplene for the treatment of advanced malignant melanoma in patients with liver metastases was delayed after the FDA declined to approve Ceplene.  The Company has recently applied for approval to market Ceplene in the European Union and is conducting a confirming Phase 3 trial (MP-8899-0104) needed for a future U.S. marketing application.

General and Administrative Expenses For the year ended September 30, 2003, general and administrative expenses were $7,757,000, an increase of $1,470,000 or 23% over the same period in the prior year primarily as a result of increased legal fees related to the shareholder litigation and the state arbitration proceedings.  For the year ended September 30, 2002, general and administrative expenses were $6,287,000, a decrease of $646,000 or 9% over the same period in the prior year.  This decrease was primarily the result of a decrease in legal fees associated with shareholder litigation and compensation expenses during that period.

Amortization of Goodwill and Other Acquisition-Related Intangible Assets  There was no amortization of goodwill and other acquisition related intangible assets for the years ended September 30, 2003 and 2002 due to the implementation of Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” which resulted in the complete write down of these assets on October 1, 2002.  For the year ended September 30, 2001, the amortization expense of $2,211,000 relates to the goodwill and other intangible assets recorded as a result of the June 2000 acquisition of Cytovia.

Provision for note receivable and loan guarantee to/for officers For the year ended September 30, 2002, the Company recorded expenses of $700,000 and $900,000 for an allowance on a note receivable from an officer of the Company and a reserve on a loan guarantee made on behalf of an officer, respectively.

During the fourth quarter of fiscal year 2002, the Company determined the officers did not have the ability to fully meet these obligations.  Accordingly, the Company expensed amounts considered impaired as of September 30, 2002.  The Company performs quarterly impairment analyses for these values.  The amounts that had originally been recorded continue to appear appropriate; accordingly, there was no similar expense in fiscal year 2003.

Investment Income Investment income was $2,499,000 for the year ended September 30, 2003, a decrease of $2,492,000 or 50% from the prior year.  Investment income was $4,991,000 for the year ended September 30, 2002, a decrease of $4,803,000 or 49% from the prior year.  These decreases were primarily the result of the decrease in our cash and short-term investment portfolio as well as a decrease in the rate of interest earned on these investments.

Cumulative Effect of Accounting Change On October, 1, 2002, the Company adopted the provisions of SFAS No. 142, “Accounting for Goodwill and Other Intangible Assets,” and as a result of the transitional impairment test, wrote off all goodwill, which totaled $28,179,000.  There was no similar expense in fiscal year 2003.

LIQUIDITY AND CAPITAL RESOURCES

The Company has financed its operations primarily through the sale of its equity securities, including an initial public offering in 1996, an international follow-on public offering in 1997, private offerings of preferred stock in July and November 1999, a follow-on public offering in February 2000, and a private placement of common stock in September 2003, that provided total net proceeds of approximately $319 million.

Until required for operations, the Company’s policy under established guidelines is to keep its cash reserves in bank deposits, corporate debt securities, United States government instruments and other readily marketable debt instruments, all of which are investment-grade quality.  As of September 30, 2003, the Company had cash, cash equivalents and investments (including restricted cash) totaling approximately $94.8 million compared with $111.5 million at September 30, 2002.  As of September 30, 2003, the Company had working capital of approximately $82.3 million compared with $104.8 million at September 30, 2002.  The decrease in the Company’s cash, cash equivalents and short-term investments, and working capital was primarily due to day-to-day operating expenses relating to research and development activities.

In December 2000, the Company entered into a secured revolving promissory note with an officer of the Company.  The note, as amended, bears interest at an annual rate of 4.0% and is secured by the officer’s outstanding options and shares of common stock. During the quarter ended September 30, 2002, the Company determined that the note to the officer had become impaired because the Company determined that the officer did not have the ability to repay the loan in full when due.  Accordingly, the Company has not recorded interest income of $157,000 on the note subsequent to June 30, 2002, and has recorded an allowance on the note in the amount of $700,000.  In December 2003 and in December 2002, the officer paid the Company $122,000 of interest due on the note.  The entire outstanding balance of principal and interest was due on December 8, 2002.  As of the date the note came due, the officer did not have the liquid assets necessary to repay the loan.  The Company is reviewing its options and alternatives and intends to collect the outstanding principal and interest on the loan.

The Company is a guarantor on $1,800,000 in loans made by a bank to two officers and one former officer of the Company. Under the guarantor agreement executed in July 2001, the Company granted the bank a security interest in a $1,800,000 certificate of deposit as collateral for the loans the bank made to the officers.  These loans are due in July 2004.  The Company does not hold any assets as collateral for the guarantees; however, in a case of default the Company would pursue collection from the individuals.  During the fourth quarter of fiscal year 2002, the Company determined that it was probable that one of the officers would not have the ability to repay his loan. Therefore, the Company recorded a liability in the amount of $900,000.  The Company intends to collect from the officer any amounts that may ultimately be paid by the Company to the bank as a result of the guarantee on behalf of the officer.

The Company has term loans with a bank totaling $1,633,000 at September 30, 2003, the proceeds of which were used to finance capital expenditures.  The loans require the Company to maintain a minimum aggregate balance of $3,500,000 at the institution, including the $1,800,000 certificate of deposit held under the loan guarantees, as described above.

The following table summarizes our contractual obligations as of September 30, 2003:

	Payments due by Period (in thousands)
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years

CONTRACTUAL OBLIGATIONS
Debt	$1,964	$1,156	$714	$94	$—
Guarantee on Officer Loans	1,800	1,800	—	—	—
Capital Lease Obligations	114	93	19	2	—
Operating Lease Obligations	11,949	1,648	3,834	3,843	2,624

The Company, as a development stage enterprise, anticipates incurring substantial additional losses at least in the near future as it continues to expend substantial amounts on its ongoing and planned clinical trials and its expanded efforts related to its other research and development efforts, including the apoptosis modulator program.  In addition, the Company’s cash requirements may fluctuate in future periods as it conducts additional research and development activities including clinical trials, other research and development activities, and efforts associated with the commercial launch of any products that are approved for sale by government regulatory bodies.  Among the activities that may result in an increase in cash requirements are the scope and timing of the Phase 3 and Phase 2 Ceplene cancer and hepatitis C clinical trials currently underway, and earlier-stage clinical trials and other research related to liver disease and the apoptosis modulator and topical histamine technologies. Other factors that may impact the Company’s cash requirements include the results of clinical trials, the scope of other research and development activities, the time required to obtain regulatory approvals, costs associated with defending certain lawsuits currently pending against the Company, the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, and the ability to establish marketing alliances and collaborative arrangements. As a result of these factors, it is difficult to predict accurately the timing and amount of future cash requirements.

The Company may pursue the issuance of additional equity securities and corporate collaborative agreements, as required, to meet its cash requirements. The Company is currently pursuing a pharmaceutical collaboration regarding the marketing of Ceplene and is pursuing the out-licensing of certain of its apoptosis modulator technology.  There can be no assurance that the Company will be able to enter into agreements on acceptable terms, if at all.  The issuance of additional equity securities, if any, could result in substantial dilution to the Company’s stockholders. There can be no assurance that additional funding will be available on terms acceptable to the Company, if at all. The failure to fund the Company’s capital requirements would have a material adverse effect on its business, financial condition and results of operations.

We believe that our available cash, cash equivalents and investments at September 30, 2003 will be sufficient to satisfy our funding needs for at least the next 24 months.

The Company has never paid a cash dividend on its common stock and such payments are prohibited by the terms of the Company’s bank loan. The Company does not contemplate the payment of cash dividends on its common stock in the foreseeable future.

IMPACT OF INFLATION

The impact of inflation on the operations of the Company for the years ended September 30, 2003, 2002, and 2001 was not material.

RECENT ACCOUNTING PRONOUNCEMENTS

There have been no recent accounting pronouncements which have affected the Company.

CRITICAL ACCOUNTING POLICIES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses as well as related disclosure of contingent assets and liabilities. These estimates include useful lives for fixed assets, useful lives for intellectual property, estimated lives for license agreements, revenue recognition, allowance for notes receivable, reserves related to loan guarantees, valuation of intellectual property, and estimates for clinical trial expenses incurred but not yet billed.  On an on-going basis, the Company evaluates its estimates. The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Under different assumptions or conditions these estimates may vary significantly. In addition, actual results may differ materially from these estimates.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition.  The Company’s collaborative development agreements generally contain specific payments for specific activities or elements of the agreements. Up-front technology access fees are recognized over the term of the agreement or ongoing research period, as applicable, unless the Company has no further continuing performance obligations related to the fees. Research funding is recognized over the applicable research period as research activities are performed. Milestone payments are recognized when earned, as the milestone events are substantive and their achievability is not reasonably assured at the inception of the agreement. Amounts received but unearned are recorded as deferred revenue.  Certain collaborative agreements provide the Company donated materials and services which are recorded when used at the fair market value of the material received or the service provided.

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

Valuation of Intellectual Property.  The Company evaluates its patents and licenses for impairment on an annual basis and whenever indicators of impairment exist. During this process, the Company reviews its portfolio of pending domestic and international patent applications, domestic and international issued patents, and licenses the Company has acquired from other parties. To determine if any impairment is present, the Company considers challenges or potential challenges to its existing patents, the likelihood of applications being issued, the scope of its issued patents, the assessment of future cash flows to be generated from the patents and its experience. In the event that it is determined that an impairment exists where the Company had previously determined that one did not exist, it may result in a material adjustment to the Company’s financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company’s exposure to market risk is principally confined to its cash equivalents and investments that have maturities of less than three years. The Company maintains a non-trading investment portfolio of investment grade, liquid debt securities that limits the amount of credit exposure to any one issue, issuer or type of instrument. The securities in its investment portfolio are not leveraged, are classified as available-for-sale and are subject to interest rate risk. The Company currently does not hedge interest rate exposure. A hypothetical ten percent change in interest rates during the year ended September 30, 2003 would have resulted in approximately a $247,000 change in net loss.  The Company has not used derivative financial instruments in its investment portfolio. There have been no significant changes in the types or maturities of investments held from September 30, 2002.

CONTROLS AND PROCEDURES

The Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s President and Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures, as defined in Exchange Act Rule 13a-15(e), as of the end of the period covered by this report.  Based upon that evaluation, the Company’s President and Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in enabling the Company to record, process, summarize and report information required to be included in the Company’s periodic SEC filings within the required time period.  There have been no significant changes in the Company’s internal controls or in other factors that could significantly affect internal controls subsequent to the date the Company carried out its evaluation.

SELECTED FINANCIAL DATA

Selected financial data in thousands except per share data

Year ended September 30

	2003	2002	2001	2000	1999
	(In thousands, except per share data)
SELECTED STATEMENTS OF OPERATIONS DATA:
Research and development expenses	$42,528	$32,015	$32,642	$36,456	$36,638
Net loss applicable to common stock	(45,456)	(64,323)	(37,323)	(82,502)	(39,709)
Net loss per share of common stock	(1.94)	(2.76)	(1.61)	(4.58)	(3.94)
Weighted average shares outstanding	23,444	23,274	23,220	18,018	10,079

As of September 30

	2003	2002	2001	2000	1999
	(In thousands)
SELECTED BALANCE SHEET DATA:
Cash, cash equivalents and investments	$94,829	$111,491	$146,560	$190,365	$17,942
Total assets	107,347	125,644	190,756	232,994	24,515
Long-term debt and long-term capital lease obligations	828	1,684	1,760	698	908
Deficit accumulated during the development stage	(306,504)	(261,048)	(196,725)	(159,402)	(81,913)
Stockholders’ equity	95,237	116,733	180,647	215,949	10,843

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

	As of September 30 2003	As of September 30 2002
ASSETS
Current Assets:
Cash and cash equivalents	$32,861	$24,775
Investments in marketable securities, available for sale	58,468	83,216
Accrued interest and other current assets	2,210	3,109
Total current assets	93,539	111,100

Restricted cash and cash equivalents	3,500	3,500
Property and equipment, net	4,358	5,578
Patents and licenses, net	3,521	2,893
Note receivable from officer, net of allowance of $700,000	2,287	2,409
Deposits and other assets	142	164
Total assets	$107,347	$125,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,141	$1,857
Accrued expenses	3,805	2,648
Notes payable and current portion of long-term debt and obligations under capital leases	1,246	1,347
Provision for loan guarantee for officer	900	—
Deferred revenue	190	475
Total current liabilities	11,282	6,327

Long-term debt and obligations under capital leases, excluding current portion	828	1,684
Provision for loan guarantee for officer, excluding current portion	—	900

Commitments and contingencies

Stockholders’ Equity:
Convertible preferred stock, $.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at September 30, 2003 and September 30, 2002	—	—
Common stock, $.001 par value, 40,000,000 shares authorized; 27,951,059 and 23,311,191 shares issued and outstanding at September 30, 2003 and September 30, 2002, respectively	28	23
Additional paid-in capital	401,251	376,667
Deficit accumulated during the development stage	(306,504)	(261,048)
Accumulated other comprehensive income	462	1,091
Total stockholders’ equity	95,237	116,733
Total liabilities and stockholders’ equity	$107,347	$125,644

See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

	Year Ended September 30			From Inception (October 23, 1989) Through September 30, 2003
	2003	2002	2001

Collaboration and research revenue	$3,830	$2,153	$3,247	$14,818

Operating expenses:
Research and development	42,528	32,015	32,642	215,780
Business development and marketing	1,395	3,211	8,398	21,671
General and administrative	7,757	6,287	6,933	40,347
Amortization of goodwill and other acquisition-related intangible assets	—	—	2,211	2,955
Purchased in-process technology	—	—	—	42,300
Provisions for note receivable and loan guarantee to/for officers	—	1,600	—	1,600
Total operating expenses	51,680	43,113	50,184	324,653

Loss from operations	(47,850)	(40,960)	(46,937)	(309,835)

Other income (expense):
Investment income	2,499	4,991	9,794	29,855
Gain on sale of assets	—	—	—	4,435
Interest expense	(123)	(186)	(177)	(2,794)
Other income (expense)	18	11	(3)	14
Total other income	2,394	4,816	9,614	31,510

Loss before cumulative effect of accounting change and preferred stock dividends	(45,456)	(36,144)	(37,323)	(278,325)

Cumulative effect of accounting change	—	(28,179)	—	(28,179)

Net loss before preferred stock dividends	(45,456)	(64,323)	(37,323)	(306,504)
Dividends on preferred stock	—	—	—	5,496

Net loss applicable to common stock	$(45,456)	$(64,323)	$(37,323)	$(312,000)

Basic and diluted net loss per share of common stock
Excluding cumulative effect of accounting change	$(1.94)	$(1.55)	$(1.61)
Cumulative effect of accounting change	—	(1.21)	—

Basic and diluted net loss per share of common stock	$(1.94)	$(2.76)	$(1.61)

Weighted average shares outstanding	23,444,028	23,273,621	23,219,564

See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

					Additional		Subscription Receivable /	Other Comprehensive
	Preferred Stock		Common Stock		Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total
Balance at October 23, 1989 (inception)	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common stock at $.001	—	—	1	8	—	—	—	—	8
Net income	—	—	—	—	—	—	—	—	—
Balance at December 31, 1989	—	—	1	8	—	—	—	—	8
Net income	—	—	—	—	—	1	—	—	1
Balance at December 31, 1990	—	—	1	8	—	1	—	—	9
Net income	—	—	—	—	—	—	—	—	—
Balance at December 31, 1991	—	—	1	8	—	1	—	—	9
Additional funding	—	—	—	—	1,259	—	—	—	1,259
Net loss	—	—	—	—	—	(2,445)	—	—	(2,445)
Balance at December 31, 1992	—	—	1	8	1,259	(2,444)	—	—	(1,177)
Net effect of reorganization and issuance of common stock to account for reverse acquisition	—	—	181	(8)	53	(1,198)	—	—	(1,153)
Net loss	—	—	—	—	—	(4,239)	—	—	(4,239)
Balance at September 30, 1993	—	—	182	—	1,312	(7,881)	—	—	(6,569)
Issuance of common stock at $60 per share for consulting and professional services	—	—	1	—	66	—	—	—	66
Issuance of Series A preferred stock for cash at $3.00 per share	250	—	—	—	487	—	—	—	487
Issuance of common stock to convert bridge debt financing at prices from $52.50 to $75 per share	—	—	113	—	5,934	—	—	—	5,934
Net loss	—	—	—	—	—	(2,433)	—	—	(2,433)
Balance at September 30, 1994	250	—	296	—	7,799	(10,314)	—	—	(2,515)

					Additional		Subscription Receivable /	Other Comprehensive
	Preferred Stock		Common Stock		Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total
Issuance of common stock at $3.00 per share upon conversion of debt	—	—	553	1	1,659	—	—	—	1,660
Issuance of common stock pursuant to anti-dilutive provisions in previous bridge debt financing	—	—	1,137	1	(1)	—	—	—	—
Issuance of common stock at $3.00 per share for subscription receivable	—	—	104	—	311	—	(311)	—	—
Net loss	—	—	—	—	—	(2,790)	—	—	(2,790)
Balance at September 30, 1995	250	—	2,090	2	9,768	(13,104)	(311)	—	(3,645)
Issuance of common stock at $3.00 per share in exchange for repayment of note payable to bank	—	—	745	1	2,249	—	—	—	2,250
Receipt of subscription receivable	—	—	—	—	—	—	311	—	311
Issuance of common stock and warrants at $3.75 per unit for cash	—	—	466	1	1,740	—	—	—	1,741
Issuance of common stock at $4.50 per share for cash	—	—	400	—	1,800	—	—	—	1,800
Exercise of common stock options	—	—	—	—	3	—	—	—	3
Issuance of common stock at $7.50 per share and warrants at $.10 per warrant in initial public offering	—	—	2,875	3	18,217	—	—	—	18,220
Conversion of preferred stock to common stock	(250)	—	103	—	—	—	—	—	—
Options granted to employees	—	—	—	—	395	—	(163)	—	232
Amortization of deferred compensation	—	—	—	—	—	—	44	—	44
Net loss	—	—	—	—	—	(833)	—	—	(833)
Balance at September 30, 1996	—	—	6,679	7	34,172	(13,937)	(119)	—	20,123

					Additional		Subscription Receivable /	Other Comprehensive
	Preferred Stock		Common Stock		Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total
Option granted to consultant	—	—	—	—	97	—	—	—	97
Amortization of deferred compensation	—	—	—	—	—	—	68	—	68
Net loss	—	—	—	—	—	(6,895)	—	—	(6,895)
Balance at September 30, 1997	—	—	6,679	7	34,269	(20,832)	(51)	—	13,393
Issuance of common stock at $15.25 per share in public follow-on offering	—	—	2,500	3	34,711	—	—	—	34,714
Exercise of common stock purchase warrants	—	—	392	—	4,116	—	—	—	4,116
Exercise of stock options and warrants	—	—	313	—	634	—	—	—	634
Options granted to consultants	—	—	—	—	50	—	—	—	50
Contribution to 401(k) plan	—	—	2	—	27	—	—	—	27
Amortization of deferred compensation	—	—	—	—	—	—	37	—	37
Net loss	—	—	—	—	—	(21,855)	—	—	(21,855)
Balance at September 30, 1998	—	—	9,886	10	73,807	(42,687)	(14)	—	31,116
Issuance of Series A preferred stock									—
cash, net of issuance costs	207	—	—	—	18,259	—	—	—	18,259
Exercise of stock options and warrants	—	—	314	—	1,083	—	—	—	1,083
Options granted to consultants	—	—	—	—	80	—	—	—	80
Contribution to 401(k) plan	—	—	6	—	72	—	—	—	72
Dividends on Series A preferred stock	—	—	—	—	(483)	—	—	—	(483)
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(69)	(69)
Amortization of deferred compensation	—	—	—	—	—	—	11	—	11
Net loss	—	—	—	—	—	(39,226)	—	—	(39,226)
Balance at September 30, 1999	207	—	10,206	10	92,818	(81,913)	(3)	(69)	10,843

					Additional		Subscription Receivable /	Other Comprehensive
	Preferred Stock		Common Stock		Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total
Issuance of common stock at $55.00 per share in public follow-on offering, net of issuance costs	—	—	3,205	3	164,826	—	—	—	164,829
Issuance of common stock at $42.125 per share and assumption of stock options in acquisition, net of estimated costs	—	—	1,533	2	72,898	—	—	—	72,900
Issuance of Series B preferred stock for cash, net of issuance costs	268	1	—	—	22,551	—	—	—	22,552
Dividends on Series A and Series B preferred stock	—	—	—	—	(5,013)	—	—	—	(5,013)
Issuance of Series A and Series B preferred stock in payment of dividends	56	—	—	—	5,193	—	—	—	5,193
Conversion of preferred stock to common stock	(531)	(1)	5,307	5	(5)	—	—	—	(1)
Exercise of stock options and warrants	—	—	2,839	3	21,684	—	—	—	21,687
Options granted to consultants	—	—	—	—	223	—	—	—	223
Common stock issued as payment for technology rights	—	—	23	—	199	—	—	—	199
Contribution to 401(k) plan	—	—	3	—	101	—	—	—	101
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(78)	(78)
Amortization of deferred compensation	—	—	—	—	—	—	3	—	3
Net loss	—	—	—	—	—	(77,489)	—	—	(77,489)
Balance at September 30, 2000	—	—	23,116	23	375,475	(159,402)	—	(147)	215,949
Exercise of stock options and warrants	—	—	105	—	512	—	—	—	512
Options granted to consultants	—	—	—	—	149	—	—	—	149
Contribution to 401(k) plan	—	—	31	—	195	—	—	—	195
Unrealized gain on investments available for sale	—	—	—	—	—	—	—	1,085	1,085
Stock based compensation for modifications in stock option agreements	—	—	—	—	80	—	—	—	80
Net loss	—	—	—	—	—	(37,323)	—	—	(37,323)
Balance at September 30, 2001	—	—	23,252	23	376,411	(196,725)	—	938	180,647

					Additional		Subscription Receivable /	Other Comprehensive
	Preferred Stock		Common Stock		Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total
Exercise of stock options and warrants	—	—	11	—	53	—	—	—	53
Warrants granted to consultants	—	—	—	—	1	—	—	—	1
Contribution to 401(k) plan	—	—	48	—	202	—	—	—	202
Unrealized gain on investments available for sale	—	—	—	—	—	—	—	157	157
Net loss	—	—	—	—	—	(64,323)	—	—	(64,323)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(4)	(4)
Balance at September 30, 2002	—	—	23,311	23	376,667	(261,048)	—	1,091	116,733
Issuance of common stock and warrants at $5.60 per share in private placement, net of issuance costs	—	—	4,555	5	24,083	—	—	—	24,088
Exercise of stock options	—	—	68	—	341	—	—	—	341
Warrants and options granted to consultants	—	—	—	—	108	—	—	—	108
Options granted to employees	—	—	—	—	6	—	—	—	6
Contribution to 401(k) plan	—	—	17	—	46	—	—	—	46
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(629)	(629)
Net loss	—	—	—	—	—	(45,456)	—	—	(45,456)
Balance at September 30, 2003	—	$—	27,951	$28	$401,251	$(306,504)	$—	$462	$95,237

See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

	Year Ended September 30			From Inception (October 23, 1989) Through September 30, 2003
	2003	2002	2001
OPERATING ACTIVITIES:
Net loss	$(45,456)	$(64,323)	$(37,323)	$(306,504)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,325	2,273	4,191	12,549
Stock contributions to 401(k) plan	46	202	195	643
Cumulative effect of accounting change	—	28,179	—	28,179
Stock-based compensation	114	1	229	1,388
Loss (gain) on disposal of property and equipment	8	(2)	66	289
Provisions for note receivable and loan guarantees to/for officers	—	1,600	—	1,600
Purchased in-process technology	—	—	—	44,946
Gain on sale of assets	—	—	—	(2,146)
Amortization of premium on investments	—	—	—	535
Cumulative effect of reorganization	—	—	—	1,153
Gain on sale of subsidiary	—	—	—	(2,288)
Other	—	—	—	160
Changes in operating assets and liabilities:
Accrued interest and other current assets	1,324	1,849	868	(190)
Deposits and other assets	22	210	15	(638)
Accounts payable	3,284	(870)	(4,239)	4,049
Accrued expenses	1,157	(1,133)	(1,337)	2,508
Deferred revenue	(285)	(369)	(1,542)	190
Net cash used in operating activities	(37,461)	(32,383)	(38,877)	(213,577)

INVESTING ACTIVITIES:
Purchases of marketable securities	(49,926)	(66,542)	(105,945)	(438,461)
Sales and maturities of marketable securities	74,045	105,600	102,647	380,958
Purchases of property and equipment	(842)	(1,590)	(3,918)	(10,892)
Additions to patents and licenses	(849)	(1,121)	(739)	(6,365)
Net proceeds from sale of assets	—	—	—	3,452
Cash acquired in acquisition of business	—	—	—	1,121
Net cash provided by (used in) investing activities	22,428	36,347	(7,955)	(70,187)

FINANCING ACTIVITIES:
Net proceeds from issuance of common stock and exercise of stock options and warrants	24,429	53	512	277,715
Net proceeds from issuance of preferred stock	—	—	—	41,298
Payment of preferred stock dividends	—	—	—	(302)
Proceeds from issuance of notes payable, capital lease and long-term debt	—	1,040	1,846	9,318
Restricted cash	—	500	(4,000)	(3,500)
Payments on notes payable, long-term debt, and capital lease obligations	(1,432)	(1,124)	(702)	(8,569)
Proceeds from issuance of notes payable to related parties	—	—	—	4,982
Payments on notes payable to related parties	—	—	—	(1,330)
Loan to officer	122	(97)	(3,012)	(2,987)
Net cash provided by (used in) financing activities	23,119	372	(5,356)	316,625

Net increase (decrease) in cash and cash equivalents	8,086	4,336	(52,188)	32,861

Cash and cash equivalents at beginning of period	24,775	20,439	72,627	—

Cash and cash equivalents at end of period	$32,861	$24,775	$20,439	$32,861

See Accompanying Notes to Consolidated Financial Statements

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

For the period from commencement of operations to date, the Company has been a development stage enterprise, and accordingly, the Company’s operations have been directed primarily toward developing its proprietary technologies. The Company has experienced net losses since its inception and as of September 30, 2003, had an accumulated deficit of $307 million. Such losses and accumulated deficit resulted from the Company’s absence of significant revenue and significant costs incurred in the development of the Company’s proprietary technologies.

The Company expects to incur substantial losses as it continues its research and development activities, particularly the conduct of clinical trials of its drug candidates. The future success of the Company is dependent on its ability to obtain additional capital required to develop and commercialize its drug candidates and upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, if required, or that it will attain positive cash flow from operations.

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

CONCENTRATION OF CREDIT RISK—The Company invests its excess cash in U.S. government securities and other highly liquid debt instruments of financial institutions and U.S. and foreign corporations with strong credit ratings. These instruments are held at various institutions. The Company has established guidelines which these institutions must follow relative to diversification and maturities to maintain an adequate level of liquidity and safety. Cash and cash equivalents held at an individual institution may exceed the F.D.I.C. limits.

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

GOODWILL AND INTANGIBLE ASSETS—Goodwill represents the difference between the purchase price of acquired businesses and the fair value of their net assets. Intangible assets represent identified intangible assets in acquisitions. Goodwill and intangible assets are amortized over fifteen years and five years, respectively, their estimated period of benefit, on a straight-line basis. Effective October 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” and ceased the amortization of goodwill and indefinite lived intangible assets.  The transitional impairment analysis performed under SFAS No. 142 on October 1, 2001, resulted in an implied fair value of the goodwill of zero. Therefore, a non-cash charge of $28.2 million was recorded during the quarter ended December 31, 2001, reflecting the cumulative effect of change in accounting principle resulting from the adoption of SFAS No. 142 and the related write down of goodwill and intangible assets.

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

FAIR VALUE OF FINANCIAL INSTRUMENTS—The carrying amount of cash and cash equivalents, short-term investments, accrued interest and other current assets, accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments. The carrying amount of the note payable and long-term debt are reasonable estimates of their fair value as these amounts bear interest based on market rates currently available for notes with similar terms.  The carrying amount of the note receivable from an officer approximates its fair value due to the allowance recorded against the note.  The carrying amount of the loan guarantee on behalf of an officer approximates its fair value due to the recorded loan reserve.

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

NET LOSS PER SHARE—Net loss per share is calculated in accordance with SFAS No. 128 “Earnings per Share.” Basic net loss per share of common stock is computed by dividing the net loss after deduction of dividends on preferred stock by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is calculated by including the additional common shares issuable upon exercise of outstanding convertible preferred stock, options and warrants in the basic weighted average share calculation, unless the effect of their inclusion is antidilutive. For the years ended September 30, 2003, 2002 and 2001, outstanding options and warrants totaled 5,379,000, 3,783,000, and 2,954,000, respectively. As these securities were antidilutive for the years then ended, diluted loss per share equaled the basic loss per share in each respective year.

STOCK OPTION PLANS— The Company accounts for its stock option plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations.  Compensation expense associated with stock options was $6,000 in fiscal year 2003.  No other stock-based employee compensation cost is reflected in net loss, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.  The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.

	Year Ended (in thousands, except per share data)
	September 30, 2003	September 30, 2002	September 30, 2001
Net loss, as reported	$(45,456)	$(64,323)	$(37,323)
Less: Compensation expense associated with stock options	6	—	—
Add: Total stock-based employee compensation expense determined under fair value based methods for all awards	(3,331)	(4,997)	(5,418)
Pro forma net loss	$(48,781)	$(69,320)	$(42,741)

Net loss per share:
Basic and diluted-as reported	$(1.94)	$(2.76)	$(1.61)
Basic and diluted- pro forma	$(2.08)	$(2.97)	$(1.84)

The fair value of the stock options were estimated at the date of grant using the “Black-Scholes” method for option pricing and the following weighted-average assumptions for the years ended September 30, 2003, 2002 and 2001, respectively:

Year Ended

	September 30, 2003	September 30, 2002	September 30, 2001
Risk free interest rate	2.81%	2.68%	4.00%
Dividend yield	0%	0%	0%
Volatility factor	75%	86%	99%
Expected life (in years)	6	6	5
Resulting average fair value	$3.63	$2.09	$9.49

TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS—Assets and liabilities of foreign operations where the functional currency is other than the U.S. dollar are translated at fiscal year-end rates of exchange, and the related revenue and expense amounts are translated at the average rates of exchange during the fiscal year. Gains or losses resulting from translating foreign currency financial statements resulted in an immaterial impact to the financial statements for the years ended September 30, 2003, 2002 and 2001.

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

3.  ADOPTION OF ACCOUNTING PRONOUNCEMENT—GOODWILL AND OTHER INTANGIBLE ASSETS

On June 16, 2000, the Company acquired all of the outstanding capital stock of Cytovia, Inc. (“Cytovia”), a privately held biopharmaceutical research company. As a result of the acquisition, the Company recorded goodwill and other intangible assets that combined had an unamortized book value of $28.2 million at September 30, 2001. Through September 30, 2001, goodwill and other intangible assets were being amortized over fifteen years and five years, respectively.

Effective October 1, 2001, the Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets to Be Disposed Of.”

As a result of the adoption of SFAS No. 142, the Company ceased amortizing goodwill on October 1, 2001, and performed the transitional impairment assessment of the goodwill related to the Cytovia acquisition for impairment as of October 1, 2001. Although the goodwill arose from purchase accounting applied to the acquisition of a specific entity, SFAS No. 142 requires that this test be applied to the relevant “reporting unit” which may differ from the specific entity acquired. Due to the integrated nature of the Company’s operations, the entire Company was determined to be one single reporting unit. Under the provisions of SFAS No. 142, the Company was required to identify potential impairment of goodwill by comparing the fair value of the Company, with the fair value based on the market price of the Company’s common stock, to the carrying value of its assets, including goodwill. As this analysis indicated an impairment of goodwill, the Company was required to measure the amount of impairment by comparing the “implied” fair value of the goodwill to its carrying amount. The analyses performed under SFAS No. 142 resulted in an implied fair value of the goodwill of zero.  Therefore, a non-cash charge of $28.2 million was recorded during the quarter ended December 31, 2001, reflecting the cumulative effect of change in accounting principle resulting from the adoption of SFAS No. 142 and the related write down of goodwill.

Had the Company accounted for its goodwill under the provisions of SFAS No. 142 beginning October 1, 2000, the Company’s net loss applicable to common stock and net loss per share would have been as follows for the year ended September 30, 2001 (in thousands, except per share data):

Year Ended September 30, 2001

Reported net loss applicable to common stock	$(37,323)
Goodwill amortization	2,211
Adjusted net loss applicable to common stock	$(35,112)

Basic and diluted net loss per share of common stock:
Reported net loss per share of common stock	$(1.61)
Goodwill amortization	0.10
Adjusted basic and diluted net loss per share of common stock	$(1.51)

4.  SHORT-TERM INVESTMENTS IN MARKETABLE SECURITIES

The following is a summary of the Company’s investment securities, all of which are classified as available-for-sale. Determination of estimated fair value is based upon quoted market prices.

	September 30, 2003 (in thousands)
	Gross amortized cost	Gross unrealized gains	Gross unrealized losses	Market Value

Asset-backed securities	$8,124	$159	$—	$8,283
Corporate debt securities	33,869	316	(23)	34,162
Other securities	10,000	—	—	10,000
U.S. securities & other government obligations	6,009	14	—	6,023
	$58,002	$489	$(23)	$58,468

	September 30, 2002 (in thousands)
	Gross amortized cost	Gross unrealized gains	Gross unrealized losses	Market Value

Asset-backed securities	$8,342	$218	$—	$8,560
Corporate debt securities	67,742	836	—	68,578
Other securities	2,000	—	—	2,000
U.S. securities & other government obligations	4,037	41	—	4,078
	$82,121	$1,095	$—	$83,216

The amortized cost and estimated fair value of securities available-for-sale at September 30, 2003, by contractual maturity, are as follows (in thousands):

	Amortized Cost	Estimated Fair Value

Due in one year or less	$35,841	$36,305
Due after one year through three years	22,161	22,163
	$58,002	$58,468

5.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

	September 30
	2003	2002

Laboratory equipment	$3,466	$3,177
Office equipment and furniture	4,479	4,313
Leasehold improvements	2,983	2,984
	10,928	10,474
Less accumulated depreciation and amortization	(6,570)	(4,896)
	$4,358	$5,578

At September 30, 2003 and 2002, property and equipment included equipment under capital leases of $157,0000 and $1.3 million with related accumulated amortization of $114,000 and $711,000, respectively.

6.  ACCRUED INTEREST AND OTHER CURRENT ASSETS

Accrued interest and other current assets consist of the following (in thousands):

	September 30
	2003	2002

Accrued interest	$634	$1,320
Prepaid insurance	413	353
Prepaid clinical trial costs	493	813
Other	670	623
	$2,210	$3,109

7.  RELATED PARTY TRANSACTIONS

In December 2000, the Company entered into a secured revolving promissory note with an officer of the Company. The purpose of the agreement was to allow the repayment of margin loans associated with the exercise of stock options, the payment of income taxes associated with such exercises and the purchase of a residence.  The Board determined that it was in the Company’s best interest to provide the loan to the officer to avoid the necessity of selling personal holdings of the Company’s securities during a period of depressed market prices.  The note, as amended, bears interest at an annual rate of 4.0% and is secured by the officer’s outstanding options and shares of common stock. During the quarter ended September 30, 2002, the Company determined that the note to the officer had become impaired because the Company determined that the officer did not have the ability to repay the loan in full when due.  Accordingly, the Company has not recorded interest income of $157,000 on the note subsequent to June 30, 2002 and has recorded an allowance on the note in the amount of $700,000.  In December 2003 and in December 2002, the officer paid the Company $122,000 of interest due on the note.  The entire outstanding balance of principal and interest was due on December 8, 2002.  As of the date the note came due, the officer did not have the liquid assets necessary to repay the loan.  The Company is reviewing its options and alternatives and intends to collect the outstanding principal and interest on the loan.  As of September 30, 2003, the recorded outstanding principal and interest balance on the note was $2,287,000, net of the $700,000 allowance.

At September 30, 2003, the Company was a guarantor on $1,800,000 in loans made by a bank to two officers and one former officer of the Company. Under the guarantor agreement executed in July 2001, the Company granted the bank a security interest in a $1,800,000 certificate of deposit as collateral for the loans the bank made to the officers. The purpose of the guarantees was to allow the payment of income taxes associated with the exercise of stock options.  The Board determined that it was in the Company’s best interest to provide the guarantees to avoid the necessity of the officers selling personal holdings of the Company’s securities during a period of depressed market prices.  These loans are due in July 2004.  The Company does not hold any assets as collateral for the guarantees; however, in a case of default the Company would pursue collection from the individuals.  During the fourth quarter of fiscal year 2002, the Company determined that it was probable that one of the officers would not have the ability to repay his loan. Therefore, the Company recorded a liability in the amount of $900,000.  The Company intends to collect from the officer any amounts that may ultimately be paid by the Company to the bank as a result of the guarantee on behalf of the officer.

8.  ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	September 30
	2003	2002

Clinical trial costs	$2,156	$1,488
Compensation	995	679
Deferred rent	255	246
Other	399	235
	$3,805	$2,648

9.  NOTES PAYABLE AND LONG TERM DEBT

The Company had a credit agreement with a bank that provided for a $3,200,000 committed line of credit which it was able to access for equipment and other capital assets. On July 29, 2002, the Company amended the credit agreement, which increased the Company’s available line of credit to $3,800,000. The Company was able to access the line for equipment and other capital assets purchased from the date of the amendment through September 30, 2002, after which time the line became a term loan.  The agreement contains customary affirmative and negative covenants, including financial covenants requiring the maintenance of specified liquidity terms and minimum tangible net worth.   The Company is required to maintain its principal depository and operating accounts with the bank.  In addition, the Company has the choice to either maintain a minimum aggregate balance of $3,500,000 at the institution or pay to the bank a quarterly fee of $2,500.  At September 30, 2003 and 2002, the Company was in compliance with all covenants.

Notes payable and long-term debt consist of the following (in thousands):

	September 30
	2003	2002

Bank term loan payable in monthly installments commencing January 1, 2002 through April 1, 2006, at an interest rate of prime plus .75 (4.00% at September 30, 2003)	$1,633	$2,444
3.118% promissory note payable, payable in monthly installments through June 30, 2004	331	—
3.68% promissory note payable, payable in monthly installments through June 30, 2003	—	277

Total notes payable and long-term debt	1,964	2,721

Less current portion of notes payable and long-term debt	(1,156)	(1,088)
Total long-term portion of notes payable and long-term debt	$808	$1,633

The aggregate amounts of debt outstanding at September 30, 2003 which will become due in 2004, 2005 and 2006 are: $1,156,000,  $714,000, and $94,000, respectively.

10.  LEASES

The Company leases office and laboratory facilities under five-year and ten-year noncancelable operating leases with expiration dates ranging from October 2003 to September 2010. Rent expense approximated $2,080,000, $2,059,000, and $2,238,000 for the years ended September 30, 2003, 2002, and 2001, respectively. The Company entered into agreements to sublease certain of its facilities. Total sublease income for the years ended September 30, 2003, 2002 and 2001 was $152,000, $277,000, and $554,000, respectively. In addition, the Company is obligated under several capital leases for equipment.

Future commitments under noncancelable operating leases for the next five years, net of sublease commitments of $55,000 in 2004, $57,000 in 2005 and $5,000 in 2006, and future minimum lease payments due under capital lease agreements as of September 30, 2003, are as follows (in thousands):

Year Ended September 30	Operating Leases	Capital Leases

2004	$1,593	$93
2005	1,960	19
2006	1,812	2
2007	1,893	—
2008	1,950	—
Total	$9,208	114

Less amount representing interest		(4)

Present value of future minimum lease payments		110
Less current portion of obligations under capital leases		(90)
Obligations under capital leases, excluding current portion		$20

11.  SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended September 30
	2003	2002	2001	From Inception Through September 30, 2003

Noncash investing and financing activities:
Unrealized gain (loss) on investments available for sale	$(629)	$157	$1,085	$466
Other assets acquired under note payable	425	356	274	1,595
Property and equipment acquired under capital leases	50	—	—	270
Issuance of common stock/warrants for services	114	1	—	181
Issuance of common stock to convert debt	—	—	—	7,594
Dividends on preferred stock	—	—	—	5,496
Issuance of preferred stock in payment of dividend	—	—	—	(4,891)
Acquisition of subsidiary:
Assets acquired	—	—	—	7,872
Liabilities assumed	—	—	—	(10,336)
Net equity effect of acquisition	—	—	—	(72,899)
Sale of subsidiary:
Net patents sold	—	—	—	154
Other liabilities transferred	—	—	—	(121)
Note payable transferred	—	—	—	(2,422)
Other accruals	—	—	—	100

Supplemental disclosure of cash flow information - cash paid for interest	123	178	166	2,111

12.  STOCKHOLDERS’ EQUITY

PRIVATE PLACEMENT—On September 23, 2003, the Company sold approximately 4,555,000 shares of common stock in a private transaction at a discounted price of $5.60 per share.  The Company received net proceeds of $24.1 million after placement fees and other issuance costs of $1.4 million, including placement agent fees in the amount of $1.3 million.  In addition to the shares of common stock, the investors received one warrant for every three and one-third shares of common stock they purchased, resulting in the issuance of approximately 1,367,000 warrants.  The warrants, which are not exercisable for a period of six (6) months from the date of the transaction, are exercisable at $7.70, and expire 5 ½ years after issuance (March 23, 2009).  The fair value of these warrants was estimated at the date of grant using the “Black-Scholes” method for warrant pricing and the following weighted-average assumptions: risk-free interest rates of 3.04%, dividend yield of 0%, volatility factor of 74%, and an expected life of 5 ½ years. The assumption resulted in a weighted-average fair value of $1.16 per share of common stock.  The placement agent received approximately 148,000 warrants with substantially the same terms as provided the investors.  The value of the warrants, using the same “Black-Scholes” model and the assumptions noted above, was $600,000.

WARRANTS—On September 1, 2002, the Company issued 15,000 warrants at an exercise price of $2.75 to non-employees.  Compensation expense related to the 15,000 warrants during the years ended September 30, 2003 and 2002 totaled $39,000 and $1,000, respectively, and was recorded as a general and administrative expense.  As of September 30, 2003, warrants to purchase 1,573,000 shares of the Company’s common stock at a weighted average exercise price of $7.84 per share were outstanding. Warrants to purchase 52,000 shares were exercisable as of September 30, 2003, and the remainder vest at various periods through September 2004.  The warrants were granted to certain consultants primarily in connection with certain financing transactions and investor communication activities.  These warrants have terms expiring in 2004 through 2009.  During the years ended September 30, 2003 and September 30, 2002, no warrants were exercised.

STOCK OPTIONS—In 1993, the Company established a stock option plan (the “1993 Plan”) under which incentive and nonqualified stock options have been granted to key employees, directors and consultants of the Company. Under the 1993 Plan, as amended, options may be granted to purchase up to 1,800,000 shares of common stock; options that are granted generally vest over four years and have a maximum term of ten years. The 1993 Plan terminated on September 30, 2003.  All granted options remain outstanding under their original terms, but no additional options may be granted from the plan.  In August 2000, the Company adopted a non-statutory stock option plan (the “2000 Plan”) under which nonqualified stock options may be granted to employees, consultants, officers and directors of the Company. Under the 2000 Plan, options may be granted to purchase up to 750,000 shares of common stock, of which total grants to officers and directors must be less than half of the authorized shares; options that are granted generally vest over four years and have a maximum term of ten years. In 2001, the Company established a stock option plan (the “2001 Incentive Plan”) under which incentive and nonqualified stock options have been granted to key employees, directors and consultants of the Company. Under the 2001 Plan, as amended, options may be granted to purchase up to 2,750,000 shares of common stock; options that are granted generally vest over four years and have a maximum term of ten years.

The Company also grants options to non-employees in connection with their execution of consulting agreements with the Company. The fair value of the options granted to non-employees is estimated using the “Black-Scholes” method for option pricing, and the expense is recorded over the period services are performed.  Compensation expense related to option grants recorded during the years ended September 30, 2003 and 2001 totaled $69,000 and $149,000, respectively. The Company also recorded $80,000 in compensation expense in 2001 related to the modification of stock options.

The following table summarizes the Company’s stock option activity (in thousands, except per share amounts):

	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding September 30, 2000	1,738	$25.60
Granted	1,953	$14.89
Exercised	(77)	$2.43
Canceled	(704)	$47.07
Outstanding September 30, 2001	2,910	$13.83
Granted	1,187	$3.59
Exercised	(11)	$4.82
Canceled	(362)	$8.42
Outstanding September 30, 2002	3,724	$11.12
Granted	539	$3.11
Exercised	(68)	$5.07
Canceled	(390)	$5.46
Outstanding September 30, 2003	3,805	$10.67

At September 30, 2003, options for 2,742,000 shares of common stock are exercisable, and the remaining 1,063,000 become exercisable at various dates through September 30, 2007. The options expire at various dates through September 30, 2013.

The following table summarizes information concerning outstanding and exercisable options as of September 30, 2003 (in thousands, except contractual life and exercise price data).

	Options Outstanding			Options Exercisable
Price Range	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life	Shares	Weighted-Average Exercise Price

$0.66-$2.13	814	$2.10	8.88 years	657	$2.10
$2.14-$3.75	400	$3.22	8.62 years	241	$3.27
$3.76-$5.20	629	$5.03	7.98 years	370	$5.09
$5.21-$6.94	601	$6.48	7.68 years	370	$6.45
$7.00-$14.50	801	$9.70	3.38 years	773	$9.77
$14.51-$37.00	490	$36.12	5.09 years	261	$35.35
$37.01-$72.50	70	$72.50	3.41 years	70	$72.50
$0.66-$72.50	3,805	$10.67	6.77 years	2,742	$10.32

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

13.  401(K) PLAN

The Company has a 401(k) retirement plan (the “401(k) Plan”) under which employees meeting eligibility requirements may elect to participate and contribute to the 401(k) Plan. The 401(k) Plan provides for matching contributions by the Company in an amount equal to the lesser of 50% of the employee’s deferral or 3% of the employee’s qualifying compensation.  The Company contribution could be made in the form of either the common stock of the Company or cash at the discretion of the Company’s Board of Directors.  Company contributions to the 401(k) plan for the fiscal years ended September 30, 2003, 2002, and 2001 were $210,000, $202,000, and $196,000, respectively, in the form of cash and Company common stock in fiscal year 2003 and primarily in the form of Company common stock in fiscal years 2002 and 2001.

14.  INCOME TAXES

Income taxes for the years ended September 30, 2003, 2002 and 2001 differed from the amounts expected by applying the U.S. federal income tax rate of 34% to loss before taxes as follows (in thousands):

	2003	2002	2001
Computed income benefit	$(15,449)	$(21,868)	$(12,689)
State taxes, net of federal benefit	2	3	1
Goodwill amortization	—	9,581	752
Change in federal valuation allowance	15,182	12,553	14,343
General business credit, net	(446)	(753)	(635)
Foreign losses	(4)	(190)	156
Expiration of net operating losses	644	603	(2,164)
Other permanent differences, net	71	71	236
	$—	$—	$—

The components that comprise deferred tax assets and liabilities at September 30, 2003 and 2002 are as follows (in thousands):

	2003	2002
Deferred tax assets:
Net operating loss carryforwards	$104,994	$86,486
General business credit carryforwards	7,458	6,434
Other	4,190	3,922
Total gross deferred tax assets	116,642	96,842
Less valuation allowance	(116,642)	(96,842)
Net deferred tax asset	$—	$—

The net change in the valuation allowance for the years ended September 30, 2003 and 2002 was an increase of $19,800,000 and $21,578,000, respectively. The valuation allowance of $116,642,000 at September 30, 2003 represents deferred tax assets that more likely than not will not be realized through the reversal of future taxable temporary differences or taxable income. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. At September 30, 2003 and 2002, we had a valuation allowance equal to our deferred tax assets since we have not established a pattern of profitable operations for income tax reporting purposes.

At September 30, 2003, the Company has federal and California tax net operating loss carryforwards of approximately $253 million and $215 million, respectively. The federal and California tax loss carryforwards are expected to expire beginning 2004 and 2005, respectively.

At September 30, 2003, the Company has federal and California tax credit carryforwards of approximately $5 million and $2 million, respectively.  The federal tax credit carryforwards are expected to expire beginning 2004.

As a result of the “change in ownership” provisions of the Tax Reform Act of 1986, utilization of the Company’s tax net operating loss carryforwards and tax credit carryforwards may be subject to an annual limitation in future periods. As a result of an annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future taxable income or income tax. The extent of such limitations, if any, are not known.

15.  LICENSES AND COLLABORATIVE AGREEMENTS

The Company’s strategy for development of its technologies includes, in some cases, the acquisition and the in-licensing of technologies, and the establishment of collaborative relationships with universities, governmental and other entities. In 1993, the Company entered into a technology transfer agreement with a European corporation pursuant to which the Company purchased intellectual property and patent rights related to its Ceplene technology. The agreement included payments by the Company totaling $700,000 and required that the Company pay certain royalty obligations to an inventor of the technology based upon Company product revenues. In October 1999, the Company and the inventor entered a new royalty agreement under which the Company agreed to pay $1,000,000 over three years in exchange for a reduced royalty rate.  During each year ended September 30, 2003, 2002, and 2001, the Company paid the inventor $200,000 in cash.  During the year ended September 30, 2000, the inventor was paid $200,000 in cash and $200,000 in common stock under the agreement.

In July 2000, the Company entered into an agreement with Shire Biochem under which the Company licensed its MX2105 series of caspase-inducer anti-cancer compounds to Shire Biochem. The agreement requires that Shire Biochem make licensing, research and milestone payments to the Company totaling up to $55 million assuming the successful commercialization of the compound for the treatment of two cancer indications, as well as pay a royalty on product sales. During the years ended September 30, 2003, 2002, and 2001, the Company recognized $0, $1,312,000 and $2,406,000 in collaboration revenue for license payments and research funding. In July 2003 Shire BioChem announced that oncology would no longer be a therapeutic focus of the company’s research and development efforts.  We are currently in discussions with Shire BioChem on the impact that this announcement will have on our license agreement.

In August 2001, the Company entered into a Material Transfer Agreement with Schering Corporation (“Schering”) for the Company’s ongoing Phase 2 hepatitis C trial.  Under the terms of the agreement, Schering will contribute the study drug and perform the viral testing for the study. At September 30, 2003 and 2002, the Company had, for those respective years, recognized revenue and the corresponding expense of $2,858,000 and $493,000 in contributed product and $150,000 and $49,000 in contributed services from Schering. There were no similar contributions for the years ended September 30, 2001.

16.  COMMITMENTS AND CONTINGENCIES

On December 14, 2000 plaintiff, Blake Martin, on behalf of himself and purportedly on behalf of a class of others similarly situated, filed a complaint in the United States District Court for the Southern District of California against the Company and two officers of the Company, alleging violations of federal securities laws related to declines in the Company’s stock price in connection with various statements and alleged omissions to the public and to the securities markets, and seeking damages therefore. In December 2003, the United States Federal Court granted the Company’s motion to dismiss the lawsuit with prejudice and without leave to amend.  It is possible that plaintiff Blake Martin will exercise his right to appeal the decision of the United States District Court for the Southern District of California to the Ninth Circuit.  The complaint has been tendered to the Company’s insurance carrier.

In October 2001 and May 2002, certain former shareholders of Cytovia filed complaints in California Superior Court in San Diego against the Company and two of its officers based on similar facts and circumstances, alleging fraud and negligent misrepresentation in connection with the Company’s acquisition of Cytovia. The Superior Court subsequently issued an order compelling the first lawsuit to a binding arbitration forum, and the second lawsuit has been stayed pending resolution of the arbitration proceeding.  A binding arbitration proceeding with the American Arbitration Association was held in May 2003.  The three-member arbitration panel rejected all of the claims asserted by certain former shareholders of Cytovia, Inc., determined that Maxim has no liability for such claims and awarded recovery of the Company’s reasonable attorneys’ fees and costs of approximately $922,000 as prevailing party in the proceeding.  In December 2003 the decision was confirmed by the Superior Court, which will enter a judgment to this effect.  It is possible that the plaintiffs will appeal the judgment.  No amounts have been recorded in the Company’s financial statements related to the recovery of these expenses.

The Company believes that the claims set forth in the pending complaints are without merit, and it intends to engage in a rigorous defense against such claims.  No assurances can be made that the Company will be successful in its defense of the pending claims. If the Company is not successful in its defense of such claims, the Company could be forced to make significant payments to its stockholders, the plaintiffs and defense lawyers, and such payments could have a material adverse effect on the Company’s business, financial condition and results of operations if not covered by the Company’s insurance carrier. Even if the Company’s defense against such claims is successful, the litigation could result in substantial costs and divert management’s attention and resources, which could adversely affect the Company’s business.

As discussed in Footnote 7, Related Party Transactions, the Company is a guarantor on $1,800,000 in loans made by a bank to two officers and one former officer of the Company and has a $2,287,000 note receivable from an officer, net of a $700,000 allowance against the note.

17.  QUARTERLY RESULTS (UNAUDITED)

Summarized quarterly results of operations for the years ended September 30, 2003 and 2002 are as follows (in thousands, except per share amounts):

	Year ended September 30, 2003
	First	Second	Third	Fourth

Research and development expenses	$8,255	$9,974	$11,583	$12,716
Net loss applicable to common stock	(9,330)	(10,981)	(12,381)	(12,764)
Net loss per share of common stock	(0.40)	(0.47)	(0.53)	(0.54)

	Year ended September 30, 2002
	First		Second	Third	Fourth

Research and development expenses	$7,457		$8,413	$7,631	$8,514
Net loss applicable to common stock	(36,004	)(1)	(9,063)	(8,156)	(11,100)
Net loss per share of common stock	(1.55)		(0.39)	(0.35)	(0.48)

(1) The net loss applicable to common stock in the first quarter of the year ended September 30, 2002 included a non-cash expense of $28.2 million as a result of the Company’s adoption of the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” See Note 2 “Summary of Significant Accounting Policies” for further information.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Maxim Pharmaceuticals, Inc.:

We have audited the accompanying consolidated balance sheets of Maxim Pharmaceuticals, Inc. and subsidiaries (a development stage company) as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2003 and for the period from inception (October 23, 1989) through September 30, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maxim Pharmaceuticals, Inc. and subsidiaries (a development stage company) as of September 30, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2003 and for the period from inception (October 23, 1989) through September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, in 2002 the Company adopted the provisions of SFAS No. 142 “Accounting for Goodwill and Other Intangible Assets” and accordingly changed it method of accounting for goodwill.

/s/ KPMG LLP

San Diego, California
November 21, 2003

PRICE RANGE OF COMMON STOCK (UNAUDITED)

The Company’s common stock currently trades on both the Nasdaq National Market (“Nasdaq”) and the OM Stockholm Exchange under the symbol “MAXM”. The following table shows the high and low sales price for the common stock by quarter, as reported by the Nasdaq for the periods indicated:

	Price Range
Period	High	Low

Fiscal Year Ended September 30, 2003
First Quarter	$3.76	$2.04
Second Quarter	3.32	2.77
Third Quarter	6.60	3.05
Fourth Quarter	7.18	5.23

Fiscal Year Ended September 30, 2002
First Quarter	$7.50	$3.88
Second Quarter	7.04	5.24
Third Quarter	5.60	3.19
Fourth Quarter	3.40	2.13

On December 2, 2003, the last reported sales price of the Common Stock, as reported by the Nasdaq, was $8.11 per share. As of such date, there were approximately 220 holders of record of the Common Stock. The Company has not paid cash dividends on its common stock and has no intention to do so in the foreseeable future.

CORPORATE INFORMATION

CORPORATE HEADQUARTERS
8899 University Center Lane, Suite 400
San Diego, California  92122
tel. 858-453-4040
fax 858-453-5005
www.maxim.com

AVAILABILITY OF REPORTS FILED WITH THE SEC
A copy of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or amendments to those reports filed or furnished to the Securities and Exchange Commission, can be obtained, free of charge, at our website www.maxim.com, or without exhibits, by sending a request to Maxim’s Corporate Secretary, company address noted above.

CODE OF ETHICS AVAILABILITY

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s employees, officers (including the Company’s principal executive officer, principal financial officer and controller) and directors.  The Company’s code of business conduct and ethics is posted on our website at www.maxim.com and can also be obtained free of charge by sending a request to Maxim’s Corporate Secretary, company address noted above.  Any changes or waivers of the Company’s code of Business Conduct and Ethics for the Company’s principal executive officer, principal financial officer, controller or persons performing similar functions shall be disclosed on our website at www.maxim.com.

STOCK LISTING
The shares of the Company’s common stock are traded on the Nasdaq National Market and on the OM Stockholm Exchange under the symbol “MAXM”.

TRANSFER AGENT
American Stock Transfer & Trust Company
59 Maiden Lane-Plaza Level
New York, New York 10038

CORPORATE COUNSEL
Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121

INDEPENDENT AUDITORS
KPMG LLP
750 B Street, Suite 1500
San Diego, California  92101

AUDIT COMMITTEE

Maxim’s audit committee includes F. Duwaine Townsen, who is designated as its financial expert.  F. Duwaine Townsen is independent of management. Other audit committee members consist of the following:  Theodor H. Heinrichs and Per-Olof Mårtensson.

OFFICERS
Larry G. Stambaugh
Chairman of the Board,
President and Chief Executive Officer

Kurt R. Gehlsen, Ph.D.
Senior Vice President and
Chief Scientific Officer

Anthony E. Altig
Vice President, Finance
Chief Financial Officer
and Corporate Secretary

Sharon A. Tonetta
Vice President, Drug Development

Pam G. Gleason
Vice President, Human Resources

Dale A. Sander
Vice President, Corporate Development

DIRECTORS
Larry G. Stambaugh
Chairman of the Board,
President and Chief Executive Officer

Gary E. Frashier
Former Chairman
OSI Pharmaceuticals, Inc.

Theodor H. Heinrichs
Former General Partner,
Hambrecht & Quist Life Science Venture

Per-Olof Mårtensson
Chairman,
Karo Bio AB

F. Duwaine Townsen
Managing Partner
Endpoint Late-Stage Ventures and
Ventana Growth Fund

Wayne P. Yetter
Former President and Chief Executive Officer
Novartis Pharmaceuticals Corporation

Robert L. Zerbe, M.D.
Chief Executive Officer and Founder
QuatRx Pharmaceuticals

THIS ANNUAL REPORT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING THE RESULTS OF PRODUCT DEVELOPMENT EFFORTS AND CLINICAL TRIALS, AND THE SCOPE AND SUCCESS OF FUTURE OPERATIONS. SUCH STATEMENTS ARE ONLY PREDICTIONS AND OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER “RISK FACTORS” AND ELSEWHERE IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2003, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE UNCERTAINTIES ASSOCIATED WITH PRODUCT DEVELOPMENT, THE RISK THAT PRODUCTS THAT APPEARED PROMISING IN EARLY CLINICAL TRIALS DO NOT DEMONSTRATE EFFICACY IN LARGER-SCALE CLINICAL TRIALS, THE RISKS ASSOCIATED WITH DEPENDENCE UPON KEY PERSONNEL, THE RISK THAT WE WILL NOT OBTAIN APPROVAL TO MARKET OUR PRODUCTS, THE RISK THAT PLANNED CLINICAL TRIALS WILL NOT COMMENCE ON A TIMELY BASIS, IF AT ALL, THE RISKS ASSOCIATED WITH DEPENDENCE ON KEY PERSONNEL, THE NEED FOR ADDITIONAL FINANCING, AND THE DEPENDENCE UPON COLLABORATIVE PARTNERS.