Form 10-K, Exhibit 13
period 2004-09-30
MAXIM PHARMACEUTICALS INC
filed 2004-12-13
CIK 1013351

Exhibit 13.1

Mission, Focus, Commitment.

Maxim Pharmaceuticals

Annual Report, 2004

Mission Focus Commitment

CEPLENE ACUTE MYELOID LEUKEMIA (AML) - ANNOUNCED POSITIVE RESULTS FROM PHASE 3 M0201 AML TRIAL.

RENAL CELL CARCINOMA (RCC) - CLINICAL PROGRAM CONSISTS OF THREE PHASE 2 INVESTIGATOR DRIVEN TRIALS.

APOPTOSIS IDENTIFY NEW CANCER DRUG CANDIDATES AND MOLECULAR TARGETS THAT SELECTIVELY INDUCE APOPTOSIS IN CANCER CELLS. HIGH THROUGHPUT SCREENING CAPABILITIES ALLOW RESEARCHERS TO SCREEN APPROXIMATELY 30,000 COMPOUNDS PER DAY. FOUR COMPOUNDS HAVE PROGRESSED TO LEAD DRUG CANDIDATE STATUS.

LIVER DISEASE HEPATITIS C - WE FULLY ENROLLED A RANDOMIZED CONTROLLED PHASE 2 TRIAL IN THE TREATMENT OF NONRESPONDER HEPATITIS C WITH RESULTS EXPECTED IN 2005.

NASH AND ALCOHOLIC LIVER DISEASE - EXPANDED OUR PRECLINICAL EVALUATIONS OF HISTAMINE TO INCLUDE NON-VIRAL CHRONIC LIVER DISEASES.

CONTENTS
1	OVERVIEW
2	SHAREHOLDERS LETTER
4	PIPELINE
5	CEPLENE
6	AML
8	RCC
9	APOPTOSIS
11	CHRONIC LIVER DISEASE
13	FINANCIALS

Our mission is to develop and commercialize safe and effective therapies that extend survival and maintain the quality of life for patients with life-threatening cancers and chronic liver diseases.

Maxim has an experienced management team and dedicated associates working with leading scientific and clinical investigators to accomplish Maxim’s mission using our proprietary platform technologies. These technologies include uses of histamine dihydrochloride, a molecule whose novel immune modulating mechanisms of action make it potentially valuable as a treatment for a variety of diseases, including cancers and chronic liver diseases. Our lead drug candidate, Ceplene™ and its related pipeline are based on our patented histamine technology. Maxim’s second proprietary technology is a novel high-throughput screening system that identifies compounds that induce apoptosis, also known as programmed cell death.  These compounds represent ideal candidates for future development as potential anti-cancer agents. Our histamine and apoptosis development activities are supported by clinical collaborations with Schering Plough Corporation, Myriad Genetics, and Chiron Corporation.

Maxim’s focal point in 2004 was data from our Phase 3 clinical trial programs investigating Ceplene therapy in advanced stage malignant melanoma and acute myeloid leukemia.   In October we announced that Ceplene failed a confirming Phase 3 clinical trial for the treatment of patients suffering from advanced stage malignant melanoma with liver metastases.   Although this news was disappointing, we were fortunate to announce in May positive results from our Phase 3 clinical trial investigating Ceplene therapy in the treatment of acute myeloid leukemia patients in complete remission.

During the fiscal year we also reported several other successes:

•                  Presented the Most Innovative New Product Award for Ceplene by the University of California at San Diego CONNECT program.

•                  Moved an oral formulation of histamine dihydrochloride into human clinical trials, which is important for the advancement of our chronic liver disease program.

•                  Presented significant new scientific data related to several of our novel pre-clinical compounds and molecular targets that have been discovered utilizing Maxim’s proprietary screening technology.

•                  Working with our partner Myriad Genetics, we helped advance a family of apoptosis-inducer drug candidates identified by our proprietary screening technology towards human clinical trials.

•                  Reported new pre-clinical data demonstrating that histamine has the potential to prevent, and maybe reverse, liver damage.

•                  Announced the discovery of a potential therapeutic agent against the SARS coronavirus.

•                  Strengthened our Board of Directors with the addition of two seasoned pharmaceutical executives, Wayne Yetter and John Bedard.

TO OUR SHAREHOLDERS

Photo

Larry G. Stambaugh

Chairman of the Board,

President and Chief

Executive Officer

For over a decade, Maxim has dedicated itself to research against cancer and chronic liver disease.  We pioneered the understanding of histamine’s role in the immune system, and conducted innovative cancer research leading to new discoveries, such as discovering that gambogic acid, a natural product isolated from the resin of the Garcinia hurburyi tree, rapidly induces apoptosis through a previously unknown mechanism.  While supporting such basic research, we have also pursued clinical development of novel therapeutics. Our most advanced programs are those studying our lead histamine drug candidate, Ceplene, in the fight against cancer.

2004 was an important year for Maxim and our histamine program; we announced data from two Phase 3 clinical trials investigating the use of Ceplene therapy in the treatment of advanced malignant melanoma patients with liver metastases and acute myeloid leukemia patients in complete remission.  The results from our Phase 3 acute myeloid leukemia trial, announced in May, were positive and demonstrated that Ceplene and IL-2 therapy provided a statistically significant leukemia-free survival benefit, the primary endpoint.  In September, we announced the results from a confirmatory Phase 3 trial of Ceplene and IL-2 therapy in advanced malignant melanoma patients with liver metastases.  We were disappointed to announce that this trial did not demonstrate an improvement in overall survival, the primary endpoint.

Because, for historical reasons, advanced malignant melanoma was our most advanced program from a regulatory standpoint, the negative clinical results required us to review our strategy and objectives, as well as our operations and resources.  Our review resulted in a restructuring plan that realigned our strategy, refocusing efforts on the pursuit of regulatory submissions seeking approval of Ceplene to treat acute myeloid leukemia patients in complete remission, our apoptosis modulator discovery program, and other promising programs and initiatives, including hepatitis C and renal cell carcinoma. The plan also provided us the flexibility to independently advance one of our apoptosis compounds into the clinic.  Although the restructuring required a significant reduction in our workforce, and while we will miss the dedicated and valued group of individuals that did not continue with the Company, the plan was prudent and necessary.

In 2005, as we execute on our corporate strategy, we will work with regulators in the United States and Europe to pursue the most appropriate regulatory pathway for marketing authorization for Ceplene in the treatment of acute myeloid leukemia patients in complete remission.  As this report is being written we are preparing regulatory applications for potential filings in the first half of 2005.

During the coming year we also expect to obtain the results from Phase 2 human clinical trials investigating the potential benefit of Ceplene therapy in the treatment of both renal cell carcinoma, a deadly kidney cancer, and hepatitis C, a potentially lethal blood-borne virus.

In addition to our Ceplene technology, we are using our proprietary high-throughput screening technology to identify new molecular targets and discover new drug candidates that complement our oncology focus. To date, we have characterized several compound families that induce apoptosis, or programmed cell death, in live cancer cells. Maxim’s chemical genetics discovery process has lead to the identification of two new targets and mechanisms of action previously unknown.

During our recently completed fiscal year we licensed one family of apoptosis inducing compounds to Myriad Genetics, who will pay license fees, research support, and milestone payments totaling up to $27 million to Maxim, plus a royalty on sales, assuming successful commercialization of a product.  In December, Myriad announced that it filed an Investigation New Drug application with the United States Food and Drug Administration to conduct a Phase 1 clinical study.  Looking forward, we expect to complete other licensing partnerships on our promising compounds, and to identify one of these novel compounds for us to independently advance into human clinical trials.

We are also actively working on our second therapeutic focus, chronic liver disease, which represents one of the largest unmet medical needs today.  We are currently investigating Ceplene in collaboration with Schering-Plough in hepatitis C patients who have failed to respond to prior treatment. Patients who have failed today’s standard therapy have no effective treatment option. Hepatitis C is the largest blood-borne viral disease in the world, affecting an estimated 200 million people worldwide.  Results from this trial are expected by mid 2005.

In addition to our clinical work in hepatitis C, we are conducting preclinical studies to evaluate histamine in alcoholic liver disease, nonalcoholic steatohepatitis, and liver resection surgery.  Our researchers have presented preclinical data demonstrating histamine’s ability to protect the liver from induced alcohol damage, and to potentially accelerate the regeneration of the liver after partial surgical resection.

We are developing an oral formulation of histamine dihydrochloride (HD-O) to be used in future chronic liver disease clinical trials.  Recently, we successfully completed Phase 1a and 1b human clinical trials of HD-O.  We plan to further study the oral formulation in additional clinical trials in our chronic liver disease program.

This was a year in which we were presented with new challenges, as well as opportunities, requiring a revision of our corporate strategy.  We begin our 2005 fiscal year with a clear focus and still strongly committed to developing therapies that extend survival and improve quality of life in patients suffering from cancer and chronic liver disease.  On behalf of our Board, management and associates, I want to thank each of our shareholders, collaborators and partners for their ongoing support and interest in helping us move closer to the potential delivery of important new therapies to cancer and liver disease patients.

Sincerely,

Larry G. Stambaugh

Chairman of the Board, President

and Chief Executive Officer

Drug Development Pipeline

Pipeline chart

Ceplene:  Broad Immunotherapeutic Potential

Call Out

Research and clinical results regarding Ceplene and related topics have been the subject of more than 80 presentations at major scientific and clinical meetings and have been published in more than 300 scientific and clinical articles.

Graphic

Ceplene intervention may prevent or reverse damage induced by oxidative stress.

Ceplene (histamine dihydrochloride), Maxim’s lead oncology drug candidate, is based on the naturally occurring molecule histamine which is found in most living organisms, including humans.  Research suggests that histamine can help maintain immune system function limited by the effects of oxidative stress.  Oxidative stress, which results from the release of reactive oxygen species (i.e. “free radicals”) within the body, suppresses the immune system’s ability to attack cancer and virally infected cells, and can also cause tissue damage.  Since oxidative stress has been implicated in many diseases, including cancer, histamine based treatments like Ceplene have the potential to help treat a broad range of diseases.

Potential Benefits of Ceplene Therapy

The results from our clinical development program and other research suggests that Ceplene therapy may be integral in the trend toward combination therapy with IL-2 for certain cancers, and may offer a number of important clinical and commercial advantages relative to current therapies or approaches, including:

•                  Extending leukemia free survival in AML. Our Phase 3 acute myeloid leukemia trial, or M0201 trial, of Ceplene has provided potential evidence of improved therapeutic benefit over the standard of care.

•                  Outpatient administration. In clinical trials conducted to date, Ceplene has been self-administered at home by most patients, in contrast to the in-hospital administration required for many other therapies.

•                  Cost effectiveness. The delivery of combination therapy with Ceplene on an outpatient basis may eliminate the costs associated with in-hospital patient care. These factors, combined with the potential improvements in efficacy, may contribute favorably to the assessment of benefit versus cost for this therapy.

Call Out

More than 2,000 patients have participated in our 17 completed and ongoing clinical trials of Ceplene. The results of our completed clinical trials, which have been conducted in 20 countries, suggest that Ceplene can be safely self-administered by most patients in their own homes.

Ceplene Mechanism of Action

Ceplene assists the immune system in fighting cancer by protecting certain important immune system cells, Natural Killer (NK) cells, cytotoxic T cells, and Natural-Killer/T (NK/T) cells, from the suppressive effects of oxygen free radicals released by phagocytes, another type of immune cell.  NK, T and NK/T cells are generally considered fundamental to an effective immune response to cancer, as well as viral infections.

Phagocytes, a type of white blood cell that includes monocytes, macrophages and neutrophils, are responsible for attacking foreign bodies in the blood and tissue by ingesting them and then degrading them with enzymes.  These cells are typically present in large quantities at sites of malignant cell growth and in virally infected liver tissue.  As a normal byproduct of their activities, phagocytic cells release reactive oxygen free radicals.  Since Human NK, T, and NK/T cells are sensitive to oxygen free radical-induced apoptosis, the release of free radicals by phagocytes triggers apoptosis (programmed cell death) in NK, T and NK/T cells.  As a result, the ability of these cells to fight cancer, as well as viral infections, is suppressed, rendering the immune response against the tumor or virus largely ineffective.

Ceplene, and other molecules in the class known as histamine type-2, or H2, receptor agonists, bind to the H2 receptor on phagocytes, temporarily preventing the production and release of oxygen free radicals. By preventing the production and release of oxygen free radicals, histamine based therapeutics may protect NK, T, and NK/T cells. This protection may allow immune-stimulating agents, such as Interleukin-2 (IL-2), and interferon (IFN) to activate NK cells, T cells and NK/T cells more effectively, enhancing the killing of tumor cells or virally infected cells.  Much of the current practice of immunotherapy in cancer and other diseases is based on treatment with IFN and IL-2, proteins that stimulate NK, T and NK/T cells.

In May 2004, Maxim reported positive results from our randomized and controlled Phase trial investigating Ceplene plus IL-2 in the treatment of AML patients in complete remission.  Results demonstrated that subjects treated with Ceplene plus IL-2 experienced a statistically significant benefit in leukemia-free survival, the primary endpoint, compared with subjects in the control arm.

Ceplene Oncology Development

Ceplene’s unique mechanism of action gives it the potential to improve current treatments in a broad range of cancers.  Our Ceplene development program has focused on the use of Ceplene in combination with IL-2 or other cytokines for a number of cancers.  Clinical development has included investigative use of Ceplene therapy against acute myeloid leukemia, renal cell carcinoma and advanced malignant melanoma.  We have also conducted pre-clinical studies investigating Ceplene therapy against multiple myeloma, sarcomas, colorectal cancer, and other cancers.

The use of Ceplene in combination with other chemotherapeutic agents is also of interest.  Maxim presented preclinical research at the October 2003 European Cancer Conference suggesting that administration of Ceplene with the chemotherapeutic agent melphalan may provide synergistic anti-tumor activity in the treatment of soft tissue sarcomas.

In 2004 we announced data from our Ceplene program in two Phase 3 trials investigating Ceplene in combination with IL-2 against advanced stage malignant melanoma, the most deadly form of skin cancer, and acute myeloid leukemia, or AML, the most common adult acute leukemia.   In May 2004, Maxim reported positive results from our randomized and controlled Phase 3 trial investigating Ceplene plus IL-2 in the treatment of AML patients in complete remission. Results demonstrated that subjects treated with Ceplene plus IL-2 experienced a statistically significant benefit in leukemia-free survival, the primary endpoint, compared with subjects in the control arm.  In September 2004, we announced that our confirmatory Phase 3 M0104 trial of the investigational drug Ceplene in combination with IL-2 for the treatment of advanced malignant melanoma patients with liver metastases failed to demonstrate an improvement in overall patient survival, the primary endpoint.

The advanced malignant melanoma program was Maxim’s lead program from a regulatory standpoint, and the negative clinical result prompted a restructuring of our operations in 2004 that included a 50% reduction in our workforce.  However, we remain committed to our Ceplene oncology program, and based on the Phase 3 AML results announced in May 2004, we are currently focused on efforts to pursue regulatory approvals in the United States and the Europe Union for the use of Ceplene to treat AML patients in complete remission.

Acute Myeloid Leukemia

AML is an aggressive disease, and most patients can expect poor prospects for long-term survival. Approximately 20,000 new cases and 14,000 deaths are caused by AML each year in the United States and Europe. Once diagnosed with AML, patients are typically treated with chemotherapy, and the majority achieves complete remission. Unfortunately, approximately 75% to 80% of patients who achieve their first complete remission will relapse.  With current treatments the median remission time before relapse is only about 12 months.  For these relapsed patients the prognosis is poor, and less than 5% survive long term.  Our therapeutic approach is to extend remission and prevent relapse for these patients.

In May 2004 we announced positive results from our Phase 3 M0201 AML trial with 320 patients in North America, Europe, Australia, Israel, and New Zealand. The trial was designed to demonstrate that the combination therapy of Ceplene plus IL-2 administered during remission can prolong leukemia-free survival time and prevent relapse in AML patients compared to the current standard of care, which is no therapy during remission.  Accordingly, Ceplene is intended to complement rather than supplant chemotherapy.  Patients enrolled in the study were evaluated for up to 36 months after treatment.  The results from this Phase 3 AML trial demonstrated that Ceplene therapy provided a statistically significant leukemia-free survival benefit, the primary endpoint.  Maxim presented the results and supporting data from this trial in an oral presentation at the annual meeting of the American Society of Hematology meeting in December 2004.

There are currently no effective remission maintenance therapies for AML patients. The FDA has granted orphan drug status to Ceplene for the treatment of AML and the Company has applied for orphan drug status in Europe

Renal Cell Carcinoma

Renal cell carcinoma, or RCC, is a deadly cancer accounting for 85% of all kidney cancers.  It affects about three in 10,000 people, resulting in approximately 60,000 new cases annually in the United States and Europe.  It is responsible for more than 24,000 deaths each year in these regions.  There is no standard of care for RCC, but treatment often includes immunotherapy alone (IL-2 or interferon-alpha) or in combination with chemotherapy or surgery, typically with poor results for advanced metastatic patients.  Metastatic RCC often is resistant to radiation therapy and chemotherapy. Ninety percent of all patients diagnosed with metastatic RCC disease will survive no longer than 5 years.

Maxim’s RCC clinical program consists of three Phase 2 investigator driven trials.  One 48-patient single arm Phase 2 study with advanced metastatic renal cell carcinoma patients in Sweden and Denmark is complete. In that study, the patients who were treated with a combination of Ceplene, IFN and IL-2 achieved a median survival of 16.4 months. The two additional RCC Phase 2 studies are in follow-up, and analysis of the survival data is expected to be completed by mid 2005. One of the sites has published response data showing a partial response or disease stabilization in 42% of the patients treated with the Ceplene/IL-2 combination, versus 26% for the group treated with IL-2 alone.

Ceplene Patent Estate

The intellectual property protection surrounding Ceplene and Maxim’s histamine technology includes 33 U.S. patents and 18 pending U.S. patent applications, with corresponding patents issued or pending in the international markets. Claims include the therapeutic administration of histamine or any H2 receptor agonist in the treatment of cancer, infectious diseases and other diseases, either alone or in combination therapies, the novel synthetic method for the production of pharmaceutical-grade histamine dihydrochloride, the mechanism of action including the binding receptor and pathway, and the rate and route of administration.

Apoptosis Modulator Discovery Platform

Maxim researchers can efficiently identify new cancer drug candidates and molecular targets that selectively induce apoptosis in cancer cells through the use of chemical genetics and our proprietary live cell high-throughput caspase-3 screening technology.

Graphic of cell

Our apoptosis technology is leading to the discovery of novel compounds and molecular targets.

Cancer is a group of diseases characterized by uncontrolled cellular growth, or tumor formation.  One reason for unchecked growth in cancer cells is the disabling, or absence, of the natural process of  programmed cell death called apoptosis.  Apoptosis is normally triggered to destroy a cell from within when it outlives its purpose or it is seriously damaged.  One of the most promising approaches in the fight against cancer is to selectively induce apoptosis in cancer cells, thereby checking, and perhaps reversing, the improper cell growth.

Chemical genetics is a research approach investigating the effect of small molecule drug candidates on the cellular activity of a protein, enabling researchers to determine the protein’s function.  Using this approach with our proprietary caspase-3 screening technology, our researchers can focus their investigation on the cellular activity of small molecule drug candidates and their relationship to apoptosis. The focus on apoptosis is achieved by screening for the activity of caspase-3, an enzyme often referred to as the suicide caspase, with an essential role in cleaving other important proteins necessary to cause cell death through apoptosis.  This combination, of chemical genetics and Maxim’s screening technology, allows researchers to discover and rapidly test the effect of small molecules on pathways and molecular targets crucial to apoptosis, and gain insights into their potential as new anticancer agents.

Maxim’s screening technology is also particularly versatile since it can adapt its assays for almost any tumor type that can be cultured, and it can measure caspase activation inside multiple cell types (e.g. live cancer cells, immune cells, cell lines from different organ systems or genetically engineered cells). This allows Maxim researchers to find potential drug candidates that are selective for specific cancer types, which may help identify candidates that provide increased therapeutic benefit and reduced toxicity.

Maxim’s high-throughput screening capabilities allow researchers to screen approximately 30,000 compounds per day.  To date we have screened approximately one million small molecule compounds and have identified several families of compounds with potentially novel mechanisms that induce apoptosis in cancer cells.  Four compounds from within these families have progressed to lead drug candidate status with proven pre-clinical efficacies in tumor models and identified molecular targets.

In 2005 we intend to screen additional compounds with the intent of identifying new potential drug candidates as we continue advancing the four lead candidates already identified.  This year we also expect to choose one of these candidates to independently advance into clinical trials as we seek partners the other compounds.

Lead Oncology Drug Candidates

MX2167 is the lead compound from a family of compounds whose apoptosis-inducing anti-tumor activities are mediated through the transferrin receptor via a rapid and novel molecular mechanism.  Although the transferrin receptor is a known and validated oncology target, we presented this year the first evidence describing its role as a rapid inducer of apoptosis.  The transferrin receptor is located on the surface of cells and is overexpressed in several types of cancer.  In preclinical testing MX2167 has been shown to induce apoptosis in cancer cells in multiple cell lines, including prostate, breast, colorectal, non-small cell lung and small cell lung cancers and leukemia.

Preclinical results from MX2167 were presented at the November 2003 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in Boston and at the September 2004 AACR-EORTC-NCI International Conference Molecular Targets and Cancer Therapeutics in Geneva, Switzerland.

United States patents were filed covering the novel mechanism of action of this series and the use of the transferrin receptor for the induction of apoptosis for the treatment of cancer.

Maxim’s MX116407 anticancer drug candidate is part of a novel class of microtubule inhibitors demonstrating promising vascular targeting activity with potent antitumor activity in pre-clinical in vitro and in vivo studies.  MX116407 appeared highly effective in mouse tumor models, producing tumor necrosis at doses that correspond to only 25% of the maximum tolerated dose.  Moreover, in combination treatment, MX116407 significantly enhanced the antitumor activity of the chemotherapeutic cisplatin, resulting in tumor-free animals.  Two manuscripts on this compound were published in the November 2004 issue of the Journal of Molecular Cancer.

MX128504 is a novel inducer of apoptosis that has been shown to be selective for breast and colorectal cancer cells in preclinical testing. It does not appear to be active in killing normal cells. MX128504 targets a novel cytoplasmic protein affecting the IGF growth signaling pathways. We intend on publishing the mechanism of action and the role of this protein in apoptosis induction and cancer treatment, which were previously unknown until discovered by our researchers.

In December 2003, we announced the exclusive license of our MX90745 series of preclinical apoptosis inducer compounds for the treatment of cancer to Myriad Genetics, Inc.  In pre-clinical studies, the lead candidate from the series, MX128495, has demonstrated activity that was better than control using current standard-of-care chemotherapy drug in xenograft models of breast, pancreas, colon, ovary and prostate cancers.

Under the terms of the agreement, we granted an exclusive worldwide license to Myriad for the development and commercialization of the MX90745 family of compounds.  Myriad has taken on the responsible for the clinical development and commercialization of this drug candidate, with oversight to be provided by a joint development committee comprised of Myriad and Maxim personnel.  The license agreement calls for Myriad to pay up to $27 million to us in the form of milestone payments, license fees and research support assuming successful commercialization of any compound within the MX90745 series, as well as a royalty to Maxim on sales of MX90745 -related products.

Apoptosis and Protease Inhibitors

Compounds that inhibit apoptosis hold broad potential as drug candidates for various diseases and conditions, including myocardial infarction, stroke, liver failure, sepsis, and other degenerative diseases.

One such compound discovered by Maxim is MX1013, a caspase inhibitor.  In animal models of myocardial infarction and stroke MX1013 proved an effective cytoprotectant, effectively preventing apoptosis.  MX1013 has also been shown to be active in preclinical models of acute liver failure associated with FAS-induced hepatitis and sepsis.

A promising series of protease inhibitor compounds is the MX128533 series.  This series of small molecules discovered by Maxim inhibits the SARS coronavirus (SARS-CoV).  They have been tested for antiviral activity by the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health, at the Institute for Antiviral Research, Utah State University, by Dr. Dale Barnard and Dr. Robert Sidwell.

The lead compound demonstrated inhibition of the SARS-CoV in cell culture at very low concentrations (0.02 microg/mL). In-vitro studies with the compound has demonstrated no toxic effect on uninfected cells even at the highest concentration tested, resulting in a selectivity index (SI) greater than 500. An (SI) of greater than 10 is considered significant by NIAID criteria. This series of compounds will be further evaluated in-vitro and in preclinical animal models under the agreement with NIAID to select a potential development candidate.

As with our apoptosis inducing compounds for which we are seeking partners, Maxim is also seeking to partner our apoptosis and SARS virus protease inhibitors.

Chronic Liver Diseases

Histamine’s ability to inhibit oxidative stress may make it an important option for the treatment of chronic liver diseases such as hepatitis C. Most acute and chronic liver diseases have oxidative damage as a common feature of their pathology.

The liver plays an important role in regulating numerous vital processes and performs many functions essential to life. In the United States alone, approximately 25 million people—approximately 1 in every 10—are afflicted with chronic liver, bile duct or gallbladder diseases.  Common liver diseases include hepatitis C, hepatitis B, cirrhosis (often caused by excessive alcohol consumption), and nonalcoholic steatohepatitis, or NASH.

Histamine’s ability to inhibit oxidative stress may make it an important option for the treatment of chronic liver diseases such as hepatitis C.   Most acute and chronic liver diseases have oxidative damage as a common feature of their pathology. Phagocytic cells and Kupffer cells, both typically present in large quantities in virally infected liver tissue, release oxygen free radicals in response to infections or other factors. Research suggests that oxygen free radicals cause much of the cell damage in the liver common to hepatitis, alcohol-induced liver damage and other liver diseases. By preventing the production and release of oxygen free radicals by phagocytic and Kupffer cells, histamine based therapeutics may prevent and reverse oxidative damage to the liver.

Hepatitis C

Our development activities in liver disease include a hepatitis C clinical program designed to investigate the use of histamine to enhance the efficacy of today’s standard of care, pegylated interferon and ribavirin.  We have fully enrolled a randomized, controlled Phase 2 trial with 320 patients to investigate the use of histamine therapy in the treatment of nonresponder hepatitis C patients with a triple-drug combination of Ceplene and Schering’s Peg-Intron™, or peginterferon alfa-2b, and Rebetol® (ribavirin, USP), versus treatment with Peg-Intron and Rebetol combination therapy alone. Nonresponder patients represent the largest current unmet medical need in hepatitis C.  Patients will be treated for up to 48 weeks and followed for an additional 24 weeks after completion of treatment. To help facilitate this trial and reduce our costs, we entered into an agreement with Schering under which Schering contributes the Peg-Intron and Rebetol product, and performs the viral testing for the study at no cost to Maxim.  The trial is expected to be completed by mid 2005.

This trial was initiated after results from an earlier Phase 2 trial provided encouraging results.  The earlier trial was designed to evaluate the combination of Ceplene and IFN-alpha in the treatment of chronic hepatitis C patients who had not previously received treatment with IFN-alpha. The primary purpose of this study was to evaluate four dose regimens for Ceplene in the treatment of chronic hepatitis C, and to provide evidence that Ceplene, through its unique mechanism of action, may benefit cytokines such as IFN-alpha in the treatment of hepatitis C Patients were randomly assigned to one of four treatment groups, with each patient receiving Ceplene, in one of four dosing regimens, plus IFN-alpha.  At that time treatment with IFN-alpha represented the standard of care.  The results from this trial were published in Journal of Viral Hepatology.

HEPATITIS C

VIRUS FACTS(1)

  200 MILLION PEOPLE

INFECTED WORLDWIDE

  LARGE POPULATION

REMAINS UNDIAGNOSED

  LEADING CAUSE OF LIVER CANCER

  DEATHS IN UNITED STATES

WILL SOON EXCEED THOSE

FROM AIDS

  MARKET $2 BILLION

AND GROWING TO UP TO

$7 BILLION BY 2011

  APPROXIMATELY 50%

OF PATIENTS TREATED WITH

STANDARD OF CARE DO NOT

ACHIEVE A SUSTAINED

RESPONSE

(1)  Decision Resources:

Infectious Disease Study

Hepatitis C; May 2002

Using Histamine in Other Chronic Liver Diseases

Based on our understanding of histamine’s role in the reduction of oxidative stress, Maxim expanded our preclinical evaluations of histamine to include non-viral chronic liver diseases.  Our research has lead us to conclude that reducing levels of oxidative stress through histamine based therapy may provide a new therapeutic approach to treating chronic liver diseases such as non alcohol steatohepatitis (NASH) and alcoholic liver disease.

Maxim has conducted several preclinical studies in this area.  Results of one preclinical study demonstrating the potential of histamine to prevent alcohol-induced liver damage were published in the October 2003 issue of the Journal of Inflammation Research. In that study, Maxim researchers demonstrated that when histamine was co-administered with alcohol it protected against liver injury as evidenced by normalization of alanine and aspartate transaminase, or ALT/AST, levels and significantly reduced liver pathology scores and scoring for inflammation.

Also new preclinical data were presented at the annual conference of the American Association for the Study of Liver Diseases (AASLD). This data demonstrated the potential ability of histamine to accelerate liver regeneration in mice following removal of two-thirds of the liver. The liver is a unique organ that can recover lost tissue mass by regeneration, although this normal process is often inhibited in certain disease states.

Based on the promising clinical and preclinical data generated so far, we are preparing for future clinical trials testing our oral formulations of histamine (HD-O) in chronic liver diseases including hepatitis C, and other chronic liver diseases.  During 2004 we successfully completed Phase 1a and Phase 1b human clinical trials testing HD-O in healthy human volunteers.

Maxim Pharmaceuticals

8899 University Center Lane Suite 40 ~ San Diego, CA 92122-1010 ~ 858.453.4040 ~ www.maxim.com

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements that involve risks and uncertainties. Such forward-looking statements include but are not limited to statements regarding plans for the development and commercialization of our drug candidates and future cash requirements. Such statements are only predictions and our actual results could differ materially from those anticipated or projected in such forward-looking statements. Moreover, we assume no responsibility for the accuracy and completeness of the forward-looking statements.  We are under no duty to update any of the forward-looking statements after the date hereof to conform such statements to actual results or to changes in its expectations.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended September 30, 2004. As a result, you are cautioned not to rely on these forward-looking statements.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the consolidated financial statements, including the related notes, appearing in this Annual Report as well as our Annual Report on Form 10-K for the year ended September 30, 2004.

OVERVIEW

We are a global bio-pharmaceutical company with a diverse pipeline of drug candidates for life-threatening cancers and chronic liver diseases.  During the periods encompassed by this Annual Report, we have devoted substantially all of our resources to our Ceplene™ (histamine dihydrochloride) and apoptosis modulator product development programs and to the development of an oral formulation of histamine. In June 2000, we acquired Cytovia, Inc., or Cytovia, for $72.9 million in common stock and commenced at that time research and development efforts relating to apoptosis modulator drug candidates. We conduct our research and other product development efforts through a combination of internal efforts and collaborative programs with universities, other clinical research sites, contract research organizations and pharmaceutical companies. Oversight of all external and collaborative programs is conducted by our executive officers and other staff located primarily at our headquarters in San Diego, California.

Our lead drug candidate Ceplene™ (histamine dihydrochloride) is designed to prevent or reverse damage associated with oxidative stress, thereby protecting critical cells and tissues. Because Ceplene modulates basic immune functions, it has the potential to be used in the treatment of a broad range of diseases in which oxidative stress plays an important role. More than 2,000 patients have participated in our 17 completed and ongoing clinical trials of Ceplene, conducted in 20 countries.  In September 2004, we announced that the confirmatory Phase 3 trial, or M0104 trial, for the treatment of advanced malignant melanoma patients with liver metastases failed to demonstrate an improvement in overall patient survival.  As a result we withdrew our United States NDA seeking approval of Ceplene therapy to treat advanced malignant melanoma patients with liver metastases and closed the treatment protocol approved in April 2004 by the FDA.  In addition, in October 2004 we implemented a restructuring plan that included a reduction of approximately 50% of our workforce to allow sufficient funds to support our operations.

We also have completed or have on-going trials of Ceplene that involve the following diseases:

•     Life-threatening cancers, such as acute myeloid leukemia (the most common form of acute leukemia in adults) and renal cell carcinoma (kidney cancer); and

•     Hepatitis C, the most common blood-borne virus in the United States.

Clinical trials completed to date have suggested that Ceplene can be safely self-administered by most patients in their own homes.

In May 2004, we announced the results of our international Phase 3 clinical trial testing the combination of Ceplene plus IL-2 in 320 patients with acute myeloid leukemia, or AML in complete remission.  The primary endpoint of the Phase 3 trial was achieved using intent-to-treat analysis, as patients treated with the Ceplene/IL-2 combination therapy experienced a statistically significant (p=0.0096) increase in leukemia-free survival compared to patients in the control arm of the trial as assessed by the stratified log-rank test.  AML patients are typically treated with chemotherapy to achieve disease remission, but the majority of patients will ultimately relapse.  The prognosis for AML patients after relapse is dismal, with few long-term survivors.  The Ceplene therapy treats patients during remission (after chemotherapy) with the goal to increase their remission period and prevent relapses.  We will be discussing with the FDA and EMEA the potential use of the results from the Phase 3 AML trial to pursue regulatory submissions seeking approval of Ceplene to treat AML patients in complete remission.

Our researchers have also identified a series of novel cancer drug candidates that are potent inducers of apoptosis, also known as programmed cell death. The compounds were identified through our proprietary high-throughput screening technology that uses a unique live cell screening assay. We have screened approximately one million compounds and have identified drug candidates with unique mechanisms of action that target major cancers such as breast, lung, prostate, and colorectal.  We currently plan to independently move one of these apoptosis compounds to an Investigation New Drug, or IND, filing as well as continuing partnering efforts to enter into additional licensing agreements.

Our development activities are supported by clinical collaborations with Schering Plough, Myriad Genetics, and Chiron Corporation.

Our drug candidates are in the development stage, and the generation of revenue from product sales is dependent upon approval by the FDA and international regulatory agencies. We expect to continue to incur losses at least over the next several years as it continues its research and development activities, particularly those relating to Phase 2 and Phase 3 clinical trials of Ceplene, and earlier-stage clinical trials and other research related to the apoptosis modulator technology. Losses may fluctuate from quarter to quarter, and such fluctuations may be substantial as a result of, among other factors, the number and timing of clinical trials conducted, the funding, if any, provided as a result of corporate collaborations, the results of clinical testing, and the timing of FDA or international regulatory filings and approvals. There can be no assurance that we will successfully develop, commercialize, manufacture or market its products or ever achieve or sustain product revenues or profitability.

CRITICAL ACCOUNTING POLICIES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses as well as related disclosure of contingent assets and liabilities. These estimates include useful lives for fixed assets, useful lives for intellectual property, estimated lives for license agreements, revenue recognition, allowance for notes receivable, valuation of intellectual property, and estimates for clinical trial expenses incurred but not yet billed.  On an on-going basis, we evaluate our estimates. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Under different assumptions or conditions these estimates may vary significantly. In addition, actual results may differ materially from these estimates.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition.  Revenue is generally recognized when all of the following criteria are met: persuasive evidence that an arrangement exists; services have been rendered and are non-refundable; the price is fixed and determinable and collection is reasonably assured.  All multiple deliverable arrangements are reviewed by us for separability in accordance with EITF 00-21.  If the separability criteria are met, non-refundable upfront technology access fees are accounted for separately.  Upfront technology access fees which are not considered separable from the related research fees are recognized as revenue over the applicable research period as research activities are performed. Milestone payments are recognized when earned and collectibility is assured provided that the milestone events are substantive and the payments approximate the fair value of the milestone. Amounts received but unearned are recorded as deferred revenue.  We are provided with donated materials and services pursuant to the terms of certain of our collaborative agreements.  These donated materials and services are recorded as revenue and expense when used at the fair market value of the material received or the service provided.  Grant funding is recognized as revenue when services are performed under the grant.

Clinical trial expenses.  We account for certain study drug, clinical trial site and other clinical trial costs by estimating the services incurred but not reported for each patient enrolled in each trial. These costs and estimates vary based on the type of clinical trial, the site of the clinical trial, the length of treatment period for each patient and the length of time required to receive formal documentation of the actual expenses incurred. As actual costs become known, we may need to revise our estimated accrual, which could also materially affect our results of operations.

Valuation of Intellectual Property.  We evaluate our patents and licenses for impairment on an annual basis and whenever indicators of impairment exist. During this process, we review our portfolio of pending domestic and international patent applications, domestic and international issued patents, and licenses we have acquired from other parties. To determine if any impairment is present, we consider challenges or potential challenges to its existing patents, the likelihood of applications being issued, the scope of its issued patents, the assessment of future cash flows to be generated from the patents and its experience. In the event that it is determined that an impairment exists where we had previously determined that one did not exist, it may result in a material adjustment to our financial statements.

RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 2004, 2003 AND 2002

Collaboration and Research Revenue.  For the year ended September 30, 2004, collaboration and research revenue totaled $4,118,000, an increase of $288,000 or 8% compared to the same period in the prior year.  This increase was primarily attributable to $1,733,000 of research and license revenue from the Myriad Genetics, Inc., or Myriad, collaboration that we entered into in November 2003.  This increase is offset by a decrease in donated drugs and services from Schering Corporation on our Phase 2 trial in non-responder HCV patients, or M0406 trial, due to a lower number of patients in the treatment phase of the trial.  The Schering agreement provided $1,844,000 of revenue in the current year versus $3,008,000 of revenue in the prior year.  Other revenue recognized during the current year amounted to $541,000 from license and research agreements with Celera Genomics Corporation and a grant from the National Institute of Health.  In the prior year these agreements generated $822,000 of revenue.

For the year ended September 30, 2003, collaboration and research revenue increased by $1,677,000 or 78%. This increase was primarily attributable to an increase in donated drugs and services from Schering Corporation as a result of full enrollment of our Phase 2 study in nonresponder HCV patients.  The Schering agreement provided $543,000 of revenue in the year ended September 30, 2002.

Research and Development Expenses.  For the year ended September 30, 2004, research and development expenses were $37,923,000, a decrease of $4,605,000 or 11% over the same period in the prior year.   This decrease was primarily the result of decreased expenses resulting from the current stage of our Ceplene Phase 2 M0406 trial and Phase 3 M0104 trial which is also known as the Phase 3 advanced malignant melanoma trial in patients with liver involvement. For the year ended September 30, 2003, research and development expenses were $42,528,000, an increase of $10,513,000 or 33% over the same period in the prior year.  This increase was primarily the result of increased activity resulting from increased enrollment in our Phase 2 M0406 trial and Phase 3 M0104 trial, as well as efforts to develop an oral formulation of histamine and costs related to our planned regulatory filings.  In the future we expect to continue incurring substantial research and development expenses due to:

•                  preclinical and clinical testing of our product candidates

•                  expansion of or additional research and development programs; and

•                  regulatory-related expenses

Costs incurred by major program for each of the three years in the period ended September 30, 2004, were as follows (in thousands):

	2004	2003	2002
Ceplene development program	$23,505	$27,502	$19,294
Apoptosis modulator program	3,392	4,264	4,941
HD-O (oral histamine) program	3,550	2,703	22
Topical histamine program	92	379	761
Histamine research	1,200	1,374	1,428
R&D support costs	6,184	6,306	5,569
Total R&D expense	$37,923	$42,528	$32,015

The Ceplene development includes the costs of conducting clinical trials with our lead drug candidate, Ceplene.  Histamine research includes studies to identify additional uses of histamine such as testing in chronic liver disease models.  R&D support costs include expenses such as rent, utilities, depreciation of laboratory equipment and leasehold improvements, amortization of our intellectual property and information technology costs.  During the years ended September 30, 2004, 2003 and 2002 the R&D support costs attributable to the apoptosis modulator program totaled $2,603,000, $2,693,000 and $2,514,000, respectively.

We have several other product candidates in the research stage.  It can take many years from the initial decision to screen product candidates, perform preclinical and safety studies, and perform clinical trials leading up to possible FDA approval of a product.  The outcome of the research is unknown until each stage of the testing is completed, up through and including the registration clinical trials.  Accordingly, we are unable to predict which potential product candidates we may proceed with, the time and cost to complete development, and ultimately whether we will have a product approved by the FDA.

Business Development and Marketing Expenses.  Business development and marketing expenses for the year ended September 30, 2004 were $4,604,000, an increase of $3,209,000 or 230% over the same period in the prior year.  This increase is due to an increase in premarketing activities associated with the potential market launch of Ceplene.  Business development and marketing expenses for the year ended September 30, 2003 were $1,395,000, a decrease of $1,816,000 or 57% over the same period in the prior year due to a decrease in marketing and sales management personnel during the first quarter of fiscal year 2003.

General and Administrative Expenses.  For the year ended September 30, 2004, general and administrative expenses were $6,631,000, a decrease of $1,126,000 or 15% over the same period in the prior year primarily as a result of a decrease in legal expenses. For the year ended September 30, 2003, general and administrative expenses were $7,757,000, an increase of $1,470,000 or 23% over the same period in the prior year primarily as a result of an increase in legal expenses.

Provision for note receivable and loan guarantee to/for officers.  For the years ended September 30, 2004 and 2002, the Company recorded expense of $1,333,000 and $700,000, respectively, for an allowance on a note receivable from an officer of the Company.  For the years ended September 30, 2004 and 2002, we also recorded a $3,000 credit and expense of $900,000 as a reserve on a loan guarantee made on behalf of an officer.  During the fourth quarter of fiscal year 2002, the Company determined the officers did not have the ability to fully meet these obligations.  Accordingly, the Company expensed amounts considered impaired as of September 30, 2002.  During the fourth quarter of fiscal year 2004, the Company recorded additional expense on the officer loan related to the decrease in the value of the Company stock and stock options held by the officer collateralizing the note, following the negative Phase 3 M0104 melanoma trial results released in September 2004, and the subsequent decrease in the price of the Company’s common stock.  The Company performs quarterly impairment analyses for these values.  There was no similar expense in fiscal year 2003.  For further information refer to the Liquidity and Capital Resource section of this MD&A or Footnote 7 of the financial statements, Related Party Transactions.

Investment Income.  Investment income was $1,467,000 for the year ended September 30, 2004, a decrease of $1,032,000 or 41% from the prior year.  Investment income was $2,499,000 for the year ended September 30, 2003, a decrease of $2,492,000 or 50% from the prior year.  These decreases were primarily the result of the decrease in our cash and short-term securities investment balances and in the rate of interest earned on our investments.

Cumulative Effect of Accounting Change.  On October, 1, 2002, the Company adopted the provisions of SFAS No. 142, “Accounting for Goodwill and Other Intangible Assets,” and as a result of the transitional impairment test, wrote off all goodwill, which totaled $28,179,000.  There was no similar expense in fiscal years 2004 and 2003.

Net Loss Applicable to Common Stock.  Net loss applicable to common stock for the year ended September 30, 2004 totaled $44,968,000, a decrease of $488,000 or 1% from the same period in the prior year.  This decrease was primarily a result of decreases in research and development expenses and general and administrative expenses, partially offset by the increase in our business development and marketing expenses, provision for note receivable and loan guarantee to/for officers and a decrease in our investment

income, as described above.   Net loss applicable to common stock for the year ended September 30, 2003 totaled $45,456,000, a decrease of $18,867,000 or 29% from the same period in the prior year.  This decrease was primarily a result of a cumulative effect of an accounting change recorded in fiscal year 2002, partially offset by an increase in research and development expenses, as described above.

LIQUIDITY AND CAPITAL RESOURCES

We have financed our operations primarily through the sale of our equity securities, including an initial public offering in 1996, an international follow-on public offering in 1997, private offerings of preferred stock in July and November 1999, a follow-on public offering in February 2000, and a private placement of common stock in September 2003, that provided total net proceeds of approximately $323 million.

Until required for operations, our policy under established guidelines is to keep our cash reserves in bank deposits, corporate debt securities, United States government instruments and other readily marketable debt instruments, all of which are investment-grade quality.  As of September 30, 2004, we had cash, cash equivalents and investments (including restricted cash) totaling approximately $52.9 million compared with $94.8 million at September 30, 2003.  As of September 30, 2004, we had working capital of approximately $41.1 million compared with $82.3 million at September 30, 2003.  The decrease in our cash, cash equivalents and short-term investments, and working capital was primarily due to day-to-day operating expenses relating to research and development activities.

In December 2000, we entered into a $2.85 million full recourse secured revolving promissory note with one of our officers.  The note bears interest at an annual rate of 4.0% and is secured by the officer’s outstanding options and shares of common stock. During the quarter ended September 30, 2002, we determined that the note to the officer had become impaired because we determined that the officer did not have the ability to repay the loan in full when due and recorded an allowance on the note in the amount of $700,000.  In addition, we have not recorded interest income of $278,000 on the note subsequent to June 30, 2002.  During the quarter ended September 30, 2004, we recorded $1,333,000 of expense to increase the allowance on the note related to the decrease in the value of the Company stock and stock options held by the officer collateralizing the note, following the negative Phase 3 M0104 melanoma trial results released in September 2004, and the subsequent decrease in the price of our common stock.  The entire outstanding balance of principal and interest under the note became due in December 2002.  Since the note came due, the officer has not had sufficient liquid assets to repay the loan in full, however, the officer has paid us $394,000 related to the note, which includes $272,000 paid in fiscal year 2004.  We are continuing to review our options and alternatives and intend to continue to pursue collection on the loan.  As of September 30, 2004, the recorded outstanding principal and interest balance on the note was $682,000, net of the $2,033,000 allowance.

At September 30, 2004, we were owed $922,000 from an officer and a former officer resulting from unpaid loans, due in July 2004, that the individuals had with a bank, which we guaranteed in July 2001.  The purpose of the bank loans was to allow the payment of income taxes associated with the exercise of stock options.  The Board determined that it was in our best interest to provide the guarantees to avoid the necessity of the officers selling personal holdings of our securities during a period of depressed market prices.  In October 2004, the former officer paid the Company $25,000, the total amount he owed.  The remaining balance of $897,000 is due from an officer who was included in the October 2004 workforce reduction.  During the fourth quarter of fiscal year 2002, we had determined that it was probable that this former officer would not have the ability to repay his bank loan.  Therefore, we recorded a provision for the guarantee and a liability in the amount of $900,000.  The former officer does not currently have the assets necessary to repay the $897,000 and we do not hold any assets as collateral.  We are reviewing our options and alternatives, have full recourse and intend to continue to pursue collection of the $897,000 from the former officer.

We have term loans with a bank totaling $808,000 at September 30, 2004, the proceeds of which were used to finance capital expenditures.  The term loan agreements contain customary affirmative and negative covenants, including financial covenants requiring the maintenance of specified liquidity terms and the maintenance of our principal depository and operating accounts with the bank.  In addition, we have the choice to either maintain a minimum aggregate balance of $3,500,000 at the institution or to pay the bank a quarterly fee of $2,500.  During the year ended September 30, 2004, we maintained the minimum aggregate balance noted above at the bank and were in compliance with all covenants.

The following table summarizes our contractual obligations as of September 30, 2004:

	Payments due by Period (in thousands)
	Total	Less than1 Year	1-3 Years	3-5 Years	More than 5 Years

CONTRACTUAL OBLIGATIONS
Debt	$1,147	$1,053	$94	$—	$—
Capital Lease Obligations	20	18	2	—	—
Operating Lease Obligations	10,614	2,064	3,811	3,417	1,322

As a development stage enterprise, we anticipate incurring substantial additional losses at least in the near future as we continue to expend substantial amounts on our ongoing and planned clinical trials and our expanded efforts related to our other research and development efforts, including the apoptosis modulator program.  In addition, our cash requirements may fluctuate in future periods as we conduct additional research and development activities, including clinical trials, and undertake efforts associated with the commercial launch of any product candidates that are approved for sale by government regulatory bodies.  Among the activities that may result in an increase in cash requirements are the scope and timing of the Phase 3 Ceplene cancer trials that we recently completed in melanoma, M0104, and AML, M0201, and Phase 2 Ceplene renal cell carcinoma, S02 and S04, and hepatitis C, M0406, clinical trials currently underway, and earlier-stage clinical trials with HD-O and other research related to liver disease and the apoptosis modulator and topical histamine technologies. Other factors that may impact our cash requirements include the results of clinical trials, the scope of other research and development activities, the time required to obtain regulatory approvals, costs associated with defending certain lawsuits currently pending against us, the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, and the ability to establish marketing alliances and collaborative arrangements. As a result of these factors, it is difficult to predict accurately the timing and amount of future cash requirements.

We believe that our available cash, cash equivalents and investments at September 30, 2004 will be sufficient to satisfy our funding needs for at least the next 12 months.  To meet our cash requirements, we may pursue the issuance of additional equity securities and corporate collaborative agreements. In December the 2003, we filed a shelf registration statement, which will allow us to raise up to $75 million through the sale of various securities in one or more offerings in the future.  Specific prices and terms will be determined at the time of any offering.  The issuance of additional equity securities, if any, could result in substantial dilution to our stockholders. There can be no assurance that additional funding will be available on terms acceptable to us, if at all. The failure to fund our capital requirements would have a material adverse effect on our business, financial condition and results of operations.

We are currently pursuing a pharmaceutical collaboration regarding the marketing rights for Ceplene and are pursuing the out-licensing of certain of our apoptosis modulator technology.  For instance, in March 2004, we announced that we entered into an agreement with Shire BioChem Inc. under which we reacquired the rights to the MX2105 series of vascular targeting agent cancer drug candidates. The MX2105 series was originally licensed in July 2000 to BioChem Pharma, a company that was subsequently acquired by Shire Pharmaceuticals.  In July 2003, Shire announced that it was exiting the field of oncology research, creating the opportunity for us to reacquire the rights to the MX2105 series of compounds.  We are currently pursuing the out-licensing of these compounds and in the case of the apoptosis compound evaluating whether to independently move this apoptosis compound to an IND filing.

In November 2003, we entered into an agreement with Myriad under which we licensed our MX90745 series of caspase-inducer anti-cancer compounds to Myriad.  The agreement requires that Myriad make licensing, research and milestone payments to us totaling up to $27 million, assuming the successful commercialization of the compound for the treatment of cancer, as well as pay a royalty on product sales.  There can be no assurance that we will be able to enter into any additional agreements on acceptable terms, if at all.

In September 2004 a complaint was filed in Federal Court against us, one officer and one former officer alleging violations of federal securities laws.  Thereafter two similar complaints were filed.  In October 2004, a derivative complaint was filed against one officer, two former officers and our entire Board of Directors alleging, among other things, breach of fiduciary duty arising from allowing purported violations of federal securities laws.  These complaints are more fully discussed in the section entitled Risk Factors contained in our Annual Report on Form 10-K for the year ended September 30, 2004 and in footnote 17, “Commitment and Contingencies” to these consolidated financial statements.  No discovery has been conducted.  The complaints have been tendered to our insurance carrier, however, our carrier has initially denied coverage for these claims.  We dispute the position taken by our insurance carrier and intend to enforce our rights under the policy.  No assurances can be made as to whether we will be successful in our defense of the pending claims. If we are not successful in our defense of such claims, we could be forced to, among other things, make significant payments to resolve these claims.  To the extent such payments are not covered by our insurance carrier, they would have a material adverse effect on our liquidity and capital resources, including the possibility that such payments could fully deplete our cash resources.

We have never paid a cash dividend on our common stock and such payments are prohibited by the terms of our bank loan. We do not contemplate the payment of cash dividends on our common stock in the foreseeable future.

IMPACT OF INFLATION

The impact of inflation on our operations for the years ended September 30, 2004, 2003, and 2002 was not material.

RECENT ACCOUNTING PRONOUNCEMENTS

In October 2004, the Financial Accounting Standards Board, or FASB issued Statement 123R, “Share-Based Payment”.  The statement is effective at the beginning of the first interim period beginning after June 15, 2005.  This statement requires the measurement of compensation costs for all share-based payments to employees, including grants of employee stock options, at fair value. This statement would also eliminate the ability to account for share-based compensation transactions using APB Opinion No.

25.  We are currently evaluating the effect that the adoption of Statement 123R will have on our financial position and results of operations.

In March 2004, the FASB’s Emerging Issues Task Force issued EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”.  EITF 03-1 requires a three-step model to determine other-than-temporary impairments for all current and future investments in marketable securities, which was originally effective for interim and annual reporting periods beginning after June 15, 2004.  In September 2004, the FASB delayed the requirement to record impairment losses under EITF 03-1 until new guidance is issued.  We do not expect that the adoption of EITF 03-1 will have a material impact on our operating results and financial position.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our exposure to market risk is principally confined to our cash equivalents and investments that have maturities of less than three years. We maintain a non-trading investment portfolio of investment grade, liquid debt securities that limits the amount of credit exposure to any one issue, issuer or type of instrument. The securities in its investment portfolio are not leveraged, are classified as available-for-sale and are subject to interest rate risk. We currently do not hedge interest rate exposure. A hypothetical ten percent change in interest rates during the year ended September 30, 2004 would have resulted in approximately a $149,000 change in net loss.  We have not used derivative financial instruments in our investment portfolio. There have been no significant changes in the types or maturities of investments held from September 30, 2003.

CONTROLS AND PROCEDURES

We carried out an evaluation, under the supervision and with the participation of our management, including our President and Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Exchange Act Rule 13a-15(e), as of the end of the period covered by this report.  Based upon that evaluation, our President and Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective in enabling us to record, process, summarize and report information required to be included in our periodic SEC filings within the required time period.  There have been no significant changes in our internal control over financial reporting that occurred during the period covered by this report that has materially affected, or is reasonably likely to materially affect our internal control over financial reporting.

SELECTED FINANCIAL DATA

Selected financial data in thousands except per share data

	Year ended September 30
	2004	2003	2002	2001	2000
	(in thousands, except per share data)
SELECTED STATEMENTS OF OPERATIONS DATA:
Research and development expenses	$37,923	$42,528	$32,015	$32,642	$36,456
Net loss applicable to common stock	(44,968)	(45,456)	(64,323)	(37,323)	(82,502)
Net loss per share of common stock	(1.59)	(1.94)	(2.76)	(1.61)	(4.58)
Weighted average shares outstanding	28,212	23,444	23,274	23,220	18,018

	As of September 30
	2004	2003	2002	2001	2000
	(in thousands)
SELECTED BALANCE SHEET DATA:
Cash, cash equivalents, investments and restricted cash	$52,904	$94,829	$111,491	$146,560	$190,365
Total assets	64,185	107,347	125,644	190,756	232,994
Long-term debt and long-term capital lease obligations, excluding current portion	96	828	1,684	1,760	698
Deficit accumulated during the development stage	(351,472)	(306,504)	(261,048)	(196,725)	(159,402)
Stockholders’ equity	53,399	95,237	116,733	180,647	215,949

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

Maxim Pharmaceuticals, Inc. and Subsidiaries  (A Development Stage Company)

	As of September 30 2004	As of September 30 2003
ASSETS
Current Assets:
Cash and cash equivalents	$10,658	$32,861
Investments in marketable securities, available for sale	38,746	58,468
Accrued interest and other current assets	2,354	2,210
Total current assets	51,758	93,539

Restricted cash and cash equivalents	3,500	3,500
Property and equipment, net	3,579	4,358
Patents and licenses, net	4,393	3,521
Notes receivable from officers, net of allowance of $2,930,000 and $700,000 at September 30, 2004 and 2003 respectively	682	2,287
Deposits and other assets	273	142
Total assets	$64,185	$107,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,311	$5,141
Accrued expenses	4,177	3,805
Notes payable and current portion of long-term debt and obligations under capital leases	1,071	1,246
Provision for loan guarantee for officer	—	900
Deferred revenue	131	190
Total current liabilities	10,690	11,282

Long-term debt and obligations under capital leases, excluding current portion	96	828

Stockholders’ Equity:
Convertible preferred stock, $.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at September 30, 2004 and September 30, 2003	—	—
Common stock, $.001 par value, 60,000,000 shares authorized; 28,561,091 and 27,951,059 shares issued and outstanding at September 30, 2004 and September 30, 2003, respectively	28	28
Additional paid-in capital	405,031	401,251
Deficit accumulated during the development stage	(351,472)	(306,504)
Accumulated other comprehensive income (loss)	(188)	462
Total stockholders’ equity	53,399	95,237
Total liabilities and stockholders’ equity	$64,185	$107,347

See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

				From Inception
				(October 23, 1989)
	Year Ended September 30			Through
	2004	2003	2002	September 30, 2004

Collaboration and research revenue	$4,118	$3,830	$2,153	$18,936

Operating expenses:
Research and development	37,923	42,528	32,015	253,703
Business development and marketing	4,604	1,395	3,211	26,275
General and administrative	6,631	7,757	6,287	46,978
Amortization of goodwill and other acquisition-related intangible assets	—	—	—	2,955
Purchased in-process technology	—	—	—	42,300
Provisions for note receivable and loan guarantee to/for officers	1,330	—	1,600	2,930
Total operating expenses	50,488	51,680	43,113	375,141

Loss from operations	(46,370)	(47,850)	(40,960)	(356,205)

Other income (expense):
Investment income	1,467	2,499	4,991	31,322
Gain on sale of assets	—	—	—	4,435
Interest expense	(72)	(123)	(186)	(2,866)
Other income (expense)	7	18	11	21
Total other income	1,402	2,394	4,816	32,912

Loss before cumulative effect of accounting change and preferred stock dividends	(44,968)	(45,456)	(36,144)	(323,293)

Cumulative effect of accounting change	—	—	(28,179)	(28,179)

Net loss before preferred stock dividends	(44,968)	(45,456)	(64,323)	(351,472)
Dividends on preferred stock	—	—	—	5,496

Net loss applicable to common stock	$(44,968)	$(45,456)	$(64,323)	$(356,968)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	(4)	(4)
Unrealized gains (losses) on securities	(650)	(629)	157	(184)
Other comprehensive income (loss), net of tax:	(650)	(629)	153	(188)

Total comprehensive loss	$(45,618)	$(46,085)	$(64,170)	$(357,156)

Basic and diluted net loss per share of common stock
Excluding cumulative effect of accounting change	$(1.59)	$(1.94)	$(1.55)
Cumulative effect of accounting change	—	—	(1.21)

Basic and diluted net loss per share of common stock	$(1.59)	$(1.94)	$(2.76)

Weighted average shares outstanding	28,211,817	23,444,028	23,273,621

See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

Maxim Pharmaceuticals, Inc.and Subsidiaries (A Development Stage Company)

								Accumulated
							Subscription	Other
					Additional		Receivable /	Comprehensive
	Preferred Stock		Common Stock		Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total
Balance at October 23, 1989 (inception)	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common stock at $.001	—	—	1	8	—	—	—	—	8
Net income	—	—	—	—	—	—	—	—	—
Balance at December 31, 1989	—	—	1	8	—	—	—	—	8
Net income	—	—	—	—	—	1	—	—	1
Balance at December 31, 1990	—	—	1	8	—	1	—	—	9
Net income	—	—	—	—	—	—	—	—	—
Balance at December 31, 1991	—	—	1	8	—	1	—	—	9
Additional funding	—	—	—	—	1,259	—	—	—	1,259
Net loss	—	—	—	—	—	(2,445)	—	—	(2,445)
Balance at December 31, 1992	—	—	1	8	1,259	(2,444)	—	—	(1,177)
Net effect of reorganization and issuance of common stock to account for reverse acquisition	—	—	181	(8)	53	(1,198)	—	—	(1,153)
Net loss	—	—	—	—	—	(4,239)	—	—	(4,239)
Balance at September 30, 1993	—	—	182	—	1,312	(7,881)	—	—	(6,569)
Issuance of common stock at $60 per share for consulting and professional services	—	—	1	—	66	—	—	—	66
Issuance of Series A preferred stock for cash at $3.00 per share	250	—	—	—	487	—	—	—	487
Issuance of common stock to convert bridge debt financing at prices from $52.50 to $75 per share	—	—	113	—	5,934	—	—	—	5,934
Net loss	—	—	—	—	—	(2,433)	—	—	(2,433)
Balance at September 30, 1994	250	—	296	—	7,799	(10,314)	—	—	(2,515)

								Accumulated
							Subscription	Other
					Additional		Receivable /	Comprehensive
	Preferred Stock		Common Stock		Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total
Issuance of common stock at $3.00 per share upon conversion of debt	—	—	553	1	1,659	—	—	—	1,660
Issuance of common stock pursuant to anti-dilutive provisions in previous bridge debt financing	—	—	1,137	1	(1)	—	—	—	—
Issuance of common stock at $3.00 per share for subscription receivable	—	—	104	—	311	—	(311)	—	—
Net loss	—	—	—	—	—	(2,790)	—	—	(2,790)
Balance at September 30, 1995	250	—	2,090	2	9,768	(13,104)	(311)	—	(3,645)
Issuance of common stock at $3.00 per share in exchange for repayment of note payable to bank	—	—	745	1	2,249	—	—	—	2,250
Receipt of subscription receivable	—	—	—	—	—	—	311	—	311
Issuance of common stock and warrants at $3.75 per unit for cash	—	—	466	1	1,740	—	—	—	1,741
Issuance of common stock at $4.50 per share for cash	—	—	400	—	1,800	—	—	—	1,800
Exercise of common stock options	—	—	—	—	3	—	—	—	3
Issuance of common stock at $7.50 per share and warrants at $.10 per warrant in initial public offering	—	—	2,875	3	18,217	—	—	—	18,220
Conversion of preferred stock to common stock	(250)	—	103	—	—	—	—	—	—
Options granted to employees	—	—	—	—	395	—	(163)	—	232
Amortization of deferred compensation	—	—	—	—	—	—	44	—	44
Net loss	—	—	—	—	—	(833)	—	—	(833)
Balance at September 30, 1996	—	—	6,679	7	34,172	(13,937)	(119)	—	20,123

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

Maxim Pharmaceuticals, Inc.and Subsidiaries (A Development Stage Company)

								Accumulated
							Subscription	Other
					Additional		Receivable /	Comprehensive
	Preferred Stock		Common Stock		Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total
Option granted to consultant	—	—	—	—	97	—	—	—	97
Amortization of deferred compensation	—	—	—	—	—	—	68	—	68
Net loss	—	—	—	—	—	(6,895)	—	—	(6,895)
Balance at September 30, 1997	—	—	6,679	7	34,269	(20,832)	(51)	—	13,393
Issuance of common stock at $15.25 per share in public follow-on offering	—	—	2,500	3	34,711	—	—	—	34,714
Exercise of common stock purchase warrants	—	—	392	—	4,116	—	—	—	4,116
Exercise of stock options and warrants	—	—	313	—	634	—	—	—	634
Options granted to consultants	—	—	—	—	50	—	—	—	50
Contribution to 401(k) plan	—	—	2	—	27	—	—	—	27
Amortization of deferred compensation	—	—	—	—	—	—	37	—	37
Net loss	—	—	—	—	—	(21,855)	—	—	(21,855)
Balance at September 30, 1998	—	—	9,886	10	73,807	(42,687)	(14)	—	31,116
Issuance of Series A preferred stock cash, net of issuance costs	207	—	—	—	18,259	—	—	—	18,259
Exercise of stock options and warrants	—	—	314	—	1,083	—	—	—	1,083
Options granted to consultants	—	—	—	—	80	—	—	—	80
Contribution to 401(k) plan	—	—	6	—	72	—	—	—	72
Dividends on Series A preferred stock	—	—	—	—	(483)	—	—	—	(483)
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(69)	(69)
Amortization of deferred compensation	—	—	—	—	—	—	11	—	11
Net loss	—	—	—	—	—	(39,226)	—	—	(39,226)
Balance at September 30, 1999	207	—	10,206	10	92,818	(81,913)	(3)	(69)	10,843

								Accumulated
							Subscription	Other
					Additional		Receivable /	Comprehensive
	Preferred Stock		Common Stock		Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total
Issuance of common stock at $55.00 per share in public follow-on offering, net of issuance costs	—	—	3,205	3	164,826	—	—	—	164,829
Issuance of common stock at $42.125 per share and assumption of stock options in acquisition, net of estimated costs	—	—	1,533	2	72,898	—	—	—	72,900
Issuance of Series B preferred stock for cash, net of issuance costs	268	1	—	—	22,551	—	—	—	22,552
Dividends on Series A and Series B preferred stock	—	—	—	—	(5,013)	—	—	—	(5,013)
Issuance of Series A and Series B preferred stock in payment of dividends	56	—	—	—	5,193	—	—	—	5,193
Conversion of preferred stock to common stock	(531)	(1)	5,307	5	(5)	—	—	—	(1)
Exercise of stock options and warrants	—	—	2,839	3	21,684	—	—	—	21,687
Options granted to consultants	—	—	—	—	223	—	—	—	223
Common stock issued as payment for technology rights	—	—	23	—	199	—	—	—	199
Contribution to 401(k) plan	—	—	3	—	101	—	—	—	101
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(78)	(78)
Amortization of deferred compensation	—	—	—	—	—	—	3	—	3
Net loss	—	—	—	—	—	(77,489)	—	—	(77,489)
Balance at September 30, 2000	—	—	23,116	23	375,475	(159,402)	—	(147)	215,949
Exercise of stock options and warrants	—	—	105	—	512	—	—	—	512
Options granted to consultants	—	—	—	—	149	—	—	—	149
Contribution to 401(k) plan	—	—	31	—	195	—	—	—	195
Unrealized gain on investments available for sale	—	—	—	—	—	—	—	1,085	1,085
Stock based compensation for modifications in stock option agreements	—	—	—	—	80	—	—	—	80
Net loss	—	—	—	—	—	(37,323)	—	—	(37,323)
Balance at September 30, 2001	—	—	23,252	23	376,411	(196,725)	—	938	180,647
Exercise of stock options and warrants	—	—	11	—	53	—	—	—	53
Warrants granted to consultants	—	—	—	—	1	—	—	—	1
Contribution to 401(k) plan	—	—	48	—	202	—	—	—	202
Unrealized gain on investments available for sale	—	—	—	—	—	—	—	157	157
Net loss	—	—	—	—	—	(64,323)	—	—	(64,323)

								Accumulated
							Subscription	Other
					Additional		Receivable /	Comprehensive
	Preferred Stock		Common Stock		Paid-In	Accumulated	Deferred	Income
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Total
Foreign currency translation adjustment	—	—	—	—	—	—	—	(4)	(4)
Balance at September 30, 2002	—	—	23,311	23	376,667	(261,048)	—	1,091	116,733
Issuance of common stock and warrants at $5.60 per share in private placement, net of issuance costs	—	—	4,555	5	24,083	—	—	—	24,088
Exercise of stock options	—	—	68	—	341	—	—	—	341
Warrants and options granted to consultants	—	—	—	—	108	—	—	—	108
Options granted to employees	—	—	—	—	6	—	—	—	6
Contribution to 401(k) plan	—	—	17	—	46	—	—	—	46
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(629)	(629)
Net loss	—	—	—	—	—	(45,456)	—	—	(45,456)
Balance at September 30, 2003	—	$—	27,951	$28	$401,251	$(306,504)	$—	$462	$95,237
Exercise of stock options and warrants	—	—	610	—	3,611	—	—	—	3,611
Warrants and options granted to consultants	—	—	—	—	174	—	—	—	174
Options granted to employees	—	—	—	—	(5)	—	—	—	(5)
Unrealized loss on investments available for sale	—	—	—	—	—	—	—	(650)	(650)
Net loss	—	—	—	—	—	(44,968)	—	—	(44,968)
Balance at September 30, 2004	—	$—	28,561	$28	$405,031	$(351,472)	$—	$(188)	$53,399

See Accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

Maxim Pharmaceuticals, Inc. and Subsidiaries (A Development Stage Company)

				From Inception
				(October 23, 1989)
	Year Ended September 30			Through
	2004	2003	2002	September 30, 2004
OPERATING ACTIVITIES:
Net loss	$(44,968)	$(45,456)	$(64,323)	$(351,472)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,718	2,325	2,273	14,267
Stock contributions to 401(k) plan	—	46	202	643
Cumulative effect of accounting change	—	—	28,179	28,179
Stock-based compensation	169	114	1	1,557
Loss (gain) on disposal of property and equipment	15	8	(2)	304
Provisions for note receivable and loan guarantees to/for officers	1,330	—	1,600	2,930
Purchased in-process technology	—	—	—	44,946
Gain on sale of assets	—	—	—	(2,146)
Amortization of premium on investments	—	—	—	535
Cumulative effect of reorganization	—	—	—	1,153
Gain on sale of subsidiary	—	—	—	(2,288)
Other	—	—	—	160
Changes in operating assets and liabilities:
Accrued interest and other current assets	291	1,324	1,849	101
Deposits and other assets	(131)	22	210	(769)
Accounts payable	170	3,284	(870)	4,219
Accrued expenses	372	1,157	(1,133)	2,880
Deferred revenue	(59)	(285)	(369)	131
Net cash used in operating activities	(41,093)	(37,461)	(32,383)	(254,670)

INVESTING ACTIVITIES:
Purchases of marketable securities	(65,031)	(49,926)	(66,542)	(503,492)
Sales and maturities of marketable securities	84,103	74,045	105,600	465,061
Purchases of property and equipment	(672)	(842)	(1,590)	(11,564)
Additions to patents and licenses	(1,154)	(849)	(1,121)	(7,519)
Net proceeds from sale of assets	—	—	—	3,452
Cash acquired in acquisition of business	—	—	—	1,121
Net cash provided by (used in) investing activities	17,246	22,428	36,347	(52,941)

FINANCING ACTIVITIES:
Net proceeds from issuance of common stock and exercise of stock options and warrants	3,611	24,429	53	281,326
Net proceeds from issuance of preferred stock	—	—	—	41,298
Payment of preferred stock dividends	—	—	—	(302)
Proceeds from issuance of notes payable, capital lease and long-term debt	—	—	1,040	9,318
Restricted cash	—	—	500	(3,500)
Payments on notes payable, long-term debt, and capital lease obligations	(1,342)	(1,432)	(1,124)	(9,911)
Proceeds from issuance of notes payable to related parties	—	—	—	4,982
Payments on notes payable to related parties	—	—	—	(1,330)
Loan to officer and payment of guarantee, net	(625)	122	(97)	(3,612)
Net cash provided by (used in) financing activities	1,644	23,119	372	318,269

Net increase (decrease) in cash and cash equivalents	(22,203)	8,086	4,336	10,658

Cash and cash equivalents at beginning of period	32,861	24,775	20,439	—

Cash and cash equivalents at end of period	$10,658	$32,861	$24,775	$10,658

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAXIM PHARMACEUTICALS, INC. AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY)

1.  NATURE OF OPERATIONS AND BASIS FOR PRESENTATION

Maxim Pharmaceuticals, Inc. (the “Company”) was incorporated in Delaware and merged in 1993 with Syntello Vaccine Development AB (“SVD”), a Swedish biopharmaceutical company, in an exchange of stock accounted for as a reverse acquisition (the “Reorganization”). The Company’s proprietary technologies, which provide the basis for drug candidates for life-threatening cancers and liver diseases, were acquired during and following the Reorganization. The statements of operations inception-to-date information reflect the cumulative operations of SVD from the date of its inception (October 23, 1989). The statements of stockholders’ equity for the periods from inception to the date of the Reorganization reflect the equity activity of SVD. The Company sold SVD in July 1996. In June 2000, the Company acquired Cytovia, Inc., (“Cytovia”) and in September 2000, the Company incorporated Maxim Pharmaceuticals Europe Limited, both of which operate as wholly owned subsidiaries.

Since the Reorganization, the Company has devoted substantially all of its resources to its Ceplene™ (histamine dihydrochloride) product development program and to the development of an oral formulation of histamine and, as a result of the June 2000 acquisition of Cytovia, Inc., the Company also has undertaken research and development efforts relating to apoptosis modulator drug candidates. The Company conducts its research and other product development efforts through a combination of internal efforts and collaborative programs with universities, other clinical research sites, contract research organizations and pharmaceutical companies. Oversight of all external and collaborative programs is conducted by the Company’s executive officers and other staff primarily located at its headquarters in San Diego, California.

For the period from commencement of operations to date, the Company has been a development stage enterprise, and accordingly, the Company’s operations have been directed primarily toward developing its proprietary technologies. The Company has experienced net losses since its inception and as of September 30, 2004, had an accumulated deficit of $351.5 million. Such losses and accumulated deficit resulted from the Company’s absence of significant revenue and significant costs incurred in the development of the Company’s proprietary technologies.

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

CONCENTRATION OF CREDIT RISK—The Company invests its excess cash in U.S. government securities and other highly liquid debt instruments of financial institutions and U.S. and foreign corporations with strong credit ratings. These instruments are held at various institutions. The Company has established guidelines which these institutions must follow relative to diversification and maturities to maintain an adequate level of liquidity and safety. Cash and cash equivalents held at an individual institution may exceed the Federal Deposit Insurance Corporation’s limits.

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

PATENTS AND LICENSES—The Company capitalizes certain legal costs and acquisition costs related to patents and licenses. Accumulated costs are amortized over the lesser of the legal lives or the estimated economic lives of the proprietary rights, generally seven to ten years, using the straight-line method and commencing at the time the patents are issued or the license is acquired.  Costs related to patents the Company is not actively pursuing are evaluated for impairment and written off to expense, if appropriate.

GOODWILL AND INTANGIBLE ASSETS—Goodwill represents the difference between the purchase price of acquired businesses and the fair value of their net assets. Intangible assets represent identified intangible assets in acquisitions. Prior to October 1, 2001 goodwill and intangible assets were amortized over fifteen years and five years, respectively, their estimated period of benefit, on a straight-line basis. Effective October 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” and ceased the amortization of goodwill and indefinite lived intangible assets.  The transitional impairment analysis performed under SFAS No. 142 on October 1, 2001, resulted in an implied fair value of the goodwill of zero. Therefore, a charge of $28.2 million was recorded during the quarter ended December 31, 2001, reflecting the cumulative effect of change in accounting principle resulting from the adoption of SFAS No. 142 and the related write down of goodwill and intangible assets.  Intangible assets with definite lives continue to be amortized over their estimated period of benefit on a straight-line basis.

IMPAIRMENT OF LONG-LIVED ASSETS—The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

FAIR VALUE OF FINANCIAL INSTRUMENTS—The carrying amount of cash and cash equivalents, short-term investments, accrued interest and other current assets, accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments. The carrying amount of the note payable and long-term debt are reasonable estimates of their fair value as these amounts bear interest based on market rates currently available for notes with similar terms.  The carrying amount of the notes receivable from officers approximates its fair value due to the allowance recorded against the notes.

REVENUE RECOGNITION—Revenue consists of up-front technology access fees, research fees and milestone payments. Revenue is generally recognized when all of the following criteria are met: persuasive evidence that an arrangement exists; services have been rendered and are non-refundable; the price is fixed and determinable and collection is reasonably assured.  All multiple deliverable arrangements are reviewed by the Company for separability in accordance with EITF 00-21.  If the separability criteria are met, non-refundable upfront technology access fees are accounted for separately.  Upfront technology access fees which are not considered separable from the related research fees are recognized as revenue over the applicable research period as research activities are performed. Milestone payments are recognized when earned and collectibility is assured provided that the milestone events are substantive and the payments approximate the fair value of the milestone. Amounts received but unearned are recorded as deferred revenue.  Certain collaborative agreements provide the Company donated materials and services which are recorded as revenue and expense when used at the fair market value of the material received or the service provided.  Grant funding is recognized as revenue when services are performed under the grant.

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

NET LOSS PER SHARE—Net loss per share is calculated in accordance with SFAS No. 128 “Earnings per Share.” Basic net loss per share of common stock is computed by dividing the net loss after deduction of dividends on preferred stock by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is calculated by including the additional common shares issuable upon exercise of options and warrants in the basic weighted average share calculation, unless the effect of their inclusion is antidilutive. At September 30, 2004, 2003 and 2002, outstanding options and warrants totaled 5,712,000, 5,379,000, and 3,783,000, respectively. As these securities were antidilutive for the years then ended, diluted loss per share equaled the basic loss per share in each respective year.

STOCK OPTION PLANS— The Company accounts for its stock option plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations.  Compensation expense associated with stock options awarded to employees for the years ending September 30, 2004 and 2003 was a $5,000 credit and $6,000, respectively.  No other stock-based employee compensation cost is reflected in net loss, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.  The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.

	Year Ended (in thousands, except per share data)
	September 30, 2004	September 30, 2003	September 30, 2002
Net loss, as reported	$(44,968)	$(45,456)	$(64,323)
Less: Compensation expense (credit) associated with stock options
Add: Total stock-based employee compensation expense determined under fair value based methods for all awards	(3,466)	(3,331)	(4,997)
Pro forma net loss	$(48,439)	$(48,781)	$(69,320)

Net loss per share:
Basic and diluted-as reported	$(1.59)	$(1.94)	$(2.76)
Basic and diluted- pro forma	$(1.72)	$(2.08)	$(2.98)

The fair value of the stock options were estimated at the date of grant using the “Black-Scholes” method for option pricing and the following weighted-average assumptions for the years ended September 30, 2004, 2003 and 2002, respectively:

	Year Ended
	September 30, 2004	September 30, 2003	September 30, 2002
Risk free interest rate	2.48%	2.31%	1.77%
Dividend yield	0%	0%	0%
Volatility factor	77.0%	75.0%	86.0%
Expected life (in years)	3.83	3.81	3.21
Resulting average fair value	$4.46	$1.70	$2.09

TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS—Assets and liabilities of foreign operations where the functional currency is other than the U.S. dollar are translated at fiscal year-end rates of exchange, and the related revenue and expense amounts are translated at the average rates of exchange during the fiscal year. Gains or losses resulting from translating foreign currency financial statements resulted in an immaterial impact to the financial statements for the years ended September 30, 2004, 2003 and 2002.

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

BUSINESS SEGMENTS—The Company has adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” and has determined that it operates in one business segment dedicated to research and development of therapeutic candidates for life-threatening cancers and liver disease.

3.  ADOPTION OF ACCOUNTING PRONOUNCEMENT—GOODWILL AND OTHER INTANGIBLE ASSETS

On June 16, 2000, the Company acquired all of the outstanding capital stock of Cytovia, Inc., a privately held biopharmaceutical research company. As a result of the acquisition, the Company recorded goodwill and other intangible assets that combined had an unamortized book value of $28.2 million at September 30, 2001. Through September 30, 2001, goodwill and other intangible assets were being amortized over fifteen years and five years, respectively.

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

As a result of the adoption of SFAS No. 142, the Company ceased amortizing goodwill on October 1, 2001, and performed the transitional impairment assessment of the goodwill related to the Cytovia acquisition for impairment as of October 1, 2001. Although the goodwill arose from purchase accounting applied to the acquisition of a specific entity, SFAS No. 142 requires that this test be applied to the relevant “reporting unit” which may differ from the specific entity acquired. Due to the integrated nature of the Company’s operations, the entire Company was determined to be one single reporting unit. Under the provisions of SFAS No. 142, the Company was required to identify potential impairment of goodwill by comparing the fair value of the Company, with the fair value based on the market price of the Company’s common stock, to the carrying value of its assets, including goodwill. As this analysis indicated an impairment of goodwill, the Company was required to measure the amount of impairment by comparing the “implied” fair value of the goodwill to its carrying amount. The analyses performed under SFAS No. 142 resulted in an implied fair value of the goodwill of zero.  Therefore, a charge of $28.2 million was recorded during the quarter ended December 31, 2001, the first quarter of the year ending September 30, 2002, reflecting the cumulative effect of change in accounting principle resulting from the adoption of SFAS No. 142 and the related write down of goodwill.

4.  SHORT-TERM INVESTMENTS IN MARKETABLE SECURITIES

The following is a summary of the Company’s investment securities, all of which are classified as available-for-sale. Determination of estimated fair value is based upon quoted market prices.

	September 30, 2004
	(in thousands)
	Gross amortized cost	Gross unrealized gains	Gross unrealized losses	Market Value

Corporate debt securities	$19,930	$—	$(113)	$19,817
Other securities	8,000	—	—	8,000
U.S. securities & other government obligations	11,000	—	(71)	10,929
	$38,930	$—	$(184)	$38,746

	September 30, 2003
	(in thousands)
	Gross amortized cost	Gross unrealized gains	Gross unrealized losses	Market Value

Asset-backed securities	$8,124	$159	$—	$8,283
Corporate debt securities	33,869	316	(23)	34,162
Other securities	10,000	—	—	10,000
U.S. securities & other government obligations	6,009	14	—	6,023
	$58,002	$489	$(23)	$58,468

The amortized cost and estimated fair value of securities available-for-sale at September 30, 2004, by contractual maturity, are as follows (in thousands):

	Amortized Cost	Estimated Fair Value

Due in one year or less	$22,918	$22,807
Due after one year through three years	16,012	15,939
	$38,930	$38,746

5.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

	September 30
	2004	2003

Laboratory equipment	$3,588	$3,466
Office equipment and furniture	4,816	4,479
Leasehold improvements	2,703	2,983
	11,107	10,928
Less accumulated depreciation and amortization	(7,528)	(6,570)
	$3,579	$4,358

At September 30, 2004 and 2003, property and equipment included equipment under capital leases of $84,000 and $157,000 with related accumulated amortization of $28,000 and $114,000, respectively.

6.  ACCRUED INTEREST AND OTHER CURRENT ASSETS

Accrued interest and other current assets consist of the following (in thousands):

	September 30
	2004	2003

Accrued interest	$427	$634
Prepaid insurance	421	413
Prepaid clinical trial costs	586	493
Other	920	670
	$2,354	$2,210

7.  RELATED PARTY TRANSACTIONS

In December 2000, the Company entered into a $2.85 million full recourse secured revolving promissory note with an officer of the Company.  The note bears interest at an annual rate of 4.0% and is secured by the officer’s outstanding options and shares of common stock. During the quarter ended September 30, 2002, the Company determined that the note to the officer had become impaired because the Company determined that the officer did not have the ability to repay the loan in full when due and recorded an allowance on the note in the amount of $700,000.  In addition, the Company has not recorded interest income of $278,000 on the note subsequent to June 30, 2002.  During the quarter ended September 30, 2004, the Company recorded $1,333,000 of expense to increase the allowance on the note related to the decrease in the value of the Company stock and stock options held by the officer collateralizing the note, following the negative Phase 3 M0104 trial results released in September 2004, and the subsequent decrease in the price of the Company’s common stock.  The entire outstanding balance of principal and interest was due in December 2002.  Since the note came due, the officer has not had sufficient liquid assets to repay the loan in full, however, the officer has paid the Company $394,000 related to the note, which includes $272,000 paid in fiscal year 2004.   The Company is continuring to review its options and alternatives and intends to continue to pursue collection on the loan. As of September 30, 2004, the recorded outstanding principal and interest balance on the note was $682,000, net of the $2,033,000 allowance.

At September 30, 2004, the Company was owed $922,000 from an officer and a former officer resulting from unpaid loans, due in July 2004, that the individuals had with a bank, which the Company guaranteed in July 2001.  The purpose of the bank loans was to allow the payment of income taxes associated with the exercise of stock options.  The Board determined that it was in the Company’s best interest to provide the guarantees to avoid the necessity of the officers selling personal holding of the Company’s securities during a period of depressed market prices.  In October 2004, the former officer paid the Company $25,000, the total amount he owed.  The remaining balance of $897,000 is due from an officer who was included in the October 2004 workforce reduction.  During the fourth quarter of fiscal year 2002, the Company had determined that it was probable that this former officer would not have the ability to repay his bank loan.  Therefore, the Company had recorded a provision for the guarantee and a liability in the amount of $900,000.  The former officer does not currently have the assets necessary to repay the $897,000 and the Company does not hold any assets as collateral.  The Company is reviewing its options and alternatives, has full recourse and intends to continue to pursue collection of the $897,000 from the former officer.  As of September 30, 2004, the recorded outstanding principal and interest balance on the loan was $0, net of the $897,000 allowance.

8.  ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	September 30
	2004	2003

Clinical trial costs	$1,198	$2,156
Compensation	1,019	995
Deferred rent	679	255
Other	1,281	399
	$4,177	$3,805

9.  NOTES PAYABLE AND LONG TERM DEBT

The Company had a credit agreement with a bank that provided for a $3,200,000 committed line of credit which it was able to access for equipment and other capital assets. In July 2002, the Company amended the credit agreement, which increased the Company’s available line of credit to $3,800,000. The Company was able to access the line for equipment and other capital assets purchased from the date of the amendment through September 30, 2002, after which time the line became a term loan.  The agreement contains customary affirmative and negative covenants, including financial covenants requiring the maintenance of specified liquidity terms and minimum tangible net worth. The Company is also prohibited from paying dividends under the terms of the loan. The Company is required to maintain its principal depository and operating accounts with the bank. In addition, the Company has the choice to either maintain a minimum aggregate balance of $3,500,000 at the institution or pay to the bank a quarterly fee of $2,500.  At September 30, 2004 and 2003, the Company was in compliance with all covenants.

Notes payable and long-term debt consist of the following (in thousands):

	September 30
	2004	2003

Bank term loan payable in monthly installments commencing January 1, 2002 through April 1, 2006, at an interest rate of prime plus .75% (5.50% at September 30, 2004)	$808	$1,633
3.75% promissory note payable, payable in monthly installments through June 30, 2005	339	—
3.118% promissory note payable, payable in monthly installments through June 30, 2004	—	331
Total notes payable and long-term debt	1,147	1,964

Less current portion of notes payable and long-term debt	(1,053)	(1,156)
Total long-term portion of notes payable and long-term debt	$94	$808

The aggregate amounts of debt outstanding at September 30, 2004 which will become due in 2005 and 2006 are $1,053,000 and $94,000, respectively.

10.  LEASES

The Company leases office and laboratory facilities under five and ten-year noncancelable operating leases with expiration dates through September 2010. Rent expense approximated $2,044,000, $2,080,000, and $2,059,000 for the years ended September 30, 2004, 2003, and 2002, respectively. The Company entered into agreements to sublease certain of its facilities. Total sublease income for the years ended September 30, 2004, 2003 and 2002 was $55,000, $152,000, and $277,000, respectively. In addition, the Company is obligated under a capital lease for equipment.

Future commitments under noncancelable operating leases for the next five years, net of sublease commitments of $57,000 in 2005 and $5,000 in 2006, and future minimum lease payments due under capital lease agreements as of September 30, 2004, are as follows (in thousands):

Year Ended September 30	Operating Leases	Capital Leases

2005	$2,007	$18
2006	1,860	2
2007	1,946	—
2008	2,004	—
2009	1,413	—
Total	$9,230	20

11.  SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended September 30
	2004	2003	2002	From Inception Through September 30, 2004

Noncash investing and financing activities:
Unrealized gain (loss) on investments available for sale	$(650)	$(629)	$157	$(184)
Other assets acquired under note payable	434	425	356	2,029
Property and equipment acquired under capital leases	—	50	—	270
Issuance of common stock/warrants for services	169	114	1	350
Issuance of common stock to convert debt	—	—	—	7,594
Dividends on preferred stock	—	—	—	5,496
Issuance of preferred stock in payment of dividend	—	—	—	(4,891)
Acquisition of subsidiary:
Assets acquired	—	—	—	7,872
Liabilities assumed	—	—	—	(10,336)
Net equity effect of acquisition	—	—	—	(72,899)
Sale of subsidiary:
Net patents sold	—	—	—	154
Other liabilities transferred	—	—	—	(121)
Note payable transferred	—	—	—	(2,422)
Other accruals	—	—	—	100

Supplemental disclosure of cash flow information - cash paid for interest	72	123	178	2,183

12.  STOCKHOLDERS’ EQUITY

WARRANTS—The Company has granted warrants to certain consultants primarily in connection with certain financing transactions and investor communication activities.  At September 30, 2004, the Company has outstanding warrants to purchase 42,000 shares of common stock issued to non-employees.  Compensation expense related to the 42,000 warrants during the years ended September 30, 2004, 2003 and 2002 totaled $78,000, $39,000 and $1,000, respectively, and was recorded as a general and administrative expense.  In September 2003, in connection with a private placement of common stock, the Company issued to investors 1,367,000 warrants and issued to the placement agent 148,000 warrants.  These warrants are exercisable at $7.70.  During the year ended September 30, 2004, the investors exercised 271,000 of these warrants. As of September 30, 2004, warrants to purchase 1,286,000 shares of the Company’s common stock at a weighted average exercise price of $7.74 per share were outstanding. Warrants to purchase 1,274,000 shares were exercisable as of September 30, 2004, and the remainder vest at various periods through March 2006.  These warrants have terms expiring in 2005 through 2011.  No warrants were exercised during the years ended September 30, 2003 and 2002.

STOCK OPTIONS—In 1993, the Company established a stock option plan (the “1993 Plan”) under which incentive and nonqualified stock options have been granted to key employees, directors and consultants of the Company. Under the 1993 Plan, as amended, options may be granted to purchase up to 1,800,000 shares of common stock; options that are granted generally vest over four years and have a maximum term of ten years. The 1993 Plan terminated on September 30, 2003.  All granted options remain outstanding under their original terms, but no additional options may be granted from the plan.  In August 2000, the Company adopted a non-statutory stock option plan (the “2000 Plan”) under which nonqualified stock options may be granted to employees, consultants, officers and directors of the Company. Under the 2000 Plan, options may be granted to purchase up to 750,000 shares of common stock, of which total grants to officers and directors must be less than half of the authorized shares; options that are granted generally vest over four years and have a maximum term of ten years. In 2001, the Company established a stock option plan (the “2001 Incentive Plan”) under which incentive and nonqualified stock options have been granted to key employees, directors and consultants of the Company. Under the 2001 Plan, as amended, options may be granted to purchase up to 4,250,000 shares of common stock; options that are granted generally vest over four years and have a maximum term of ten years.

The Company also grants options to non-employees in connection with their execution of consulting agreements with the Company. The fair value of the options granted to non-employees is estimated using the “Black-Scholes” method for option pricing, and the expense is recorded over the period services are performed.  Compensation expense related to option grants recorded during the years ended September 30, 2004, 2003 and 2002 totaled $96,000, $69,000 and $0, respectively.

The following table summarizes the Company’s stock option activity (in thousands, except per share amounts):

	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding September 30, 2001	2,910	$13.83
Granted	1,187	$3.59
Exercised	(11)	$4.82
Canceled	(362)	$8.42
Outstanding September 30, 2002	3,724	$11.12
Granted	539	$3.11
Exercised	(68)	$5.07
Canceled	(390)	$5.46
Outstanding September 30, 2003	3,805	$10.67
Granted	1,133	$8.09
Exercised	(339)	$4.50
Canceled	(173)	$15.98
Outstanding September 30, 2004	4,426	$10.28

At September 30, 2004, options for 2,901,000 shares of common stock are exercisable, and the remaining 1,525,000 become exercisable at various dates through September 29, 2008. The options expire at various dates through September 29, 2014.

The following table summarizes information concerning outstanding and exercisable options as of September 30, 2004 (in thousands, except contractual life and exercise price data).

Price Range			Options Outstanding			Options Exercisable
			Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life	Shares	Weighted-Average Exercise Price

$0.66	-	$2.13	690	$2.10	7.92 years	577	$2.10
$2.14	-	$5.05	561	$3.88	7.37 years	411	$3.99
$5.06	-	$8.00	1,771	$6.78	6.82 years	923	$6.69
$8.01	-	$14.50	900	$10.17	6.42 years	661	$10.63
$14.51	-	$37.00	433	$36.01	4.27 years	258	$35.33
$37.01	-	$72.50	71	$72.39	2.44 years	71	$72.39
$0.66	-	$72.50	4,426	$10.28	6.66 years	2,901	$10.44

STOCKHOLDER RIGHTS PLAN–In June 2000, the Board of Directors of the Company declared a dividend distribution of one preferred stock purchase right (a “Right”) for each outstanding share of common stock of Maxim held of record at the close of business on June 22, 2000. The Rights will initially trade with, and will be inseparable from Maxim’s common stock. The Rights will be exercisable only if a person or group acquires 15% or more of Maxim’s outstanding common stock, or announces a tender offer which, if successful, would result in ownership by a person or group of 15% or more of Maxim’s common stock. Each Right will entitle stockholders, other than the 15% or more acquirer, to buy one one-hundredth of a share of Maxim’s series A junior participating preferred stock at an exercise price of $325. If a person or group acquires 15% or more of Maxim’s common stock, each Right will entitle its holder, other than such person or member of such group, to purchase a number of Maxim’s common shares having a market value of $650. If Maxim were to be acquired in a merger or other business combination transaction after a person has acquired 15% or more of Maxim’s common stock, each Right will entitle its holder other than the acquiring person, to purchase a number of the acquiring company’s common shares having a market value of $650. The Rights Plan also includes an exchange option.

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

13.  401(K) PLAN

The Company has a 401(k) retirement plan (the “401(k) Plan”) under which employees meeting eligibility requirements may elect to participate and contribute to the 401(k) Plan. The 401(k) Plan provides for matching contributions by the Company in an amount equal to the lesser of 50% of the employee’s deferral or 3% of the employee’s qualifying compensation.  The Company contribution can be made in the form of either the common stock of the Company or cash at the discretion of the Company’s Board of Directors.  Company contributions to the 401(k) plan for the fiscal years ended September 30, 2004, 2003, and 2002 were $212,000, $210,000, and $202,000, respectively, in the form of cash in fiscal year 2004, in the form of cash and Company common stock in fiscal year 2003 and primarily in the form of Company common stock in fiscal year 2002.

14.  INCOME TAXES

Income taxes for the years ended September 30, 2004, 2003 and 2002 differed from the amounts expected by applying the U.S. federal income tax rate of 34% to loss before taxes as follows (in thousands):

	2004	2003	2002
Computed income benefit	$(15,289)	$(15,449)	$(21,868)
State taxes, net of federal benefit	1	2	3
Goodwill amortization	—	—	9,581
Change in federal valuation allowance	13,918	15,182	12,553
General business credit, net	(572)	(446)	(753)
Foreign loss	—	(4)	(190)
Other, net	1,942	715	674
	$—	$—	$—

The components that comprise deferred tax assets and liabilities at September 30, 2004 and 2003 are as follows (in thousands):

	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$119,232	$104,994
General business credit carryforwards	8,592	7,458
Other	4,835	4,190
Total gross deferred tax assets	132,659	116,642
Less valuation allowance	(132,659)	(116,642)
Net deferred tax asset	$—	$—

The net change in the valuation allowance for the years ended September 30, 2004 and 2003 was an increase of $16,017,000 and $19,800,000, respectively. The valuation allowance of $132,659,000 at September 30, 2004 represents deferred tax assets that more likely than not will not be realized through the reversal of future taxable temporary differences or taxable income. The valuation allowance includes

$4,039,000 related to stock option deductions, the benefit of which will be eventually credited to equity.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. At September 30, 2004 and 2003, we had a valuation allowance equal to our deferred tax assets since we have not established a pattern of profitable operations for income tax reporting purposes.

At September 30, 2004, the Company has federal and California tax net operating loss carryforwards of approximately $290 million and $234 million, respectively. The federal and California tax loss carryforwards are expected to expire beginning 2005 and 2006, respectively.

At September 30, 2004, the Company has federal and California tax credit carryforwards of approximately $6 million and $2 million,

respectively.  The federal tax credit carryforwards are expected to expire beginning 2005.

The Company has determined that “ownership changes” within the meaning of Internal Revenue Code Section 382 have occurred in prior years.  However, the Company has determined based on an analysis of rules contained in Section 382, that any limitations on the future utilization of net operating loss carryforwards will not have a material impact on such utilization.

15.  LICENSES AND COLLABORATIVE AGREEMENTS

The Company’s strategy for development of its technologies includes, in some cases, the acquisition and the in-licensing of technologies, and the establishment of collaborative relationships with universities, governmental and other entities. In 1993, the Company entered into a technology transfer agreement with a European corporation pursuant to which the Company purchased intellectual property and patent rights related to its Ceplene technology. The agreement included payments by the Company totaling $700,000 and required that the Company pay certain royalty obligations to an inventor of the technology based upon Company product revenues. In October 1999, the Company and the inventor entered a new royalty agreement under which the Company agreed to pay $1,000,000 over three years in exchange for a reduced royalty rate.  During the years ended September 30, 2004, 2003, and 2002, the Company paid the inventor $0, $200,000 and $200,000 in cash.  During the years ended September 30, 2001 and 2000, the Company paid the inventor $200,000 each year with an additional $200,000 paid in common stock in the year ended September 30, 2000.

In August 2001, the Company entered into a Material Transfer Agreement with Schering Corporation (“Schering”) for the Company’s ongoing Phase 2 hepatitis C trial.  Under the terms of the agreement, Schering will contribute the study drug and perform the viral testing for the study. During the years ended September 30, 2004, 2003 and 2002, the Company recognized revenue and the corresponding expense of $1,749,000, $2,858,000 and $493,000 in contributed product and $94,000, $150,000 and $49,000 in contributed services from Schering, respectively.

In November 2003, the Company entered into an agreement with Myriad under which the Company licensed its MX90745 series of caspase-inducer anti-cancer compounds to Myriad.  Under the terms of the agreement the Company granted to Myriad a research license, to perform Myriad’s obligations under the research plan, with a non-exclusive, worldwide, royalty-free license, without the right to sublicense the technology.  Myriad is responsible for the worldwide development and commercialization of any drug candidates from the series of compounds.  The Company granted to Myriad a development and commercialization license with an exclusive, worldwide, royalty-bearing license, with the right to sublicense the technology.  The agreement requires that Myriad make licensing, research and milestone payments to the Company totaling up to $27 million, assuming the successful commercialization of the compound for the treatment of cancer, as well as pay a royalty on product sales.  Myriad paid an upfront fee as well as research funding for the first year of the agreement.  The Company determined the upfront fee did not meet the criteria for separability and is recognizing the amount as revenue over the research period.  During the year ended September 30, 2004, the Company recognized $1,733,000 in collaboration revenue, comprised of $866,000 for the upfront payment and $867,000 for research funding.

In March 2004, the Company entered into a license agreement reacquiring the rights to the MX2105 series of apoptosis inducer anti-cancer compounds from Shire Biochem, Inc (formerly known as BioChem Pharma, Inc.) who had previously announced that oncology would no longer be a therapeutic focus of the company’s research and development efforts.  Under the agreement all rights and obligations of the parties under the July 2000 agreement were terminated and Shire BioChem agreed to assign and/or license to the Company rights it owned under or shared under the prior research program.  The agreement did not require any up-front payments, however, it does require that the Company provide Shire Biochem a portion of any sublicensing payments the Company receives if the Company relicenses the series of compounds or make milestone payments to Shire BioChem totaling up to $26 million, assuming the successful commercialization of the compound by the Company for the treatment of a cancer indication, as well as pay a royalty on product sales.  In July 2000, the Company had entered into an agreement with BioChem Pharma under which the Company licensed its MX2105 series of compounds. During the year ended September 30, 2002, the Company recognized $1,312,000 in collaboration revenue, comprised of $843,000 for an upfront license payment and $469,000 for research funding. The Company did not record any related collaboration revenue during the years ended September 30, 2004 and 2003.

16.  SUBSEQUENT EVENT

In October 2004, the company implemented a restructuring plan which resulted from the negative outcome of the Company’s confirmatory Phase 3 clinical trial of Ceplene in advanced malignant melanoma patients with liver metastases.  The restructuring plan included a reduction in the Company’s workforce of approximately 50%.  The cost of the severance package including pay, benefits continuation and outplacement services totaled approximately $1,228,000.  As part of the restructuring plan the Company is also pursuing the sublease of certain of its office space.

17.  COMMITMENTS AND CONTINGENCIES

On December 14, 2000, plaintiff Blake Martin, on behalf of himself and purportedly on behalf of a class of others similarly situated, filed a complaint in the United States District Court for the Southern District of California against the Company and two officers of the Company, alleging violations of federal securities laws related to declines in the Company’s stock price in connection with various statements and alleged omissions to the public and to the securities markets, and seeking damages therefore. In December 2003, the United States Federal Court granted the Company’s motion to dismiss the lawsuit with prejudice and without leave to amend, which was the third dismissal entered by the court in the case.  On December 30, 2003, plaintiff Blake Martin exercised his right to appeal the decision of the United States District Court for the Southern District of California to the Ninth Circuit Court of Appeals.  That appeal was dropped, ending the litigation with prejudice in favor of the Company.

In October 2001 and May 2002, certain former shareholders of Cytovia filed complaints in California Superior Court in San Diego, against the Company and two of its officers, alleging fraud and negligent misrepresentation in connection with the Company’s acquisition of Cytovia. A binding arbitration proceeding with the American Arbitration Association was held in May 2003. The three-member arbitration panel rejected all of the plaintiffs’ claims, determined that the Company has no liability for such claims and awarded recovery of the Company’s reasonable attorneys’ fees and costs of approximately $922,000 as prevailing party in the proceedings.  In December 2003, the decision was confirmed by the Superior Court, which entered a judgment to this effect.  In June 2004, the plaintiffs filed an Appeal.  On December 10, 2004, the Court of Appeal reversed the judgment of the Superior Court and remanded the lawsuit to the trial court for further proceedings. The Company is assessing the opportunity for further appellate review and intend to continue vigorously defending against these claims.

On September 21, 2004, plaintiff Dr. Richard Bassin, on behalf of himself and purportedly on behalf of a class of others similarly situated, filed a complaint in the United States District Court for the Southern District of California against the Company, one officer of the Company and one former officer of the Company, alleging violations of federal securities laws related to declines in the Company’s stock price in connection with various statements and alleged omissions to the public and to the securities markets during the class period from November 11, 2002 to September 17, 2004, and seeking damages therefore.  Thereafter two similar complaints were filed in the Southern District.  The Company expects that all three of the Southern District complaints will be consolidated into a single action.  No discovery has been conducted.  The complaints have been tendered to the Company’s insurance carrier, which has initially denied coverage.  The Company disputes the initial position taken by the insurance carrier and fully intends to enforce its rights under the policy.

On October 7, 2004, plaintiff Jesus Putnam, purportedly on behalf of the Company, filed a derivative complaint in the Superior Court for the State of California, Count of San Diego, against one officer of the Company, two former officers of the Company and the Company’s entire Board of Directors, alleging breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment and violations of the California Corporations Code, all of which arise from allowing purported violations of federal securities laws related to declines in the Company’s stock price in connection with various statements and alleged omissions to the public and to the securities markets, and seeking damages therefore.  No discovery has been conducted, and plaintiff's counsel has stipulated to stay the action pending resolution of a motion to dismiss the federal actions.  The complaint has been tendered to the Company’s insurance carrier, which has initially denied coverage.  The Company disputes the initial position taken by the insurance carrier and fully intends to enforce its rights under the policy.

The Company intends to engage in a rigorous defense against such claims.  No assurances can be made that the Company will be successful in its defense of the pending claims. If the Company is not successful in its defense of such claims, the Company could be forced to, among other things, make significant payments to resolve these claims, and such payments could have a material adverse effect on the Company’s business, financial condition and results of operations if not covered by the Company’s insurance carrier. Further, regardless of success of the litigation, the litigation itself may result in substantial costs and divert management’s attention and resources, all of which could adversely affect the Company’s business.

18.  QUARTERLY RESULTS (UNAUDITED)

Summarized quarterly results of operations for the years ended September 30, 2004 and 2003 are as follows (in thousands, except per share amounts):

	Year ended September 30, 2004
	First	Second	Third	Fourth

Research and development expenses	$9,331	$8,363	$9,883	$10,346
Net loss applicable to common stock	(9,871)	(8,939)	(11,678)	(14,480)
Net loss per share of common stock	(0.35)	(0.32)	(0.41)	(0.51)

	Year ended September 30, 2003
	First	Second	Third	Fourth

Research and development expenses	$8,255	$9,974	$11,583	$12,716
Net loss applicable to common stock	(9,330)	(10,981)	(12,381)	(12,764)
Net loss per share of common stock	(0.40)	(0.47)	(0.53)	(0.54)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Maxim Pharmaceuticals, Inc.:

We have audited the accompanying consolidated balance sheets of Maxim Pharmaceuticals, Inc. and subsidiaries (a development stage company) as of September 30, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2004 and for the period from inception (October 23, 1989) through September 30, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maxim Pharmaceuticals, Inc. and subsidiaries (a development stage company) as of September 30, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2004 and for the period from inception (October 23, 1989) through September 30, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, in 2002 the Company adopted the provisions of SFAS No. 142 “Accounting for Goodwill and Other Intangible Assets” and accordingly changed their method of accounting for goodwill.

/s/ KPMG LLP

San Diego, California
November 24, 2004, except for note 17 which is as of December 10, 2004

PRICE RANGE OF COMMON STOCK (UNAUDITED)

The Company’s common stock currently trades on both the Nasdaq National Market (“Nasdaq”) and the OM Stockholm Exchange under the symbol “MAXM”. The following table shows the high and low sales price for the common stock by quarter, as reported by Nasdaq for the periods indicated:

	Price Range
Period	High	Low

Fiscal Year Ended September 30, 2004
First Quarter	$9.00	$5.85
Second Quarter	10.59	7.50
Third Quarter	10.45	7.46
Fourth Quarter	9.60	2.45

Fiscal Year Ended September 30, 2003
First Quarter	$3.85	$1.97
Second Quarter	3.45	2.46
Third Quarter	6.77	3.03
Fourth Quarter	7.43	5.03

On December 2, 2004, the last reported sales price of the Common Stock, as reported by Nasdaq, was $3.52 per share. As of such date, there were approximately 181 holders of record of the Common Stock. The Company has not paid cash dividends on its common stock and has no intention to do so in the foreseeable future.

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

CODE OF ETHICS AVAILABILITY
The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s employees, officers (including the Company’s principal executive officer and principal financial officer) and directors. The Company’s code of business conduct and ethics is posted on our website at www.maxim.com and can also be obtained free of charge by sending a request to Maxim’s Corporate Secretary, company address noted above. Any changes or waivers of the Company’s code of Business Conduct and Ethics for the Company’s principal executive officer and principal financial officer or persons performing similar functions shall be disclosed on our website at www.maxim.com.

STOCK LISTING
The shares of the Company’s common stock are traded on the Nasdaq National Market and on the OM Stockholm Exchange under the symbol “MAXM”.

TRANSFER AGENT
American Stock Transfer & Trust Company
59 Maiden Lane-Plaza Level
New York, New York 10038

CORPORATE COUNSEL
Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121

INDEPENDENT AUDITORS
KPMG LLP
750 B Street, Suite 1500
San Diego, California 92101

AUDIT COMMITTEE
Maxim’s audit committee includes F. Duwaine Townsen, who is designated as its financial expert. F. Duwaine Townsen is independent of management. Other audit committee members consist of the following: Theodor H. Heinrichs, Per-Olof Mårtensson and Wayne P. Yetter.

OFFICERS
Larry G. Stambaugh
Chairman of the Board,
President and Chief Executive Officer

John D. Prunty
Vice President, Finance
Chief Financial Officer
and Corporate Secretary

Pam G. Gleason
Vice President, Human Resources

Richard A. Mafrica
Vice President, Commercialization

Sharon A. Tonetta
Vice President, Drug Development

DIRECTORS
Larry G. Stambaugh
Chairman of the Board,
President and Chief Executive Officer

John F. Bedard
Former Vice President, FDA Liaison & Global
Strategy
Bristol-Myers Squibb

Gary E. Frashier
Former Chairman
OSI Pharmaceuticals, Inc.

Theodor H. Heinrichs
Former General Partner,
Hambrecht & Quist Life Science Venture

Per-Olof Mårtensson
Chairman,
Karo Bio AB

F. Duwaine Townsen
Managing Partner
Endpoint Late-Stage Ventures and
Ventana Growth Fund

Wayne P. Yetter
Former President and Chief Executive Officer
Novartis Pharmaceuticals Corporation

Robert L. Zerbe, M.D.
Chief Executive Officer and Founder
QuatRx Pharmaceuticals

THIS ANNUAL REPORT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING THE RESULTS OF PRODUCT DEVELOPMENT EFFORTS AND CLINICAL TRIALS, AND THE SCOPE AND SUCCESS OF FUTURE OPERATIONS. SUCH STATEMENTS ARE ONLY PREDICTIONS AND OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER “RISK FACTORS” AND ELSEWHERE IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2004, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE UNCERTAINTIES ASSOCIATED WITH PRODUCT DEVELOPMENT, THE RISK THAT PRODUCTS THAT APPEARED PROMISING IN EARLY CLINICAL TRIALS DO NOT DEMONSTRATE EFFICACY IN LARGER-SCALE CLINICAL TRIALS, THE RISKS ASSOCIATED WITH DEPENDENCE UPON KEY PERSONNEL, THE RISK THAT WE WILL NOT OBTAIN APPROVAL TO MARKET OUR PRODUCTS, THE RISK THAT PLANNED CLINICAL TRIALS WILL NOT COMMENCE ON A TIMELY BASIS, IF AT ALL, THE NEED FOR ADDITIONAL FINANCING, AND THE DEPENDENCE UPON COLLABORATIVE PARTNERS.